As filed with the Securities and Exchange Commission on September 30, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Prospect Medical Holdings, Inc.

(Exact name of registrant as specified in its charter)

SEE TABLE OF ADDITIONAL REGISTRANTS

Delaware	8000	33-0564370
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10780 Santa Monica Blvd., Suite 400

Los Angeles, California 90025

(310) 943-4500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ellen J. Shin

General Counsel

Prospect Medical Holdings, Inc.

10780 Santa Monica Blvd., Suite 400

Los Angeles, California 90025

(310) 943-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mike Heather Chief Financial Officer Prospect Medical Holdings, Inc. 10780 Santa Monica Blvd., Suite 400 Los Angeles, California 90025 (310) 943-4500	Dale E. Short TroyGould PC 1801 Century Park East, 16th Floor Los Angeles, California (310) 789-1259

Approximate date of commencement of the proposed exchange offer:  As soon as practicable after the Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.       ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of large accelerated filer, accelerated filer and smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☒ Smaller reporting company
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per note	Proposed maximum aggregate offering price(1)	Amount of registration fee
12 3/4% Senior Secured Notes, Series B, due 2014	$160,000,000	100%	$160,000,000	$8,928
Guarantees of 12 3/4% Senior Secured Notes, Series B, due 2014(2)	—	—	—	—	(3)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Each of Prospect Medical Holdings, Inc.’s wholly owned subsidiaries jointly, severally and unconditionally guarantees the 12 3/4% Senior Secured Notes, Series B, due 2014. See the inside facing page for a table of additional registrant guarantors. Non-wholly owned subsidiaries, including Brotman Medical Center, Inc. are not guarantees to the Senior Secured Notes.

(3)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable for the registration of the Guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code No.	I.R.S. Employer Identification No.	Address, including Zip Code, and Telephone Number, including Area Code, of Registrant Guarantor’s Principal Executive Offices

Alta Hospitals System, LLC	California	8060	26-0620619	10780 Santa Monica Blvd., Suite 400 Los Angeles, CA 90025 (310) 943-4500

Alta Los Angeles Hospitals, Inc.	California	8060	95-4691839	10780 Santa Monica Blvd., Suite 400 Los Angeles, CA 90025 (310) 943-4500

Alta Hollywood Hospitals, Inc.	California	8060	95-4690845	10780 Santa Monica Blvd., Suite 400 Los Angeles, CA 90025 (310) 943-4500

Prospect Medical Systems, Inc.	Delaware	8011	33-0718606	1920 East 17th Street, Suite 200 Santa Ana, CA 92705 (714) 796-5900

Prospect Hospital Advisory Services, Inc.	Delaware	8060	33-1102909	10780 Santa Monica Blvd., Suite 400 Los Angeles, CA 90025 (310) 943-4500

ProMed Health Services Company	California	8011	95-4614979	4150 E. Concours Street, Suite 200 Ontario, CA 91764 (909) 932-1045

ProMed Health Care Administrators	California	8011	95-4333712	4150 E. Concours Street, Suite 200 Ontario, CA 91764 (909) 932-1045

Prospect Medical Group, Inc.	California	8011	33-0219957	1920 East 17th Street, Suite 200 Santa Ana, CA 92705 (714) 796-5900

Prospect Health Source Medical Group, Inc.	California	8011	95-4831101	1920 East 17th Street, Suite 200 Santa Ana, CA 92705 (714) 796-5900

Prospect Professional Care Medical Group, Inc.	California	8011	95-4378353	1920 East 17th Street, Suite 200 Santa Ana, CA 92705 (714) 796-5900

Prospect NWOC Medical Group, Inc.	California	8011	33-0112414	1920 East 17th Street, Suite 200 Santa Ana, CA 92705 (714) 796-5900

StarCare Medical Group, Inc.	California	8011	33-0843838	1920 East 17th Street, Suite 200 Santa Ana, CA 92705 (714) 796-5900

Genesis Healthcare of Southern California, Inc., a Medical Group	California	8011	33-0669088	1920 East 17th Street, Suite 200 Santa Ana, CA 92705 (714) 796-5900

Pomona Valley Medical Group, Inc.	California	8011	95-4142044	4150 E. Concours Street. Suite 200 Ontario, CA 91764 (909) 932-1045

Upland Medical Group, a Professional Medical Corporation	California	8011	46-0503153	4150 E. Concours Street, Suite 200 Ontario, CA 91764 (909) 932-1045

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2009

PRELIMINARY PROSPECTUS

OFFER TO EXCHANGE

$160,000,000 aggregate principal amount of its 12 3/4% Senior Secured Notes, Series B, due 2014,

the issuance of each of which has been registered under the Securities Act of 1933 (collectively, the “exchange notes”),

for

any and all of its outstanding 12 3/4% Senior Secured Notes, Series A, due 2014 (the “original notes,” and together with the exchange notes, the “notes”).

The Exchange Offer:

•                  We will exchange all original notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes.

•                  You may withdraw tenders of original notes at any time prior to the expiration date of the exchange offer.

•                  The exchange offer expires at 5:00 p.m., New York City time, on [                 ], 2010, unless extended. We do not currently intend to extend the expiration date.

•                  The exchange of original notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•                  We will not receive any proceeds from the exchange offer.

The Exchange Notes:

•                  The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the private offering of the original notes.

•                  The terms of the exchange notes to be issued in the exchange offer are substantially identical to the terms of the original notes, except that the exchange notes will be freely tradeable.

Resales of the Exchange Notes:

•                  Before the exchange offer, there has been no public market for the exchange notes. We do not plan to apply for listing of the exchange notes on a securities exchange or automated quotation system. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes.

You should consider carefully the risk factors beginning on page 11 of this prospectus before participating in the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes if such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                           ], 2009.

i

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are offering to exchange the original notes for the exchange notes only in places where the exchange offer is permitted. You should not assume that any information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 under the Securities Act of 1933 with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, the guarantors or the exchange notes, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We file annual, quarterly and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.prospectmedicalholdings.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

Under the terms of the indenture relating to the notes, we have agreed that, whether or nor we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding we will furnish to the trustee and holders of the notes the information specified in the indenture. See “Description of Exchange Notes.”

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are often accompanied by words such as “believe,” “should,” “anticipate,” “plan,” “expect,” “potential,” “scheduled,” “estimate,” “intend,” “seek,” “goal,” “may” and similar expressions. These statements include, without limitation, statements about our market opportunity, our growth strategy, competition, expected activities and potential future acquisitions and investments and the adequacy of our available cash resources. Investors are urged to read these statements carefully, and are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, we do not assume any responsibility for the accuracy and completeness of such statements in the future.

Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors:

•                                          receipt of reimbursement from third-party providers and collections of accounts receivable from uninsured patients;

•                                          growth in the number of uninsured and underinsured patients;

•                                          decreases in the number of Health Maintenance Organization (“HMO”) enrollees using our affiliated independent physician associations (“IPA”) networks;

•                                          concentration of contracts with a limited number of HMOs;

•                                          risk-sharing arrangements and volume and timing of healthcare claims;

•                                          healthcare costs;

•                                          our ability to maintain required working capital;

•                                          our ability to acquire advanced diagnostic and surgical equipment and information technology systems;

•                                          our ability to make acquisitions and integrate the operations of acquired hospitals;

•                                          reliance on key executive management and key physicians;

•                                          labor costs;

•                                          competition;

•                                          government regulation and changes in the regulatory and healthcare policy environment;

•                                          economic trends generally and local economic conditions in Southern California;

•                                          medical malpractice claims and HMO bad-faith liability claims;

•                                          weather conditions, severity of annual flu seasons and other factors; and

•                                          certain risks described under the heading “Risk Factors.”

Given these risks and uncertainties, we can give no assurances that results projected in any forward-looking statements will in fact occur and therefore caution investors not to place undue reliance on them. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

IMPORTANT NOTICE TO READERS

This prospectus contains summaries of the indenture governing the exchange notes and other contractual agreements. The summaries do not purport to discuss all of the terms, conditions, covenants and other provisions contained in the indenture or the other contractual agreements, and we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the exchange notes, including the merits and risks involved.

We are not making any representation to you regarding the legality of an investment in the exchange notes by you under any legal, investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the exchange notes.

INDUSTRY AND MARKET DATA

We have obtained some industry and market share data from third-party sources that we believe are reliable. In many cases, however, we have made statements in this prospectus regarding our industry and our position in the industry based on estimates made based on our experience in the industry and our own investigation of market conditions. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of any such information.

SUMMARY

You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. Unless the context indicates otherwise, all references to “PMH” and the “Company” refer to Prospect Medical Holdings, Inc. and all references to “Prospect,” “we,” “our,” “ours” and “us” refer to PMH and its consolidated subsidiaries and affiliates. The following summary highlights significant aspects of our business and this offering, but it does not include all the information you should consider before participating in the exchange offer. You should read this entire prospectus, including the information set forth under “Risk Factors” and the financial statements and related notes included in this prospectus before participating in the exchange offer. Pro forma financial and operating information contained herein gives pro forma effect to our acquisition of a controlling interest in Brotman Medical Center, Inc. (“Brotman”). We increased our ownership interest in Brotman from approximately 33% to approximately 72% on April 14, 2009.

Overview of Our Company

We provide quality, coordinated healthcare and physician services in Southern California. We own and operate five hospitals, with a total of approximately 759 licensed beds, and currently maintain 787 on-staff physicians, including specialists who cover approximately 35 medical and surgical specialties. Our hospitals are located in high-density population areas within Los Angeles County and maintain leading market positions in the areas they serve. We also manage the provision of physician services through ten affiliated independent physician associations (“IPAs”) that consist of physician networks with approximately 13,900 primary care and specialty physicians. Our IPAs provide physician services to approximately 178,500 enrollees of Health Maintenance Organizations (“HMOs”). Based on our enrollment, our group of IPAs is one of the largest in Southern California and has contracts with nearly all the major HMOs operating in the region. We believe the coordination of our hospitals and IPAs creates an efficient healthcare delivery system that positions us to drive growth and profitability.

We operate both our hospitals and IPAs by applying highly disciplined, data-driven management to the provision of quality care. Through the in-depth and data-driven analysis and application of various operational and financial metrics, we have been able to achieve a highly-efficient cost structure which enables us to adjust our operations to provide services that generate higher margins and enhanced growth. Our management’s expertise in executing our operating model has enabled us to increase profitability across a diverse mix of payors and the flexibility to adapt to economic and regulatory changes. Our operating model also allows us to be well positioned for the future, as we believe the most cost-efficient providers will be the ones who benefit in this rapidly changing economic and regulatory environment. In addition, we have strengthened the patient care we provide by retaining and recruiting experienced physicians.

We have grown through a series of strategic acquisitions:

•                                          in June 2007, we acquired ProMed Health Services Company (“ProMed”) and its affiliates (the “ProMed Entities”), which, at the time of the acquisition, collectively had approximately 80,000 HMO enrollees;

•                                          in August 2007, we acquired Alta Hospitals System, LLC (“Alta”), which owned and operated four community-based hospitals in Los Angeles County with a combined 339 licensed beds served by approximately 310 on-staff physicians. In connection with the Alta acquisition, Sam Lee, Alta’s president, joined our board of directors and the management team and was later appointed Chief Executive Officer in March 2008. The acquisition of Alta transformed our Company from a business exclusively providing IPA management services to a business providing coordinated healthcare and physician management services; and

•                                          in April 2009, we increased our approximately 33% ownership stake in Brotman, a 420-bed hospital located in Culver City, California, to approximately 72%.

We have improved our profitability through the following actions:

•                                          managing staffing levels according to patient volumes and acuity levels of care required;

•                                          optimizing resource allocation by utilizing our case management program, which assists in improving clinical care and cost containment;

•                                          negotiating favorable payor contracts and reductions in uncompensated care and payor claims denial;

•                                          expanding and improving profitable services offered by our hospitals;

•                                          enhancing claims management functions and negotiating more favorable provider contracts for our IPAs;

•                                          divesting non-core assets; and

•                                          restructuring our senior management team and adding experienced professionals in the areas of finance, operations, claims management, business development and compliance.

We believe that our acquisitions and the successful implementation of our operating model by our management team have both strengthened our infrastructure and positioned us for continued revenue growth and profitability.

Our Business Segments

Hospital Services Segment

We own and operate five hospitals in Los Angeles County, all accredited by the Joint Commission (formerly the Joint Commission on Accreditation of Healthcare Organizations), with a total of approximately 759 licensed beds served by 787 on-staff physicians at June 30, 2009. We acquired our four hospitals in Hollywood, Los Angeles, Norwalk and Van Nuys in connection with our acquisition of Alta. Our fifth hospital is Brotman Medical Center, located in Culver City. For the nine months ended June 30, 2009, our hospital services segment generated pro forma revenues of $201.1 million.

Our three community hospitals in Hollywood, Los Angeles and Norwalk offer a comprehensive range of medical and surgical services, including general acute care hospital services, pediatrics, obstetrics and gynecology, pediatric sub-acute care, general surgery, medical-surgical services, orthopedic surgery, and diagnostic, outpatient, skilled nursing and urgent care services. Our psychiatric hospital in Van Nuys provides acute inpatient and outpatient psychiatric services on a voluntary basis. Brotman offers a comprehensive range of inpatient and outpatient services, including medical and surgical, general surgery, orthopedic, spine and neuro-surgery, cardiology, diagnostic outpatient, rehabilitation, psychiatric and detox services. In addition, Brotman has an active emergency room that plays an integral part in providing emergency services to the West Los Angeles area.

The table below gives a brief overview of our hospitals and the locations they serve:

Name / Location	Primary Service	Number of Beds
Hollywood Community Hospital Hollywood, CA 100% owned	Medical / Surgical	• 100 licensed beds/100 staffed beds
Los Angeles Community Hospital Los Angeles, CA 100% owned	Medical / Surgical	• 130 licensed beds/130 staffed beds
Norwalk Community Hospital Norwalk, CA 100% owned	Medical / Surgical	• 50 licensed beds/50 staffed beds
Brotman Medical Center Culver City, CA 72% owned	Medical / Surgical	• 420 licensed beds/240 staffed beds
Van Nuys Community Hospital Van Nuys, CA 100% owned	Psychiatric	• 59 licensed beds/59 staffed beds

IPA Segment

Our affiliated group of IPAs is one of the largest providers of managed care services for HMO enrollees in Southern California, managing the provision of healthcare services for approximately 137,400 commercial, 19,700 Medi-Cal and 21,400 Medicare lives. Our IPA network of approximately 13,900 independent physicians is concentrated in areas of Orange,

Los Angeles and San Bernardino Counties. For the nine months ended June 30, 2009, our IPAs generated revenues of $144.1 million.

Our IPAs are networks of independent physicians who collectively contract with HMOs under a capitated payment arrangement. Under the capitated model, an HMO pays our IPAs a per member (enrollee) per month (“PMPM”) rate, or a “capitation” payment, and then assigns our IPAs the responsibility for providing the physician services required by those patients. In high-density population areas, HMOs find it more efficient to outsource the responsibility of providing physician services through IPAs. The relationship between HMOs and IPAs is a well-established model in the markets we serve and is designed to motivate physicians to practice preventative medicine and reduce unnecessary procedures. IPAs allow independent physicians to participate in capitated contracts and gain patient members, as well as allow HMOs to more efficiently contract for physician services and outsource certain administrative functions associated with those activities.

We provide the following management and administrative support services to our affiliated physician organizations (which we also refer to as our IPAs):

•                                          negotiation of contracts with physicians and HMOs;

•                                          physician recruiting and credentialing;

•                                          human resources services;

•                                          claims administration;

•                                          financial services;

•                                          provider relations;

•                                          member services;

•                                          medical management, including utilization management and quality assurance; and

•                                          data collection and management information systems.

We employ a variety of methodologies to mitigate the financial risk associated with the capitation model, including passing a portion of our payment through to the physician in a “sub-capitated” payment, pre-negotiating contracts with other providers, requiring prior authorization for services and other techniques to manage utilization. All of our primary care physicians and approximately 39% of our specialist physicians receive sub-capitation payments, which represent approximately 53% of our medical costs. The remaining 47% of our medical costs consist of pre-authorized procedures referred to our contracted providers at discounted fee-for-service rates and emergency room services provided by non-contracted providers.

Our Market

We operate our business in Southern California where we believe market dynamics will favorably impact our growth. There is a shortage of hospital beds in Los Angeles County, with fewer than 100 hospitals to serve approximately ten million people across 4,000 square miles. According to a recent report from the Hospital Association of Southern California (“HASC”), Los Angeles County averages approximately one bed per 1,000 people, well below the national average of over three beds per 1,000 people. High hospital construction costs in Southern California have prevented meaningful increases in bed supply commensurate with demand.

Additionally, we expect demographic trends to further increase the supply-demand imbalance for hospital services. California anticipates unprecedented growth in its senior population as the baby boom generation ages and life expectancy continues to increase. California’s senior population is projected to more than double between 2000 and 2030, growing to approximately 8.8 million, according to a recent report from the California HealthCare Foundation. Because of these demographic trends and shortage of hospital beds in our local markets, we believe we are well positioned to benefit organically from the increased demand for our services.

Closures of competitor hospitals have further added to the hospital bed shortage. Over the past ten years, 14 hospitals in Los Angeles County have closed, mostly because of their inefficient cost structure. HASC reported recently that it expects this trend to continue. Also, the Southern California hospital market is highly fragmented, with approximately 60 different ownership entities. The fragmented and decreasing number of hospitals in our market will facilitate our acquisition strategy, as more of our competitor hospitals become available for acquisition.

Our Competitive Strengths

We believe the following competitive strengths will enable us to continue to successfully grow our business and increase our profitability:

Highly-Efficient, Quality Healthcare Provider

We have been able to achieve a highly-efficient cost structure which allows us to maintain profitability across all payors. Working cooperatively and collaboratively with the physicians in our IPAs, our operating model is designed to improve quality patient care while driving efficiency. We continuously monitor our cost trends and operating performance in order to improve our business. Our cost structure enables us to service patients that other providers cannot serve profitably. Our operating model allows us to be well positioned for the future, as we believe the most cost-efficient providers will be the ones who benefit in this rapidly changing economic and regulatory environment.

Proven Financial Performance

We have established a track record of improving the performance of our operations. Despite the challenging economic and regulatory environments over the past year, our disciplined approach to growth and our focus on cash flow generation has led to strong and improved financial performance, including strong revenue growth, improved operating cash flow margins, reduction of leverage ratios and reduction of bad debt expense in our hospital services segment.

Strong Local Market Positions

Our community hospitals maintain leading positions in the markets that they serve, as reflected in their high occupancy rates. We believe our Brotman facility can achieve a comparable market position as we complete our planned strategic transformation. Our IPAs collectively have a strong position in their respective markets. We believe we are well positioned to benefit from the increasing supply-demand imbalance created by favorable demographic trends in California.

Diversified and Stable Revenue Base and Payor Mix

The diversification of our business across hospital and IPA segments mitigates our business risk and the impact of seasonality of our individual business segments. We also have longstanding relationships with our health plan customers, achieving a 100% success rate in renewing desired contracts. Our healthcare delivery model is compelling to health plans as they increasingly seek to partner with organizations that can provide a hospital-physician solution. Our business mix also reduces our exposure to any single reimbursement source. For the nine months ended June 30, 2009 on a pro forma basis, we received 62% of our total revenues from government sources and 38% from non-government payers.

Strong Management Team with Significant Equity Ownership

We have a strong management team comprised of seasoned operating, marketing, contracting, financial, and administration executives. Leading the implementation of our operating model has been Sam Lee, our Chairman of the Board and Chief Executive Officer. Previously, Mr. Lee served as President of Alta, where he, along with Alta’s hospital management team, managed the turnaround of Alta beginning in 2002. Mr. Lee’s background also includes healthcare and technology related private equity investment management, operational leadership, entrepreneurship, mergers and acquisitions and leveraged financing for various corporations.

Our senior management team operates as a cohesive, complementary group that uses a data-driven approach to execute our objectives. Additionally, the senior management team has extensive experience in acquiring and integrating medical groups and hospitals, which was instrumental to our growth. Members of our senior management team have on average approximately 20 years of experience in the healthcare industry. Our management team owns approximately 53% of our Company.

Our Business Strategy

Our objective is to operate as an entrepreneurial, efficient healthcare delivery system by coordinating hospital services and IPA networks.

Integrate Hospital Services and IPA Networks

We seek to generate organic growth primarily through the integration of our IPA and Hospital Services segments. Specifically, we have undertaken the following initiatives:

•                                          utilizing our existing community hospitals to facilitate referrals to Brotman;

•                                          consolidating the back-office operations and management of our existing IPA networks to reduce administrative costs and enhance negotiations with HMOs and physicians; and

•                                          integrating IPA and Hospital Services operations to:

•                                          utilize our existing hospital-physician relationships to increase enrollment at our IPAs;

•                                          use our existing IPA enrollment to drive business to our hospital facilities;

•                                          leverage our existing IPA networks to enhance payor diversification for our hospitals; and

•                                          expand HMO contracts by offering a combined hospital-physician provider solution.

Additionally, we plan to expand our physician networks into areas where we have hospitals and seek hospital acquisition opportunities in areas where we have physician networks. The HMOs with which we contract have increasingly expressed their desires for their managed care partners to provide them with a combined hospital-physician solution.

Enhance Operating Efficiencies

We seek to use our operating efficiencies to provide an advantage by enabling us to service patients that other providers cannot serve profitably. We monitor our cost trends, operating performance and the regulatory environment in our existing markets to drive operating efficiencies, such as the optimization of staffing and utilization levels. These efficiencies allow us to strengthen our financial performance while improving the services we provide to our patients, physicians and health plan partners, as well as provide us greater flexibility to adapt to regulatory changes.

Complete the Transformation of Brotman

We believe that our acquisition of a controlling stake in Brotman will allow us to use our proven operating model to drive efficiencies, as well as add new payors, improve reimbursement from existing payors and recruit new physicians to the medical staff. We will continue the implementation of our cost efficiency initiatives, which we expect will improve Brotman’s operating results. We will also continue to recruit physicians for our surgical and cardiology groups as well as in primary care, which we believe will create opportunities for both inpatient and outpatient growth. In addition, we are working to expand Brotman’s emergency room services to better serve its strategic geographic location and facilitate admissions into the hospital.

Grow Through Strategic Acquisitions

We intend to continue a strategy of growth through select strategic acquisitions of hospitals. We will seek hospital acquisition candidates that we believe are not currently achieving their potential in attractive service areas in which our operating model can be applied. Additionally, we expect the number of potential acquisition candidates to increase given the fragmented ownership within the hospital market and the increasing number of hospital closures resulting from inefficient operations and high cost structures.

Summary Corporate Structure

The following chart sets forth a summary of our organizational structure:

(1)                                  Prospect Medical Group, Inc. is owned by a physician nominee shareholder. A subsidiary of PMH has an assignable option to acquire Prospect Medical Group, Inc. that is exercisable at any time at an exercise price of $1,000.

Revolving Credit Facility

Concurrently with the issuance of the notes on July 29, 2009, we entered into a Credit Agreement with Royal Bank of Canada, Jefferies Finance LLC and other lenders party thereto, pursuant to which we secured a three-year, up to $15.0 million revolving senior secured credit facility. The credit facility remains undrawn as of the date of this prospectus. The interest rate per annum applicable to loans under the senior secured credit facility are, at our option, either (i) LIBOR plus a margin to be agreed (but subject to a LIBOR floor of 2.0% per annum) or (ii) an alternate base rate, which will be the highest of the administrative agent’s prime rate, the federal funds rate plus 0.50%, and the 1-month LIBOR rate plus 1.00%, plus in each case, a margin to be agreed upon. The availability of the credit is subject to a borrowing base based upon an agreed percentage of eligible receivables.

The senior secured credit facility is secured by the same assets securing the notes. The security interest in all of the collateral (other than accounts receivable and proceeds thereof) is shared pari passu with the holders of the notes. The accounts receivable and the proceeds thereof secure the credit facility on a first-priority lien basis and the notes on a second-priority lien basis. The subsidiary guarantors consist of all existing and future subsidiaries of the Company other than Brotman, Nuestra Familia Medical Group, Inc. (“Nuestra Familia”) and each immaterial subsidiary.

The senior secured credit facility contains a number of customary covenants as well as covenants requiring us to maintain a fixed charge coverage ratio and a leverage ratio. For more information on our senior secured credit facility, see “Description of Other Indebtedness—Revolving Credit Facility.”

Corporate Information

Prospect Medical Holdings, Inc. is a Delaware corporation. Our principal executive offices are located at 10780 Santa Monica Blvd., Suite 400, Los Angeles, CA 90025. Our telephone number is (310) 943-4500. Our web site address is www.prospectmedicalholdings.com. The information on our website is not part of this prospectus.

The Exchange Offer

On July 29, 2009, we completed a private offering of our original notes. In connection with the private offering, we entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to file the registration statement of which this prospectus is a part. The following is a summary of the exchange offer.

Original Notes

On July 29, 2009, we issued $160,000,000 aggregate principal amount of 12 3/4% Senior Secured Notes, Series A, due 2014.

Exchange Notes Offered

In the exchange offer, we are offering 12 3/4% Senior Secured Notes, Series B, due 2014 (the “exchange notes”). The terms of the exchange notes are substantially identical to the terms of the original notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the original notes do not apply to the exchange notes. We refer to the exchange notes and the original notes collectively as the “notes.”

Exchange Offer

We are offering to exchange up to $160,000,000 principal amount of our exchange notes that have been registered under the Securities Act of 1933 (the “Securities Act”) for an equal amount of our original notes. We are also offering to satisfy certain of our obligations under the registration rights agreement that we entered into when we issued the original notes.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on [                      ], 2010, unless we decide to extend it. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offer

The registration rights agreement does not require us to accept original notes for exchange if the exchange offer or the making of any exchange by a holder of the original notes would violate any applicable law or interpretation of the staff of the SEC or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. The exchange offer is not conditioned on a minimum aggregate principal amount of original notes being tendered. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Original Notes

To participate in the exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your original notes by following the automatic tender offer program, or ATOP, procedures established by The Depository Trust Company, or DTC, for tendering notes held in book-entry form, as described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

If a holder of original notes desires to tender such notes and the holder’s original notes are not immediately available, or time will not permit the holder’s original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus.

For more details, please read “The Exchange Offer—Procedures for Tendering,” “The Exchange Offer—Book-Entry Transfer” and “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners

If you are a beneficial owner of original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those original notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those original notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Withdrawal of Tenders

You may withdraw your tender of original notes at any time prior to the expiration date. To withdraw, you must submit a written notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read “The Exchange Offer—Withdrawal of Tenders.”

Fees and Expenses

We will bear all expenses related to the exchange offer. Please read “The Exchange Offer—Fees and Expenses.”

Use of Proceeds

The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy certain of our obligations under our registration rights agreement.

Consequences of Failure to Exchange Original Notes; No Dissenter’s Rights

If you do not exchange your original notes in the exchange offer, you will no longer be able to require us to register the original notes under the Securities Act, except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the original notes unless we have registered the original notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

No dissenter’s rights or appraisal rights are available to you in connection with the exchange offer.

U.S. Federal Income Tax Considerations

Neither the registration of the original notes pursuant to our obligations under the registration rights agreement nor the U.S. Holder’s receipt of exchange notes in exchange for original notes will constitute a taxable event for U.S. federal income tax purposes. Please read “Certain Material United States Federal Income Tax Considerations.”

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent at the following address:

By Overnight Courier, Registered/ Certified Mail and by Hand:

U.S. Bank National Association

Corporate Trust Services

60 Livingston Avenue

St. Paul, Minnesota 55107

Attn: Specialized Finance

Facsimile Transmission:

Fax: 651-495-8158

Attn: Specialized Finance

Fax cover sheets should provide a call back phone number and request a call back, upon receipt.

Telephone:

(800) 934-6802

Internet:

www.usbank.com/corp_trust/bondholder_contact.html

E-Mail:

cts.specfinance@usbank.com

Resales Of The Exchange Notes

Based on interpretations of the staff of the SEC, we believe that you may offer for sale, resell or otherwise transfer the exchange notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

•                                          you are not a broker-dealer tendering notes acquired directly from us;

•                                          you acquire the exchange notes issued in the exchange offer in the ordinary course of your business;

•                                          you are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

•                                          you are not an “affiliate” of our Company, as that term is defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you incur.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for original notes which it acquired through market-making or other trading activities must acknowledge that it will deliver this prospectus when it resells or transfers any exchange notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers.

The Exchange Notes

In the exchange offer, we are offering 12 3/4% Senior Secured Notes, Series B, due 2014 (the “exchange notes”). The terms of the exchange notes are substantially identical to the terms of the original notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the original notes do not apply to the exchange notes. We refer to the exchange notes and the original notes collectively as the “notes.” The summary below describes the principal terms of the exchange notes. The terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	Prospect Medical Holdings, Inc.
Exchange Notes Offered	$160,000,000 aggregate principal amount of 12 3/4% Senior Secured Notes, Series B.
Maturity	July 15, 2014.
Interest	Annual rate: 12 3/4%.
Payment frequency: semi-annually on January 15 and July 15 of each year.
First payment: January 15, 2010.
Guarantees

The exchange notes are jointly and severally guaranteed on a senior secured basis by all of our existing domestic restricted subsidiaries (other than Brotman, Nuestra Familia and certain immaterial subsidiaries) and any future domestic restricted subsidiary, other than subsidiaries of restricted subsidiaries that do not guarantee the exchange notes.

Security

The exchange notes and the guarantees are secured on a first-priority basis by liens, subject to permitted liens, on substantially all of our assets and the assets of the subsidiary guarantors, other than accounts receivable and proceeds therefrom, including all the mortgages on our and our subsidiary guarantors’ hospital properties.

Concurrently with the sale of the original notes on July 29, 2009, we entered into a revolving senior secured credit facility to provide borrowings of up to an aggregate of $15.0 million. The new senior secured credit facility is secured on a pari passu basis by a lien on the assets securing the obligations under the exchange notes, except that our obligations under the new senior secured credit facility are secured by a first-priority lien on our and our subsidiary guarantors’ accounts receivable and proceeds therefrom and the exchange notes are secured by a second-priority lien on such accounts receivable and the proceeds therefrom.

Ranking

The exchange notes and the guarantees are our senior secured obligations and they do, or will, rank equally in right of payment with all of our and our subsidiary guarantors’ existing and future senior debt, senior in right of payment to all of our and our subsidiary guarantors’ existing and future subordinated indebtedness and effectively senior to all of our and our subsidiary guarantors’ unsecured debt to the extent of the value of the collateral securing the exchange notes and the guarantees.

Optional Redemption

We may, at our option, redeem all or part of the exchange notes on or after July 15, 2012 at fixed redemption prices, as described under “Description of Exchange Notes—Optional Redemption” in this prospectus. Also, prior to July 15, 2012, we may, at our option, redeem up to 35% of the exchange notes with the proceeds of certain equity offerings. See “Description of Exchange Notes—Optional Redemption.”

Change of Control

Upon the occurrence of a change of control, each holder of the exchange notes may require us to repurchase all or a portion of its exchange notes at 101% of the principal amount thereof, plus accrued interest to the repurchase date. See “Description of Exchange Notes—Change of Control.”

Certain Covenants

The indenture for the original notes, which shall continue to apply to the exchange notes (except as otherwise indicated therein or in this prospectus), contains certain covenants that, among other things, limit our ability and, in certain instances, the ability of our subsidiaries or restricted subsidiaries to:

	•	pay dividends or distributions on capital stock or equity interests, prepay subordinated indebtedness or make other restricted payments;
	•	incur additional debt;
	•	make investments;
	•	create liens on assets;
	•	enter into transactions with affiliates;
	•	engage in other businesses;
	•	sell or issue capital stock of restricted subsidiaries;
	•	merge or consolidate with another company;
	•	transfer and sell assets;
	•	create dividend and other payment restrictions affecting subsidiaries; and
	•	designate restricted and unrestricted subsidiaries.
These covenants are subject to a number of important qualifications and exceptions which are described under the heading “Description of the Exchange Notes” in this prospectus.
Risk Factors	See “Risk Factors” for a discussion of certain factors you should carefully consider before participating in the exchange offer.

RISK FACTORS

Your investment in the exchange notes will involve certain risks. You should carefully consider the following risk factors and the other information included in this prospectus before participating in the exchange offer. The risks described below are not the only ones we face.  Additional risks that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

Risks Related to the Exchange Offer

You may have difficulty selling the original notes that you do not exchange.

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreement, we do not intend to register the original notes under the Securities Act. The tender of original notes under the exchange offer will reduce the principal amount of the currently outstanding original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding original notes that you continue to hold following completion of the exchange offer. See “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Original Notes.”

There is no public market for the exchange notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The exchange notes are a new issue of securities for which there is no existing trading market. We do not intend to apply for listing or quotation of the exchange notes on any securities exchange or automated quotation system. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell the exchange notes will be favorable.

The liquidity of any market for the exchange notes will depend on a number of factors, including:

•                                          the number of holders of exchange notes;

•                                          our operating performance and financial condition;

•                                          our ability to complete the offer to exchange the original notes for the exchange notes;

•                                          the market for similar securities;

•                                          the interest of securities dealers in making a market in the exchange notes; and

•                                          prevailing interest rates.

We understand that one or more of the initial purchasers of the original notes presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) and may be limited during the exchange offer or the pendency of an applicable shelf registration statement.

You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

Delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of original notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of original notes for exchange. Original notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer—Procedures for Tendering” and “The Exchange Offer—Effect of Not Tendering.”

Some holders who exchange their original notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to the Exchange Notes

The indebtedness under our senior secured credit facility is effectively senior to the notes to the extent of the value of the receivables collateral securing such facility on a first-priority basis.

Our senior secured credit facility has a first-priority lien in the accounts receivable of our company and our guarantor subsidiaries, with certain exceptions. The notes have a second-priority lien in those receivables. Accordingly, the first-priority liens in the receivables collateral securing indebtedness under our senior secured credit facility are higher in priority as to such collateral than the security interests securing the notes and the guarantees. Holders of the indebtedness under our senior secured credit facility and any other indebtedness secured by higher priority liens on such receivables collateral will be entitled to receive proceeds from the realization of value of such receivables collateral to repay such indebtedness in full before the holders of the notes will be entitled to any recovery from such receivables collateral. As a result, holders of the notes will only be entitled to receive proceeds from the realization of receivables collateral after all indebtedness and other obligations under our new senior secured credit facility and any other obligations secured by receivables collateral on a first-priority basis are repaid in full. The notes are effectively junior in right of payment to indebtedness under our senior secured credit facility and any other indebtedness secured by higher priority liens on such receivables collateral to the extent of the realizable value of such receivables collateral.

The lien ranking provisions of the indenture and the intercreditor agreement limit the rights of holders of the notes with respect to the receivables collateral, even during an event of default.

The rights of the holders of the notes with respect to the receivables collateral that secures the senior secured credit facility on a first- priority basis and that secure the notes on a second- priority basis are substantially limited by the terms of the lien ranking agreements set forth in the indenture and the intercreditor agreement, even during an event of default. Under the indenture and the intercreditor agreement, prior to the discharge of the obligations under the senior secured credit facility, during the applicable standstill period, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of such proceedings, will be at the direction of the lenders under the senior secured credit facility, and the holders of the notes secured by lower-priority liens may be adversely affected.

The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes.

The notes and the related guarantees are secured, subject to permitted liens, by a first-priority lien in the collateral that secures our senior secured credit facility (other than the receivables collateral in which the holders of the debt under our senior secured credit facility have a first-priority lien and holders of the notes have a second-priority lien) and will share equally in right of payment to the extent of the value of such collateral securing such senior secured credit facility. The notes and the related guarantees are not secured by certain excluded assets described in “Description of Exchange Notes—Collateral—Excluded Assets” and the assets of our non-guarantor subsidiaries, which include, among other things, the assets of Brotman. The indenture governing the notes permits us to incur additional indebtedness secured by a lien that ranks equally with or prior to the notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the notes.

No appraisal of the value of the collateral has been made, and in the event of a liquidation, the value of the collateral securing our obligations under our senior secured credit facility and the notes will depend on market and economic conditions, the availability of buyers and other factors. Furthermore, by its nature some or all of the collateral may be illiquid and have no readily ascertainable market value. The book value of the collateral should not be relied on as a measure of realizable value for such assets. We cannot assure you that the collateral can be sold in a short period of time or at all, or that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts outstanding under the notes and all of the obligations under our senior secured credit facility. If these proceeds are not sufficient to repay amounts outstanding under the notes, then holders of the notes, to the extent not repaid from the proceeds of the sale of the collateral, would only have unsecured claims against our remaining assets, which claims would rank equally with all of our general unsecured indebtedness and obligations, including trade payables.

To the extent that liens securing obligations under our senior secured credit facility, pre-existing liens, liens permitted under the indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of any other obligations secured by higher priority liens), encumber any of the collateral securing the notes and the guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the trustee under the indenture or the holders of the notes to realize or foreclose on the collateral.

There may not be sufficient collateral to pay off all amounts we may borrow under our senior secured credit facility, the notes and additional indebtedness that we may incur that would be secured on the same basis as the notes. Liquidating the collateral securing the notes may not result in proceeds in an amount sufficient to pay any amounts due under the notes and our senior secured credit facility after also satisfying the obligations to pay any creditors with prior liens. In addition, we may be required to repay obligations under our senior secured credit facility with proceeds from our receivables collateral before repaying the notes with the proceeds of such collateral. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only a senior unsecured, unsubordinated claim against our and the subsidiary guarantors’ remaining assets.

The notes are effectively subordinated to the liabilities of our subsidiaries that do not guarantee the notes and the assets of such non-guarantor subsidiaries are not available as security for the notes.

Certain of our subsidiaries, including Brotman, Nuestra Familia and certain immaterial subsidiaries, do not guarantee the notes. In addition, the assets of such non-guarantor subsidiaries are not available as security for the notes. The notes are structurally subordinated to all existing and future obligations, including indebtedness, of the subsidiaries that do not guarantee the notes. The claims of creditors of the non-guarantor subsidiaries, including trade creditors, have priority as to the assets of these subsidiaries. As of June 30, 2009 on a pro forma basis after giving effect to the sale of the original notes and the use of proceeds therefrom, our subsidiaries that do not guarantee the notes would have had $25.7 million in outstanding indebtedness.

We are a holding company and we depend on the business of our subsidiaries and PMG to satisfy our obligations under the notes.

Our revenue is primarily derived from our subsidiaries that own our hospitals and our IPAs that are owned by Prospect Medical Group, Inc. (“PMG”). Our subsidiaries and PMG conduct substantially all of the operations necessary to fund payments on the notes and our other debt. Our ability to make payments on the notes and other debt depend on the cash flow of our subsidiaries and the payment by PMG of funds to the Company. The ability of our subsidiaries and PMG to make payments to the Company depends on:

•                                          their earnings;

•                                          covenants contained in other agreements to which our subsidiaries or PMG are or may become subject;

•                                          business and tax considerations;

•                                          applicable law, including regulations of healthcare authorities and local, state and federal laws regulating the payment of dividends and distributions; and

•                                          terms of the management services agreements, pursuant to which our IPAs transfer a certain portion of their cash flow to the Company.

We cannot assure you that the operating results of our subsidiaries and PMG at any given time will be sufficient to make distributions or other payments to the Company or that any distributions and/or payments will be adequate to pay principal and interest, and any other payments, on our notes and other debt when due.

Brotman’s existing debt agreements restrict its ability to make dividends or other distributions to the Company and Brotman’s bankruptcy, its failure to pay final judgments or default under Brotman’s debt, including any payment default, will not be an event of default under the indenture for the notes.

The existing debt agreements of Brotman restrict its ability to make dividends or other distributions to the Company. Therefore, we are not able to rely on the cash flow of Brotman to pay our indebtedness, including the notes. In addition, under the indenture for the notes, Brotman’s bankruptcy, insolvency or reorganization, its failure to pay final judgments or default under Brotman’s debt, including any payment default, will not be an event of default under the notes.

Bankruptcy laws may significantly impair your rights to repossess and dispose of collateral securing the notes.

If a bankruptcy case were commenced by or against us prior to the repossession and disposition of collateral, the right of the collateral agent or the trustee to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law. A voluntary bankruptcy case may be commenced by us or an involuntary bankruptcy case may be instituted against us by unsecured creditors.

The “automatic stay” under applicable bankruptcy law prohibits secured creditors, such as the holders of the notes and the lenders under our senior secured credit facility, from repossessing their security from a debtor in a bankruptcy case, or from disposing of collateral in their possession, without bankruptcy court approval. Moreover, applicable bankruptcy law permits the debtor to retain and use the collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The meaning of the term “adequate protection” may vary according to circumstances, but it is generally intended to protect the value of the secured creditor’s interest in the collateral from diminution as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. “Adequate protection” may include cash payments or the granting of additional security or replacement liens of such type, at such time and in such amounts as the bankruptcy court may determine. For example, the debtor could be permitted to use the funds in the note proceeds account if the debtor provided adequate protection for such use by granting replacement liens on other collateral, which might not consist of liquid assets.

In view of the lack of a precise definition of the term “adequate protection,” the broad discretionary powers of a bankruptcy court and the possible complexity of valuation issues, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent or the trustee could repossess or dispose of the collateral or whether or to what extent, through the requirement of “adequate protection,” the holders of the notes would be compensated for any delay in payment or loss of value of the collateral.

Further, the holders of the notes may receive in exchange for their claims a recovery that could be substantially less than the amount of their claims (potentially even nothing) and any such recovery could be in the form of cash, new debt instruments or some other security. Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Applicable federal bankruptcy laws do not permit the payment or accrual of post-petition interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

In addition, the collateral agent’s or the trustee’s ability to foreclose on the collateral on behalf of the holders of the notes may be subject to lack of perfection, the consent of third parties, other liens, contractual restrictions, priority issues, state law requirements and practical problems associated with the enforcement of the collateral agent’s or the trustee’s security interest in the collateral securing the notes.

Factors that might bear on the recovery by the holders of the notes in these circumstances, among others, would include:

•                                          a debtor in a bankruptcy case does not have the ability to compel performance of a “financial accommodation”;

•                                          lenders with higher priority liens may seek, and perhaps receive, relief from the automatic stay to foreclose their respective liens; and

•                                          the cost and delay of developing a confirmed Chapter 11 plan could reduce the present value of revenues.

Contract rights under agreements serving as collateral for the notes may be rejected in bankruptcy.

Among other things, contract rights under certain of our agreements serve as collateral for the notes. If a bankruptcy case were to be commenced by or against any counterparty to any of these agreements, it is possible that such agreement could be rejected by such counterparty (or a trustee appointed in such counterparty’s bankruptcy case) pursuant to section 365 or section 1123 of the United States Bankruptcy Code and thus not be enforceable. Additionally, to the extent any rejected agreement constitutes a lease of real property where we are the lessor, our resulting claim for damages resulting from termination of such lease may be capped pursuant to section 502(b)(6) of the bankruptcy code.

In addition, in a bankruptcy proceeding, the court would have broad discretion to order or approve transactions or acts that could disadvantage the holders of the notes. For example, under certain circumstances, a bankruptcy court could approve on terms unfavorable to us, third parties’ motions for sales of collateral and require you to accept subordinated or other securities in exchange for the notes. Regardless of the ultimate disposition of any of these or other motions or claims, we cannot assure you that during litigation of these issues our payments on the notes would be paid in full or on time.

Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and the liens securing such guarantees and to require noteholders to return payments received from us or the guarantors.

Our creditors or the creditors of our guarantors could challenge the guarantees and the liens securing those guarantees as fraudulent conveyances or on other grounds. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of the subsidiary guarantees and the grant of the liens securing the guarantees could be avoided as fraudulent transfers if a court determined that the applicable guarantor, at the time it incurred the indebtedness evidenced by its guarantee or granted its lien:

•                                          delivered the guarantee or granted the lien with the intent to hinder, delay or defraud its existing or future creditors; or

•                                          received less than reasonably equivalent value or did not receive fair consideration for the delivery of the guarantee and the incurrence of the lien, and that such guarantor:

•                                          was insolvent or rendered insolvent at the time it delivered the guarantee or granted the lien;

•                                          was engaged in a business or transaction for which such guarantor’s remaining assets constituted unreasonably small capital; or

•                                          intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If the guarantees were avoided or limited under fraudulent transfer or other laws, any claim you may make against us for amounts payable on the notes would be effectively subordinated to all of the indebtedness and other obligations of our guarantors, including trade payables and any subordinated indebtedness. If the granting of liens to secure the guarantees were avoided or limited under fraudulent transfer or other laws, the guarantees could become unsecured claims to the extent of the avoidance or limitation, ranking equally with all general unsecured claims of the guarantors, or be avoided altogether.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•                                          the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•                                          if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and matured; or

•                                          it could not pay its debts as they became due.

We cannot be sure what standard a court would apply in making these determinations or, regardless of the standard, that a court would not avoid the guarantees or that any guarantee would not be subordinated to a guarantor’s other indebtedness.

Any additional guarantees or liens on collateral provided after the notes are issued could also be avoided as preferential transfers.

The indenture governing the notes provides that certain future restricted subsidiaries guarantee the notes and secure their guarantees with liens on their assets. The indenture also requires us to grant liens on certain assets that we and the existing guarantors acquire after the notes were issued. If we or the guarantors provided new collateral for the notes, and were insolvent at the time the lien was granted or commenced a bankruptcy within 90 days of when the lien was granted, the lien could be avoided as a preferential transfer.

We are permitted to create unrestricted subsidiaries, which are not subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries are not subject to the covenants under the indenture governing the notes, and their assets are not available as security for the notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes.

We may not be able to fulfill our repurchase obligations with respect to the notes upon a change of control.

If we experience certain specific change of control events, we will be required to offer to repurchase all of our outstanding notes at 101% of the principal amount of such notes plus accrued and unpaid interest to the date of repurchase. We cannot assure you that we will have available funds sufficient to pay the change of control purchase price for any or all of the notes that might be delivered by holders of the notes seeking to accept the change of control offer.

The definition of change of control in the indenture governing the notes offered hereby includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our and our restricted subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our restricted subsidiaries’ assets taken as a whole to another person or group may be uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions, which are similar to those in the indenture governing the notes offered hereby, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a change in the composition of our board of directors may be uncertain.

In addition, our senior secured credit facility contains, and any future credit agreement likely will contain, restrictions or prohibitions on our ability to repurchase the notes under certain circumstances. If these change of control events occur at a time when we are prohibited from repurchasing the notes, we may seek the consent of our lenders to purchase the notes or could attempt to refinance the borrowings that contain these prohibitions or restrictions. If we do not obtain our lenders’ consent or refinance these borrowings, we will not be able to repurchase the notes. Accordingly, the holders of the notes may not receive the change of control purchase price for their notes in the event of a sale or other change of control, which will give the trustee and the holders of the notes the right to declare an event of default and accelerate the repayment of the notes. See “Description of Exchange Notes—Change of Control.”

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes will be released automatically, without your consent or the consent of the collateral agent or the trustee.

Under various circumstances, collateral securing the notes will be released automatically, including:

•                                          a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture and the collateral documents, including the collateral agency agreement and the intercreditor agreement;

•                                          with respect to collateral held by a guarantor, upon the release of the guarantor from its guarantee in accordance with the indenture;

•                                          with respect to collateral that is capital stock, upon the dissolution of the issuer of that capital stock in accordance with the indenture; and

•                                          with respect to collateral that is capital stock of a subsidiary, to the extent necessary for such subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act, due to the fact that such subsidiary’s capital stock secures the notes, to file separate financial statements with the SEC.

In addition, the guarantee of a subsidiary guarantor will be automatically released in connection with a sale of that subsidiary guarantor if the sale is in accordance with the indenture and the obligations of the subsidiary guarantor under our new senior secured credit facility and any of our other indebtedness terminate upon that sale.

The indenture will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture, all of the liens on any collateral owned by that subsidiary or any of its subsidiaries and any guarantees of the notes by that subsidiary or any of its subsidiaries will be released under the indenture but not necessarily under our senior secured credit facility.

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the notes will automatically be released from the lien on them and no longer constitute collateral for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The notes and the guarantees will be secured by a pledge of the stock of some of our subsidiaries. Under the SEC regulations in effect as of the issue date of the original notes, if the par value or book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture provides that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral securing the notes and the guarantees to the extent necessary, and for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time). As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of the subsidiaries whose stock is subject to a lien during such period. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the notes may not be perfected with respect to the claims of the notes if the collateral agent or the trustee is not able to or does not take the actions necessary to perfect any of such liens. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the collateral agent or the trustee will monitor, or that we will inform such collateral agent or the trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent and the trustee have no obligation to identify or take actions necessary to perfect liens or to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties. To the extent that the security interests created by the security documents with respect to any collateral are not perfected, the collateral agent’s rights will be equal to the rights of general unsecured creditors in the event of a bankruptcy.

Holders of the notes may lose the benefit of security interests to the extent that they are perfected during the period immediately preceding our bankruptcy or insolvency or the bankruptcy or insolvency of any guarantor.

A security interest would be at risk if it is perfected within 90 days prior to a bankruptcy filing. In such case, it might be voided as a preferential transfer by a trustee in bankruptcy.

Because they are secured in part by liens on real property located in California, the notes and the applicable subsidiary guarantees may be subject to California’s “one form of action rule” and “antideficiency laws,” among other laws applicable to real property collateral.

Section 726 of the California Code of Civil Procedure provides that “[t]here can be but one form of action for the recovery of any debt or the enforcement of any right secured by mortgage upon real property.” Under judicial decisions applying such statute, a creditor secured by a mortgage or deed of trust (i) must first exhaust all of its real property collateral in California by judicial foreclosure if it wishes to preserve a claim against the debtor for a deficiency and (ii) may be required to realize fully upon its real property collateral before it may exercise other remedies. In essence, this “one-action” rule requires that a creditor bring a single action for the recovery of debt or the enforcement of any rights secured by a mortgage or deed of trust upon California real property. Failure to comply with the “one-action” rule may lead to sanctions which include having the lien over the California real property collateral extinguished or, in some instances, being barred from recovery of the obligations altogether.

Section 726 of the California Code of Civil Procedure further imposes a “fair value” limit upon the recovery of a deficiency judgment following a judicial foreclosure (note that this is different from a non-judicial trustee’s sale which prohibits any deficiency judgment being recovered). The “fair value” of the foreclosed collateral is determined by a court of competent jurisdiction at a hearing called for by the creditor no later than three months after a foreclosure sale. The court’s determination, not the successful bid at a foreclosure sale, determines whether recovery of any deficiency judgment will be allowed under California law.

Therefore, to the extent that the collateral secured by the notes and the applicable subsidiary guarantees includes real estate in California, the “one action” rule will be applicable to any enforcement by the collateral agent, on behalf of the noteholders under the indenture and the lenders under our new senior secured credit facility, of its rights as a secured creditor.

The collateral is subject to casualty risks.

We are obligated to maintain insurance pursuant to the terms of the indenture and the collateral documents. However, there are certain losses that may be either uninsurable or not economically insurable, in whole or in part, or against which we may not obtain adequate insurance. As a result, it is possible that insurance proceeds will not compensate us fully for our losses. If there is a total or partial loss of any of the collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all of our secured obligations, including the notes.

An adverse rating of the notes may cause their trading price to fall.

If a rating agency rates the notes, it may assign a rating that is lower than the rating expected by the noteholders. Ratings agencies also may lower ratings on the notes or any of our other debt in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings of our debt in the future, the trading price of the notes could significantly decline.

Risks Related to Our Business

Medicare, Medi-Cal, other government-sponsored programs and private third-party payor cost containment efforts and reductions in reimbursement rates could reduce our hospital revenue and our cash flow.

For the nine months ended June 30, 2009, our hospitals derived approximately 87% of their revenues from the Medicare and Medi-Cal programs. Changes in recent years in the Medicare and Medi-Cal programs, including both fee-for-service and managed care programs, have resulted in limitations on reimbursement and, in some cases, reduced levels of reimbursement for healthcare services. Payments from federal and state government programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review, and federal and state funding restrictions, all of which could materially increase or decrease program payments, as well as affect the cost of providing service to patients and the timing of payments to facilities. Future federal and state legislation may further reduce the payments we receive for our services.

The State of California has incurred budget deficits in the past few years. As a result, the state has enacted legislation designed to reduce its Medi-Cal expenditures. Last year, the state reduced Medi-Cal reimbursement for numerous services including hospital outpatient services, hospital sub-acute services, and distinct-part nursing services. In addition, payments to hospitals for inpatient services not furnished under Medi-Cal contracts were reduced. The inpatient reductions do not currently affect our hospitals because our hospitals all have contracts with the state to provide Medi-Cal inpatient services, but these reductions could affect our hospitals if any of our contracts are terminated. All of these reductions are being challenged in court by the state hospital association. The outcome of this litigation is uncertain. A temporary injunction has been issued prohibiting certain of the reductions from being implemented for services on and after April 6, 2009 due to the state’s failure to comply with federal Medicaid law. If the courts ultimately find that the rate reductions were lawful, our hospitals may be obligated to return to the state the additional amounts paid under the injunction and future Medi-Cal reimbursement could be reduced.

In addition, in order to balance its projected budget deficit, the State of California is considering various proposals designed to reduce its healthcare-related expenditures. Many of these proposals threaten to reduce our hospital revenue. The State of California has considered numerous proposals reducing Medi-Cal payments directly to private hospitals in the form of Disproportionate Share Hospital (“DSH”) payments or distressed hospital supplemental payments. In addition, the State of California has considered other proposals that may impact our hospitals’ revenues, including reductions in coverage and reimbursement relating to prescription drugs, AIDS services, family planning services and mental health community-based services, breast and cervical screening, non-emergency services for individuals without documentation status, dialysis and non-digestive nutrition services. The State of California has also considered the reduction of funding for counties to pay local hospitals for uncompensated care, the elimination of funding to Institutions of Mental Disease for ancillary health services not covered under the federal Medicaid program and restricting eligibility for or coverage under the Medi-Cal and Healthy Families programs or eliminating the Healthy Families program altogether. These proposals would increase the number of uninsured individuals or amount of non-covered services, potentially adversely affecting the revenues of our hospitals. In addition to these reductions, due to a state constitutional restriction prohibiting expenditures in a fiscal year absent a budget, the State of California is intending to delay payments for certain mental health treatment and rehabilitation services, which may affect cash flow and profitability at our hospital in Van Nuys. We do not currently anticipate that our other hospitals will be affected by delayed payments because federal law prohibits delays in payment by the State of California for hospital services furnished under Medicaid, but there can be no assurance that there will be funds available to make these payments or that there will be no payment delays for these services in the future. In addition, the State of California may consider other proposals that may reduce Medi-Cal or other state payments to hospitals.

We are unable to predict the effect of future state or federal healthcare funding policy changes on our operations. If the rates paid by governmental payors are reduced, if the scope of services covered by governmental payors is limited, or if we, or one or more of our hospitals, are excluded from participation in the Medicare or Medi-Cal program or any other government healthcare program, there could be a material adverse effect on our business, financial condition, results of operations and cash flows.

Employers have also passed more healthcare benefit costs on to employees to reduce the employers’ health insurance expense. This trend has caused the self-pay/deductible component of healthcare services to become more common. This payor shifting increases collection costs and reduces overall collections.

During the past several years, major purchasers of healthcare, such as federal and state governments, insurance companies and employers, have undertaken initiatives to revise payment methodologies and monitor healthcare costs. As part of their efforts to contain healthcare costs, purchasers increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements, often in exchange for exclusive or preferred participation in their benefit plans. We expect efforts to impose greater discounts and more stringent cost controls by government and other payors to continue, thereby reducing the payments we receive for our services. In addition, these payors have instituted policies and procedures to substantially reduce or limit the use of inpatient services. The trends may result in a reduction from historical levels in per patient revenue received by our hospitals and affiliated physician organizations.

In addition, President Obama has proposed measures intended to expand the number of citizens covered by health insurance and other changes within the healthcare system. The costs of implementing some of these proposals could be financed, in part, by reductions in the payments made to healthcare providers under Medicare, Medi-Cal, and other government programs. See “Future reforms in healthcare legislation and regulation could reduce our revenues and profitability,” below.

In our hospital segment, the continued growth of uninsured and underinsured patients or further deterioration in the collectability of the accounts of such patients could harm our results of operations.

Like others in the hospital industry, we have experienced large provisions for bad debts, totaling $5.8 million or 4.5% of total net patient revenue for fiscal 2008, due to a growth in self-pay volume. Although we continue to seek ways of improving collection efforts and implementing appropriate payment plans for our services, if we experience growth in self-pay volume and revenue, our results of operations could be adversely affected. Further, our ability to improve collections for self-pay and other patients may be limited by statutory, regulatory and investigatory initiatives, including private lawsuits directed at hospital charges and collection practices for uninsured and underinsured patients. The principal collection risks for our accounts receivable include uninsured patient accounts and to patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement but patient responsibility amounts (e.g., deductibles, co-payments and other amounts not covered by insurance) remain outstanding. The amount of our provision for doubtful accounts is based upon our assessment of historical cash collections and accounts receivable write-offs, expected net collections, business and economic conditions, trends in federal, state and private employer healthcare coverage and other collection indicators. If we continue to experience significant levels of uninsured and underinsured patients, and bad debt expenses, our results of operations could be negatively impacted.

Because our hospitals are obligated to provide care in certain circumstances regardless of whether we will get paid for providing such care, if the number of uninsured patients treated at our hospitals increases, our results of operations may be harmed.

In accordance with our Code of Business Conduct and Ethics, as well as the Emergency Medical Treatment and Active Labor Act (“EMTALA”), we provide a medical screening examination to any individual who comes to our hospitals while in active labor and/or seeking medical treatment (whether or not such individual is eligible for insurance benefits and regardless of their ability to pay) to determine if such individual has an emergency medical condition. If it is determined that such person has an emergency medical condition, we provide further medical examination and treatment as is required in order to stabilize the patient’s medical condition, within the facility’s capability, or arrange for transfer of such individual to another medical facility in accordance with applicable law and the treating hospital’s written procedures. If the number of indigent and charity care patients with emergency medical conditions we treat increases significantly, our results of operations may be negatively impacted.

Decreases in the number of HMO enrollees using our IPA networks reduce our profitability and inhibit future growth.

During recent periods, the number of HMO enrollees using our physician networks has declined (exclusive of increases resulting from our acquisitions), and management currently anticipates that this trend will continue. The profitability and growth of our business depends largely on the number of HMO members who use our physician networks. We seek to maintain and increase the number of HMO enrollees using our physician networks by partnering with HMOs with which our affiliated physician organizations have contracts. If we are not successful, we may not be able to maintain or achieve profitability. For the years ended September 30, 2008 and 2007, the decrease in the number of HMO enrollees, within the continuing and discontinued legacy IPA segment, using our existing physician networks was 37,300 and 12,200, respectively. Estimated revenue reductions associated with the enrollment decreases for those periods were approximately $14,000,000 and $5,700,000, respectively. These fiscal year estimates assume that enrollment decreased ratably during the indicated periods and, as such, represent approximately 50% of the lost revenue that will be experienced in subsequent periods, when the enrollment decline is in effect for the whole period.

Substantially all of our IPA segment revenues are generated from contracts with a limited number of HMOs, and if we were to lose HMO contracts or to renew HMO contracts on less favorable terms, our revenues and profitability could be significantly reduced.

With the consolidation of HMOs, there are a limited number of HMOs doing business in California, which magnifies the risk of loss of any one HMO contract. The potential for risk is also magnified because HMO contracts generally have only a one-year term, may be terminated with cause upon short notice, and, upon renewal, are subject to annual negotiation of capitation rates, covered benefits and other terms and conditions.

We are particularly at risk with respect to the potential loss or renewal on less favorable terms of contracts that we have with five of these HMOs due to the concentration of revenue with these HMOs—United Healthcare, Blue Cross of California, Health Net of California, Blue Shield of California and InterValley Health Plan. For the nine months ended June 30, 2009, contracts with our five largest HMO clients accounted for approximately 77% of our enrollment. During the nine months ended June 30, 2009, our contracts with these five HMOs accounted for combined revenue of approximately $110,277,000, or 77% of our total capitation revenue. The loss of contracts with any one of these HMOs could significantly reduce our revenues and profitability.

We have one-year automatically renewable contracts with most contracted HMOs, including our largest HMO customers discussed above, whereby such contracts are automatically renewed, unless either party provides the other party with four to six months’ notice (prior to the expiration of the term) of such party’s intent not to renew. Under limited circumstances, the HMOs may immediately terminate the contracts for cause; otherwise, termination for cause requires one to three months’ prior written notice with an opportunity to cure. There can be no assurance that we will be able to renew any of these contracts or, if renewed, that they will contain terms favorable to us.

In our IPA segment, risk-sharing arrangements that our IPAs have with HMOs and hospitals could result in their costs exceeding the corresponding revenues, which could reduce or eliminate any shared risk profitability.

Most of our affiliated physician organizations’ agreements with HMOs and hospitals contain risk-sharing arrangements under which the affiliated physician organizations can earn additional compensation by coordinating the provision of quality, cost-effective healthcare to enrollees, but they may also be required to assume a portion of any loss sustained from these arrangements, thereby reducing our net income. Risk-sharing arrangements are based upon the cost of hospital services or other services for which our physician organizations are not capitated. The terms of the particular risk-sharing arrangement allocate responsibility to the respective parties when the cost of services exceeds the related revenue, which results in a “deficit,” or permit the parties to share in any “surplus” amounts when actual costs are less than the related revenue. The amount of non-capitated and hospital costs in any period could be affected by factors beyond our control, such as changes in treatment protocols, new technologies, longer lengths of stay by the patient and inflation. To the extent that such non-capitated and hospital costs are higher than anticipated, revenue may not be sufficient to cover the risk-sharing deficits they are responsible for, which could reduce our revenues and profitability. It is our experience that “deficit” amounts for hospital costs are applied to offset any future “surplus” amount we would otherwise be entitled to receive. We have historically not been required to reimburse the HMOs for any hospital cost deficit amounts. Most of our contracts with HMOs specifically provide that we will not have to reimburse the HMO for hospital cost deficit amounts.

HMOs often insist on withholding negotiated amounts from professional capitation payments, which the HMOs are permitted to retain, in order to cover our share of any risk-sharing deficits; and hospitals may demand cash settlements of risk-sharing deficits as a “quid pro quo” for joining in these arrangements. Net risk-pool deficits were approximately $3,141,000 and $470,000, for the fiscal years ended September 30, 2008 and 2007, respectively.

To date, we have not suffered significant losses due to hospital risk arrangements other than offsets (for deficit amounts) against any future surpluses we otherwise would have received. Whenever possible, we seek to contractually reduce or eliminate our affiliated physician organizations’ liability for risk-sharing deficits. Notwithstanding the foregoing, risk-sharing deficits could have a significant impact on our future profitability.

The operating results of our IPA segment could be adversely affected if our actual healthcare claims exceed our reserves.

At certain times in our history, we have not had adequate cash resources to retire one hundred percent of our incurred but not reported (“IBNR”) medical claims. As of September 30, 2007 and 2008 and June 30, 2009, we had sufficient cash to retire our estimated accrued medical claims and other healthcare costs payable of approximately $21,406,000, $20,480,000 and $17,863,000, respectively, in full.

Historically, we have been able to satisfy our claims payment obligations each month out of cash flows from operations and existing cash reserves. However, in the event that our revenues are substantially reduced due to a loss of a significant HMO contract or other factors, our cash flow may not be sufficient to pay off claims on a timely basis, or at all. If we are unable to pay claims timely we may be subject to HMO de-delegation wherein the HMO would take away our claims processing functions and perform the functions on our behalf, charging us a fee per enrollee, a requirement by the HMO to comply with a corrective action plan, and/or termination of the HMO contract, which could have a material adverse effect on our operations and results of operations.

We estimate the amount of our reserves for submitted claims and IBNR claims primarily using standard actuarial methodologies based upon historical data. The estimates for submitted claims and IBNR claims liabilities are made on an accrual basis, are continually reviewed and are adjusted in current operations as required. Given the uncertainties inherent in such estimates, the reserves could materially understate or overstate our actual liability for claims payable. Any increases to these prior estimates could adversely affect our results of operations in future periods.

In our IPA segment, we may be exposed to liability or fail to estimate IBNR claims accurately if we cannot process any increased volume of claims accurately and timely.

We have regulatory risk for the timely processing and payment of claims. If we are unable to handle increased claims volume, or if we are unable to pay claims timely we may become subject to an HMO corrective action plan or de-delegation until the problem is corrected, and/or termination of the HMO agreement, which could have a material adverse effect on our operations and profitability. In addition, if our claims processing system is unable to process claims accurately, the data we use for our IBNR estimates could be incomplete and our ability to accurately estimate claims liabilities and establish adequate reserves could be adversely affected.

The profitability of our IPA segment may be reduced or eliminated if we are not able to manage our healthcare costs effectively.

Our success depends in large part on our effective management of healthcare costs incurred by our affiliated physician organizations and controlling utilization of specialty and ancillary care, and by contracting with our independent physicians at competitive prices.

We attempt to control the healthcare costs of our HMO enrollees by emphasizing preventive care, entering into risk-sharing agreements with HMOs at hospitals that have favorable rate and utilization structures, and requiring prior authorization for specialist physician referrals. If we cannot maintain or improve our management of healthcare costs, our business, results of operations, financial condition, and ability to satisfy our obligations could be adversely affected.

Under all current HMO contracts, our affiliated physician organizations accept the financial risk for the provision of primary care and specialty physician services, and some ancillary healthcare services. If we are unable to negotiate favorable contract rates with providers of these services, or if our affiliated physician organizations are unable to effectively control the utilization of these services, our profitability would be negatively impacted. Our ability to manage healthcare costs is also diminished to the extent that we are unable to sub-capitate the specialists in our service areas at competitive rates. To the extent that our HMO enrollees require more frequent or extensive care, our operating margins may be reduced and the revenues derived from our capitation contracts may be insufficient to cover the costs of the services provided.

The revenue and profitability of our IPA segment could be significantly reduced and could also fluctuate significantly from period to period under Medicare’s Risk Adjusted payment methodology.

In calendar 2004, CMS began a four-year phase-in of a revised compensation model for Medicare beneficiaries enrolled in Medicare Advantage plans. Previously, monthly capitation revenue was based primarily on age, sex and location.

The CMS revised payment model seeks to compensate Medicare Managed Care organizations based on the health status of each individual enrollee. Health plans/IPAs with enrollees that can be proven to require more care will receive higher compensation, and those with enrollees requiring less care will receive less. This is referred to by CMS as “Risk Adjustment.”

Increased numbers of office visits by members, and submission of encounter data is required in order to receive incremental revenue, or not lose revenue for any given member. This requires a great deal of continuous effort on our part, and cooperation on the part of our contracted physicians and HMO enrollees. We have not always been able to gain this cooperation from the contracted physicians and enrollees, or devote the resources necessary to obtain incremental Risk Adjustment revenue, or avoid having previously received revenue taken back from us.

Additionally, because of the time required by CMS to process all of the submitted encounter data from all participating entities, we typically do not find out until the latter part of the calendar year what adjustments will be made to our Medicare revenue for the prior year, at which time those adjustments to revenue, which have historically been significant, are recorded.

In fiscal 2008 and 2007, we received approximately $1.6 million and $1.5 million, respectively, in incremental Risk Adjustment revenue, which was recorded in the respective fiscal fourth quarter. This adjustment became known, and was recorded, in the fiscal fourth quarter, even though the majority of the adjustment related to earlier periods.

Given the deadlines for submitting data to CMS, and CMS’s processing time in order to calculate these Risk Adjustment revenue changes, we have no way of reliably estimating the impact of Risk Adjustment until such time as those adjustments are made known by CMS. As such, retroactive Risk Adjustments will be recorded each year in the quarter they become known, notwithstanding that a significant portion of those adjustments will relate to earlier periods. These adjustments will continue to be significant and could be materially more or less than our estimates.

The revenue and profitability of our IPA segment may be significantly reduced or eliminated if management is unable to successfully execute our turnaround plan to improve the operating results of our legacy IPA segment.

During fiscal 2008 and 2007, we reported operating losses in our legacy IPA (non-ProMed) segment. In the fourth quarter of fiscal 2007, we recorded a non-cash impairment charge of approximately $27.5 million to write off goodwill and intangibles within the continuing legacy IPA segment, which resulted in overall losses in our core operations. During the nine months ended June 30, 2009, we reported operating income in our legacy IPA segment of approximately $480,000.

We have developed a turnaround plan to restore profitability, increase efficiency and reduce operating costs of the legacy IPA segment. This includes measures to help retain and, if possible, increase enrollment, increase health plan reimbursements and reduce medical costs. Turnaround efforts related to our legacy operations and the successful integration of recently acquired subsidiaries have required and will continue to require significant investment and management attention. If we are unable to successfully execute our turnaround plan to improve the operating results of our legacy IPA segment, our revenue and profitability may be significantly reduced or eliminated.

An increasing portion of our IPA revenue is “at risk” and difficult to project, which increases uncertainty regarding future revenues, cash flow projections, and profitability.

Historically, our IPA revenue has primarily consisted of contractually guaranteed capitation revenue from HMOs based on a fixed per-member-per-month rate. In recent years, new revenue sources including pay for performance, risk-sharing and risk adjustment have been added that will represent an increasingly significant portion of our total IPA revenue. The newly introduced revenue sources, and reimbursement methods are more difficult to project and have a much longer collection cycle. Pay for performance revenue is paid on an approximate one-year lag basis, and predicated on health plan funding being available as well as on the ability of the organization and its partner physicians to achieve certain criteria. These performance thresholds are typically in the areas of clinical measures, patient satisfaction, IT investment, encounter data submission and generic drug utilization. The ultimate receipt of pay for performance monies can vary with our relative performance in comparison to that of competitor medical groups and our ability to successfully modify physician behavior in these areas. Similarly, risk-sharing and risk adjustment revenues have more variability and volatility than capitated arrangements and can require a lengthy reconciliation and reimbursement process. As mentioned previously, incremental revenue generated by both sources involves not only our ability to control medical costs and influence provider and member behavior (i.e., office visits, encounter data submission, etc.), but also is contingent on certain other factors that are beyond our control.

Our profitability could be adversely affected by any changes that would reduce payments to HMOs under government-sponsored health care programs and recent changes affecting payments to non-contract hospitals under Medi-Cal Managed Care.

Although our affiliated physician organizations do not directly contract with CMS during the fiscal years ended September 30, 2008 and 2007, and for the nine months ended June 30, 2009, our affiliated physician organizations received approximately $78,512,000, $49,771,000 and $64,066,000 or 34%, 38% and 45%, respectively, of capitation revenues from HMOs related to contracts with Medicare, Medi-Cal and other government-sponsored health care programs. Consequently, any change in the regulations, policies, practices, interpretations or statutes adversely affecting payments made to HMOs under these government-sponsored health care programs could reduce our profitability.  The recent California budget included reductions in funding for the Medi-Cal mental health managed care program, which could potentially reduce revenues for our hospital in Van Nuys. California continues to explore further reforms to payments to Medi-Cal managed care plans in light of California’s ongoing budget crises. A decline in enrollees in Medicare Advantage could also have a material adverse effect on our profitability.

The State of California enacted legislation in 2008 concerning the amount of payments to providers, including hospitals, for service furnished to Medi-Cal recipients enrolled in managed care plans with which the provider does not have a contract. Our hospitals furnish such services. Under the legislation, payments are limited to the regional average rate under Medi-Cal fee-for-service contracts for emergency services and 95% of this rate for post-stabilization services. Some of these reductions have been enjoined by federal courts. These payment limits could adversely affect our hospitals’ revenue.

If any of our hospitals lose their Joint Commission accreditation, such hospitals could become ineligible to receive reimbursement under Medicare or Medi-Cal.

Our hospitals are accredited, meaning that they are properly licensed under appropriate state laws and regulations, certified under the Medicare program and accredited by the Joint Commission (formerly known as the Joint Commission on Accreditation of Healthcare Organizations). The effect of maintaining accredited facilities is to allow such facilities to participate in the Medicare and Medi-Cal programs. We believe that all of our healthcare facilities are in material compliance with applicable federal, state, local and independent review body regulations and standards. However, should any of our healthcare facilities lose their accredited status and thereby lose certification under the Medicare or Medi-Cal programs, such facilities would be unable to receive reimbursement from either of those programs and our business could be harmed. Because the requirements for accreditation are subject to modification, it may be necessary for us to effect changes in our facilities, equipment, personnel and services in order to maintain accreditation. Such changes could be expensive and could harm our results of operations.

Controls designed to reduce inpatient services may reduce our hospital revenue.

Controls imposed by third party payors that are designed to reduce admissions and the average length of hospital stays, commonly referred to as “utilization management,” have affected and are expected to continue to affect results for our hospital facilities. Utilization management reviews entail an evaluation of a patient’s admission and course of treatment by healthcare payors. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively impacted by payor-required pre-admission authorization, utilization reviews and payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Efforts to impose more stringent cost controls are expected to continue. Although we cannot predict the effect these changes will have on our operations, limitations on the scope of services for which we are reimbursed and/or downward pressure on reimbursement rates and fees as a result of increasing utilization management efforts by payors could have a material adverse effect on our business, financial position and results of operations.

Relocation of the Brotman emergency room facility in connection with the JHA option will require significant capital and may disrupt operations.

As part of the bankruptcy plan of reorganization for Brotman, replacement financing was secured from JHA West 16, LLC and JHA East 7 LLC, affiliates of the Los Angeles Jewish Home for the Aging (collectively, “JHA”), and exit financing was secured through Gemino Healthcare Finance, LLC (“Gemino”). The JHA transaction was comprised of two term debt components, a $16.0 million tranche secured by assets on the west side of the Brotman campus commonly referred to as “Delmas West” and a $6.25 million tranche on the main hospital pavilion on the east side of the property. The $16.0 tranche contains an option for JHA to acquire the Delmas West parcel, where JHA plans to construct a senior living facility, for a purchase price equal to the outstanding debt within 24 months of the effective date of the bankruptcy. In connection with JHA’s exercise of its option to purchase the Delmas West parcel, Brotman will have to relocate its emergency room facilities and other related ancillary services to the main hospital pavilion on the east side of the property. Such relocation could take up to three years, require a significant amount of capital and disrupt operations during periods of construction.

Hospital operations are capital intensive and could prove to be a drain on cash.

Operating a hospital requires a significant continual investment in capital assets, particularly in hospital machinery and equipment. Due to obsolescence and heavy usage, hospital capital assets may require more frequent replacement, and at a higher cost relative to that in an IPA. With additional acquisitions of hospitals, the capital investment required to maintain hospital operations at an optimal level could be significant.

Additionally, according to the California Hospital Association, 1,022 hospitals statewide would have to be upgraded by the year 2013 to comply with seismic retrofitting guidelines established by legislation enacted in the 1990s. Hollywood Community Hospital is required to meet applicable compliance standards by January 1, 2013 and Norwalk Community Hospital is required to meet applicable compliance standards by January 1, 2030. We have applied for a HAZARDS U.S. (“HAZUS”) re-evaluation of the seismic risk for Los Angeles Community Hospital and Brotman. Our Van Nuys Community Hospital is exempt from the seismic retrofitting guidelines because psychiatric hospitals are exempt from seismic retrofitting. (See “Business Description—Health Care Regulation—California Seismic Standards”). Further, Brotman’s relocation of the emergency room facility in connection with JHA’s exercise of the purchase option may negatively impact the HAZUS evaluation process as well as the related Office of Statewide Health Planning and Development (“OSHPD”) approval since Brotman will build new facilities in a building that may have seismic issues prior to HAZUS approval which may complicate the requirements of the approval process. Any upgrading costs we incur in order to comply with seismic retrofitting guidelines for our hospitals may be significant.

If we do not continually enhance our hospitals with the most recent technological advances in diagnostic and surgical equipment, our ability to maintain and expand our markets will be adversely affected.

Technological advances are continually being made regarding computer-assisted tomography scanners, magnetic resonance imaging equipment, positron emission tomography scanners and other similar equipment. In order to effectively compete, we must continually assess our equipment needs and upgrade when technological advances occur. If our hospitals do not invest significantly and stay abreast of technological advances in the healthcare industry, patients may seek treatment from other providers and physicians may refer their patients to alternate sources.

If we are unable to identify suitable acquisition candidates or to negotiate or complete acquisitions on favorable terms, our prospects for growth could be limited. In addition, we may not realize the anticipated benefits of any acquisitions that we are able to complete.

Part of our business strategy is to grow through potential acquisitions in order to achieve economies of scale. Although we are regularly in discussions with potential acquisition candidates, it may be difficult to identify suitable acquisition candidates and to negotiate satisfactory terms with them. If we are unable to identify suitable acquisition candidates at favorable prices, our ability to grow by acquisition could be limited.

In addition, to the extent we are successful in identifying suitable acquisition candidates and making acquisitions, these acquisitions involve a number of risks, including:

•                                          we may find that the acquired company or assets do not further our business strategy, or that we overpaid for the company or assets, or that industry or economic conditions change, all of which may generate a future impairment charge;

•                                          we may have difficulty integrating the operations and personnel of the acquired business and may have difficulty retaining the key personnel of the acquired business;

•                                          we may have difficulty incorporating the acquired services with our existing services;

•                                          there may be customer confusion where our services overlap with those that we acquire;

•                                          our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically and culturally diverse locations;

•                                          we may have difficulty maintaining uniform standards, controls, procedures and policies across locations;

•                                          we may acquire companies that have material liabilities, including, among other things, for the failure to comply with healthcare laws and regulations;

•                                          the acquisition may result in litigation from terminated employees or third parties;

•                                          we may experience significant problems or liabilities associated with service quality, technology and legal contingencies;

•                                          we may spend considerable amounts of money (legal, accounting, diligence, etc.) in seeking an acquisition candidate and never complete the acquisition; and

•                                          acquisition candidate letters of intent may have large break-up fees that we could be liable for in the event we sign a letter of intent and do not complete the transaction.

In particular, our strategy for growth includes strategic acquisitions of hospitals. However, even if we are successful in completing further acquisitions, it may not be possible to integrate their operations into our operations or it may be difficult and time consuming to integrate the acquired hospitals’ management services, information systems, billing and collection systems, finance department, medical records, and other key administrative functions, while at the same time managing a larger entity with a differing history, business model and culture. Management may be required to develop working relationships with providers and vendors with whom they have had no previous business experience. Management also may not be able to obtain the necessary economies of scale. Integration of acquired entities is vital for us to be able to operate effectively and to control variable (staffing) and fixed costs. If we are not successful in integrating acquired operations on a timely basis, or at all, our business could be disrupted and we may not be able to realize the anticipated benefits of our acquisitions, including cost savings. There may be substantial unanticipated costs associated with acquisition and integration activities, any of which could result in significant one-time or on-going charges to earnings or otherwise adversely affect our operating results.

We may not be able to make future acquisitions without obtaining additional financing.

To finance any acquisitions, we may, from time to time, issue additional equity securities or incur additional debt. A greater amount of debt or additional equity financing could be required to the extent that our common stock fails to achieve or to maintain a market value sufficient to warrant its use in future acquisitions, or to the extent that acquisition targets are unwilling to accept common stock in exchange for their businesses. Our ability to incur additional debt will be restricted by our senior secured credit facility and the indenture governing the notes. Even if we were permitted to incur additional debt or determine to sell equity, we may not be able to obtain additional required capital on acceptable terms, if at all, which would limit our plans for growth. In addition, any capital we may be able to raise could result in increased leverage on our balance sheet, additional interest and financing expense, and decreased operating income.

The acquisition of hospitals and subsequent integration with our IPA business may prove to be difficult and may outweigh the anticipated benefits of a hospital-IPA combination.

Our core business has historically been that of a healthcare management services company that manages independent physician associations that provide healthcare services to HMO enrollees. Until recently we have experienced profitable growth by acquiring and consolidating IPAs, achieving economies of scale in reducing administrative costs and improving the operating efficiency of acquired entities. In continuing to diversify acquisition targets beyond our IPA business, we will be facing a myriad of unique operational, financial and regulatory issues in a hospital environment that could prove to be a drain on existing resources, and be a significant distraction from other initiatives facing us. For instance, hospital revenue from Medicare, Medi-Cal and other third parties are tentative in nature and subject to audits by third-party fiscal intermediaries. In addition, acquiring, developing and integrating facilities may involve significant cash expenditures, expenses and unforeseen liabilities that could have a material adverse effect on our financial condition and results of operation. Finally, changing legislation on the funding and recognition of hospital revenues could negatively impact financial performance and cause earnings decreases. Moreover, in recent years Congress has enacted legislation DSH payments revisiting the program’s intent and methodologies for calculating payments to hospitals. There have recently been other initiatives proposed to reduce the overall funding of Medicare and Medi-Cal programs, coupled with increased regulation on the disbursement methodology for such funds. Unfavorable outcomes on such legislation could cause a reduction in revenues generated as compared to prior years.

Whenever we seek to make a hospital acquisition and the hospital has an HMO contract, the HMO could potentially refuse to consent to the transfer of its contract, and this could effectively stop the acquisition or potentially deprive us of the revenues associated with that HMO contract if we choose to complete the acquisition without the HMO’s consent.

Contracts with HMOs typically include provisions requiring the HMO to consent to the transfer of their contract before effecting any change in control of the healthcare provider party thereto. As a result, whenever we seek to make an acquisition, such acquisition may be conditioned upon the acquisition candidate’s ability to obtain such consent from the HMOs with which it has contracted. Therefore, an acquisition could be delayed while an HMO seeks to determine whether it will consent to the transfer. While in our experience the HMOs limit their review to satisfying their regulatory responsibility to ensure that, following the acquisition, the post-acquisition entity will meet certain financial and operational thresholds, the language in many of the HMO agreements give the HMO the ability to decline to give their consent if they simply do not want to do business with the acquiring entity. If an HMO is unwilling for any reason to give its consent, this could deter us from completing the acquisition, or, if we complete an acquisition without obtaining an HMO’s consent, we could lose the benefits associated with that HMO’s contract.

If we were to lose the services of Sam Lee or other key members of management, we might not be able to replace them in a timely manner with qualified personnel, which could disrupt our business and reduce our profitability and revenue growth.

Our success depends, in large part, on the skills, experience and efforts of our senior management team and on the efforts, ability and experience of key members of our local hospital management staffs, including our Chairman and Chief Executive Officer, Sam Lee, who is also Chief Executive Officer of Alta Hospitals System, LLC; our Chief Financial Officer, Mike Heather; our President of Alta Hospitals Subsidiary, David Topper; and Jeereddi Prasad, M.D., President of our ProMed Entities. In addition to these individuals, there are a number of other critical members of management whose loss would very negatively impact our operations. If for any reason we were to lose the services of any key member of management, we would need to find and recruit a qualified replacement quickly to avoid disrupting our business and reducing our profitability and revenue growth. We compete with other companies for executive talent, and it may not be possible for us to recruit a qualified candidate on a timely basis, or at all. The loss of the services of one or more members of our senior management team or of a significant portion of our local hospital management staffs could significantly weaken our management expertise and our ability to efficiently deliver healthcare services, which could harm our business.

Our hospitals face competition for medical support staff, including nurses, pharmacists, medical technicians and other personnel, which may increase our labor costs and harm our results of operations.

We are highly dependent on the efforts, abilities and experience of our medical support personnel, including our nurses, pharmacists and lab technicians. We compete with other healthcare providers in recruiting and retaining qualified hospital management, nurses and other medical personnel. Hospitals are experiencing a severe ongoing shortage of nursing professionals, a trend which we expect to continue for some time. If the supply of qualified nurses declines in the markets in which our hospitals operate, it may require us to enhance wages and benefits to recruit and retain nurses and other medical support personnel or require us to hire expensive temporary personnel, and may result in increased labor expenses and lower operating margins at those hospitals. California has regulatory requirements to maintain specified nurse-staffing levels. To the extent we cannot meet those levels of staffing, the healthcare services that we provide in these markets may be reduced. In addition, to the extent that a significant portion of our employee base unionizes, or attempts to unionize, our labor costs could increase. We cannot predict the degree to which we will be affected by union activity or the future availability or cost of attracting and retaining talented medical support staff. If our general labor and related expenses increase, we may not be able to raise our rates correspondingly. Our failure to either recruit and retain qualified hospital management, nurses and other medical support personnel or control our labor costs could harm the results of our operations.

The performance of our hospital business segment depends on our ability to recruit and retain quality physicians.

Physicians generally direct the majority of hospital admissions, and the success of our hospitals depends, therefore, in part on the number and quality of the physicians on the medical staffs of our hospitals, the admitting practices of those physicians and maintaining good relations with those physicians. Physicians are often not employees of the hospitals at which they practice and, in many of the markets that we serve, most physicians have admitting privileges at other hospitals in addition to our hospitals. Such physicians may terminate their affiliation with our hospitals at any time. If we are unable to provide adequate support, personnel or technologically advanced equipment and hospital facilities that meet the needs of those physicians, they may be discouraged from referring patients to our facilities, admissions may decrease and our operating performance may decline.

Our revenues and profits could be diminished if we lose the services of key primary care physicians.

Substantially all of our IPA revenues are derived from our affiliated physician organizations. Key primary care physicians with large patient enrollment could retire, become disabled, terminate their provider contracts, get lured away by a competing IPA, or otherwise become unable or unwilling to continue practicing medicine or contracting with our affiliated physician organizations. Enrollees who have been served by such physicians could choose to enroll with competitors’ physician organizations, reducing our revenues and profits. Moreover, we may not be able to attract new physicians into our affiliated physician organizations to replace the services of terminating physicians.

Physicians make hospital admitting decisions and decisions regarding the appropriate course of patient treatment, which, in turn, affect hospital revenue. Therefore, the success of our hospitals depends, in part, on the number and quality of the physicians on the medical staffs of our hospitals, the admitting practices of those physicians and our maintenance of good relations with those physicians. In many instances, physicians are not employees of our hospitals and, in a number of the markets that we serve, physicians have admitting privileges at other hospitals in addition to our hospitals. If we are unable to provide adequate support personnel or technologically advanced equipment and facilities that meet the needs of those physicians, they may be discouraged from referring patients to our facilities and our results of operations could be harmed.

Our ability to control labor and employee benefit costs could be hindered by continued acquisition activity.

As additional acquisitions are completed and our work force continues to grow, maintaining competitive salaries and employee benefits could prove to be cost prohibitive. The impact of inflation and the challenge of blending different benefit programs into our existing structure could lead to either a significant increase in compensation expense and reduced profitability, or a reduction in benefits with the potential outcomes of increased turnover and a reduced ability to attract quality employees.

We operate in a highly competitive market; increased competition could adversely affect our revenues.

A number of factors affect our HMO membership levels and patient census at our hospitals. The healthcare industry, including hospitals and IPAs, are highly competitive. In addition to the competition we face for acquisitions and physicians, we must also compete with other hospitals and healthcare providers for patients, which competition has continued to intensify in recent years. Our hospitals face competition from hospitals inside and outside of their primary service areas, including hospitals that operate newer facilities or provide more complex services. Patients in our primary service areas may travel to these other hospitals for a variety of reasons. These reasons include physician referrals or the need for services we do not offer. Patients who seek services from these other hospitals may subsequently shift their preferences to those hospitals for the services that we provide.

Some of the hospitals that compete with our hospitals are owned by government agencies or not-for-profit corporations. Tax-exempt competitors may have certain financial advantages not available to our facilities, such as endowments, charitable contributions, tax-exempt financing, and exemptions from sales, property and income taxes. In California some government hospitals are permitted by law to directly employ physicians while for-profit hospitals are prohibited from doing so. We also face increasing competition from physician-owned specialty hospitals and freestanding surgery, diagnostic and imaging centers for market share in high margin services and for quality physicians and personnel.

If competing healthcare providers are better able to attract patients, recruit and retain physicians, expand services or obtain favorable managed care and other contracts at their facilities, we may experience a decline in inpatient and outpatient volume levels. Our inability to compete effectively with other hospitals and other healthcare providers could cause local residents to use other hospitals. If our hospitals are not able to effectively attract patients, our business could be harmed.

In 2005, CMS began making public performance data relating to ten quality measures that hospitals submit in connection with their Medicare reimbursement. If any of our hospitals should achieve poor results (or results that are lower than our competitors) on these ten quality criteria, patient volumes could decline. In the future, other trends toward clinical transparency may have an unanticipated impact on our competitive position and patient volume.

The managed care industry is also highly competitive and is subject to continuing changes in the ways in which services are provided and providers are selected and paid. We are subject to significant competition with respect to physicians affiliating with our affiliated physician organizations. Some of our competitors have substantially greater financial, technical, managerial, marketing and other resources and experience than we do and, as a result, may compete more effectively than we can. Companies in other healthcare industry segments, some of which have financial and other resources greater than we do, may become competitors in providing similar services. We may not be able to continue to compete effectively in this industry. Additional competitors may enter our markets and this increased competition may have an adverse effect on our business, financial condition and results of operations.

Hospitals with union contracts could experience setbacks from unfavorable negotiations with union members.

Our Hollywood Community Hospital has a collective bargaining agreement with the Service Employees International Union (“SEIU”) involving a small portion of hospital staff. This agreement, which expires May 9, 2011, specifies employee benefits for those represented by the collective bargaining agreement, including compensation rates, hours of work, overtime, vacation, holiday, sick, and health and retirement benefits. Unsuccessful negotiations between hospital officials and union representatives could have an unfavorable impact on day-to-day operations of that hospital. In addition, approximately 80% of the employees of Brotman are part of a collective bargaining agreement with the SEIU or the California Nurses Association (“CNA”). Brotman’s existing agreements with both unions expire February 28, 2010. Unsuccessful negotiations between hospital officials and union representatives could have an unfavorable impact on day-to-day operations of that hospital and any increased costs that we are required to pay pursuant to a new collective bargaining agreement could materially and adversely affect our results of operations.

We may be required to obtain a Knox-Keene license or otherwise restructure our IPA segment if the assignable option agreement or our management services agreements with affiliated physician organizations are deemed invalid under California’s prohibition against the corporate practice of medicine.

State laws specify who may practice medicine and limit the scope of relationships, including management agreements and stock purchase agreements, between medical practitioners and other parties. Under these laws, lay companies, like us and our subsidiaries, are prohibited from practicing medicine, exercising control over the medical and business aspects of a medical practice and owning stock in a medical corporation, and may be prohibited from sharing in the profits of a medical practice.

While we exercise control over the ownership of the stock in our affiliated IPAs through an assignable option agreement, the option is not exercisable by us or by any non-professional organization, and neither we nor our subsidiaries directly own the stock in our affiliated IPAs. Rather, we have the right to designate the physician who will purchase the capital stock of our affiliated physician organizations. We and our subsidiaries do not employ physicians to provide medical services, exert control over medical decision-making or represent to the public that we offer medical services. Our subsidiaries have entered into management services agreements with our affiliated physician organizations pursuant to which the physician organizations reserve exclusive control and responsibility for all aspects of the practice of medicine and the delivery of medical services.

Nevertheless, it is possible that the California Medical Board, a different regulatory agency or a court could determine that the assignable option agreement, either independently or coupled with the management services agreements, confers impermissible control over the business and/or medical operations of the affiliated physician groups or their participating physicians, that the management fee results in profit sharing or that we are the beneficial owner of the IPAs’ stock in violation of the corporate practice of medicine doctrine. If there were a determination that the assignable option and/or management services agreements constituted a corporate practice of medicine violation, these arrangements could be deemed invalid, potentially resulting in a loss of our IPA revenues and we, as well as the shareholder nominee, could be subject to criminal or civil penalties or an injunction for practicing medicine without a license or aiding and abetting the unlicensed practice of medicine. This could also force a restructuring of our IPA management arrangements, including possible revisions of the management services agreements, which might include a modification of the management fee or elimination of any portion of the fee tied to IPA profits, and/or establishing an alternative structure, such as obtaining a Knox-Keene license which would permit us to operate a physician network without being subject to the corporate practice of medicine prohibition. There can be no assurance that such a restructuring would be feasible, or that it could be accomplished within a reasonable time frame without a material adverse effect on our operations and financial results.

If our assignable option agreement with our physician shareholder nominee of our affiliated physician organizations is deemed invalid under California or federal law, is terminated as a result of changes in California law or application of Financial Accounting Standards Board policies, it would impact our consolidation of our affiliated physician organizations and total revenues.

Our financial statements are consolidated and include the accounts of the Company and all majority owned subsidiaries and controlled entities under Emerging Issues Task Force No. 97-2, “Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements” and Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. All adjustments considered necessary for a fair presentation of the results as of the date of, and for the interim periods presented, which consist solely of normal recurring adjustments, have been included. All significant inter-company balances and transactions have been eliminated in consolidation. In the event of a change in FASB interpretations, a determination by a regulatory agency or a court that the assignable option agreement or the Company’s management relationships with its affiliated IPAs are not valid or if there were a change in California or federal law, we may be forced to no longer consolidate the revenues of our affiliated physician organizations. See “Business Description—Health Care Regulation—Corporate Practice of Medicine and Professional Licenses.”

In the event our physician shareholder nominee under the assignable option agreement was to file a personal bankruptcy, we may need court approval to replace such physician nominee under such option agreement.

Under our assignable option agreement with our physician shareholder nominee, we can replace at any time our physician shareholder nominee for consideration of $1,000. In the event our physician shareholder nominee was to file a personal bankruptcy, we may need court approval to replace such physician nominee under such option agreement, which may require a significant amount of time, may require payment of an amount much greater than the normal consideration in such option agreement or may not be given by the bankruptcy court. To the extent we are unable to nominate the physician shareholder, we may lose a certain degree of control over our IPAs. In addition, in the event of the bankruptcy of the sole physician shareholder, holders of the notes could experience delays in recovering the value of the IPA-related collateral held by such physician shareholder or could lose the value of these assets entirely.

We are subject to extensive government regulation regarding the conduct of our operations. If we fail to comply with any existing or new regulations, we could suffer civil or criminal penalties or be required to make significant changes to our operations.

Failure to comply with federal and state regulations could result in substantial penalties and changes in business operations. Companies that provide healthcare services are required to comply with many highly complex laws and regulations at the federal, state and local levels, including, but not limited to, those relating to the adequacy of medical care, billing for services, patient privacy, equipment, personnel, operating policies and procedures and maintenance of records. We, along with our hospitals and our affiliated physician organizations, are subject to numerous federal and state statutes and regulations that are applicable to healthcare organizations and businesses generally, including the corporate practice of medicine prohibition, federal and state anti-kickback laws and federal and state laws regarding the use and disclosure of patient health information. If our business operations are found to be in violation of any of the laws and regulations to which we are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines, and increased legal expenses, we may be required to make costly changes to our business operations, and we may be excluded from government reimbursement programs. The laws and regulations that our hospitals and affiliated physician organizations are subject to are complex and subject to varying interpretations. Any action against our hospitals or affiliated physician organizations for violation of these laws or regulations, even if we successfully defended against it, could cause us to incur significant legal expenses and divert management’s attention from the operation of our business. All of these consequences could have the effect of reducing our revenues, increasing our costs, decreasing our profitability and curtailing our growth. Although we believe that we are in compliance with all applicable laws and regulations, if we fail to comply with any such laws or regulations, we could suffer civil or criminal penalties, including the loss of licenses to operate our facilities. We could also become unable to participate in Medicare, Medi-Cal, and other federal and state healthcare programs that significantly contribute to our revenue.

Because many of the laws and regulations to which we are subject are relatively new or highly complex, in many cases we do not have the benefit of regulatory or judicial interpretation. In the future, it is possible that different interpretations or enforcement of such laws and regulations could require us to make changes in our facilities, equipment, personnel, services or capital expenditure programs.

Providers in the hospital industry have been the subject of federal and state investigations and we could become subject to such investigations in the future.

Significant media and public attention has been focused on the hospital industry due to ongoing investigations related to referrals, cost reporting and billing practices, laboratory and home healthcare services and physician ownership of joint ventures involving hospitals. Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts and the Office of the Inspector General of the U.S. Department of Health and Human Services and the U.S. Department of Justice have, from time to time, established enforcement initiatives that focus on specific areas of suspected fraud and abuse. Recent initiatives include a focus on hospital billing practices.

We closely monitor our billing and other hospital practices to maintain compliance with prevailing industry interpretations of applicable laws and regulations and we believe that our practices are consistent with current industry practices. However, government investigations could be initiated that are inconsistent with industry practices and prevailing interpretations of existing laws and regulations. In public statements, governmental authorities have taken positions on issues for which little official interpretation had been previously available. Some of those positions appear to be inconsistent with practices that have been common within the industry and, in some cases, have not yet been challenged. Moreover, some government investigations that were previously conducted under the civil provisions of federal law are now being conducted as criminal investigations under fraud and abuse laws.

We cannot predict whether we will be the subject of future governmental investigations or inquiries. Any determination that we have violated applicable laws or regulations or even a public announcement that we are being investigated for possible violations could harm our business.

The healthcare industry is subject to many laws and regulations designed to deter and prevent practices deemed by the government to be fraudulent or abusive.

Unless an exception applies, the portion of the Social Security Act commonly known as the “Stark law” prohibits physicians from referring Medicare or Medi-Cal patients to providers of enumerated “designated health services” with whom the physician or a member of the physician’s immediate family has an ownership interest or compensation arrangement. Such referrals are deemed to be “self referrals” due to the physician’s financial relationship with the entity providing the designated health services. Moreover, many states have adopted or are considering similar legislative proposals, some of which extend beyond the scope of the Stark law to prohibit the payment or receipt of remuneration for the prohibited referral of patients for designated healthcare services and physician self-referrals, regardless of the source of the payment for the patient’s care.

Companies in the hospital industry are subject to Medicare and Medi-Cal anti-fraud and abuse provisions, known as the “anti-kickback statute.” As a company in the hospital industry, we are subject to the anti-kickback statute, which prohibits some business practices and relationships related to items or services reimbursable under Medicare, Medi-Cal and other federal healthcare programs. For example, the anti-kickback statute prohibits hospitals from paying or receiving remuneration to induce or arrange for the referral of patients or purchase of items or services covered by a federal or state healthcare program. If regulatory authorities determine that any of our hospitals’ arrangements violate the anti-kickback statute, we could be subject to liabilities under the Social Security Act, including:

•                                          criminal penalties

•                                          civil monetary penalties; and/or

•                                          exclusion from participation in Medicare, Medi-Cal or other federal healthcare programs, any of which could impair our ability to operate one or more of our hospitals profitably.

We systematically review all of our operations on an ongoing basis and believe that we are in compliance with the Stark law and similar state statutes. When evaluating strategic joint ventures or other collaborative relationships with physicians, we consider the scope and effect of these statutes and seek to structure the relationships in full compliance with their provisions. We also maintain a company-wide compliance program in order to monitor and promote our continued compliance with these and other statutory prohibitions and requirements. Nevertheless, if it is determined that certain of our practices or operations violate the Stark law or similar statutes, we could become subject to civil and criminal penalties, including exclusion from the Medicare or Medi-Cal programs and loss of government reimbursement. The imposition of any such penalties could harm our business.

We may be subjected to actions brought by the government under anti-fraud and abuse provisions or by individuals on the government’s behalf under the False Claims Act’s “qui tam” or whistleblower provisions.

Whistleblower provisions allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. Defendants found to be liable under the False Claims Act may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties ranging between $5,500 and $11,000 for each separate false claim.

There are many potential bases for liability under the False Claims Act. Liability often arises when an entity knowingly submits a false claim for reimbursement to the federal government. The False Claims Act defines the term “knowingly” broadly. Although simple negligence will not give rise to liability under the False Claims Act, submitting a claim with reckless disregard for its truth or falsity constitutes a “knowing” submission under the False Claims Act and, therefore, will give rise to liability. In some cases, whistleblowers or the federal government have taken the position that providers who allegedly have violated other statutes, such as the anti-kickback statute and the Stark law, have thereby submitted false claims under the False Claims Act. In addition, a number of states, including California, have adopted their own false claims provisions as well as their own whistleblower provisions whereby a private party may file a civil lawsuit in state court. See “Business Description—Health Care Regulations—False Claims Act”.

Although we intend and will endeavor to conduct our business in compliance with all applicable federal and state fraud and abuse laws, many of these laws are broadly worded and may be interpreted or applied in ways that cannot be predicted. Therefore, we cannot assure you that our arrangements or business practices will not be subject to government scrutiny or be found to be in compliance with applicable fraud and abuse laws.

We are required to comply with laws governing the transmission, security and privacy of health information that require significant compliance costs, and any failure to comply with these laws could result in material criminal and civil penalties.

The Health Insurance Portability and Accountability Act and the regulations promulgated thereunder (“HIPAA”) and California’s patient privacy laws require us to comply with standards regarding the exchange of health information and the security and privacy of patient medical information within our company and with third parties, such as healthcare providers, business associates and our members. To the extent that state laws impose stricter privacy standards than HIPAA privacy regulations, HIPAA does not preempt the state standards and laws. The California Medical Information Act, and other California laws contain stringent privacy and security protections, many of which are not preempted by HIPAA. In addition, the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), Title XIII, Div. A and Title IV, Div. B of the American Recovery and Reinvestment Act of 2009, Pub. L. No. 111-5, greatly enhanced HIPAA’s patient privacy and security obligations.

Given the complexity of the HIPAA, HITECH Act and California privacy restrictions, the possibility that the regulations may change, and the fact that the regulations are subject to changing and potentially conflicting interpretation, our ability to comply with the HIPAA, HITECH Act and California privacy requirements is uncertain and the costs of compliance are significant. Furthermore, California’s promulgation of stricter laws, and uncertainty regarding many aspects of California’s requirements, make compliance more difficult. To the extent that we submit electronic healthcare claims and payment transactions that do not comply with the electronic data transmission standards established under HIPAA, payments to us may be delayed or denied. Additionally, the costs of complying with any changes to the HIPAA and California privacy restrictions may have a negative impact on our operations. We could be subject to criminal penalties and civil sanctions for failing to comply with the HIPAA and California privacy restrictions, which could result in the incurrence of significant monetary penalties. See “Business Description—Health Care Regulation—HIPAA Transaction, Privacy and Security Requirements.”

Future reforms in healthcare legislation and regulation could reduce our revenues and profitability.

President Obama and Congress have considered multiple proposals for healthcare reform. These proposals include an expansion of health insurance coverage by (a) expanding the coverage of Medi-Cal and the State Children’s Health Insurance Program, (b) requiring that individuals have health insurance and/or (c) requiring that most employers offer health insurance coverage or contribute to the cost of such coverage.

Additional changes to the public health care system or the Medi-Cal and/or Medicare programs may impact our profitability.  For example, a significant percentage of our revenue is based on payments received from Medicare Advantage plans. As a result, any future changes to the Medicare Advantage program may significantly affect the amounts of payment we receive for services that our providers render and the number of Medicare enrollees that our affiliated IPAs serve. Changes to the current system also may increase our administrative costs, particularly during the transition from the current payment model to the new system.  Any other changes to the payment system to hospitals, such as tying payment to patient quality of care or bundling payments to hospitals to cover the costs of treating patients during and immediately after their admission, may impact our receipt of payments.

Numerous other legislative initiatives have been introduced or proposed in recent years that would also result in major changes in the healthcare delivery system on a national or a state level. Among the other proposals that have been introduced are California healthcare coverage for the uninsured and price controls on hospitals. Additionally, the State of California is considering a proposal to significantly change the Medi-Cal reimbursement system for hospitals. The proposal includes an exaction on hospitals that would be used to fund increases in Medi-Cal reimbursement to hospitals. While the exact methodology for the exaction and the increases in Medi-Cal reimbursement has not been determined, this proposal could result in lowered revenue at our hospitals. Further, the State of California is considering various other changes to the Medi-Cal program including seeking a federal waiver to implement widespread changes that could have a significant adverse effect on our hospital’s Medi-Cal revenue.

We cannot predict whether any of President Obama’s proposals, the other proposals listed above or any other proposals will be adopted and, if adopted, no assurances can be given that their implementation will not have a material adverse effect on our business, financial condition or results of operations. The costs of implementing some of these proposals could be financed, in part, by reductions in the payments made to healthcare providers under Medicare, Medi-Cal, and other government programs. Future legislation, regulations, interpretations, or other changes to the healthcare system could reduce our revenues and profitability.

Recently enacted legislation may require us to spend significant capital on an electronic health record system to benefit from Medicare financial incentives and avoid financial and other penalties.

President Obama’s desire to encourage the adoption of new health information technology has resulted in the enactment under the HITECH Act, of a system of incentives and disincentives for hospitals and non-hospital based physicians to purchase and use electronic health record technology. Beginning in 2011, the HITECH Act provides a host of financial incentives and penalties to encourage Medicare-participating physicians and hospitals to move quickly toward adopting “certified” electronic health record (“EHR”) technology. Early-adopting eligible providers who become “meaningful” EHR users over the next two to three years will maximize their incentive payments under Medicare and Medicaid. Late-adopting providers who wait until after 2015 will have no opportunity to recoup costs associated with the mandated shift toward EHR. the HITECH Act phases down incentive payments significantly starting in 2013, and no incentive payments will be made after 2016. Instead, from 2017-2020, Medicare hospitals and non-hospital based physicians who do not make meaningful use of EHR technology will be penalized a percentage of their Medicare reimbursements. It is possible that any participation in the Medicare and Medicaid programs after 2020 may require meaningful use of certified EHR technology. Therefore, we may have to expend considerable money and administrative effort to implement EHR technology to receive the HITECH Act’s Medicare incentive, avoid future penalties and, perhaps, even to continue to participate in the Medicare and Medicaid programs. Implementation of EHR is expensive, and there can be no assurance that the Company will have sufficient financial resources to implement a Medicare compliant EHR system in a timely manner in order to benefit from the financial incentives and avoid financial and other penalties.

If our affiliated physician organizations are not able to satisfy California Department of Managed Health Care financial solvency requirements, we could become subject to sanctions and our ability to do business in this segment in California could be limited or terminated.

The California Department of Managed Health Care (“DMHC”) has instituted financial solvency regulations. The regulations are intended to provide a formal mechanism for monitoring the financial solvency of capitated physician groups. Management believes that our affiliated physician organizations that are subject to these regulations will be able to comply with them. However, these regulations could limit our ability to use our cash resources to make future hospital acquisitions.

Under the regulations, our affiliated physician organizations are required to comply with specific criteria, including:

•                                          Maintain, at all times, a minimum “cash-to-claims ratio” (where “cash-to-claims ratio” means the organization’s cash, marketable securities and certain qualified receivables, divided by the organization’s total unpaid claims liability.) The regulations currently require a cash-to-claims ratio of 0.75.

•                                          Submit periodic reports to the DMHC containing various data and attestations regarding performance and financial solvency, including IBNR (incurred but not reported) calculations and documentation, and attestations as to whether or not the organization was in compliance with the Knox-Keene Health Care Service Plan Act of 1975 (the “Knox-Keene Act”) requirements related to claims payment timeliness, had maintained positive tangible net equity (i.e., at least $1.00), and had maintained positive working capital (i.e., at least $1.00).

In a case where an organization is not in compliance with any of the above criteria, the organization would be required to describe in the report submitted to the DMHC the reasons for non-compliance and actions to be taken to bring the organization into compliance. Further, under these regulations, the DMHC will make public some of the information contained in the reports, including, but not limited to, whether or not a particular physician organization met each of the criteria. In the event our affiliated physician organizations are not able to meet certain of the financial solvency requirements, and fail to meet subsequent corrective action plans, we could be subject to sanction, or limitations on, or removal of, our ability to do business in this segment in California. Our affiliated physician organizations had a cash-to-claims ratio at June 30, 2009 of 2.1, and exceeded the requirement for $1.00 of tangible net equity and $1.00 of positive working capital.

Because our business is currently limited to the Southern California area, any reduction in our revenues and profitability from local economic, regulatory, environmental and other developments would not be offset by operations in other geographic areas.

To date, we have developed our business within only one geographic area to take advantage of economies of scale. Due to this concentration of business in a single geographic area, we are exposed to potential losses resulting from economic, regulatory, environmental and competition changes in Southern California. A natural disaster or other catastrophic event could affect us more significantly than other companies with less geographic concentration. Specifically, mudslides, earthquakes, wildfires and other natural disasters occur frequently in California. Potential damage and disruption in our facilities or employees’ homes located in California as a result of mudslides, earthquakes, wildfires or other natural disasters could be substantial. If we experience mudslides, earthquakes, wildfires or other natural disasters at any of our facilities or employees’ homes, our reputation and results of operations could be harmed due to financial losses to repair or rebuild our facilities or disruption to our customers or employees that could hurt our ability to effectively provide our services. Should any adverse economic, regulatory, environmental or other developments occur in Southern California, our business, financial condition, results of operation or cash flows could be materially adversely affected.

We may be unable to expand into some geographic areas, or may be unable to do so without incurring significant additional costs.

We are likely to incur additional costs if we enter states or other counties in California where we do not currently operate. Our rate of expansion into other geographic areas may also be inhibited by:

•                                          our inability to develop a network of physicians, hospitals and other healthcare providers that meets our requirements, the requirements of the community and those of government regulators;

•                                          competition for physicians and patients;

•                                          the cost of providing healthcare services in those areas; and

•                                          demographics and population density.

Accordingly, we may be unsuccessful in entering other metropolitan areas, counties or states.

Our overall business results may suffer from the recent economic downturn.

Recently, the U.S. economy has weakened significantly. Tightening credit markets, depressed consumer spending and higher unemployment rates continue to pressure many industries. During economic downturns, governmental entities often experience budgetary constraints as a result of increased costs and lower than expected tax collections. These budgetary constraints may result in decreased spending for health and human service programs, including Medicare, Medicaid and similar programs, which represent significant payor sources for our hospitals. Other risks we face from general economic weakness include potential declines in the population covered under managed care agreements, patient decisions to postpone or cancel elective and non-emergent healthcare procedures, potential increases in the uninsured and underinsured populations and further difficulties in our collecting patient co-payment and deductible receivables.

We must evaluate the effectiveness of our disclosure controls and internal control over financial reporting on a periodic basis and publicly disclose the results of these evaluations and related matters.

Our management is required to periodically evaluate the effectiveness of our disclosure controls and procedures and our internal control over financial reporting. We are also required to disclose in our periodic reports with the SEC any changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. The rules governing the standards that must be met for management to assess the effectiveness of our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Compliance with these rules has resulted in increased expenses and the devotion of significant management resources.

Our evaluation of our disclosure controls and procedures may reveal material weaknesses in our internal control over financial reporting. If we identify a material weakness, we would be required to conclude that our internal control over financial reporting is ineffective and disclose this conclusion, which could harm our business.

We are required to upgrade and modify our management information systems to accommodate growth in our business and changes in technology and to satisfy new government regulations. As we seek to implement these changes, we may experience complications, delays and increasing costs, which could disrupt our business and reduce our profitability.

We have developed sophisticated management information systems that process and monitor patient case management and utilization of physician, hospital and ancillary services, claims receipt and claims payments, patient eligibility and other operational data required by management. These systems require ongoing modifications, improvements or replacements as we expand and as new technologies become available. We have a centralized business office (“CBO”) located in Bellflower, California to meet the management information systems needs of our four Alta hospitals. Although Brotman currently outsources all of its information technology and management information systems needs, we may integrate Brotman into our CBO, which would require improvements or replacements to our existing systems if Brotman requires functionalities that are not available through our current systems. This transition may result in substantial cost and disrupt operations. Full integration of Brotman into our CBO may take up to 24 months, or it may not even be possible.

We may also be required to modify our management information systems in order to comply with new government regulations. For example, regulations adopted under HIPAA beginning in August 2000 have required us to begin complying with new electronic healthcare transactions and conduct standards, new uniform standards for data reporting, formatting and coding, and new standards for ensuring the privacy of individually identifiable health information. This required us to make significant changes to our management information systems, at substantial cost. Similar modifications, improvements and replacements may be required in the future at additional substantial cost and could disrupt our operations during periods of implementation. Moreover, implementation of such systems is subject to the availability of information technology and skilled personnel to assist us in creating and implementing the systems. The complications, delays and cost of implementing these changes could disrupt our business and reduce our profitability. In addition, any system failure that causes an interruption in service or availability of our systems could adversely affect operations or delay the collection of revenues.

We and our hospitals and affiliated physician organizations may become subject to claims of medical malpractice or HMO bad-faith liability claims for which our insurance coverage may not be adequate. Such claims could materially increase our costs and reduce our profitability.

In the ordinary course of business, we may be subject to medical malpractice lawsuits and other legal actions arising from our operations. These actions may involve large claims and significant defense costs. In an effort to resolve one or more of these matters, we may choose to negotiate a settlement. Amounts we pay to settle any of these matters may be material. To mitigate a portion of this risk, we maintain professional malpractice liability, general liability insurance coverage and managed care errors and omissions insurance for these potential claims in amounts above our self-insured retention level that we believe to be appropriate for our operations. However, some of these claims could exceed the scope of the coverage in effect, or coverage of particular claims could be denied. It is possible that successful claims against us that are within the self-insured retention level amounts, when considered in the aggregate, could have an adverse effect on our results of operations, cash flows, financial condition or liquidity. Furthermore, insurance coverage in the future may not continue to be available at a cost allowing us to maintain adequate levels of insurance with acceptable self-insured retention level amounts. Also, one or more of our insurance carriers may become insolvent and unable to fulfill its obligation to defend, pay or reimburse us when that obligation becomes due. In addition, physicians using our hospitals may be unable to obtain insurance on acceptable terms. Our subsidiary hospitals are subject to medical malpractice lawsuits, general liability lawsuits and other legal actions. We believe, based on our past experience and actuarial estimates, that our insurance coverage is sufficient to cover claims arising from the operations of our subsidiary hospitals. However, if payments for claims and related expenses exceed our estimates or if payments are required to be made by us that are not covered by insurance, our business could be harmed.

If our goodwill and intangible assets become impaired, the impaired portion has to be written off, which will materially reduce the value of our assets and reduce our net income for the year in which the write-off occurs.

As of September 30, 2007, we concluded that the goodwill and other intangible assets related to our pre-2006 acquisitions (i.e., excluding ProMed and Alta) were impaired, and recorded a write-off of approximately $27,512,000 within the continuing legacy IPA segment. Following the 2007 acquisitions of ProMed and Alta, our intangible assets represent a substantial portion of our assets. As of June 30, 2009, goodwill totaled approximately $150,046,000 and other intangible assets totaled approximately $44,553,000 for a combined total of $194,599,000, representing approximately 54% of our total assets.

In June 2001, the Financial Accounting Standards Board issued two standards related to business combinations. The first statement, SFAS No. 141, “Business Combinations,” requires all business combinations after June 30, 2001 to be accounted for using the purchase method and prohibits the pooling-of-interest method of accounting. SFAS No. 141 also states that acquired intangible assets should be separately recognized upon meeting certain criteria. Such intangible assets include, but are not limited to, trade and service marks, non-compete agreements, customer lists and licenses.

The second statement, SFAS No. 142 “Goodwill and Other Intangible Assets,” requires, among other things, that the carrying value of goodwill and indefinite life intangible assets will be evaluated for impairment at least on an annual basis, or more frequently if certain indicators are encountered. A two-step impairment test is used to identify potential goodwill impairment and to measure the amount of goodwill impairment loss to be recognized (if any). The first step of the goodwill impairment test, which is used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, making the second step of the impairment test unnecessary.

A finding that the value of our goodwill and intangible assets has been impaired requires us to write off the impaired portion, which significantly reduces the value of our assets and reduces our net income for the year in which the write-off occurs. Prior to the fiscal 2007 write down, since we adopted SFAS No. 142 for our fiscal year ended September 30, 2002, no impairment had been found and no write-off had been required.

Our hospital revenues and volume trends may be adversely affected by certain factors over which we have no control, including weather conditions, severity of annual flu seasons and other factors.

Our hospital revenues and volume trends are dependent on many factors, including physicians’ clinical decisions and availability, payor programs shifting to a more outpatient-based environment, whether or not certain services are offered, seasonal and severe weather conditions, earthquakes, current local economic and demographic changes and the intensity and timing of yearly flu outbreaks. Any of these factors could have a material adverse effect on our revenues and volume trends, and none of these factors will be within the control of our management.

We also face other risks that could adversely affect our business, financial condition or results of operations, which include:

•                                          any requirement to restate financial results in the event of inappropriate application of accounting principles;

•                                          a significant failure of our internal control over financial reporting;

•                                          failure of our prevention and control systems related to employee compliance with internal policies, including data security;

•                                          failure to protect our proprietary information;

•                                          failure of our corporate governance policies or procedures;

•                                          failing various incurrence tests under our loan agreements which could impact our ability to make future acquisitions; and

•                                          failing various maintenance covenants under our new senior secured credit facility would impact our working capital and inhibit our ability to make future acquisitions.

Risks Related to our Substantial Indebtedness

Our high leverage and debt service obligations could adversely affect our ability to make acquisitions or raise additional capital to fund our operations, increase our vulnerability to general adverse economic and industry conditions and prevent us from meeting our obligations.

We are highly leveraged. After giving effect to the sale of the original notes and the use of proceeds therefrom, as of June 30, 2009, we would have had $185.7 million of indebtedness, including $181.9 million of senior secured indebtedness. Our ability to make scheduled payments on, or to refinance, our debt obligations depends on our financial condition and operating performance, which is subject to general economic, financial, competitive and other factors that are beyond our control. While we believe that we currently have adequate cash flows to service our indebtedness, if our economic performance were to deteriorate significantly, we may be unable to maintain a level of cash flows from operating activities sufficient to enable us to pay the principal, premium, if any, and interest on our indebtedness. If we are unable to generate sufficient cash flow, we could be required to adopt one or more alternatives, such as obtaining additional equity capital, reducing or delaying planned acquisitions or capital expenditures, selling or leasing assets or restructuring debt. We cannot be sure that any of these alternatives could be effected on satisfactory terms, and any resort to alternative sources of funds could impair our competitive position and reduce our future cash flow.

Our high level of debt and the covenants contained in our new senior secured credit facility and the indenture could have important consequences, including:

•                                          requiring us to dedicate a substantial portion of our cash flow from operations to required payments of principal and interest on our indebtedness, thereby reducing the availability of such cash flow to fund our operations, working capital, capital expenditures, future business opportunities and other general corporate activities;

•                                          limiting our ability to react to changes in the economy or our industry;

•                                          limiting our ability to obtain additional financing in the future to fund our operations, working capital, capital expenditures, future business opportunities and acquisitions and other general corporate activities;

•                                          making us vulnerable to increases in interest rates for our new senior secured credit facility because it is at variable rates; and

•                                          placing us at a competitive disadvantage compared to our competitors who are less leveraged.

We may incur substantial additional indebtedness in the future, subject to the restrictions contained in our new senior secured credit facility and the indenture governing our notes. If new indebtedness is added to our new debt levels, the related risks that we now face could intensify.

Our substantial indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes and may restrict our ability to take certain actions.

Our new senior secured credit facility and the indenture governing the notes are expected to contain a number of restrictions and covenants imposing significant operating and financial restrictions on us and our subsidiaries, including covenants restricting or otherwise limiting, among other things, our ability, or the ability of our subsidiaries to:

•                                          pay dividends or distributions on capital stock or equity interests, prepay subordinated indebtedness or make other restricted payments;

•                                          incur additional debt;

•                                          make investments;

•                                          create liens on assets;

•                                          enter into transactions with affiliates;

•                                          engage in other businesses;

•                                          sell or issue capital stock of restricted subsidiaries;

•                                          merge or consolidate with another company;

•                                          transfer and sell assets;

•                                          create dividend and other payment restrictions affecting subsidiaries; and

•                                          designate restricted and unrestricted subsidiaries.

Our new senior secured credit facility will also require us to satisfy various financial covenants based on specified financial ratios, including:

•                                          maintaining a minimum fixed charge coverage ratio; and

•                                          maintaining a maximum leverage ratio.

Future indebtedness or other contracts could contain financial or other covenants more restrictive than those applicable to our new senior secured credit facility and our notes.

General economic conditions, industry conditions and other events beyond our control may affect our ability to comply with these provisions. As a result, we cannot assure you that we will be able to comply with these covenants. Our failure to comply with the covenants contained in the new senior secured credit facility or the indenture governing our notes, including our failure as a result of events beyond our control, could result in an event of default, which could materially and adversely affect our operating results and our financial condition.

If an event of default under one of our debt instruments were to occur, the holders or lenders, as the case may be, under the debt instruments of the defaulted debt could cause all amounts outstanding under such debt instruments to become due and payable immediately. In addition, an event of default under one of our debt instruments could result in a cross default under our other debt instruments. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments, including the indenture governing the notes, if any of our debt instruments were accelerated upon an event of default, or that we would be able to repay, refinance or restructure the payments on such debt instruments.

Brotman has substantial outstanding indebtedness that will be required to be repaid or refinanced prior to the maturity of the notes.

As part of Brotman’s bankruptcy plan of reorganization, Brotman obtained a $16.0 million term loan from JHA that matures on April 14, 2011. If JHA does not exercise its option to acquire the Delmas West parcel for a purchase price equal to the outstanding debt under the term loan within 24 months of the effective date of the bankruptcy, this indebtedness will remain outstanding. In addition, JHA may also declare the unpaid balance of the $16.0 million loan, including remaining interest and any other amounts, due and payable at any time after April 14, 2010 and prior to April 14, 2011, provided that JHA gives 180 days’ written notice of exercise. Brotman also obtained a $6.25 million term loan from JHA that will mature on April 14, 2012 and a $6.0 million revolving facility from Gemino that will mature on April 14, 2012. Finally, in connection with its emergence from bankruptcy, Brotman executed a $4.0 million note due to its unsecured creditors payable over four years with interest at 7.5% per annum. In the event Brotman defaults on this obligation, the unsecured creditors could force Brotman into a Chapter 7 bankruptcy and require that all affairs of Brotman be placed under a court-ordered trustee. We cannot assure you that we will be able to make payments on the Brotman indebtedness as they become due, refinance the Brotman debt on favorable terms or at all, or that any new Brotman financing would not require our guarantee.

Recent instability in the financial markets may have an impact on our ability to raise additional indebtedness or refinance our outstanding indebtedness as it becomes due.

Recent developments in the financial markets, including a series of rating agency downgrades of sub-prime U.S. mortgage-related assets and significant provisions for loan losses recorded by several major financial institutions, have caused the fair value of sub-prime related investments to decline. The decline in fair value has become especially problematic for certain large financial institutions and has had an effect throughout the U.S. economy, including limiting access to capital markets for certain borrowers at reasonable rates and also affecting the market value of certain investments whether or not linked to sub-prime mortgages. Currently, we have not been materially impacted by events in the current credit market. However, we cannot predict with any certainty whether or not we will be impacted in the future by the current conditions which may affect our ability to secure additional indebtedness or refinance our existing indebtedness as it becomes due.

If our economic performance were to decline, we may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to general economic, financial, competitive and other factors that are beyond our control. While we believe that we currently have adequate cash flows to service our indebtedness, if our economic performance were to deteriorate significantly, we may be unable to maintain a level of cash flows from operating activities sufficient to enable us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources were to be insufficient to fund our debt service obligations, we may be forced to reduce or delay acquisitions, investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our new senior secured credit facility and the indenture governing the notes will restrict our ability to dispose of assets, use the proceeds from any disposition of assets and refinance our indebtedness. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. In addition, failure to meet debt service obligations will be an event of default and the holders or lenders, as the case may be, under the debt instruments of the defaulted debt could cause all amounts outstanding under such debt instruments to become due and payable immediately.

THE EXCHANGE OFFER

General

Concurrently with the sale of the original notes on July 29, 2009, we entered into a registration rights agreement with the initial purchasers of the original notes that requires us to use our commercially reasonable efforts to prepare and file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, to offer to the holders of the original notes the opportunity to exchange their original notes for a like principal amount of exchange notes.

The registration rights agreement provides that we must (a) use our commercially reasonable efforts to cause the registration statement of which this prospectus is a part with respect to the exchange of the original notes for the exchange notes to be declared effective under the Securities Act and (b) keep the exchange offer open for at least 20 business days (or longer, if required by applicable law) after the date notice of the exchange offer is mailed to holders of the original notes and (c) consummate the exchange offer on or prior to the 270th day (or if the 270th day is not a business day, the first business day thereafter) after the original issue date of the original notes.

We filed a copy of the registration rights agreement with the SEC on July 29, 2009 as an exhibit to the Company’s Current Report on Form 8-K, which is available to the public through the SEC’s website at http://www.sec.gov and on our website at http://www.prospectmedicalholdings.com. Following the completion of the exchange offer, holders of original notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the original notes will continue to be subject to certain restrictions on transfer.

Subject to certain conditions, including the representations set forth below, the exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. In order to participate in the exchange offer, a holder must represent to us in writing, or be deemed to represent to us in writing, among other things, that:

•                                          the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such recipient is such holder itself;

•                                          at the time of the commencement or consummation of the exchange offer, neither such holder nor, to the knowledge of such holder, any other person receiving exchange notes from such holder has an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•                                          neither the holder nor, to the knowledge of such holder, any other person receiving exchange notes from such holder is an “affiliate,” as defined in Rule 405 under the Securities Act, of ours or of any of the guarantors, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•                                          if such holder is not a broker-dealer, neither such holder nor, to the knowledge of such holder, any other person receiving exchange notes from such holder, is engaging in or intends to engage in a distribution of the exchange notes; and

•                                          if such holder is a participating broker-dealer, such holder has acquired the exchange notes for its own account in exchange for the original notes that were acquired as a result of market-making activities or other trading activities and that it will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements thereunder). See “Plan of Distribution.”

Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement covering resales of the original notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•                                          is an “affiliate,” within the meaning of Rule 405 under the Securities Act, of ours;

•                                          is a broker-dealer who purchased original notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•                                          acquired the exchange notes other than in the ordinary course of the holder’s business;

•                                          has an arrangement with any person to engage in the distribution of the exchange notes; or

•                                          is prohibited by any law or policy of the SEC from participating in the exchange offer.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.” Broker-dealers who acquired original notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the original notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on [                   ], 2010, or such date and time to which we extend the exchange offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

The exchange notes will evidence the same debt as the original notes and will be issued under the terms of, and entitled to the benefits of, the applicable indenture relating to the original notes.

As of the date of this prospectus, $160,000,000 in aggregate principal amount of original notes were outstanding and there was one registered holder, a nominee of DTC. This prospectus, together with the letter of transmittal, is being sent to the registered holder of the original notes.

We will be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice thereof to U.S. Bank National Association, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth below under the heading “—Conditions to the Exchange Offer,” any such unaccepted original notes will be returned, without expense, to the tendering holder of those original notes promptly after the expiration date unless the exchange offer are extended.

Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be 5:00 p.m., New York City time, on [                 ], 2010, unless we, in our sole discretion, extend the exchange offer. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time on such date. We reserve the right, in our sole discretion:

•                                          to delay accepting any original notes, to extend the exchange offer or, if any of the conditions set forth under “—Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•                                          to amend the terms of the exchange offer in any manner.

Procedures for Tendering Original Notes

When the holder of original notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of original notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

•                                          transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to U.S. Bank National Association, which will act as the exchange agent, at the address set forth below under the heading “—The Exchange Agent”;

•                                          comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below; or

•                                          if original notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent as per DTC procedures.

In addition, either:

•                                          the exchange agent must receive the certificates for the original notes and the letter of transmittal;

•                                          the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the original notes being tendered, along with the letter of transmittal or an agent’s message; or

•                                          the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, or “book-entry confirmation,” which states that DTC has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the original notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or original notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution, unless the original notes surrendered for exchange are tendered:

•                                          by a registered holder of the original notes; or

•                                          for the account of an eligible institution.

An “eligible institution” is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If original notes are registered in the name of a person other than the signer of the letter of transmittal, the original notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form to the exchange agent and as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of original notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•                                          reject any and all tenders of any original note improperly tendered;

•                                          refuse to accept any original note if, in our judgment or the judgment of our counsel, acceptance of the original note may be deemed unlawful; and

•                                          waive any defects or irregularities or conditions of the exchange offer as to any particular original note based on the specific facts or circumstances presented either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender original notes in the exchange offer.

Notwithstanding the foregoing, we do not expect to treat any holder of original notes differently from other holders to the extent they present the same facts or circumstances.

Our interpretation of the terms and conditions of the exchange offer as to any particular original notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of original notes for exchange, nor shall any of us incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the original notes tendered for exchange signs the letter of transmittal, the tendered original notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the original notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any original notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons’ authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that the person acquiring exchange notes in the exchange offer, whether or not that person is the holder, is obtaining them in the ordinary course of its business, and at the time of the commencement of the exchange offer neither the holder nor, to the knowledge of such holder, that other person receiving exchange notes from such holder has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes issued in the exchange offer in violation of the provisions of the Securities Act. If any holder or any other person receiving exchange notes from such holder is an “affiliate,” as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the notes in violation of the provisions of the Securities Act to be acquired in the exchange offer, the holder or any other person:

•                                          may not rely on applicable interpretations of the staff of the SEC; and

•                                          must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its original notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, delivering this prospectus in connection with any resale of such exchange notes issued in the exchange offer). The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered original notes. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the registration rights agreement. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any original notes for exchange.

For each original note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered original note. Registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from the issue date of the original notes. Holders of exchange notes will not receive any payment in respect of accrued interest on original notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer. Under the registration rights agreement, we may be required to make payments of additional interest to the holders of the original notes under circumstances relating to the timing of the exchange offer.

In all cases, we will issue exchange notes for original notes that are accepted for exchange only after the exchange agent timely receives:

•                                          such original notes or a timely book-entry confirmation of such original notes into the exchange agent’s account at DTC;

•                                          a properly completed and duly executed letter of transmittal or an agent’s message; and

•                                          all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered original notes, or if a holder submits original notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of original notes tendered by book-entry transfer into the exchange agent’s account DTC, the nonexchanged notes will be credited to an account maintained with DTC. We will return the original notes or have them credited to DTC accounts promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify the acceptance and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will be deemed to include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•                                          be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” on or prior to the expiration date; or

•                                          comply with the guaranteed delivery procedures described below.

DTC’s ATOP program is the only method of processing exchange offers through DTC. To accept an exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system. In addition, such tendering participants should deliver a copy of the letter of transmittal to the exchange agent unless an agent’s message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent’s message. Any instruction through ATOP, such as an agent’s message, is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

In order for an acceptance of an exchange offer through ATOP to be valid, an agent’s message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If a holder of original notes desires to tender such notes and the holder’s original notes are not immediately available, or time will not permit the holder’s original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•                                          the holder tenders the original notes through an eligible institution;

•                                          prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes tendered, the certificate number of numbers of such original notes and the amount of the original notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three business days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•                                          the exchange agent receives the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three trading days after the expiration date.

Withdrawal of Tenders

You may withdraw tenders of your original notes at any time prior to the expiration of the exchange offer.

For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under the heading “—Exchange Agent.” Any such notice of withdrawal must:

•                                          specify the name of the person that has tendered the original notes to be withdrawn;

•                                          identify the original notes to be withdrawn, including the principal amount of such outstanding notes; and

•                                          where certificates for original notes are transmitted, specify the name in which original notes are registered, if different from that of the withdrawing holder.

If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, the original notes withdrawn will be unlocked with DTC for the original notes. The original notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be re-tendered by following one of the procedures described under the heading “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we may (a) refuse to accept any original notes and return all tendered original notes to the tendering holders, (b) extend the exchange offer and retain all original notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw those original notes, or (c) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered original notes that have not been withdrawn, if we determine, in our reasonable judgment, that (i) the exchange offer violate applicable law, any applicable interpretation of the staff of the SEC; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or (iii) all governmental approvals that we deem necessary for the consummation of the exchange offer have not been obtained.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for those original notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Effect of Not Tendering

Holders who desire to tender their original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange.

Original notes that are not tendered, or are tendered but not accepted, will, following the consummation of the exchange offer, continue to accrue interest and be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes and in the offering memorandum, dated July 22, 2009, relating to the original notes. After completion of the exchange offer, we will have no further obligation to provide for the registration under the Securities Act of those original notes except in limited circumstances with respect to specific types of holders of original notes and we do not intend to register the original notes under the Securities Act. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Overnight Courier, Registered/ Certified Mail and by Hand:

U.S. Bank National Association

Corporate Trust Services

60 Livingston Avenue

St. Paul, Minnesota 55107

Attn: Specialized Finance

Facsimile Transmission:

Fax: 651-495-8158

Attn: Specialized Finance

Fax cover sheets should provide a call back phone number and request a call back, upon receipt.

Telephone:

(800) 934-6802

Internet:

www.usbank.com/corp_trust/bondholder_contact.html

E-Mail:

cts.specfinance@usbank.com

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Accounting Treatment

We will record the exchange notes at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the exchange notes are substantially identical to those of the original notes. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Transfer Taxes

Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those original notes.

Regulatory Approvals

Except for the Securities Act and the Exchange Act and the rules and regulations under them, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the exchange offer.

USE OF PROCEEDS

The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement that we entered into in connection with the issuance of the original notes on July 29, 2009. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of June 30, 2009, on an actual basis and on a pro forma basis to give effect to the issuance of the original notes in July 2009 and the application of the net proceeds thereof and the execution of our senior secured credit facility. In exchange for the issuance of the exchange notes, we will receive original notes in like principal amount. We will retire or cancel all of the original notes tendered in the exchange offer. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our financial statements and the pro forma financial information, all of which are included elsewhere in this prospectus.

	As of June 30, 2009
	Actual	Pro Forma
	(in thousands)
Cash and cash equivalents	$31,587	$22,614
Debt:
Existing credit facility	$135,643	$—
New revolving credit facility(1)	—	—
Senior secured notes	—	160,000
Brotman debt	25,656	25,656
Total debt	161,299	185,656
Capital leases	1,679	1,679
Total debt including capital leases	162,978	187,335
Market value of interest rate swaps	11,032	—
Total debt including capital leases and market value of interest rate swaps	174,010	187,335
Total shareholders’ equity	74,103	70,955
Total capitalization	$248,113	$258,290

(1)                                  We entered into a $15 million revolving senior secured credit facility substantially concurrent with the consummation of the issuance of the original notes, which has not been drawn upon as of the date of this prospectus. The availability under our senior secured credit facility is subject to compliance with certain ratios under our senior secured credit facility.

PRO FORMA FINANCIAL INFORMATION

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On January 21, 2009, the U.S. Bankruptcy Court entered an order (the “Confirmation Order”), confirming the Second Amended Plan of Reorganization (the “Plan”) of Brotman. The transactions contemplated by the Plan, as modified by the Confirmation Order, were substantially consummated and the Plan became effective on April 14, 2009 (the “Effective Date”). References in these pro forma consolidated financial statements to “Pre-Reorganized Brotman” refer to Brotman prior to April 14, 2009 and references to “Reorganized Brotman” refer to Brotman on and after April 14, 2009, after giving effect to the issuance of new securities in exchange for the previously outstanding securities in accordance with the Plan.

Pursuant to the Plan and the Confirmation Order, on the Effective Date, among other things, all of Pre-Reorganized Brotman’s securities in existence immediately prior to the Effective Date, including, but not limited to, shares of Pre-Reorganized Brotman’s issued and outstanding classes of common stock (“Old Common Stock”), preferred stock (“Old Preferred Stock”) and stock options were canceled. In exchange for their pro rata share (as determined by reference to the percentage of ownership in Pre-Reorganized Brotman) of the new contribution totaling $3,500,000 ($2,500,000 as of the Effective Date and $1,000,000 within six months of the Effective Date) (the “New Value Contribution”), holders of Pre-Reorganized Brotman’s securities would receive new common stock in Reorganized Brotman in the same percentage as their pro rata share of the New Value Contribution (the “New Common Stock”). The Plan also provided that to the extent any holder of Pre-Reorganized Brotman’s securities elected not to fund its pro rata share of the New Value Contribution, the Company would be required to fund such amount and would receive the New Common Stock that such holder would have received had it made payment of its share of the New Value Contribution. Pursuant to the terms of the Plan, the Company made an additional investment in Brotman of $1,814,000 and $705,000 on January 13, 2009 and June 30, 2009, respectively. Based on such contributions, the Company acquired an additional 38.86% ownership interest in Reorganized Brotman, effective April 14, 2009, which brought the Company’s total interest to 71.96% of the outstanding New Common Stock of Reorganized Brotman. The Company’s ownership interest in Reorganized Brotman continues to be held through its wholly-owned subsidiary, Prospect Hospital Advisory Services, Inc., a Delaware corporation.

For financial accounting purposes, the recapitalization transaction was referred to as the “Brotman Acquisition” and in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS No. 141”), the business combination, which was achieved in stages, provides for recognition of assets at current fair value with respect to the proportion of our incremental ownership interest in Brotman. Under SFAS No. 141, the estimated aggregate cost of the acquired assets, which includes cash paid of $2.5 million and expenses incurred in connection with the acquisition totaling approximately $37,000, were preliminarily allocated to the assets acquired and liabilities assumed. The excess of the consideration over the estimated fair value of the assets and liabilities assumed has been preliminarily allocated to goodwill. Goodwill attributable to the non-controlling interest is not recognized. The purchase price allocation will be adjusted upon completion of the final valuation studies and may differ materially from the information presented herein. The results of operations and financial position of Reorganized Brotman have been included in the Company’s consolidated financial statements since April 14, 2009.

The unaudited condensed pro forma consolidated statements of operations give effect to the purchase of Reorganized Brotman as if the reorganization and acquisition had occurred as of October 1, 2007.

The unaudited condensed pro forma consolidated financial statements do not give effect to any synergies that may be realized as a result of the acquisition, nor do they give effect to any nonrecurring/unusual restructuring charges that may be incurred as a result of the integration of the Company and Reorganized Brotman.

The unaudited condensed pro forma consolidated financial statements are provided for informational purposes only and do not purport to present the consolidated results of operations of the Company and Reorganized Brotman, had the actual acquisition occurred on the date specified, nor are they necessarily indicative of the results of operations that may be expected in the future.

The unaudited condensed pro forma consolidated financial statements should be read in conjunction with each company’s historical financial statements and the notes thereto, all of which are included in the prospectus. Certain accounts of Reorganized Brotman have been reclassified to be consistent with the Company’s presentation format. While the Company has conducted preliminary reviews of accounting and financial reporting policy differences related to Reorganized Brotman, this review is on-going and will continue throughout the merger integration process. As such, additional reclassifications or pro forma adjustments may be identified.

PROSPECT MEDICAL HOLDINGS, INC.

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended June 30, 2009

(in thousands, except for share and per-share amounts)

	Historical		Pro Forma				Pro Forma
	Prospect	Brotman Pre	Adjustments(I)		Brotman		Adjustments(II)		Pro Forma
	Medical	Reorganized	Amounts	Notes	Reorganized	Subtotal	Amounts	Notes	Consolidated
Managed care revenues	$144,138	$—	$—		$—	$144,138	$(39)	(g)	$144,099
Net hospital services revenues	139,701	62,025	—		62,025	201,726	(600)	(g)	201,126
Total revenues	283,839	62,025	—		62,025	345,864	(639)		345,225
Operating expenses:
Managed care cost of revenues	111,535	—	—		—	111,535	—		111,535
Hospital services operating expenses	96,281	57,518	—		57,518	153,799	—		153,799
General and administrative	43,505	4,624	—		4,624	48,128	(639)	(g)	47,489
Depreciation and amortization	5,751	581	—		581	6,332	168	(e)	6,500
Total operating expenses	257,072	62,723	—		62,723	319,795	(471)		319,324
Operating income from unconsolidated joint venture	1,482	—	—		—	1,482	—		1,482
Operating income (loss)	28,249	(698)	—		(698)	27,551	(168)		27,383
Other (income) expense:
Investment income	(101)	(10)	—		(10)	(111)	—		(111)
Interest expense and amortization of deferred fiancing cost	21,396	3,256	(1,604)	(a), (b)	1,652	23,048	—		23,048
(Loss) on value of interest rate swap arrangements	5,019	—	—		—	5,019	—		5,019
Nullification of default interest	—	—	—		—	—	—		—
Total other (income) expense, net	26,313	3,246	(1,604)		1,642	27,955	—		27,955
Income (loss) before reorganization items	1,936	(3,944)	1,604		(2,340)	(404)	(168)		(572)
Reorganization items, net	—	(9,491)	—		(9,491)	(9,491)	9,491	(f)	—
Income (loss) before income taxes	1,936	5,547	1,604		7,151	9,087	(9,659)		(572)
Provision for income taxes	2,065	110	—	(d)	110	2,175	—	(j)	2,175
Net income (loss) before minority interest	(129)	5,437	1,604		7,041	6,912	(9,659)		(2,747)
Minority interest	5	—	—		—	5	—		5
Net income (loss)	$(134)	$5,437	$1,604		$7,041	$6,907	$(9,659)		$(2,752)
Net income (loss) per common share:
Basic	$0.01								$(0.13)
Diluted	$0.01								$(0.13)
Weighted average shares outstanding:
Basic	20,512,351								20,512,351
Diluted	20,512,351								20,512,351

The accompanying notes are an integral part of the unaudited condensed consolidated pro forma financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

For the Twelve Months Ended September 30, 2008

(in thousands, except for share and per-share amounts)

	Historical		Pro Forma				Pro Forma
	Prospect	Brotman Pre	Adjustments(I)		Brotman		Adjustments(II)		Pro Forma
	Medical	Reorganized	Amounts	Notes	Reorganized	Subtotal	Amounts	Notes	Consolidated
Managed care revenues	$202,844	$—	$—		$—	$202,844	$(2,758)	(g)	$200,086
Net hospital services revenues	126,692	117,226	—		117,226	243,918	2,758	(g)	246,676
Total revenues	329,536	117,226	—		117,226	446,762	—		446,762
Operating expenses:
Managed care cost of revenues	158,907	—	—		—	158,907	—		158,907
Hospital services operating expenses	84,353	101,636	—		101,636	185,989	—		185,989
General and administrative	57,399	10,132	—		10,132	67,531	—		67,531
Depreciation and amortization	7,789	1,235	—		1,235	9,024	422	(e)	9,446
Total operating expenses	308,448	113,003	—		113,003	421,451	422		421,873
Operating income from unconsolidated joint venture	2,563	—	—		—	2,563	—		2,563
Operating income (loss)	23,651	4,223	—		4,223	27,874	(422)		27,452
Other (income) expense:
Investment income	(616)	(31)	—		(31)	(647)	—		(647)
Interest expense and amortization of deferred financing cost	22,341	3,550	(688)	(a), (b)	2,862	25,203	—		25,203
(Gain) on value of interest rate swap arrangements	(3,096)	—	—		—	(3,096)	—		(3,096)
Loss on debt extinguishment	8,308	—	—		—	8,308	—		8,308
Nullification of default interest	—	(8,277)	—		(8,277)	(8,277)	8,277	(h)	—
Total other (income) expense, net	26,937	(4,758)	(688)		(5,446)	21,491	8,277		29,768
Income (loss) before reorganization items	(3,286)	8,981	688		9,669	6,383	(8,699)		(2,316)
Reorganization items, net	—	6,681	(10,488)	(c)	(3,807)	(3,807)	3,807	(f)	—
Income (loss) before income taxes	(3,286)	2,300	11,176		13,476	10,190	(12,506)		(2,316)
(Benefit) provision for income taxes	(1,326)	—	—	(d)	—	(1,326)	—	(j)	(1,326)
Net income (loss) before minority interest	(1,960)	2,300	11,176		13,476	11,516	(12,506)		(990)
Minority interest	1	—	—		—	1	—		1
Net income (loss) from continuing operations	(1,961)	2,300	11,176		13,476	11,515	(12,506)		(991)
Income from discontinued operations	6,169	—	—		—	6,169	—		6,169
Net income (loss) before preferred dividends	4,208	2,300	11,176		13,476	17,684	(12,506)		5,178
Dividends to preferred stockholder	(6,760)	—	—		—	(6,760)	—		(6,760)
Net income (loss) attributable to common stockholders	$(2,552)	$2,300	$11,176		$13,476	$10,924	$(12,506)		$(1,582)
Net income (loss) per common share:
Basic	$(0.20)								$(0.12)
Diluted	$(0.20)								$(0.12)
Weighted average shares outstanding:
Basic	12,885,415								12,885,415
Diluted	12,885,415								12,885,415

The accompanying notes are an integral part of the unaudited condensed consolidated pro forma financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

Pro Forma Adjustments I:

Reorganization under Chapter 11 of the U.S. Bankruptcy Code.  On October 25, 2007 (the “Petition Date”), Brotman filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code and began operating as a debtor-in-possession pursuant to Chapter 11. On January 21, 2009, the U.S. Bankruptcy Court entered an order confirming Brotman’s Second Amended Plan of Reorganization (the “Plan”) which became effective April 14, 2009 (the “Effective Date”).

American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), which is applicable to companies in Chapter 11, requires that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statement of operations. The balance sheet must distinguish prepetition liabilities subject to compromise from both those prepetition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. Brotman adopted SOP 90-7 effective October 25, 2007 and segregated those items, as outlined above, for all reporting periods from October 25, 2007 through April 14, 2009. Pursuant to the requirements of SOP 90-7 as of the Chapter 11 filing (October 25, 2007), debt issue costs related to pre-petition debt owed to Prime Healthcare Services Los Angeles, LLC (“Prime”) are no longer being amortized and have been included as an adjustment to the net carrying value of the related pre-petition debt. Interest on unsecured pre-petition debt has not been accrued as provided for under the U.S. Bankruptcy Code and the requirements of SOP 90-7.

SOP 90-7 calls for the adoption of fresh-start reporting if the reorganization value of the emerging entity immediately before the effective date is less than the total of all post-petition liabilities and pre-petition allowed claims and if holders of existing voting shares immediately before confirmation receive less than 50% of the voting shares of the emerging entity, both conditions of which were not satisfied by Brotman. As such, Brotman’s emergence from Chapter 11 bankruptcy proceedings did not result in the adoption of fresh-start reporting in accordance with SOP 90-7.

The unaudited condensed pro forma consolidated statements of operations give pro forma effect to Brotman’s emergence from Chapter 11 bankruptcy proceedings as of October 1, 2007. The reported amounts in the Pro Forma Adjustments I column of the accompanying table reflect adjustments related to the Plan of Reorganization and the effects of the consummation of the transactions contemplated therein, which included settlement of various liabilities, issuance of certain securities, incurrence of new indebtedness, repayment of old indebtedness, and other cash payments. The pro forma adjustments are preliminary and subject to further revisions, based on any updated information, actual amounts and applicable economic conditions as of April 14, 2009.

a.             Incremental interest expense.  Pro forma adjustment to recognize net reduction of $2,004,000 and $655,000 of net interest expense for the nine months ended June 30, 2009 and twelve months ended September 30, 2008, respectively, resulting from borrowings under the new JHA term financing, Gemino revolving exit facility and Class 4 Note, used to consummate the Plan.

b.             Amortization of loan fees.  Pro forma adjustment to recognize additional (reduction) in amortization of loan fees by $400,000 and $(33,000) for the nine months ended June 30, 2009 and the twelve months ended September 30, 2008, respectively, related to borrowings under the new JHA financing and Gemino revolving exit facility.

c.             Gain on extinguishment of impaired liabilities.  Pro forma adjustment to record the gain on early extinguishment of impaired liabilities in connection with the reorganization of Brotman. As a result of the reorganization, during the year ended September 30, 2008 and nine months ended June 30, 2009, Reorganized Brotman recognized a pro forma gain of approximately $11.4 million and $11.4 million, respectively, on the discharge of pre-petition liabilities that were subject to compromise, less approximately $7.6 million and $1.9 million, respectively, in reorganization expenses, resulting in a net gain of $3.8 million and $9.5 million, respectively.

d.             Provision for income taxes.  No provision (benefit) for income taxes has been reflected in the pro forma adjustments due to existing net operating losses of Brotman that would likely be utilized.

Pro Forma Adjustments II:

Purchase Accounting.  The Brotman Acquisition is accounted for under the purchase method of accounting. In accordance with SFAS 141 “Business Combinations” (“SFAS 141”), the amount of the consideration paid is allocated, with respect to the proportion of the Company’s incremental ownership interest in Reorganized Brotman, to assets acquired and liabilities assumed, based on their estimated fair values. The excess of such consideration paid over the estimated fair value of the assets and liabilities acquired has been preliminarily allocated to goodwill. The purchase price allocation will be adjusted upon completion of the final valuation studies of these assets as of the acquisition date.

The reported amounts in the Pro Forma Adjustments II column of the table above reflect adjustments related to the acquisition. The pro forma adjustments are preliminary and subject to further revision, based on any updated information, actual amounts and applicable economic conditions as of April 14, 2009.

Integration synergies.  The Company believes that it will achieve certain synergies over time from the integration of Brotman, by eliminating redundant administrative costs, and by applying our efficient operating model to lower healthcare and general and administrative expenses. The anticipated impact of such synergies, revenue increases and cost savings have not been reflected in the Unaudited Condensed Pro Forma Consolidated Statements of Operations, nor do those Statements of Operations include any nonrecurring/unusual restructuring charges that may be incurred as a result of the integration of the acquisition.

e.             Depreciation of additional fixed assets.  Pro forma adjustment to recognize additional depreciation expense on $14,192,000 of property and equipment recorded as part of the Brotman purchase price allocation amounting to $168,000 and $422,000 for the nine months ended June 30, 2009 and the twelve months ended September 30, 2008, respectively. The property and equipment have been determined to have estimated remaining useful lives ranging from 5 to 40 years and are depreciated on a straight line basis.

f.              Reorganization items.  Pro forma adjustment to eliminate non-recurring reorganization costs (income) incurred in connection with the Chapter 11 reorganization totaling $(9,491,000) and $(3,807,000) for the nine months ended June 30, 2009 and the twelve months ended September 30, 2008, respectively. Such amounts are comprised of (in thousands):

	Nine Months Ended June 30, 2009	Twelve Months Ended September 30, 2008
Professional and other fees directly related to reorganization	$1,908	$7,592
Gain on discharge of impaired liabilities	(11,399)	(11,399)
	$(9,491)	$(3,807)

g.             Intercompany revenue/expense.  Pro forma adjustment to eliminate inter-company revenue/ expense relating to consulting services totaling approximately $600,000 and $1,200,000 and risk-pool sharing agreement totaling approximately $39,000 and $1,558,000 for the nine months ended June 30, 2009 and the twelve months ended September 30, 2008, respectively.

h.             Nullification of default interest and non-compliance fees.  Pro forma adjustment to eliminate the non-recurring reversal of nullification of default interest and non-compliance fees.

i.              Shareholders’ Deficit and Minority Interest.  No minority interest is reflected in the pro forma statement of operations as no minority interest in earnings is recognizable until such time as the minority interest portion of the shareholders’ deficit is recovered.

j.              Provision for income taxes.  See Note (d).

PROSPECT MEDICAL HOLDINGS, INC.

Exhibit

Table of Adjustments—Pro Forma Adjustments I

i.              Adjustments made to the unaudited pro forma statement of operations for the nine months ended June 30, 2009:

Reason	(a)	(b)	(c)	Net (Income) Loss
Expense
Interest expense and amortization of loan fees	$(2,004)	$400	$—	$(1,604)
Total	$(2,004)	$400	$—	$(1,604)

ii.            Adjustments made to the unaudited pro forma statement of operations for the year ended September 30, 2008:

Reason	(a)	(b)	(c)	Net (Income) Loss
Expense
Interest expense and amortization of loan fees	$(655)	$(33)	$—	$(688)
Reoganization items, net	—	—	(10,488)	(10,488)
Total	$(655)	$(33)	$(10,488)	$(11,176)

Key

(a)           Net decrease in interest costs

(b)           Net increase (decrease) in amortization of loan fees

(c)           Reorganization items, net

PROSPECT MEDICAL HOLDINGS, INC.

Exhibit

Table of Adjustments—Pro Forma Adjustments II

i.      Adjustments made to the unaudited pro forma statement of operations for the nine months ended June 30, 2009:

Reason	(e)	(f)	(g)	(h)	Net (Income) Loss
Revenue
Managed care revenues	$—	$—	$(39)	$—	$(39)
Net hospital services revenues	—	—	(600)	—	(600)
Expense
General and administrative	—	—	(639)	—	(639)
Depreciation and amortization	168	—	—	—	168
Reorganization items, net	—	9,491	—	—	9,491
Total	$168	$9,491	$—	$—	$(9,659)

ii.    Adjustments made to the unaudited pro forma statement of operations for the year ended September 30, 2008:

Reason	(e)	(f)	(g)	(h)	Net (Income) Loss
Revenue
Managed care revenues	$—	$—	$(2,758)	$—	$(2,758)
Net hospital services revenues	—	—	2,758	—	2,758
Expense
Depreciation and amortization	422	—	—	—	422
Reorganization items, net	—	3,807	—	—	3,807
Nullification of default interest	—	—	—	8,277	8,277
Total	$422	$3,807	$—	$8,277	$12,506

Key

(e)           Increased depreciation, net

(f)            Elimination of net gain from reorganization items, net

(g)           Elimination of inter-company revenue/expenses

(h)           Reversal of nullification of default interest and non-compliance fees

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

Prior to the acquisition of Alta and Brotman, we were primarily a healthcare management services organization that provided medical management systems and services to affiliated medical organizations, primarily Independent Physician Associations (“IPAs”). With the acquisition of Alta and Brotman, we now own and operate five hospitals in Southern California and our operations are now organized into three reporting segments: Hospital Services, IPA and Corporate. The Hospital Services segment includes the results of operations and financial position of Brotman beginning April 14, 2009.

Hospital Services Segment

The Hospital Services segment owns and operates five hospitals in Los Angeles County with a total of approximately 759 licensed beds served by 787 on-staff physicians at June 30, 2009. Each of the community hospitals in Hollywood, Los Angeles, Norwalk and Culver City offers a comprehensive range of medical and surgical services, including inpatient, outpatient, skilled nursing and urgent care services. The psychiatric hospital in Van Nuys provides acute inpatient and outpatient psychiatric services to patients admitted on a voluntary basis. Admitting physicians are primarily practitioners in the local area. The hospitals have payment arrangements with Medicare, Medi-Cal and other third-party payers including some commercial insurance carriers, HMOs and Preferred Provider Organizations (“PPOs”). The basis for such payments involving inpatient and outpatient services rendered includes prospectively determined rates per discharge and cost-reimbursed methodologies. The Alta hospitals are eligible to receive additional Disproportionate Share Hospital Program (“DSH”) payment adjustments from Medicare and Medi-Cal based on a prospective payment system for hospitals that serve large proportions of low-income patients. The Brotman hospital is eligible to receive DSH payment adjustments from Medicare and supplemental Distressed Hospital Fund payments from the California Medical Assistance Commission (“CMAC”).

Operating revenue of our Hospital Services segment consists primarily of payments for services rendered, including estimated retroactive adjustments under reimbursement arrangements with third-party payers. In some cases, reimbursement is based on formulas and reimbursable amounts are not considered final until cost reports are filed and audited or otherwise settled by the various programs. We accrue for amounts that we believe will ultimately be due to or from Medicare and other third-party payers and report such amounts as net patient revenues in the accompanying financial statements. We closely monitor our historical collection rates, as well as changes in applicable laws, rules and regulations and contract terms, to assure that provisions are made using the most accurate information available. However, due to the complexities involved in these estimations, actual payments from payers may be materially different from the amounts we estimate and record. A summary of the payment arrangements with major third-party payers follows:

Medicare:  Medicare is a federal program that provides certain hospital and medical insurance benefits to persons aged 65 and over, some disabled persons with end-stage renal disease and certain other beneficiary categories. Inpatient services rendered to Medicare program beneficiaries are paid at prospectively determined rates per discharge, according to a patient classification system based on clinical, diagnostic, and other factors. Outpatient services are paid based on a blend of prospectively determined rates and cost-reimbursed methodologies. We are also reimbursed for various disproportionate share and Medicare bad debt components at tentative rates, with final settlement determined after submission of annual Medicare cost reports and audit thereof by the Medicare fiscal intermediary. Normal estimation differences between final settlements and amounts accrued in previous years are reflected in net patient service revenue in the year of final settlement.

Medi-Cal:  Medi-Cal is a joint federal-state funded healthcare benefit program that is administered by the state of California to provide benefits to qualifying individuals who are unable to afford care. As such, Medi-Cal constitutes the version of the federal Medicaid program that is applicable to California residents. Inpatient services rendered to Medi-Cal program beneficiaries are paid at contracted per diem rates. The per diem rates are not subject to retrospective adjustment. Outpatient services are paid based on prospectively determined rates per procedure provided.

Managed Care:  We also receive payment from certain commercial insurance carriers, HMOs, and PPOs, though generally do not enter into contracts with these entities. The basis for payment under these agreements includes our standard charges for services.

Self-Pay:  Our hospitals provide services to individuals that do not have any form of healthcare coverage. Such patients are evaluated, at the time of service or shortly thereafter, for their ability to pay based upon federal and state poverty guidelines, qualifications for Medi-Cal, as well as our local hospital’s indigent and charity care policy.

Hospital revenues depend upon inpatient occupancy levels, the medical and ancillary services and therapy programs ordered by physicians and provided to patients, the volume of outpatient procedures and the charges or negotiated payment rates for such services. Charges and reimbursement rates for inpatient routine services vary depending on the type of services provided (e.g., medical/surgical, intensive care or behavioral health) and the geographic location of the hospital. Inpatient occupancy levels fluctuate for various reasons, many of which are beyond our control. The percentage of patient service revenue attributable to outpatient services has generally increased in recent years, primarily as a result of advances in medical technology that allow more services to be provided on an outpatient basis, as well as increased pressure from Medicare, Medi-Cal and private insurers to reduce hospital stays and provide services, where possible, on a less expensive outpatient basis. We believe that our experience with respect to our increased outpatient levels mirrors the general trend occurring in the healthcare industry and we are unable to predict the rate of growth and resulting impact on our future revenues.

Patients are generally not responsible for any difference between customary hospital charges and amounts reimbursed for such services under Medicare, Medicaid, some private insurance plans, and managed care plans, but are responsible for services not covered by such plans, exclusions, deductibles or co-insurance features of their coverage. The amount of such exclusions, deductibles and co-insurance has generally been increasing each year. Indications from recent federal and state legislation are that this trend will continue. Collection of amounts due from individuals is typically more difficult than from governmental or business payers and increases in uninsured and self-pay patients unfavorably impact the collectability of our patient accounts, thereby increasing our provision for doubtful accounts and charity care provided.

Operating expenses of our Hospital Services segment generally consist of salaries, benefits and other compensation paid to physicians and healthcare professionals that are employees of our hospitals; medical supplies; consultant and professional services; and provision for doubtful accounts.

General and administrative expenses of our Hospital Services segment generally consists of salaries, benefits and other compensation for our hospital administrative employees, insurance, rent, operating supplies, legal, accounting and marketing.

Hospital Services Results of Operations

The following table sets forth the results of operation for our hospitals and is used in the discussion below for the year ended September 30, 2008, the Fifty-four day period from August 8, 2007 to September 30, 2007 and the three-month and the nine-month periods ended June 30, 2009 and 2008 (in thousands).

	Year Ended September 30,	Fifty-four Day Period Ended September 30,	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2009	2008	2009	2008
Net Hospital Services revenues:
Medicare	$66,740	$5,873	$30,734	$16,182	$65,493	$48,352
Medi-Cal	51,407	8,054	22,766	12,785	56,344	36,852
Managed care	4,701	519	8,383	1,546	11,377	3,203
Self pay	2,040	808	3,808	529	4,940	1,467
Other	1,806	329	780	371	1,547	1,223
Total Hospital Services revenues	126,692	15,583	66,470	31,413	139,701	91,096
Hospital operating expenses:
Salaries, wages and benefits	60,213	8,015	29,461	15,263	61,278	44,205
Other operating expenses	7,919	911	6,280	1,939	10,715	5,474
Supplies expense	9,329	719	6,360	2,306	10,738	6,483
Provision for doubtful accounts	5,782	976	8,577	948	12,286	2,809
Lease and rental expense	1,111	78	599	308	1,264	761
Total Hospital Services operating expenses	84,353	10,699	51,278	20,764	96,281	59,732
General and administrative expenses	12,481	1,382	6,597	3,219	12,813	8,755
Depreciation and amortization expense	4,286	671	1,270	1,020	3,097	3,085
Total non-medical expenses	16,768	2,053	7,866	4,239	15,911	11,840
Operating income	$25,572	$2,831	$7,327	$6,410	$27,509	$19,524

The following table sets forth selected operating items, expressed as a percentage of total net hospital services revenue:

	Year Ended September 30,	Fifty-four day Period Ended September 30,	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2009	2008	2009	2008
Net Hospital Services revenues:
Medicare	52.7%	37.7%	46.2%	51.5%	46.9%	53.1%
Medi-Cal	40.6%	51.7%	34.2%	40.7%	40.3%	40.5%
Managed care	3.7%	3.3%	12.6%	4.9%	8.1%	3.5%
Self pay	1.6%	5.2%	5.7%	1.7%	3.5%	1.6%
Other	1.4%	2.1%	1.3%	1.2%	1.2%	1.3%
Total Hospital Services revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Hospital operating expenses:
Salaries, wages and benefits	47.5%	51.4%	44.3	48.6%	43.9%	48.5%
Other operating expenses	6.3%	5.8%	9.4%	6.2%	7.7%	6.0%
Supplies expense	7.4%	4.6%	9.6%	7.3%	7.7%	7.1%
Provision for doubtful accounts	4.6%	6.3%	12.9%	3.0%	8.8%	3.1%
Lease and rental expense	0.9%	0.5%	0.9%	1.0%	0.9%	0.8%
Total Hospital Services operating expenses	66.6%	68.7%	77.1%	66.1%	69.0%	65.5%
General and administrative expenses	9.9%	8.9%	9.9%	10.3%	9.2%	9.6%
Depreciation and amortization expense	3.4%	4.3%	1.9%	3.2%	2.2%	3.4%
Total non-medical expenses	13.2%	13.2%	11.8%	13.5%	11.4%	13.0%
Operating income	20.2%	18.2%	11.1%	20.4%	19.6%	21.5%

The following table shows certain selected historical operating statistics for our hospitals for the year ended September 30, 2008 and the three-month and the nine-month periods ended June 30, 2009 and 2008:

	Year Ended September 30,	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2009 (4)	2008	2009 (4)	2008
Net inpatient revenues (in thousands) (1)	$118,219	$59,039	$29,664	$127,839	$84,914
Net outpatient revenues (in thousands) (1)	$6,667	$6,651	$1,377	$10,315	$4,959
Other hospital services revenues (in thousands)	$1,806	$780	$4,371	$1,547	$1,223
Number of hospitals at end of the period	4	5	4	5	4
Licensed beds at end of the period	339	759	339	759	339
Average licensed beds	339	759	339	759	339
Average available beds	331	616	331	616	331
Admissions (2)	14,206	5,451	3,560	12,675	10,616
Adjusted patient admissions (3)	15,058	6,056	3,752	13,655	11,295
Net inpatient revenue per admission	$8,301	$10,831	$8,332	$10,086	$7,999
Patient days	87,463	36,800	22,127	84,329	63,747
Adjusted patient days	92,706	40,072	22,901	90,625	67,683
Average length of patient’s stay (days)	5.5	6.3	5.6	4.5	5.5
Net inpatient revenue per patient day	$1,348	$1,604	$1,341	$1,516	$1,332
Outpatient visits	17,111	10,930	5,000	21,109	15,253
Net outpatient revenue per visit	$389	$609	$275	$489	$325

(1)            Net inpatient revenues and net outpatient revenues are components of net patient revenues. Net inpatient revenues for the year ended September 30, 2008 include self-pay revenues of approximately $1,900,000. Net inpatient revenues for the three and the nine months ended June 30, 2009 and 2008, include self-pay revenues of $3,309,000, $4,306,000, $508,000 and $1,387,000, respectively. Net outpatient revenues for the year ended September 30, 2008 include self-pay revenues of approximately $100,000. Net outpatient revenues for the three and the nine months ended June 30, 2009 and 2008 include self-pay revenues of $581,000, $634,000, $24,000  and $81,000, respectively.

(2)          Charity care admissions represent 1.4%, 0.6%, 0.6%, 0.6% and 0.4% of total admissions for the year ended September 30, 2008 and the three and the nine months ended June 30, 2009 and 2008, respectively.

(3)           Adjusted patient admissions are total admissions adjusted for outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient charges and gross outpatient charges and then dividing the resulting amount by gross inpatient charges.

(4)           The above amounts include Brotman operating results since April 14, 2009, when the Company acquired a majority stake in Brotman.

Three Months Ended June 30, 2009 Compared to Three Months Ended June 30, 2008

Net Hospital Services Revenues

Net inpatient revenues for the three months ended June 30, 2009 were approximately $59,039,000, representing an increase of approximately $29,375,000 or 99.0% from net inpatient revenues for the three months ended June 30, 2008, of approximately $29,664,000. Brotman, which results were included since April 14, 2009, accounted for $24,652,000 or 83.9% of the increase.

Excluding Brotman, same hospital net inpatient revenues increased by approximately $4,723,000 or 15.9% during fiscal  2009 period as compared to fiscal 2008 period. The increase was due to increases in both Medicare and Medi-Cal reimbursement rates of approximately 7.0% and increases in total admissions.

Same-hospital admissions, excluding the effect of Brotman, for the three months ended June 30, 2009 increased by approximately 3.8% compared to the three months ended June 30, 2008 primarily due to net volume increases in many of the service lines emphasized by our targeted growth initiative.

Net outpatient revenues for the three months ended June 30, 2009 were approximately $6,651,000, representing an increase of approximately $5,274,000 or 383.0% from net outpatient revenues for the three months ended June 30, 2008, of approximately $1,377,000. Brotman, which results were included since April 14, 2009, accounted for $4,823,000 or 91.4% of the increase.

Excluding Brotman, same hospital net outpatient revenues increased by approximately $452,000 or 32.8%.  The increase was due to increases in outpatient visits and higher reimbursement rates.

Salaries, Wages and Benefits

Salaries, wages and benefits for the three months ended June 30, 2009 were approximately $29,461,000, representing an increase of approximately $14,198,000 or 93.0% from salaries, wages and benefits for the three months ended June 30, 2008, of approximately $15,263,000. Brotman, which results were included since April 14, 2009, accounted for $13,065,000 or 92.0% of the increase.

Excluding Brotman, same hospital salaries, wages and benefits expense as a percentage of Alta’s net Hospital Services revenues for the three months ended June 30, 2009 was 44.8%, representing a decrease of 7.7% compared to 48.6% for the three months ended June 30, 2008. Same hospital salaries, wages and benefits per adjusted patient day for the three months ended June 30, 2009 was approximately $659 representing a decrease of 1.1% compared to $666 for the three months ended June 30, 2008. The decrease is primarily due to productivity gained through efficiencies, partially offset by merit increases for our employees.

As of June 30, 2009, approximately 4.5% and 79%, of the total employees at our Alta and Brotman hospitals were represented by labor unions, respectively. Labor relations at our hospital facilities generally have been satisfactory. The collective bargaining agreement entered into between Hollywood Community Hospital, which is one of the hospitals under the consolidated group of Alta Hospitals System, LLC, and Service Employees International Union (“SEIU”), covers a small group of Hollywood Community Hospital’s employees and will expire on May 9, 2011. The collective bargaining agreements entered into between Brotman and the California Nurses Association (“CNA”), and Brotman and the SEIU both expire on February 28, 2010. We do not anticipate that any changes in these agreements will have a material adverse effect on results of our Hospital Services operations in fiscal 2009.

Other Operating Expenses

Other operating expense for the three months ended June 30, 2009 was approximately $6,280,000, representing an increase of $4,341,000 or 223.9% from other operating expense for the three months ended June 30, 2008, of approximately $1,939,000. Brotman, which results were included since April 14, 2009, accounted for $4,317,000 or 99.5% of the increase.

Excluding Brotman, Alta’s same hospital other operating expense as a percentage of Alta’s net Hospital Services revenue for the three months ended June 30, 2009 was approximately 5.4%, representing a decrease of 13.1%, compared to

7.3% for the three months ended June 30, 2008. Same hospital other operating expenses per adjusted patient day decreased approximately 6.8% to $79 in the three months ended June 30, 2009 compared to $85 for the same period in fiscal 2008. The decrease was due primarily to a change in estimate relating to a certain vendor in the fiscal 2008 period.

Supplies Expense

Supplies expense for the three months ended June 30, 2009 was approximately $6,360,000, representing an increase of approximately $4,054,000 or 175.8% from supplies expense for the three months ended June 30, 2008, of approximately $2,306,000. Brotman, which results were included since April 14, 2009, accounted for $4,097,000 or 101.0% of the increase.

Excluding Brotman, Alta’s same hospital supplies expense as a percentage of Alta’s net Hospital Services revenue for the three months ended June 30, 2009 was 6.2% representing a decrease of 15.7% compared to 7.3% for the three months ended June 30, 2008. Same hospital supplies expense per adjusted patient day for the three months ended June 30, 2009 was approximately $91, representing a decrease of 9.7%, compared to approximately $101 for the three months ended June 30, 2008. This decrease in supplies expense per adjusted patient day reflects improved efficiencies gained through continued focus on supply management. We strive to control supplies expense through product standardization, bulk purchases, contract compliance, improved utilization and operational improvements.

Provision for Doubtful Accounts

The provision for doubtful accounts as a percentage of net Hospital Services revenues was 12.9% for the three months ended June 30, 2009 compared to 3.0% for three months ended June 30, 2008. Brotman, which results were included since April 14, 2009, accounted for 83.67% of the increase.

Excluding Brotman, Alta’s hospital provision for doubtful accounts as a percentage of Alta’s net Hospital Services revenue for the three months ended June 30, 2009 was approximately 6.0%, representing an increase of 100%, compared to 3.0% for the three months ended June 30, 2008. The increase was due to an unusually low percentage in the prior year period, associated with refinements in the Company’s bad debt write off and contractual allowance recording.

Lease and Rental Expense

Lease and rental expense for the three months ended June 30, 2009 was approximately $599,000, representing an increase of approximately $291,000 or 94.5% from lease and rental expense for the three months ended June 30, 2008, of approximately $308,000. Brotman, which results were included since April 14, 2009, accounted for $177,000 or 60.7% of the increase.

Excluding Brotman, same hospital lease and rental expense as a percentage of Alta’s net Hospital Services revenue for the three months ended June 30, 2009 remained unchanged at approximately 1.0% compared to the three months ended June 30, 2008. Included in lease and rental expenses were operating lease arrangements for our administrative offices with terms expiring at various dates through 2015. The office space is shared with Prospect.

General and Administrative Expense

General and administrative expense for the three months ended June 30, 2009 was approximately $6,597,000, representing an increase of approximately $3,378,000 or 104.9% from general and administrative expense for the three months ended June 30, 2008, of approximately $3,219,000. Brotman, which results were included since April 14, 2009, accounted for $3,333,000 or 98.7% of the increase.

Excluding Brotman, same hospital general and administrative expense as a percentage of Alta’s net Hospital Services revenue for the three months ended June 30, 2009 was 8.9%, representing a decrease of approximately 12.4%, compared to 10.3% for the three months ended June 30, 2008. Included in general and administrative, or “G&A”, expenses were consulting and outside services, supplies, insurance, utilities, taxes and licenses, and maintenance which accounted for approximately 95.3% of the total expenses in the three months ended June 30, 2009, as compared to 91.7% for the three months ended June 30, 2008.

Depreciation and Amortization Expense

Depreciation and amortization expense for the three months ended June 30, 2009 was approximately $1,270,000, representing an increase of approximately $250,000 or 24.5% from depreciation and amortization expense for the three months ended June 30, 2008, of approximately $1,020,000. Brotman, which results were included since April 14, 2009, accounted for $263,000 or 105.2% of the increase.

Excluding Brotman, depreciation and amortization expenses as a percentage of Alta’s net Hospital Services revenues for the three months ended June 30, 2009 were approximately 2.9%, representing a decrease of 19.7%, compared to 3.2% for the three months ended June 30, 2008. Included in depreciation and amortization expense was amortization of identifiable intangibles of approximately $317,000 and $317,000 in the three months ended June 30, 2009 and 2008, respectively. During the three months ended June 30, 2009 and 2008, total capital expenditures incurred of approximately $129,000 and $370,000, respectively, were within our budgeted expectations.

Operating Income

Our Hospital Services segment reported operating income of approximately $7,327,000 and $6,410,000 for the three months ended June 30, 2009 and 2008, respectively, which increase was the result of the changes discussed above. The pre-tax operating results from the Hospital Services segment include certain corporate expense allocations for insurance, professional fees, and amortization of identifiable intangibles.

Nine Months Ended June 30, 2009 Compared to Nine Months Ended June 30, 2008

Net Hospital Services Revenues

Net inpatient revenues for the nine months ended June 30, 2009 were approximately $127,839,000, representing an increase of approximately $42,925,000 or 50.6% from net inpatient revenues for the nine months ended June 30, 2008, of approximately $84,914,000. Brotman, which results were included since April 14, 2009, accounted for $24,652,000 or 57.4% of the increase.

Excluding Brotman, same hospital net inpatient revenues increased by approximately $18,273,000 or 21.5% during fiscal 2009 period as compared to fiscal 2008 period. The increase was due to increases in both Medicare and Medi-Cal reimbursement rates of approximately 7.0%, and increases in total admissions.

Same-hospital admissions, excluding the effect of Brotman, for the nine months ended June 30, 2009 increased by 2.8% compared to the nine months ended June 30, 2008 primarily due to net volume increases in many of the service lines emphasized by our targeted growth initiative.

Net outpatient revenues for the nine months ended June 30, 2009 were approximately $10,315,000, representing an increase of approximately $5,356,000 or 108.0% from net outpatient revenues for the nine months ended June 30, 2008, of approximately $4,959,000. Brotman, which results were included since April 14, 2009, accounted for $4,823,000 or 90.0% of the increase.

Excluding Brotman, same hospital net outpatient revenues increased by approximately $533,000 or 10.7%.  The increase was due to increases in outpatient visits and higher reimbursement rates.

Salaries, Wages and Benefits

Salaries, wages and benefits for the nine months ended June 30, 2009 were approximately $61,278,000, representing an increase of approximately $17,073,000 or 38.6% from salaries, wages and benefits for the nine months ended June 30, 2008, of approximately $44,205,000. Brotman, which results were included since April 14, 2009, accounted for $13,065,000 or 76.5% of the increase.

Excluding Brotman, same hospital salaries, wages and benefits expense as a percentage of Alta’s net Hospital Services revenues for the nine months ended June 30, 2009 were approximately 43.9%, representing a decrease of 9.5% compared to 48.5% for the nine months ended June 30, 2008. Same hospital salaries, wages and benefits per adjusted patient day for the nine months ended June 30, 2009 was approximately $639, representing a decrease of 2.1% compared to $653 for the nine months ended June 30, 2008. The decrease is primarily due to productivity gained through efficiencies, partially offset by merit increases for our employees.

As of June 30, 2009, approximately 4.5% and 79% of the total employees at our Alta and Brotman hospitals were represented by labor unions, respectively. Labor relations at our hospital facilities generally have been satisfactory. The collective bargaining agreement entered into between Hollywood Community Hospital, which is one of the hospitals under the consolidated group of Alta Hospitals System, LLC, and  Service Employees International Union (“SEIU”), covers a small group of Hollywood Community Hospital’s employees and will expire on May 9, 2011. The collective bargaining agreements entered into between Brotman and the California Nurses Association (“CNA”), and Brotman and the SEIU both expire on February 28, 2010. We do not anticipate that any changes in these agreements will have a material adverse effect on results of our Hospital Services operations in fiscal 2009.

Other Operating Expenses

Other operating expenses for the nine months ended June 30, 2009 were approximately $10,715,000, representing an increase of approximately $5,241,000 or 95.8% from other operating expense for the nine months ended June 30, 2008, of approximately $5,474,000. Brotman, which results were included since April 14, 2009, accounted for $4,317,000 or 82.4% of the increase.

Excluding Brotman, Alta’s same hospital other operating expense as a percentage of Alta’s net Hospital Services revenue for the nine months ended June 30, 2009 was approximately 5.8%, representing a decrease of 3.8%, compared to 6.0% for the nine months ended June 30, 2008. Same hospital other operating expenses per adjusted patient day increased approximately 4.4% to $84 in the nine months ended June 30, 2009 compared to $81 for the same period in fiscal 2008.  The increase was due to a decrease in malpractice expense, primarily attributable to improved claims experience and a change in estimate relating to a certain vendor in the fiscal 2008 period.

Supplies Expense

Supplies expense for the nine months ended June 30, 2009 was approximately $10,738,000, representing an increase of approximately $4,255,000 or 65.6% from supplies expense for the nine months ended June 30, 2008, of approximately $6,483,000. Brotman, which results were included since April 14, 2009, accounted for $4,097,000 or 96.3% of the increase.

Excluding Brotman, same hospital supplies expense as a percentage of Alta’s net Hospital Services revenue for the nine months ended June 30, 2009 was approximately 6.0%, representing a decrease of 15.0%, compared to 7.1% for the nine months ended June 30, 2008. Same hospital supplies expense per adjusted patient day for the nine months ended June 30, 2009 was approximately $88, representing a decrease of 8.1%, compared to approximately $96 for the nine months ended June 30, 2008. This decrease in supplies expense per adjusted patient day reflects improved efficiencies gained through continued focus on supply management. We strive to control supplies expense through product standardization, bulk purchases, contract compliance, improved utilization and operational improvements.

Provision for Doubtful Accounts

The provision for doubtful accounts as a percentage of net Hospital Services revenues was 8.8% for the nine months ended June 30, 2009 compared to 3.1% for nine months ended June 30, 2008. Brotman, which results were included since April 14, 2009, accounted for 67.3% of the increase.

Excluding Brotman, same hospital provision for doubtful accounts as a percentage of Alta’s net Hospital Services revenue for the nine months ended June 30, 2009 was approximately 5.4%, representing an increase of 74.4%, compared to 3.1% for the nine months ended June 30, 2008. The increase was due to an unusually low percentage in the prior year period, associated with refinements in the Company’s bad debt write off and contractual allowance recording.

Lease and Rental Expense

Lease and rental expense for the nine months ended June 30, 2009 was approximately $1,264,000, representing an increase of approximately $503,000 or 66.1% from lease and rental expense for the nine months ended June 30, 2008, of approximately $761,000. Brotman, which results were included since April 14, 2009, accounted for $177,000 or 35.1% of the increase.

Excluding Brotman, same hospital lease and rental expense as a percentage of Alta’s net Hospital Services revenue for the nine months ended June 30, 2009 was 1.0%, representing an increase of 13.9%, compared to 0.8% for the nine months ended June 30, 2008. Included in lease and rental expenses were operating lease arrangements for our administrative offices with terms expiring at various dates through 2015. The office space is shared with Prospect.

General and Administrative Expense

General and administrative, or “G&A” expense for the nine months ended June 30, 2009 was approximately $12,813,000, representing an increase of approximately $4,058,000 or 46.4% from general and administrative expense for the nine months ended June 30, 2008, of approximately $8,755,000. Brotman, which results were included since April 14, 2009, accounted for $3,333,000 or 82.1% of the increase.

Excluding Brotman, same hospital general and administrative expense as a percentage of Alta’s net Hospital Services revenue for the nine months ended June 30, 2009 was 8.6%, representing a decrease of 10.7%, compared to 9.6% for the nine months ended June 30, 2008. Included in general and administrative expenses were consulting and outside services, supplies, insurance, utilities, taxes and licenses, and maintenance which accounted for approximately 96.2% of the total expenses in the nine months ended June 30, 2009, as compared to 93.2% for the nine months ended June 30, 2008.

Depreciation and Amortization Expense

Depreciation and amortization expense for the nine months ended June 30, 2009 was approximately $3,097,000, representing an increase of approximately $12,000 or 0.4% from depreciation and amortization expense for the nine months ended June 30, 2008, of approximately $3,085,000. Brotman, which results were included since April 14, 2009, accounted for $263,000 or 2,192.5% of the increase.

Excluding Brotman, depreciation and amortization expenses as a percentage of Alta’s net Hospital Services revenues for the nine months ended June 30, 2009 were approximately 2.3%, representing a decrease of 32.3%, compared to 3.4% for the nine months ended June 30, 2008. Included in depreciation and amortization expense was amortization of identifiable intangibles of approximately $950,000 and $950,000 in the nine months ended June 30, 2009 and 2008, respectively. During the nine months ended June 30, 2009 and 2008, total capital expenditures incurred of approximately $562,000 and $1,220,000, respectively, were within our budgeted expectations.

Operating Income

Our Hospital Services segment reported an operating income of approximately $27,509,000 and $19,524,000 for the nine months ended June 30, 2009 and 2008, respectively, which increase was the result of the changes discussed above. The pre-tax operating results from the Hospital Services segment include certain corporate expense allocations for insurance, professional fees, and amortization of identifiable intangibles.

Year Ended September 30, 2008 Compared to Year Ended September 30, 2007

Net Hospital Services Revenues

With the acquisition of Alta on August 8, 2007, we owned and operated four community-based hospitals with a combined 339 licensed beds served by approximately 310 on-staff physicians as of September 30, 2008. Alta’s Hospital Services revenues included inpatient and outpatient revenues and other miscellaneous non-patient revenues (primarily income from services such as cafeterias, gift shops and parking). For the year ended September 30, 2008 and the period August 8, 2007 through September 30, 2007, Alta’s net patient revenues was approximately $126,692,000 and $15,583,000, of which net inpatient revenues was approximately $118,219,000 (93.3%) and $14,199,000 (91.1%) and net outpatient revenues was approximately $6,668,000 (5.3%) and $1,056,000 (6.8%), respectively.

Net inpatient revenues per patient admission and net inpatient revenues per patient day was $8,301 and $1,348 for the year ended September 30, 2008 compared to $7,434 and $1,320, for the period August 8, 2007 through September 30, 2007, respectively. There were various positive and negative factors impacting Alta’s net inpatient revenues. The positive factors included: termination of a majority of managed care contracts, favorable net adjustment for prior year cost reports and related valuation allowances, primarily attributable to Medicare and Medi-Cal of $214,000 for the year ended September 30, 2008 compared to $53,000 for the period August 8, 2007 through September 30, 2007.

Alta’s net outpatient revenues per visit were $389 for the year ended September 30, 2008 compared to $471 for the period August 8, 2007 through September 30, 2007. Factors impacting our net outpatient revenues include increasing competition from physician-owned entities which provide outpatient services.

Salaries, Wages and Benefits

Salaries, wages and benefits expense as a percentage of Alta’s net patient revenues was 48% for the year ended September 30, 2008 compared to 52% for the period August 8, 2007 through September 30, 2007. Salaries, wages and benefits per adjusted patient day was approximately $650 for the year ended September 30, 2008 compared to $694 for the period August 8, 2007 through September 30, 2007. As of September 30, 2008, less than 3% of the total employees at our Alta hospitals were represented by labor unions. Labor relations at our hospital facilities generally have been satisfactory. In May 2008, we entered into a new collective bargaining agreement with the SEIU to replace an expired collective bargaining agreement at Hollywood Community Hospital, covering a small group of Hollywood Community Hospital’s employees, which expires on May 9, 2011. We do not anticipate that the agreement we reached in 2008 will have a material adverse effect on results of our Hospital Services operations.

Supplies

Supplies expense as a percentage of Alta’s net patient revenue was 7% for the year ended September 30, 2008 compared to 5% for the period August 8, 2007 through September 30, 2007 and supplies expense per adjusted patient day was approximately $101 for the year ended September 30, 2008 compared to $62 for the period August 8, 2007 through September 30, 2007. We strive to control supplies expense through product standardization, bulk purchases, contract compliance, improved utilization and operational improvements that should minimize waste.

Provision for Doubtful Accounts

The provision for doubtful accounts as a percentage of Alta’s net patient revenues was 4.6% for the year ended September 30, 2008 compared to 6.3% for the period August 8, 2007 through September 30, 2007, primarily due to improved collection efforts.

The table below shows the net accounts receivable and allowance for doubtful accounts by payer (in thousands):

	September 30, 2008			September 30, 2007
	Accounts Receivable Before Allowance For Doubtful Accounts	Allowance For Doubtful Accounts	Net	Accounts Receivable Before Allowance For Doubtful Accounts	Allowance For Doubtful Accounts	Net
Medicare	$5,939	$914	$5,025	$6,951	$1,888	$5,063
Medi-Cal	10,214	345	9,869	9,108	864	8,244
Commercial managed care	1,557	206	1,350	637	81	556
Governmental managed care	2,085	337	1,749	1,853	238	1,616
Self pay uninsured	2,107	1,828	279	1,615	1,315	301
Self pay balance after	261	243	17	51	44	8
Other	43	17	26	72	18	54
Total	$22,205	$3,891	$18,314	$20,288	$4,447	$15,840

Collection of accounts receivable has been a key area of focus. As of September 30, 2008, our estimated collection rate on self-pay accounts was approximately 11.5%, including collections from point-of-service through collections by our in-house collection department or external collection vendors. This self-pay collection rate includes payments made by patients, including co-payments and deductibles paid by patients with insurance, prior to an account being classified and assigned to our in-house self-pay collection group. The comparable self-pay collection percentage as of September 30, 2007 was approximately 14.8%.

We continue working with managed care payors to obtain adequate and timely reimbursement for our services. As of September 30, 2008, our estimated collection rate on managed care accounts was approximately 38.8%, which included collections from point-of-service through collections by our in-house collection department or external collection vendors. The comparable managed care collection percentage as of September 30, 2007 was approximately 26.0%.

We manage our provision for doubtful accounts using hospital-specific goals and benchmarks such as (1) total cash collections, (2) point-of-service cash collections, (3) accounts receivable days outstanding (“AR Days”), and (4) accounts receivable aging. The following tables present the approximate aging by payor of Alta’s operations’ net accounts receivable of $22.8 million and $20.1 million, excluding cost report settlements payable and valuation allowances of zero and $1.0 million, at September 30, 2008 and 2007, respectively:

	September 30, 2008
	Medicare	Medi-Cal	Managed Care	Indemnity, Self-Pay and Other	Total
0-60 days	84.0%	76.1%	49.6%	38.5%	75.7%
61-120 days	8.5%	13.2%	24.6%	37.0%	13.1%
121-180 days	3.7%	7.3%	16.1%	14.0%	7.0%
Over 180 days	3.8%	3.4%	9.7%	10.5%	4.2%
Total	100%	100%	100%	100%	100%

	September 30, 2007
	Medicare	Medi-Cal	Managed Care	Indemnity, Self-Pay and Other	Total
0-60 days	75.6%	67.4%	43.1%	59.4%	69.0%
61-120 days	9.1%	15.6%	31.9%	15.1%	13.9%
121-180 days	7.5%	10.0%	12.5%	6.1%	9.2%
Over 180 days	7.8%	7.0%	12.5%	19.4%	7.9%
Total	100%	100%	100%	100%	100%

Our AR Days from Alta’s operations were 48.3 days at September 30, 2008 compared to 51.9 days at September 30, 2007. AR Days at September 30, 2008 and 2007 were within our target of less than 75 days. AR Days are calculated as our accounts receivable from Alta on the last date in the relevant quarter divided by our net patient revenues for the quarter ended on that date divided by the number of days in the quarter.

Other Operating Expenses

Other operating expenses as a percentage of Alta’s net patient revenues were 6% for the year ended September 30, 2008 and the period August 8, 2007 through September 30, 2007, respectively. Included in other operating expenses was malpractice expense of $141,000 and $(41,000) for the year ended September 30, 2008 and the period August 8, 2007 through September 30, 2007, respectively.

Lease and Rental

Lease and rental expenses as a percentage of Alta’s net patient revenues were 1% and 1% for the year ended September 30, 2008 and the period August 8, 2007 through September 30, 2007, respectively. Included in lease and rental expenses were operating lease arrangements for our administrative offices with terms expiring at various dates through 2015.

General and Administrative

General and administrative expenses as a percentage of Alta’s net patient revenues were 9.9% for the year ended September 30, 2008, as compared to 8.9% for the period August 8, 2007 through September 30, 2007. Included in G&A expenses was consulting and outside services, supplies, insurance, utilities, taxes and licenses, and maintenance which accounted for approximately 91.7% of Alta’s total expenses in the year ended September 30, 2008, as compared to 92.0% for the period August 8, 2007 through September 30, 2007.

Depreciation and Amortization

Depreciation and amortization expenses as a percentage of Alta’s net patient revenues were 3.4% and 4.3% for the year ended September 30, 2008 and the period August 8, 2007 through September 30, 2007, respectively. During the year ended September 30, 2008, and the period August 8, 2007 through September 30, 2007, total capital expenditures incurred of approximately $1,200,000 and $52,000 respectively, were within our budgeted expectations.

Operating Income

Our Alta hospitals reported an operating income of approximately $25,572,000 and $2,831,000 for the year ended September 30, 2008 and the period August 8, 2007 through September 30, 2007, respectively. The pre-tax operating results from the Alta hospitals include certain corporate expense allocations.

IPA Segment

The IPA segment is a healthcare management services organization that provides management services to affiliated physician organizations that operate as independent physician associations. The affiliated physician organizations enter into agreements with HMOs to provide HMO enrollees with a full range of medical services in exchange for fixed, prepaid monthly fees known as “capitation” payments. The IPAs contract with physicians (primary care and specialist) and other healthcare providers to provide all necessary medical services.

Through our management subsidiaries—Prospect Medical Systems, Inc. (“PMS”), Sierra Medical Management (through August 1, 2008) and ProMed Health Care Administrators—we have entered into long-term agreements to provide management services to each of our affiliated physician organizations in exchange for a management fee. The management services we provide include HMO contracting, physician recruiting, credentialing and contracting, human resources services, claims administration, financial services, provider relations, patient eligibility and other services, medical management including utilization management and quality assurance, data collection, and management information systems.

Effective August 1, 2008, we sold all of the issued and outstanding stock of the AV Entities. The assets, liabilities and operating results of the AV Entities have been classified as discontinued operations and are excluded from the disclosures below.

Our management subsidiaries currently provide management services to ten affiliated physician organizations, which include PMG, Nuestra Familia Medical Group, Inc. (“Nuestra”), seven other affiliated physician organizations that PMG owns or controls, and one affiliated physician organization (AMVI/Prospect Health Network) that is an unconsolidated joint venture in which PMG owns a 50% interest. PMG, which was our first affiliated physician organization, has acquired the ownership interest in all of our other affiliated physician organizations, except Nuestra.  Both PMG and Nuestra are owned by our physician shareholder nominee, Dr. Arthur Lipper, and controlled through assignable option agreements and management services agreements (see Note 7 to the Notes to Condensed Consolidated Financial Statements).  While PMG is itself an affiliated physician organization that does the same business in its own service area as all of our other affiliated physician organizations do in theirs, PMG also serves as a holding company for our other affiliated physician organizations, except Nuestra.

The ten affiliated physician organizations provided medical services to a combined total of approximately 178,500 HMO enrollees at June 30, 2009, including approximately 9,600 AMVI/Prospect Health Network enrollees that we manage for the economic benefit of an independent third party, and for which we earn management fee income.

As of June 30, 2009, our affiliated physician organizations had contracts with approximately 21 HMOs, from which our revenue was primarily derived. HMOs offer a comprehensive healthcare benefits package in exchange for a capitation fee per enrollee that does not vary through the contract period regardless of the quantity or cost of medical services required or used. HMOs enroll members by entering into contracts with employer groups or directly with individuals to provide a broad range of healthcare services for a prepaid charge, with minimal deductibles or co-payments required of the members. All of the contracts between our affiliated physician organizations and the HMOs provide for the provision of medical services by the affiliated physician organization to the HMO enrollees in consideration for the prepayment of the fixed monthly capitation fee per enrollee.

Our IPA business has grown through the acquisition of IPAs by PMG, and is concentrated in Orange County, California, Los Angeles County, California and San Bernardino County, California.

Managed care revenues consist primarily of fees for medical services provided by our affiliated physician organizations under capitated contracts with HMOs. Capitation revenue under HMO contracts is prepaid monthly to the affiliates based on the number of covered HMO enrollees. Capitation revenue may be subsequently adjusted to reflect changes in enrollment as a result of retroactive terminations or additions. These adjustments have not had a material effect on capitation revenue. Capitation revenue is also subject to risk adjustment, whereby capitation with respect to Medicare enrollees is subject to subsequent adjustment for the acuity of the enrollees to whom services were provided. Capitation for the current year is paid based on data submitted for each enrollee for the preceding year. Capitation is paid at interim rates during the year and is adjusted in subsequent periods (generally in the fourth fiscal quarter) after the final data is compiled. Positive or negative capitation adjustments are made for seniors with conditions requiring more or less healthcare services than assumed in the interim payments. Since we do not currently have the ability to reliably predict these adjustments, periodic changes in capitation amounts earned as a result of Risk Adjustment are recognized when those changes are communicated from the health plans, generally in the fourth quarter of the fiscal year to which the adjustments relate. Management fees were primarily comprised of amounts earned from managing the operations of AMVI, Inc., which is our joint venture partner in the AMVI/Prospect Health Network joint venture, related to Medi-Cal members and Medicare members enrolling in CalOPTIMA’s OneCare HMO. OneCare is a Medicare Advantage Special Needs Plan launched in August 2005 by CalOPTIMA to serve dually-eligible members in Orange County who are entitled to Medicare benefits and are also Medi-Cal eligible. Management fee revenue is earned in the month the services are delivered.

Managed care revenues also included incentive payments from HMOs under “pay-for-performance” programs for quality medical care based on various criteria. These incentives are generally received in the third and fourth quarters of our fiscal year and are recorded when such amounts are known since we do not have the information to independently and reliably estimate these amounts.

We also potentially earn additional incentive revenue or incur penalties under HMO contracts by sharing in the risk for hospitalization based upon inpatient services utilized. These amounts were included in capitation revenue. As of June 30, 2009, except for one minor contract where we were contractually obligated for down-side risk, shared risk deficits were not payable until and unless we generated future risk-sharing surpluses. Risk pools are generally settled in the following year. Due to the lack of access to timely inpatient utilization information and the difficulty in estimating the related costs, shared-risk amounts receivable from the HMOs are recorded when such amounts are known. We also receive incentives under “pay-for-performance” programs for quality medical care based on various criteria. Pay-for-performance payments are generally recorded in the third and fourth quarters of our fiscal year when such amounts are known, since we do not have the ability to reliably estimate these amounts. Risk pool and pay-for-performance incentives are affected by many factors, some of which are beyond our control, and may vary significantly from year to year.

We have increased our membership through acquisitions. These increases through acquisition were offset by HMO enrollment declines at our affiliated physician organizations, similar to the general HMO enrollment trends in California in recent years. The following table sets forth the approximate number of members, by category (in thousands):

	As of June 30,
Member Category	2009	2008(2)	% Increase (Decrease)
Commercial—owned	136.1	157.3	(13.5)%
Commercial—managed(l)	1.3	1.4	(7.1)%
Senior—owned	21.3	19.5	9.2%
Senior—managed(1)	0.1	0.1	0.0%
Medi-Cal—owned(3)	11.5	16.0	(28.1)%
Medi-Cal—managed(1)	8.2	7.5	9.3%
Total	178.5	201.8	(11.5)%

(1)           Represent members of AMVI, Inc., our joint venture partner, which we manage on their behalf in exchange for a fee.

(2)           The above amounts exclude HMO enrollment related to the AV Entities, given their classification as discontinued operations.

(3)           The Company cancelled certain unprofitable Medi-Cal contracts during fiscal 2008.

The following table details total paid member months, by member category, for the three-month and nine-month periods ended June 30, 2009 and 2008 (in thousands):

	Three Months Ended June 30,		% Increase	Nine Months Ended June 30,		% Increase
	2009	2008(2)	(Decrease)	2009	2008(2)	(Decrease)
Commercial—owned	411.7	473.2	(13.0)%	1,289.9	1,475.4	(12.6)%
Commercial—managed(1)	4.0	4.0	0.0%	12.1	12.0	0.8%
Senior—owned	64.1	57.8	10.9%	193.7	194.4	(0.4)%
Senior—managed (1)	0.4	0.4	0.0%	1.2	1.3	(7.7)%
MediCal—owned (3)	34.9	48.1	(27.4)%	102.9	143.5	(28.3)%
MediCal—managed(1)	24.3	22.4	8.5%	71.1	63.7	11.6%
	539.4	605.9	(11.0)%	1,670.9	1,890.3	(11.6)%

(1)           Represent members of AMVI, Inc., our joint venture partner, which we manage on their behalf in exchange for a fee.

(2)           The above amounts exclude HMO enrollment related to the AV Entities, given their classification as discontinued operations.

(3)           The Company cancelled certain unprofitable Medi-Cal contracts during fiscal 2008.

Our operating expenses include expenses related to the provision of medical care services (managed care cost of revenues) and general and administrative costs. Our results of operations depend on our ability to effectively manage expenses related to health benefits and accurately predict costs incurred.

Expenses related to medical care services include payments to contracted primary care physicians, payments to contracted specialists and the cost of employed physicians at our medical clinics (through August 1, 2008). In general, primary care physicians are paid on a capitation basis, while specialists are paid on either a capitation or a fee-for-service basis.

Capitation payments are fixed in advance of periods covered and are not subject to significant accounting estimates. These payments are expensed in the period the providers are obligated to provide services. Fee-for-service payments are expensed in the period services are provided to our members. Medical care costs include actual historical claims experience and estimates of incurred but not reported amounts (“IBNR”).  We estimate our IBNR monthly, based on a number of factors, including prior claims experience. As part of this review, we also consider estimates of amounts to cover uncertainties related to fluctuations in provider billing patterns, claims payment patterns, membership and medical cost trends. These estimates are adjusted each month as more information becomes available. In addition to our own IBNR estimation process, we obtain semi-annual certifications of our IBNR liability from independent actuaries. We believe that our process for estimating IBNR is adequate, but there can be no assurance that medical care costs will not exceed such estimates. In addition to contractual reimbursements to providers, we also make discretionary incentive payments to physicians, which are in large part based on the pay-for-performance, shared risk revenues and any favorable senior capitation risk adjustment payments we receive. Since we record these revenues generally in the third or fourth quarter of each fiscal year, when the incentives and capitation adjustments due from the health plans are known, we also historically adjust interim accruals of discretionary physician bonuses in the same period. Because incentives and risk-adjustment revenues form the basis for these discretionary bonuses, variability in earnings due to fluctuations in revenues are mitigated by reductions in bonuses awarded.

G&A costs are largely comprised of wage and benefit costs related to our employee base and other administrative expenses. G&A functions include claims processing, information systems, provider relations, finance and accounting services, and legal and regulatory services.

IPA Results of Operations

The following tables summarize our net operating revenue, operating expenses and operating income from continuing IPA operations and are used in the discussions below for the years ended September 30, 2008 and 2007 and the three-month and the nine-month periods ended June 30, 2009 and 2008 (in thousands). Effective August 1, 2008, we sold the

AV Entities’ operations. The operating results of the AV Entities are reflected as loss from discontinued operations, net of income tax and are excluded from the disclosures below for each period presented.

	Year Ended September 30,		Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2009	2008	2009	2008
Managed care revenues:
Capitation	$200,717	$144,896	$47,369	$49,057	$143,005	$149,832
Management fees	553	697	149	150	437	404
Other revenues	1,574	1,383	330	241	696	461
Total managed care revenues	202,844	146,976	47,848	49,448	144,138	150,697
Managed care cost of revenues:
PCP capitation	36,715	28,427	8,335	8,969	25,470	27,964
Specialist capitation	42,406	26,220	10,940	10,774	33,086	31,736
Claims expense	77,178	63,089	17,139	18,537	52,301	59,324
Physician salaries	4,546	731	605	858	1,670	1,625
Other cost of revenues	(1,937)	1,190	(51)	(165)	(992)	(201)
Total managed care cost of revenues	158,908	119,657	36,968	38,973	111,535	120,448
Gross margin	43,936	27,319	10,880	10,475	32,603	30,249
General and administrative expenses	29,848	24,307	7,286	7,263	21,961	22,265
Depreciation and amortization expense	3,479	2,298	889	879	2,644	2,609
Impairment of goodwill and intangibles	—	27,512	—	—	—	—
Total other expenses	33,327	54,117	8,175	8,142	24,605	24,874
Income from unconsolidated joint venture	2,564	2,664	535	955	1,482	2,124
Operating income	$13,173	$(24,135)	$3,240	$3,288	$9,480	$7,499

The following table sets forth selected operating items, expressed as a percentage of total revenue:

	Year Ended September 30,		Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2009	2008	2009	2008
Managed care revenues:
Capitation	99.0%	98.6%	99.0%	99.2%	99.2%	99.4%
Management fees	0.3%	0.5%	0.3%	0.3%	0.3%	0.3%
Other revenues	0.8%	0.9%	0.7%	0.5%	0.5%	0.3%
Total managed care revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Managed care cost of revenues:
PCP capitation	18.1%	19.3%	17.4%	18.1%	17.7%	18.5%
Specialist capitation	20.9%	17.8%	22.9%	21.8%	23.0%	21.0%
Claims expense	38.0%	42.9%	35.8%	37.5%	36.3%	39.4%
Physician salaries	2.2%	0.5%	1.3%	1.7%	1.2%	1.1%
Other cost of revenues	(1.0)%	0.8%	(0.1)%	(0.3)%	(0.7)%	(0.1)%
Total managed care cost of revenues	78.3%	81.4%	77.3%	78.8%	77.5%	79.9%
Gross margin	21.7%	18.6%	22.7%	21.2%	22.5%	20.1%
General and administrative expenses	14.7%	16.5%	15.2%	14.7%	15.2%	14.8%
Depreciation and amortization expense	1.7%	1.6%	1.9%	1.8%	1.8%	1.7%
Impairment of goodwill and intangibles	—	18.7%	—	—	—	—
Total other expenses	16.4%	36.8%	17.1%	16.5%	17.0%	16.5%
Income from unconsolidated joint venture	1.3%	1.8%	1.1%	1.9%	1.0%	1.4%
Operating income	6.5%	(16.4)%	6.7%	6.6%	6.5%	5.0%

Three Months Ended June 30, 2009 Compared to Three Months Ended June 30, 2008

Capitation Revenue

Capitation revenue for the three months ended June 30, 2009 was approximately $47,369,000, representing a decrease of approximately $1,688,000 or 3.4% from capitation revenue for the three months ended June 30, 2008, of approximately $49,057,000.

The decrease in the fiscal 2009 period was due to lower enrollment, partially offset by increased capitation rates.

Management Fee Revenue

Management fee revenue for the three months ended June 30, 2009 was approximately $149,000, representing a decrease of approximately $1,000 or 0.6% from management fee revenue for the three months ended June 30, 2008, of approximately $150,000.

The decrease in management fee revenue during the fiscal 2009 period was due to the elimination on consolidation of the Brotman management fee effective April 14, 2009, offset by an increase in the number of members of AMVICare Health Network, Inc., which we manage on their behalf in exchange for a fee.

Other revenue

Other revenue for the three months ended June 30, 2009 was approximately $330,000, representing an increase of approximately $89,000 or 36.9% over other revenue for the three months ended June 30, 2008, of approximately $241,000.

Amounts represent incentive payments from HMOs under “pay-per-performance” programs for quality medical care based on various criteria. The incentives are recorded when such amounts are known.

The increase in other revenue during the fiscal 2009 period was primarily the result of the timing of pay-for-performance incentives from one of our contracted Health Plans.

PCP Capitation Expense

Primary care physician (“PCP”) capitation expense for the three months ended June 30, 2009 was $8,335,000, representing a decrease of $634,000 or 7.1% over PCP capitation expense for the three months ended June 30, 2008, of approximately $8,969,000.

Member month declines related to our IPA business reduced PCP capitation expense by approximately $1,061,000 during the fiscal 2009 period, as compared to the fiscal 2008 period. Higher capitation rates increased PCP capitation expense by approximately $428,000 during the fiscal 2009 period as compared to the fiscal 2008 period.

Specialist Capitation Expense

Specialist Capitation expense for the three months ended June 30, 2009 was approximately $10,940,000, representing an increase of $166,000 or 1.5% from specialist capitation expense for the three months ended June 30, 2008, of approximately $10,774,000.

Higher capitation rates on our IPA business increased specialist capitation expense by approximately $1,441,000 during the fiscal 2009 period as compared to the fiscal 2008 period. Member months declines related to our IPA business reduced specialist capitation expense by approximately $1,275,000 during the fiscal 2009 period, as compared to the fiscal 2008 period.  During fiscal 2009, we also capitated a large portion of our radiology services at the legacy Prospect IPAs, which had previously been provided on a fee-for-service basis.

Claims Expense

Claims expense for the three months ended June 30, 2009 was approximately $17,139,000, representing a decrease of $1,399,000, or 7.5% over claims expense for the three months ended June 30, 2008, of approximately $18,537,000.

Member month declines related to our IPA business reduced claims expense by approximately $2,194,000 in the fiscal 2009 period, as compared to the fiscal 2008 period. Higher claims per member rates on our IPA business, increased claims expense by approximately $795,000 during the fiscal 2008 period as compared to the fiscal 2009 period.

Physician Salaries Expense

Physician salaries expense for the three months ended June 30, 2009 was approximately $605,000, representing a decrease of $252,000 or 29.5% over physician salaries expense for the three months ended June 30, 2008, of $858,000.

The decrease in physician salaries expense during the fiscal 2009 period was primarily the result of the conversion of certain physicians from employment to capitation basis effective during the third quarter of fiscal 2009 period.

Other Cost of Revenues

Other cost of revenues for the three months ended June 30, 2009 was a negative expense of approximately $51,000 compared to a negative expense of $165,000 for the three months ended June 30, 2008. The negative expense represents reinsurance recoveries.

Gross Margin

Medical care costs as a percentage of medical revenues (the medical care ratio) largely determine our gross margin. Our gross margin increased to 22.7% for the three months ended June 30, 2009, from 21.2% for the three months ended June 30, 2008.

The increase in our gross margin percentage between the fiscal 2009 and 2008 periods was primarily the result of the decreased fee for service claims following a new radiology specialty capitation services agreement, and decreased PCP capitation expense and lower claims cost per member per month in the fiscal 2009 period, discussed above.

General and Administrative Expense

General and administrative expenses were approximately $7,286,000 for the three months ended June 30, 2009, representing 15.2% of total IPA revenues, as compared with approximately $7,263,000, or 14.7% of total revenues, for the fiscal 2008 period.

The increase in general and administrative expenses during the fiscal 2009 period was primarily related to increased bonus and legal fee accruals at ProMed.

Depreciation and Amortization Expense

Depreciation and amortization expense for the three months ended June 30, 2009 increased to approximately $889,000 from $879,000 for the same period of the prior year. The increase of $10,000 was primarily due to additional depreciation expense for increased capital expenditures.

Income from Unconsolidated Joint Venture

The income from unconsolidated joint venture for the three months ended June 30, 2009 decreased to $535,000 from $955,000 for the same period of the prior year. The decrease resulted from lower accrual of risk pool receivables due to decreased membership.

Operating Income

Our IPA segment reported an operating income of approximately $3,240,000 and $3,288,000, for the three months ended June 30, 2009 and 2008, respectively, which decrease was the result of the changes discussed above. The pre-tax operating results from the IPA segment include certain corporate expense allocations for insurance, professional fees, and amortization of identifiable intangibles.

Nine Months Ended June 30, 2009 Compared to Nine Months Ended June 30, 2008

Capitation Revenue

Capitation revenue for the nine months ended June 30, 2009 was approximately $143,005,000, representing a decrease of approximately $6,827,000 or 4.6% from capitation revenue for the nine months ended June 30, 2008, of approximately $149,832,000.

The decrease in the fiscal 2009 period was due to lower enrollment, partially offset by increased capitation rates.

Management fee revenue

Management fee revenue for the nine months ended June 30, 2009 was approximately $437,000, representing an increase of approximately $32,000 or 8.1% from management fee revenue for the nine months ended June 30, 2008, of approximately $404,000.

The increase in management fee revenue during the fiscal 2009 period was primarily due to an increase in management fee, resulting from an increase in the number of members of AMVICare Health Network, Inc., which we manage on their behalf in exchange for a fee.

Other revenue

Other revenue for the nine months ended June 30, 2009 was approximately $696,000, representing an increase of $235,000 or 51% over other revenue for the nine months ended June 30, 2008, of approximately $461,000.

Amounts represent incentive payments from HMOs under “pay-per-performance” programs for quality medical care based on various criteria. The incentives are recorded when such amounts are known.

The increase in other revenue during the fiscal 2009 period was primarily the result of the timing of pay-for-performance incentives from one of our contracted Health Plans.

PCP Capitation Expense

Primary care physician (“PCP”) capitation expense for the nine months ended June 30, 2009 was approximately $25,470,000, representing a decrease of approximately $2,494,000 or 8.9% over PCP capitation expense for the nine months ended June 30, 2008, of approximately $27,964,000.

Member month declines related to our IPA business reduced PCP capitation expense by approximately $3,546,000, during the fiscal 2009 period, as compared to the fiscal 2008 period. Higher capitation rates increased PCP capitation expense by approximately $1,052,000 during the fiscal 2009 period as compared to the fiscal 2008 period.

Specialist Capitation Expense

Specialist Capitation expense for the nine months ended June 30, 2009 was approximately $33,086,000, representing an increase of $1,350,000 or 4.3% from specialist capitation expense for the nine months ended June 30, 2008, of approximately $31,736,000.

Higher capitation rates on our IPA business increased specialist capitation expense by approximately $5,375,000 during the fiscal 2009 period as compared to the fiscal 2008 period. Member months declines related to our IPA business reduced specialist capitation expense by approximately $4,025,000 during the fiscal 2009 period, as compared to the fiscal 2008 period.  During fiscal 2009, we also capitated a large portion of our radiology services at the legacy Prospect IPAs, which had previously been provided on a fee-for-service basis.

Claims Expense

Claims expense for the nine months ended June 30, 2009 was approximately $52,301,000, representing a decrease of $7,023,000 or 11.8% over claims expense for the nine months ended June 30, 2008, of approximately $59,324,000.

Member month declines related to our IPA business reduced claims expense by approximately $7,523,000 in the fiscal 2009 period, as compared to the fiscal 2008 period. Higher claims per member rates on our IPA business, increased claims expense by approximately $500,000 during the fiscal 2008 period as compared to the fiscal 2009 period.

Physician Salaries Expense

Physician salaries expense for the nine months ended June 30, 2009 was approximately $1,670,000, representing an increase of $45,000 or 2.8%, compared to physician salaries expense for the nine months ended June 30, 2008 of approximately $1,625,000.

The increase in physician salaries expense was primarily the result of an increase in bonus accrual, offset by a decrease in physician salaries as a result of the conversion of certain physicians from employment to capitation basis effective during the third quarter of fiscal 2009 period.

Other Cost of Revenues

Other cost of revenues for the nine months ended June 30, 2009 was a negative expense of approximately $992,000 compared to a negative expense of approximately $201,000 for the nine months ended June 30, 2008. The negative expense represents reinsurance recoveries.

Gross Margin

Medical care costs as a percentage of medical revenues (the medical care ratio) largely determine our gross margin. Our gross margin increased to 22.5% for the nine months ended June 30, 2009, from 20.1% for the nine months ended June 30, 2008.

The increase in our gross margin percentage between the fiscal 2009 and 2008 periods was primarily the result of the decreased fee for service claims expense following a new radiology specialty capitation services agreement, and decreased PCP capitation expense and lower claims cost per member per month in the fiscal 2009 period, discussed above.

General and Administrative Expense

General and administrative expenses were approximately $21,961,000 for the nine months ended June 30, 2009, representing 15.2% of total IPA revenues, as compared with $22,265,000, or 14.8% of total revenues, for the fiscal 2008 period.

The increase in general and administrative expenses during the fiscal 2009 period was primarily related to increased bonus and legal fee accruals at ProMed.

Depreciation and Amortization Expense

Depreciation and amortization expense for the nine months ended June 30, 2009 increased to approximately $2,644,000 from $2,609,000 for the same period of the prior year. The increase of $35,000 was primarily due to additional depreciation expense for increased capital expenditures.

Income from Unconsolidated Joint Venture

The income from unconsolidated joint venture for the nine months ended June 30, 2009 decreased to approximately $1,482,000 from approximately $2,124,000 for the same period of the prior year. The decrease resulted from lower accrual of risk pool receivables due to decreased membership.

Operating Income (Loss)

Our IPA segment reported operating incomes of approximately $9,480,000 and $7,499,000 for the nine months ended June 30, 2009 and 2008, respectively, which increase was the result of the changes discussed above. The pre-tax operating results from the IPA segment include certain corporate expense allocations for insurance, professional fees, and amortization of identifiable intangibles.

Year Ended September 30, 2008 Compared to Year Ended September 30, 2007

Capitation Revenue

Capitation revenue for the year ended September 30, 2008 was approximately $200,717,000, representing an increase of approximately $55,821,000, or 38.5% from capitation revenue for the year ended September 30, 2007, of approximately $144,896,000.

The increase was due primarily to the acquisition of the ProMed Entities, for consideration of $48,000,000, consisting of $41,040,000 of cash and 1,543,237 shares of PMH common stock, valued at $6,960,000, or $4.51 per share (the “ProMed Acquisition”) on June 1, 2007, which contributed approximately $60,753,000 in increased capitation revenue during fiscal 2008, as compared to fiscal 2007. Exclusive of the ProMed Acquisition, capitation revenue within the Prospect IPAs decreased by approximately $4,932,000 or 4.3% from the year ended September 30, 2007. The decrease was comprised of two main factors: (i) effective January 1, 2007, the Medi-Cal and Healthy Family enrollees under the CalOPTIMA contract were reassigned from the AMVI/Prospect Joint Venture directly to PMG (as a result, revenues and service costs related to these enrollees, who were previously included in income from unconsolidated joint venture (see below), are reported as capitation revenue and managed care cost of revenue, respectively, beginning January 1, 2007. This change in reporting accounted for approximately $6,176,000 of the increase in revenue in fiscal 2008 as compared to fiscal 2007), and (ii) decrease in membership months offset by increase in capitation rates, which contributed to approximately $6,176,000 in net decreased capitation.

Additionally, we received and recorded as a positive adjustment to revenue, approximately $1,560,000 in the fourth quarter of fiscal 2008 from HMOs for risk adjustment factors, compared to positive capitation revenue adjustments of $1,528,000 in the fourth quarter of fiscal 2007. Since this revenue could not previously be estimated by us, we recorded it upon receipt.

Management Fee Revenue

Management fee revenue for the year ended September 30, 2008 was approximately $553,000, representing a decrease of approximately $144,000 or 20.7% from management fee revenue for the year ended September 30, 2007, of approximately $697,000.

The decrease was primarily the result of our decision to terminate a portion of our joint venture management contract related to our joint venture partner’s CalOPTIMA, Medi-Cal and Healthy Family enrollees on January 1, 2007. In addition, we voluntarily reduced our management fees from $20,000 per month to $5,000 per month in connection with our consulting services to Brotman.

Other Operating Revenue

Other operating revenue for the year ended September 30, 2008 was approximately $1,574,000, representing an increase of approximately $191,000 or 13.8% from other operating revenue for the year ended September 30, 2007, of approximately $1,383,000.

Amounts represent incentive payments from HMOs under “pay-per-performance” programs for quality medical care based on various criteria. The incentives are recorded when such amounts are known. The increase in other operating revenue during fiscal 2008 was primarily the result of timing of receipt of these incentives from our contracted health plans.

PCP Capitation Expense

PCP capitation expense for the year ended September 30, 2008 was approximately $36,715,000 representing an increase of approximately $8,288,000 or 29.2% over PCP capitation expense for the year ended September 30, 2007, of approximately $28,427,000.

The increase was due primarily to the ProMed Acquisition on June 1, 2007, which contributed approximately $10,535,000 in increased PCP capitation expense during fiscal 2008, as compared to fiscal 2007. Exclusive of the ProMed Acquisition, PCP specialist capitation expense within Prospect IPAs decreased by approximately $2,247,000 or 9.8% from the year ended September 30, 2007. The decrease was comprised of two main factors: (i) higher capitation rates on our IPA business, exclusive of acquisitions, increased Prospect PCP capitation expense by approximately $645,000 during the fiscal

2008 as compared to fiscal 2007 and (ii) member months declines related to our IPA operations, reduced Prospect PCP capitation expense by approximately $2,892,000 during fiscal 2008, as compared to fiscal 2007.

Specialist Capitation Expense

Specialist capitation expense for the year ended September 30, 2008 was approximately $42,406,000, representing an increase of $16,185,000 or 61.7% over specialist capitation expense for year ended September 30, 2007, of $26,221,000.

The increase was due primarily to the ProMed Acquisition on June 1, 2007, which contributed approximately $18,402,000 in increased specialist capitation expense during fiscal 2008, as compared to fiscal 2007. Exclusive of the ProMed Acquisition, specialist capitation expense within our legacy IPAs decreased by approximately $2,217,000 or 12.2% from the year ended September 30, 2007. The decrease was comprised of two main factors: (i) higher capitation rates on our IPA business, increased Prospect specialist capitation expense by approximately $69,000 during fiscal 2008 as compared to fiscal 2007 and (ii) member months declines related to our IPA operations, reduced Prospect specialist capitation expense by approximately $2,286,000 during fiscal 2008, as compared to fiscal 2007.

Claims Expense

Claims expense for the year ended September 30, 2008 was approximately $77,178,000, representing an increase of approximately $14,089,000 or 22.3% over claims expense for the year ended September 30, 2007, of approximately $63,089,000.

The increase was due primarily to the ProMed Acquisition on June 1, 2007, which contributed approximately $14,352,000 in increased claims expense during fiscal 2008, as compared to fiscal 2007. Exclusive of the ProMed Acquisition, claims expense within our legacy IPAs decreased by approximately $263,000 or 0.5% from the year ended September 30, 2007. The decrease was comprised of two main factors: (i) claims per member rates on our IPA business, exclusive of acquisitions, increased Prospect claims expense by approximately $6,246,000 during fiscal 2008 as compared to fiscal 2007 and (ii) member months declines related to our IPA business, exclusive of the acquisition, reduced Prospect claims expense by approximately $6,509,000 in fiscal 2008, as compared to fiscal 2007.

Physician Salaries Expense

Physician salaries expense for the year ended September 30, 2008 was approximately $4,546,000, representing an increase of approximately $3,814,000 or 521.5% over physician salaries expense for the year ended September 30, 2007, of approximately $731,000.

The increase was primarily due to two main factors: (i) physician bonus totaling approximately $3,596,000 in fiscal 2008 increased physician salaries expense by approximately $3,175,000 as compared to fiscal 2007 and (ii) the conversion of certain contracted physicians from capitation to employment basis effective during the third quarter of fiscal 2007.

Other Cost of Revenues

Other cost of revenues for the year ended September 30, 2008 was a negative expense of approximately $1,937,000 as compared to an expense of approximately $1,190,000 for the year ended September 30, 2007. Exclusive of the ProMed Acquisition, other cost of revenue for fiscal 2008 decreased by approximately $298,000.

The decrease in other cost of revenues during fiscal 2008 was primarily the result of the timing of reimbursements of our professional liability insurance and purchases of pharmaceutical supplies, offset by lower stop loss insurance premiums charged by one of our HMOs. ProMed reported a negative expense of approximately $2,213,000 for the year ended September 30, 2008 period as compared to an expense of approximately $616,000 in the period June 1, 2007 through September 30, 2007. The negative expense in 2008 represents stop-loss recoveries, which were recorded as a reduction of other medical costs.

Gross Margin

Medical care costs as a percentage of medical revenues (the medical care ratio) largely determine our gross margin. Our gross margin increased to 21.7% for the year ended September 30, 2008, from 18.6% for the year ended September 30, 2007.

Exclusive of the ProMed Acquisition, gross margin in Prospect IPAs decreased to 18.7% in fiscal 2008 from 19% in fiscal 2007. The decrease in our gross margin percentage between fiscal 2008 and fiscal 2007 was primarily the result of the increasing claims cost per member per month in fiscal 2008.

General and Administrative

General and administrative expenses were approximately $29,848,000 for the year ended September 30, 2008, representing 14.7% of total IPA revenues, as compared with approximately $24,307,000, or 16.5% of total IPA revenues, for the year ended September 30, 2007.

Exclusive of the ProMed Acquisition, general and administrative expenses were approximately $21,046,000 in the year ended September 30, 2008, representing 19.2% of total Prospect IPA revenues, compared to approximately $22,377,000 in year ended September 30, 2007, representing 18.8% of total Prospect IPA revenues. The decrease in general and administrative expenses during fiscal 2008 primarily related to the reduction in personnel within Prospect IPA operations.

Depreciation and Amortization

Depreciation and amortization expense for the year ended September 30, 2008 increased to approximately $3,479,000 from approximately $2,298,000 for the year ended September 30, 2007. The increase of approximately $1,181,000 was primarily due to the amortization of identifiable intangible assets related to the ProMed Acquisition completed on June 1, 2007, as well as additional depreciation expense for increased capital expenditures.

Impairment of Goodwill and Intangibles

During the fourth quarter of fiscal 2007, we determined that, as a result of significant decline in enrollment and negative operating cash flow expectations, the goodwill and identifiable intangibles within the Prospect reporting unit were impaired. As a result, we recorded a non-cash, pre-tax goodwill impairment charge of approximately $26.7 million and a non-cash, pre-tax intangibles impairment charge of $776,000 in fiscal 2007, related to the continuing IPA operations. An additional impairment charge of $11.3 million was included in discontinued operations in fiscal 2007.

Our impairment test at September 30, 2008 resulted in no impairment charges.

Income from Unconsolidated Joint Venture

Income from unconsolidated joint venture for the year ended September 30, 2008 decreased to approximately $2,563,000 from approximately $2,664,000 for the year ended September 30, 2007. The decrease was not considered significant and corresponded with membership levels and costs associated with participation in the CalOptima OneCare program for Medicare/Medi-Cal eligible beneficiaries effective January 1, 2006. Effective January 1, 2007, OneCare removed certain minimum healthcare spending requirements, improving the profitability of the program.

Operating Income (Loss)

Our IPA networks reported an operating income of approximately $13,173,000 for the year ended September 30, 2008, as compared to an operating loss of approximately $24,135,000 for the year ended September 30, 2007, which increase was the result of the changes discussed above. The pre-tax operating results from the IPA segment included certain corporate expense allocations.

Corporate Results of Operations

Certain expenses incurred at Prospect Medical Holdings, Inc. (the “Parent Entity”) not specifically allocable to the Hospital Services or IPA segments are recorded in the Corporate segment. These include certain salaries, benefits and other compensation for corporate employees, financing, insurance, rent, operating supplies, legal, accounting, SEC compliance, and Sarbanes-Oxley compliance. We also do not allocate interest expense, debt extinguishment loss, gain or loss on interest rate swaps and income taxes to the other reporting segments.

The following table summarizes our corporate expense for the Parent Entity, and is used in the discussion below for the years ended September 30, 2008 and 2007, and the three-month and the nine-month periods ended June 30, 2009 and 2008 (in thousands).

	Year Ended September 30,		Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2009	2008	2009	2008
Operating Expenses:
General and administrative expense	$15,070	$6,208	$3,858	$5,640	$8,731	$12,038
Depreciation and amortization expense	24	28	3	4	10	17
Total Operating Expense	15,094	6,236	3,861	5,644	8,741	12,055
Other (Income) Expense:
Investment income	(361)	(935)	(13)	(17)	(50)	(319)
Interest expense and amortization of deferred financing costs	22,173	5,019	7,576	6,522	20,197	15,935
(Gain) loss in value of interest rate swap	(3,096)	868	(3,694)	(4,948)	5,019	(4,072)
Loss on debt extinguishment	8,308	—	—	8,309	—	8,309
Total Other Expense	27,024	4,952	3,869	9,866	25,166	19,853
Total Corporate Expenses	$42,118	$11,188	$7,730	$15,510	$33,907	$31,908

The following table sets forth selected operating items, expressed as a percentage of total consolidated revenues from continuing operations:

	Year Ended September 30,		Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2009	2008	2009	2008
Operating Expenses:
General and administrative expense	4.6%	3.8%	3.3%	7.0%	3.1%	5.0%
Depreciation and amortization expense	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Total Operating Expense	4.6%	3.8%	3.3%	7.0%	3.1%	5.0%
Other (Income) Expense:
Investment income	(0.1)%	(0.6)%	0.0%	0.0%	0.0%	(0.1)%
Interest expense and amortization of deferred financing costs	6.7%	3.1%	6.5%	8.0%	7.05	6.6%
(Gain) loss in value of interest rate swap	(0.9)%	0.5%	(3.2)%	(6.1)%	1.8%	(1.7)%
Loss on debt extinguishment	2.5%	—	0.0%	10.3%	0.0%	3.4%
Total Other Expense	8.2%	3.0%	3.3%	12.2%	8.8%	8.2%
Total Corporate Expenses	12.8%	6.9%	6.6%	19.2%	11.9%	13.2%

Three Months Ended June 30, 2009 Compared to Three Months Ended June 30, 2008

General and Administrative Expense

General and administrative (“G&A”) expenses for the three months ended June 30, 2009 were approximately $3,858,000, representing approximately 3.3% of total revenues from continuing operations, compared to approximately $5,640,000, or approximately 7.0% of total revenues from continuing operations, for the three months ended June 30, 2008, a decrease of approximately 31.6%. The decrease in general and administrative expenses during the fiscal 2009 period primarily related to reduction in audit, legal, bank fee, insurance and Sarbanes-Oxley compliance consulting expenditures, including related to bringing certain functions in-house, offset by additional accrued compensation and an increase in employee stock option grant and issuance costs.

Depreciation and Amortization Expense

Depreciation and amortization expense for the three months ended June 30, 2009 was approximately $3,000, compared to approximately $4,000 for the three months ended June 30, 2008, a decrease of approximately 25%. The decrease was primarily due to retirement of certain capital equipment.

Investment Income

Investment income for the three months ended June 30, 2009 was approximately $13,000, compared to approximately $17,000, for the three months ended June 30, 2008, a decrease of approximately 23.4%. Following the amendment of our former senior credit facility agreement on May 15, 2008, we were required by Bank of America, N.A. to maintain the majority of our cash in non-interest bearing accounts at that bank.

Interest Expense and Amortization of Deferred Financing Costs

Interest expense and amortization of deferred financing costs for the three months ended June 30, 2009 was approximately $7,576,000, compared to $6,522,000 for the three months ended June 30, 2008, an increase of approximately 16.2%. We were in default under our credit facilities and under the resulting April 2008 forbearance agreements, the applicable margins on the first and second lien term loans were permanently increased to 750 and 1,175 basis points, respectively, and the range of applicable margins on the revolving line of credit was increased from 500 to 750 basis points effective April 10, 2008. The agreements also provided for a minimum LIBOR rate of 3.50%.  Additionally, effective with the first asserted default on March 19, 2009, our lenders began assessing default rates on all borrowings.  Finally, effective April 14, 2009, following the Brotman transaction, we began including interest on all Brotman debt in our consolidated financial statements.

Gain (Loss) in Value of Interest Rate Swap Arrangements

We had two interest rate swaps in place for initial notional principal amounts of $48.0 million and $97.8 million, respectively. The interest rate swaps were designated as cash flow hedges of our floating rate term debt, with the effective date of the $48.0 million swap being December 31, 2007 and the effective date of the $97.8 million swap being September 6, 2007. As of April 1, 2008, in anticipation of modifications to the terms of our credit agreements, the swaps were determined to no longer be effective in offsetting the hedged items. As a result, cash flow hedge accounting treatment was discontinued and all further changes in fair value of the swaps were included in earnings. These amounts are unpredictable and likely to be significant. In the three months ended June 30, 2009, gain on interest rate swaps totaled approximately $3,694,000.

In the three months ended June 30, 2008, gain on interest rate swaps totaled approximately $4,948,000.

Nine Months Ended June 30, 2009 Compared to Nine Months Ended June 30, 2008

General and Administrative Expense

General and administrative expenses for the nine months ended June 30, 2009 were approximately $8,731,000 representing approximately 3.1% of total revenues from continuing operations, compared to approximately $12,038,000, or approximately 5.0% of total revenues from continuing operations, for the nine months ended June 30, 2008, a decrease of approximately 27.5%. The decrease in G&A expenses during the fiscal 2009 period primarily related to reduction in audit, legal, bank fee, and outside consultant expenditures, including related to bringing certain functions in-house, offset by additional accrued compensation expense.

Depreciation and Amortization Expense

Depreciation and amortization expense for the nine months ended June 30, 2009 was approximately $10,000, compared to approximately $17,000 for the nine months ended June 30, 2008, a decrease of approximately 41.2%. The decrease was primarily due to retirement of certain capital equipment.

Investment Income

Investment income for the nine months ended June 30, 2009 was approximately $50,000, compared to approximately $319,000, for the nine months ended June 30, 2008, a decrease of approximately 84.3%. Following the amendment of our former senior credit facility agreement on May 15, 2008, we were required by Bank of America, N.A. to maintain the majority of our cash in non-interest bearing accounts at that bank.

Interest Expense and Amortization of Deferred Financing Costs

Interest expense and amortization of deferred financing costs for the nine months ended June 30, 2009 was approximately $20,197,000, compared to $15,935,000, for the nine months ended June 30, 2008, an increase of approximately 26.7%. We were in default under our credit facilities and under the resulting April 2008 forbearance agreements, the applicable margins on the first and second lien term loans were permanently increased to 750 and 1,175 basis points, respectively, and the range of applicable margins on the revolving line of credit was increased from 500 to 750 basis points effective April 10, 2008. The agreements also provided for a minimum LIBOR rate of 3.50%. In May 2008, the debt agreements were further modified to add a 1% “payment-in-kind” (“PIK”) interest to the outstanding balance of the debt plus an additional 4% PIK interest to the interest rate applicable to the second lien debt. The 4% accrues and is added to the principal balance on a monthly basis. The 4% PIK could potentially be reduced in the future to the extent that we reduce our consolidated leverage ratio. Additionally, effective on the March 19, 2009 notice date for an asserted non-monetary event of default, our lenders began assessing default rates on all borrowings.  Finally, effective April 14, 2009, following the Brotman transaction, we began including interest on all Brotman debt in our consolidated financial statements.

Gain (Loss) in Value of Interest Rate Swap Arrangements

We had two interest rate swaps in place for initial notional principal amounts of $48.0 million and $97.8 million, respectively. The interest rate swaps were designated as cash flow hedges of our floating rate term debt, with the effective date of the $48.0 million swap being December 31, 2007 and the effective date of the $97.8 million swap being September 6, 2007. As of April 1, 2008, in anticipation of modifications to the terms of our credit agreements, the swaps were determined to no longer be effective in offsetting the hedged items. As a result, cash flow hedge accounting treatment was discontinued and all further changes in fair value of the swaps were included in earnings. These amounts are unpredictable and likely to be significant. In the nine months ended June 30, 2009, loss on interest rate swaps totaled approximately $5,019,000.

In the nine months ended June 30, 2008, gain on interest rate swaps totaled approximately $4,072,000, representing the change in fair value of the interest rate swaps during the periods that they were not subject to hedge accounting, which amount was charged to earnings.

Year Ended September 30, 2008 Compared to Year Ended September 30, 2007

General and Administrative

General and administrative expenses were approximately $15,070,000 for the year ended September 30, 2008, representing 4.6% of total revenues from continuing operations, as compared with $6,208,000, or 3.8% of total revenues, for the year ended September 30, 2007. The increase in general and administrative expenses during fiscal 2008 primarily related to a $4,178,000 increase in personnel and executive severance costs. In fiscal 2008, we added and upgraded several key positions, incurred executive bonuses totaling approximately $635,000 and granted employees stock options resulting in compensation expense totaling approximately $1,250,000, as well as recorded approximately $1,257,000 in severance obligations under Dr. Jacob Terner’s employment agreement. Outside professional fees increased $4,020,000 related to audit, Sarbanes-Oxley compliance and SEC reporting activities. In addition, in fiscal 2008, we incurred approximately $1,383,000 in costs related to the restatement of Alta’s pre-acquisition financial statements and related SEC filings and the special investigation by our audit committee, which was completed in March 2008.

Depreciation and Amortization

Depreciation and amortization expense for fiscal 2008 was approximately $24,000 compared to $28,000 for fiscal 2007, or a decrease of 14.8%, primarily due to retirement of certain capital equipment.

Investment Income

Investment income was approximately $362,000 for fiscal 2008, compared to approximately $935,000 for fiscal 2007, or a decrease of 61.3%. While our cash at September 30, 2008 of $33.6 million was higher than the balance at September 30, 2007 of $22.1 million, following the amendment of our senior credit facility agreement on May 15, 2008, we were required to maintain a certain portion of our cash in non-interest bearing accounts with our lender.

Interest Expense and Amortization of Deferred Financing Costs

Interest expense and amortization of deferred financing costs for fiscal 2008 increased to approximately $22,173,000 compared to $5,019,000 for fiscal 2007. The increase in net interest costs during the fiscal 2008 was primarily due to additional interest expense on the $155 million senior secured credit facility entered into on August 8, 2007 to re-finance the ProMed Acquisition debt and to finance the Alta Acquisition. Also, we were in default under the credit facility and interest was assessed at default rates of 11.4% with respect to the first-lien term loan and 15.4% with respect to the second-lien term loan for the period January 28, 2008 through April 10, 2008.

Under the April 2008 forbearance agreements, the applicable margin on the first and second lien term loans were permanently increased to 750 and 1,175 basis points, respectively, and the range of applicable margins on the revolving line of credit was increased from 500 to 750 basis points effective April 10, 2008. The agreements also provide that the LIBOR rate shall not be less than 3.50% for the term of the credit facility. In May 2008, the debt agreements were further modified to add a 1% PIK interest to the outstanding balance of the debt plus an additional 4% PIK interest to the interest rate applicable to the second lien debt. The 4% accrues and is added to the principal balance on a monthly basis. The 4% PIK could potentially be reduced in the future to the extent that we reduce our consolidated leverage ratio. Interest expense for fiscal 2008 also included approximately $1,525,000 in forbearance fees and other fees paid to the lenders.

Gain on Value of Interest Rate Swap Arrangements

Gain on interest rate swaps for fiscal 2008 of approximately $3.1 million was primarily the result of an election by management to discontinue hedge accounting effective April 1, 2008 and to record all changes in fair value thereafter in earnings. The fair value of interest rate swaps primarily reflects expectations regarding future changes in the LIBOR rates and can fluctuate significantly between periods. The effective portions of the fair value gains or losses on these cash flow hedges from the hedge designation date to March 31, 2008 were recorded as a component of other comprehensive income and have been and will continue to be recognized as interest expense over the remaining life of the debt.

Loss on interest rate swaps of $868,480 for fiscal 2007 represented the ineffective portions of the losses on all cash flow swaps that were charged to earnings in the period commencing from the dates that the swaps were entered into through September 30, 2007 with respect to the $48,000,000 swap, and through September 6, 2007 with respect to the $97,750,000 swap.

Loss on Debt Extinguishments

The $8,308,000 loss on debt extinguishment for fiscal 2008 related to the modification of our first and second-lien term loans and our revolving line of credit in the third quarter of 2008. The charge included amendment fees of $758,000 paid in cash to lenders and $1,514,000 PIK interest added to the principal of the new debt and the write off of $6,036,000 in unamortized debt issuance costs relating to the early extinguishment of the existing term debt and revolving line of credit.

Consolidated Results of Operations

Three months Ended June 30, 2009 Compared to Three months Ended June 30, 2008

Provision for Income Taxes

Income tax provision (benefit) for the three months ended June 30, 2009 was approximately $1,989,800 compared to approximately $(2,083,000) in the three months ended June 30, 2008. The effective tax rate was higher at 114% in the three months ended June 30, 2009 compared to 36% in the three months ended June 30, 2008. The higher effective tax rate in the fiscal 2009 period was primarily due to not recognizing the deferred tax benefit from Brotman’s loss, for which realization does not meet the more likely than not standard of SFAS 109.

Net Income (Loss) from Continuing Operations

Net loss from continuing operations attributable to common stockholders for the three months ended June 30, 2009 was approximately $238,000, or $0.01 per diluted share, as compared to a net loss of $5,640,000, or $0.48 per diluted share for the three months ended June 30, 2008, which decrease in loss was the result of the changes discussed above.

Net Loss from Discontinued Operations

Net income from discontinued operations for the three months ended June 30, 2008 was approximately $188,000 or $0.02 per diluted share, as compared to none for the three months ended June 30, 2009. As previously discussed, we sold the AV Entities effective August 1, 2008.

Nine Months Ended June 30, 2009 Compared to Nine Months Ended June 30, 2008

Provision for Income Taxes

Income tax provision (benefit) for the nine months ended June 30, 2009 was approximately $2,065,000 compared to approximately $(1,728,000) in the nine months ended June 30, 2008. The effective tax rate was higher at 107% in the nine months ended June 30, 2009 compared to 36% in the nine months ended June 30, 2008. The higher effective tax rate in the fiscal 2009 period was primarily due to not recognizing the deferred tax benefit from Brotman’s loss, for which realization does not meet the more likely than not standard of SFAS 109.

Net Income (Loss) from Continuing Operations

Net loss from continuing operations attributable to common stockholders for the nine months ended June 30, 2009 was approximately $134,000, or $0.01 per diluted share, as compared to a net loss of $8,882,000, or $0.75 per diluted share, for the nine months ended June 30, 2008, which decrease in loss was the result of the changes discussed above.

Net Loss from Discontinued Operations

Net loss from discontinued operations for the nine months ended June 30, 2008 was approximately $203,000 or $0.02 per diluted share, as compared to none for the nine months ended June 30, 2009. As previously discussed, we sold the AV Entities effective August 1, 2008.

Year Ended September 30, 2008 Compared to Year Ended September 30, 2007

Provision for Income Taxes

We reported an income tax benefit of approximately $1,326,000 for fiscal 2008 compared to a benefit of approximately $8,913,000 for fiscal 2007. The effective tax rate was 40% in fiscal 2008, compared to 28% for fiscal 2007. The lower effective tax rate in 2007 was primarily due to write-off of non-deductible goodwill and intangibles.

Net Income (Loss) from Continuing Operations

Net loss from continuing operations attributable to common stockholders for fiscal 2008 was approximately $8,721,000 or $0.68 per diluted share as compared to a net loss of $24,580,000 or $2.90 per diluted share for fiscal 2007, which decrease was the result of the changes discussed above.

Net Income (Loss) from Discontinued Operations

Net income from discontinued operations for fiscal 2008 was approximately $6,169,000 or $0.48 per diluted share as compared to a net loss of approximately $10,019,564 or $1.18 per diluted share for fiscal 2007. The increase was due to gain recorded from the sale of the AV Entities of approximately $6,600,000, after tax, offset by loss from discontinued operations for the period October 1, 2007 through August 1, 2008 of approximately $414,000, net of tax.

Liquidity and Capital Resources

Our primary sources of cash have been funds provided by borrowings under our credit facilities, by the issuance of equity securities, by cash flow from operations and by proceeds from sales of assets related to discontinued operations. Prior to the August 8, 2007 acquisition of Alta, our primary sources of cash from operations were healthcare capitation revenues, fee-for-service revenues, risk pool payments and pay-for-performance incentives earned by our affiliated physician organizations. With the acquisition of Alta and, subsequently Brotman, our sources of cash from operations now include payments for hospital services rendered under reimbursement arrangements with third-party payers, which include the federal government under the Medicare program, the state government under the Medi-Cal program, private insurers, HMOs, PPOs, and self-pay patients.

Our primary uses of cash include healthcare capitation and claims payments by our affiliated physician organizations, administrative expenses, debt service, acquisitions, costs associated with the integration of acquired businesses, information systems development costs and, with the acquisition of Alta and Brotman operating, capital improvement and administrative expenses related to our hospital operations. Our affiliated physician organizations generally receive capitation revenue in advance of having to make capitation and claims payments to their providers. However, our hospitals receive payments for services rendered generally 30 to 90 days after the medical care is rendered. For some accounts and payer programs, the time lag between service and reimbursement can exceed one year.

Our investment strategies are designed to provide safety and preservation of capital, sufficient liquidity to meet cash-flow needs, the integration of investment strategy with our business operations and objectives, and attainment of a competitive return. At June 30, 2009, we invested a portion of our cash in interest bearing money market accounts and, following the amendment of our former senior credit facility agreement on May 15, 2008, we were also required to maintain the majority of our cash in non-interest bearing accounts with Bank of America, N.A. All of these amounts are classified as current assets and included in cash and cash equivalents in our condensed consolidated balance sheets.  We believe that we have sufficient liquidity to fund operations for at least the next twelve months given our expectation of cash flows from operations, cash and cash equivalents on hand and borrowing capacity under our revolving line of credit.

Cash Flow from Continuing Operations

Net cash provided by continuing operations was approximately $12,004,000 for the nine months ended June 30, 2009 compared to $5,718,000 for the nine months ended June 30, 2008. The increase in net cash provided by continuing operations for the nine months ended June 30, 2009 as compared to the nine months ended June 30, 2008 was due to various factors, including the following:

•                  earnings, excluding non-cash charges and credits were approximately $23,286,000 in the fiscal 2009 period compared to approximately $6,132,000 in the fiscal 2008 period;

•                  changes in patient, government program and other receivables, a use of approximately $9,160,000 in the fiscal 2009 period compared to a use of approximately $2,582,000 in the fiscal 2008 period. The increase in the fiscal 2009 period was primarily related to our Hospital Services segment;

•                  changes in prepaid expenses and other, a source of approximately $431,000 in the fiscal 2009 period compared to a use of approximately $655,000 in the fiscal 2008 period;

•                  changes in refundable income tax and taxes payable, a source of approximately $2,654,000 in the fiscal 2009 period compared to a source of $3,248,000 in the fiscal 2008 period;

•                  changes in medical claims and related liabilities, a use of approximately $2,617,000 in the fiscal 2009 period compared to a use of approximately $771,000 in the fiscal 2008 period; and

•                  changes in accounts payable and other accrued liabilities, a use of approximately $3,009,000 in the fiscal 2009 period compared to a source of approximately $805,000 in the fiscal 2008 period due to a reduction in general and administrative expenses in the fiscal 2009 period relating to legal, audit, insurance and Sarbanes-Oxley compliance consulting expenditures.

Net cash used in investing activities totaled approximately $3,105,000 for the nine months ended June 30, 2009, compared to a use of approximately $1,636,000 for the nine months ended June 30, 2008, the largest component of which was the acquisition costs net paid in connection with the Brotman acquisition totaling approximately $2,310,000, purchases of property, improvements and equipment, a use of approximately $764,000 in the fiscal 2009 period compared to a use of approximately $1,532,000 in the fiscal 2008 period.

Net cash used by financing activities totaled approximately $10,895,000 for the nine months ended June 30, 2009, compared to a source of approximately $240,000 for the nine months ended June 30, 2008. Net cash used in financing activities for the nine months ended June 30, 2009 was comprised primarily of the principal repayment of the first-lien term debt of approximately $8,904,000, repayment of the revolving line of credit of approximately $1,671,000 and payment of $972,000 in fees in connection with the issuance of the $160 million bond financing. Net cash provided by financing activities during the nine months ended June 30, 2008 included a $4,000,000 borrowing on our line of credit and $1,200,000 received from the exercise of stock options, net of payment of $3,750,000 on our long-term debt and payment of $757,000 to lenders in connection with loan modifications in May 2008.

Cash Flow from Discontinued Operations

During the nine months ended June 30, 2008, net cash used in operating activities in our discontinued operations was approximately $8,000, compared to none for the nine months ended June 30, 2009, and net cash used in investing activities, was approximately $3,000 compared to none for the nine months ended June 30, 2009. As previously discussed, we sold the AV Entities effective August 1, 2008. We do not believe that the eventual exclusion of such amounts from our consolidated cash flows in future periods will have a material effect on our liquidity or financial position.

At June 30, 2009, we had negative working capital of approximately $1,986,000 as compared to positive working capital of $12,373,000 at September 30, 2008, primarily resulting from the reclassification of approximately $11.0 million for the interest rate swap liability as a current liability.

At June 30, 2009 and September 30, 2008, cash, cash equivalents and investments were approximately $31,587,000 and $33,583,000, respectively.

Former Credit Facility

On August 8, 2007, in connection with the closing of the Alta acquisition, we obtained an aggregate $155 million syndicated senior secured credit facility which was comprised of a first-lien facility and second-lien facility (the “Former

Credit Facility”). The term loans were used to refinance approximately $41.5 million of existing Alta debt, to refinance approximately $48 million of our existing debt incurred in connection with our acquisition of the ProMed Entities and to pay the cash portion of the Alta purchase price. The maturity dates of the first-lien revolver, the first-lien term facility and the second-lien term facility were August 8, 2012, August 8, 2014 and February 8, 2015, respectively.

The Former Credit Facility was subject to certain financial and administrative covenants, cross default provisions and other conditions, including a maximum senior debt/EBITDA (earnings before interest, taxes, depreciation and amortization) ratio, a minimum fixed-charge coverage ratio and a minimum EBITDA level. There were also various administrative covenants and other restrictions.

The Company made all scheduled payments of principal and interest since inception of the Former Credit Facility. On March 19, 2009, we received written notices that the Former Credit Facility’s lenders deemed us in default of a credit facility requirement regarding the required sale of one of our entities by a specified date.  Additionally, on April 17, 2009, we received written notices of an alleged event of default related to our increased ownership interest in Brotman.

Effective with the first asserted event of default, the lenders began assessing default interest; however, they did not exercise any other remedies.  We disputed the lenders’ characterization of the asserted defaults.

On June 30, 2009, we entered into amendments to our Former Credit Facility pursuant to which, among other things, the lenders waived all asserted events of default and stopped assessing default rates. The amendments further required that we refinance the Former Credit Facility no later than October 31, 2009.

Original  Notes Offering

On July 29, 2009, the Company closed the offering of $160 million in 12.75% senior secured notes due 2014 (the “Original Notes”) at an issue price of 92.335%.  The sale was executed in accordance with Rule 144A under the Securities Act of 1933 and Regulation S under the Securities Act of 1933.  Also, in connection with the issuance of the Original Notes, the Company entered into a three-year $15 million revolving credit facility, which was undrawn at closing.  The interest rate under the revolving credit facility will be at LIBOR plus an applicable margin of 7.00%, with a LIBOR floor of 2.00%.  The Company used the net proceeds from the sale of the Original Notes to repay all amounts outstanding under the Former Credit Facility, plus a prepayment premium of approximately $2.6 million.

Interest Rate Swaps

As required by the Former Credit Facility on May 16, 2007, we entered into a $48 million interest rate swap, to effectively convert the variable interest rate (the LIBOR component) under the original credit facility to a fixed rate of 5.3%, plus the applicable margin per year throughout the term of the loan. This interest rate swap remained in effect after the related term loan was repaid in August 2007 in contemplation of the $155,000,000 Former Credit Facility entered into in August, 2007. In addition to the pre-existing $48,000,000 interest rate swap described above, on September 5, 2007, we entered into a separate interest rate swap agreement, initially totaling $97,750,000, to effectively convert the variable interest rate (the LIBOR component) under the incremental portion of the Former Credit Facility to a fixed rate of 5.05%, plus the applicable margin, per year, throughout the term of the loan. The notional amounts of these interest rate swaps were scheduled to decline as the principal balances owing under the term loans declined. Under these swaps, we were required to make monthly fixed-rate payments to the swap counterparties calculated on the notional amount of the swap times the interest rate for the particular swap, while the swap counterparties were obligated to make certain monthly floating rate payments to us referencing the same notional amount. As of June 30, 2009, the negative fair value of the swaps was $11,032,000.

On July 29, 2009, in connection with the issuance of the $160 million Original Notes, the Company terminated its interest rate swap arrangements and paid the swap counterparty $11.7 million in final settlement of all amounts owing under the swap arrangements.

Brotman Financing

As part of Brotman’s bankruptcy plan of reorganization, financing was secured from the Los Angeles Jewish Home for the Aging (“JHA”) and Gemino.

The JHA financing was comprised of two term debt components, a $16.0 million tranche secured by assets on the west side of the Brotman campus commonly referred to as “Delmas West” and a $6.25 million tranche on the main hospital pavilion on the east side of the property. The $16.0 million tranche contains an option for JHA to acquire the Delmas West parcel for a purchase price equal to the outstanding debt within 24 months of the effective date of the bankruptcy. If JHA does not exercise its option, Brotman will be required to refinance the $16.0 million tranche on or before April 14, 2011. With respect to the $16.0 million tranche of the JHA facility, JHA also has the right to declare the unpaid loan amount, including remaining interest and any other amounts due and payable, immediately due and payable at any time after April 14,

2010 and prior to April 14, 2011, provided that JHA gives 180 days’ written notice of exercise. In addition, the $6.25 million tranche of the JHA transaction will mature on April 14, 2012 and Brotman will need to secure financing to retire this portion of the debt.

The Gemino financing was comprised of a $6.0 million, senior credit facility secured by accounts receivable. The facility expires on the earlier of April 14, 2012 and the JHA loan (see above) maturity date and bears interest at Libor plus 7% per annum, with a LIBOR floor of 4%. Interest is incurred based on the greater of $2 million or the outstanding principal balance. The agreement also includes an unused line fee at 0.5% per annum and a collateral line fee, based on the average outstanding principal balance, of 0.5% per annum. The senior credit facility agreement contains customary covenants for facilities of this type including restrictions on the payment of dividends, change in ownership/management, asset sales, incurrence of additional indebtedness, sale-leaseback transactions, and related party transactions. In addition, Brotman must also comply with financial covenants, including a fixed charge coverage ratio of not less than (i) 1.10:1.00 for the fiscal quarter ending June 30, 2009, (ii) 1.15:1.00 for the fiscal quarter ending September 30, 2009; and (iii) 1.20:1.00 for each fiscal quarter ending thereafter. As of June 30, 2009, Brotman did not have borrowings outstanding under the Gemino financing and was not in compliance with the required financial covenants.

We anticipate attempting to finance future acquisitions and potential business expansion with a combination of debt, issuances of equity instrument, and cash flow from operations. Additionally, we may seek to reduce our total asset holdings and/or raise financing through the sale of certain of our assets.

In order to meet our long-term liquidity needs, we may incur, from time to time, additional bank indebtedness. Banks and traditional commercial lenders do not generally make loans to companies without substantial tangible net worth. Since, by the nature of our business, we accumulate substantial goodwill and intangibles on our balance sheet, it may be difficult for us to obtain this type of financing in the future. We may issue additional equity and debt securities, the availability and terms of which will depend upon market and other conditions. The corporate lending and equity markets have been disrupted by the current credit market conditions, resulting in both a reduction in the number of transactions as well as the amount of funds raised. Transactions that have been consummated are completed at lower valuations in the case of equity offerings and at higher interest costs in the case of debt offerings. Our ability to issue any debt or equity instruments in a public or private sale is also restricted under certain circumstances, pursuant to contractual restrictions in agreements with our lenders and the indenture governing the Notes (see above). There can be no assurance that additional financing will be available upon terms acceptable to us, if at all. The failure to raise the funds necessary to finance our future cash requirements could adversely affect our ability to pursue our strategy and could adversely affect our future results of operations.

Off-Balance Sheet Arrangements

None.

Critical Accounting Policies

The accounting policies described below are considered critical in preparing our financial statements. Critical accounting policies require difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The judgments and uncertainties affecting the application of these policies include significant estimates and assumptions made by us using information available at the time the estimates are made. Actual results could differ materially from those estimates.

Consolidation of Financial Statements

Under applicable financial reporting requirements, the financial statements of the affiliated physician organizations with which we have management services agreements are consolidated with our own financial statements. This consolidation is required under EITF Issue No. 97-2, “Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements” issued by the Emerging Issues Task Force of the Financial Accounting Standards Board because we are deemed to hold a controlling financial interest in such organizations through a nominee shareholder. We can, through two assignable option agreements, change the nominee shareholder at will on an unlimited basis and for nominal cost. There is no limitation on our designation of a nominee shareholder except that any nominee shareholder must be a licensed physician or otherwise permitted by law to hold shares in a professional medical corporation. We have also concluded that under Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” we are required to consolidate our affiliated physician organizations. The operations of our affiliated physician organizations have a significant impact on our financial statements. The balance sheet and statement of operations of Brotman have been included from April 14, 2009. All inter-company accounts and balances have been eliminated in consolidation.

Revenue Recognition

Hospital Services Segment

Operating revenue of the Hospital Services segment consists primarily of net patient service revenue. We report net patient service revenue at the estimated net realizable amounts from patients and third-party payers and others in the period in which services are rendered. A summary of the payment arrangements with major third-party payers follows:

Medicare:  Medicare is a federal program that provides certain hospital and medical insurance benefits to persons aged 65 and over, some disabled persons and persons with end-stage renal disease. Inpatient services rendered to Medicare program beneficiaries are paid at prospectively determined rates per discharge, according to a patient classification system based on clinical, diagnostic, and other factors. Outpatient services are paid based on a blend of prospectively determined rates and cost-reimbursed methodologies. We are also reimbursed for various disproportionate share and Medicare bad debt components at tentative rates, with final settlement determined after submission of annual Medicare cost reports and audits thereof by the Medicare fiscal intermediary. Normal estimation differences between final settlements and amounts accrued in previous years are reflected in net patient service revenue in the year of final settlement.

Medi-Cal:  Medi-Cal is a joint federal-state funded healthcare benefit program that is administered by the state of California to provide benefits to qualifying individuals who are unable to afford care. Inpatient services rendered to Medi-Cal program beneficiaries are paid at contracted per diem rates. The per diem rates are not subject to retrospective adjustment. Outpatient services are paid based on prospectively determined rates per procedure provided.

Managed Care:  We also receive payment from certain commercial insurance carriers, HMOs, and PPOs, though generally do not enter into contracts with these entities. The basis for payment under these agreements includes our standard charges for services.

Self-Pay:  Our hospitals provide services to individuals that do not have any form of healthcare coverage. Such patients are evaluated, at the time of service or shortly thereafter, for their ability to pay based upon federal and state poverty guidelines, qualifications for Medi-Cal, as well as our local hospital’s indigent and charity care policy.

Timely billing and collection of receivables from third-party payers and patients is critical to our operating performance. We closely monitor our historical collection rates as well as changes in applicable laws, rules and regulations and contract terms, to assure that provisions for contractual allowances are made using the most accurate information available. Our primary collection risks relate to uninsured patients and the portion of the bill which is the patient’s responsibility, primarily co-payments and deductibles. Payments for services may also be denied due to issues over patient eligibility for medical coverage, our ability to demonstrate medical necessity for services rendered and payer authorization for hospitalization. We estimate provisions for doubtful accounts based on general factors such as payer mix, the age of the receivables and historical collection experience. We routinely review accounts receivable balances in conjunction with these factors and other economic conditions which might ultimately affect the collectability of the patient accounts and make adjustments to allowances for contractual discounts and bad debts as warranted.

IPA Segment

Operating revenue of our IPAs consists primarily of capitation payments for medical services provided by our affiliated physician organizations under contracts with HMOs. Capitation revenue under HMO contracts is prepaid monthly to the affiliated physician organizations based on the number and type of enrollees assigned to physicians in our affiliated physician organizations.

Capitation revenue paid by HMOs is recognized in the month in which the affiliated physician organization is obligated to provide services. Capitation revenue may be subsequently adjusted to reflect changes in enrollment as a result of retroactive terminations or additions. Such retroactive terminations or additions have not had a material effect on capitation revenue.

Variability in capitation revenue increased beginning in calendar 2004, when Medicare began a four-year phase-in of a revised capitation model referred to as “Risk Adjustment.” Under the new model, capitation with respect to Medicare enrollees is subject to subsequent adjustment by CMS based on the acuity of the enrollees to whom services were provided. Capitation for the current year is paid based on data submitted for each enrollee for previous periods. Capitation is paid at interim rates during the year and is adjusted in subsequent periods (generally in our fourth fiscal quarter) after the final data has been processed by CMS. Positive or negative capitation adjustments are made for seniors with conditions requiring more or less healthcare services than assumed in the interim payments. Since we do not currently have the ability to reliably predict these adjustments, periodic changes in capitation amounts earned as a result of Risk Adjustment are recognized when those changes are communicated from the health plans, generally in the fourth quarter of the fiscal year to which the adjustments relate. We recorded approximately $1.6 million and $1.5 million increase in capitation revenue in the fourth quarter of fiscal 2008 and 2007, respectively, for risk adjustment factors.

We also earn additional incentive revenue or incur penalties under HMO contracts by sharing in the risk for hospitalization based upon inpatient services utilized. As of June 30, 2009, except for one contract where we are contractually obligated for down-side risk, shared risk deficits are not payable unless and until we generate future risk-sharing surpluses. Risk pools are generally settled in the third or fourth quarter of the following year. Due to the lack of access to timely inpatient utilization information and the difficulty in estimating the related costs, shared-risk amounts receivable from the HMOs are recorded when such amounts are known. We also receive incentives under “pay-for-performance” programs for quality medical care based on various criteria. Pay-for-performance payments are generally recorded in the third and fourth quarters of our fiscal year when such amounts are known, since we do not have the ability to reliably estimate these amounts. Risk pool and pay-for-performance incentives are affected by many factors, some of which are beyond our control, and may vary significantly from year to year.

Management fee revenue is earned in the month the services have been performed.

Accrued Medical Claims

Our affiliated physician organizations are responsible for the medical services their contracted or employed physicians provide to an assigned HMO enrollee. The cost of healthcare services is recognized in the period in which it is provided and includes an estimate of the cost of services which have been incurred but not reported. The determination of our claims liability and other healthcare costs payable is particularly important to the determination of our financial position and results of operations and requires the application of significant judgment by our management, and as a result, is subject to an inherent degree of uncertainty.

Our medical care costs include actual historical claims experience and IBNR. We, together with our independent actuaries, estimate medical claims liabilities using actuarial methods based upon historical data adjusted for payment patterns, cost trends, product mix, utilization of healthcare services and other relevant factors. The estimation methods and the resulting reserves are frequently reviewed and updated, and adjustments, if necessary, are reflected in the period known. While we believe our estimates are adequate, it is possible that future events could require us to make significant adjustments or revisions to these estimates. In assessing the adequacy of accruals for medical claims liabilities, we consider our historical experience, the terms of existing contracts, our knowledge of trends in the industry, information provided by our customers and information available from other sources as appropriate.

The most significant estimates involved in determining our claims liability concern the determination of claims payment completion factors and trended per member per month cost estimates.

We consider historical activity for the current month, plus the prior 24 months, in our IBNR calculation. For the five months of service prior to the reporting date and earlier, we estimate our outstanding claims liability based upon actual claims paid, adjusted for estimated completion factors. Completion factors seek to measure the cumulative percentage of claims expense that will have been paid for a given month of service as of a date subsequent to that month of service. Completion factors are based upon historical payment patterns. For the four months of service immediately prior to the reporting date, actual claims paid are not a reliable measure of our ultimate liability, given the delay inherent between the patient/physician encounter and the actual submission of a claim for payment. For these months of service we estimate our claims liability based upon trended per member per month (“PMPM”) cost estimates. These estimates reflect recent trends in payments and expense, utilization patterns, authorized services and other relevant factors.

The following tables reflect (i) the change in our estimate of claims liability as of June 30, 2009 that would have resulted had we changed our completion factors for all applicable months of service included in our IBNR calculation (i.e., the preceding 5th through 25th months) by the percentages indicated; and (ii) the change in our estimate of claims liability as of June 30, 2009 that would have resulted had we changed trended PMPM factors for all applicable months of service included in our IBNR calculation (i.e., the preceding 1st through 4th months) by the percentages indicated. Changes in estimate of the magnitude indicated in the ranges presented are considered reasonably likely.

Increase (Decrease) in Estimated Completion Factors	Increase (Decrease) in Accrued Medical Claims Payable
(in thousands)
(3)%	$3,801
(2)%	$2,534
(1)%	$1,267
1%	$(1,267)
2%	$(2,534)
3%	$(3,801)

Increase (Decrease) in Trended PMPM Factors	Increase (Decrease) in Accrued Medical Claims Payable
(in thousands)
(3)%	$(720)
(2)%	$(480)
(1)%	$(240)
1%	$240
2%	$480
3%	$720

Additionally, for each 1% (hypothetical) difference between our June 30, 2009 estimated claims liability of $17,863,000 and the actual claims incurred run-out, pre-tax loss for the nine months ended June 30, 2009 would increase or decrease by approximately $179,000 or approximately $0.01 per diluted share.

The following table shows the components of the change in medical claims and benefits payable for the nine months ended June 30, 2009 and 2008 (in thousands):

	Nine Months Ended June 30,
	2009	2008(1)
IBNR as of beginning of period	$20,480	$21,406
Healthcare claims expense incurred during the period
Related to current year	53,648	61,425
Related to prior years	(1,347)	(2,101)
Total incurred	52,301	59,324
Healthcare claims paid during the period
Related to current year	(37,923)	(42,091)
Related to prior years	(16,995)	(18,004)
Total paid	(54,918)	(60,095)
IBNR as of end or period	$17,863	$20,635

(1)                                  Amounts exclude changes in medical claims and benefits payable related to the AV Entities which are reported in discontinued operations.

Through June 30, 2009, the $1,347,000 change in estimate related to IBNR as of September 30, 2008 represented approximately 6.5% of the IBNR balance as of September 30, 2008, approximately 2.3% of fiscal 2008 claims expense, and after consideration of tax effect, approximately 68.7% of net loss from continuing operation for the year then ended.

Through June 30, 2008, the $2,101,000 change in estimate related to IBNR as of September 30, 2007 represented approximately 9.8% of the IBNR balance as of September 30, 2007, approximately 3.3% of fiscal 2007 claims expense and after consideration of tax effect, approximately 8.9% of net loss from continuing operation for the year then ended.

Past fluctuations in the IBNR estimates might also be a useful indicator of the potential magnitude of future changes in these estimates. Quarterly IBNR estimates include provisions for adverse development based on historical volatility. We maintain similar provisions at fiscal year end.

We also regularly evaluate the need to establish premium deficiency reserves for the probability that anticipated future healthcare costs could exceed future capitation payments from the HMOs. To date, we have determined that no premium deficiency reserves have been necessary.

Goodwill and Intangible Assets

Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” requires all business combinations after June 30, 2001 to be accounted for using the purchase method and prohibits the pooling-of-interest method of accounting. SFAS No. 141 also states that acquired intangible assets should be separately recognized upon meeting certain criteria. Such intangible assets include, but are not limited to, trade and service marks, non-compete agreements, customer lists and licenses.

SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill and indefinite life intangible assets not be subject to amortization but be evaluated for impairment on at least an annual basis, or more frequently if certain indicators are present. Such indicators include adverse changes in market value and/or stock price, laws and regulations, profitability, cash flows, our ability to maintain enrollment and renew payer contracts on favorable terms. A two-step impairment test is used to identify potential goodwill impairment and to measure the amount of goodwill impairment loss to be recognized (if any). The first step consists of estimating the fair value of the reporting unit based on recognized valuation techniques, which include a weighted combination of (i) the guideline company method that utilizes revenue or earnings multiples for comparable publicly-traded companies, and (ii) a discounted cash flow model that utilizes future cash flows, the timing of those cash flows, and a discount rate (or weighted average cost of capital which considers the cost of equity and cost of debt financing expected by a representative market participant) representing the time value of money and the inherent risk and uncertainty of the future cash flows. If the estimated fair value of the reporting unit is less than its carrying value, a second step is performed to compute the amount of the impairment by determining the “implied fair value” of the goodwill, which is compared to its corresponding carrying value.

Long-lived assets, including property, improvements and equipment and amortizable intangibles, are evaluated for impairment under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. We consider assets to be impaired and write them down to fair value if estimated undiscounted cash flows associated with those assets are less than their carrying amounts.

In accordance with SFAS No. 142, we performed our annual goodwill impairment analysis for each reporting unit that constitutes a business for which discrete financial information is produced and reviewed by operating segment management and provides services that are distinct from the other reporting units. For the Hospital Services segment, the reporting unit for the annual goodwill impairment analysis was determined to be at the segment level. For the IPA segment, we have determined that ProMed individually and Prospect (which includes all the other affiliated physician organizations) each represent a reporting unit, based on operational characteristics. The ProMed Entities are geographically and managerially their own reporting unit.

Our impairment test at September 30, 2008 resulted in no impairment charges.

The assessment of impairment indicators, measurement of impairment loss, selection of appropriate valuation methodology, assumptions and discount factors, involve significant judgment and requires management to project future results which are inherently uncertain.

Legal and Other Loss Contingencies

We are subject to contingencies, such as legal proceedings and claims arising out of our business. In accordance with SFAS No. 5, “Accounting for Contingencies,” we record accruals for such contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. A significant amount of management estimation is required in determining when, or if, an accrual should be recorded for a contingent matter and the amount of such accrual, if any.

We are in the process of finalizing certain post-closing matters related to the 2007 ProMed acquisition, including closing balance sheet reconciliations, escrow reconciliations and other matters. We have recorded an estimated settlement amount relating such matters in the accompanying unaudited condensed consolidated financial statements.

Acquisitions

During the five years ended September 30, 2008 and nine months ended June 30, 2009, we completed several business combinations. These business combinations were all accounted for using the purchase method of accounting, and accordingly, the operating results of each acquisition have been included in our consolidated financial statements since their effective date of acquisition. The purchase price for each business combination was allocated to the assets, including the identifiable intangible assets, and liabilities, based on estimated fair values determined using independent appraisals where appropriate. The excess of purchase price over the net tangible assets acquired was allocated to goodwill and other intangible assets.

We have historically funded our acquisition program with debt, the sale of our common stock, and cash flow from operations. The assets that we and our affiliated physician organizations have acquired have been largely goodwill and intangible assets. The acquisition of physician organizations consists primarily of HMO contracts, primary care and specialist physician contracts and the right to manage each physician organization through a management services agreement. The physician organizations we acquire generally do not have significant tangible net equity; therefore, our acquired assets are predominantly goodwill. The acquisition of hospital operations consists primarily of trade names, covenants-not-to-compete and property, improvements and equipment.

The following table summarizes all business combinations for the five years ended September 30, 2008 and nine-month period ended June 30, 2009.

Business Combinations	Effective Date	Purchase Price	Location
Prospect NWOC Medical Group, Inc.	February 1, 2004	$2,000,000	North Orange County
StarCare Medical Group, Inc., APAC Medical Group, Inc. and Pinnacle Health Resources	February 1, 2004	$8,500,000	North Orange County
Genesis HealthCare of Southern California	November 1, 2005	$8,000,000	Central Orange County
ProMed Entities	June 1, 2007	$48,392,000	San Bernardino County
Alta	August 8, 2007	$154,935,000	Los Angeles County
Brotman (71.9% interest)	April 14, 2009	$2,556,000	Los Angeles County

The intangible assets we acquire in our acquisitions include HMO and provider contracts, trade names, covenants not-to-compete and customer relationships. We typically require that our acquisition targets have cash or a combination of cash and current assets equal to current liabilities, and positive tangible net worth. As discussed above, in fiscal 2007, all goodwill and intangible assets were written off except those related to the ProMed Entities and Alta.

Divestitures

On August 1, 2008, we completed the sale of all of the outstanding stock of the AV Entities for total cash consideration of $8,000,000. As required by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the assets and liabilities of the AV Entities and their operations have been presented in our most recently filed consolidated financial statements as discontinued operations for all periods presented. All references to operating results reflect our ongoing operations, excluding the AV Entities, unless otherwise noted.

Inflation

According to U.S. Bureau of Labor Statistics Data, the national healthcare cost inflation rate has exceeded the general inflation rate for the last four years. We use various strategies to mitigate the negative effects of healthcare cost inflation. Specifically, we try to control medical and hospital costs through contracts with independent providers of healthcare services. Through these contracted providers, we emphasize preventive healthcare and appropriate use of specialty and hospital services.

While we currently believe our strategies to mitigate healthcare cost inflation will continue to be successful, competitive pressures, new healthcare and pharmaceutical product introductions, demands from healthcare providers and customers, applicable regulations or other factors may affect our ability to control healthcare costs.

BUSINESS

Overview

We provide quality, coordinated healthcare and physician services in Southern California. We own and operate five hospitals, with a total of approximately 759 licensed beds, and currently maintain approximately 787 on-staff physicians, including specialists who cover approximately 35 medical and surgical specialties. Our hospitals are located in high density population areas within Los Angeles County and maintain leading market positions in the areas they serve. We also manage the provision of physician services through ten IPAs that consist of physician networks with approximately 13,900 primary care and specialty physicians. Our IPAs provide physician services to over 178,500 enrollees of HMOs. Based on our enrollment, our group of IPAs is one of the largest in Southern California and has contracts with nearly all the major HMOs operating in the region. We believe the coordination of our hospitals and IPAs creates an efficient healthcare delivery system that positions us to drive growth and profitability.

We operate both our hospitals and IPAs by applying highly disciplined, data-driven management to the provision of quality care. Through the in-depth and data-driven analysis and application of various operational and financial metrics, we have been able to achieve a highly-efficient cost structure which enables us to adjust our operations to provide services that generate higher margins and enhanced growth. Our management’s expertise in executing our operating model has enabled us to increase profitability across a diverse mix of payors and the flexibility to adapt to economic and regulatory changes. Our operating model also allows us to be well-positioned for the future, as we believe the most cost-efficient providers will be the ones who benefit in this rapidly changing economic and regulatory environment. In addition, we have strengthened the patient care we provide by retaining and recruiting experienced physicians.

We have grown through a series of strategic acquisitions:

•                  in June 2007, we acquired the ProMed Entities, which, at the time of the acquisition, collectively had approximately 80,000 HMO enrollees;

•                  in August 2007, we acquired Alta, which owned and operated four community-based hospitals in Los Angeles County with a combined 339 licensed beds served by approximately 310 on-staff physicians. In connection with the Alta acquisition, Sam Lee, Alta’s president, joined our board of directors and the management team and was later appointed Chief Executive Officer in March 2008. The acquisition of Alta transformed our Company from a business exclusively providing IPA management services to a business providing coordinated healthcare and physician management services; and

•                  in April 2009, we increased our approximately 33% ownership stake in Brotman, a 420-bed hospital located in Culver City, California, to approximately 72%.

We have improved our profitability through the following actions:

•                  managing staffing levels according to patient volumes and acuity levels of care required;

•                  optimizing resource allocation by utilizing our case management program, which assists in improving clinical care and cost containment;

•                  negotiating favorable payor contracts and reductions in uncompensated care and payor claims denial;

•                  expanding and improving profitable services offered by our hospitals;

•                  enhancing claims management functions and negotiating more favorable provider contracts for our IPAs;

•                  divesting non-core assets; and

•                  restructuring our senior management team and adding experienced professionals in the areas of finance, operations, claims management, business development and compliance.

We believe that our acquisitions and the successful implementation of our operating model by our management team have both strengthened our infrastructure and positioned us for continued revenue growth and profitability.

History and Development of Our Business

Our business effectively commenced in 1996, when, as the surviving entity in a merger transaction, we began to implement our growth strategy through a series of acquisitions and affiliations, primarily through one of our affiliated physician organizations, PMG. Between 1996 and 2005, PMG acquired fourteen physician organizations. These acquisitions provided us with a substantial concentration of managed care enrollees in our three Southern California service areas—North and Central Orange County, West Los Angeles and the Antelope Valley region of Los Angeles County. In 2007 we completed two major acquisitions, described below, which resulted in the addition of managed care enrollees in San Bernardino County and in the establishment of our Hospital Services segment.

On June 1, 2007, PMG completed the acquisition of the ProMed Entities, for consideration of $48,000,000, consisting of $41,040,000 of cash and 1,543,237 shares of PMH common stock, valued at $6,960,000, or $4.51 per share. As a result of the ProMed Acquisition, ProMed became a wholly-owned subsidiary of PMH and PVMG and UMG became wholly-owned subsidiaries of PMG. At the time of the acquisition, PVMG and UMG had approximately 80,000 HMO enrollees.

On August 8, 2007, we acquired Alta by way of a merger of Alta Healthcare System, Inc., a California corporation, into our newly formed, wholly-owned subsidiary, Prospect Hospitals System, LLC, a California limited liability company (“Sub”), with Sub being the surviving entity. Concurrently with this merger, the name of Sub was changed to Alta Hospitals System, LLC, and we repaid approximately $41,500,000 of Alta’s existing debt. Total merger consideration, exclusive of the Alta debt repaid, consisting of approximately $103 million, was paid one-half ($51.3 million) in cash and one-half in stock (valued, for transaction purposes only, at $5.00 per share of our common stock). The equity portion of the merger consideration consisted of 1,887,136 shares of common stock and 1,672,880 shares of Series B Preferred Stock. The Series B Preferred Stock was non-convertible until such time as the stockholders voted to approve its convertibility. Such approval was received at our annual meeting of stockholders held on August 13, 2008. As a result, each share of Series B Preferred Stock automatically became convertible into five shares of common stock at a conversion price of $5.00 per share of common stock. Following such stockholder approval, the holders of all the outstanding shares of Series B Preferred Stock elected to convert their preferred shares into common stock.

Also on August 8, 2007, in connection with the closing of the Alta acquisition, Bank of America, N.A. (the “Lender”) agented $155 million of financing for us in the form of term loans totaling $145 million and a $10 million revolving line of credit facility, $3 million of which was drawn at closing. The term loans were used to refinance approximately $41.5 million of existing Alta debt, refinance approximately $48 million of our existing debt that had previously been provided by the Lender in connection with our acquisition of ProMed, and pay the cash portion of the Alta purchase price.

On August 1, 2008, we completed the sale of all of the outstanding stock of the AV Entities for total pre-tax cash consideration of $8,000,000. As part of the sale, we also entered into a non-competition agreement in the Antelope Valley region of Los Angeles County for the benefit of the buyer. We may continue to seek opportunities to divest non-strategic assets, primarily to enhance our future profitability and to provide increased liquidity.

On August 31, 2005, we initially acquired an approximately 33% ownership interest in Brotman. Although Brotman faced financial and operational challenges, we viewed the acquisition as an opportunity to create synergies with our existing IPA network through patient referrals and enhanced relationships with physicians. Following our initial investment, Brotman continued to incur losses and failed to comply with its credit agreement covenants. In September 2007, following consultation with outside advisors and our new management team, which was experienced in hospital management and turnarounds, Brotman determined that it would be in its best interest to file for bankruptcy protection. In October 2007, Brotman filed for bankruptcy. Concurrent with the filing, we entered into an amendment to our existing consulting services agreement with Brotman which provided for an increased level of services and responsibility by our new management team.

On April 14, 2009, Brotman emerged from bankruptcy and we acquired an approximately 39% additional ownership interest in Brotman, which brought us to our current total ownership of approximately 72% of the outstanding common stock of Brotman. Pursuant to the terms of the bankruptcy plan, we made an additional $1,800,000 investment in Brotman on January 13, 2009 and a commitment to invest approximately an additional $700,000, which was paid on June 30, 2009.

Our Strategy

Our objective is to operate as an entrepreneurial, efficient healthcare delivery system by coordinating hospital services and IPA networks.

Integrate Hospital Services and IPA Networks

We seek to generate organic growth primarily through the integration of our IPA and Hospital Services segments. Specifically, we have undertaken the following initiatives:

•                  utilizing our existing community hospitals to facilitate referrals to Brotman;

•                  consolidating the back-office operations and management of our existing IPA networks to reduce administrative costs and enhance negotiations with HMOs and physicians; and

•                  integrating IPA and Hospital Services operations to:

•                  utilize our existing hospital-physician relationships to increase enrollment at our IPAs;

•                  use our existing IPA enrollment to drive business to our hospital facilities;

•                  leverage our existing IPA networks to enhance payor diversification for our hospitals; and

•                  expand HMO contracts by offering a combined hospital-physician provider solution.

Additionally, we plan to expand our physician networks into areas where we have hospitals and seek hospital acquisition opportunities in areas where we have physician networks. The HMOs with which we contract have increasingly expressed their desires for their managed care partners to provide them with a combined hospital-physician solution.

Enhance Operating Efficiencies

We seek to use our operating efficiencies to provide an advantage by enabling us to service patients that other providers cannot serve profitably. We monitor our cost trends, operating performance and the regulatory environment in our existing markets to drive operating efficiencies, such as the optimization of staffing and utilization levels. These efficiencies allow us to strengthen our financial performance while improving the services we provide to our patients, physicians and health plan partners, as well as provide us greater flexibility to adapt to regulatory changes.

Complete the Transformation of Brotman

We believe that our acquisition of a controlling stake in Brotman will allow us to use our proven operating model to drive efficiencies, as well as add new payors, improve reimbursement from existing payors and recruit new physicians to the medical staff. We will continue the implementation of our cost efficiency initiatives, which we expect will improve Brotman’s operating results. We will also continue to recruit physicians for our surgical and cardiology groups as well as in primary care, which we believe will create opportunities for both inpatient and outpatient growth. In addition, we are working to expand Brotman’s emergency room services to better serve its strategic geographic location and facilitate admissions into the hospital.

Grow Through Strategic Acquisitions

We intend to continue a strategy of growth through select strategic acquisitions of hospitals. We will seek hospital acquisition candidates that we believe are not currently achieving their potential in attractive service areas in which our operating model can be applied. Additionally, we expect the number of potential acquisition candidates to increase given the fragmented ownership within the hospital market and the increasing number of hospital closures resulting from inefficient operations and high cost structures.

Our Market

We operate our business in Southern California where we believe market dynamics will favorably impact our growth. There is a shortage of hospital beds in Los Angeles County, with fewer than 100 hospitals to serve approximately ten million people across 4,000 square miles. According to a recent report from the HASC, Los Angeles County averages approximately one bed per 1,000 people, well below the national average of over three beds per 1,000 people. High hospital construction costs in Southern California have prevented meaningful increases in bed supply commensurate with demand.

Additionally, we expect demographic trends to further increase the supply-demand imbalance for hospital services. California anticipates unprecedented growth in its senior population as the baby boom generation ages and life expectancy continues to increase. California’s senior population is projected to more than double between 2000 and 2030, growing to approximately 8.8 million, according to a recent report from the California HealthCare Foundation. Because of these demographic trends and shortage of hospital beds in our local markets, we believe we are well-positioned to benefit organically from the increased demand for our services.

Closures of competitor hospitals have further added to the hospital bed shortage. Over the past ten years, 14 hospitals in Los Angeles County have closed, mostly because of their inefficient cost structure. HASC reported recently that it expects this trend to continue. Also, the Southern California hospital market is highly fragmented, with approximately 60 different ownership entities. The fragmented and decreasing number of hospitals in our market will facilitate our acquisition strategy, as more of our competitor hospitals become available for acquisition.

Description of Our Business—Hospital Services Segment

Overview

The hospital services sector is comprised of at least three sub-sectors that do not generally compete with each other because they largely serve three distinct patient populations:

•                  Tertiary Care Hospitals:  Tertiary care hospitals are generally owned by the larger philanthropic organizations and for-profit hospital companies which tend to be well funded and utilize state of the art facilities to treat commercially insured patients and higher acuity care patients.

•                  Community Hospitals:  Community hospitals are both for-profit and not-for-profit and operate in generally older properties, use generally less state-of-the-art equipment, and are equipped to care for patients of lower acuity. Efficient hospitals in this group are able to provide care profitably because of their significantly lower cost structures.

•                  Public Hospitals:  Public hospitals are generally owned by government entities that are set up to treat uninsured, indigent patients with a full range of acuity needs.

Both government and managed care payors are under pressure to reduce the cost of health coverage. One means of doing this is to match patients to the facility best suited to delivering the quality of care required in the most cost-efficient setting. Because of the focused, cost efficient structures of community hospitals, both patients and payors can benefit economically from utilizing community hospitals where feasible. In the managed care context, patient co-pays in many instances increase as the cost structure of the hospital increases, thereby providing an incentive to the patient, as well as the managed care payor, to utilize focused cost efficient community hospitals. Further, government payors generally pay tertiary care hospitals higher per diem amounts for care under Medicare and Medi-Cal than the per diem amounts paid to community hospitals. Companies operating community-based hospitals are positioned to benefit from this market dynamic as focused quality, cost efficient providers.

Our Hospitals

We own and operate five hospitals in Los Angeles County, all accredited by the Joint Commission (formerly the Joint Commission on Accreditation of Healthcare Organizations), with a total of approximately 759 licensed beds served by 787 on-staff physicians at June 30, 2009. We acquired our four hospitals in Hollywood, Los Angeles, Norwalk and Van Nuys in connection with our acquisition of Alta. Our fifth hospital is Brotman Medical Center, located in Culver City. For the nine months ended June 30, 2009, our hospital services segment generated pro forma revenues of $201.1 million.

Our three community hospitals in Hollywood, Los Angeles and Norwalk offer a comprehensive range of medical and surgical services, including general acute care hospital services, pediatrics, obstetrics and gynecology, pediatric sub-acute care, general surgery, medical-surgical services, orthopedic surgery, and diagnostic, outpatient, skilled nursing and urgent care services. Our psychiatric hospital in Van Nuys provides acute inpatient and outpatient psychiatric services on a voluntary basis. Brotman offers a comprehensive range of inpatient and outpatient services, including general surgery, orthopedic, spine and neurosurgery, cardiology, diagnostic outpatient, rehabilitation, psychiatric and detox services. In addition, Brotman has an active emergency room that plays an integral part in providing emergency services to the West Los Angeles area.

The table below gives a brief overview of our hospitals and the locations they serve:

Name/Location	Primary Service	Number of Beds
Hollywood Community Hospital Hollywood, CA 100% owned	Medical/Surgical	• 100 licensed beds/100 staffed beds
Los Angeles Community Hospital Los Angeles, CA 100% owned	Medical/Surgical	• 130 licensed beds/130 staffed beds
Norwalk Community Hospital Norwalk, CA 100% owned	Medical/Surgical	• 50 licensed beds/50 staffed beds
Brotman Medical Center Culver City, CA 72% owned	Medical/Surgical	• 420 licensed beds/240 staffed beds
Van Nuys Community Hospital Van Nuys, CA 100% owned	Psychiatric	• 59 licensed beds/59 staffed beds

Selected Operating Statistics

The table below sets forth selected operating statistics for the year ended September 30, 2008 and the nine month periods ended June 30, 2009 and 2008.

	Year Ended September 30,	Nine Months Ended June 30,
	2008	2009	2008
Licensed beds as of the end of the period(1)	339	759	339
Admissions(2)	14,206	12,675	10,616
Adjusted admissions(3)	15,058	13,655	11,295
Emergency room visits(4)	13,600	16,596	10,234
Surgeries(5)	2,935	2,822	2,196
Patient days(6)	87,463	84,329	63,747
Acute care average length of stay in days(7)	5.50	4.5	5.5

(1)          Licensed beds are beds for which a hospital has obtained approval to operate from the applicable state licensing agency.

(2)          Admissions are patients admitted to our hospitals for inpatient treatment. This statistic is used by our management, investors and other readers of our financial statements as a measure of inpatient volume.

(3)          Adjusted admissions are total admissions adjusted for outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient charges and gross outpatient charges and then dividing the resulting amount by gross inpatient charges. This statistic is used by our management, investors and other readers of our financial statements as a measure of inpatient and outpatient volume.

(4)          The number of emergency room visits is a critical operational measure that is used by our management, investors and other readers of our financial statements to gauge our patient volume. Much of our inpatient volume is a byproduct of a patient’s initial encounter with our hospitals through an emergency room visit.

(5)          The number of surgeries includes both inpatient and outpatient surgeries. This statistic is used by our management, investors and other readers of our financial statements as one component of overall patient volume and business trends.

(6)          Patient days are the total number of days that patients are admitted in our hospitals. This statistic is used by our management, investors and other readers of our financial statements as a measure of inpatient volume.

(7)          Acute care average length of stay in days represents the average number of days admitted patients stay in our hospitals. This statistic is used by our management, investors and other readers of our financial statements as a measure of our utilization of resources.

Our Hospital Operating Model

Our hospital operating model is physician-centric. We have found that a physician friendly environment is key to recruiting physicians. We also strive to provide convenience in scheduling and collaborative patient case management in order to assist in the treatment of the patient and in the physician’s time management. We have, for example, developed an admissions process that enables the physician’s office to make a hospital admission with a single telephone call to our admissions coordinator. We also provide admissions through our emergency room and urgent care centers to help better evaluate medical necessity.

Our hospital physicians are not employed by us. However, some physicians provide services in our hospitals under contracts which generally describe a term of service, provide and establish the duties and obligations of such physicians, require the maintenance of certain performance criteria and fix compensation for such services. Any licensed physician may apply to be admitted to the medical staff of any of our hospitals in accordance with established credentialing criteria.

We have also developed transfer processes with a significant number of hospitals to receive patients that are more appropriately treated in one of our hospitals. Hospitals with which we have such transfer relationships include community hospitals that do not accept Medi-Cal patients and tertiary care hospitals with high cost structures that consider certain non-tertiary-level care patients to be unprofitable. Correspondingly, our hospitals will transfer patients to another hospital with which we have a transfer relationship when the patient’s individual circumstances warrant.

Hospital Revenues and Reimbursement

We record gross patient service charges on a patient-by-patient basis in the period in which services are rendered. Patient accounts are billed after the patient is discharged. When a patient’s account is billed, our accounting system calculates the reimbursement that we expect to receive based on the type of payor and the contractual terms of such payor. We record the difference between gross patient service charges and expected reimbursement as contractual adjustments.

At the end of each month, we estimate expected reimbursement for unbilled accounts. Estimated reimbursement amounts are calculated on a payor-specific basis and are recorded based on the best information available to us at the time regarding applicable laws, rules, regulations and contract terms. We continually review our contractual adjustment estimation process to consider and incorporate updates to laws, rules and regulations, as well as changes to managed care contract terms that result from negotiations and renewals.

Hospital revenues depend upon inpatient occupancy levels, the ancillary services and therapy programs ordered by physicians and provided to patients, the volume of outpatient procedures and the charges or negotiated payment rates for such services. Charges and reimbursement rates for inpatient services vary significantly depending on the type of service and geographic location of the hospital. Our hospitals receive revenues for patient services from a variety of sources, including the federal Medicare program, state Medi-Cal programs, managed care payors (including PPOs and HMOs), indemnity-based health insurance companies and self-pay patients. The basis for payments involving inpatients is prospectively set Diagnostic Related Group (“DRG”) rates for Medicare, negotiated per diem for Medi-Cal and percentage of charge or negotiated rates for the other payors. The basis for payments for outpatients is prospectively set rate-per-service based on the Ambulatory Payment Classification (“APC”) assigned for Medicare, a fixed rate by procedure for Medi-Cal and percentage of charge or negotiated rates for the other payors. Our hospitals are also eligible for State of California Disproportionate Share payments based on a prospective payment system for hospitals that serve large populations of low-income patients.

Our hospitals receive payment for patient services from the federal government, primarily under the Medicare program, the California Medi-Cal program, managed care plans (including PPOs and HMOs), indemnity-based health insurance companies, as well as directly from patients (“self-pay”). All of our hospitals are certified as providers of Medicare and Medi-Cal services. Amounts received under the Medicare and Medi-Cal programs are generally significantly less than a hospital’s customary charges for the services provided. Since a substantial portion of our revenue comes from patients under Medicare and Medi-Cal programs, our ability to operate our business successfully in the future will depend in large measure on our ability to adapt to changes in these programs.

The nation’s current economic crisis may have a negative impact on reimbursement for our hospitals. A recent American Hospital Association report on the economic crisis indicates that the credit crunch is making it difficult and expensive for hospitals to finance facility and technology needs. The majority of hospitals are experiencing decreased admissions and elective procedures. In addition, rising unemployment is leading to increased uncompensated care. California budget shortfalls may result in decreases in hospital Medi-Cal reimbursement.

Medicare

Medicare is a federal program that provides medical insurance benefits to persons age 65 and over, some disabled persons, and persons with end-stage renal disease. Under the Medicare program, we are paid for inpatient and outpatient services performed by our hospitals. Payments for inpatient acute services are generally made pursuant to a prospective payment system, commonly known as “PPS.” Under PPS, our hospitals are paid a predetermined amount for each hospital discharge based on the patient’s diagnosis.

Specifically, each discharge is assigned to a diagnosis related group, commonly known as a “DRG,” based upon the patient’s condition and treatment during the relevant inpatient stay. Each DRG is assigned a cost weight based on its severity. The DRG weight is then applied to a national average rate to arrive at the payment. The national average rate is adjusted for labor cost by a predetermined geographic adjustment factor assigned to the geographic area in which the hospital is located. In addition to the DRG payment, hospitals may qualify for an “outlier” payment when the relevant patient’s treatment costs are extraordinarily high and exceed a specified regulatory threshold.

The national average rates are adjusted by an update factor on October 1 of each year, the beginning of the federal fiscal year. The index used to adjust the DRG rates, known as the “market basket index,” gives consideration to the inflation experienced by hospitals in purchasing goods and services. Under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“MMA”), DRG payment rates were increased by the full “market basket index,” for the federal fiscal years 2006, 2007 and 2008 or 3.7%, 3.4% and 3.3%, respectively. The Deficit Reduction Act of 2005 imposes a 2% reduction to the market basket index beginning in the federal fiscal year 2007, and thereafter, if patient quality data is not submitted. We intend to and have complied with this data submission requirement. Future legislation may decrease the rate of increase for DRG payments, but we are not able to predict the amount of any reduction or the effect that any reduction will have on us.

In an effort to encourage hospitals to improve quality of care, the Medicare program has taken steps to reduce or withhold payments to hospitals for treatment given to patients whose conditions were caused by serious medical error. Under rules that became effective October 1, 2008, Medicare will no longer pay hospitals for the higher costs of care resulting from eight complications, including falls, objects left inside patients during surgery, pressure ulcers and three types of hospital-acquired infections. California hospitals are required to report certain adverse events to a state agency charged with publicizing the events, as well as the results of any ensuing investigation conducted by the agency. We believe that our hospital quality of care programs will address such issues, but we are unable to predict the future impact of these developments on our business.

Medi-Cal

Medi-Cal is a federal state funded program, administered by the California Department of Health Services (the “State”) which provides medical benefits to individuals that qualify. Our hospitals participate in the Medi-Cal system and are paid a negotiated per diem rate. There can be no assurances that revisions in the Medi-Cal program will not have a material adverse effect on our results of operations.

Pursuant to the terms of the Medi-Cal contracts between the State and each of our hospitals, a significant portion of our hospital businesses are subject to termination of contracts and subcontracts at the election of the government. The contract between the State and Los Angeles Community Hospital and Norwalk Community Hospital was entered into on September 14, 2000 and most recently amended on February 5, 2009. The agreement may not be terminated without cause prior to December 31, 2009 and after that date it may be terminated without cause, provided that 120 days notice of termination is given. The contract between the State and Hollywood Community Hospital and Van Nuys Community Hospital was entered into on September 14, 2000 and most recently amended on May 10, 2007. The agreement may not be terminated without cause prior to June 30, 2009 and after that date it may be terminated without cause, provided that

120 days notice of termination is given. The contract between the State and Brotman was entered into on September 1, 2005 and most recently amended on June 1, 2009. The agreement may not be terminated without cause prior to July 1, 2010 and after that date it may be terminated without cause, provided that 120 days notice of termination is given. California budgetary shortfalls may result in our inability to renew Medi-Cal contracts at existing rates. Thereafter, the contracts are renewed by negotiation between the parties. We can provide no assurance whether these contracts will be renewed upon their expiration.

Disproportionate Share Payments

Hospitals that treat a high percentage of low-income patients may receive additional DSH payment adjustment from Medicare and Medi-Cal. We receive both of these adjustments. The Medicare adjustment is based on the hospital’s DSH patient percentage, which is the sum of the number of patient days for patients entitled to both Medicare Part A and Supplemental Security Income benefits, divided by the total number of Medicare Part A patient days and a second factor that is a ratio of Medi-Cal eligible days to total DRG days. For fiscal 2008, total Medicare DSH payments received were approximately $18,000,000. The Medi-Cal adjustment is based either on the Hospital’s Medi-Cal utilization or its low income utilization percentage. Our hospitals qualify because their Medi-Cal utilization was greater than one standard deviation above 42% of the hospitals’ total patient days. For fiscal 2008, total Medi-Cal DSH payments received by our hospitals were approximately $11,276,000, compared to none for the period August 8, 2007 (date of the Alta acquisition) through September 30, 2007.

Medicare Bad Debt Reimbursement

Under Medicare, the costs attributable to the deductible and coinsurance amounts which remain unpaid by the Medicare beneficiary can be added to the Medicare share of allowable costs as cost reports are filed. Hospitals generally receive interim pass-through payments during the cost report year which were determined by the fiscal intermediary from the prior cost report filing.

Bad debts must meet the following criteria to be allowable:

•                  the debt must be related to covered services and derived from deductible and coinsurance amounts;

•                  the provider must be able to establish that reasonable collection efforts were made;

•                  the debt was actually uncollectible when claimed as worthless; and

•                  sound business judgment established that there was no likelihood of recovery at any time in the future.

The amounts uncollectible from specific beneficiaries are to be charged off as bad debts in the accounting period in which the accounts are deemed to be worthless. In some cases, an amount previously written off as a bad debt and allocated to the program may be recovered in a subsequent accounting period. In these cases, the recoveries must be used to reduce the cost of beneficiary services for the period in which the collection is made. In determining reasonable costs for hospitals, the amount of bad debts otherwise treated as allowable costs is reduced by 30%. Under this program, our hospitals incurred an aggregate of approximately $2,757,132 and $260,000, which are subject to the 30% reduction, for fiscal 2008 and for the period August 8, 2007 through September 30, 2007, respectively. Amounts incurred by a hospital as reimbursement for bad debts are subject to audit and recoupment by the fiscal intermediary. Bad debt reimbursement has been a focus of fiscal intermediary audit/recoupment efforts in the past.

Annual Cost Reports

Hospitals participating in the Medicare and some Medi-Cal programs are required to meet specified financial reporting requirements. Federal and state regulations require submission of annual cost reports identifying medical costs and expenses associated with the services provided by each hospital to Medicare beneficiaries and Medi-Cal recipients. Annual cost reports required under the Medicare and Medi-Cal programs are subject to routine governmental audits. These audits may result in adjustments to the amounts ultimately determined to be due to us under these reimbursement programs. Finalization of these audits often takes several years. We can appeal any final determination made in connection with an audit. DRG outlier payments and other cost report abuses have been and continue to be the subject of audit and adjustment by CMS.

In 2003, Congress passed legislation to enhance and support Medicare’s current efforts in identifying and correcting improper payments. In section 306 of the MMA, Congress directed the Department of Health and Human Services (“DHHS”) to conduct a three-year demonstration program using Recovery Audit Contractors (“RAC”) to detect and correct improper payments in the Medicare FFS program. In addition, in section 302 to the Tax Relief and Health Care Act of 2006 (“TRHCA”), Congress required DHHS to make the RAC program permanent and nationwide by no later than January 1, 2010. The RAC program does not detect or correct payments for Medicare Advantage or the Medicare prescription drug benefit.

The permanent RAC program is scheduled to begin in California in July 2009. The auditors will be auditing payments made to California healthcare providers to assure correct payment. Payments deemed incorrect will be adjusted at the time of audit. These adjustments can be appealed following the guidelines of the program.

Our hospitals are subject to audit along with other California hospitals during this upcoming year. Our hospitals have taken steps to assure on-going coding and billing accuracy, which will also help ensure successful RAC audits.

Inpatient Psychiatric

As of June 30, 2009, we operated one 59-bed, inpatient psychiatric unit. Effective for reporting periods after January 1, 2005, CMS replaced the cost-based system with a PPS for inpatient hospital services furnished in psychiatric hospitals and psychiatric units of general, acute care hospitals and critical access hospitals (“IPF PPS”). IPF PPS is a per diem prospective payment system with adjustments to account for certain patient and facility characteristics. IPF PPS contains an “outlier” policy for extraordinarily costly cases and an adjustment to a facility’s base payment if it maintains a full-service emergency department. IPF PPS is being implemented over a three-year transition period with full payment under PPS to begin in the fourth year. Also, CMS has included a stop-loss provision to ensure that hospitals avoid significant losses during the transition. CMS has established the IPF PPS payment rate in a manner intended to be budget neutral and has adopted a July 1 update cycle. Thus, the initial IPF PPS payment rate was effective for the 18-month period January 1, 2005 through June 30, 2006. In May 2007, CMS released its final IPF PPS regulation for July 1, 2007 through June 30, 2008, which states that IPF PPS rates increased an average of 3.1% effective July 1, 2007. Under this program, our hospitals received an aggregate of approximately $12,000,000 and $805,000 for fiscal 2008 and for the period August 8, 2007 through September 30, 2007, respectively.

Competition

All five of our hospitals are located in Los Angeles County and each hospital serves its own local community.

Within the Los Angeles Community Hospital (“LACH”) service area, three urban hospitals are considered competitors of LACH. They are Mission Hospital of Huntington Park, a 127 licensed bed acute care hospital, Monterey Park Hospital, a 101 licensed bed acute care facility, and East Lost Angeles Doctors Hospital, which is licensed for 122 acute care beds and 25 skilled nursing beds.

The Norwalk Community Hospital service area has two main competitors, Coast Plaza Doctors Hospital, located in Norwalk, and Presbyterian Intercommunity Hospital, which is located in Whittier. Coast Plaza Doctors Hospital is licensed for 123 beds, of which 12 are skilled nursing beds. Presbyterian Intercommunity Hospital is licensed for 444 beds, of which 35 are licensed as skilled nursing beds.

In the surrounding service area of Hollywood Community Hospital, there are two main competitors, Olympia Medical Center, an acute care hospital licensed for 204 beds and Valley Presbyterian Hospital, a 350 acute care licensed bed hospital.

Brotman, located in Culver City, serves the growing Culver City market as well as parts of West Los Angeles. Its closest competitor, Century City Hospital, closed in the fall of 2008 which provided immediate benefit to Brotman as over 24 registered nurses were hired from the hospital. Brotman does not have any immediate competitors in its immediate vicinity. Brotman’s nearest competitors are UCLA Medical Center, Cedar Sinai Medical Center and Olympia Medical Center, which are located approximately seven miles, five miles and four miles, respectively, from Brotman and all of which have capacity issues for inpatients and emergency care.

Van Nuys Community Hospital is the only psychiatric hospital in the area. There are two competing acute care facilities that offer acute psychiatric services. Mission Community Hospital in Panorama City is licensed for 60 acute psychiatric beds and Pacifica Hospital of the Valley, located in Sun Valley, is licensed for 38 acute psychiatric beds.

We believe that each of our hospitals is able to compete within its respective service areas based upon three primary factors:

•                  Competitive Cost Structure.  We have been historically successful in increasing operating revenue and developing improved service delivery capabilities. We have been able to achieve a highly-efficient cost structure which allows us to maintain profitability across all payors. Our cost structure enables us to service patients that other providers cannot serve profitably. We seek to achieve our efficiencies through higher margin revenue growth and continual process improvements.

•                  Quality of Service.  Our operating model has allowed our hospitals to develop a reputation for delivering quality care and easy access to the communities in which they serve. We have strengthened the patient care we provide by retaining and recruiting experienced physicians. Our medical staffs typically practice at several hospitals concurrently, including some major tertiary care facilities located within the same metropolitan areas as our hospitals.

•                  Leverageable Platform.  Our hospital operations are, over time, expected to provide synergies between our IPA business and our Hospital Services segment, allowing us to offer quality, coordinated, healthcare and physician services.

Description of Our Business—IPA Segment

Overview

Our affiliated group of IPAs is one of the largest providers of managed care services for HMO enrollees in Southern California, managing the provision of healthcare services for approximately 142,200 commercial, 19,300 Medi-Cal and 21,700 Medicare lives. Our IPA network of approximately 13,900 independent physicians is concentrated in areas of Orange, Los Angeles and San Bernardino Counties. For the nine months ended June 30, 2009, our IPAs generated revenues of $144.1 million.

Our IPAs are networks of independent physicians who collectively contract with HMOs under a capitated payment arrangement. Under the capitated model, an HMO pays our IPAs a PMPM rate, or a “capitation” payment, and then assigns our IPAs the responsibility for providing the physician services required by those patients. In high density population areas, HMOs find it more efficient to outsource the responsibility of providing physician services through IPAs. The relationship between HMOs and IPAs is a well-established model in the markets we serve and is designed to motivate physicians to practice preventative medicine and reduce unnecessary procedures. IPAs allow independent physicians to participate in capitated contracts and gain patient members, as well as allow HMOs to more efficiently contract for physician services and outsource certain administrative functions associated with those activities.

We provide the following management and administrative support services to our affiliated physician organizations:

•                  negotiation of contracts with physicians and HMOs;

•                  physician recruiting and credentialing;

•                  human resources services;

•                  claims administration;

•                  financial services;

•                  provider relations;

•                  member services;

•                  medical management, including utilization management and quality assurance; and

•                  data collection and management information systems.

We employ a variety of methodologies to mitigate the financial risk associated with the capitation model, including passing a portion of our payment through to the physician in a “sub-capitated” payment, pre-negotiating contracts with other providers, requiring prior authorization for services, and other techniques to manage utilization. All of our primary care physicians and approximately 39% of our specialist physicians receive sub-capitation payments, which represent approximately 53% of our medical costs. The remaining 47% of our medical costs consist of pre-authorized procedures referred to our contracted providers at discounted fee-for-service rates and emergency room services provided by non-contracted providers.

Our Affiliated Physician Organizations

Our two management subsidiaries, PMS and ProMed Health Care Administrators, currently provide management services to ten affiliated physician organizations. Our affiliated physician organizations include PMG, the nine affiliated physician organizations that PMG owns or controls, and one affiliated physician organization that is a joint venture in which PMG owns a 50% interest.

Physician organizations, by California law, may only be owned by physicians. We have designated Arthur Lipper, M.D., the President of PMG, to be the owner of all of the capital stock of PMG. As such he indirectly controls PMG’s ownership interest in each of our other affiliated physician organizations. Dr. Lipper is also the President of all of the affiliated physician organizations that PMG owns (except Nuestra Familia Medical Group, Pomona Valley Medical Group, and Upland Medical Group, where he is a Vice-President) and is one of the two general partners of our joint venture affiliated physician organization.

We control the ownership of each of our affiliated physician organizations through an assignable option agreement that we have entered into through our management subsidiary, PMS, with Dr. Lipper and PMG. See “Assignable Option Agreement,” below. For financial reporting purposes, we are deemed to control PMG under U.S. Generally Accepted Accounting Principles (see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Critical Accounting Policies—Consolidation of Financial Statements”) and are therefore required to consolidate the financial statements of PMG with those of our management subsidiaries.

Our affiliated physician organizations consist of affiliated IPAs which contract with physicians (primary care and specialist) and other ancillary providers, to provide all of their physician services.

Each of our affiliated physician organizations enter into contracts with HMOs to provide physician services to enrollees of the HMOs. Most of the HMO agreements have an initial term of two years renewing automatically for successive one-year terms. Increased capitation rates under the HMO agreements are usually negotiated at the end of the initial term of such HMO agreements, typically taking the form of new agreements or amendments for additional two-year terms.

The HMO agreements generally provide for a termination by the HMOs for cause at any time, although we have never experienced a for-cause termination. The HMO agreements generally allow either the HMOs or the affiliated physician organizations to terminate the HMO agreements without cause within a four to six month period immediately preceding the expiration of the term of the agreement.

As of June 30, 2009, our affiliated physician organizations had independent contracts with approximately 13,900 physicians.

The physicians of the affiliated physician organizations are exclusively in control of and responsible for all aspects of the practice of medicine, subject to specialist referral guidelines developed by multi-specialty medical committees composed of our contracted physicians and chaired by one of our medical directors.

Information about our ten affiliated physician organizations is listed in the tables below. Except where noted, each organization is a medical corporation owned by a single shareholder, currently, Arthur Lipper, M.D.

Affiliated Physician	As of September 30, 2008
Organizations	Physicians	Enrollees	Area of Operations
Prospect Medical Group, Inc.	9,264	31,900	Orange, Los Angeles & Riverside Counties
Prospect Health Source Medical Group, Inc.	7,957	15,900	West Los Angeles
Nuestra Familia Medical Group, Inc.(1)	6,683	4,300	East Los Angeles
AMVI/Prospect Health Network(2)	3,175	11,800	Orange County
Prospect Professional Care Medical Group	9,929	19,400	East Los Angeles & Orange County
Prospect NWOC Medical Group, Inc.	9,221	7,700	North Orange County
StarCare Medical Group, Inc.	8,993	17,800	North Orange County
Genesis HealthCare of Southern California	8,342	13,100	North Orange County
Pomona Valley Medical Group	298	58,500	San Bernardino County
Upland Medical Group	226	13,600	San Bernardino County
Less: Physicians counted at multiple IPAs	(50,205)	—
Total	13,883	194,000

(1)           55% owned by PMG.

(2)           50% owned joint venture partnership with AMVI/IMC Health Network, originally formed to service Medi-Cal, Healthy Families and OneCare members under the CalOPTIMA contract. Effective January 1, 2007, the Medi-Cal and Healthy Family enrollees that we manage for our own economic benefit were reassigned from the joint venture to PMG and similarly, the Medi-Cal and Healthy Family enrollees that we manage for the economic benefit of our partner were reassigned to AMVI Care Health Network (“AMVI Care”). Included in the total enrollment were approximately 2,700 enrollees that we manage for our own economic benefit, and approximately 9,100 enrollees in the joint venture and in AMVI Care that we manage for the economic benefit of our partner, for which we earn management fee income.

Enrollment Statistics

	As of September 30,
	2008	2007	2006
Commercial	144,700	169,700	122,900
Medicare	21,900	22,600	13,000
Medi-Cal	27,400	28,500	13,400
Totals	194,000	220,800	149,300

Note: On August 1, 2008, we sold the AV Entities, which had total enrollees of approximately 18,000 as of the date of sale.

The Medi-Cal enrollment statistics above include both enrollees that we manage for our own economic benefit, and enrollees that we manage for the economic benefit of our partner in the AMVI/Prospect Health Network joint venture. The number of enrollees included in the above table for which we provide management services to our joint venture partner, but in which we have no beneficial ownership interest, was 9,100, 7,700 and 7,100 as of September 30, 2008, 2007 and 2006, respectively.

Revenue Concentration Statistics of our Affiliated Physician Organizations

For the Fiscal Years Ended September 30, 2008 and 2007

For the fiscal year ended September 30, 2008, our affiliated physician organizations had contracts with approximately 14 HMOs, from which our revenue was primarily derived. All of the contracts between our affiliated physician organizations and the HMOs provide for the provision of medical services to the HMO enrollees by the affiliated physician organization in consideration for the prepayment of the fixed monthly capitation fee paid by the HMOs.

For the fiscal years ended September 2008 and 2007, our affiliated physician organizations recognized capitation revenue of $199,322,000 and $144,640,455, respectively. During those periods, the five largest HMOs of our affiliated physician organizations, United Healthcare, Health Net of California, Blue Cross of California, Blue Shield of California and Inter Valley Health Plan, accounted for approximately 80% and 79% of total capitation revenue, respectively (in thousands):

As of June 1, 2009, our affiliated physician organizations were listed by Cattaneo & Stroud as having a combined market share (based on number of HMO enrollees served) of approximately 6.2% in Orange County (95,050 enrollees compared to 1,535,370 total enrollees in Orange County), approximately 0.4% in Los Angeles County (20,100 enrollees compared to 4,909,414 total enrollees in Los Angeles County), and approximately 6.3% in San Bernardino County (68,050 enrollees compared to 1,073,335 total enrollees in San Bernardino County).

Assignable Option Agreement

The assignable option agreement is an essential element of our “single shareholder model.” The assignable option agreement between our management subsidiary, PMS, and PMG provides PMS the right, at will and on an unlimited basis, to designate a successor physician to purchase the capital stock of PMG for nominal consideration ($1,000) and thereby determine the ownership of PMG. The assignable option agreement terminates or expires coterminous with the management services agreement between PMS and PMG, which has a thirty-year term with successive automatic ten-year renewal terms. There is no limitation on whom we may name as a successor shareholder except that any successor shareholder must be duly licensed as a physician in the State of California or otherwise be permitted by law to be a shareholder of a professional corporation.

As a result of the assignable option agreement and our control of PMS, we have control over the ownership of PMG. Because PMG is the owner of all or a significant amount of the capital stock of all of the other affiliated physician organizations, control over the ownership of PMG ensures that we can control the ownership of each of our affiliated physician organizations.

Arthur Lipper, M.D. is currently the sole shareholder, sole director and President of PMG. He is also the President of each of our other affiliated physician organizations, except for AMVI/Prospect Health Network and Nuestra Familia Medical Group. As such, Dr. Lipper has a fiduciary duty to protect the interests of each entity and its shareholders.

Management Services Agreements

Upon completion of every IPA acquisition, one of our management subsidiaries enters into a long-term management services agreement with the newly-acquired physician organization. Our management subsidiaries provide management services to our affiliated IPAs and affiliated medical clinics under management services agreements that transfer control of all non-medical components of the business of the affiliated physician organizations to our management subsidiaries to the full extent permissible under federal and state law.

Under the management services agreements, we, through our management subsidiaries, provide management functions only. Under these agreements, each affiliated physician organization delegates to us the non-physician support activities that are required by the affiliated physician organizations in the practice of medicine. The management services agreements require us to provide suitable facilities, fixtures and equipment and non-physician support personnel to each affiliated physician organization. The primary services that we provide under management services agreements include the following:

•      utilization management and quality assurance;

•      medical management;

•      physician contracting;

•      physician credentialing;

•      HMO contracting;

•      claims administration;

•      financial services;

•      provider relations;

•      management information systems;

•      patient eligibility and services;

•      member services; and

•      physician recruiting.

In return for these management and administrative support services we receive a management fee. Our current standard management fee is 15% of each organization’s gross revenues, which we receive from each of our affiliated physician organizations, with the exception of StarCare Medical Group, Inc. (14%) and AMVI/Prospect Health Network (approximately 8.5%).

In addition to these management fees, we receive an incentive bonus based on the net profit or loss of each wholly-owned affiliated physician organization, with the exception of StarCare Medical Group, Inc. Generally, we are allocated a 50% residual interest in all profits after the first 8% of the profits or a 50% residual interest in the net losses, after deduction for costs to the management subsidiary and physician compensation.

From time to time, supplemental management fees have been awarded by the physician organizations to the management companies to compensate for, among other things, increased costs associated with specific initiatives for the benefit of the physician organizations.

Because of the ownership of a controlling financial interest by PMG or Dr. Lipper in all of our affiliated physician organizations, other than AMVI/Prospect Health Network, we have the ability to adjust our management fees (other than for AMVI/Prospect Health Network) should we determine that an adjustment is appropriate and warranted, based on increased costs associated with managing the affiliated physicians organizations. In the case of AMVI/Prospect Health Network, because PMG’s ownership interest is a 50% interest, in the event we determine that an adjustment of the management fee for AMVI/Prospect Health Network is appropriate, an adjustment would require negotiation with the joint venture partner.

Notwithstanding our ability to control the management fee adjustment process, we are limited by laws affecting management fees of healthcare management service companies. Such laws require that our management fees reflect fair market value for the services being rendered, giving consideration however to the costs of providing the services. Such laws also limit our ability to increase our management fees more frequently than once a year.

The management services agreements with our affiliated physician organizations that are 100% owned by PMG each have a thirty-year term and renew automatically for successive ten-year terms unless either party elects to terminate them 90 days prior to the end of their term. The management services agreements with those affiliated physician organizations in which PMG has less than a 100% interest have different terms. Our contract with Nuestra Familia is for only ten years; however, because PMG is a 55% shareholder, any renewal or termination must be approved by us. Similarly, our joint venture with AMVI is year-to-year, but because PMG is a 50% owner of that joint venture, it cannot be terminated without approval of the board of directors, of which PMG controls the appointment of 50% of the members. The management services agreements are terminable by the unilateral action of the particular physician organization prior to their normal expiration if we materially breach our obligations under the agreements or become subject to bankruptcy-related events, and we are unable to cure a material breach within sixty days of the occurrence. All management fees are eliminated in our consolidated financial statements.

Risk Management

We must control the medical expense or medical risk of our affiliated physician organizations. We use sub-capitation as our primary technique to control this risk. Sub-capitation is an arrangement that exists when an organization that is paid under capitated contracts with an HMO in turn contracts with other providers on a capitated basis for a portion of the original capitated premium. Historically, approximately half of the medical costs of our affiliated physician organizations are sub-capitated.

The medical costs of our affiliated physician organizations which are not sub-capitated are controlled in various ways. For those specialties for which we cannot, or do not choose to obtain a sub-capitated contract, we negotiate discounted fee-for-service contracts. Further, by contract, our affiliated physician organizations generally do not assume responsibility for the costs of providing medical services (“medical costs”) that occur outside of their service area, which has been defined as a 30-mile radius around the office of the HMO enrollee’s primary care physician. All non-emergent care requires prior authorization, in order to limit unnecessary procedures and to direct the HMO enrollee requiring care to the physicians contracted with our affiliated physician organizations, and to the most cost effective facility. Our affiliated physician organizations utilize board certified pulmonologists and internists, trained in intensive care to maintain appropriate utilization, reducing unnecessary consultations and facilitating the patient’s treatment and discharge. We also review medical costs on a daily basis by IPA and by specialty and compare those costs to the trend of patient utilization of medical services by specialty. In those instances where the patient utilization is trending very low, we determine whether it would be less expensive for our affiliated physician organizations to pay their providers on a discounted fee-for-service basis rather than on a capitated basis.

In addition, our affiliated physician organizations’ agreements with HMOs and hospitals contain risk-sharing arrangements under which the affiliated physician organizations can earn additional compensation by coordinating the provision of quality, cost-effective healthcare to enrollees, but, in certain very limited cases, they may also be required to assume a portion of any loss sustained from these arrangements. Risk-sharing arrangements are based upon the cost of hospital services or other services for which our physician organizations are not capitated. The terms of the particular risk-sharing arrangement allocate responsibility to the respective parties when the cost of services exceeds a budget, which results in a “deficit,” and permit the parties to share in any amounts remaining in the budget, known as a “surplus,” which occurs when actual cost is less than the budgeted amount. The amount of non-capitated and hospital costs in any period could be affected by factors beyond our control, such as changes in treatment protocols, new technologies and inflation. To the extent that such non-capitated and hospital costs are higher than anticipated, revenue paid to our affiliated physician organizations may not be sufficient to cover the risk-sharing deficits they are responsible for paying, which could reduce our revenues and profitability. It is our experience that “deficit” amounts for hospital costs are applied to offset any future “surplus” amount we would otherwise be entitled to receive. We have historically not been required to reimburse the HMOs for most hospital cost deficit amounts. Most of our contracts with HMOs specifically provide that we will not have to reimburse the HMO for hospital cost deficit amounts.

HMOs may insist on withholding negotiated amounts from the affiliated physician organizations’ professional capitation payments, which the HMOs are permitted to retain, in order to cover the affiliated physician organizations’ share of any risk-sharing deficits. Whenever possible, we seek to contractually reduce or eliminate our affiliated physician organizations’ liability for risk-sharing deficits.

Provider Agreements

The physicians of our affiliated physician organizations are exclusively in control of, and responsible for all aspects of, the practice of medicine, and are subject to specialist referral guidelines developed by multi-specialty medical committees composed of our contracted physicians and chaired by one of our medical directors. Each affiliated physician organization enters into the following types of contracts for the provision of physician and ancillary health services:

Primary Care Physician Agreement.  A primary care physician agreement provides for primary care physicians contracting with independent physician associations to be responsible for both the provision of primary care services to enrollees and for the referral of enrollees to specialists affiliated with the independent physician association, when appropriate. Primary care physicians receive monthly sub-capitation for the provision of primary care services to enrollees assigned to them.

Specialist Agreement.  A specialist agreement provides for a specialty care physician contracting with the independent physician association to receive either sub-capitated payments or discounted fee-for-service payments for the provision of specialty services to those enrollees referred to them by the independent physician association’s primary care physician.

Ancillary Provider Agreement.  An ancillary provider agreement provides for ancillary service providers—generally non-physician providers such as physical therapists, laboratories, etc.—to contract with an independent physician association to receive either monthly sub-capitated, discounted fee-for service or case rate payments for the provision of service to enrollees on an as-needed basis.

Competition

The managed care industry is highly competitive and is subject to continuing changes with respect to the manner in which services are provided and how providers are selected and paid. We are subject to significant competition with respect to physicians affiliating with our physician organizations. Generally, both we and our affiliated physician organizations compete with any entity that enters into contracts with HMOs for the provision of prepaid healthcare services, including:

•      other companies that provide management services to healthcare providers but do not own the affiliated physician organization;

•      hospitals that affiliate with one or more physician organizations;

•      HMOs that contract directly with physicians; and

•      other physician organizations.

We believe that we offer competitive services in the Southern California managed care market based upon our historical stability, our competitive compensation relative to other organizations, and our quality of service.

There is competition for patients and primary care physicians in every market in which our affiliated physician organizations operate. The number of significant competitors varies in each region. The following summary of information about our competitors and their estimated enrollment in various markets is based on an industry report updated through June 1, 2009. Enrollment numbers that follow differ from updated enrollment numbers of our affiliated entities provided elsewhere in this filing, due to differing dates of presentation.

Based on these reports, total HMO enrollment in Los Angeles County was approximately 4,909,414, of which we had approximately 20,100 enrollees, or approximately 0.4%. Our five largest competitors in Los Angeles County are Kaiser Foundation, Healthcare Partners Medical Group, Heritage Provider Network, La Vida Medical Group, and Facey Medical Foundation. HMO enrollment in Orange County was estimated at approximately 1,535,370, of which Prospect had approximately 95,050 enrollees, or approximately 6.2%. Our five largest competitors in Orange County are Kaiser Foundation, St. Joseph Heritage Healthcare, Monarch Healthcare, Greater Newport Physicians Medical Group, and Bristol Park Medical Group. HMO enrollment in San Bernardino County was estimated at approximately 1,073,335 of which Prospect had approximately 68,050 enrollees, or approximately 6.3%. Our five largest competitors in San Bernardino County are Beaver Medical Group, Chino Medical Group, New Horizon Medical Group, PrimeCare of San Bernardino and Regal Medical Group. As such, we believe that the combined enrollment of our affiliated physician organizations is the eighth largest in California.

Some of our competitors are larger than us, have greater resources and may have longer-established relationships with buyers of their services, giving them greater value in contracting with physicians and HMOs. Such competition may make it difficult to enter into affiliations with physician organizations on acceptable terms and to sustain profitable operations.

Health Care Regulation

General Regulatory Overview

Both our hospitals and affiliated physician organizations are subject to numerous federal and state statutes and regulations that are applicable to the management and provision of health care services and to business generally, as summarized below. The healthcare industry is required to comply with extensive government regulation at the federal, state, and local levels. Under these regulations, hospitals must meet requirements to be certified as hospitals and qualified to participate in government programs, including the Medicare and Medi-Cal programs. These requirements relate to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, hospital use, rate-setting, compliance with building codes, and environmental protection laws. There are also extensive regulations governing a hospital’s participation in these government programs. If we fail to comply with applicable laws and regulations, we can be subject to criminal penalties and civil sanctions, our hospitals can lose their licenses and we could lose our ability to participate in these government programs. In addition, government regulations may change. If that happens, we may have to make changes in our facilities, equipment, personnel, and services so that our hospitals remain certified as hospitals and qualified to participate in these programs. We believe that our hospitals and affiliated physician organizations are in substantial compliance with current federal, state, and local regulations and standards.

In addition to the regulations referenced above, our affiliated physician organization operations may also be affected by changes in ethical guidelines and operating standards of professional and trade associations such as the American Medical Association. Changes in existing ethical guidelines or professional organization standards, adverse judicial or administrative interpretations of such guidelines and standards, or enactment of new legislation could require us to make costly changes to our business that would reduce our profitability. Changes in health care legislation or government regulation may restrict our existing operations, limit the expansion of our business or impose additional compliance requirements and costs, any of which could have a material adverse effect on our business, financial condition, results of operations and the trading price of our stock.

Corporate Practice of Medicine and Professional Licensing

In California, lay entities are generally prohibited from exercising control over the medical or the business aspects of a professional practice, and may be prohibited from sharing the profits of a professional practice. The California Medical Board has taken the position that certain physician practice management agreements that confer too much control over a physician practice violate the prohibition against corporate practice of medicine. The California Medical Board has also taken the position in at least one case that an assignable option agreement, whereby a lay management company can assign to a nominee physician the right to purchase all of the shares of the managed medical group for a nominal price, violates the corporate practice of medicine prohibition. While there is no express provision in the California statutes prohibiting a lay entity from holding an option to purchase stock in a medical corporation, lay entities are prohibited from owning such stock and one court, in an unpublished opinion, has determined that such stock may not be beneficially owned by a lay entity.

State law also imposes licensing requirements on individual physicians and on some facilities operated by physicians. Federal and state laws regulate HMOs and other managed care organizations with which physician organizations may have contracts. Some states also require licensing of third-party administrators and collection agencies. This may affect our operations in states in which we may seek to do business in the future. Our ability to operate profitably will depend, in part, upon our ability and the ability of our affiliated physician organizations to obtain and maintain all necessary licenses and other approvals and operate in compliance with applicable health care laws and regulations, including any new laws and regulations or new interpretations of existing laws and regulations.

Anti-Kickback

Medicare and Medi-Cal anti-kickback and anti-fraud and abuse amendments codified under Section 1128B(b) of the Social Security Act (the “Anti-kickback Statute”) prohibit certain business practices and relationships that might affect the provision and cost of health care services payable under the Medicare and Medi-Cal programs and other government programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid for by such programs. Sanctions for violating the Anti-kickback Statute include criminal and civil penalties, as well as fines and possible exclusion from government programs, such as Medicare and Medi-Cal. Many states have statutes similar to the federal Anti-kickback Statute, except that the state statutes usually apply to referrals for services reimbursed by all third-party payors, not just federal programs. In addition, it is a violation of the federal Civil Monetary Penalties Law to offer or transfer anything of value to Medicare or Medi-Cal beneficiaries that is likely to influence their decision to obtain covered goods or services from one provider of service over another. The federal government has also issued regulations that describe some of the conduct and business relationships that are permissible under the Anti-kickback Statute. These regulations are often referred to as the “Safe Harbor” regulations. The fact that certain conduct or a given business arrangement does not meet a Safe Harbor does not necessarily render the conduct or business arrangement illegal under the Anti-kickback Statute. Rather, such conduct and business arrangements risk increased scrutiny by government enforcement authorities and should be reviewed on a case-by-case basis.

There are several aspects of our hospitals’ relationships with third parties and our relationships with physicians to which the Anti-kickback Statute may be relevant. The government may construe some of the marketing and managed care contracting activities that we historically performed as arranging for the referral of patients to the physicians with whom we had a management agreement. The government may also construe some of the financial arrangements that our hospitals have historically had with physicians, marketers and other referral sources as payment for the referral or arranging for the referral of patients to our hospitals. As a result of our internal compliance review process, we have, from time to time, identified contract relationships we believed posed a risk to the Company, and in such cases, we have changed the payments, modified the terms or terminated these contracts. We believe our business activities are not in violation of the Anti-kickback Statute.

Further, we believe that the business operations of our affiliated physician organizations do not involve the offer, payment, solicitation or receipt of remuneration to induce referrals of patients, because compensation arrangements between the physician organizations and the primary care physicians who make referrals are designed to discourage referrals to the extent they are medically unnecessary. These physicians are paid either on a sub-capitation or fee-for-service basis and do not receive any financial benefit from making referrals.

Noncompliance with, or violation of, the Anti-kickback Statute can result in exclusion from the Medicare and Medi-Cal programs and civil and criminal penalties. California also has a similar anti-kickback prohibition with similar penalties. Although we believe our activities to be in compliance, if we were found to be in violation of the anti-kickback legislation, we could suffer civil penalties, criminal fines, imprisonment or possible exclusion from participation in the reimbursement programs, which could reduce our revenues, increase our costs and decrease our profitability.

Self-Referral

Section 1877 of the Social Security Act (commonly referred to as the “Stark law”) generally restricts referrals by physicians of Medicare patients to entities with which the physician or an immediate family member has a financial relationship, unless one of several exceptions applies. The referral prohibition applies to a number of statutorily defined “designated health services,” such as clinical laboratory, physical therapy, radiology, and inpatient and outpatient hospital services. The exceptions to the referral prohibition cover a broad range of common financial relationships. These statutory, and the subsequent regulatory, exceptions are available to protect certain permitted employment relationships, leases, group practice arrangements, medical directorships, and other common relationships between physicians and providers of designated health services, such as hospitals. A violation of the Stark law may result in a denial of payment, required refunds to patients and the Medicare program, civil monetary penalties of up to $15,000 for each violation, civil monetary penalties of up to $100,000 for “sham” arrangements, civil monetary penalties of up to $10,000 for each day that an entity fails to report required information, and exclusion from participation in the Medicare and Medi-Cal programs and other federal programs. In addition, California has its own self-referral laws which are similar in many ways to the Stark law, but which differ from the federal law in that they apply not just to Medicare patients, but to all categories of patients and they impose disclosure requirements. No payment from any source is permitted for services performed pursuant to referrals which are prohibited by California’s self-referral law. Our hospitals’ and IPAs’ participation in and development of financial relationships with physicians could be adversely affected by the Stark law or similar state enactments.

The self-referral prohibition applies to our services, and we believe our relationships comply with the law. We believe our business arrangements do not involve the referral of patients to entities with whom referring physicians have an ownership interest or compensation arrangement within the meaning of federal and state self-referral laws, because referrals are made directly to other providers rather than to entities in which referring physicians have an ownership interest or compensation arrangement. We further believe our financial arrangements with physicians fall within exceptions to state and federal self-referral laws, including exceptions for ownership or compensation arrangements with managed care organizations and for physician incentive plans that limit referrals. In addition, we believe that the methods we use to acquire existing physician organizations and to recruit new physicians do not violate such laws and regulations. Nevertheless, it is possible that the government or a court could construe some of the financial arrangements that our hospitals or IPAs have historically had with physicians or may have in the future as non-compliant with state or federal self-referral statutes. If we were found to have violated the self-referral laws, we could be subject to denial of reimbursement, forfeiture of amounts collected in violation of the law, civil monetary penalties, and exclusion from the Medicare and Medi-Cal programs, which could reduce our revenues, increase our costs and decrease our profitability.

False Claims Act

The federal False Claims Act (“FCA”) prohibits providers from knowingly submitting false claims for payment to the federal government. This law has been used not only by the federal government, but also by individuals who bring an action on behalf of the government under the law’s “qui tam” or “whistleblower” provisions. When a private party brings a qui tam action under the federal FCA, the defendant may not become aware of the lawsuit until the government makes a determination whether it will intervene and take a lead in the litigation.

Civil liability under the federal FCA can be up to three times the actual damages sustained by the government plus civil penalties for each separate false claim. There are many potential bases for liability under the federal FCA, including claims submitted pursuant to a referral found to violate the anti-kickback or self-referral statutes. Although liability under the federal FCA arises when an entity knowingly submits a false claim for reimbursement to the federal government, the federal FCA defines the term “knowingly” broadly. Although simple negligence generally will not give rise to liability under the federal FCA, submitting a claim with reckless disregard for its truth or falsity can constitute “knowingly” submitting a false claim. Recently, the federal FCA was further expanded to cover the improper retention of an overpayment when President Obama signed into law the Fraud Enforcement and Recovery Act of 2009.

The State of California has enacted false claims legislation. These California false claims statutes are generally modeled on the federal FCA, with similar damages, penalties, and qui tam enforcement provisions. For example, the California False Claims Act prohibits “knowingly” submitting false claims for payment to California and its agencies, such as the Medi-Cal program. Violations are subject to damages and civil monetary penalties. Similar to the federal statute, the California False Claims Act allows private parties to sue on behalf of the state as qui tam (i.e., whistleblower) plaintiffs, and authorizes qui tam plaintiffs to share in any proceeds recovered as a result of the lawsuit. California’s False Claims Act also includes provisions intended to discourage employers from retaliating against employees for initiating, testifying or assisting in qui tam lawsuits, or otherwise furnishing information to government or law enforcement authorities. An increasing number of healthcare false claims cases seek recoveries under both federal and state law. Provisions in the Deficit Reduction Act of 2005 (“DRA”) that went into effect on January 1, 2007 give states significant financial incentives to enact false claims laws modeled on the federal FCA. Additionally, the DRA requires every entity that receives annual payments of at least $5 million from a state Medi-Cal plan to establish written policies for its employees that provide detailed information about federal and state false claims statutes and the whistleblower protections that exist under those laws. Both provisions of the DRA are expected to result in increased false claims litigation against health care providers. We believe our Alta hospitals have fully complied with the written policy requirements, and we are in the process of reviewing and, to the extent necessary, updating the written policies of our newly acquired Brotman facility. Since the Brotman facility was not previously controlled or operated by the Company or its subsidiaries, we cannot assure that its prior policies fully complied with the DRA requirements. Compliance with the written policy requirement is a condition of payment by Medi-Cal, and failure to comply could give rise to claims for recoupment of Medi-Cal payments, damages and other sanctions.

Fraud and Abuse

Existing federal laws governing Medi-Cal, Medicare and other federal health care programs, as well as similar state laws, impose on us a variety of fraud and abuse prohibitions. These laws are interpreted broadly and enforced aggressively by multiple government agencies, including the Office of Inspector General of the Department of Health and Human Services, the Department of Justice and various state authorities. In addition, in the DRA, Congress created a new Medicaid Integrity Program to enhance federal and state efforts to detect Medi-Cal fraud, waste and abuse and provide financial incentives for states to enact their own false claims acts as an additional enforcement tool against Medi-Cal fraud and abuse. Violations of these laws are punishable by substantial penalties, including monetary fines, civil penalties, criminal sanctions, exclusion from participation in government-sponsored health care programs, and forfeiture of amounts collected in violation of such laws, any of which could have an adverse effect on our business and results of operations.

Emergency Medical Treatment and Active Labor Act

All of our hospital facilities are subject to the EMTALA. This federal law requires any hospital that participates in the Medicare program to conduct an appropriate medical screening examination of every person who presents to the hospital’s emergency department for treatment and, if the patient is suffering from an emergency medical condition, to either stabilize that condition or make an appropriate transfer of the patient to a facility that can handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of a patient’s ability to pay for treatment. All hospitals with specialized capabilities are also required to accept appropriate transfers of patients in need of such specialized services if the transferring hospital cannot provide the services required by the patient. There are severe penalties under EMTALA if a hospital fails to screen or appropriately stabilize or transfer a patient or if the hospital delays appropriate treatment in order to first inquire about the patient’s ability to pay, or if the hospital fails to accept an appropriate transfer of a patient from another hospital for specialized services. Penalties for violations of EMTALA include civil monetary penalties and exclusion from participation in the Medicare program. In addition, an injured patient, the patient’s family or a medical facility that suffers a financial loss as a direct result of another hospital’s violation of the law can bring a civil suit against that other hospital.

During 2003, CMS published a final rule clarifying a hospital’s duties under EMTALA. In the final rule, CMS clarified when a patient is considered to be on a hospital’s property for purposes of treating the person pursuant to EMTALA. CMS stated that off-campus facilities such as specialty clinics, surgery centers and other facilities that lack emergency departments should not be subject to EMTALA, but that these locations must have a plan explaining how the location should proceed in an emergency situation such as transferring the patient to the closest hospital with an emergency department. CMS further clarified that hospital-owned ambulances could transport a patient to the closest emergency department instead of to the hospital that owns the ambulance. However, under certain circumstances, when a patient is in a ground or air ambulance owned by one of our hospitals for purposes of examination and treatment for a medical condition at that hospital, EMTALA requires that the patient be screened for, and as needed, treated for an emergency medical condition at least until the patient’s condition has been stabilized. CMS’s rules did not specify “on-call” physician requirements for an emergency department, but provided a subjective standard stating that “on-call” hospital schedules should meet the hospital’s and community’s needs. Although we believe that our hospitals comply with EMTALA, we cannot predict whether CMS will implement new requirements in the future and whether our hospitals will comply with any new requirements.

Health Care Facility Licensing, Certification and Accreditation Requirements

All of our hospitals are subject to compliance with various federal, state and local statutes and regulations. Our hospitals must also comply with the conditions of participation and licensing requirements of federal, state and local health agencies, as well as the requirements of municipal building codes, health codes and local fire departments. Various other licenses and permits also are required in order to dispense narcotics, operate pharmacies, handle radioactive materials and operate certain equipment. We believe our health care facilities hold all required governmental approvals, licenses and permits material to the operation of our business.

Hospitals are subject to periodic inspection by federal, state, and local authorities to determine their compliance with applicable regulations and requirements necessary for licensing and certification. All of our hospitals are licensed under appropriate state laws and are qualified to participate in Medicare and Medi-Cal programs. In addition, all of our hospitals are accredited by the Joint Commission. This accreditation indicates that a hospital satisfies the applicable health and administrative standards to participate in Medicare and Medi-Cal programs. If any of our facilities were to lose its Joint Commission accreditation or otherwise lose its certification under the Medicare and Medi-Cal programs, the hospital may be unable to receive reimbursement from the Medicare and Medi-Cal program and other payors. We believe that our hospitals are in substantial compliance with current applicable federal, state, local and independent review body regulations and standards. The requirements for licensure, certification and accreditation are subject to change and, in order to remain qualified, it may become necessary for us to make changes in our facilities, equipment, personnel and services in the future, which could have a material adverse impact on operations.

Recovery Audit Contractors

In 2003, Congress enacted section 306 of the MMA, which directed the Department of Health and Human Services to conduct a three year demonstration program using Recovery Audit Contractors (“RACs”) to identify overpayments and underpayments in the Medicare Fee-For-Service program, as a means of fighting fraud, waste and abuse in the Medicare program. The demonstration project operated in New York, Massachusetts, Florida, South Carolina and California and ended on March 27, 2008. In 2006, Congress enacted the Tax Relief and Health Care Act of 2006, which established a permanent and national RAC program to be in place by January 1, 2010. The RACs will review hospitals, physician practices, nursing homes, home health agencies, durable medical suppliers and any other provider or supplier that bills Medicare Parts A and B. The RACs will review claims on a post-payment basis and conduct both automated (no medical record needed) and complex (medical record required) reviews for claims paid after October 1, 2007. CMS and the RAC contractors are currently in the process of phasing in the program. Reviews by the RACs may result in a determination that there have been overpayments by Medicare to facility and recoupment by Medicare of such overpayment amounts, plus interest and potential penalties.

Never Events and Hospital Acquired Conditions

In 2002, the National Quality Form published “Serious Reportable Events in Healthcare: A Consensus Report” that identified 27 adverse events that were “serious, largely preventable and of concern to both the public and healthcare providers.” This list (and subsequent revisions) became known as “never events.” Historically, Medicare did not distinguish between costs that resulted from patient treatment as opposed to costs that resulted from an adverse event that occurred in the hospital. Section 5001(c) of the Deficit Reduction Act of 2005 required CMS to identify conditions that were high cost or volume or both, resulted in assignment to a DRG that had a higher payment when present as a secondary diagnosis, and that could have reasonably been prevented. As a result, CMS has developed a list of hospital acquired conditions (such as foreign object retained after surgery, Stage III and IV pressure ulcers and catheter-associated urinary tract infections) that are denied higher Medicare payments. In addition, CMS has developed a list of non-covered services that relate to adverse events (e.g., surgery on the wrong body part or correct procedure on the wrong patient) for which the hospital will not be reimbursed. The hospital will be at risk for decreased reimbursement if certain adverse events or hospital acquired conditions occur.

California Reporting of Adverse Events and Immediate Jeopardy Penalties

California is one of many states that have adopted strict reporting requirements for adverse events in general acute-care hospitals (and psychiatric and special hospitals) and initiated penalties for failure to report and for deficiencies identified as situations where the “noncompliance caused or was likely to cause serious harm or death to the patient” (known as “immediate jeopardy” deficiencies). Health and Safety Code section 1279.1 mandates that a health facility report an adverse event (as delineated in the statute) to the Department of Public Health within five days of the date the adverse event is detected or within one day if the issue is an ongoing or emergent threat to a patient, personnel or visitors’ welfare, health or safety. Failure to report an adverse event may result in fines of up to $100 per day for each day the event is not reported. If the Department of Public Health issues a deficiency that constitutes immediate jeopardy, the hospital will be responsible for submitting a plan of correction and the Department of Public Health may assess an administrative penalty. Effective January 1, 2009, Health and Safety Code Section 1280.1(d) provides that the amount of the administrative penalty for immediate jeopardy shall be up to $50,000 for the first administrative penalty, up to $75,000 for the second subsequent immediate jeopardy violation and up to $100,000 for the third and every subsequent violation. The statute further provides that an administrative penalty issued after three years from the date of the last immediate jeopardy shall be considered a first administrative penalty as long as the hospital has not received additional immediate jeopardy violations and is determined to be in substantial compliance with all state and federal licensing laws and regulations. The hospital will be at risk for administrative penalties if adverse events occur. The hospital will also be at risk for further oversight from state and federal regulators.

Utilization Review Compliance and Hospital Governance

Federal law contains numerous provisions designed to ensure that services rendered by hospitals to Medicare and Medi-Cal patients meet professionally recognized standards, are medically necessary and that claims for reimbursement are properly filed. These provisions include a requirement that a sampling of admissions of Medicare and Medi-Cal patients must be reviewed by peer review organizations, which review the appropriateness of Medicare and Medi-Cal patient admissions and discharges, the quality of care provided, the validity of DRG classifications and the appropriateness of cases of extraordinary length of stay or cost. Peer review organizations may deny payment for services provided, or assess fines and also have the authority to recommend to the DHHS that a provider which is in substantial noncompliance with the standards of the peer review organization be excluded from participation in the Medicare program. Utilization review is also a requirement of most non-governmental managed care organizations.

Medical and surgical services and practices are extensively supervised by committees of staff doctors at each of our hospitals, are overseen by each facility’s local governing board, the members of which primarily are community members and physicians, and are reviewed by our clinical quality personnel. The local hospital governing board also helps maintain standards for quality care, develop long-range plans, establish, review and enforce practices and procedures, and approve the credentials and disciplining of medical staff members.

California Seismic Standards

California’s Alfred E. Alquist Hospital Facilities Seismic Safety Act (the “Alquist Act”) requires that the California Building Standards Commission adopt earthquake performance categories, seismic evaluation procedures, standards and timeframes for upgrading certain facilities, and seismic retrofit building standards. These regulations require hospitals to meet seismic performance standards to ensure that they are capable of providing medical services to the public after an earthquake or other disaster. The Building Standards Commission completed its adoption of evaluation criteria and retrofit standards in 1998. The Alquist Act requires that within three years after the Building Standards Commission had adopted evaluation criteria and retrofit standards:

•      Hospitals in California must conduct seismic evaluation and submit these evaluations to the OSHPD, Facilities Development Division for its review and approval;

•      Hospitals in California must identify the most critical nonstructural systems that represent the greatest risk of failure during an earthquake and submit timetables for upgrading these systems to the OSHPD, Facilities Development Division for its review and approval; and

•      Hospitals in California must prepare a plan and compliance schedule for each regulated building demonstrating the steps a hospital will take to bring the hospital buildings into substantial compliance with the regulations and standards.

We were required to conduct engineering studies at our hospitals to determine whether and to what extent modifications to the hospital facilities will be required. We believe that our hospitals satisfy all current requirements; however, we may be required to make significant capital expenditures in the future to comply with the seismic standards, which could impact our earnings.

OSHPD is currently implementing a new voluntary program to re-evaluate the seismic risk of hospital buildings classified as Structural Performance Category (“SPC-1”). These buildings are considered hazardous and at risk of collapse in the event of an earthquake and must be retrofitted, replaced or removed from providing acute care services by January 1, 2013. OSHPD is using HAZUS, a state-of-the-art methodology, to reassess the seismic risk of SPC-1 buildings and those that are determined to pose a low seismic risk may be reclassified to SPC-2. The SPC-2 buildings would have until January 1, 2030 to comply with the structural seismic safety standards. Any buildings that are denied reclassification will remain in the SPC-1 category, and must meet seismic compliance standards by January 1, 2013, unless further extensions are granted. Participation in the HAZUS program is optional for hospital owners wishing to have their SPC-1 building(s) re-evaluated. We have applied for a HAZUS re-evaluation of the seismic risk for Hollywood Community Hospital, Los Angeles Community Hospital, Norwalk Community Hospital and Brotman. Our Van Nuys Community Hospital is exempt from the seismic retrofitting guidelines because psychiatric hospitals are exempt from seismic retrofitting. The current status of the re-evaluation is as follows:

•                  Hollywood Community Hospital was denied reclassification, and remains in the SPC-1 category;

•                  Norwalk Community Hospital was granted the reclassification, and moved into the SPC-2 category;

•                  Los Angeles Community Hospital and Brotman are awaiting reclassification decisions and currently remain in the SPC-1 category; and

•                  Brotman has also qualified for SB 306 extension to 2020 which means it will not have to meet SPC-2 and NPC-3 by 2013. However, if Brotman does not meet SPC-2 and NPC-3 category by 2013, it must retrofit the building to meet SPC-5 and NPC-5 by 2020.

Furthermore, the Alquist Act permits OSHPD to grant an extension to acute care hospitals that lack the financial capacity to meet the January 1, 2013 retrofit deadline, and instead, requires them to replace those buildings by January 1, 2020. Brotman has been approved for this extension.

Pursuant to the Alquist Act, hospital buildings not in compliance by their applicable deadlines may be subject to loss of licensure. Unless the noncompliant hospital places its license in voluntary suspense, the Department of Public Health may suspend or refuse to renew the license of a hospital that has received a notice of violation. However, the license may be reinstated or renewed upon presentation to the Department of Public Health of a written notice of compliance.

Hospital Conversion Legislation

California has adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. The California attorney general has demonstrated an interest in these transactions under its general obligations to protect charitable assets. These legislative and administrative efforts primarily focus on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the not-for-profit seller. These reviews and, in some instances, approval processes can add additional time to the closing of a not-for-profit hospital acquisition. Future actions by state legislators or attorneys general may seriously delay or even prevent our ability to acquire certain hospitals.

Environmental Regulation

Our hospitals and certain affiliated physician organizations generate medical waste that must be disposed of in compliance with federal, state and local environmental laws, rules and regulations. Our operations, as well as our purchases and sales of hospitals, are also subject to compliance with various other environmental laws, rules and regulations. Such compliance costs are not significant and we do not anticipate that such compliance costs will be significant in the future.

HIPAA Transaction, Privacy and Security Requirements

Federal regulations issued pursuant to HIPAA contain, among other measures, provisions that require us to implement very significant and potentially expensive new computer systems, employee training programs and business procedures. The federal regulations are intended to protect the privacy of healthcare information and encourage electronic commerce in the healthcare industry. Our hospitals and affiliated physician organizations are covered entities subject to these regulations. As a business associate of such entities and contracted health plans, we are also subject to many HIPAA requirements pursuant to a business associate contract required between covered entities and their business associates and now, because of HITECH, directly under HIPAA. HITECH amended HIPAA, which previously applied only to “covered entities” (i.e., healthcare providers, insurers, and clearinghouses), to now apply directly to business associates, who previously were subject only to contractual liability to covered entities under business associate agreements. As a result, business associates will have to institute the same formalized HIPAA compliance programs that covered entities must, including detailed written policies, training programs, dedicated personnel, and board oversight. We are also subject to California’s privacy laws regarding privacy of medical information.

Among other things, HIPAA requires healthcare facilities to use standard data formats and code sets established by DHHS when electronically transmitting information in connection with several transactions, including health claims and equivalent encounter information, healthcare payment and remittance advice and health claim status. We have implemented or upgraded computer systems utilizing a third party vendor, as appropriate, at our facilities and at our corporate headquarters to comply with the new transaction and code set regulations and have tested these systems with our payors.

HIPAA also requires DHHS to issue regulations establishing standard unique health identifiers for individuals, employers, health plans and healthcare providers to be used in connection with the standard electronic transactions. DHHS published on January 23, 2004 the final rule establishing the standard for the unique health identifier for healthcare providers. All healthcare providers, including our facilities, were required to obtain a new National Provider Identifier to be used in standard transactions instead of other numerical identifiers beginning no later than May 23, 2007. Our facilities have fully implemented use of the Employer Identification Number as the standard unique health identifier for employers without experiencing any payment delays during the transition.

HIPAA regulations also require our facilities to comply with standards to protect the confidentiality, availability and integrity of patient health information, by establishing and maintaining reasonable and appropriate administrative, technical and physical safeguards to ensure the integrity, confidentiality and the availability of electronic health and related financial information. The security standards were designed to protect electronic information against reasonably anticipated threats or hazards to the security or integrity of the information and to protect the information against unauthorized use or disclosure. The security standards require our facilities to implement business procedures and training programs, though the regulations do not mandate use of a specific technology. We have performed comprehensive security risk assessments and are currently in the remediation process for the systems/devices that have been identified as having the highest levels of vulnerability. This will be an ongoing process as we update, upgrade, or purchase new systems technology.

DHHS has also established standards for the privacy of individually identifiable health information. These privacy standards apply to all health plans, all healthcare clearinghouses and healthcare providers, such as our facilities, that transmit health information in an electronic form in connection with standard transactions, and apply to individually identifiable information held or disclosed by a covered entity in any form. These standards now also apply to us in our capacity as a business associate of such covered entities. These standards impose extensive administrative requirements on us and our facilities and require compliance with rules governing the use and disclosure of this health information, and they require our facilities to impose these rules, by contract, on any business associate to whom we disclose such information in order for them to perform functions on our facilities’ behalf. In addition, our facilities will continue to remain subject to California’s privacy laws that are in many instances more restrictive than the privacy regulations issued under HIPAA. California’s privacy laws could impose additional penalties.

The restrictions under HIPAA and California’s privacy laws have over the years been strengthened and penalties for their breach increased. HITECH greatly enhanced HIPAA’s patient privacy and security obligations. HITECH and HIPAA require correspondingly intensive compliance efforts by providers and suppliers, including self-disclosures of breaches to federal officials and a fining system. “Snooping” by covered entity personnel constitutes a breach of HIPAA. These anti-snooping provisions present operational challenges to healthcare providers, including us. HITECH also amends HIPAA to create new enforcement provisions and expanded civil and criminal penalties. The net effect of these amendments is to make HIPAA a more encompassing regulatory scheme for patient privacy. California legislation enacted effective January 1, 2009 mirrors the HIPAA changes enacted by HITECH. The California legislation has more stringent anti-snooping provisions than those enacted by HITECH, contains mandatory breach notice rules applicable to us and enhances penalties for noncompliance. Compliance with these standards requires significant commitment and action by us.

Antitrust

Federal and state antitrust laws prohibit agreements in restraint of trade, price-fixing, division of markets, the exercise of monopoly power and other practices that are considered to be anti-competitive. We must structure and operate our business activities and select and implement our IPA and hospital acquisitions in a manner which conforms with antitrust laws. If any of our current or newly acquired IPAs were determined to be competitors with one another, it is possible that their common management by us could be claimed to lead to sharing of pricing information or coordinated price negotiations that could be prohibited under antitrust laws. Government authorities have also challenged IPAs under the antitrust laws if the IPAs negotiate prices on behalf of their physician members with PPOs or insurance companies on a non-capitated (e.g. fee-for-service) basis. If one or more of our IPAs were to negotiate PPO prices in such a manner, they could be subject to an antitrust challenge. While we believe that we are in material compliance with federal and state antitrust laws, if we were found to be in violation of these laws, we could be subject to significant financial penalties, possible divestiture of certain assets and a possible injunction that could disrupt our business operations or require a restructuring of our physician relationships.

Health Plan Licensing and Regulation

The California Department of Managed Health Care (“DMHC”) is responsible for licensing and regulating health plans in California under the Knox-Keene Health Care Service Plan Act of 1975 (the “Knox-Keene Act”).

Our affiliated physician organizations contract with HMOs to provide physician and certain ancillary services to the HMO enrollees. The Knox-Keene Act imposes numerous requirements on health plans regarding the provision of care to health plan enrollees. HMOs, in turn, require their contracted physician organizations to comply with those requirements where applicable. Health plans also require their contracted physician organizations to ensure compliance with applicable Knox-Keene Act requirements on the part of the organizations’ sub-contracted physicians. Thus, our physician organizations are indirectly subject to many of the requirements of the Knox-Keene Act. While health plans are bound by the provisions of the Knox-Keene Act directly, our physician organizations are indirectly bound by many of these same provisions as embodied in their contracts with plans.

Our affiliated physician organizations typically enter into contracts with HMOs, pursuant to which the affiliated physician organizations are paid on a capitated (per member/per month) basis. Under capitation arrangements, health care providers bear the risk, subject to specified loss limits, that the total costs of providing medical services to members will exceed the premiums received. Because they are compensated on a prepaid basis in exchange for providing or arranging for the provision of health care services to assigned patients, the physician organizations may be deemed, under state law, to be in the business of insurance. If the physician organizations are deemed to be insurers, they will be subject to a variety of regulatory and licensing requirements applicable to insurance companies or HMOs, resulting in increased costs and corresponding reduced profitability.

In addition to state regulations, HMOs which contract with the Medicare program under Medicare Advantage, as well as their subcontracting IPAs, such as ours, are subject to extensive federal regulations. These regulations govern many aspects of our IPAs operations, including but not limited to, marketing to and enrollment of Medicare beneficiaries into Medicare Advantage plans, reporting requirements, claims payment, disclosure requirements, and physician compensation. Failure to comply with these regulations could result in the imposition of civil monetary penalties or other sanctions.

Financial Solvency Regulations

The DMHC has instituted financial solvency regulations mandated by California Senate Bill 260. The regulations are intended to provide a formal mechanism for monitoring the financial solvency of capitated physician groups. Management believes that our affiliated physician organizations that are subject to these regulations will be able to comply with them. However, these regulations could limit our ability to use our cash resources, including to make future acquisitions.

Under the regulations, our affiliated physician organizations are required to comply with specific criteria, including:

•                  Maintain, at all times, a minimum “cash-to-claims ratio” (where “cash-to-claims ratio” means the organization’s cash, marketable securities and certain qualified receivables, divided by the organization’s total unpaid claims liability). The regulations require a cash-to-claims ratio of 0.75 beginning January 1, 2007 and continuing thereafter.

•                  Submit periodic reports to the DMHC containing various data and attestations regarding performance and financial solvency, including IBNR (incurred but not reported) calculations and documentation, and attestations as to whether or not the organization was in compliance with Knox-Keene Act requirements related to claims payment timeliness, had maintained positive tangible net equity and had maintained positive working capital.

Further, under these regulations, the DMHC will make public some of the information contained in the reports, including, but not limited to, whether or not a particular physician organization met each of the criteria.

In the event we are not able to meet certain of the financial solvency requirements, and fail to meet subsequent corrective action plans, we could be subject to sanction, or limitations on, or removal of, our ability to do business in California.

Our cash-to-claims ratio on June 30, 2009, was 2.1.

Government Investigations

The government increasingly examines arrangements between health care providers and potential referral sources to ensure that they are not designed to exchange remuneration for patient referrals, do not violate self-referral laws and do not involve billing fraud. Investigators are increasingly willing to look behind formalities of business transactions to determine the underlying purpose of payments. Enforcement actions have increased and are highly publicized.

In addition to investigations and enforcement actions initiated by governmental agencies, we could become the subject of an action brought under the False Claims Act by a private individual on behalf of the government. Actions under the False Claims Act, commonly known as “whistleblower” lawsuits, are generally filed under seal to allow the government adequate time to investigate and determine whether it will intervene in the action, and defendant health care providers may have no knowledge of such actions until the government has completed its investigation and the seal is lifted.

To our knowledge, we, and our affiliated physician organizations, are not currently the subject of any investigation or action under the False Claims Act. Any such future investigation or action could result in sanctions and unfavorable publicity that could reduce potential revenues and profitability.

Health Care Reform

The U.S. health care industry continues to attract much legislative interest and public attention. In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the health care system. Proposals that have been considered include changes in Medicare, Medi-Cal and other programs, cost controls on hospitals and mandatory health insurance coverage for employees. The costs of implementing some of these proposals would be financed, in part, by reduction of payments to health care providers under Medicare, Medi-Cal, and other government programs. We cannot predict the course of future health care legislation or other changes in the administration or interpretation of governmental health care programs. However, future legislation, interpretations, or other changes to the health care system could reduce our revenues and profitability.

Regulatory Compliance Program

It is our policy to conduct our business with integrity and in compliance with the law. We have a Code of Conduct which applies to all directors, officers, employees and consultants, and a confidential disclosure program to enhance the statement of ethical responsibility expected of our employees and business associates who work in the accounting, financial reporting, and asset management areas of our company.

Our Alta hospitals have in place and continue to enhance a company-wide compliance program which focuses on all areas of regulatory compliance including billing, reimbursement and cost reporting practices. We are in the process of modifying the compliance program at Brotman to conform to the program used at our Alta hospitals. This regulatory compliance program is intended to help ensure that high standards of conduct are maintained in the operation of our business and that policies and procedures are implemented so that employees act in full compliance with all applicable laws, regulations and company policies. Specific written policies, procedures, training and educational materials and programs, as well as auditing and monitoring activities have been prepared and implemented to address the functional and operational aspects of our business. Included within these functional areas are materials and activities for business sub-units, including laboratory, radiology, pharmacy, emergency, surgery, observation, home health, skilled nursing, and clinics. Specific areas identified through regulatory interpretation and enforcement activities have also been addressed in our program. Claims preparation and submission, including coding, billing, and cost reports, comprise the bulk of these areas. Financial arrangements with physicians and other referral sources, including compliance with anti-kickback and Stark laws, emergency department treatment and transfer requirements, and other patient disposition issues are also the focus of policy and training, standardized documentation requirements, and review and audit. Another focus of the program is the interpretation and implementation of the HIPAA standards for privacy and security.

Under the regulatory compliance program, every employee, certain contractors involved in patient care, and coding and billing, receive initial and periodic legal compliance and ethics training. In addition, we regularly monitor our ongoing compliance efforts and develop and implement policies and procedures designed to foster compliance with the law. The compliance program also includes a mechanism for employees to report, without fear of retaliation, any suspected legal or ethical violations to their supervisors, designated compliance officers in our hospitals, our compliance hotline or directly to our corporate compliance office. There can be no assurances, however, that our regulatory compliance program will prevent us from being subject to any public or private regulatory actions, claims or investigations.

Insurance

We maintain general liability, umbrella liability, property, crime, fiduciary, corporate counsel, automobile and workers’ compensation insurance, directors and officers insurance and employment practices liability insurance. Our annual policy limits are $1,000,000 per occurrence and $2,000,000 in the aggregate for general liability coverage, $5,870,000 for property coverage and $8,000,000 for business interruption coverage with total insured value of $13,870,000, $2,000,000 for crime coverage, $2,000,000 for fiduciary coverage, $2,000,000 for corporate counsel coverage, $1,000,000 for automobile coverage, the amounts required by state law for workers’ compensation, $5,000,000 for employment practices liability and $8,000,000 in the aggregate for directors and officers liability, and Side A DIC Coverage in the amount of $7,000,000. The umbrella policy limits of $2,000,000 operate as excess limits over the underlying general liability and automobile liability coverage.

Our affiliated physician organizations, Prospect Professional Care Medical Group, Inc., AMVI/Prospect Health Network, Nuestra Familia Medical Group, Inc., Prospect Health Source Medical Group, Inc., Prospect NWOC Medical Group, Inc., StarCare Medical Group, Inc., Genesis HealthCare of Southern California, Prospect Medical Group, Inc., Pomona Valley Medical Group and Upland Medical Group maintain managed care errors and omissions insurance (professional liability) in a minimum coverage amount of $2,000,000 per claim and $5,000,000 in the aggregate. We also require the physicians that our affiliated physician organizations contract with as independent contractors to maintain malpractice insurance with minimum policy limits of $1,000,000 per claim and $3,000,000 in the aggregate.

Our Alta hospitals maintain professional liability, general liability, property, automobile and workers’ compensation insurance. The policy limits are $10,000,000 per occurrence and in the aggregate for the professional and general liability, $38,368,528 for property coverage and $10,346,000 for contents and $20,000,000 for business interruption coverage with total insured value of $70,714,528, $1,000,000 for automobile coverage, and the amount required by law for workers’ compensation. The Excess Liability policy for Alta operates as excess coverage over the underlying primary Automobile liability coverage. In 2008 and 2009, Brotman has a commercial occurrence-based insurance policy for workers’ compensation claims. In 2005, the policy had a $250,000 deductible per accident. The aggregate loss limitation was $2,500,000. The 2006 policy had a $250,000 loss limitation per accident with an annual aggregate loss limitation of $1,625,000. The 2007 policy had a $250,000 loss limitation per accident with an annual aggregate loss limitation of $1,562,000. No provision was made for the self-insured portion of the workers’ compensation policy through September 30, 2008, as management believed such accrual would be immaterial.

Our insurance, and the insurance of our affiliated physician organizations, contain customary exclusions and exceptions from coverage. Additionally, we are at risk for our self-insured retention (“deductible”) on certain policies such as $10,000 for our Prospect property policy, $50,000 for our Alta property policy, and $75,000 for the managed care errors and omissions insurance. Directors & Officers Liability and Employment Practices Liability policies have a $150,000 self-insured retention and the hospital’s professional/general liability policy has a $1,000,000 self-insured retention. Brotman has a commercial claims-made insurance policy for malpractice claims in excess of $100,000 per claim with no annual aggregate. The general liability coverage is occurrence coverage with a $100,000 per occurrence retention and no annual aggregate. Brotman offers self-insured HMO and PPO plans to employees. Employee health benefits are administered by a local claims processor based on plan coverage and eligibility guidelines determined by Brotman and collective bargaining agreements. A commercial insurance policy covers losses in excess of $200,000 per occurrence.

We believe that the lines and amounts of insurance coverage that we and our affiliated physician organizations maintain, and that we require our contracted physician providers to maintain, are customary in our industry and adequate for the risks insured. We cannot assure, however, that we will not become subject to claims not covered or that exceed our insurance coverage amounts.

Employees

Hospital Service Segment

General.  Our hospitals are staffed by licensed physicians who have been admitted to the medical staffs of individual hospitals. Under state laws and other licensing standards, hospital medical staffs are generally self-governing organizations subject to ultimate oversight by the hospital’s local governing board. Members of the medical staffs of our hospitals also often serve on the medical staffs of hospitals not owned by us. Members of our medical staffs are free to terminate their affiliation with our hospitals or admit their patients to competing hospitals at any time. Although we operate some physician practices and, where permitted by law, employ some physicians, the overwhelming majority of the physicians who practice at our hospitals are not our employees. Nurses, therapists, lab technicians, facility maintenance workers and the administrative staffs of hospitals, however, normally are our employees. We are subject to federal minimum wage and hour laws and various state labor laws, and maintain a number of different employee benefit plans.

Although we will continue our efforts to successfully attract and retain key employees, qualified physicians and other healthcare professionals, the loss of some or all of our key employees or the inability to attract or retain sufficient numbers of qualified physicians and other healthcare professionals could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Union Activity and Labor Relations.  At June 30, 2009, our Hospital Services operation had a total of approximately 2,434 employees, which included approximately 1,563 employees at our four Alta hospitals and approximately 871 employees at Brotman. Of that amount, approximately 4.5% of the total employee headcount at our Alta hospitals are subject to any collective bargaining agreements. On or about May 9, 2008 we entered into a new collective bargaining agreement with the SEIU to replace the expired collective bargaining agreement at Hollywood Community Hospital, which is one of the hospitals under the consolidated group of Alta Hospitals System, LLC. The collective bargaining agreement covers a small number of Hollywood Community Hospital’s employees, and expires on May 9, 2011. We do not anticipate that the agreement we reached in 2008 will have a material adverse effect on the results of our Hospital Services operations. Brotman has two collective bargaining agreements with the SEIU and CNA covering approximately 80% of the hospital’s employees. Both agreements expire in February 2010.

Corporate and IPA Segment

At June 30, 2009, we and our IPA subsidiaries had a total of 208 employees. The employees are not subject to any collective bargaining agreements. We believe that employee relations are good.

Legal Proceedings

We and our affiliated physician organizations are parties to legal actions arising in the ordinary course of business. We believe that liability, if any, under these claims will not have a material adverse effect on our consolidated financial position or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table summarizes the name, age, title and business experience for the past five years of each of our directors and executive officers. Other than as described below, no family relationships exist between or among any of our directors or officers.

Name	Age	Position
Samuel S. Lee	43	Chairman, Chief Executive Officer and Director
Mike Heather	51	Chief Financial Officer
Donna Vigil	61	Vice President, Finance
David Levinsohn	74	Director
Jeereddi Prasad, M.D.	61	Director and President of ProMed group of subsidiaries
Glenn R. Robson	47	Director
Kenneth Schwartz, CPA	73	Director

Samuel S. Lee.  Mr. Lee was appointed our Chief Executive Officer on March 19, 2008 and as Chairman of our Board of Directors on May 14, 2008. Mr. Lee was previously appointed as a member of our Board of Directors and as Chief Executive Officer of our subsidiary, Alta Hospitals System, LLC on August 8, 2007. Mr. Lee is an officer and director of each of our direct and indirect subsidiaries and is sole manager of Alta Hospitals System, LLC. He served previously as the President of Alta from January 2002 until we acquired Alta on August 8, 2007. Effective April 22, 2008, Mr. Lee was also appointed as the Chairman of the Board of Directors of Brotman Medical Center, Inc. Mr. Lee’s background involves healthcare and technology related private equity investment management, operational leadership, entrepreneurship, mergers and acquisitions, and leveraged financing for various corporations. Prior to Alta, Mr. Lee was a General Partner with Kline Hawkes & Co., a $500 million private equity firm located in Brentwood, California, that focuses on healthcare, technology, and business services. Mr. Lee has been the lead/principal investor and director of several private and public companies. Additionally, Mr. Lee worked in healthcare reimbursement, business office, and operations for SFS, Inc., and in consulting and systems engineering for Andersen Consulting and Verizon. Mr. Lee received his bachelor’s degree in Industrial and Systems Engineering from Georgia Tech and master’s degree in business administration from Harvard Business School. Mr. Lee is an active member of the Young President’s Organization of Los Angeles, and is also involved with several civic and community organizations.

Mike Heather.  Mr. Heather was appointed Chief Financial Officer of the company and each of our management subsidiaries in April 2004. Most recently, Mr. Heather served as Co-Chief Executive Officer of WebVision, Inc. from March 2001 to June 2002, and served as the Chief Financial Officer of WebVision beginning in June 2000 and continuing through June 2002. Prior to joining WebVision, Mr. Heather was a partner at Deloitte & Touche which he joined in 1980, and was the founder and Partner-in-Charge of the Healthcare Services Practice of Deloitte & Touche in Orange County.

Donna Vigil.  Ms. Vigil has served as our Vice President of Finance since April 2004, prior to which she served as our Chief Financial Officer commencing July 1998. Ms. Vigil served as Chief Financial Officer of NetSoft, a privately held, $20 million software development company with five European subsidiaries, from October 1989 to September 1997. Ms. Vigil was Acting Chief Financial Officer/Consultant of Strategic HR Services, the staffing division for a large real estate developer in Southern California, from October 1997 to May 1998.

David Levinsohn.  Mr. Levinsohn has served as a member of our Board of Directors since July 1996. Mr. Levinsohn was the President and Chief Executive Officer of Sherman Oaks Health Systems, Inc. d/b/a Sherman Oaks Hospital and Medical Center from March 1995 until December 2007. Prior to being named to those positions, Mr. Levinsohn served as the Chief Operating Officer of Sherman Oaks Health Systems since May 1994. From November 1993 to May 1994, Mr. Levinsohn was the Vice President of Encino Tarzana Medical Center. From 1989 until November 1993, Mr. Levinsohn was Executive Director of Sherman Oaks Hospital.

Jeereddi Prasad, M.D.  Dr. Prasad was appointed as a member of our Board of Directors effective June 1, 2007 in connection with our acquisition of the ProMed group of companies, which include a management services organization, or MSO, and two independent physician associations, or IPAs, based in Southern California. Dr. Prasad served as the President of each of the ProMed group entities from 1994 (2002 in the case of Upland Medical Group) until their acquisition by the Company, and he has continued to serve as the President of Upland Medical Group following the ProMed acquisition. Since 1991, Dr. Prasad has also served as the President and Medical Director of Chaparral Medical Group, Inc., a fifty physician multi-specialty group that he founded in Southern California, within which he created a strong Endocrinology Department that is an ADA Certified Center of Excellence for Diabetic Education. Dr. Prasad completed his Endocrinology Fellowship at Bellevue/ NYU Medical Center in 1978. He is board certified in Endocrinology and Internal Medicine and is a Fellow of both the American College of Endocrinologists and American College of Physicians.

Glenn R. Robson.  Mr. Robson was appointed a member of our Board of Directors on August 8, 2007 in connection with our acquisition of Alta. Mr. Robson has served as Senior Vice President and Chief Strategy Officer of AECOM Technology Corporation since December 2006. Mr. Robson joined AECOM in May 2002 as Senior Vice President and Chief Financial Officer. AECOM Technology Corporation provides professional technical services, including consulting, planning, architecture, engineering, construction management, project management and environmental services, as well as management support services to government and commercial clients worldwide. Prior to joining AECOM, Mr. Robson worked at Morgan Stanley & Co. for twelve years, where he served most recently as a Managing Director in the investment banking division, and previously as a Principal and Vice President in the corporate finance department. Earlier in his career, Mr. Robson was a Business Analyst with McKinsey & Company. Mr. Robson received his bachelor’s degree in economics from the Wharton School of the University of Pennsylvania, and a master’s degree in business administration from Harvard Business School.

Kenneth Schwartz, CPA.  Mr. Schwartz has served as a member of our Board of Directors since June 1998. Mr. Schwartz served as a Director of Deloitte & Touche LLP from December 1990 to June 1998. Mr. Schwartz previously served as a member of the National Management Committee and Managing Partner of the Los Angeles office of Spicer & Oppenheimer.

Terms of Office

Directors are elected annually by our stockholders and hold office until the next annual stockholders meeting and until a successor is elected and has qualified, subject to their earlier resignation, removal or death.

Officers are elected by and serve at the discretion of our Board of Directors. They hold office until their successors are chosen and qualified, or until they resign or have been removed from office. The Board of Directors may appoint, or empower the Chief Executive Officer to appoint or terminate, such other officers and agents as the business of the Company may require, each of whom shall hold office for such period, and have such authority, and perform such duties as are provided in our Bylaws, or as the Board of Directors may from time to time determine.

Committees of our Board of Directors

Audit Committee.  The Audit Committee of our Board of Directors has direct authority to retain and terminate the Company’s independent registered public accounting firm.  The Audit Committee reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews independence of the firm, preapproves audit and non-audit fees and reviews the adequacy of our internal accounting controls. Mr. Schwartz is the Chairman of the Audit Committee, and Mr. Levinsohn and Mr. Robson serve as members of the Audit Committee.

Compensation Committee.  The Compensation and Benefits Committee of our Board of Directors (“Compensation Committee”) determines salaries and incentive compensation for our executive officers and, in consultation with our senior management, administers our employee benefits plans. Mr. Levinsohn is Chairman of the Compensation Committee, and Mr. Schwartz and Mr. Robson serve as members of the Compensation Committee.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee identifies and recommends to the Board the nominees for election as directors at each annual meeting of stockholders, fills vacancies on the Board, develops and recommends to the Board corporate governance principles, and establishes evaluation procedures for the Board and its committees that conduct self-evaluation. Mr. Levinsohn serves as Chairman of the Corporate Governance and Nominating Committee. Mr. Schwartz and Mr. Robson serve as members of the Corporate Governance and Nominating Committee.

Disclosure Committee.  The Disclosure Committee meets quarterly and is composed of senior management from the Company and its subsidiaries that comprise the reportable segments. The purpose of the Disclosure Committee is to facilitate officer certification of the Company’s financial information, internal controls and disclosures. The Committee assists the

Company’s Chief Executive Officer and Chief Financial Officer in fulfilling their responsibility for oversight of the accuracy and timeliness of the disclosures made by the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation paid or earned for all services rendered to the Company in all capacities during the fiscal year ended September 30, 2008 by our principal executive officer and our two other most highly compensated executive officers at the end of our fiscal year ended September 30, 2008.  The table also provides compensation information for two other individuals who served as executive officers during part of that fiscal year for whom disclosure would have been required but for the fact that the individuals were not serving as executive officers at the end of the fiscal year. These five executive officers are referred to as the named executive officers in this proxy statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(6)		Option Awards ($)(6)	All Other Compensation ($)(7)		Total ($)
Samuel S. Lee	2008	631,479	1,021,000	(8)	-0-		649,531	37,192		2,339,202
Chief Executive Officer(1)	2007	90,247	-0-		-0-		-0-	593		90,840
Mike Heather	2008	350,000	100,000	(9)	320,000	(10)	8,455	13,056		791,511
Chief Financial Officer(2)	2007	230,301	-0-		-0-		11,273	8,710		250,284
Donna Vigil	2008	175,000	-0-		-0-		9,130	8,177		192,307
Vice President of Finance(3)	2007	160,000	-0-		-0-		11,867	7,077		178,944
Jacob Y. Terner, M.D.	2008	248,941	-0-		-0-		-0-	84,415	(11)	333,356
Former Chief Executive Officer(4)	2007	300,137	-0-		-0-		-0-	21,897		322,034
Catherine Dickson	2008	254,757	-0-		-0-		10,235	4,227		269,219
Former President and Chief Operating Officer(5)	2007	235,342	-0-		-0-		13,647	5,727		256,417

(1)           Pursuant to the Second Amendment to Executive Employment Agreement, dated July 8, 2008, among the Company, Alta and Mr. Lee, the annual base salary of Mr. Lee was increased, retroactively to March 19, 2008, from $610,000 to $650,000.

(2)           On January 17, 2007, Mr. Heather’s annual base salary was increased from $180,000 to $225,000. Effective July 17, 2007, Mr. Heather’s annual base salary was further increased to $350,000. On July 17, 2007, the Compensation Committee of the Board of Directors approved a grant of 200,000 shares of restricted stock for issuance to Mr. Heather which became effective on August 15, 2008, following the approval of the 2008 Omnibus Equity Incentive Plan by our stockholders at the 2008 Annual Meeting of Stockholders held on August 13, 2008.

(3)           Effective October 1, 2007, Ms. Vigil’s annual base salary was increased from $160,000 to $175,000.

(4)           On January 17, 2007, Dr. Terner’s annual base salary was increased from $250,000 to $300,000. Effective August 8, 2007, Dr. Terner’s annual base salary was further increased to $400,000. Effective March 19, 2008, Dr. Terner resigned as our Chief Executive Officer. Effective May 12, 2008, he resigned as our Executive Chairman and as a member of our Board of Directors, as well as from all other positions held with our subsidiaries.  Dr. Terner resigned, effective August 8, 2008, as the nominee shareholder of Prospect Medical Group and as an officer and director of Prospect Medical Group. Dr. Terner also resigned from all officer and director positions with all of our other affiliated physician organizations, effective August 8, 2008.

(5)           On August 25, 2008, Catherine Dickson resigned as a member of our Board of Directors, as our President and Chief Operating Officer, and from all other positions held with our subsidiaries, including as President and Chief Executive Officer of our subsidiary, Prospect Medical Systems, Inc. (“PMS”). Pursuant to the Severance and Release Agreement entered into between the Company and Ms. Dickson, dated December 22, 2008, we agreed to pay Ms. Dickson a total of $67,500, payable in six equal monthly payments beginning in January 2009.

(6)           The amounts in this column represent the proportionate amount of the total fair value of stock awards (in the case of the column titled “Stock Awards”), or option awards  (in the case of the column titled “Option Awards”), recognized by us as an expense in 2007 and 2008 for financial accounting purposes. The fair value of these awards and the amounts expensed in 2007 and 2008 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R). The assumptions we use in calculating these amounts are discussed in Note 10, “Stock Transactions and Option Plans,”

to the Consolidated Financial Statements.

(7)           All Other Compensation includes a 401(K) match provided as part of our deferred compensation plan that covers Company employees and other standard perquisites provided to a certain level of Company executives, life insurance premiums paid by the Company for all named executives, and with respect to Mr. Lee, expense reimbursement for medical and dental insurance premiums totaling $26,628 in fiscal 2008 and expense reimbursements for a car allowance totaling $8,400 in fiscal 2008.

(8)           Pursuant to the Second Amendment to Executive Employment Agreement, dated July 8, 2008, among the Company, Alta and Mr. Lee, a one-time bonus in the amount of $425,000 was awarded to Mr. Lee in consideration of the extraordinary services that he provided in connection with the turnaround efforts that he implemented on behalf of the Company in fiscal 2008. In accordance with his employment agreement dated August 8, 2007, the Company’s Compensation Committee awarded an annual discretionary bonus to Mr. Lee in the amount of $346,000 for his services during fiscal 2008 and a performance bonus in the amount of $250,000 for his achievement of an EBITDA target at Alta during fiscal 2008.

(9)           The Company’s Compensation Committee awarded an annual discretionary bonus to Mr. Heather in the amount of $100,000 for his services during fiscal 2008.

(10)         On August 15, 2008, following stockholder approval, Mr. Heather received 200,000 shares of restricted stock awarded under our 2008 Omnibus Equity Incentive Plan. Two-thirds of the shares were vested at the time of issuance and the final third will vest on June 14, 2009.

(11)         Pursuant to Dr. Terner’s employment agreement, following Dr. Terner’s resignation from the Company (as set forth in Note 4 above) we agreed to pay to Dr. Terner’s family trust the sum of $19,361.10 each month during the twelve-month period ending April 30, 2009 and the sum of $42,694.45 each month during the twenty-four month period ending April 30, 2011, for the total sum of $1,257,000. Of this amount, $77,444 was paid and included in salary during fiscal 2008.  Prior to his resignation, Dr. Terner received expense reimbursements for a car allowance totaling $6,911 during the fiscal year ended September 30, 2008.

Outstanding Equity Awards as of September 30, 2008

The following table provides information regarding unexercised stock options or other equity awards for each of the named executive officers outstanding as of September 30, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

			Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Pay-out Value of Shares That Have Not Vested ($)
Samuel S. Lee	833,333	(1)	622,917	0	2.40	8/20/2013	N/A	N/A	N/A		N/A
	128,789	(5)	257,577	0	2.40	8/20/2013
	37,878	(5)	75,756	0	2.64	8/20/2013

Mike Heather	300,000	(3)	0	0	5.00	(Note 3)	N/A	N/A	N/A		N/A
	6,333	(2)	3,167	0	5.20	5/30/2012
	N/A		N/A	N/A	N/A	N/A	N/A	N/A	66,667	(6)	$166,668

Donna Vigil	0	(5)	10,000	0	2.40	8/20/2013	N/A	N/A	N/A		N/A
	8,333	(2)	0	0	4.97	9/30/2010
	24,000	(2)	0	0	5.00	5/7/2009
	6,667	(2)	3,333	0	5.20	5/30/2012
	25,000	(2)	0	0	6.45	11/9/2009

Jacob Y. Terner, M.D.	350,000	(4)	0	0	3.00	6/1/2009	N/A	N/A	N/A		N/A
	0	(7)

Catherine Dickson	0	(7)	0	0	N/A	N/A	N/A	N/A	N/A		N/A

(1)           On August 20, 2008, Mr. Lee received non-qualified stock options outside our stock option plans. The options vested or will vest 833,333 on the date of grant, 311,459 on March 19, 2009, and 311,458 on March 19, 2010.

(2)          These options were granted under our 1998 Stock Option Plan and vest pro-rata over 3 years, including the date of grant (the requisite service period). Options issued under our 1998 Stock Option Plan have a 5-year term.

(3)           On April 8, 2004, Mike Heather received non-qualified stock options outside our stock option plans. These options vested over a three year period and expire three years after the date of his termination/resignation from the Company.

(4)           On June 1, 2003, Dr. Terner received non-qualified stock options outside our stock option plans. These options were fully vested on the date of grant and expire on June 1, 2009.

(5)           These options were granted under our 2008 Omnibus Equity Incentive Plan. Of a total of 500,000 options awarded to Mr. Lee, 113,634 options were issued as incentive stock options and 386,366 options were issued as non-qualified stock options. These options have vested or will vest one-third on the date of grant, one-third on March 19, 2009, and one-third on March 19, 2010. All of the 10,000 options issued to Ms. Vigil were awarded as incentive stock options and will vest one-third on August 20, 2009, one-third on August 20, 2010, and one-third on August 20, 2011. Options issued under our 2008 Omnibus Equity Incentive Plan have a 5-year term.

(6)           On August 15, 2008, following stockholder approval, Mr. Heather received 200,000 shares of restricted stock awarded under our 2008 Omnibus Equity Incentive Plan. Two-thirds of the shares were vested at the time of issuance and the final third will vest on June 14, 2009.

(7)           In accordance with our 1998 Stock Option Plan and a NQSO Stock Option Agreement between the Company and Ms. Dickson, certain options previously granted to Dr. Terner and Ms. Dickson in connection with their employment with the Company expired ninety (90) days after the termination of their employment.

Employment Arrangements

On August 8, 2007, in satisfaction of a condition to the closing of our acquisition of Alta, we entered into an employment agreement with Samuel S. Lee, who is our Chief Executive Officer, the Chairman of our Board of Directors and a beneficial owner of more than 10% of our class of Common Stock. The employment agreement was amended effective as of March 19, 2008, July 8, 2008 and February 12, 2009. On May 12, 2009, the Company and Mr. Lee entered into an Amended and Restated Executive Employment Agreement which restated and replaced in full Mr. Lee’s prior employment agreement and its amendments. Under the amended and restated employment agreement, Mr. Lee is entitled to a base annual salary of $950,000, discretionary and performance based annual bonuses, and participation in any employee benefit and fringe benefit plans and programs available to other executives of the Company as well as any executive equity incentive plan adopted by the Board of Directors. Mr. Lee’s employment agreement has a term of five years. The agreement is subject to termination at any time, but if termination is without cause Mr. Lee will be entitled to receive an aggregate lump sum payment in an amount equal to the sum of (i) base salary for the balance of the term of the agreement or for a period of three years, whichever is less; (ii) accrued but unused vacation, paid time off or other compensation; (iii) pro-rata bonus payments; and (iv) incurred but unpaid reimbursement for business expenses. The agreement also includes non-compete provisions.

Effective April 19, 2004, the Company entered into an employment agreement with our Chief Financial Officer, Mike Heather. The employment agreement provides for a minimum one-year term and provides for an initial salary of $180,000 per year. Under the agreement, Mr. Heather was awarded options to purchase 300,000 shares of common stock, at $5.00 per share, as part of his employment compensation. The options vested over a three year period and expire three years after the date of his termination/resignation from the Company. On January 17, 2007, the Compensation Committee increased Mr. Heather’s annual base salary from $180,000 to $225,000. Effective July 17, 2007, Mr. Heather’s annual base salary was further increased to $350,000. On February 12, 2009, the Company and Mr. Heather entered into a First Amendment to Employment Agreement that provided for the ability of the Compensation and Benefits Committee of the Company’s Board of Directors to declare discretionary bonuses to Mr. Heather.

On June 1, 2007, in satisfaction of a condition to the closing of our acquisition of the ProMed group, we entered into an employment agreement with Dr. Jeereddi Prasad, who is a Director of the Company, under which he agreed to continue to serve as the President of each of the ProMed entities for a base annual salary of $300,000, an automobile allowance of $1,300 per month, participation in any employee fringe benefit plans and programs available to other executives of the Company. The employment agreement also provides that Dr. Prasad will receive annual incentive bonuses if certain performance standards are met by the ProMed entities. Dr. Prasad’s employment agreement has an initial term of three years, which will renew automatically for successive one-year periods subject to prior written notice of non-renewal from either party at least ninety days prior to the expiration of the initial term or any renewal term. The agreement is subject to termination at any time, but if termination is without cause Dr. Prasad will be entitled to continue receiving compensation as provided for under the agreement for the balance of the term of the agreement or for a period of six months, whichever is greater, as though he were continuing to perform services under the agreement. In connection with the employment agreement, Dr. Prasad also entered into a non-compete agreement with the Company and Prospect Medical Group.

The Company had an employment agreement with Jacob Y. Terner, M.D. that expired on August 1, 2008 and provided for base compensation (most recently $400,000 per year) and further provided that if the Company terminated Dr. Terner’s employment without cause, the Company would be required to pay him $12,500 for each month of past service as the Chief Executive Officer, commencing as of July 31, 1996, up to a maximum of $1,237,500. Dr. Terner resigned as the Chief Executive Officer of the Company effective March 19, 2008 and resigned as the Chairman of the Board of Directors effective May 12, 2008. In consideration of Dr. Terner’s resignation and other promises in his resignation agreement, the Company agreed to pay to his family trust the sum of $19,361.10 each month during the twelve-month period ending on April 30, 2009 and the sum of $42,694.45 each month during the twenty-four month period ending on April 30, 2011, for the total sum of $1,257,000, which amount was recorded as a general and administrative expense in the third quarter of fiscal 2008. In September 2009, the Company ceased making payments to Dr. Terner following its determination that Dr. Terner is not entitled to receive the payments. Subsequently, Dr. Terner filed a complaint against the Company which seeks restoration of the payments. The Company is currently evaluating the complaint. Dr. Terner no longer serves as the nominee shareholder of the Company's IPAs, and Dr. Arthur Lipper now serves in that position.

The Company entered into a Severance and Release Agreement, dated December 22, 2008, with Catherine Dickson, our former President and Chief Operating Officer. The agreement provides for the Company to pay a total of $67,500 to Ms. Dickson, payable in six equal monthly payments beginning in January 2009. Additionally, the agreement contains certain customary releases and non-solicitation and non-disparagement provisions.

Director Compensation

The following table summarizes the compensation of each of our directors who is not also a named executive officer for their service as a director for the fiscal year ended September 30, 2008.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
David Levinsohn	37,275	15,000	-0-	N/A	N/A	N/A	52,275
Kenneth Schwartz, CPA	75,400	15,000	-0-	N/A	N/A	N/A	90,400
Glenn R. Robson	29,625	15,000	-0-	N/A	N/A	N/A	44,625
Jeereddi Prasad, M.D.(3)	-0-	-0-	-0-	N/A	N/A	N/A	-0-
Gene E. Burleson(4)	37,400	15,000	-0-	N/A	N/A	N/A	52,400
Joel S. Kanter(5)	30,650	15,000	-0-	N/A	N/A	N/A	45,650

(1)           Reflects cash compensation earned for the fiscal year ended September 30, 2008. Non-employee directors are paid $750 for each meeting of the Board of Directors they attend and $375 for each Board committee meeting they attend. For his service as Audit Committee Chairman, Mr. Schwartz is entitled to receive an additional fee of $12,000 per year and, during the fiscal year ended September 30, 2008, Mr. Schwartz received an additional payment of $25,000 for unusual one-time services performed as Audit Committee Chairman. For his service as Compensation Committee Chairman, Mr. Levinsohn is entitled to receive an additional fee of $6,000 per year. Mr. Levinsohn was appointed as Compensation Committee Chairman on September 16, 2008 and he received a pro rata portion of such fee for fiscal 2008.

(2)           On September 10, 2008, each of the non-employee directors was awarded 6,000 shares of Restricted Stock issued under the Company’s 2008 Omnibus Equity Incentive Plan. All of such shares of Restricted Stock vested on September 30, 2008.

(3)           Dr. Prasad receives compensation for his service as President of one of our affiliated physician organizations. He receives no compensation for his service as a director of the Company.

(4)           Mr. Burleson resigned from the Company’s Board of Directors effective on September 13, 2008.

(5)           Mr. Kanter resigned from the Company’s Board of Directors effective on September 15, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much of our common stock is beneficially owned as of September 15, 2009 by our current directors, our current named executive officers (as set forth in the Summary Compensation Table, above, in this prospectus), all of our current directors and executive officers as a group, and each person known to us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with SEC rules. The percentage ownership reflected in the table is based on 20,619,278 shares of our common stock outstanding as of September 15, 2009. Shares of common stock subject to options or warrants that are presently exercisable, or exercisable within 60 days of September 15, 2009, which are indicated by footnote, are deemed outstanding in computing the percentage ownership of the person holding the options or warrants, but not in computing the percentage ownership of any other person. Except as otherwise indicated, we believe that the holders listed below have sole voting and investment power with respect to all shares of common stock shown, subject to applicable community property laws.

	Beneficial Ownership
Name	Number of Shares	Percent
Samuel S. Lee(1)	6,603,893	29.9%
Mike Heather(2)	509,500	2.4%
Donna Vigil(3)	71,442	0.3%
David A. Levinsohn(4)	261,211	1.3%
Kenneth Schwartz, CPA(5)	178,035	0.9%
Jeereddi Prasad, M.D.	395,434	1.9%
Glenn R. Robson(6)	36,000	0.2%
All Directors and Executive Officers as a Group (seven persons)(7)	8,055,515	35.5%
David R. Topper and Alexa Topper, Trustees, David & Alexa Topper Family Trust(8)	5,259,102	25.3%
Nelson Obus(9)	1,411,446	6.8%
Jacob Y. Terner and Sandra W. Terner, Trustees, Terner Family Trust (10)	1,082,018	5.2%

(1)    The shares shown include 1,478,125 shares subject to options or warrants. Mr. Lee’s address is c/o General Counsel, Prospect Medical Holdings, Inc., 10780 Santa Monica Blvd., Suite 400, Los Angeles, California 90025.

(2)    The shares shown include 309,500 shares subject to options or warrants.

(3)    The shares shown include 46,666 shares subject to options or warrants.

(4)    The shares shown include 120,000 shares subject to options or warrants. Also includes 30,211 shares held of record by the Levinsohn Revocable Family Trust, of which Mr. Levinsohn serves as a trustee.

(5)    The shares shown include 120,000 shares subject to options or warrants.

(6)    The shares shown are owned of record by the Robson Family Trust, of which Mr. Robson serves as a trustee.

(7)    The shares shown include 2,074,291 shares subject to options or warrants.

(8)    Based on a Schedule 13D/A filed on August 27, 2008.  The shares shown include 133,334 shares subject to options or warrants. The Trust’s address is 11500 Olympic Boulevard, Suite 502, Los Angeles, California 90064.

(9)    Based on Schedule 13G filed on February 17, 2009. Mr. Obus may be deemed to hold an indirect beneficial interest in the shares shown, which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Channel Partnership II, L.P. and Wynnefield Capital, Inc. Profit Sharing Plan, because he is a co-managing member of Wynnefield Capital Management, LLC, a principal executive officer of Wynnefield Capital, Inc. (the investment manager of Wynnefield Small Cap Value Offshore Fund), the general partner of Channel Partnership II, L.P. and the portfolio manager of Wynnefield Capital, Inc. Profit Sharing Plan. Mr. Obus disclaims any beneficial ownership of the shares. Mr. Obus’s address is 450 Seventh Avenue, Suite 509, New York, New York 10123.

(10)  Based on a Schedule 13G/A filed on May 18, 2009.  The Trust’s address is 205 Chautauqua Boulevard, Pacific Palisades, California 90272.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All reportable related party transactions have been disclosed in the Executive Compensation section of this prospectus.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

Concurrently with the issuance of the notes on July 29, 2009, we entered into a Credit Agreement with Royal Bank of Canada, Jefferies Finance LLC and other lenders party thereto, pursuant to which we secured a three-year, up to

$15.0 million revolving senior secured credit facility. The credit facility remains undrawn as of the date of this prospectus. The following is a summary of the terms of our senior secured credit facility.

The interest rate per annum applicable to loans under the senior secured credit facility are, at our option, either (i) LIBOR plus a margin to be agreed (but subject to a LIBOR floor of 2.0% per annum) or (ii) an alternate base rate, which will be the higher of the administrative agent’s prime rate, the federal funds rate plus 0.50%, and the 1-month LIBOR rate plus 1.00%, plus in each case, a margin to be agreed. The availability of the credit is subject to a borrowing base based upon an agreed percentage of eligible receivables.

The senior secured credit facility is secured by the same assets securing the notes. The security interest in all of the collateral (other than accounts receivable and proceeds thereof) is shared pari passu with the holders of the notes. The accounts receivable and the proceeds thereof secure the credit facility on a first-priority lien basis and the notes on a second-priority lien basis. The subsidiary guarantors consist of all existing and future subsidiaries of the Company other than Brotman, Nuestra Familia Medical Group, Inc. (“Nuestra Familia”) and each immaterial subsidiary.

Our senior secured credit facility allows us to make prepayments of any amounts outstanding thereunder in whole or in part at any time without penalty, subject to reimbursement of breakage and redeployment costs in the case of any prepayment of LIBOR contracts.

The senior secured credit facility contains a number of customary covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company, the subsidiary guarantors and any subsidiary whose equity interests have been pledged thereunder to incur additional indebtedness or become a guarantor; create a lien on collateral; engage in mergers, consolidations or asset dispositions; pay dividends or make distributions; make investments, loans or advances; engage in certain transactions with affiliates or subsidiaries; make capital expenditures; or modify its line of business. The credit agreement also contains a requirement that the Company maintain a fixed charge coverage ratio and a leverage ratio.

Our senior secured credit facility contains a number of customary events of default, including, among others, for the non-payment of principal, interest or other amounts; the inaccuracy of certain representations and warranties; the failure to perform or observe certain covenants; a cross- default to other indebtedness of the Company, including the notes; certain events of bankruptcy or insolvency; certain ERISA events; the invalidity of certain loan documents; certain changes of control; the non-compliance with financial solvency requirements of the California Department of Managed Care; and certain material adverse changes. If any event of default occurs, the lenders under our senior secured credit facility would be entitled to take various actions, including accelerating amounts due under our senior secured credit facility and taking all actions permitted to be taken by a secured creditor.

Brotman Senior Credit and Term Loan Facilities; Unsecured Note

As part of its bankruptcy plan, effective on April 14, 2009, Brotman obtained a commitment from Gemino Healthcare Finance, LLC for a three-year, $6.0 million, senior credit facility secured by accounts receivable at an interest rate of LIBOR plus 7% per annum pursuant to the Credit Agreement dated as of April 14, 2009 (the “Gemino Credit Agreement”). In addition, JHA provided an aggregate of $22.25 million in financing through a $16.0 million loan (“Term A” loan) maturing in April 2011 pursuant to the Loan Agreement dated July 9, 2008, as amended by that Amendment No. 1 dated April 14, 2009 (the “Term A Loan Agreement”) and a $6.25 million loan (“Term B” loan) maturing in April 2012 pursuant to the Loan Agreement dated July 9, 2008, as amended by that Amendment No. 1 dated April 14, 2009 (the “Term B Loan Agreement” and together with the Term A Loan Agreement, the “JHA Loan Agreements”). The entire financing is secured by Brotman’s real estate and personal property. The interest rate on the $16.0 million Term A loan is 10% per annum during the first year of the loan and 7.5% thereafter. Under the $6.25 million Term B loan, the interest rate is 10% per annum during the life of the loan. The proceeds of the JHA loans were used to repay all existing senior secured loans at Brotman. The Company has not guaranteed any portion of Brotman’s financing.

The JHA Loan Agreements contain a number of covenants that, among other things, restrict, subject to certain exceptions, Brotman’s ability to pay dividends or make distributions during an event of default; undertake any material on-site construction in excess of $500,000; use the proceeds of the loan for other than paying off Brotman’s existing debtor-in-possession financing; engage in any transactions which would cause Brotman’s obligations under the loan agreements to be a non-exempt prohibited transaction under ERISA or dissolve or change its name, legal entity or location as a registered organization.

With respect to the Term A loan, JHA has the right to declare the unpaid loan amount, including remaining interest and any other amounts due and payable under the loan agreements, immediately due and payable at any time following

April 14, 2010 and prior to April 14, 2011, provided that JHA gives 180 days’ written notice of exercise. JHA may not, however, provide such notification prior to April 14, 2010.

As part of the JHA financing, Brotman has granted JHA an option to purchase certain Brotman-owned land adjacent to the hospital, where JHA plans to construct a senior living facility, for a purchase price equal to the outstanding principal balance of the JHA Term A loan plus any prepaid amounts.

The Gemino Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, Brotman’s ability to incur additional indebtedness; become a guarantor; create a lien on collateral; create a lien on the capital stock of its subsidiaries; engage in mergers or consolidations; pay dividends or make distributions; make investments, loans or advances; engage in certain transactions with affiliates or subsidiaries; change ownership or management; make subordinated debt payments or engage in any line of business not previously disclosed in writing to the lenders. The Gemino Credit Agreement also contains a requirement that Brotman must maintain a fixed charge coverage ratio of at least 1.10:1.00 for the fiscal quarter ending June 30, 2009, 1.15:1.00 for the fiscal quarter ending September 30, 2009 and 1.20:1.00 for each fiscal quarter ending thereafter.

In addition, in connection with the bankruptcy plan, Brotman executed a note in the amount of $4.0 million due to its unsecured creditors. The note bears interest at 7.5% per annum and is payable in sixteen equal installments through February 15, 2013.

DESCRIPTION OF EXCHANGE NOTES

In the exchange offer, we are offering 12 3/4% Senior Secured Notes, Series B, due 2014 (the “Exchange Notes”). The terms of the Exchange Notes are substantially identical to the terms of the notes for which we are offering to exchange the Exchange Notes (the “Original Notes”), except that the transfer restrictions, registration rights and provisions for additional interest relating to the Original Notes do not apply to the Exchange Notes. We refer to the Exchange Notes and the Original Notes collectively as the “Notes.” The terms of the Notes are governed by an Indenture (the “Indenture”) among itself, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture is unlimited in aggregate principal amount, although the issuance of Exchange Notes in this exchange offering will be limited to $160.0 million, which is the aggregate principal amount of Original Notes outstanding on the date of this prospectus. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the notes other than issue date, issue price and the first interest payment date (the “Additional Notes”). We will only be permitted to issue such Additional Notes if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Original Notes and the Exchange Notes and will vote on all matters with the holders of the Original Notes and the Exchange Notes.

This Description of Exchange Notes is intended to be a useful overview of the material provisions of the Exchange Notes, the Indenture and the Collateral Documents. Since this Description of Exchange Notes is only a summary, you should refer to the Indenture and the Collateral Documents for a complete description of the obligations of the Company and your rights. The Company will make a copy of the Indenture and the Collateral Documents available to the holders and to prospective investors in this exchange offering upon request.

You will find the definitions of capitalized terms used in this description under the heading “—Certain Definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Prospect Medical Holdings, Inc. and not to its subsidiaries.

General

The Exchange Notes

The Exchange Notes:

•      are general senior obligations of the Company, equal in priority to any Original Notes that are not exchanged in this exchange offering;

•      mature on July 15, 2014;

•      rank equally in right of payment to any future senior Indebtedness of the Company, without giving effect to collateral arrangements, and senior in right of payment to any existing and future subordinated Indebtedness of the Company;

•      are secured by first-priority Liens and security interests, subject to Permitted Liens, in substantially all of the assets (other than accounts receivable, other personal property relating to such accounts receivable and all proceeds therefrom) of the Company and the Subsidiary Guarantors, including, but not limited to, the real property, fixtures and equipment now owned or hereafter acquired by the Company and the Subsidiary Guarantors, with the exceptions described under “—Collateral”;

•      are secured by second-priority Liens and security interests, subject to Permitted Liens, in the accounts receivable, other personal property relating to such accounts receivable and all proceeds therefrom of the Company and the Subsidiary Guarantors;

•      will be effectively senior to all of the Company’s and the Subsidiary Guarantors’ existing and future Indebtedness (other than Indebtedness, including Indebtedness under the Revolving Credit Facility, that under the terms of the Indenture is permitted to be secured by the Collateral on an equal and ratable basis with the Exchange Notes) to the extent the Collateral secures the obligations under the Exchange Notes on a first-priority basis;

•      will be effectively subordinated to the Company’s and the Subsidiary Guarantors’ obligations under the Revolving Credit Facility to the extent the Company’s or the Subsidiary Guarantors’ accounts receivable, other personal property relating to such accounts receivable and all proceeds therefrom secure such obligations on a first-priority basis;

•      are unconditionally guaranteed on a senior secured basis by Alta Hospitals System, LLC, Alta Hollywood Hospitals, Inc., Alta Los Angeles Hospitals, Inc., Prospect Medical Systems, Inc., Prospect Hospital Advisory Services, Inc., ProMed Health Services Company, ProMed Health Care Administrators, Prospect Medical Group, Inc., Prospect Health Source Medical Group, Inc., Prospect NWOC Medical Group, Inc., StarCare Medical Group, Inc., Prospect Professional Care Medical Group, Inc., Genesis Healthcare of Southern California, Inc., a Medical Group, Upland Medical Group, a Professional Medical Corporation and Pomona Valley Medical Group, Inc., each an existing subsidiary of the Company. The Notes will not be guaranteed by Brotman Medical, Nuestra Familia Medical Group, Inc. or any Immaterial Subsidiary of the Company, subject to the occurrence of certain events as described in “—Future Guarantors” covenant. See “—Subsidiary Guarantees”;

•      will be structurally subordinated to any existing and future indebtedness and liabilities of any non-guarantor subsidiaries, including those of Brotman Medical, Nuestra Familia Medical Group, Inc. and the Company’s Immaterial Subsidiaries; and

•      are expected to be eligible for trading in the PORTAL market.

Interest

Interest on the Exchange Notes will compound semi-annually and:

•      accrue at the rate of 12 3/4% per annum;

•      accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•      be payable in cash semi-annually in arrears on January 15 and July 15, commencing on January 15, 2010;

•      be payable to the holders of record on the January 1 and July 1 immediately preceding the related interest payment dates; and

•      be computed on the basis of a 360-day year comprised of twelve 30-day month

Payments on the Notes; Paying Agent and Registrar

We will pay principal of, premium, if any, and interest on the Exchange Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Exchange Notes by check mailed to holders of the Exchange Notes at their registered addresses as they appear in the Registrar’s books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Exchange Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on, Exchange Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Exchange Note.

Transfer and Exchange

A holder may transfer or exchange Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Exchange Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Exchange Note selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

The registered holder of an Exchange Note will be treated as the owner of it for all purposes.

Optional Redemption

Except as described below, the Exchange Notes are not redeemable until July 15, 2012. On and after July 15, 2012, the Company may redeem all or, from time to time, a part of the Exchange Notes upon not less than 30 nor more than 60 days’ notice at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Exchange Notes to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning July 15 of the year indicated below:

Year	Percentage
2012	106.375%
2013 and thereafter	100.000%

Prior to July 15, 2012, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the Exchange Notes with the Net Cash Proceeds of one or more Equity Offerings by the Company at a redemption price of 112.750% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1)           at least 65% of the original principal amount of the Exchange Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2)           the redemption occurs within 60 days after the closing of such Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Exchange Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Exchange Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed or, if the Exchange Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Exchange Note of $2,000 in original principal amount or less will be redeemed in part. If any Exchange Note is to be redeemed in part only, the notice of redemption relating to such Exchange Note will state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Exchange Note.

In addition, at any time prior to July 15, 2012, upon not less than 30 nor more than 60 days’ notice mailed by first-class mail to each holder’s registered address, the Company may redeem the Exchange Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to an Exchange Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Exchange Note and (ii) the excess, if any, of (A) the present value as of such date of redemption of (1) the redemption price of such Exchange Note on July 15, 2012 (such redemption price being described under “Optional Redemption”) plus (2) all required interest payments due on such Exchange Note through July 15, 2012, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then-outstanding principal amount of such Exchange Note.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to July 15, 2012; provided, however, that if the period from the redemption date to July 15, 2012 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Exchange Notes.

The Company may acquire Exchange Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Ranking

The Exchange Notes will be general obligations of the Company that rank equal in right of payment to any Original Notes not exchanged in this exchange offering and rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Exchange Notes. The Exchange Notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated. The Exchange Notes will be effectively senior to all of the Company’s and the Subsidiary Guarantors’ existing and future indebtedness (other than Indebtedness, including Indebtedness under the Resolving Credit Facility, that under the terms of the Indenture is permitted to be secured by the Collateral on an equal and ratable basis with the Exchange Notes) to the extent the Collateral secures the obligations under the Exchange Notes on a first-priority basis. The Exchange Notes will be effectively subordinated to the Company’s and the Subsidiary Guarantors’ obligations under the Revolving Credit Facility to the extent the Company’s and the Subsidiary Guarantors’ accounts receivable, other personal property relating to such accounts receivable and all proceeds therefrom secure such obligations on a first-priority basis. The Exchange Notes will be structurally subordinated to any existing and future indebtedness and liabilities of any non-guarantor subsidiaries, including those of Brotman Medical, Nuestra Familia Medical Group, Inc. and the Company’s Immaterial Subsidiaries. All of the Company’s existing Subsidiaries (other than Brotman Medical, Nuestra Familia Medical Group, Inc. and the Existing Immaterial Subsidiaries, subject to the occurrence of certain events as described in “—Future Guarantors” covenant) are Subsidiary Guarantors, and any future Subsidiary that is a Restricted Subsidiary (other than (i) a Foreign Subsidiary that does not Guarantee any Indebtedness of the Company or any Restricted Subsidiary other than Indebtedness of a Foreign Subsidiary, (ii) any Immaterial Subsidiary or (iii) any Subsidiary of a Non-Guarantor Restricted Subsidiary) will Guarantee the Exchange Notes.

As of June 30, 2009, after giving effect to the issuance of the Original Notes on July 29, 2009, the Company would have had approximately $185.7 million of outstanding senior Indebtedness on a consolidated basis (excluding intercompany liabilities and the Indebtedness under the Revolving Credit Facility), of which approximately $25.7 million would have been the Indebtedness of the Company’s Subsidiaries that are not Subsidiary Guarantors. Although the Indenture will limit the amount of Indebtedness that the Company and its Restricted Subsidiaries may incur, such indebtedness may be substantial.

Subsidiary Guarantees

The Subsidiary Guarantors will, jointly and severally, unconditionally guarantee on a senior basis the Company’s obligations under the Exchange Notes and all obligations under the Indenture. Each Subsidiary Guarantee will be secured by the portion (if any) of the Collateral owned by such Subsidiary Guarantor. The Subsidiary Guarantees will be effectively senior to all of the Subsidiary Guarantors’ existing and future senior unsecured Indebtedness, to the extent of the value of the Collateral as described below under “Collateral”. Such Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees. The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees will rank equally in right of payment with other Indebtedness of such Subsidiary Guarantor, except to the extent such other Indebtedness is subordinated to the obligations arising under the Subsidiary Guarantees, in which case the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees will rank senior in right of payment to such other Indebtedness. The Subsidiary Guarantees will be (a) effectively subordinated to the Subsidiary Guarantors’ obligations under the Revolving Credit Facility to the extent the accounts receivable, other personal property relating to such accounts receivable and all proceeds therefrom of the Subsidiary Guarantors secure such obligations on a first-priority basis and (b) secured on a pari passu basis with the Subsidiary Guarantors’ obligations under the Revolving Credit Facility to the extent of the First Priority Collateral.

As of June 30, 2009, after giving effect to the issuance of the Original Notes on July 29, 2009, the use of proceeds therefrom and the transactions contemplated hereby, the Subsidiary Guarantors would have had approximately $160.0 million of senior Indebtedness (excluding intercompany liabilities and the Guarantees under the Revolving Credit Facility) outstanding.

Although the Indenture will limit the amount of indebtedness that Restricted Subsidiaries may Incur, such indebtedness may be substantial.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)), and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction, to a Person which is not the Company or a Restricted Subsidiary of the Company, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee, the Indenture, the Registration Rights Agreement and the Collateral Documents to which it is a party if:

(1)           the sale or other disposition is in compliance with the Indenture, including the covenants “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time), “Certain Covenants—Limitation on Sales of Capital Stock of Restricted Subsidiaries” and “Certain Covenants—Merger and Consolidation”; and

(2)           all the obligations of such Subsidiary Guarantor under all Credit Facilities and related documentation and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries (other than such Subsidiary Guarantor) terminate upon consummation of such transaction.

In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee, the Registration Rights Agreement and the Collateral Documents to which it is a party if the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or in connection with any legal defeasance of the Exchange Notes or upon satisfaction and discharge of the Indenture, each in accordance with the terms of the Indenture.

Collateral

Assets Pledged as Collateral

The Exchange Notes and the Subsidiary Guarantees will be secured by:

•      first-priority Liens and security interests, subject to Permitted Liens, in substantially all of the tangible and intangible assets of the Company and the Subsidiary Guarantors (with the exception of the Company’s and the Subsidiary Guarantors’ accounts receivable, other personal property relating to such accounts receivable and all proceeds therefrom), including, but not limited to, the real property, fixtures and equipment existing on the

Issue Date, and any real property, fixtures and equipment hereafter acquired by the Company or the Subsidiary Guarantors, and such Liens will be pari passu with the Liens thereon securing the Revolving Credit Facility; and

•      second-priority Liens and security interests, subject to Permitted Liens, in the Company’s and the Subsidiary Guarantors’ accounts receivable, other personal property relating to such accounts receivable and all proceeds therefrom, and such Liens will be junior to the Liens thereon securing the Revolving Credit Facility.

The First Priority Collateral will include, without limitation, any improvements or additions to the real property, fixtures and equipment described above. In addition, subject to Permitted Liens, the Company and the Subsidiary Guarantors are required to pledge as First Priority Collateral (to be pari passu with the Liens thereon securing the Revolving Credit Facility) any additional real property or related fixtures and equipment acquired after the date hereof, including property or related fixtures and equipment acquired with the proceeds from certain specified transactions as described below under “—After- acquired property.” The First Priority Collateral will also include a pledge of all the Capital Stock owned directly by the Company or any Subsidiary Guarantor, other than the Capital Stock of Brotman Medical, AMVI/Prospect Health Network, Inc., and the Company’s Immaterial Subsidiaries; provided that (1) no such pledge will include more than 66% of the Voting Stock of any of the future Foreign Subsidiaries directly owned by the Company or any Subsidiary Guarantor and (2) a pledge of such number of shares of Capital Stock of a Subsidiary of the Company will not be required to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act, due to the fact that such Subsidiary’s Capital Stock secure the Exchange Notes, to file separate financial statements with the SEC (or any other governmental agency). The First Priority Collateral will secure the Exchange Notes, the Subsidiary Guarantees and the other Shared Collateral Debt equally and ratably in accordance with the Collateral Documents. The Second Priority Collateral will include the Company’s and the Subsidiary Guarantors’ accounts receivable, other personal property relating to such accounts receivable and all proceeds therefrom, which will secure the Revolving Credit Facility on a first priority basis.

Excluded Assets

The Collateral will also exclude certain items of property, including without limitation:

•      any Capital Stock of any Foreign Subsidiaries directly owned by the Company or any Subsidiary Guarantor in excess of 66% of the Voting Stock of such Foreign Subsidiaries;

•      assets securing purchase money obligations or Capitalized Lease Obligations permitted to be incurred under the Indenture, solely to the extent the documentation relating thereto prohibits such assets from being Collateral and no Lien on those assets secures any other Indebtedness of the Company or its Restricted Subsidiaries other than such purchase money obligations or Capitalized Lease Obligations;

•      leasehold interests in real property, to the extent no Lien on those assets secures any other Indebtedness of the Company or its Restricted Subsidiaries;

•      any rights under any lease, contract or agreement (including, without limitation, any license for intellectual property) to the extent that the granting of a security interest therein is specifically prohibited in writing by, or would constitute an event of default under or would grant a party a termination right under, any agreement governing such right unless such prohibition is not enforceable or is otherwise ineffective under applicable law; and

•      certain other items agreed by the parties and as more fully set forth in the Collateral Documents.

Deposit accounts established solely for the purpose of funding payroll and other compensation and benefits to employees will be included in the Collateral but the Lien of the Collateral Agent thereon shall not be required to be perfected. In addition, deposit accounts into which governmental receivables relating to Medicare, Medicaid or similar state or federal programs are initially deposited will be included in the Collateral but will not be subject to a perfected security interest in compliance with applicable anti-assignment provisions which prohibit the creation of a perfected security interest in such deposit accounts.

Notwithstanding the foregoing, in the event that Rule 3-16 of Regulation S-X under the Securities Act requires or would require, or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require, the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the

Company due to the fact that such Subsidiary’s Capital Stock secures the Exchange Notes, then the Capital Stock of such Subsidiary shall at such time automatically be deemed not to be part of the Collateral, but only to the extent necessary to not be subject to such requirement. For the avoidance of doubt, such number of shares of the Capital Stock of such Subsidiary, the pledge of which would not trigger the filing of such separate financial statements, shall be so pledged and shall be part of the Collateral. In such event, the Collateral Documents may be amended or modified, without the consent of any holder of Exchange Notes, to the extent necessary to release the security interests in favor of the Collateral Agent on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock to secure the Exchange Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement.

Equal and Ratable Sharing of First Priority Collateral

The First Lien Security Agreement will provide that the Liens granted to the Collateral Agent thereunder will equally and ratably secure the Exchange Notes, the Subsidiary Guarantees and the other Shared Collateral Debt, including the Revolving Credit Facility, and that such Liens shall be for the equal and ratable benefit of the holders of the Exchange Notes and of the lenders under such other Shared Collateral Debt.

Enforcement of Liens on First Priority Collateral

The holders of the Exchange Notes will vote with holders of other Shared Collateral Debt as a single class for purposes of enforcing rights and directing remedies under the Collateral Documents with respect to the First Priority Collateral, with such rights and remedies generally directed by the holders of a majority of the outstanding principal amount (or, in the case of unterminated revolving facilities, the full commitment, whether used or unused) of Shared Collateral Debt.

Intercreditor Arrangements

The Collateral securing the Exchange Notes and the Subsidiary Guarantees will also serve as collateral to secure the obligations of the Company and the Subsidiary Guarantors under other Shared Collateral Debt, including the Revolving Credit Facility. The Company, the Subsidiary Guarantors, the Trustee, on behalf of itself and the holders of the Exchange Notes, and the administrative agent under the Revolving Credit Facility, on behalf of itself and the lenders thereto, will enter into the Intercreditor Agreement on the Issue Date. The Intercreditor Agreement will provide, among other things, that (1) Liens on the accounts receivable, other personal property relating to such accounts receivable and all proceeds therefrom securing the Exchange Notes will be junior to the Liens thereon in favor of the agent under the Revolving Credit Facility, and consequently, the lenders under the Revolving Credit Facility will be entitled to receive the proceeds from the foreclosure of any such assets prior to the holders of the Notes, (2) during any insolvency proceedings, the rights of the Trustee in respect of such assets will be subject to the rights therein of the Revolving Facility Agent and (3) certain procedures for enforcing the Liens on the Second Priority Collateral be followed. In addition, prior to the discharge of the obligations of the Company and the Subsidiary Guarantors under the Revolving Credit Facility, during the applicable standstill period, the Intercreditor Agreement will give the lenders under the Revolving Credit Facility exclusive control over various matters governing the exercise of remedies with respect to the Second Priority Collateral.

In addition, the Company, the Subsidiary Guarantors, the Collateral Agent, the Trustee, on behalf of itself and the holders of the Notes, and the administrative agent under the Revolving Credit Facility, on behalf of itself and the lenders thereto, will enter into the Collateral Agency Agreement on the Issue Date. The Collateral Agency Agreement will effect the appointment of the Collateral Agent and will provide, among other things, that the Collateral Agent will hold on behalf of and for the Trustee, for itself and the holders of the Notes, and the administrative agent under the Revolving Credit Facility, for itself and the lenders thereto, the Liens and Collateral granted to the Collateral Agent under the respective Collateral Documents.

Sufficiency of Collateral

The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the medical services industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited, to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, the ability of the holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

Certain Covenants with respect to the Collateral

The Collateral will be pledged pursuant to the Collateral Documents, which contain provisions relating to the administration, preservation and disposition of the Collateral. The following is a summary of some of the covenants and provisions set forth in the Collateral Documents and the Indenture as they relate to the Collateral.

Maintenance of Collateral.  The Collateral Documents provide that the Company and the Subsidiary Guarantors shall use their commercially reasonable efforts to maintain the Collateral, taken as a whole, in all material respects in good, safe and insurable operating order, condition and repair and do all other acts as may be reasonably necessary or appropriate to maintain and preserve the value of the Collateral. The Collateral Documents also provide that the Company and the Subsidiary Guarantors shall pay all real estate and other taxes, and maintain in full force and effect all material permits and certain insurance coverages.

Certain Proceeds.  The Collateral Documents or the Indenture provide that proceeds from the condemnation or destruction of the First Priority Collateral or from eminent domain proceedings with respect to the First Priority Collateral shall be deposited into the Collateral Account to be invested in Additional Assets or as otherwise provided in the Indenture or the Collateral Documents.

In accordance with the Collateral Documents and the Indenture, the Company must pledge the non-cash proceeds from any sale of First Priority Collateral as First Priority Collateral for the Exchange Notes and the other Shared Collateral Debt and use the Net Available Cash from any such sale of First Priority Collateral in accordance with the covenant under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” below. Any remaining proceeds shall then be applied to make an offer to repurchase the Exchange Notes and any Applicable Pari Passu Indebtedness in accordance with the terms of the Indenture.

After-Acquired Property.  Subject to Permitted Liens, upon the acquisition by the Company or any Subsidiary Guarantor after the Issue Date of (1) any assets, including, but not limited to, any after-acquired real property or any equipment or fixtures that constitute accretions, additions or technological upgrades to the equipment or fixtures that form part of the First Priority Collateral or Second Priority Collateral, as applicable, or (2) any Additional Assets out of the Net Available Cash in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” the Company or such Subsidiary Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of the Indenture, the Exchange Notes and the Collateral Documents relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect, including the delivery of title insurance, surveys and opinions of counsel with respect to after acquired real property.

Further Assurances.  The Collateral Documents and the Indenture provide that the Company and the Subsidiary Guarantors shall, at their sole expense, do all acts which may be reasonably necessary to confirm that the Collateral Agent holds, for the benefit of the holders of the Exchange Notes and the Trustee, duly created, enforceable and perfected first- or second- priority Liens and security interests, as applicable, in the Collateral (subject to Permitted Liens).

As necessary, or upon request of the Trustee, the Company and the Subsidiary Guarantors shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions that may be necessary to assure, perfect, transfer and confirm the property and rights conveyed by the Collateral Documents, including with respect to after-acquired Collateral.

The Indenture provides that the Company will comply with the applicable provisions of the Trust Indenture Act as they relate to the Collateral, including Section 314(b) of the Trust Indenture Act.

The Company will cause Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the Exchange Notes, to be complied with, whether or not the Indenture is qualified under the Trust Indenture Act. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the

Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that under the terms of Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) is inapplicable.

Impairment of Security Interest.  Neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the holders of the Exchange Notes with respect to the Collateral. Neither the Company nor any of its Restricted Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Collateral Agent or the Trustee), any interest whatsoever in the Collateral, other than Permitted Liens (including Liens securing the Revolving Credit Facility). Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Exchange Notes and the Collateral Documents. The Company shall, and shall cause each Subsidiary Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee shall reasonably request, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Collateral Documents.

Real Estate Mortgages and Filings.  With respect to any fee interest in any real property (individually and collectively, the “Premises”) owned by the Company or a Subsidiary Guarantor on the Issue Date or acquired by the Company or a Subsidiary Guarantor after the Issue Date:

(1)           the Company shall deliver to the Collateral Agent, as mortgagee or beneficiary as applicable, on behalf of the holders of the Exchange Notes and the lenders under the Revolving Credit Facility, copies of fully executed counterparts of Mortgages, duly executed, acknowledged and filed by the Company or the applicable Subsidiary Guarantor, and in form suitable for filing or recording, in all filing or recording offices that the Company shall deem reasonably necessary or in its reasonable judgment desirable in order to create a valid first and subsisting first priority Lien on the Premises described therein in favor of the Collateral Agent for the benefit of the holders of the Exchange Notes and the lenders under the Revolving Credit Facility, subject only to Permitted Liens, together with evidence of the payment of all filing fees and taxes (including mortgage recording taxes) in connection therewith (or that arrangements reasonably satisfactory to the Collateral Agent for such payment have been made), and evidence that all other actions necessary to perfect and protect the liens secured by the Mortgages have been taken;

(2)           the Collateral Agent shall have received mortgagee’s title insurance policies or binding commitments to issue such policies from First American Title Insurance Company in favor of the Collateral Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of the holders of the Exchange Notes and the lenders under the Revolving Credit Facility, in the amounts and in the form necessary, with respect to the Premises purported to be covered by such Mortgage, to insure that the interests created by the Mortgage constitute valid first-priority Liens thereon free and clear of all other Liens, other than Permitted Liens, and such policies shall also include, to the extent available, such other endorsements, coinsurance and reinsurance as may be reasonably requested by the Revolving Facility Agent and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(3)           the Company shall, or shall cause the Subsidiary Guarantors to, deliver to the Collateral Agent with respect to each of (x) the Premises owned on the Issue Date and (y) the Premises acquired after the Issue Date, (A) American Land Title Association/American Congress on Surveying and Mapping form surveys in a manner reasonably satisfactory to the Collateral Agent (including any updates or affidavits that the title company may reasonably require in connection therewith), (B) local counsel opinions for the benefit of the Collateral Agent, the holders of the Exchange Notes, the Trustee and the administrative agent and lenders under the Revolving Credit Facility, (C) fixture filings and (D) such other documents, instruments, certificates and agreements as are identified in the closing or annual opinion of counsel to the Company in order to comply with clauses (1) and (2) above and to perfect the Collateral Agent’s security interest in such covered Premises.

Foreclosure

Upon the occurrence and during the continuance of an Event of Default, the applicable Collateral Documents provide for (among other available remedies) the foreclosure upon and sale of the applicable Collateral by the Collateral Agent or the Trustee, as applicable, and the distribution of the net proceeds of any such sale to the holders of the Notes and the other Shared Collateral Debt, subject to any prior Liens on the Collateral and the provisions of the Collateral Agency Agreement. The Intercreditor Agreement will provide, among other things, that (1) Liens on the accounts receivable, other personal property relating to such accounts receivable and all proceeds therefrom securing the Notes will be junior to the Liens thereon in favor of the agent under the Revolving Credit Facility, and consequently, the lenders under the Revolving Credit Facility will be entitled to receive the proceeds from the foreclosure of any such assets prior to the holders of the Notes, (2) during any insolvency proceedings, the rights of the Trustee in respect of such assets will be subject to the rights therein of the Revolving Facility Agent and (3) certain procedures for enforcing the Liens on the Second Priority Collateral be followed. The Collateral Documents will provide that Liens on the First Priority Collateral securing Notes will be pari passu with the Liens on such Collateral securing the Revolving Credit Facility, and consequently, the holders of the Notes and the lenders under the Revolving Credit Facility will share any proceeds from the foreclosure of any such Collateral equally and on a pro rata basis. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Company’s obligations under the Notes.

Certain Bankruptcy Limitations

The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company or any Subsidiary Guarantor prior to the Trustee’s having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Exchange Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent holders of the Exchange Notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a domestic or foreign bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Exchange Notes, the holders of the Exchange Notes would hold secured claims to the extent of the value of the Collateral to which the holders of the Exchange Notes are entitled, and unsecured claims with respect to such shortfall.

Release

The Liens on the Collateral will be released with respect to the Exchange Notes:

(1)                                 in whole, upon payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Exchange Notes;

(2)                                 in whole, upon satisfaction and discharge of the Indenture;

(3)                                 in whole, upon a legal defeasance as set forth under the caption “—Defeasance”;

(4)                                 in part, so long as such release is not prohibited by the Indenture or any of the Collateral Documents, as to any property constituting Collateral:

(A)                             that is sold or otherwise disposed of by the Company or any of its Restricted Subsidiaries in a transaction permitted by “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and by the Collateral Documents, to the extent of the interest sold or disposed of;

(B)                               that is cash or Net Available Cash withdrawn from the Collateral Account for any one or more purposes permitted by the second paragraph of “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(C)                               that is of the nature described in clause (2), clause (3), clause (4), clause (7), clause (8), clause (9) and clause (11) of the proviso in the definition of “Asset Disposition” and is subject to a disposition as therein provided;

(D)                              that is owned or at any time acquired by a Subsidiary of the Company that has been released from its Subsidiary Guarantee, in accordance with the Indenture, concurrently with the release thereof;

(E)                                that is Capital Stock of a Subsidiary of the Company to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act, due to the fact that such Subsidiary’s Capital Stock secures the Exchange Notes, to file separate financial statements with the SEC (or any other governmental agency); or

(F)                                otherwise in accordance with, and as expressly provided for under, the Indenture or the Collateral Documents; or

(5)                                 with the consent of holders of 66 2/3% or more of the outstanding principal amount of the Exchange Notes, unless such release involves all or substantially all of the Collateral, in which case such release will require the consent of each holder of the Exchange Notes affected thereby (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Exchange Notes).

To the extent applicable, the Company and each Subsidiary Guarantor will furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Collateral Documents and the Indenture:

(1)                                 an Officers’ Certificate and Opinion of Counsel and such other documentation as required by the Indenture;

(2)                                 all documents required by §314(d) of the Trust Indenture Act, the Collateral Documents and the Indenture; and

(3)                                 an Opinion of Counsel to the effect that such accompanying documents constitute all documents required by §314(d) of the Trust Indenture Act, the Collateral Documents and the Indenture.

Upon compliance by the Company or the Subsidiary Guarantors, as the case may be, with the conditions precedent set forth above, and upon delivery by the Company or such Subsidiary Guarantor to the Trustee of an Opinion of Counsel to the effect that such conditions precedent have been complied with, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Company, or the Subsidiary Guarantors, as the case may be, the released Collateral, unless otherwise specified in the Collateral Documents.

Change of Control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Exchange Notes as described under “Optional Redemption,” each holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Exchange Notes at a purchase price in cash equal to 101% of the principal amount of the Exchange Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Exchange Notes as described under “Optional Redemption,” the Company will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1)                                 that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Exchange Notes at a purchase price in cash equal to 101% of the principal amount of such Exchange Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2)                                 the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3)                                 the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Exchange Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)                                 accept for payment all Exchange Notes or portions of Exchange Notes (of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2)                                 deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions of Exchange Notes so tendered; and

(3)                                 deliver or cause to be delivered to the Trustee the Exchange Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Exchange Notes or portions of Exchange Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Exchange Notes so tendered the Change of Control Payment for such Exchange Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Exchange Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any; provided that each such new Exchange Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on such Change of Control Payment Date to the Person in whose name an Exchange Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Company’s ability to repurchase Exchange Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Revolving Credit Facility. In addition, certain events that may constitute a change of control under the Revolving Credit Facility and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Exchange Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Revolving Credit Facility restrict, and future Indebtedness may restrict or prohibit, the Company’s prepayment of Exchange Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness relating to the Revolving Credit Facility and any such other Indebtedness containing similar restrictions or prohibition or obtain requisite consents, as described above, the

Company may not be able to fulfill its repurchase obligations if holders of Exchange Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A payment default under the Indenture would result in a cross-default under the Revolving Credit Facility.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person other than a Permitted Holder or their Related Persons. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Exchange Notes may require the Company to make an offer to repurchase the Exchange Notes as described above. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions, which are similar to those in the Indenture related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of Exchange Notes to require the Company to repurchase Exchange Notes as a result of a change in the composition of the Board of Directors of the Company may be uncertain.

Certain Covenants

Limitation on Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:

(1)                                 the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

(2)                                 no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1)                                 Indebtedness of the Company or any Subsidiary Guarantor Incurred pursuant to a Credit Facility in an aggregate amount up to the greater of (a) the Borrowing Base and (b) $15.0 million less the aggregate amount of Net Available Cash applied by the Company or any Restricted Subsidiary to permanently repay any such Indebtedness (and, in the case of revolving loans and other similar obligations, permanently reduce the commitment thereunder) pursuant to the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” (and Guarantees of Subsidiary Guarantors in respect of the Indebtedness Incurred pursuant to this clause (1) under a Credit Facility);

(2)                                 (x) the Subsidiary Guarantees and other Guarantees by the Company and Subsidiary Guarantors of Indebtedness Incurred by the Company or a Subsidiary Guarantor in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Exchange Notes or the Subsidiary Guarantee, as the case may be, and (y) other Guarantees of Non-Guarantor Restricted Subsidiaries of Indebtedness Incurred by Non-Guarantor Restricted Subsidiaries in accordance with the provisions of the Indenture;

(3)                                 Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

(a)                                 if the Company is the obligor on such Indebtedness, such Indebtedness is unsecured and expressly subordinated to the prior payment in full in cash of all obligations with respect to the Exchange Notes;

(b)                                if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is unsecured and subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and

(c)                                 (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(ii)                                 any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be.

(4)                                 Indebtedness represented by (a) the Exchange Notes issued on the Issue Date, the Subsidiary Guarantees, (b) any Indebtedness (other than the Indebtedness described in clauses (1) or (10) of this paragraph) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness (other than intercompany Indebtedness) described in this clause (4), clause (6)(y), clause (12) or clause (13)(y) or Incurred pursuant to the first paragraph of this covenant;

(5)                                 Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (a) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred in accordance with the Indenture; (b) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) for the purpose of fixing or hedging commodity price risk with respect to any commodities;

(6)                                 the Incurrence by the Company or any of its Subsidiary Guarantors of Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments, in each case Incurred to finance all or any part of the purchase price, lease or cost of construction or improvement of assets or property (other than Capital Stock or other Investments) acquired, constructed or improved in the ordinary course of business of the Company or such Subsidiary Guarantor, and Attributable Indebtedness, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, defease, renew, extend, refinance or replace any Indebtedness Incurred pursuant to this clause (6), not to exceed the greater of (x) $10.0 million and (y) 5% of Consolidated Tangible Assets of the Company at any time outstanding;

(7)                                 Indebtedness Incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(8)                                 Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(9)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(10)                           Indebtedness Incurred by Brotman Medical and any of its Subsidiaries in an aggregate outstanding amount not to exceed $35.0 million less, without duplication, the sum of (i) any repayment or prepayment of any such Indebtedness (including, without limitation, (1) any amortized amount of such Indebtedness, (2) in connection with any refinancing of such Indebtedness and (3) repayment or forgiveness of any Indebtedness owed to JHA West 16, LLC or any of its Affiliates in connection with the exercise of the purchase option by JHA West 16, LLC in accordance with the terms of the Brotman/JHA Purchase Option Agreement), and (ii) the aggregate amount of Net Available Cash from Asset Dispositions of Brotman Medical’s assets applied by the Company or any Restricted Subsidiary to permanently repay any Indebtedness of the Company or its Restricted Subsidiaries; provided that such repayment or prepayment with respect to any revolver loans shall reduce such $35.0 million only upon permanent reduction of the commitment thereunder;

(11)                           the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(12)                           Indebtedness of a Person Incurred and outstanding on the date on which such Person became a Restricted Subsidiary, or was merged into the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was merged into the Company or any Restricted Subsidiary or (b) otherwise in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or being merged into the Company or any Restricted Subsidiary); provided that, the aggregate amount of such Indebtedness at any time outstanding, including all Refinancing Indebtedness Incurred to renew, extend, refund, defease, refinance or replace any Indebtedness Incurred pursuant to this clause (12), and then outstanding, shall not exceed $5.0 million; and

(13)                           in addition to the items referred to in clauses (1) through (12) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (13), including all Refinancing Indebtedness Incurred to renew, extend, refund, defease, refinance or replace any Indebtedness Incurred pursuant to this clause (13), and then outstanding, will not exceed the greater of (x) $10.0 million and (y) 5.0% of Consolidated Tangible Assets of the Company at any time outstanding; provided that the aggregate outstanding principal amount of all such Indebtedness Incurred by any Non-Guarantor Restricted Subsidiary shall not exceed $5.0 million.

The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Exchange Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary (other than a Subsidiary Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Subsidiary Guarantor.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)                                 subject to clause (2) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses;

(2)                                 (i) all Indebtedness outstanding on the Issue Date under the Revolving Credit Facility shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant and (ii) all Indebtedness outstanding on the Issue Date that has been Incurred by Brotman Medical shall be deemed Incurred under clause (10) of the second paragraph of this covenant and not clause (4) of the second paragraph of this covenant;

(3)                                 Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)                                 if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5)                                 the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6)                                 Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(7)                                 the principal amount of any Indebtedness outstanding in connection with a securitization transaction or series of transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction; and

(8)                                 the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “—Limitation on Indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar- dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar- dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness that pursuant to its terms is subordinate or junior in right of payment to any other Indebtedness unless such Indebtedness is subordinated in right of payment to the Exchange Notes or the relevant Subsidiary Guarantee, as applicable, to the same extent; provided that Indebtedness will not be considered subordinate or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)                                 declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a)                                 dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b)                                dividends or distributions payable to the Company or another Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

(2)                                 purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)                                 make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Subsidiary Guarantor permitted under clause (3) of the second paragraph of the covenant “—Limitation on Indebtedness” or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)                                 make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a)                                 a Default shall have occurred and be continuing (or would result therefrom); or

(b)                                the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “—Limitation on Indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)                                 the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (6), (7) and (9) of the next succeeding paragraph) would exceed the sum of:

(i)                                   50% of Consolidated Net Income for the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)                                100% of the aggregate Net Cash Proceeds and the fair market value as determined in good faith by the Board of Directors of the Company of any marketable securities or other property received by the Company subsequent to the Issue Date from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions or from the Incurrence of Indebtedness of the Company that has been converted into or exchanged for such Capital Stock (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to, or Indebtedness held by, a Subsidiary of the Company, or from an issuance or sale of such Capital Stock to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); and

(iii)                             the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(A)                             repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary; or

(B)                               the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Restricted Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iii) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iii) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1)                                 any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such transaction will be excluded from clause (c)(ii) of the preceding paragraph;

(2)                                 any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and that in each case constitutes Refinancing Indebtedness;

(3)                                 any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and that in each case constitutes Refinancing Indebtedness;

(4)                                 dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(5)                                 so long as no Default or Event of Default has occurred and is continuing,

(a)                                 the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary held by any existing or former employees, management or stockholders of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided further that such redemptions or repurchases pursuant to this clause will not exceed $1.0 million in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year subject to a maximum of $2.0 million in any calendar year), plus the amount of any capital contributions to the Company as a result of sales of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Company to such persons (provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph); and

(b)                                loans or advances to employees, officers or directors of the Company or any Subsidiary of the Company, the proceeds of which are used to purchase Capital Stock of the Company, in an aggregate amount not in excess of $1.0 million at any one time outstanding (without giving effect to the forgiveness of any such loan); provided, however, that the Company and its Subsidiaries shall comply in all material respects with the provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to such loans and advances as if the Company had filed a registration statement with the SEC;

(6)                                 so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(7)                                 repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(8)                                 the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “—Change of Control” covenant or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Limitation on Sales of Assets and Subsidiary Stock” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Exchange Notes and has completed the repurchase or redemption of all Exchange Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(9)                                 a Restricted Investment either (i) solely in exchange for shares of Capital Stock (other than Disqualified Stock) of the Company or (ii) through the application of the Net Cash Proceeds of the substantially concurrent sale of Capital Stock (other than Disqualified Stock) of the Company; provided, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(10)                           cash payment in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Stock of the Company or a Restricted Subsidiary; and

(11)                           so long as no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, Restricted Payments in an amount not to exceed $10.0 million in the aggregate since the Issue Date.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $20.0 million. Not later than the date of making of any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “Limitation on Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

As used herein, “substantially concurrent sale” shall mean any sale within 90 days prior to the specified event.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of

Restricted Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien is securing obligations under any Indebtedness.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1)                                 the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness”;

(2)                                 the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction securing such Attributable Indebtedness pursuant to the covenant described under “—Limitation on Liens”; and

(3)                                 the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under “—Limitation on Sales of Assets and Subsidiary Stock” (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)                                 pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)                                 make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)                                 transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit:

(i)                                    any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date including, without limitation, the Indenture, the Collateral Documents, the Exchange Notes, the Subsidiary Guarantees, the Revolving Credit Facility (and related documentation) and the Brotman Existing Credit Facilities in effect on such date;

(ii)                                 any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date; provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

(iii)                             any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect, taken as a whole, to the holders of the Exchange Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(iv)                             in the case of clause (3) of the first paragraph of this covenant, any encumbrance, lien or restriction:

(a)                                 that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(b)                                contained in mortgages, pledges or other security agreements otherwise permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(c)                                 pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(v)                                (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(vi)                             any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vii)                          any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;

(viii)                       deposits or net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(ix)                               encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order; and

(x)                                  encumbrances or restrictions contained in indentures or debt instruments or other debt arrangements Incurred or Preferred Stock issued by Subsidiary Guarantors in accordance with “—Limitation on Indebtedness” that are not more restrictive, taken as a whole, than those applicable to the Company in either the Indenture or the Revolving Credit Facility on the Issue Date (which result in encumbrances or restrictions comparable to those applicable to the Company at a Restricted Subsidiary level).

Limitation on Sales of Assets and Subsidiary Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Disposition unless:

(1)                                 the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value of the assets or shares of Capital Stock issued or sold or otherwise disposed of;

(2)                                 at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a)                                 if such Asset Disposition does not involve Collateral, any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Exchange Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets or shares of Capital Stock pursuant to a written novation agreement that releases the Company or such Restricted Subsidiary from further liability therefor;

(b)                                any secured Indebtedness, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and Indebtedness to the extent owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets or shares of Capital Stock pursuant to a written novation agreement that releases the Company or such Restricted Subsidiary from further liability therefor (including with respect to providing any security for such Indebtedness); and

(c)                                 any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are (within 180 days of receipt) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(3)                                 if such Asset Disposition involves the transfer of Collateral,

(a)                                 such Asset Disposition complies with the applicable provisions of the Collateral Documents;

(b)                                to the extent required by the Collateral Documents, all consideration (including cash and Cash Equivalents) received in such Asset Disposition shall be expressly made subject to Liens under the Collateral Documents; and

(c)                                 subject to application of Net Available Cash pursuant to the second paragraph of this covenant “—Limitation on sale of assets and subsidiary stock,” all of the Net Available Cash from Asset Disposition of First Priority Collateral shall be deposited into the Collateral Account and the Net Available Cash from Asset Disposition of Second Priority Collateral shall be applied in accordance with the Intercreditor Agreement.

Within 365 days after the receipt of any Net Available Cash from an Asset Disposition, the Company or its Restricted Subsidiaries may apply such Net Available Cash (or any portion thereof) at its option:

(1)                                 to the extent that such Net Available Cash represents proceeds of First Priority Collateral, to repay, prepay, defease, redeem, purchase or otherwise retire Shared Collateral Debt (other than the Exchange Notes and the Subsidiary Guarantees) (and, in the case of revolving loans and other similar obligations, permanently reduce the commitment thereunder), but only up to an aggregate principal amount equal to such Net Available Cash to be used to repay Indebtedness pursuant to this clause (1) multiplied by a fraction, the numerator of which is the aggregate principal amount of such Indebtedness to be repaid, prepaid, defeased, redeemed, purchased or otherwise retired and the denominator of which is the aggregate principal amount of all Shared Collateral Debt, based on amounts outstanding on the date of closing of such Asset Disposition; provided that the Company uses the remaining Net Available Cash to be used to repay Indebtedness pursuant to this clause (1) to make an offer to purchase (an “Asset Disposition Offer”) from the holders of the Exchange Notes, on a pro rata basis, an aggregate principal amount of Exchange Notes equal to such remaining Net Available Cash at a purchase price equal to 100% of the principal amount thereof, plus accrued interest, if any, to the payment date;

(2)                                 to the extent that such Net Available Cash represents proceeds of Second Priority Collateral, to repay, prepay, defease, redeem, purchase or otherwise retire Indebtedness under the Revolving Credit Facility (and permanently reduce the commitment thereunder);

(3)                                 to the extent that such Net Available Cash does not represent proceeds of Collateral, to repay, prepay, defease, redeem, purchase or otherwise retire unsubordinated Indebtedness of the Company or any Subsidiary Guarantor in each case owing to a Person other than the Company or any Affiliate of the Company;

(4)                                 in the case of an Asset Disposition by a Restricted Subsidiary that is not a Subsidiary Guarantor, to repay, prepay, defease, redeem, purchase or otherwise retire Indebtedness of such Restricted Subsidiary (and, in the case of revolving loans and other similar obligations, permanently reduce the commitment thereunder); or

(5)                                 to purchase Additional Assets (or enter into a binding agreement to purchase such Additional Assets; provided that (x) such purchase is consummated within 180 days after the date that is 365 days after the receipt of such Net Available Cash from such Asset Disposition and (y) if such purchase is not consummated within the period set forth in subclause (x), the Net Available Cash not so applied will be deemed to be Excess Proceeds (as defined below)); provided, further, that, to the extent that such Net Available Cash represents proceeds of Collateral, the Company or the applicable Subsidiary Guarantor will promptly grant to the Collateral Agent a security interest in such assets pursuant to and to the extent required by the Collateral Documents;

provided that notwithstanding anything to the contrary in this “Limitation on Sales of Assets and Subsidiary Stock” covenant, to the extent such Net Available Cash comes from an Asset Disposition of Brotman Medical’s assets in a single transaction or a series of related transactions and such Net Available Cash is in an amount in excess of $3.0 million, all of such Net Available Cash (not only the amount in excess of $3.0 million) shall be promptly applied to repay or prepay Indebtedness of Brotman Medical.

Pending the final application of any such Net Available Cash, the Company or any of the Restricted Subsidiaries may invest such Net Available Cash in any manner that is not prohibited by the Indenture, provided that any such investment of the Net Available Cash that represents proceeds of Collateral shall be in an account that is subject to a perfected security interest for the benefit of the holders of the Shared Collateral Debt.

On the 366th day after an Asset Disposition (or, in the event that a binding agreement has been entered into as set forth in clause (5) of the preceding paragraph, the later date of expiration of the 180-day period set forth in such clause (5)) or such earlier date, if any, as the Company determines not to apply the Net Available Cash relating to such Asset Disposition as set forth in the preceding paragraph (each such date being referred as an “Excess Proceeds Trigger Date”), such aggregate amount of Net Available Cash that has not been applied on or before the Excess Proceeds Trigger Date as permitted in the preceding paragraph (“Excess Proceeds”) will be applied by the Company to make an Asset Disposition Offer to all holders of Exchange Notes (and if required by the terms of any Applicable Pari Passu Indebtedness, to the holders of such Applicable Pari Passu Indebtedness) to purchase the maximum principal amount of Exchange Notes and such other Applicable Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Disposition Offer will be equal to 100% of the principal amount of the Exchange Notes and such other Applicable Pari Passu Indebtedness plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash.

The Company may defer the Asset Disposition Offer until the aggregate unutilized Excess Proceeds equals or exceeds $15.0 million, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $15.0 million) will be applied as provided in the preceding paragraph. If any Excess Proceeds remain after consummation of an Asset Disposition Offer, the Company and its Restricted Subsidiaries may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture or any of the Collateral Documents. If the aggregate principal amount of Exchange Notes and such other Applicable Pari Passu Indebtedness tendered in such Asset Disposition Offer exceeds the amount of Excess Proceeds, the Exchange Notes and such other Applicable Pari Passu Indebtedness will be purchased on a pro rata basis based on the principal amount of Exchange Notes and such other Applicable Pari Passu Indebtedness tendered, with such adjustments as may be needed so that only Exchange Notes in minimum amounts of $2,000 and integral multiples of $1,000 will be purchased. Upon completion of each Asset Disposition Offer, any remaining Excess Proceeds from such Asset Disposition will no longer be deemed to be Excess Proceeds.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Exchange Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Disposition provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Disposition provisions of the Indenture by virtue of such compliance.

Any future credit agreements or other similar agreements to which the Company becomes a party may contain, restrictions on the Company’s ability to purchase Exchange Notes. In the event an Asset Disposition occurs at a time when the Company is prohibited from purchasing Exchange Notes, the Company could seek the consent of its lenders to the purchase of Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchange Notes. In such case, the Company’s failure to purchase tendered Exchange Notes would constitute an Event of Default under the Indenture which may, in turn, constitute a default under such other agreements.

Limitation on Affiliate Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or any Restricted Subsidiary (an “Affiliate Transaction”) unless:

(1)                                 the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s- length dealings with a Person who is not such an Affiliate;

(2)                                 in the event such Affiliate Transaction involves an aggregate consideration in excess of $5.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3)                                 in the event such Affiliate Transaction involves an aggregate consideration in excess of $20.0 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is fair, from a financial point of view, to the Company or its Restricted Subsidiary, as applicable, or is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1)                                 any Restricted Payment and Permitted Investments permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2)                                 any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors of the Company;

(3)                                 loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary of the Company in the ordinary course of business consistent with past practices, in an aggregate amount not in excess of $1.0 million at any one time outstanding; provided, however, that the Company and its Subsidiaries shall comply in all material respects with the provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to such loans and advances as if the Company had filed a registration statement with the SEC;

(4)                                 any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “—Limitations on indebtedness”;

(5)                                 the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

(6)                                 the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms, taken as a whole, no less favorable to the Company or its Restricted Subsidiary, as applicable, than the terms of the agreements in effect on the Issue Date;

(7)                                 transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the members of the Board of Directors or senior management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(8)                                 any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(9)                                 sale of certain land and assets of Brotman Medical to JHA West 16, LLC pursuant to the exercise of any purchase option by JHA West 16, LLC in accordance with the terms of the Brotman/JHA Purchase Option Agreement as in effect on the Issue Date; and

(10)                           disposition of assets or Capital Stock of, or dissolution of, any Existing Immaterial Subsidiary.

Notwithstanding anything to the contrary in the preceding paragraph, if the Company or any of its Restricted Subsidiaries makes any Investment in any Non-Guarantor Restricted Subsidiary, such Investment shall be approved by a majority of the members of the Board of Directors of the Company having no personal stake in such Investment.

Limitation on Sale of Capital Stock of Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or, with respect to a Restricted Subsidiary, to issue any of the Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except:

(1)                                 to the Company or a Wholly-Owned Subsidiary; or

(2)                                 in compliance with the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” and immediately after giving effect to such issuance or sale, such Restricted Subsidiary continues to be a Restricted Subsidiary.

Notwithstanding the preceding paragraph, the Company or any Restricted Subsidiary may sell all the Voting Stock of a Restricted Subsidiary as long as the Company complies with the terms of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock.” In that case, such Restricted Subsidiary, if a Subsidiary Guarantor, will be automatically released from all its obligations under the Indenture, its Subsidiary Guarantee, the Registration Rights Agreement and the Collateral Documents, and the Liens, if any, on the Collateral pledged by such Subsidiary Guarantor pursuant to the Collateral Documents shall be released with respect to the Exchange Notes if all the obligations of such Subsidiary Guarantor under its Guarantee under the Revolving Credit Facility and related documentation and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such sale.

In addition, notwithstanding the first paragraph of this “—Limitation on Sale of Capital Stock of Restricted Subsidiaries” covenant, the Company or any Restricted Subsidiary may (i) transfer, convey, sell, lease or otherwise dispose of any Voting Stock of Brotman Medical, and Brotman Medical may issue any of its Voting Stock to any Person, if immediately after giving effect to such issuance, transfer, conveyance, sale, lease or disposition, Brotman Medical continues to be a Restricted Subsidiary and (ii) transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Existing Immaterial Subsidiary.

Merger and Consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)                                 the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Exchange Notes and the Indenture and will expressly assume, by written agreement, all the obligations of the Company under the Registration Rights Agreement and the Collateral Documents (as applicable) and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Company, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(2)                                 immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)                                 immediately after giving effect to such transaction and any related financing transactions,

(a)                                 the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “—Limitation on Indebtedness” covenant, or

(b)                                the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(4)                                 each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Exchange Notes and shall have by written agreement confirmed that its obligations under the Registration Rights Agreement and the Collateral Documents shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Subsidiary Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; and

(5)                                 the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, in a single or a series of related transactions, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The predecessor Company will be released from its obligations under the Indenture, and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Collateral Documents, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Exchange Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (4).

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than the Company or another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor (other than to the Company or another Subsidiary Guarantor) unless:

(1)                                 (a) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; (c) the resulting, surviving or transferee Person (if not such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee under the Exchange Notes, the Indenture, the Collateral Documents and the Registration Rights Agreement and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to the surviving entity, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions in each case in a form reasonably satisfactory to the Trustee; and (d) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

(2)                                 the transaction is made in compliance with the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time), “—Limitation on Sale of Capital Stock of Restricted Subsidiaries” and this “—Merger and Consolidation” covenant.

Future Guarantors

After the Issue Date, the Company will cause (i) each Restricted Subsidiary (other than (a) a Foreign Subsidiary that does not Guarantee any Indebtedness of the Company or any Restricted Subsidiary other than Indebtedness of a Foreign Subsidiary, (b) any Immaterial Subsidiary or (c) any Subsidiary of a Non-Guarantor Restricted Subsidiary), created, designated or acquired by the Company or one or more of its Restricted Subsidiaries and (ii) each Restricted Subsidiary, whether or not existing on the Issue Date, that Guarantees any Indebtedness of the Company or any Subsidiary Guarantor, to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis with the other Subsidiary Guarantors, the full and prompt payment of the principal of, premium, if any and interest on the Exchange Notes on a senior secured basis. In addition, the Company will cause such Restricted Subsidiary to become a party to the applicable Collateral Documents and take such actions necessary or advisable to grant to the Collateral Agent, for the benefit of itself, the holders of the Exchange Notes and the holders of other Shared Collateral Debt, a perfected security interest in any Collateral held by such Restricted Subsidiary, subject to Permitted Liens.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Revolving Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Limitation on Lines of Business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Payments for Consent

Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Exchange Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Exchange Notes, the Subsidiary Guarantees or the Collateral Documents unless such consideration is offered to be paid or is paid to all holders of the

Exchange Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

Each of the following is an Event of Default:

(1)                                 default in any payment of interest on any Exchange Note when due, continued for 30 days;

(2)                                 default in the payment of principal of or premium, if any, on any Exchange Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)                                 failure by the Company or any Subsidiary Guarantor to comply with its obligations under “Certain Covenants—Merger and Consolidation”;

(4)                                 (a) failure by the Company to comply for 30 days after notice as provided below with any of its obligations under the covenants described under “Change of Control” above (other than a failure to purchase Exchange Notes, which constitutes an Event of Default under clause (2) above) or, (b) failure by the Company or any Subsidiary Guarantor to comply for 30 days after notice as provided below with any of its obligations under the Collateral Documents;

(5)                                 failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice as provided below with any of its covenants, obligations or agreements (other than a default described in clauses (1), (2), (3) and (4) above) contained in the Indenture or the Exchange Notes;

(6)                                 default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Subsidiary Guarantor (or the payment of which is guaranteed by the Company or any Subsidiary Guarantor), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(a)                                 is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b)                                results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7)                                 certain events of bankruptcy, insolvency or reorganization of the Company or a Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(8)                                 failure by the Company or any Subsidiary Guarantor to pay final judgments aggregating in excess of $10.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, waived, discharged or stayed for a period of 60 days (the “judgment default provision”);

(9)                                 any Subsidiary Guarantee or any Collateral Document ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or the Company or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture, any Subsidiary Guarantee or any Collateral Document to which it is a party; or

(10)                           with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, (A) the security interest under the Collateral Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with their terms and the terms of the Indenture and other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture, (B) any security interest created thereunder or under the Indenture is declared invalid or unenforceable or (C) the Company or any Subsidiary Guarantor asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% or more in principal amount of the outstanding Exchange Notes notify the Company of the default in writing and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Exchange Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Exchange Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Exchange Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Exchange Notes may waive all past defaults (except with respect to nonpayment of principal, premium, if any, or interest) and rescind any such acceleration with respect to the Exchange Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Exchange Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Brotman Medical is not a Subsidiary Guarantor. Therefore, (i) any bankruptcy, insolvency or reorganization of Brotman Medical, (ii) default under any mortgage, indenture or instrument with respect to Indebtedness for money borrowed by Brotman Medical, including any payment default or an acceleration of such Indebtedness, or (iii) failure by Brotman Medical to pay any final judgments would not be an Event of Default.

Subject to the provisions of the Indenture or the Collateral Agency Agreement relating to the duties of the Trustee or the Collateral Agent, if an Event of Default occurs and is continuing, the Trustee and the Collateral Agent will be under no obligation to exercise any of the rights or powers under the Indenture, the Exchange Notes, the Subsidiary Guarantees or the Collateral Documents at the request or direction of any of the holders unless such holders have offered to the Trustee or the Collateral Agent indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Exchange Notes unless:

(1)                                 such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)                                 holders of at least 25% in principal amount of the outstanding Exchange Notes have requested the Trustee to pursue the remedy;

(3)                                 such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)                                 the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)                                 the holders of a majority in principal amount of the outstanding Exchange Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Exchange Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, the Exchange Notes, the Subsidiary Guarantees or the Collateral Documents or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification reasonably satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after such Default is known to the Trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Exchange Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 10 days after the Company becomes aware of the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture, the Exchange Notes, the Subsidiary Guarantees and the Collateral Documents may be amended or supplemented with the consent of the holders of a majority in principal amount of the Exchange Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Exchange Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Notes). However, without the consent of each holder of an outstanding Exchange Note affected, no amendment, supplement or waiver may, among other things:

(1)                                 reduce the amount of Exchange Notes whose holders must consent to an amendment;

(2)                                 reduce the stated rate of or extend the stated time for payment of interest on any Exchange Note;

(3)                                 reduce the principal of or extend the Stated Maturity of any Exchange Note;

(4)                                 reduce the premium payable upon the redemption or repurchase of any Exchange Note or change the time at which any Exchange Note may be redeemed or repurchased as described above under “Optional Redemption”;

(5)                                 amend, change or modify the obligation of the Company to make and consummate an Asset Disposition Offer under “—Limitation on Sales of Assets and Subsidiary Stock” covenant after the obligation to make such Asset Disposition Offer has arisen or the obligation of the Company to make and consummate a Change of Control Offer under the “—Change of Control” covenant after a Change of Control has occurred;

(6)                                 make any Exchange Note payable in money other than that stated in the Exchange Note;

(7)                                 impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder’s Exchange Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Exchange Notes;

(8)                                 make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(9)                                 modify the Subsidiary Guarantees in any manner adverse to the holders of the Exchange Notes; or

(10)                           release all or substantially all of the Collateral other than in accordance with the Indenture and the Collateral Documents.

In addition, without the consent of 66 2/3% in aggregate principal amount of Exchange Notes then outstanding, an amendment, supplement or waiver may not modify any Collateral Document or the provisions in the Indenture dealing with Collateral Documents or application of trust moneys in any manner adverse to the holders of the Exchange Notes in any material respect or otherwise release any Collateral other than in accordance with the terms of the Indenture and the Collateral Documents.

Notwithstanding the foregoing, without the consent of any holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture, the Exchange Notes, the Subsidiary Guarantees and the Collateral Documents to:

(1)           cure any ambiguity, omission, defect or inconsistency;

(2)           provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture, the Exchange Notes, the Subsidiary Guarantees, the Registration Rights Agreement and the Collateral Documents;

(3)           provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes; provided that the uncertificated Exchange Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Exchange Notes are described in Section 163(f) (2) (B) of the Code;

(4)           add Guarantees with respect to the Exchange Notes or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

(5)           add additional Collateral to secure the Exchange Notes;

(6)           release Liens in favor of the Collateral Agent in the Collateral as provided under “—Collateral—Release”;

(7)           add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(8)           make any change that does not adversely affect the rights of any holder or, in the case of the Intercreditor Agreement, that does not adversely affect the rights of any holder in any material respect;

(9)           comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(10)         provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(11)         provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Exchange Notes (except that the transfer restrictions contained in the Exchange Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Exchange Notes, as a single class of securities; or

(12)         conform the text of the Indenture, the Exchange Notes, the Subsidiary Guarantees or the Collateral Documents to any provision of this “Description of Exchange Notes” to the extent that such provision in this “Description of Exchange Notes” is intended to be a verbatim recitation of a provision of the Indenture, the Exchange Notes, the Subsidiary Guarantees or the Collateral Documents.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of Exchange Notes given in connection with a tender of such holder’s Exchange Notes will not be rendered invalid by such tender. After an amendment or supplement under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Defeasance

The Company at any time may terminate all its obligations under the Exchange Notes, the Indenture and the Collateral Documents (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Exchange Notes, to replace mutilated, destroyed, lost or stolen

Exchange Notes and to maintain a registrar and paying agent in respect of the Exchange Notes. If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

The Company at any time may terminate its obligations described under “Change of Control” and under the covenants described under “Certain Covenants” (other than “—Merger and Consolidation”), the operation of the cross-default upon a payment default and cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the Subsidiary Guarantee provision and the Collateral provision described under “Events of Default” above and the limitations contained in clause (3) under “Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Exchange Notes may not be accelerated because of an Event of Default with respect to the Exchange Notes. If the Company exercises its covenant defeasance option, payment of the Exchange Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9) or (10) under “Events of Default” above or because of the failure of the Company to comply with clause (3) under “Certain Covenants—Merger and Consolidation” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Exchange Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Company or the Subsidiary Guarantors, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Exchange Notes, the Indenture, the Subsidiary Guarantees or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar, Paying Agent and Collateral Agent with regard to the Exchange Notes.

Governing law

The Indenture, the Exchange Notes, the Subsidiary Guarantees and the Collateral Documents (except to the extent local law governs perfection of liens and enforcement of remedies) provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)           any property, plant, equipment or other assets (excluding any assets that would be Second Priority Collateral) to be used by the Company or a Restricted Subsidiary in a Related Business;

(2)           the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)           Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Applicable Pari Passu Indebtedness” means:

(1)           with respect to any asset that is the subject of an Asset Disposition at a time when such asset is included in the Collateral, Shared Collateral Debt (other than the Exchange Notes and the Subsidiary Guarantees); and

(2)           with respect to any other asset, unsubordinated Indebtedness of the Company or a Guarantor that is required to be repaid (or that under the terms thereof is required to be offered to be repaid) upon a sale of such asset.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (provided that (i) the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by the covenants described under “—Change of Control” and “—Certain Covenants—Merger and Consolidation” and (ii) the disposition of all the Voting Stock of or all or substantially all of the assets of any Subsidiary Guarantor will be governed by the covenants described under “—Certain Covenants—Limitation on Sale of Capital Stock of Restricted Subsidiaries” and “—Certain covenants—Merger and Consolidation”).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)           a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary; provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor, and provided, further, that in the case of a sale of Collateral, the transferee shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the transferee, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(2)           the sale of Cash Equivalents in the ordinary course of business;

(3)           a disposition of inventory in the ordinary course of business;

(4)           a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)           transactions permitted under “Certain Covenants—Merger and Consolidation”;

(6)           an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly-Owned Subsidiary, or an issuance, sale or other disposition of Voting Stock of Brotman Medical if immediately after giving effect to such issuance, sale or disposition, Brotman Medical continues to be a Restricted Subsidiary;

(7)           a Restricted Payment that is permitted by the covenant described above under the caption “—Limitation on Restricted Payments” and any Permitted Investment;

(8)           a disposition of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement property; provided that (i) the Company or the Restricted Subsidiary receives consideration at least equal to the fair market value of such equipment and (ii) the Company or such Restricted Subsidiary promptly uses such credit for the purchase of such replacement property and subjects such replacement property after such purchase to Liens under the Collateral Documents; provided further that this clause (8) shall not apply to a disposition of equipment of Brotman Medical;

(9)           dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than $5.0 million; provided that any disposition of assets of Brotman Medical in a single transaction or a series of related transactions with an aggregate fair market value equal to or greater than $3.0 million shall not be excluded from the definition of Asset Disposition by this clause (9);

(10)         the creation of a Permitted Lien;

(11)         dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12)         the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness”;

(13)         the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property;

(14)         foreclosure on assets;

(15)         disposition of certain land and assets of Brotman Medical to JHA West 16, LLC pursuant to any exercise of purchase option by JHA West 16, LLC in accordance with the terms of the Brotman/JHA Purchase Option Agreement as in effect on the Issue Date; and

(16)         disposition of assets or Capital Stock of, or dissolution of, any Existing Immaterial Subsidiary.

“Asset Disposition Offer” has the meaning set forth under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/ Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.

“Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication of 60% of the net book value of the Company’s and the Subsidiary Guarantors’ accounts receivable at such date. Net book value shall be determined in accordance with GAAP and shall be calculated using amounts reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination).

“Brotman Existing Credit Facilities” means (i) the Credit Agreement, dated as of April 14, 2009, between Brotman Medical and Gemino Healthcare Finance, LLC, (ii) the JHA West 16 Loan Agreement and (iii) the JHA East 7 Loan Agreement.

“Brotman/JHA Purchase Option Agreement” means the Option Agreement, dated April 14, 2009, between Brotman Medical and JHA West 16, LLC, pursuant to which Brotman Medical has granted to JHA West 16, LLC an option to purchase certain land and assets for an amount equal to the outstanding principal balance under the JHA West 16 Loan Agreement.

“Brotman Medical” or “Brotman” means Brotman Medical Center, Inc.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)           securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(2)           marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc.;

(3)           demand deposits, trust accounts, certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than two years from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million;

(4)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)           commercial paper rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-1” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6)           interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“Change of Control” means:

(1)           any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company or any of its direct or indirect parent entities held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); or

(2)           the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(3)           the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(4)           the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Exchange Notes pursuant to the Collateral Documents.

“Collateral Accounts” means any segregated account under the sole control of the Collateral Agent for the benefit of the holders of the Exchange Notes and the lenders under the other Shared Collateral Debt, and includes all cash and Cash Equivalents received by the Trustee, Revolving Facility Agent or the Collateral Agent from Asset Dispositions of First Priority Collateral, foreclosures on or sales of First Priority Collateral, or any other awards or proceeds pursuant to the Collateral Documents, including earnings, revenues, rents, issues, profits and income from such Collateral received pursuant to the Collateral Documents, and interest earned thereon.

“Collateral Agency Agreement” means the Collateral Agency Agreement to be entered into among the Company, the Subsidiary Guarantors, the Collateral Agent, the Trustee, on behalf of itself and the holders of the Exchange Notes, and the agent under the Revolving Credit Facility, on behalf of itself and the lenders, as the same may be amended, supplemented or otherwise modified or replaced from time to time.

“Collateral Agent” means U.S. Bank National Association, acting as the collateral agent under the Collateral Documents.

“Collateral Documents” means the First Lien Security Agreement, the Second Lien Security Agreement, the mortgages, deeds of trust, deeds to secure debt, other security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to the Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Trustee on behalf of itself and the holders of the Exchange Notes or to or on behalf of the Collateral Agent for the ratable benefit of the holders of the Exchange Notes and the Trustee, and shall also include the Collateral Agency Agreement and the Intercreditor Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense of such Person for such four fiscal quarters, provided, however, that:

(1)                                  if the Company or any Restricted Subsidiary:

(a)           has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Credit Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)           has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving Credit Facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)                                  if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction:

(a)           the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)           Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)                                  if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period;

(4)           if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period; and

(5)           if, with respect to any Non-Guarantor Restricted Subsidiary and without duplication, any net income of such Non-Guarantor Restricted Subsidiary is not permitted to be dividended or distributed by such Non-Guarantor Restricted Subsidiary without any prior government approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Non-Guarantor Restricted Subsidiary or its equityholders, then the Consolidated EBITDA for such Non-Guarantor Restricted Subsidiary shall not be included in such Consolidated EBITDA of such Person and the Consolidated Interest Expense for such Non-Guarantor Restricted Subsidiary shall not be included in such Consolidated Interest Expense of such Person; provided that, without duplication and subject to the limitations contained in clauses (3) through (9) of the definition of Consolidated Net Income, the Company’s equity in the net income of any such Non-Guarantor Restricted Subsidiary for such period will be included in the Consolidated Net Income used to calculate the Consolidated EBITDA of such Person up to the aggregate amount of cash actually distributed by such Non-Guarantor Restricted Subsidiary during such period to the Company or a Subsidiary Guarantor as a dividend or other distribution.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” means, with respect to any Person for any period, without duplication, the Consolidated Net Income of such Person for such period, plus the following to the extent deducted (and not added back) in calculating such Consolidated Net Income:

(1)           Consolidated Interest Expense; plus

(2)           Consolidated Income Taxes; plus

(3)           consolidated depreciation expense; plus

(4)           consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets”; plus

(5)           other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); less non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges made in any prior period); plus

(6)           reasonable legal, accounting, financing, consulting, advisory and other out-of-pocket fees and expenses incurred in connection with debt financings, equity financings, acquisitions, recapitalizations, Investments, restructurings and/or divestitures (including, without limitation, the offering of the Exchange Notes) permitted pursuant to the Indenture whether or not such transactions are consummated; plus

(7)           the amount of any non-recurring restructuring charges or reserves (including retention, severance, and contract termination costs and costs to consolidate facilities and relocate employees).

Notwithstanding the preceding sentence, clauses (2) through (7) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (7) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its equityholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)           interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)           amortization of debt discount and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)           non-cash interest expense;

(4)           commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)           the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)           costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7)           the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)           the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9)                                Receivables Fees; and

(10)                          the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income, without duplication:

(1)                                any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a)           subject to the limitations contained in clauses (3) through (9) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Non-Guarantor Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)           the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)                                any net income (or loss) of any Non-Guarantor Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Non-Guarantor Restricted Subsidiary of such net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Non-Guarantor Restricted Subsidiary or its equityholders; provided, further, that, without duplication and subject to the limitations contained in clauses (3) through (9) below, the Company’s equity in the net income of any such Non-Guarantor Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Non-Guarantor Restricted Subsidiary during such period to the Company or a Subsidiary Guarantor as a dividend or other distribution;

(3)                                any net after-tax gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)                                any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights;

(5)                                any net after-tax gains or losses attributable to the early extinguishment or conversion of Indebtedness;

(6)           the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs in connection with any acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Issue Date resulting from the application of Statement of Financial Accounting Standards Nos. 141, 142 or 144 (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed));

(7)           any extraordinary gain, loss or charge, net of tax;

(8)           net income or losses from discontinued operations; and

(9)           the cumulative effect of a change in accounting principles.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) total consolidated secured Indebtedness of the Company and its Restricted Subsidiaries as of such date, after giving effect to all Incurrences and repayments of Indebtedness on or about such date, to (ii) Consolidated EBITDA of the Company for the most recent four consecutive fiscal quarters for which financial statements are available ending prior to such date, with such pro forma and other adjustments as are appropriate and consistent with the pro forma and other adjustment provisions set forth in the definition of Consolidated Coverage Ratio.

“Consolidated Tangible Assets” means, with respect to any Person, the consolidated total assets of such Person and its Restricted Subsidiaries less all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP, all as shown on the most recent balance sheet for such Person and computed in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board at the time of such nomination or election.

“Credit Facility” means, with respect to the Company or any Subsidiary Guarantor, one or more debt facilities (including, without limitation, the Revolving Credit Facility), commercial paper facilities or indentures with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case, as amended, supplemented, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Revolving Credit Facility or any other credit or other agreement).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)           matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)           is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)           is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Exchange Notes or (b) on which there are no Exchange Notes outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially similar manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “Change of Control” and “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and such repurchase or redemption complies with “Certain Covenants—Limitation on Restricted Payments.”

“Equity Offering” means a private placement or public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Immaterial Subsidiaries” means APAC Medical Group, Inc., Pinnacle Health Resources, Prospect Advantage Network, Inc., Prospect Physician Associates, Inc. and Santa Ana/Tustin Physicians Group, Inc., each an Immaterial Subsidiary of the Company existing on the Issue Date.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by an Officer of the Company or by the Board of Directors of the Company, evidenced by an Officers’ Certificate or Board Resolution, as applicable.

“First Lien Security Agreement” means the First Lien Security Agreement to be dated on or about the Issue Date among the Company, the Subsidiary Guarantors and the Collateral Agent for the benefit of the holders of the Exchange Notes and the other Shared Collateral Debt in all or any portion of the First Priority Collateral, in each case, as amended, modified, restated, supplemented or replaced from time to time.

“First Priority Collateral” means the portion of the Collateral as to which the Exchange Notes and the other Shared Collateral Debt have a first priority Lien.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)           to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to maintain financial statement conditions or otherwise); or

(2)           entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“holder” means a Person in whose name an Exchange Note is registered on the Registrar’s books.

“Immaterial Subsidiary” means, as of any date of determination, any Restricted Subsidiary that (a) has total assets as of such date with a fair market value not in excess of $50,000, (b) conducted no business during, and has no revenue for, the four most recently completed fiscal quarters and (c) has no Indebtedness as of such date.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)                                  the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)                                  the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)                                  the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4)                                  the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5)                                  Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6)                                  the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock;

(7)                                  the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)                                  the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;

(9)                                  to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(10)                            to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase outstanding relating to a securitization transaction or series of transactions.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)                                  such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)                                  such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)                                  there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)                                  the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)                                 if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Intercreditor Agreement” means the Intercreditor Agreement to be entered into among the Company, the Subsidiary Guarantors, the Trustee, on behalf of itself and the holders of the Exchange Notes, and the agent under the Revolving Credit Facility, on behalf of itself and the lenders, as the same may be amended, supplemented or otherwise modified or replaced from time to time.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers, suppliers, licensees or consultants in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)                                  Hedging Obligations entered into in the ordinary course of business and not for speculative purposes and in compliance with the Indenture; and

(2)                                  endorsements of negotiable instruments and documents in the ordinary course of business.

For purposes of “Certain Covenants—Limitation on Restricted Payments,”

(1)                                  “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2)                                  any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company; and

(3)                                  if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of the Company in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.

“Issue Date” means date of original issuance of the Exchange Notes under the Indenture.

“JHA East 7 Loan Agreement” means the Loan Agreement, dated as of July 9, 2008, as amended on April 14, 2009, between Brotman Medical and JHA East 7, LLC.

“JHA West 16 Loan Agreement” means the Loan Agreement, dated as of July 9, 2008, as amended on April 14, 2009, between Brotman Medical and JHA West 16, LLC.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing but not including the interest of a lessor under an operating lease).

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)                                  all legal, accounting, investment banking, title and recording expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition; provided that any such amounts set aside for payment of taxes remaining after such taxes have been paid in full shall, at that time, become Net Available Cash;

(2)                                  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)                                  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4)                                  the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)                                  all amounts required by the contract to be held in escrow as a reserve for a purchase price adjustment or the satisfaction of indemnities with respect to such Asset Disposition, all as determined in accordance with GAAP; provided that such amounts shall be included in Net Available Cash upon the release of such amounts from escrow.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)                                  as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)                                  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary (other than the Exchange Notes and Guarantees) to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)                                  the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Holders” means Samuel S. Lee, David Topper and the David and Alexa Topper Family Trust U/D/T September 29, 1997 and any Affiliate and Related Person thereof.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)                                  the Company, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that (i) the primary business of such Restricted Subsidiary is a Related Business and (ii) any such Investment by the Company or any Subsidiary Guarantor in a Non-Guarantor Restricted Subsidiary or in a Person which will, upon the making of such Investment, become a Non-Guarantor Restricted Subsidiary shall not constitute a Permitted Investment under this clause (1);

(2)                                  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)                                  cash and Cash Equivalents;

(4)                                  receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)                                  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)                                  loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary of the Company in the ordinary course of business consistent with past practices, in an aggregate amount not in excess of $1.0 million at any time outstanding; provided, however, that the Company and its Subsidiaries shall comply in all material respects with the provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to such loans and advances as if the Company had filed a registration statement with the SEC;

(7)                                  Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8)                                  Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(9)                                  Investments in existence on the Issue Date;

(10)                            Hedging Obligations, which obligations are Incurred in compliance with “Certain Covenants—Limitation on Indebtedness”;

(11)                            Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed the greater of $15.0 million and 7.5% of Consolidated Tangible Assets of the Company outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, if any Investment made pursuant to this clause (11) is made to a Person that is not a Subsidiary Guarantor on the date of such Investment and such Person subsequently becomes a Subsidiary Guarantor, such Investment shall be deemed made pursuant to clause (1) above and shall cease to have been made under this clause (11) for so long as such Person continues to be a Subsidiary Guarantor;

(12)                            Guarantees issued in accordance with “Certain Covenants—Limitations on Indebtedness”;

(13)                            Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit losses to the Company or its Restricted Subsidiaries;

(14)                            Investments in any Non-Guarantor Restricted Subsidiary, together with all other Investments pursuant to this clause (14), in an aggregate amount of such Investment not to exceed $3.5 million in any calendar year (with any unused amounts in any calendar year, and any previous calendar years, to be carried over to the next calendar year); and

(15)                            loans by the Company or any Restricted Subsidiary to Brotman Medical, together with all other loans pursuant to this clause (15), in an aggregate amount not to exceed $15.0 million.

“Permitted Liens” means, with respect to any Person:

(1)                                  Liens on Collateral securing Shared Collateral Debt (other than the Exchange Notes and the Subsidiary Guarantees); provided that any such Liens on First Priority Collateral shall be subordinated or equal in priority to the Liens securing the Exchange Notes and the Subsidiary Guarantees;

(2)                                  Liens on Collateral securing an aggregate amount of Indebtedness not to exceed the maximum amount that would not cause the Consolidated Secured Leverage Ratio, after giving effect to such Incurrence, to exceed 3.0 to 1.0; provided that (i) any such Liens shall be subordinated or equal in priority to the Liens securing the Exchange Notes and the Subsidiary Guarantees and (ii) the administrative agent or the trustee on behalf of the holders of such Indebtedness shall have executed (A) joinder agreements to the relevant Collateral Documents, if such Liens are equal in priority to the Liens securing the Exchange Notes and the Subsidiary Guarantees or (B) an intercreditor agreement, pursuant to which it is agreed that such Liens are subordinated to the Liens securing the Exchange Notes, the Subsidiary Guarantees and the other Shared Collateral Debt on customary terms and conditions, if such Liens are subordinated in priority to the Liens securing the Exchange Notes and the Subsidiary Guarantees;

(3)                                  Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4)                                  Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)                                  Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)                                  survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)                                  Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8)                                  leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)                                  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)                            Liens for the purpose of securing Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance all or any part of the purchase price or cost of construction or improvement of assets or property (other than Capital Stock or other Investments) acquired, constructed or improved in the ordinary course of business of the Company and the Subsidiary Guarantors; provided that:

(a)                                  the aggregate principal amount of Indebtedness secured by such Liens pursuant to this clause (10) is otherwise permitted to be Incurred under the Indenture, does not exceed at any time outstanding the greater of $10.0 million and 5% of Consolidated Tangible Assets of the Company and does not exceed the cost of the assets or property so acquired or constructed; and

(b)                                 such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)                            Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)                                  such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)                                 such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)                            Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)                            Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14)                            Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)                            Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)                            Liens securing Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or Subsidiary Guarantor;

(17)                            Liens securing the Exchange Notes and the Subsidiary Guarantees or any obligations owing to the Trustee or the Collateral Agent with respect to the Exchange Notes and the Subsidiary Guarantees under the Indenture or the Collateral Documents;

(18)                            Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (2), (13), (14), (15), (17), (18) and (20) of this definition; provided that (a) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder and (b) any such Lien is no less favorable to the holders of the Exchange Notes than the Lien in respect of the Indebtedness being refinanced;

(19)                            any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)                            Liens on property of the Company or any Restricted Subsidiary that are the subject of a Sale/Leaseback Transaction securing Attributable Indebtedness Incurred in connection with such Sale/Leaseback Transaction; provided that the Net Available Cash from such Sale/ Leaseback Transaction are applied in accordance with “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(21)                            Liens on the assets and property of Brotman Medical and its Subsidiaries securing Indebtedness permitted to be Incurred pursuant to clause (10) of the second paragraph of the covenant described under “—Limitation on Indebtedness”;

(22)                            Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of $10.0 million and 5.0% of Consolidated Tangible Assets of the Company;

(23)                            Liens on the Capital Stock of Unrestricted Subsidiaries;

(24)                            judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(25)                            any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; and

(26)                            pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a securitization transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a securitization transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off- balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)                                  (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Exchange Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Exchange Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Exchange Notes;

(2)                                  the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)                                  such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees and expenses Incurred in connection therewith);

(4)                                  if the Indebtedness being refinanced is subordinated in right of payment to the Exchange Notes or the Subsidiary Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Exchange Notes or the Subsidiary Guarantees on terms that are not materially less favorable to the holders of the Exchange Notes as those contained in the documentation governing the Indebtedness being refinanced;

(5)                                  if the Indebtedness being refinanced is secured, the Lien securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured is not materially less favorable to the holders of the Exchange Notes than the Lien in respect of the Indebtedness being refinanced; and

(6)                                  such Refinancing Indebtedness is Incurred by either (i) the Restricted Subsidiary that is the obligor on the Indebtedness being refinanced or (ii) the Company.

“Registration Rights Agreement” means that certain registration rights agreement dated as of the Issue Date by and among the Company, the Subsidiary Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date.

“Related Person” with respect to any Permitted Holder means:

(1)                                  any controlling stockholder or a majority owned Subsidiary of such Permitted Holder or, in the case of an individual, any spouse, immediate family member or lineal descendant of such Permitted Holder or any spouse or immediate family member of such lineal descendant, any trust created for the benefit of such individual or such individual’s estate, executor, administrator, committee or beneficiaries; or

(2)                                  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority controlling interest of which consist of such Permitted Holder and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revolving Credit Facility” means the Revolving Credit Agreement, dated as of the Issue Date, among the Company, the Subsidiary Guarantors, Royal Bank of Canada, as administrative agent, and the lenders party thereto, as amended, supplemented, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Revolving Facility Agent” means Royal Bank of Canada, in its capacity as administrative agent under the Revolving Credit Facility, or any successor administrative agent.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Security Agreement” means the Second Lien Security Agreement to be dated on or about the Issue Date among, the Company, the Subsidiary Guarantors and the Trustee for the benefit of the holders of the Exchange Notes in all or any portion of the Second Priority Collateral, in each case, as amended, modified, restated, supplemented or replaced from time to time.

“Second Priority Collateral” means the portion of the Collateral as to which the Exchange Notes have a second-priority Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shared Collateral Debt” means (i) the Exchange Notes and the Subsidiary Guarantees and (ii) Indebtedness under a Credit Facility Incurred under clause (1) of the second paragraph of the covenant “—Limitation on Indebtedness,” together with accrued interest and fees and expenses related thereto.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any date on which the payment of principal of such security is due and payable as a result of any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinated or junior in right of payment to the Exchange Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, or the management of such corporation, association, business entity, partnership, joint venture, limited liability company or similar entity is controlled, directly or indirectly, or the right to designate the individual or individuals who own more than 50% of such voting power of shares of Capital Stock or more than 50% of such capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests is controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company. For the avoidance of doubt, on the Issue Date, Subsidiaries of the Company shall include, among other entities, Prospect Medical Group, Inc, Prospect Health Source Medical Group, Inc., Nuestra Familia Medical Group, Inc., Prospect NWOC Medical Group, Inc., StarCare Medical Group, Inc., Prospect Professional Care Medical Group, Inc., Genesis Healthcare of Southern California, Inc., a Medical Group, Upland Medical Group, a Professional Medical Corporation, and Pomona Valley Medical Group, Inc.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Exchange Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Subsidiary Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Subsidiary Guarantee on the Issue Date and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with the Indenture; provided that (1) upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor and (2) subject to the provisions described in “—Future Guarantors” covenant, Brotman Medical, Nuestra Familia Medical Group, Inc., Immaterial Subsidiaries and Subsidiaries of Non-Guarantor Restricted Subsidiaries are not required to be Subsidiary Guarantors.

“Unrestricted Subsidiary” means:

(1)                                  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)                                  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)                                  such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)                                  all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3)                                  such designation and the Investment of the Company in such Subsidiary complies with “Certain Covenants—Limitation on Restricted Payments”;

(4)                                  such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)                                  such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)                                  to subscribe for additional Capital Stock of such Person; or

(b)                                 to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)                                  on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a Board of Resolution of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)           such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “—Limitation on Indebtedness”;

(2)           all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption “—Limitation on Restricted Payments”;

(3)           all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “—Limitation on Liens”; and

(4)           no Default or Event of Default would be in existence following such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The exchange notes will be issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•                  upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•                  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•                  a limited purpose trust company organized under the laws of the State of New York;

•                  a “banking organization” within the meaning of the New York State Banking Law;

•                  a member of the Federal Reserve System;

•                  a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•                  a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•                  will not be entitled to have notes represented by the global note registered in their names;

•                  will not receive or be entitled to receive physical, certificated notes; and

•                  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. If the laws of a jurisdiction require that certain persons take physical delivery of securities in definitive form, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person holding a beneficial interest in a global note to pledge its interest to a person or entity that does not participate in the DTC system, or otherwise take actions in respect of its interest, may be affected by the lack of a physical security.

DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing its operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•                  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•                  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•                  we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•                  certain other events provided in the indenture should occur.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the ownership of the exchange notes. It deals only with exchange notes held as capital assets and acquired at original issuance for their “issue price” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). The summary does not address special classes of noteholders, such as dealers in securities or currencies, life insurance companies, tax exempt entities, persons that hold an exchange not in connection with an arrangement that completely or partially hedges the exchange note, securities traders that use a mark-to-market method of accounting, banks, persons holding exchange notes as part of a conversion transaction, a constructive sale or a straddle, certain former citizens or residents of the United States or persons whose functional currency is not the United States dollar. The summary is based upon the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified so as to produce United States federal income tax consequences different from those discussed below.

Prospective owners of exchange notes should consult their own tax advisors concerning the United States federal income and estate tax and any state or local income or franchise tax consequences in their particular situations, as well as any consequences under the laws of any other taxing jurisdiction.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON INVESTORS UNDER THE U.S. INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

United States Holders

For purposes of this discussion, a “United States Holder” means (i) an individual citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any State of the United States or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax regardless of its source and (iv) a trust, if either (A) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (B) the trust was in existence on August 20, 1996, was treated as a United States person on that date and elected to be treated as a United States person at all times thereafter.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds exchange notes, the United States federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding exchange notes should consult its own tax advisers.

Exchange Offer

The exchange of an original note by a United States Holder for an exchange note will not constitute a taxable exchange of the original note. As a result, a United States Holder will not recognize taxable gain or loss upon receipt of an exchange note, a United States Holder’s holding period for an exchange note generally will include the holding period for the original note so exchanged and such United States Holder’s adjusted tax basis in an exchange note generally will be the same as such United States Holder’s adjusted tax basis in the original note so exchanged.

Payments of Interest

Except as described below under “Original Issue Discount,” payments of stated interest on an exchange note will be taxable to a United States Holder as ordinary interest income at the time they are received or accrued, depending on the United States Holder’s regular method of accounting for United States federal income tax purposes.

Original Issue Discount

The original notes were sold at an issue price less than the stated principal amount by more than a de minimis amount, and were therefore issued with “original issue discount,” or OID, for United States federal income tax purposes in an amount equal to that difference. We have determined that each $1,000 principal amount of the original notes has OID of $76.65.  The exchange notes will be considered as having the same OID, as adjusted as discussed below.

United States Holders must include OID in income based on a constant-yield method before the receipt of cash attributable to the income, and generally will have to include in income increasing amounts of OID over the life of the notes. The amount of OID includible in income is the sum of the daily portions of OID with respect to the note for each day during the taxable year or portion of the taxable year in which a United States Holder holds the note. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a note may be of any length selected by the holder and may vary in length over the term of the note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the note’s adjusted issue price at the beginning of the accrual period and the note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of stated interest on the note allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is the issue price of the note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the note that were not stated interest payments.

United States Holders may elect to treat as OID and include in gross income all interest that accrues on a note using the constant-yield method described above, with certain modifications. For purposes of this election, interest will include stated interest and OID. If a United States Holder makes this election, then, when applying the constant-yield method: (i) the issue price of the note will equal the United States Holder’s cost, (ii) the issue date of the note will be the date the United States Holder acquired it, and (iii) no payments on the note will be treated as payments of stated interest. Generally, this election will apply only to the notes for which it is made. Any election to apply the constant-yield method to all interest on a note may not be revoked without the consent of the IRS.

Sale, Exchange, Redemption, or Other Disposition

A United States Holder generally will recognize gain or loss upon the sale, exchange (other than the exchange of an original note for an exchange note), redemption or other disposition of an exchange note, equal to the difference between the amount realized (less an amount equal to any accrued and unpaid interest, which will be taxable as ordinary interest income as discussed above to the extent not previously included in income by the United States Holder) and the United States Holder’s adjusted tax basis in the exchange note. A United States Holder’s adjusted tax basis in an exchange note will, in general, be its cost for such exchange note increased by any OID previously included in income with respect to the exchange note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the United States Holder has held the exchange note for more than one year. Net long-term capital gain of non-corporate United States Holders is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of principal and interest on an exchange note and the proceeds of the sale of an exchange note before maturity within the United States to non-corporate United States Holders. Backup withholding, currently at a rate of 28%, will apply to such payments if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

As used herein, a “Non-United States Holder” is a person or entity that, for United States federal income tax purposes, is neither a United States Holder nor a partnership (including an entity treated as a partnership for United States federal income tax purposes).

Effectively Connected Income or Gain

If the income or gain on the exchange notes is “effectively connected with the conduct of a trade or business within the United States” by the Non-United States Holder (and if an applicable treaty applies, such income or gain is attributable to a permanent establishment in the United States of a Non-United States Holder) holding the exchange note, such income or gain will be subject to tax essentially in the same manner as if the exchange notes were held by a United States Holder, as discussed above, and in the case of a Non-United States Holder that is a foreign corporation, may also be subject to the branch profits tax, currently at a 30% rate (or a reduced rate specified by an applicable income tax treaty).

Payments of Interest

If the income on the exchange notes is not “effectively connected with the conduct of a trade or business within the United States,” then, under the portfolio interest exemption of current United States federal income tax law, payments of principal and interest (including OID) on an exchange not by the Company or any paying agent to a Non-United States Holder will not be subject to withholding of United States federal income tax if the Non-United States Holder (1) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company, (2) is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, (3) is not a controlled foreign corporation related to the Company through stock ownership and (4) provides appropriate certification.

Under current law, the certification requirement will be met if either:

1.                                       First, in accordance with specified procedures, the Non-United States Holder provides to the Company or our paying agent a Form W-8BEN (or a suitable substitute or successor form), that is signed under penalties of perjury, includes its name and address, and contains a certification that the holder is not a United States person; or

2.                                       Second, (a) the Non-United States Holder provides a Form W-8BEN (or a suitable substitute or successor form), signed under the penalties of perjury, to a qualified intermediary, such as a securities clearing organization, bank, or other financial institution who holds customers’ securities in the ordinary course of its trade or business and holds the exchange notes on behalf of a beneficial owner, and (b) the qualified intermediary certifies to the Company, or our paying agent, under the penalties of perjury, that such statement has been received by it from the beneficial owner, directly or through another intermediary financial institution, and furnishes the Company or our paying agent with a copy thereof.

Treasury regulations provide alternative documentation procedures for satisfying the certification requirement described above. Such regulations add intermediary certification options for certain qualifying agents. For instance, under one such option, a withholding agent would be allowed to rely on an IRS Form W-8IMY, or suitable substitute or successor form, furnished by a financial institution or other intermediary on behalf of one or more beneficial owners or other intermediaries without having to obtain the beneficial owner certificate described in the preceding paragraph, provided that the financial institution or intermediary has entered into a withholding agreement with the IRS and thus is a qualified intermediary.

If a Non-United States Holder does not qualify for the portfolio interest exemption, interest payments to the Non-United States Holder will be subject to United States withholding at a 30% rate. The rate may be reduced or eliminated under applicable treaties. To claim the benefit of a treaty the Non-United States Holder must furnish the Company with a Form W-8BEN.

Sale, Exchange, Redemption or Other Disposition

A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, redemption or retirement at maturity of an exchange not unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder and (ii) in the case of a Non-United States Holder who is an individual, such Non-United States Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met.

Information Reporting and Backup Withholding

United States information reporting requirements and backup withholding will not apply to payments on an exchange note to a noteholder that is a Non-United States Holder provided that a certification of non-United States status, as discussed above, has been received and neither the Company nor its paying agent has actual knowledge that the payee is not a Non-United States Holder. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments.

Information reporting requirements and backup withholding will generally not apply to any payment of the proceeds of the sale of an exchange not effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury regulations), provided that such broker (1) is a Non-United States Holder, (2) derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States and (3) is not a controlled foreign corporation as to the United States or a foreign partnership doing business in the United States or in which United States persons own more than 50% of the income or capital interests (a person described in (1), (2) and (3) being hereinafter referred to as a “foreign controlled person”). Payment of the proceeds of the sale of an exchange not effected outside the United States by a foreign office of any broker that is not a foreign controlled person will generally not be subject to backup withholding, but will generally be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of any procedure for obtaining an exemption from withholding, information reporting and backup withholding under current Treasury regulations. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes are acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to

180 days, we will use our commercially reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus as such broker-dealer may reasonably request.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the related guarantees offered hereby has been passed upon for us by TroyGould PC, Los Angeles, California.

EXPERTS

The consolidated financial statements of Prospect Medical Holdings, Inc. as of September 30, 2008 and for the year then ended, appearing in this prospectus and the registration statement of which this prospectus is a part, have been so included on the reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding Prospect Medical Holdings, Inc.’s ability to continue as a going concern), and at September 30, 2007 and for the year then ended, have been so included on the reliance on the report of Ernst & Young LLP, independent registered public accounting firm, as set forth in their respective reports thereon appearing elsewhere herein, given on the authority of such firms as experts in accounting and auditing.

The financial statements of Brotman Medical Center, Inc. (Debtor-In-Possession), as of September 30, 2008 and for the year then ended included in this prospectus and in the registration statement of which this prospectus is a part, have been so included in reliance on the report of BDO Seidman, LLP, an independent auditor (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We changed our independent registered public accounting firm on September 2, 2008 from Ernst & Young LLP (the “Former Auditors”) to BDO Seidman, LLP. In connection with the audits of our financial statements for the fiscal years ended September 30, 2006 and 2007, and in the subsequent interim period through September 2, 2008, the date of the termination of our engagement of the Former Auditors, there were no disagreements with the Former Auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of the Former Auditors, would have caused them to make reference to the subject matter of the disagreement in connection with their report.  Neither of the Former Auditor’s reports on our consolidated financial statements for the fiscal years ended September 30, 2006 and September 30, 2007 contained an adverse opinion or disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with their audit of our consolidated financial statements for the fiscal year ended September 30, 2007, the Former Auditors noted certain material weaknesses in our internal control over financial reporting, which we have previously disclosed in our annual report on Form 10-K for the year ended September 30, 2007 and in our quarterly reports on Form 10-Q for the periods ended December 31, 2007, March 31, 2008 and June 30, 2008 (the “Reports”). The material weaknesses were identified following our acquisition of Alta Hospitals System, LLC (“Alta”) on August 8, 2007 and related to certain material errors in the previously issued financial statements of Alta for its fiscal year ended December 31, 2006 and material adjustments that were required to be made to Alta’s interim financial statements as of and for the six months ended June 30, 2007. As more fully described in the Reports, the material weaknesses noted were in the areas of recording reimbursements due from third-party payors related to open cost report years; accounting for receivables from government disproportionate share programs; valuation of general hospital accounts receivable balances; a lack, at that time, of the necessary finance personnel at Alta with specific expertise to evaluate all appropriate data and accounting considerations related to these areas and knowledgeable personnel capable of overseeing and evaluating work performed by outside consultants working on Alta’s behalf; and, as a result of acquisitions completed in 2007, significant changes in our corporate and financial reporting structure that resulted in our having a multi-location, multi-tier reporting and consolidation process with decentralized accounting functions at each of our reporting units, which significantly taxed our finance and accounting resources existing at the time and as a result, we did not make timely filings of our Form 10-K for the year ended September 30, 2007 and Forms 10-Q for the quarters ended December 31, 2007 and March 31, 2008. There were no disagreements or any reportable events requiring disclosure under Item 304(b) of Regulation S-K.

INDEX TO FINANCIAL STATEMENTS AND

FINANCIAL STATEMENT SCHEDULE

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of September 30, 2008 and 2007	F-4
Consolidated Statements of Operations for the Years Ended September 30, 2008 and 2007	F-6
Consolidated Statements of Shareholders’ Equity for the Years Ended September 30, 2008 and 2007	F-7
Consolidated Statements of Cash Flows for the Years Ended September 30, 2008 and 2007	F-8
Notes to Consolidated Financial Statements	F-10
Schedule II—Valuation and Qualifying Accounts for the Years Ended September 30, 2008 and 2007	F-43
Condensed Consolidated Balance Sheets as of June 30, 2009 and September 30, 2008 (unaudited)	F-44
Condensed Consolidated Statements of Operations for the three-month and nine-month periods ended June 30, 2009 and 2008 (unaudited)	F-46
Condensed Consolidated Statements of Cash Flows for the nine-month periods ended June 30, 2009 and 2008 (unaudited)	F-47
Notes to Condensed Consolidated Financial Statements (unaudited)	F-48
Exhibit I – Financial Statements of Brotman Medical Center, Inc., as of and for the year ended September 30, 2008	F-68
Exhibit II – Condensed Financial Statements of Brotman Medical Center, Inc., as of March 31, 2009 and for the six months ended March 31, 2009 and 2008 (unaudited)	F-92

Exhibit III – Condensed Consolidating Financial Statements of Prospect Medical Holdings, Inc., Guarantor Subsidiaries and Non-Guarantor Subsidiaries, as of and for the nine months ended June 30, 2009 (unaudited)

F-110

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Prospect Medical Holdings, Inc.

Los Angeles, California

We have audited the accompanying consolidated balance sheet of Prospect Medical Holdings, Inc. (the “Company”) as of September 30, 2008 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. In connection with our audit of the consolidated financial statements, we have also audited the financial statement schedule listed in the accompanying index. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prospect Medical Holdings, Inc. as of September 30, 2008, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the financial statement schedule listed in the accompanying index, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein for the year ended September 30, 2008.

As discussed in Note 2 to the consolidated financial statements, effective October 1, 2007 the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB No. 109.”

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, in March 2009 the Company’s lenders declared the Company in technical default of certain of its debt covenants, resulting in a significant negative impact on the Company’s working capital position. This raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BDO SEIDMAN, LLP

Costa Mesa, California

December 24, 2008, except Note 1 as to which the date is July 3, 2009

Report of Independent Registered Public Accounting Firm

Board of Directors

Prospect Medical Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Prospect Medical Holdings, Inc. (the “Company”) as of September 30, 2007 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the accompanying index for the year ended September 30, 2007. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prospect Medical Holdings, Inc. at September 30, 2007, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

ERNST & YOUNG LLP

Los Angeles, California

May 28, 2008, except Notes 4, 8 and 15

as to which the date is December 24, 2008

PROSPECT MEDICAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2008	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$33,582,686	$22,094,693
Investments, primarily restricted certificates of deposit	637,213	636,592
Patient accounts receivable, net of allowance for doubtful accounts of $3,890,762 and $4,447,364 at September 30, 2008 and 2007	18,314,495	15,840,292
Government program receivables	4,365,063	4,273,944
Risk pool receivables	337,948	179,184
Other receivables	2,598,466	2,111,214
Third party settlements	216,198	—
Notes receivable, current portion	224,063	59,072
Refundable income taxes	2,653,634	5,041,272
Deferred income taxes, net	5,788,068	3,394,872
Prepaid expenses and other	4,235,925	3,763,743
Assets—discontinued operations	—	788,636
Total current assets	72,953,759	58,183,514
Property, improvements and equipment:
Land and land improvements	18,452,000	18,452,000
Buildings	22,233,000	22,233,000
Leasehold improvements	1,504,656	1,418,355
Equipment	10,627,945	9,494,121
Furniture and fixtures	912,622	957,482
	53,730,223	52,554,958
Less accumulated depreciation and amortization	(7,911,229)	(4,411,690)
Property, improvements and equipment, net	45,818,994	48,143,268
Notes receivable, long term portion	238,334	490,260
Deposits and other assets	778,343	776,282
Deferred financing costs	661,481	7,430,636
Goodwill	128,877,234	129,121,934
Other intangible assets, net	47,739,873	51,989,017
Total assets	$297,068,018	$296,134,911

The accompanying notes are an integral part of the consolidated financial statements

PROSPECT MEDICAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS (Continued)

	September 30, 2008	September 30, 2007
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued medical claims and other health care costs payable	$20,480,380	$21,405,960
Accounts payable and other accrued liabilities	16,295,770	14,424,173
Third-party settlements	—	1,034,170
Accrued salaries, wages and benefits	11,256,563	6,578,924
Current portion of capital leases	340,681	355,966
Current portion of long-term debt	12,100,000	8,000,000
Other current liabilities	107,181	1,250,414
Liabilities—discontinued operations	—	2,727,683
Total current liabilities	60,580,575	55,777,290
Long-term debt, less current portion	131,920,730	138,750,000
Deferred income taxes, net	24,433,362	28,669,304
Malpractice reserve	786,000	645,000
Capital leases, net of current portion	442,191	644,058
Interest rate swap liability	6,013,168	1,934,016
Other long-term liabilities	—	100,000
Total liabilities	224,176,026	226,519,668
Minority interest	80,664	79,486
Commitments, Contingencies and Subsequent Event
Shareholders’ equity:
Preferred stock, $0.01 par value 5,000,000 shares authorized, 1,672,880 issued and outstanding at September 30, 2007	—	16,728
Common stock, $0.01 par value; 40,000,000 shares authorized; 20,508,444 and 11,402,567 shares issued and outstanding at September 30, 2008 and 2007	205,084	114,025
Additional paid-in capital	93,407,031	89,751,225
Accumulated other comprehensive loss	(4,917,384)	(255,253)
Accumulated deficit	(15,883,403)	(20,090,968)
Total shareholders’ equity	72,811,328	69,535,757
Total liabilities and shareholders’ equity	$297,068,018	$296,134,911

The accompanying notes are an integral part of the consolidated financial statements

PROSPECT MEDICAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended September 30,
	2008	2007
Revenues:
Managed care revenues	$202,843,721	$146,975,969
Net patient revenues	126,692,318	15,583,040
Total revenues	329,536,039	162,559,009
Operating expenses:
Managed care cost of revenues	158,907,312	119,656,864
Hospital operating expenses	84,352,583	10,699,194
General and administrative	57,398,897	31,896,776
Depreciation and amortization	7,788,950	2,996,555
Impairment of goodwill and intangibles	—	27,512,420
Total operating expenses	308,447,742	192,761,809
Operating income from unconsolidated joint venture	2,562,839	2,663,544
Operating income (loss)	23,651,136	(27,539,256)
Other (income) expense:
Investment income	(615,717)	(1,096,552)
Interest expense and amortization of deferred financing costs	22,340,749	5,048,917
(Gain) loss on value of interest rate swap arrangements	(3,095,549)	868,480
Loss on debt extinguishment	8,308,466	—
Total other expense, net	26,937,949	4,820,845
Loss from continuing operations before income taxes	(3,286,813)	(32,360,101)
Income tax benefit	(1,326,583)	(8,912,953)
Loss from continuing operations before minority interest	(1,960,230)	(23,447,148)
Minority interest	1,176	10,039
Loss from continuing operations	(1,961,406)	(23,457,187)
Income (loss) from discontinued operations, net of tax (Note 4)	6,168,971	(10,019,564)
Net income (loss) before preferred dividends	4,207,565	(33,476,751)
Dividends to preferred stockholders	(6,759,571)	(1,122,319)
Net loss attributable to common stockholders	$(2,552,006)	$(34,599,070)
Per share data:
Net income (loss) per share attributable to common stockholders:
Basic and Diluted:
Continuing operations	$(0.68)	$(2.90)
Discontinued operations	$0.48	$(1.18)
Net loss attributable to common stockholders	$(0.20)	$(4.08)

The accompanying notes are an integral part of the consolidated financial statements

PROSPECT MEDICAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Class A Common Stock Number of Shares	Common Stock	Preferred Shares	Preferred Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total, Net
Balance at September 30, 2006	7,186,977	$71,869	—	$—	$20,345,805	$—	$13,385,783	$33,803,457
Options exercised	565,973	5,660	—	—	1,410,978	—	—	1,416,638
Stock-based compensation	—	—	—	—	509,235	—	—	509,235
Stock issued for ProMed acquisition	1,543,237	15,432	—	—	6,944,568	—	—	6,960,000
Stock issued for Alta acquisition	1,887,136	18,871	1,672,880	16,728	60,994,685	—	—	61,030,284
Refund of fractional shares	(131)	(1)	—	—	(590)	—	—	(591)
Accrued dividends on preferred stock	—	—	—	—	(1,122,319)	—	—	(1,122,319)
Tax benefit of options exercised	—	—	—	—	(115,105)	—	—	(115,105)
Warrants exercised	219,375	2,194	—	—	783,968	—	—	786,162
Comprehensive loss:
Net loss before preferred dividends	—	—	—	—	—	—	(33,476,751)	(33,476,751)
Unrealized losses on cash flow hedges (net of income tax effect of $168,997)	—	—	—	—	—	(255,253)	—	(255,253)
Subtotal—comprehensive loss	—	—	—	—	—	(255,253)	(33,476,751)	(33,732,004)
Balance at September 30, 2007	11,402,567	114,025	1,672,880	16,728	89,751,225	(255,253)	(20,090,968)	69,535,757
Accrued dividends on preferred stock	—	—	—	—	(6,759,571)	—	—	(6,759,571)
Conversion of preferred stock	8,364,400	83,644	(1,672,880)	(16,728)	(66,916)	—	—	—
Forgiveness of dividends to preferred stockholders	—	—	—	—	7,881,890	—	—	7,881,890
Options exercised	380,000	3,800	—	—	1,196,200	—	—	1,200,000
Restricted Stock	30,000	300			74,700			75,000
Stock-based compensation	133,333	1,334	—	—	1,367,484	—	—	1,368,818
Warrants exercised	198,144	1,981	—	—	(1,981)	—	—	—
Sale of the AV Entities	—	—	—	—	(36,000)			(36,000)
Comprehensive loss:
Net income before preferred dividends	—	—	—	—	—	—	4,207,565	4,207,565
Unrealized losses on cash flow hedges (net of income tax effect of $3,172,568)	—	—	—	—	—	(4,662,131)	—	(4,662,131)
Subtotal—comprehensive loss	—	—	—	—	—	(4,662,131)	4,207,565	(454,566)
Balance at September 30, 2008	20,508,444	$205,084	—	$—	$93,407,031	$(4,917,384)	$(15,883,403)	$72,811,328

The accompanying notes are an integral part of the consolidated financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended September 30,
	2008	2007
Operating activities:
Net income (loss) before preferred dividends	$4,207,565	$(33,476,751)
Adjustments to reconcile net income (loss) before preferred dividends to net cash provided by operating activities:
Depreciation and amortization	7,788,950	2,996,555
Amortization of deferred financing costs	800,557	1,140,568
Loss on debt extinguishment	8,308,466	—
Provision for bad debts	5,887,976	1,018,745
Gain on sale of assets	65,407	—
Pretax gain on sale of AV Entities	(7,014,211)	—
Payment-in-kind interest expense	219,679	—
Deferred income taxes, net	(2,992,241)	(7,265,208)
Amortization of other accumulated comprehensive income related to interest swap arrangements	491,492	—
(Gain) loss on interest rate swap arrangements	(3,587,040)	868,480
Stock based compensation	1,443,818	509,235
Excess benefits from options exercised	—	115,105
Impairment of goodwill and identifiable intangibles	—	27,512,420
Loss from discontinued operations	431,186	10,019,564
Changes in assets and liabilities, net of effect of assets acquired and liabilities assumed in purchase transactions:
Risk pool receivables	(158,764)	1,835,332
Patient and other receivables	(9,108,923)	517,761
Prepaid expenses and other current assets	(472,183)	238,255
Refundable income taxes and taxes payable	2,387,639	(935,293)
Deposits and other assets	(2,061)	(252,418)
Accrued medical claims and other health care costs payable	(925,580)	4,738,435
Accounts payable and other accrued liabilities	5,039,729	(3,015,265)
Net cash provided by operating activities from discontinued operations	(546,279)	259,324
Net cash provided by operating activities	12,265,182	6,824,844
Investing activities:
Purchase of property, improvements and equipment	(1,103,940)	(916,413)
Decrease in note receivable	39,110	40,510
Cash paid for acquisitions, net of cash received	325,588	(128,074,804)
Capitalized expenses related to acquisitions	(80,887)	(1,495,032)
(Increase) decrease in restricted certificates of deposit	(621)	229,652
Other investing activities	1,176	(2,395)
Net cash provided by (used in) investing activities from discontinued operations	5,185,354	(6,246)
Net cash provided by (used in) investing activities	4,365,780	(130,224,728)
Financing activities:
Borrowings from term loans	—	193,000,000
Cash paid for deferred financing costs	(729,451)	(7,809,728)
Borrowings on line of credit	17,750,000	3,000,000
Repayments on line of credit	(13,750,000)	(2,500,000)
Repayments of long-term debt	(9,219,366)	(10,854,199)
Repayments of capital leases	(394,152)	(52,008)
Repayment of ProMed acquisition debt	—	(48,000,000)
Proceeds from exercises of stock options and warrants	1,200,000	2,202,801
Excess benefits from options exercised	—	(115,105)
Payment of fractional shares	—	(591)
Net cash (used in) provided by financing activities	(5,142,969)	128,871,170
Net increase in cash and cash equivalents	11,487,993	5,471,286
Cash and cash equivalents at beginning of year	22,094,693	16,623,407
Cash and cash equivalents at end of year	$33,582,686	$22,094,693

The accompanying notes are an integral part of the consolidated financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year ended September 30,
	2008	2007
Supplemental disclosure of cash flow information
Details of businesses acquired:
Fair value of assets acquired	$—	$263,287,599
Liabilities assumed or created	—	(129,503,025)
Less cash acquired	—	(5,709,770)
Net cash paid for acquisition(s)	$—	$128,074,804
Equipment acquired under capital lease	$177,077	$—
Accrued dividend to preferred shareholders	$6,759,571	$1,122,319
Forgiveness of accrued dividend by preferred shareholders	$7,881,890	$—
Interest paid	$20,194,265	$4,175,888
Income taxes paid	$1,300,000	$1,011,148

The accompanying notes are an integral part of the consolidated financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business

Prospect Medical Holdings, Inc. (“Prospect,” or the “Company”) is a Delaware corporation. Prior to the August 8, 2007 acquisition of Alta Healthcare System, Inc. (“Alta”), the Company was primarily engaged in providing management services to affiliated physician organizations that operate as independent physician associations (“IPAs”) or medical clinics. With the acquisition of Alta, the Company now also owns and operates four community-based hospitals in Southern California and its operations are now organized into three primary reportable segments, IPA Management and Hospital Services, as discussed below, and Corporate.

Liquidity and Recent Operating Results

During fiscal 2008 and 2007, the Company reported operating losses within its IPA Management segment. As discussed in Notes 4 and 9, in fiscal 2008, the Company recorded an $8.3 million non-cash loss on debt extinguishment, which was offset by a $3.1 million non-cash gain on interest rate swaps and a $7 million gain on divestiture related to its discontinued operations. In the fourth quarter of fiscal 2007, the Company recorded a non-cash impairment charge of approximately $38.8 million ($27.5 million in continuing operations, $11.3 million in discontinued operations) to write off goodwill and intangibles related to legacy (i.e. non ProMed) IPA entities, which resulted in overall losses in the Company’s IPA Management operations. Any future improvement of the Company’s core operations and the successful integration of its newly acquired subsidiaries have required and will continue to require significant investment and management attention. Management is reviewing its operations to improve profitability and efficiency and to reduce costs, which may include the divestiture of non-strategic assets (see Note 4).

Management has implemented a plan to improve the operating results of the legacy IPA Management operation, including measures to retain enrollment, increase health plan reimbursement and reduce medical and operating costs. However, there can be no assurance that the Company’s operational improvement efforts will have a successful outcome.

As discussed in Note 9, the Company is subject to certain financial and administrative covenants, cross default provisions and other conditions required by the loan agreements with its lenders, including a maximum senior debt/EBITDA ratio, a minimum fixedcharge coverage ratio and, effective May 15, 2008, a minimum EBITDA level. While the Company has met all debt service requirements timely, it did not comply with certain financial and administrative covenants as of September 30, 2007, December 31, 2007 and March 31, 2008. The Company and its lenders entered into a series of forbearance agreements and on May 15, 2008, the credit agreements were formally modified to waive past defaults, amend certain covenant provisions prospectively and make changes to the interest rates and payment terms. These changes resulted in a substantial modification to the credit facilities, which was accounted for as an extinguishment of the existing debt during the quarter ended June 30, 2008, with the modified debt recorded as new debt.

The Company has met all of the May 15, 2008 amended financial covenant provisions for all subsequent reporting periods and continues to meet all debt service requirements on a timely basis. However, on March 19, 2009, the Company received notices from its lenders asserting that the Company was in default of a requirement to sell certain assets by a specified date. Additionally, on April 17, 2009, the Company received notices from its lenders asserting that the Company’s April 14, 2009 increase in ownership of Brotman Medical Center, Inc. (“Brotman”) violated certain provisions of the amended credit agreements. On April 14, 2009, the U.S. Bankruptcy Court had confirmed and declared the Second Amended Chapter Plan of Reorganization of Brotman effective. Effective on such date, the Company acquired an additional 38.86% ownership interest in Brotman, which brought its total ownership to 71.96%, in exchange for an additional investment of $1.8 million plus a commitment to invest an additional $0.7 million within six months thereafter.

Based on such notices of default, the Company has classified all amounts due under the credit agreements as current, due on demand at March 31, 2009. Also, due to cross default provisions, the Company’s liability under its interest rate swap facility was also classified as current at March 31, 2009. The lenders also began assessing default interest (additional 2% per annum) effective with the first asserted event of default on March 19, 2009. While the Company continue to strongly dispute the lenders’ characterization of the alleged non-monetary defaults, the Company engaged in discussions that led to the resolution reflected in the Fourth Amendment to the First Lien Credit Agreement and the Fourth Amendment to the Second Lien Credit Agreement, each dated as of June 30, 2009. In the amendments, the lenders waived all of the alleged events of default. However, the amendments also require that the Company repay the existing credit facilities in full by October 31, 2009. Accordingly, as of September 30, 2008, the debt amounts due beyond one year and the interest rate swap facility continue to be classified as noncurrent. While the Company is currently in negotiations with certain parties regarding a senior secured debt offering that would fulfill that requirement, no assurances can be made that the offering will be successful or that an alternative credit facility will be arranged in time to meet the repayment deadline. If the Company fails to meet the deadline, it will be in default under the credit facilities, which could negatively impact its liquidity and its ability to operate, and raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

IPA Management

The IPA Management segment is a health care management services organization that provides management services to affiliated physician organizations that operate as independent physician associations (“IPAs”) or medical clinics. The affiliated physician organizations enter into agreements with health maintenance organizations (“HMOs”) to provide enrollees of the HMOs with a full range of medical services in exchange for fixed, prepaid monthly fees known as “capitation” payments. The IPAs contract with physicians (primary care and specialist) and other health care providers to provide all of their medical services. As discussed below and in Note 4, effective August 1, 2008, the Company sold the AV Entities to a third party for total consideration of $8 million. Prospect currently manages the provision of prepaid health care services for its affiliated physician organizations in Southern California. The network consists of the following physician organizations as of September 30, 2008 (each, an “Affiliate”):

Prospect Medical Group, Inc. (PMG)

Santa Ana-Tustin Physicians Group, Inc. (SATPG)

Prospect Health Source Medical Group, Inc. (PHS)

Prospect Professional Care Medical Group, Inc. (PPM)

Prospect NWOC, Inc. (PNW)

Starcare Medical Group, Inc. (PSC)

APAC Medical Group, Inc. (APA) (Inactive)

Nuestra Famila Medical Group, Inc. (Nuestra)

AMVI/Prospect Health Joint Venture (AMVI/Prospect)

Genesis HealthCare of Southern California (Genesis)

Pomona Valley Medical Group (PVMG)*

Upland Medical Group (UMG)*

*                                         PVMG and UMG are collectively referred to as ProMed

These Affiliates are managed by the following two medical management company subsidiaries that are wholly-owned by PMH:

Prospect Medical Systems (PMS)

ProMed Health Care Administrators, Inc. (PHCA)

As discussed in Note 4, effective August 1, 2008, the Company entered into a Stock Purchase Agreement (“SPA”), whereby it sold all of the issued and outstanding stock of Sierra Medical Management, Inc. (“SMM”) and all of the issued and outstanding stock of Sierra Primary Care Medical Group, Antelope Valley Medical Associates, Inc. and Pegasus Medical Group, Inc., (the “AV Entities”). The results of operations of the AV Entities have been classified as discontinued operations for all periods presented and are excluded from the disclosures herein.

All of the Affiliates are wholly-owned by PMG, with the exception of Nuestra, which is 55% owned by PMG and AMVI/Prospect which is a 50/50 Joint Venture between AMVI and PMG. PMG is owned by a nominee physician shareholder. The results of all of these entities, with the exception of AMVI/Prospect, are consolidated in the accompanying Consolidated Financial Statements.

The AMVI Joint Venture was formed for the sole purpose of combining enrollment in order to meet minimum enrollment levels required for participation in the CalOPTIMA Medicaid (Medi-Cal in California) program in Orange County, California. The joint venture ownership is set at 50/50 to prevent either party from exerting control over the other; however, AMVI and Prospect’s businesses are operated autonomously, and enrollees, financial results and cash flows are each separately tracked and recorded. In accordance with the joint venture partnership agreement, profits and losses are not split in accordance with the partnership ownership interest, but rather, are directly tied to the results generated by each separate portion of the business. Separate from any earnings the Company generates from their portion of business within the joint venture, the Company also earns fees for management services they provide to their partner in the joint venture. The Company accounts for their interest in the joint venture partnership using the equity method of accounting. The Company includes in the financial statements only the net results attributable to those enrollees specifically identified as assigned to the Company, together with the management fee that they charge for managing those enrollees specifically assigned to the other joint venture partner. Note 14 contains summarized unaudited financial information for the joint venture.

Prospect Medical Systems, one of the Company’s management company subsidiaries (“PMS”), has entered into an assignable option agreement with PMG and the nominee physician shareholder of PMG. Under the assignable option agreement, Prospect acquired an assignable option for a nominal amount from PMG and the nominee shareholder to purchase all or part of PMG’s assets (the Asset Option) and the right to designate the purchaser (successor physician) for all or part of PMG’s issued and outstanding stock held by the nominee physician shareholder (the Stock Option) in its sole discretion. The Company may also assign the assignable option agreement to any person. The assignable option agreement has an initial term of 30 years and is automatically extended for additional terms of 10 years each, as long as the term of the related management services agreement described below (the Management Agreement) is automatically extended. Upon termination of the Management Agreement with PMG, the related Asset Option and Stock Option are automatically and immediately exercised. The Asset and Stock Options may be exercised separately or simultaneously for a purchase price of $1,000 each. Under these nominee shareholder agreements, Prospect has the unilateral right to establish or effect a change of the nominee, at will, and without the consent of the nominee, on an unlimited basis and at nominal cost throughout the term of the Management Agreement. In addition to the Management Agreement with PMG, Prospect, through one of its management company subsidiaries, has a management agreement with each Affiliate. The term of the Management Agreements is generally 30 years. PMG is the nominee shareholder of SATPG, PHS, PPM, PNW, PSC, APA, Nuestra (as to a 55% interest), Genesis, PVMG, and UMG.

The Company’s Affiliates have each entered into a Management Agreement whereby the Affiliate has agreed to pay a management fee to PMS or PHCA, as applicable (each of which is a wholly-owned subsidiary of Prospect). The fee is based in part on the costs to the management company and on a percentage of revenues the Affiliate receives (i) for the performance of medical services by the Affiliate’s employees and independent contractor physicians and physician extenders, (ii) for all other services performed by the Affiliates, and (iii) as proceeds from the sale of assets or the merger or other business combination of the Affiliates. The management fee also includes a fixed fee for marketing and public relations services. The revenue from which this fee is determined includes medical capitation, all sums earned from participation in any risk pools and all fee-for-service revenue earned. Except in the case of Nuestra and AMVI/Prospect, the Management Agreements have initial terms of 30 years, renewable for successive 10-year periods thereafter, unless terminated by either party for cause. In the case of Nuestra, its Management Agreement has an initial 10 year term renewable for successive 1 year terms. In the case of AMVI/Prospect, its Management Agreement has a 1 year term with successive 1 year renewal terms. In return for payment of the management fee, Prospect has agreed to provide financial management, information systems, marketing, advertising, public relations, risk management, and administrative support, including for utilization review and quality of care. The Company has exclusive decision-making authority with respect to the establishment and preparation of operating and capital budgets, and the establishment of policies and procedures for the Affiliates, and makes recommendations for the development of guidelines for selection and hiring of health care professionals, compensation payable to such personnel, scope of services to be provided, patient acceptance policies, pricing of services, and contract negotiation and execution. At its cost, Prospect has assumed the obligations for all facilities, medical and non-medical supplies, and employment of non-physician personnel of its affiliated medical clinics.

The management fee earned by Prospect fluctuates based on the profitability of each wholly-owned Affiliate. Prospect is allocated a 50% residual interest in all profits after the first 8% of the profits or a 50% residual interest in the losses of the Affiliate, after deduction for costs to the management company and physician compensation. The remaining balance is retained by the Affiliates. Supplemental management fees are periodically negotiated where significant incremental efforts and expense have been incurred by Prospect on behalf of the Affiliates.

The Management Agreements are not terminable by the Affiliates except in the case of gross negligence, fraud or other illegal acts of Prospect, or bankruptcy of the Company. Through the Management Agreements and the Company’s relationship with the nominee shareholder of each Affiliate, Prospect has exclusive authority over all decision-making related to the ongoing major or central operations of the physician practices. The Company, however, does not engage in the practice of medicine.

Further, Prospect’s rights under the Management Agreements are unilaterally salable or transferable. Based on the provisions of the Management Agreements and the assignable option agreement with PMG, Prospect has determined that it has a controlling financial interest in the Affiliates. Consequently, under applicable accounting principles, Prospect consolidates the revenues and expenses of all the Affiliates except AMVI/Prospect from the respective dates of execution of the Management Agreements. All significant inter-entity balances have been eliminated in consolidation. In the case of AMVI/Prospect, only that portion of the results which are contractually identified as Prospect’s are recognized in the financial statements, together with the management fee that the Company charges AMVI for managing AMVI’s share of the joint venture operations.

As of September 30 Prospect managed health care services is comprised of the following number of enrollees under contracts with various health plans:

	Commercial	Senior	MediCal	Total
2007	169,700	22,600	28,500	220,800
2008	144,700	21,900	27,400	194,000

Hospital Services

Alta Healthcare System, Inc. (“Alta”), acquired on August 8, 2007, is a wholly-owned subsidiary of Prospect Medical Holdings, Inc. Alta owns and operates (i) Alta Hollywood Hospitals, Inc., a California corporation, dba Hollywood Community Hospital and Van Nuys Community Hospital; and (ii) Alta Los Angeles Hospitals, Inc., a California corporation dba Los Angeles Community Hospital and Norwalk Community Hospital. Alta and its subsidiaries (collectively, the “Hospital Services segment”) own and operate four hospitals in the greater Los Angeles area with a combined 339 licensed beds served by 310 on-staff physicians. Each of the three hospitals in Hollywood, Los Angeles and Norwalk offers a comprehensive range of medical and surgical services, including inpatient, outpatient, skilled nursing and urgent care services. The hospital in Van Nuys provides acute inpatient and outpatient psychiatric services on a voluntary basis. Admitting physicians are primarily practitioners in the local area. The hospitals have payment arrangements with Medicare, Medi-Cal and other third-party payers, including commercial insurance carriers, health maintenance organizations (“HMOs”) and preferred provider organizations (“PPOs”).

2. Significant Accounting Policies

Basis of Presentation

The Company consolidates all controlled subsidiaries, which control is effectuated through ownership of voting common stock or by other means. The subsidiaries which have been consolidated under Emerging Issues Task Force No. 97-2, “Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Agreements” (EITF 97-2), would also be consolidated under the provisions of Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46). The underlying entities (subsidiaries) have been determined to be variable interest entities due to the existence of a call option under which the Company has the ability to require the holders of all of the voting common stock of the underlying subsidiaries to sell their shares at a fixed nominal price ($1,000) to another designated physician chosen by the Company. This call option agreement represents rights provided through a variable interest other than the equity interest itself that caps the returns that could be earned by the equity holders. In addition, the Company has a management agreement with the subsidiaries and the holders of the voting common stock of the subsidiaries which allows the Company to direct all of the activities of the subsidiaries, retain all of the economic benefits and assume all of the risks associated with ownership of the subsidiaries. In this manner, the Company has all of the economic benefits and risks associated with the subsidiaries, but has disproportionately few voting rights (based on the terms of the equity). Substantially all of the activities of the subsidiaries are conducted on behalf of the Company and, as such, the subsidiaries are variable interest entities due to the fact that they violate the anti-abuse clause provisions in FIN 46. As the Company retains all of the economic benefits and assumes all of the risks associated with ownership of the subsidiaries, the Company is considered to be the primary beneficiary of the activities of the subsidiaries. As a result, the Company must consolidate the underlying subsidiaries under FIN 46. All significant intercompany transactions have been eliminated in consolidation.

Discontinued Operations

As discussed in Note 4, effective August 1, 2008, the Company entered into a Stock Purchase Agreement (“SPA”), whereby it agreed to sell all of the issued and outstanding stock of certain of its subsidiaries, including Sierra Medical Management (“SMM”), Sierra Primary Care Medical Group, Antelope Valley Medical Associates, Inc. and Pegasus Medical Group, Inc., (collectively, the “AV Entities”) to a third party. As required by the Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the assets and liabilities of the AV Entities and their operations have been presented in the consolidated financial statements as discontinued operations for all periods presented. All prior year amounts have been reclassified in accordance with SFAS No. 144 provision. All references to operating results reflect the ongoing operations of the Company, excluding the AV Entities unless otherwise noted.

Revenues and Cost Recognition

Revenues by reportable segment are comprised of the following amounts:

	Year ended September 30,
	2008	2007
IPA management(1)
Capitation	$200,716,947	144,896,040
Management fees	553,040	697,101
Other	1,573,734	1,382,828
Total revenues: IPA management	$202,843,721	146,975,969
Hospital services(2)
Inpatient	$118,218,782	$14,198,911
Outpatient	6,667,829	1,055,614
Other	1,805,707	328,515
Total revenues: Hospital services	$126,692,318	$15,583,040
Total revenues	$329,536,039	162,559,009

(1)                                  ProMed revenues have been included in the accompanying consolidated revenues since its June 1, 2007 acquisition date.

(2)                                  The Company did not have a Hospital Services segment prior to the acquisition of Alta on August 8, 2007. Alta revenues have been included in the Company’s consolidated revenues since its acquisition date.

The Company presents segment information externally the same way management uses financial data internally to make operating decisions and assess performance. With the acquisition of Alta Healthcare System, Inc. in August 2007, the Company’s operations are now organized into three reporting segments: (i) IPA management, (ii) Hospital services and (iii) Corporate (see Note 15).

IPA Management Segment

Managed Care Revenues

Operating revenue of the IPA Management Segment consists primarily of payments for medical services provided by the Affiliates under capitated contracts or fee-for-service arrangements with various managed care providers including HMOs. Capitation revenue under HMO contracts is prepaid monthly to the Affiliates based on the number of enrollees electing any one of the Affiliates as their health care provider. See “Concentrations of Credit Risks” below for revenues received from the five largest contracted HMOs.

Capitation revenue (net of capitation withheld to fund risk share deficits discussed below) is recognized in the month in which the Affiliates are obligated to provide services. Minor ongoing adjustments to prior months’ capitation, primarily arising from contracted HMOs’ finalizing of monthly patient eligibility data for additions or subtractions of enrollees, are recognized in the month they are communicated to the Company. Additionally, in calendar 2004, Medicare began a four year phase-in of a revised capitation model for managed care beneficiaries. Previously, monthly capitation revenue was based on age, sex and location determined prospectively and was not subject to adjustments. Under the revised payment model referred to as the “Risk Adjustment model,” Medicare compensates managed care organizations and providers based on the health status (acuity) of each individual enrollee. Health plans and providers with higher acuity enrollees will receive more and those with healthier enrollees will receive less. The four year phase-in period is now complete. Under Risk Adjustment, capitation is determined based on health severity, measured using patient encounter data. Capitation is paid on an interim basis based on data submitted for the enrollee for the preceding year and is adjusted in subsequent periods (generally in the fourth quarter) after the final data is compiled. Positive or negative capitation adjustments are made for seniors with conditions requiring more or less healthcare services than assumed in the interim payments. Since the Company does not currently have the ability to reliably predict these adjustments, periodic changes in capitation amounts earned as a result of Risk Adjustment are recognized in the year to which they relate, generally in the fourth quarter, when those changes are communicated by the health plans to the Company. The Company received and recorded as an addition to revenue, approximately $1.6 million and $1.5 million in positive capitation risk adjustments in the fourth quarter of fiscal 2008 and 2007, primarily pertaining to services for each respective year.

HMO contracts also include provisions to share in the risk for hospitalization, whereby the Affiliate can earn additional incentive revenue or incur penalties based upon the utilization of hospital services. Except for two contracts, representing a small percentage of the Company’s enrollees, where the Company is contractually obligated for downside risk, any shared risk deficits are not payable until and unless the Company generates future risk sharing surpluses, or if the HMO withholds a portion of the capitation revenue to fund any risk share deficits. At the termination of the HMO contract, any accumulated risk share deficit is typically extinguished. Due to the lack of access to timely inpatient utilization information and the difficulty in estimating the related costs, shared-risk amounts receivable from the HMOs are recorded when such amounts are known. Risk pools for the prior contract years are generally final settled in the third or fourth quarter of the following fiscal year. In fiscal 2008 and 2007, managed care revenues include approximately $472,000 and ($1,000,000), respectively, of additional (reduction in) revenues due to favorable (unfavorable) settlements on prior year risk-sharing arrangements. At September 30, 2008 and 2007, contingent liabilities for carry-forward risk-pool deficits expected to be forgiven, or offset against future surpluses were $2,646,820 and $1,664,564, respectively, based on the available information from the health plans.

In addition to risk-sharing revenues, the Company also receives incentives under “pay-for-performance” programs for quality medical care based on various criteria. These incentives, which are included in other revenues, are generally recorded in the third and fourth quarters of the fiscal year and are recorded when such amounts are known.

Management fee revenue is earned in the month the services are rendered. Management fee arrangements provide for compensation ranging from 8.5% of revenues to 15% of revenues. The Company provides management services to affiliated providers whose results are consolidated in the Company’s financial statements under management fee arrangements based on cost, a fixed marketing fee, a percentage of revenues and a percentage of net income or loss. Revenues and expenses relating to these inter-entity agreements have been eliminated in consolidation.

In connection with providing services to HMO enrollees, the Affiliates are responsible for the medical services their affiliated physicians provide to assigned HMO enrollees.

Managed Care Cost of Revenues

The cost of health care services consists primarily of capitation and claims payments, pharmacy costs and incentive payments to contracted providers. These costs are recognized in the period incurred, or when the services are provided. Claims costs also include an estimate of the cost of services which have been incurred but not yet reported. The estimate for accrued medical costs is based on projections of costs using historical studies of claims paid and adjusted for seasonality, utilization and cost trends. These estimates are subject to trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management records its best estimate of the amount of medical claims incurred at each reporting period. Estimates are continually monitored and reviewed and, as settlements are made or estimates adjusted, differences are reflected in current operations. See Note 13 for changes in claims estimates during the years ended September 30, 2008 and 2007.

In addition to contractual reimbursements to providers, the Company also makes discretionary incentive payments to physicians, which are in large part based on the pay-for-performance and shared risk revenues and favorable senior capitation risk adjustment payments received by the Company. Since the Company records these revenues generally in the third or fourth quarter of each fiscal year when the incentives and capitation adjustments due from the health plans are known, the Company also records the discretionary physician bonuses in the same period. In fiscal 2008 and 2007, the Company recorded discretionary physician incentives expense totaling approximately $3,615,000 and $421,000, respectively.

The Company also regularly evaluates the need to establish premium deficiency reserves for the probability that anticipated future health care costs could exceed future capitation payments from HMOs under capitated contracts. To date, management has determined that no significant premium deficiency reserves have been necessary. In addition, the Company maintains an insurance policy that provides stop loss coverage for health care costs that are in excess over future capitation payments.

Hospital Services Segment

Net Patient Service Revenues

Operating revenue of the Hospital Services segment consists primarily of net patient service revenue. The Company reports net patient service revenue at the estimated net realizable amounts from patients and third-party payers and others in the period in which services are rendered. The Company has agreements with third-party payers, including Medicare, Medi-Cal, managed care and other insurance programs that provide for payments at amounts different from the Company’s established rates. These payment arrangements include prospectively determined rates per discharge, reimbursed costs, discounted charges and per diem payments, as further described below. Estimates of contractual allowances are based upon the payment terms specified in the related contractual agreements. The Company accrues for amounts that it believes may ultimately be due to or from the third party payers. Normal estimation differences between final settlements and amounts accrued in previous years are reported as changes in estimates in the current year. Outstanding receivables, net of allowances for contractual discounts and bad debts, are included in patient accounts receivable in the accompanying balance sheets. A summary of the payment arrangements with major third-party payers follows:

Medicare: Inpatient services rendered to Medicare program beneficiaries are paid at prospectively determined rates per discharge, according to a patient classification system based on clinical, diagnostic, and other factors. Outpatient services are paid based on a blend of prospectively determined rates and cost-reimbursed methodologies. The Company is also reimbursed for various disproportionate share and Medicare bad debt components at tentative rates, with final settlement determined after submission of annual Medicare cost reports and audits thereof by the Medicare fiscal intermediary. Normal estimation differences between final settlements and amounts accrued in previous years are reflected in net patient service revenue in the year of final settlement, which amounts totaled approximately $214,000 in fiscal 2008. These differences were not significant for the period August 8, 2007 to September 30, 2007. Cost report settlements are recorded as third-party settlements receivable or payable in the accompanying balance sheets.

Medi-Cal: Inpatient services rendered to Medi-Cal program beneficiaries are paid at contracted per diem rates. The per diem rates are not subject to retrospective adjustment. Outpatient services are paid based on prospectively determined rates per procedure provided. The Alta hospitals are eligible to participate in the State of California Medi-Cal Disproportionate Share (“DSH”) programs, under which medical facilities that serve a disproportionate number of low-income patients receive additional reimbursements. Eligibility is determined annually based on prescribed guidelines. The Company accrues a receivable each month based on the expected total annual DSH payments. Differences between the estimated and the actual award (which have not been significant) are recorded in the period known. The Medi-Cal DSH receivable as of September 30, 2008 and 2007 totaled approximately $4,365,000 and $4,274,000, respectively, and were included in government program receivables in the accompanying consolidated balance sheet. For fiscal 2008, total Medi-Cal DSH payments received by our hospitals were approximately $11,276,000, compared to none for the period August 8, 2007 through September 30, 2007 and total Medi-Cal DSH revenues recorded were approximately $11,368,000, compared to $1,678,000 for the period August 8, 2007 through September 30, 2007.

Managed Care: The Company has also entered into payment agreements with certain commercial insurance carriers, HMOs, and PPOs. The basis for payment under these agreements includes prospectively determined rates per discharge, per diems and discounts from established charges. Certain agreements also include stop-loss provisions where the Company receives additional reimbursement when charges incurred exceed a predetermined amount. Where the Company provides medical care on a non-contracted basis, it receives standard billed charges or rates negotiated on a case by case basis.

Provisions for Contractual Allowances and Doubtful Accounts

Collection of receivables from third-party payers and patients is the Company’s primary source of cash and is critical to their operating performance. The Company closely monitors its historical collection rates, as well as changes in applicable laws, rules and regulations and contract terms, to assure that provisions for contractual allowances are made using the most accurate information available. However, due to the complexities involved in these estimations, actual payments from payers may be materially different from the amounts management estimates and records. Our primary collection risks relate to uninsured patients and the portion of the bill which is the patient’s responsibility, primarily co-payments and deductibles. Payments for services may also be denied due to issues over patient eligibility for medical coverage, the Company’s ability to demonstrate medical necessity for services rendered and payer authorization of hospitalization. The Company estimates the provisions for doubtful accounts based on general factors such as payer mix, the age of the receivables and historical collection experience. Management routinely reviews accounts receivable balances in conjunction with these factors and other economic conditions which might ultimately affect the collectibility of the patient accounts, and makes adjustments to the Company’s allowances as warranted.

See “Concentrations of Credit Risks” below for discussion of revenues received from the Medicare and Medi-Cal programs.

Property, Improvements and Equipment

Property, improvements and equipment are stated on the basis of cost or, in the case of acquisitions, at their acquisition date fair values. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, and amortization of leasehold improvements is provided using the straight-line basis over the shorter of the remaining lease period or the estimated useful lives of the leasehold improvements. Leasehold improvements are generally depreciated over five to ten years, buildings are depreciated over twenty to twenty-eight years, equipment is depreciated over two to five years and furniture and fixtures are depreciated over two to seven years. Equipment capitalized under lease obligations are amortized over the life of the lease. At September 30, 2008 and 2007, the Company had assets under capitalized leases of approximately $2,053,000 and $1,792,000, respectively.

Depreciation expense was approximately $3,540,000 and $1,094,000 for the years ended September 30, 2008 and 2007, respectively.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets totaled approximately $176,617,000 and $181,111,000 at September 30, 2008 and 2007, respectively, and arose as a result of the ProMed and Alta business acquisitions. Intangible assets include customer relationships, covenants not-to-compete, trade names and provider networks. Goodwill represents the excess of the consideration paid and liabilities assumed over the fair value of the assets acquired, including identifiable intangible assets. In conjunction with these acquisitions, management of the Company has reviewed the allocation of the excess of the purchase consideration (including costs incurred related to the acquisitions) over net tangible and intangible assets acquired, and has determined that the goodwill is primarily related to the operating platforms acquired through the addition of the existing renewable HMO contracts in the case of ProMed and new business segments in the case of the Alta acquisition. Acquisitions are discussed further in Note 3 below.

Goodwill Impairment Test

Under Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” goodwill and other intangible assets with indefinite useful lives are not amortized; rather they are reviewed annually for impairment for each reporting unit, or more frequently if impairment indicators arise. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. A two-step impairment test is used to identify potential goodwill impairment and to measure the amount of goodwill impairment loss to be recognized, if any. As further discussed in Notes 3 and 15, the Company has three reporting units, consisting of Alta, ProMed and Prospect (which includes all other affiliated physician organizations).

The Company tests for goodwill impairment in the fourth quarter of each year, or sooner if events or changes in circumstances indicate that the carrying amount may exceed the fair value. In evaluating whether indicators of impairment exist, the Company considers adverse changes in market value and/or stock price, laws and regulations, profitability, cash flows, ability to maintain enrollment and renew payer contracts at favorable terms, among other factors. The goodwill impairment test is a two-step process. The first step consists of estimating the fair value of the reporting unit based on a weighted combination of (i) the guideline company method that utilizes revenue or earnings multiples for comparable publicly-traded companies, and (ii) a discounted cash flow model that utilizes expected future cash flows, the timing of those cash flows, and a discount rate (or weighted average cost of capital, which considers the cost of equity and cost of debt financing expected by a typical market participant) representing the time value of money and the inherent risk and uncertainty of the future cash flows. If the estimated fair value of the reporting unit is less than its carrying value, a second step is performed to compute the amount of the impairment by determining the “implied fair value” of the goodwill, which is compared to its corresponding carrying value (see Note 5).

Long-Lived Assets and Amortizable Intangibles

Long-lived assets, including property, improvement and equipment and amortizable intangibles, are evaluated for impairment under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The Company considers assets to be impaired and writes them down to fair value if estimated undiscounted cash flows associated with those assets are less than their carrying amounts. Fair value is based upon the present value of the associated cash flows. Changes in circumstances (for example, changes in laws or regulations, technological advances or changes in strategies) may also reduce the useful lives from initial estimates. Changes in planned use of intangibles may result from changes in customer base, contractual agreements, or regulatory requirements. In such circumstances, management will revise the useful life of the long-lived asset and amortize the remaining net book value over the adjusted remaining useful life.

Impairment Charge

As a result of the impairment analyses for the Prospect reporting unit, the Company recorded a non-cash impairment charge totaling $27,512,420 in fiscal 2007, within the continuing IPA Management operation and $11,264,001 within the discontinued IPA Management operation. The impairment test on September 30, 2008 resulted in no impairment charge. At September 30, 2008, the remaining goodwill and intangibles related to the ProMed and Alta acquisitions (see Notes 3 and 5).

Medical Malpractice Liability Insurance

Certain of the IPA Affiliates historically maintained claims-made basis medical malpractice insurance coverage on employed physicians of up to $1,000,000 per incident and $3,000,000 in the aggregate on an annual basis. Claims-made coverage covers only those claims reported during the policy period. The Company renews the claims-made policy each year. The individual physicians who contract with the Affiliates carry their own medical malpractice insurance. In the Hospital Services segment, Alta purchases professional and general liability insurance to cover medical malpractice claims under a claims-made policy. The Company has coverage of $10,000,000 per claim after a $1,000,000 payment by the Company, per claim. Under the policy, insurance premiums cover only those claims actually reported during the policy term. Should the claims-made policy not be renewed or replaced with equivalent insurance, claims related to occurrences during the policy term but reported subsequent to the policy’s termination may be uninsured.

Accounting principles generally accepted in the United States of America require that a health care organization record and disclose the estimated costs of medical malpractice claims in the period of the incident of malpractice, if it is reasonably possible that liabilities may be incurred and losses can be reasonably estimated. The Company has recognized an estimated liability for incurred but not reported claims and the self-insured risks (including deductibles and potential claims in excess of policy limits) based upon an actuarial valuation of the Company’s historical claims experience in the affiliated physician organizations and Alta. The claims liability at September 30, 2007 of $645,000 relates to Alta and was estimated using a discount factor of 6%. At September 30, 2008, the claims liability of $786,000 was estimated using a discount factor of 4.5%.

The claim reserve is based on the best data available to the Company; however, the estimate is subject to a significant degree of inherent variability. The estimate is continually monitored and reviewed, and as the reserve is adjusted, the difference is reflected in current operations. While the ultimate amount of medical malpractice liability is dependent on future developments, management is of the opinion that the associated liabilities recognized in the accompanying consolidated financial statements are adequate to cover such claims. Management is aware of no potential medical malpractice claims whose settlement, if any, would have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Workers’ Compensation Insurance

The IPA Affiliates purchase commercial coverage for workers’ compensation claims. The policy has no deductibles and covers claims incurred during the policy period up to $1,000,000 per event and in the aggregate for employer’s liability. Workers Compensation coverage for Alta is provided via a loss responsive rating plan under which the premium is determined after the policy has expired based on contractual factors, chiefly the loss experience of the insured during the policy term. The insured retains $250,000 of loss arising out of a single accident, including allocated loss adjustment expenses (“A.L.A.E.”). The current plan is subject to an aggregate loss limit of $1,802,950. Losses within the deductible are funded via a cash loss fund and reconciled annually. Accruals for uninsured claims and claims incurred but not reported of $724,000 and $417,000 at September 30, 2008 and 2007, respectively, primarily relates to Alta and is estimated based upon an actuarial valuation of the Company’s claims experience. Accruals were estimated using a discount factor ranging from 4.5% to 6%.

The claim reserve is based on the best data available to the Company; however, the estimate is subject to a significant degree of inherent variability. The estimate is continually monitored and reviewed, and as the reserve is adjusted, the difference is reflected in current operations. While the ultimate amount of the claims liability is dependent on future developments, management is of the opinion that the associated liabilities recognized in the accompanying consolidated financial statements are adequate to cover such claims. Management is aware of no potential claims whose settlement, if any, would have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Earnings Per Share

We follow SFAS No. 128, “Earnings per Share,” which established standards regarding the computation of basic and diluted earnings per share (“EPS”). Basic net income per share is calculated by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding, after giving effect to potentially dilutive shares computed using the treasury stock method. Such shares are excluded if determined to be anti-dilutive. Common stock issued at below estimated fair value on the issuance date is included in weighted average number of common shares as if such shares have been outstanding for all periods presented.

The calculations of basic and diluted net income (loss) per share for the fiscal years ended September 30 are as follows:

	Year ended September 30,
	2008	2007
Basic and Diluted:
Continuing operations	$(1,961,406)	$(23,457,187)
Dividends to preferred stockholders	(6,759,571)	(1,122,319)
	(8,720,977)	(24,579,506)
Discontinued operations	6,168,971	(10,019,564)
Net loss attributable to common stockholders	$(2,552,006)	$(34,599,070)
Weighted average number of common shares outstanding	12,885,415	8,488,986
Basic and Diluted net income (loss) per share attributable to common stockholders
Continuing operations	$(0.68)	$(2.90)
Discontinued operations	$0.48	$(1.18)
	$(0.20)	$(4.08)

The number of stock options and warrants excluded from the computation of diluted earnings per share in fiscal 2008 were 5,087,367 and 665,973, respectively, prior to the application of the treasury stock method, due to their anti-dilutive effect.The number of stock options and warrants excluded from the computation of diluted earnings per share in fiscal 2007 were 2,249,906 and 1,016,536, respectively. 1,672,880 Series B preferred shares have also been excluded from diluted earnings per share in fiscal 2007 period, since their conversion is contingent upon stockholder approval and would have been anti-dilutive.

Following such stockholder approval on August 13, 2008, the holders of all of the outstanding shares of Series B Preferred Stock elected to convert their preferred shares into Common Stock. The former holders also ceased to have any right to receive dividends on the preferred shares. All such dividends terminated and ceased to accrue, and all previously accrued dividends through August 13, 2008 were forgiven and the liability was reclassified to additional paid-in capital. Accordingly, an adjustment to additional paid-in-capital in the amount of $7,881,890 was recorded as of that date.

The following proforma basic and diluted earnings per share assume the conversion of preferred shares into common stock at a ratio of 1:5 at the issuance date:

	Year Ended September 30, 2008	Year Ended September 30, 2007
Basic:
Loss from continuing operations	$(1,961,406)	$(23,457,187)
Income (loss) from discontinued operations	6,168,971	(10,019,564)
Net income (loss) attributable to common stockholders—proforma	$4,207,565	$(33,476,751)
Weighted average number of common shares outstanding—historical	12,885,415	8,488,986
Add weighted number of preferred shares converted to common shares	7,264,077	1,237,473
Weighted average number of common shares outstanding—proforma	20,149,492	9,726,459
Basic net income (loss) per share—proforma
Continuing operations	$(0.10)	$(2.41)
Discontinued operations	$0.31	$(1.03)
	$0.21	$(3.44)

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss), net of taxes, and changes in the fair value of interest rate swaps subject to hedge accounting that are recorded as other comprehensive income. As of April 1, 2008, the swaps ceased to be eligible for hedge accounting under SFAS No. 133. As a result, all further changes in fair value of the swaps were recorded in the Consolidated Statements of Operations and the effective portion of the swaps of approximately $5.4 million, after tax, that was recorded in other comprehensive income through March 31, 2008 continues to be amortized to interest expense, using the effective interest method, over the remaining life of the swaps.

Stock Options

The Company has stock option and restricted stock agreements with certain directors, officers and employees. Stock-based compensation is accounted for under SFAS No. 123(R), “Share-Based Payment,” and the supplemental implementation guidance in Staff Accounting Bulletin (SAB) No. 107. SFAS No. 123(R) requires compensation cost for all share-based payments in exchange for employee services to be measured at fair value. The Company generally issues shared- based awards at or above the market price of the underlying stock.

Compensation costs for option awards are measured and recognized in the financial statements based on their grant date fair value, net of estimated forfeitures over the awards’ service period. The fair value of restricted stock and restricted stock unit grants are determined on the date of grant, based on the number of shares granted and the quoted price of the Company’s common stock. The Company uses the Black-Scholes option pricing model and a single option award approach to estimate the fair value of stock options granted. Equity-based compensation is classified within the same line items as cash compensation paid to employees. Cash retained as a result of excess tax benefits relating to share- based payments is presented in the statement of cash flows as a financing cash inflow.

The Company’s equity awards vest based on continuous service and currently do not include performance or market vesting conditions. There are no liability awards that may be settled for cash.

Asset Retirement Obligations

The Company recognizes the fair value of a liability for legal obligations associated with asset retirements in the period in which it is incurred, in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” and Financial Accounting Standards Board (FASB) Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—an Interpretation of FASB Statement No. 143” (FIN 47), if a reasonable estimate of the fair value of the obligation can be made. When the liability is initially recorded, management capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost associated with the retirement obligation is depreciated over the useful life of the related asset. Upon settlement of the obligation, any difference between the cost to settle the asset retirement obligation and the liability recorded is recognized as a gain or loss in the accompanying Consolidated Statement of Operations.

Cash and Cash Equivalents

Cash equivalents are considered to be all liquid investments with initial maturities of three months or less. At times, cash balances held at financial institutions are in excess of federal depository insurance limits. The Company has not experienced any losses on cash and cash equivalents due to non-performance by financial institutions.

Restricted Investments

The Company is required to keep restricted deposits by certain HMOs for the payment of claims. Such restricted deposits are classified as a current asset in the accompanying consolidated balance sheet, as they are restricted for payment of current liabilities.

Standby Letter of Credit

The Company is required to issue and maintain a standby letter of credit in the amount of $250,000 in connection with a procurement agreement with one of its vendors at Alta. As of September 30, 2008 and 2007, no amounts were used and outstanding on this standby letter of credit.

Deferred Financing Costs

Deferred financing fees are amortized over the period in which the related debt is outstanding using the effective interest method. Deferred financing costs at September 30, 2008 and 2007 are as follows:

	2008			2007
	Gross book value	Accumulated amortization	Net book value	Gross book value	Accumulated amortization	Net book value
Deferred financing costs	$743,122	$81,641	$661,481	$7,573,814	$143,178	$7,430,636

Income Taxes

The Company accounts for income taxes under the liability method as required by SFAS No. 109, “Accounting for Income Taxes.” Under the liability method, deferred taxes are determined based on temporary differences between financial statement and tax basis of assets and liabilities existing at each balance sheet date using enacted tax rates for years in which the related taxes are expected to be paid or recovered. The Company assesses the recoverability of its deferred tax assets and provides a valuation reserve when it is not more-likely-than-not the assets will be recovered. As of September 30, 2008 and 2007, the valuation allowance for deferred tax assets was $2,153,530 and $782,852, respectively.

Fair Value of Financial Instruments

The financial instruments reported in the accompanying consolidated balance sheets consist primarily of cash and cash equivalents, investments, patient accounts and other receivables, accounts payable and accrued expenses, medical claims and related liabilities, notes receivable and payable, capital lease obligations, debt, interest rate swaps, and other liabilities. The carrying amounts of current assets and liabilities approximate their fair value due to the relatively short period of time between the origination of the instruments and their expected realization.

The carrying amounts of notes payable and capital lease obligations approximate their fair value based on the Company’s current incremental borrowing rates for similar types of arrangements. Long term debt approximates fair value since the revolving bank loan and bank term loans are variable rate instruments and bear interest at LIBOR plus an applicable margin. Accrued self-insurance liabilities are carried at the estimated present value of such obligations using appropriate discount factors. The interest rate swaps are recorded at fair value.

Interest Rate Swaps

Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and its amendments, the Company recognizes all derivatives on the balance sheet at fair value. Derivatives that are not hedges are adjusted to fair value through income. If the derivative is accounted for as a hedge, depending on the nature of the hedge, changes in its fair value are offset against either the change in fair value of assets, liabilities, or firm commitments through earnings. The Company’s derivative instruments comprised two interest rate swap agreements which were entered into on May 16, 2007 in conjunction with the ProMed Acquisition and on September 5, 2007 in conjunction with the Alta Acquisition.

The interest rate swap instruments were designated as cash flow hedges of expected interest payments on the term loans with the hedge effective date of the May 2007 instrument being December 31, 2007 and the hedge effective date of the September 2007 instrument being September 6, 2007. Prior to the hedge effective dates, all mark-to-market adjustments in the value of the swaps were charged to expense. After the hedge effective date, the effective portions of the fair value gains or losses on these cash flow hedges were initially recorded as a component of other comprehensive income, net of taxes, and subsequently reclassified into earnings when the forecasted transaction affects earnings. Effective April 1, 2008, the Company elected to discontinue hedge accounting. For these swaps, changes in the fair value of the interest rate swaps after March 31, 2008 are recorded as other income or expense. Total net gain (loss) on the interest rate swaps included in earnings for fiscal 2008 and 2007 were approximately $3.1 million and $(868,000), respectively. The effective portion of the swaps of approximately $5.4 million, after tax, that was recorded in other comprehensive income through March 31, 2008 will be amortized as interest expense over the remaining life of the swap instruments.

As of September 30, 2008, the fair value of the swaps increased to $1,578,704 from $844,183 as of September 30, 2007, with respect to the May 2007 swap and to $4,434,464 from $1,089,833 as of September 30, 2007, with respect to the September 2007 swap.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash held in financial institutions which exceeds the $250,000 insurance limit of the Federal Deposit Insurance Corporation, shared-risk receivables, receivables due from health plans, patient receivables from Medicare and Medi-Cal, and notes receivable.

The Company invests excess cash in liquid securities at institutions with strong credit ratings. There are established guidelines relative to diversification and maturities to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. Management attempts to schedule the maturities of the Company’s investments to coincide with the Company’s expected cash requirements. Credit risk with respect to receivables is limited since amounts are generally due from large HMOs within the IPA Management segment and from the Medicare and Medi-Cal programs within the Hospital Services segment. Notes receivable are fully secured by collateral of equal or greater value. Management reviews the financial condition of these institutions on a periodic basis and does not believe the concentration of cash or receivables results in a high level of risk.

The Company is subject to interest rate fluctuation under its floating rate credit facility and interest rate swap agreements.

For the fiscal years ended September 30, 2008 and 2007, the IPA Management segment received between 76% and 79% of their capitation revenues from it’s five largest HMOs and the Hospital Services segment received between 90% and 94% of their net patient revenues from Medicare and MediCal programs, as follows:

	Revenue Year Ended September 30, 2008	% of Total Revenue	Revenue Year Ended September 30, 2007	% of Total Revenue
IPA Management(1)
PacifiCare	$44,600,144	21%	$39,135,192	27%
Health Net	27,963,960	13%	25,812,192	18%
Blue Cross	29,713,672	14%	22,466,917	16%
Blue Shield	22,953,444	11%	16,796,783	12%
Inter Valley Health Plan (ProMed)	33,732,858	17%	10,624,831	6%
Totals	$158,964,078	76%	$114,835,915	79%
Hospital Services(2)
Medicare	$66,739,583	53%	$5,872,993	38%
MediCal	51,406,546	41%	8,054,390	52%
Totals	$118,146,129	94%	$13,927,383	90%

(1)	ProMed revenues have been included in the accompanying consolidated revenues since its June 1, 2007 acquisition date.

(2)

The Company did not have a Hospital Services segment prior to the acquisition of Alta on August 8, 2007. Alta revenues have been included in the Company’s consolidated revenues since its acquisition date.

Use of Estimates

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities at the dates, and for the periods, that the financial statements are prepared. Actual results could materially differ from those estimates. Principal areas requiring the use of estimates include third-party cost report settlements, risk-sharing programs, patient and medical related receivables, determination of allowances for contractual discounts and uncollectible accounts, medical claims and accruals, impairment of goodwill, long-lived and intangible assets, valuation of interest rate swaps, share-based payments, professional and general liability claims, reserves for the outcome of litigation and valuation allowances for deferred tax assets.

Income Taxes

On July 13, 2006, the FASB issued Interpretation No. 48, “Accounting For Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.

In May 2007, the FASB published FASB Staff Position FIN 48-1 (“FSP FIN 48-1”), “Definition of Settlement in FASB Interpretation No. 48.” FSP FIN 48-1 is an amendment to FIN 48. It clarifies how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits.

The Company adopted the provisions of FIN 48 and FSP FIN 48-1 on October 1, 2007. There were no unrecognized tax benefits or interest and penalties recorded on income tax matters as of the date of adoption. As a result of the implementation of FIN 48 and FSP FIN 48-1, the Company recognized no decrease in deferred tax assets or changes in the valuation allowance. There are no unrecognized tax benefits included in the balance sheet that would, if recognized, affect the effective tax rate.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

Consolidated and separate income tax returns are filed with the U.S. Federal jurisdiction and in the State of California. The Company’s filed tax returns are subject to examination by the IRS for tax year 2007, 2006 and 2005 and the State of California for fiscal years 2007, 2006, 2005 and 2004. Net operating losses that were incurred in prior years may still be adjusted by taxing authorities.

The adoption of FIN 48 and FSP FIN 48-1 did not significantly impact the Company’s consolidated financial condition, results of operations or cash flows. At September 30, 2008, the Company had net deferred tax liabilities of approximately $18.6 million. The net deferred tax liabilities are primarily composed of temporary differences between book and tax balances for intangible and capital assets acquired, loss on extinguishment of debt, interest rate swaps and loss carryforwards.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued FASB Statement No. 157 (“SFAS No. 157”), “Fair Value Measurements,” which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements and is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued two Staff Positions (FSPs) on SFAS No. 157: FSP 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13,” and FSP 157-2, “Effective Date of FASB Statement No. 157.” FSP 157-1 excludes fair value measurements related to leases from the disclosure requirements of SFAS No. 157. FSP 157-2 delays the effective date of SFAS No. 157 until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years, for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Nonfinancial items subject to deferral include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. The Company is required to adopt SFAS No. 157 on October 1, 2008 and is currently evaluating the impact of the provisions of SFAS No. 157.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115,” (SFAS No. 159). SFAS No. 159 permits a company to choose to measure many financial instruments and certain other items at fair value at specified election dates. Most of the provisions in SFAS No. 159 are elective; however, it applies to all companies with available-for-sale and trading securities. A company will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs), and; (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. The Company adopted SFAS No. 159 on October 1, 2008 and has not elected to measure any additional financial assets and liabilities at fair value.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) “Business Combinations” (SFAS No. 141(R)). SFAS No. 141(R) establishes new principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS No. 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. In general, SFAS No. 141(R) requires the acquiring entity to recognize all the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective. This standard will, among other things, impact the determination of acquisition-date fair value of consideration paid in a business combination, including recognition of contingent consideration and most pre-acquisition loss and gain contingencies at their acquisition-date fair values. It will also require companies to expense as incurred transaction costs, and recognize changes in income tax valuation allowances and tax uncertainty accruals that result from a business combination as adjustments to income tax expense. SFAS 141(R) will also place new restrictions on the ability to capitalize acquisition-related restructuring costs. SFAS No. 141(R) applies prospectively to business combinations in the first annual reporting period beginning on or after December 15, 2008. The Company will adopt SFAS No. 141(R) on October 1, 2009. Management is currently evaluating the potential impact of the adoption of SFAS No. 141(R) on its consolidated financial statements.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51” (SFAS No. 160). SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling (minority) interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the accompanying Consolidated Financial Statements separate from the parent’s equity. Net income attributable to the non controlling interest will be included in consolidated net income on the face of the income statement. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS No. 160 requires retroactive adoption of the presentation and expanded disclosure requirements for existing minority interests. All other requirements of SFAS No. 160 shall be applied prospectively. The Company will adopt SFAS No. 160 on October 1, 2009 and is currently evaluating the potential impact of the adoption of SFAS No. 160 on its consolidated financial statements.

In March 2008, the FASB issued Statement of Financial Accounting Standard No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how: (a) an entity uses derivative instruments, (b) derivative instruments and related hedged items are accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and (c) derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for the fiscal years beginning after November 15, 2008. Early adoption is permitted. The Company is currently reviewing the provisions of SFAS No. 161 and has not yet adopted the statement. However, as the provisions of SFAS No. 161 are only related to disclosure of derivative and hedging activities, we do not believe the adoption of SFAS No. 161 will have a material impact on our consolidated operating results, financial position, or cash flows.

In April 2008, the FASB issued FASB Staff Position SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP SFAS No. 142-3”). FSP SFAS No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used in determining the useful life of a recognized intangible asset under Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets.” This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. FSP SFAS No. 142-3 is effective for fiscal years beginning after December 15, 2008, and early adoption is prohibited. The impact of FSP SFAS No. 142-3 will depend upon the nature, terms, and size of the acquisitions the Company consummates after the effective date.

In May 2008, the FASB issued Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement.” FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon either mandatory or optional conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants.” Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company will adopt FSP APB 14-1 beginning in the first quarter of fiscal 2010, and this standard must be applied on a retrospective basis. We are evaluating the impact the adoption of FSP APB 14-1 will have on our consolidated financial position and results of operations.

In September 2008, the FASB issued FASB Staff Position No. 133-1, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133” (“FSP SFAS No. 133-1”) and FASB Interpretation No. 45-4, “Clarification of the Effective Date of FASB Statement No. 161” (“FIN 45-4”). FSP SFAS No. 133-1 and FIN 45-4 amends FASB Statement No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities,” to require disclosures by sellers of credit derivatives, including credit derivatives embedded in hybrid instruments. FSP SFAS 133-1 and FIN 45-4 also amend FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others,” to require additional disclosure about the current status of the payment/performance risk of a guarantee. The provisions of the FSP that amend SFAS No. 133 and FIN 45 are effective for reporting periods ending after November 15, 2008. FSP SFAS No. 133-1 and FIN 45-4 also clarifies the effective date in FASB Statement No. 161 (“SFAS No. 161”), “Disclosures about Derivative Instruments and Hedging Activities.” Disclosures required by SFAS No. 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Because FSP SFAS No. 133-1 and FIN 45-4 only require additional disclosures, the adoption will not impact the Company’s consolidated financial position, results of operations or cash flows.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassification primarily relate to the discontinued operations treatment of the AV Entities, following their sale on August 1, 2008.

3. Acquisitions

ProMed Health Services Company

On June 1, 2007, the Company and its affiliated physician organization, Prospect Medical Group, Inc. (“PMG”) completed the acquisition of ProMed Health Services Company, a California corporation and its subsidiary, ProMed Health Care Administrators, Inc. (collectively referred to as “ProMed Health Care Administrators”), and two affiliated IPAs; Pomona Valley Medical Group, Inc., dba ProMed Health Network (“Pomona Valley Medical Group”), and Upland Medical Group, Inc. (“Upland Medical Group”), (collectively referred to as the “ProMed Entities”). ProMed Health Care Administrators (“PHCA”) manages the medical care of HMO enrollees served by Pomona Valley Medical Group and Upland Medical Group. Total purchase consideration of $48,000,000 included $41,040,000 of cash and 1,543,237 shares of Prospect Medical common stock valued at $6,960,000, or $4.51 per share. The transaction is referred to as the “ProMed Acquisition.”

The ProMed Acquisition, and $392,000 in related transaction costs, was financed by $48,000,000 in borrowings (less $896,000 in debt issuance costs) and $2,379,000 from cash reserves. The debt proceeds and cash reserves were used to fund the cash consideration of $41,040,000 and to repay all existing debt of Prospect Medical ($7,842,000 plus $209,000 of prepayment penalties). The $48,000,000 in borrowings used to finance the acquisition of the ProMed Entities was refinanced in August 2007, using proceeds from the $155,000,000 credit facility entered into in connection with the Alta transaction, described below. The purchase agreements provide for certain post-closing working capital and medical claims reserve adjustments. During fiscal 2008, the Company recorded a post-closing working capital adjustment of approximately $560,000 as a reduction in goodwill.

Alta Healthcare System, Inc.

On August 8, 2007, the Company acquired all of the outstanding common shares of Alta Healthcare System, Inc., a California corporation (“Alta”) and the name of the surviving entity was changed to Alta Hospitals System, LLC. The purchase transaction is referred to as the “Alta Acquisition.” Alta is a for-profit hospital management company that, through two subsidiary corporations, owns and operates four community-based hospitals—Van Nuys Community Hospital, Hollywood Community Hospital, Los Angeles Community Hospital and Norwalk Community Hospital. These hospitals provide a comprehensive range of medical, surgical and psychiatric services and have a combined 339 licensed beds served by 351 on-staff physicians. Total purchase consideration, including transaction costs, was approximately $154,935,000, comprised of repayment of approximately $41,500,000 of Alta’s existing debt, payment of approximately $51,300,000 in cash to the former Alta shareholders, issuance of 1,887,136 shares of Prospect common stock, issuance of 1,672,880 shares of Prospect convertible preferred stock valued, for purposes of the transaction, at $61,030,000, and payment of transaction costs of $1,162,714. Each share of preferred stock was convertible into five common shares upon stockholder approval (which occurred on August 13, 2008). Prior to conversion, each share of preferred stock accrued dividends at 18% per year, compounding annually. Such dividends (amounting to $7,881,890) were canceled upon conversion to common shares on August 13, 2008, and the related liability reclassified to additional paid in capital. For purposes of determining the number of shares to be issued in connection with the transaction, Prospect common stock was valued at $5.00 per share and Prospect preferred stock was valued at $25.00 per share. However, for purposes of recording the transaction, (i) the value per share of common stock was estimated at $5.58, based on the average of the stock’s closing prices before and after the acquisition announcement date of July 25, 2007, and (ii) the value per share of preferred stock was estimated at $30.19, based on the closing stock price of a common share on the acquisition date, plus a premium for the preference features of the stock. As such, total recorded purchase consideration, exclusive of transaction costs, was $153,772,000.

The Alta Acquisition, the extinguishment of Alta’s existing debt and the refinancing of the ProMed Acquisition debt described above were financed by a $155,000,000 senior secured credit facility arranged by Bank of America, comprising $145,000,000 in term loans and a $10,000,000 revolver, of which $3,000,000 was drawn at closing (see Note 9 for discussion of long-term debt). Net proceeds of $141.1 million (net of issuance discount and financing costs of $6.9 million) were used to repay Alta’s existing borrowings of $41.5 million, refinance $47.0 million in outstanding ProMed acquisition debt, pay the cash portion of the purchase price of $51.3 million and fund $1.2 million in transaction costs.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed, as of the date of acquisition, the cash paid and the allocation of the purchase price for the ProMed Entities and Alta.

	ProMed	Alta
Acquisition costs
Cash consideration	$41,040,000	$51,257,675
Stock consideration	6,960,000	61,030,284
Debt assumption and repayments	—	41,484,650
Direct acquisition costs	392,354	1,162,714
Aggregate purchase consideration	$48,392,354	$154,935,323
Allocation of purchase price
Net tangible assets	$3,504,633	$54,001,536
Amortizable intangibles:
Customer relationships	25,200,000	—
Trade names	9,450,000	14,140,000
Covenants not-to-compete	940,000	2,240,000
Provider networks	1,200,000	—
Total amortizable intangible assets	$36,790,000	$16,380,000
Net deferred tax liabilities on book-tax basis difference in assets acquired	(14,240,798)	(21,984,928)
Goodwill	22,338,519	106,538,715
	$48,392,354	$154,935,323
Net cash paid
Aggregate purchase consideration	$48,392,354	$154,935,323
Stock consideration	(6,960,000)	(61,030,284)
Cash acquired	(5,331,339)	(376,182)
Net cash paid in acquisition	$36,101,015	$93,528,857

The following table represents the acquired companies’ summarized balance sheet at the date of acquisition:

	ProMed	Alta
Cash	$5,331,339	$376,182
Other current assets	5,772,794	26,052,818
Property and equipment	375,972	46,804,000
Other noncurrent assets	77,460	—
Accounts payable and current liabilities	(8,052,932)	(17,902,876)
Other noncurrent liabilities acquired	—	(1,328,588)
Tangible net assets	$3,504,633	$54,001,536

Goodwill from the ProMed and Alta Acquisitions is primarily related to a new platform for future growth, driven by new geographic markets and business segments, as well as an experienced management team and workforce. Through the ProMed Acquisition, the Company expanded into a new service market in the Pomona Valley and Inland Empire areas. With the Alta Acquisition, the Company purchased a hospital network. As a stock purchase, the goodwill and a significant portion of the intangible assets acquired in the ProMed and Alta Acquisitions are not deductible for income tax purposes. Future tax liabilities related to the fair value of these assets in excess of the tax deductible amounts have been recorded as deferred tax liabilities on the acquisition date (also see Note 8).

The following unaudited pro forma financial information for the year ended September 30, 2007 gives effect to the acquisitions of ProMed and Alta as if they had occurred on October 1, 2006. Such unaudited pro forma information is based on historical financial information with respect to the acquisition and does not include synergies, operational, or any other changes that might have been effected by the Company.

Significant proforma adjustments include increased interest expense related to the acquisition debt, increased depreciation and amortization expense related to fixed assets and amortizable intangibles acquired, additional income taxes for acquired entities that previously operated as S-corporations, reduction in interest income to reflect cash consideration paid and distributions made by acquired entities to selling shareholders and the elimination of intercompany management fees among the ProMed Entities. Proforma adjustments also reflect the elimination of $7.3 million in transaction bonuses paid by certain acquired entities prior to the transaction, as these costs were directly related to the acquisitions. Basic and diluted earnings per share reflect only the common shares issued in connection with the acquisitions. The proforma calculations assumes the conversion of preferred shares into common stock at the acquisition date, and no effect has been given to the preferred stock dividends.

Year ended September 30, 2007
(unaudited)
Net revenue	$319,748,282
Net loss from continuing operations	(29,023,705)
Net loss per share—continuing operations
Basic	$(1.43)
Diluted	$(1.43)

Investment in Brotman Medical Center, Inc. (“Brotman”)

Effective August 31, 2005, the Company acquired an approximately 38% stake in Brotman Medical Center, Inc., (“Brotman”), for $1,000,000. The Company made the investment with the intention that it, with Brotman, would be able to offer joint contracting to HMOs operating in Brotman’s service area. Brotman, previously owned by Tenet HealthCare, had been incurring significant operating deficits. The new investors, including Prospect, hoped to help turn around Brotman’s operations and restore profitability.

During September 2005, the first month of operation under new ownership, Brotman experienced a net loss of approximately $1,000,000, of which Prospect’s portion totaled approximately $400,000. Brotman has continued to incur significant losses since September 30, 2005. Based on Brotman’s significant operating deficits, uncertain ability to increase revenues and reduce costs, and limited capital, management of Prospect believed that the remaining investment in Brotman Medical Center at September 30, 2005 was impaired and wrote off its entire investment as of September 30, 2005.

Prospect is not obligated and has not invested additional monies in Brotman. The Company has not recognized any equity in earnings since its initial investment as Brotman continued to incur losses. In November 2007, Brotman Medical Center, Inc. filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. Effective April 22, 2008, Samuel S. Lee (the Company’s CEO and Chairman of the Board) was appointed as the Chairman of the Board of Directors of Brotman.

The Company had entered into a consulting services agreement with Brotman on August 1, 2005, pursuant to which, the Company would receive a monthly consulting fee of $20,000 and, as subsequently amended on October 25, 2007, an amended monthly consulting fee of $100,000. Total consulting fee income received in the year ended September 30, 2008 and 2007, was approximately $1,200,000 and zero, respectively.

4. Divestitures

On August 1, 2008, the Company completed the sale of all of the outstanding stock of Sierra Medical Management, Inc. (“SMM”), a management subsidiary, and the sale of Sierra Primary Care Medical Group, Antelope Valley Medical Associates, Inc. and Pegasus Medical Group, Inc., each of which is an independent physician association (collectively with SMM, the “AV Entities”) pursuant to a Stock Purchase Agreement (“SPA”). As part of the sale, the Company also entered into a non-competition agreement in the Antelope Valley region of Los Angeles County for the benefit of the buyer.

Total consideration paid by the buyer was $8,000,000, of which $2,000,000 was paid into an escrow account to fund certain AV Entities’ liabilities and approximately $815,000 was paid directly to AV Entities’ vendors, employees and physicians. Of the remaining amount totaling approximately $5,185,000, $4,219,000 was paid directly to the Company’s lenders as required under the modified debt facilities, and approximately $966,000 was paid to the Company.

The Company recorded a gain of approximately $7.1 million in connection with this transaction. The SPA contains certain post-acquisition purchase price adjustment provisions for working capital and claims liabilities which require a final determination of the gain by August 10, 2010. Once the purchase price has been finalized and the net gain on the transaction determined, any adjustment to the gain will be recorded in discontinued operations when known.

Pursuant to SFAS No. 144 and EITF Issue 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations,” the AV Entities have been classified as discontinued operations for all periods presented. As discontinued operations, revenues and expenses of the AV Entities have been aggregated and stated separately from the respective captions of continuing operations in the Consolidated Statements of Operations. Expenses include direct costs of the business that will be eliminated from future operations as a result of the sale. The Company also allocated interest expense associated with the portion of debt required to be repaid for the fiscal years ended September 30, 2008 and 2007 to discontinued operations in accordance with EITF Issue 87-24 “Allocation of Interest to Discontinued Operations,” respectively. Assets and liabilities of the AV Entities’ operations have been aggregated and classified as held for sale under current assets and current liabilities since they will be realized within twelve months.

The assets and liabilities attributable to the AV Entries related to discontinued operations at September 31, 2007, consisted of the following:

As of September 30, 2007
Other receivables, net of allowances of $632,000 at September 30, 2007	$447,352
Prepaid expenses and other	52,326
Property, plant and equipment, net	151,119
Deposits and other assets	137,839
Total assets	788,636
Accrued medical claims and other healthcare costs payable	(1,233,000)
Accounts payable and other accrued liabilities	(1,363,315)
Other liabilities	(131,368)
Total liabilities	(2,727,683)
Net liabilities	$(1,939,047)

The results of operations of the AV Entities reported as discontinued operations are summarized as follows:

	Year Ended September 30
	2008	2007
Managed care revenues	$14,695,633	$18,094,110
Operating expenses:
Managed care cost of revenues	9,352,502	11,387,950
General and administrative	5,424,965	5,880,416
Depreciation and amortization	46,623	109,776
Impairment of goodwill and intangibles	—	11,264,001
Total operating expenses	14,824,090	28,642,143
Operating loss	(128,456)	(10,548,033)
Other expense	339,082	207,937
Loss before income taxes	(467,538)	(10,755,970)
Income tax benefit	(36,352)	(736,406)
Loss from operations	(431,186)	(10,019,564)
Gain on sale of the AV Entities, net of income taxes of $414,054	6,600,157	—
Income (loss) from discontinued operations	$6,168,971	$(10,019,564)

During fiscal 2007, the Company recorded approximately $11.3 million of impairment charges in discontinued operations for the write-off of goodwill and intangible assets to the AV Entities of which $8.9 million was not deductible for tax purposes.

5. Goodwill and intangible assets

In accordance with SFAS No. 142, the Company performed its annual goodwill impairment analysis for each reporting unit that constitutes a business for which 1) discrete financial information is produced and reviewed by management, and 2) services that are distinct from the other reporting units. For the IPA Management reporting segment, the Company has determined that ProMed and other affiliated physician organizations as a group (collectively referred to as Prospect) each constitutes a reporting unit. While each affiliated physician organization within the Prospect reporting unit earns revenues, incurs expenses and produces discrete financial information (including balance sheets and statements of operations), these entities are similarly organized and operated to provide managed health care services. They share similar characteristics in the enrollees they serve, the nature of services provided and the method by which medical care is rendered. They are centrally managed, sharing assets and resources, including executive management, payer and provider contracting, claims and utilization management, information technology, legal, financial accounting, risk management and human resource support. The entities in the Prospect reporting unit are also subject to similar long-term economic prospects. They form an integrated medical network within a common service area that supports and benefits from each other in delivering care to the Company’s patient base. Since goodwill is recoverable from these affiliated physician organizations working in concert, they have been aggregated into a single reporting unit for the purpose of goodwill impairment testing in accordance with SFAS No. 142. While ProMed is also a physician organization, it is a separate reporting unit in that ProMed has autonomous operations, a separate management team and serves a new market area with different payer contracts from the Prospect reporting unit. The Company has also determined that all affiliated physician organizations, including ProMed, represent a single reportable segment for financial reporting under SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”  based on the way the chief operating decision maker uses financial data internally to make operating decisions, allocate resources and assess performance. For the Hospital Services segment, the reporting unit for the annual goodwill impairment analysis is determined to be at the segment level.

During the fourth quarter of fiscal 2007, the Company identified triggering events which caused management to reassess goodwill and identifiable intangibles for impairment in the Prospect reporting unit within the IPA Management segment. During the fourth quarter of fiscal 2007, the Prospect reporting unit experienced a significant decline in enrollment representing approximately 50% of the total enrollment decline for the entire fiscal year 2007. This membership decline was attributed to increased competitive pressures that materialized into an accelerated decline in enrollment versus prior periods. In addition, the Company experienced a significant increase in medical expenses (primarily claims) and outside professional costs. As a result of the impairment analyses, the goodwill and identifiable intangibles in the Prospect reporting unit were determined to be impaired, as the aggregate fair value of the reporting unit was less than its carrying value including goodwill and identifiable intangibles. The impairment was also indicated by the reporting unit’s negative operating cash flow expectations and uncertainty as to when the reporting unit may return to profitability. As a result, the Company recorded a non-cash, pre-tax goodwill impairment charge of approximately $26.7 million and a non-cash, pre-tax intangibles impairment charge of $0.8 million in the fourth quarter of fiscal 2007, related to the continuing IPA Management operations. An additional goodwill impairment charge of $11.3 million was recorded in discontinued operations.

As of September 30, 2008 and 2007, all goodwill and intangible assets related to the ProMed Entities and Alta. The Company’s impairment test as of September 30, 2008 resulted in no impairment charges.

Identifiable Intangibles at September 30, 2008 and 2007 are compromised of the following:

	2008	2007	Amortization Period
Customer relationships	$25,200,000	$25,200,000	14 years
Covenants not-to-compete	3,180,000	3,180,000	4 - 6 years
Trade names	23,590,000	23,590,000	15 - 20 years
Provider networks	1,200,000	1,200,000	3 years
Gross carrying value	53,170,000	53,170,000
Accumulated amortization	(5,430,127)	(1,180,983)
Identifiable intangibles, net	$47,739,873	$51,989,017

Amortization expense for the years ended September 30, 2008 and 2007 was approximately $4,249,000 and $1,181,000 (exclusive of the asset impairment charge), respectively.

Estimated amortization expense for each future fiscal year is as follows:

2009	$4,249,144
2010	4,115,810
2011	3,719,020
2012	2,989,644
2013	2,969,088
2014 and thereafter	29,697,167
$47,739,873

6. Notes Receivable

In connection with the April 1, 2004 sale of three medical clinics, the Company received promissory notes in the aggregate amount of $1,068,247. There are three separate notes, each bearing interest at 5% per annum, with varying principal and interest payment requirements. The notes receivable are secured by all of the clinic assets and are personally guaranteed by each of the purchasers.

Current and non-current portions of the notes receivable as of September 30, 2008 were as follows:

Total principal outstanding	$462,397
Less current maturities	(224,063)
Non-current portion	$238,334

Future minimum payments required under the notes receivable as of September 30, 2008 are as follows:

2009	$246,607
2010	21,930
2011	21,930
2012	250,320
Gross payments	540,787
Amount representing interest	(78,390)
Net principal outstanding	$462,397

7. Related Party Transactions

Prospect Medical Holdings, Inc. has a controlling financial interest in the affiliated physician organizations included in its consolidated financial statements which are owned by a nominee physician shareholder designated by the Company. The control is effectuated through assignable option agreements and management services agreements, which provide the Company a unilateral right to establish or effect a change of the nominee shareholder for the affiliated physician organizations at will, and without the consent of the nominee, on an unlimited basis and at nominal cost through the term of the management agreement. Jacob Y. Terner, M.D. was, through August 8, 2008, the sole shareholder, sole director and Chief Executive Officer of Prospect Medical Group and was the Chief Executive Officer of each of Prospect’s subsidiary physician organizations, except for AMVI/Prospect and Nuestra. Dr. Terner is a shareholder of the Company, and formerly served as its Chairman and Chief Executive Officer.

The Company had an employment agreement with Dr. Terner that expired on August 1, 2008 and provided for base compensation (most recently $400,000 per year) and further provided that if the Company terminated Dr. Terner’s employment without cause, the Company would be required to pay him $12,500 for each month of past service as the Chief Executive Officer, commencing as of July 31, 1996, up to a maximum of $1,237,500. Dr. Terner resigned as the Chief Executive Officer of the Company effective March 19, 2008 and resigned as the chairman of the board of directors effective May 12, 2008. In consideration of Dr. Terner’s resignation and other promises in his resignation agreement, and in satisfaction of our contractual obligations under Dr. Terner’s employment agreement, the Company agreed to pay to his family trust the sum of $19,361.10 each month during the twelve- month period ending on April 30, 2009 and the sum of $42,694.45 each month during the twenty-four month period ending on April 30, 2011, for the total sum of $1,257,000, which amount was recorded as a general and administrative expense in the third quarter of fiscal 2008.

Dr. Terner continued to serve temporarily as the sole shareholder, sole director and Chief Executive Officer of Prospect Medical Group and its subsidiary physician organizations until a suitable replacement was found. Dr. Arthur Lipper currently serves as the nominee shareholder of the Company’s affiliated physician organizations.

8. Income Taxes

The components of the income tax benefit for continuing operations for the years ended September 30, 2008 and 2007 are as follows:

	2008	2007
Current:
Federal	$4,200,135	$(1,756,405)
State	1,184,302	108,660
	5,384,437	(1,647,745)
Deferred:
Federal	(5,243,010)	(5,185,012)
State	(1,468,010)	(2,080,196)
	(6,711,020)	(7,265,208)
Total:
Federal	(1,042,876)	(6,941,417)
State	(283,707)	(1,971,536)
	$(1,326,583)	$(8,912,953)

Temporary differences and carry forward items that result in deferred income tax balances as of September 30 are as follows:

	2008	2007
Deferred tax assets:
State tax benefit	$1,447,586	$44,976
Deferred Compensation	221,107	—
Allowances for bad debts	1,666,802	2,038,538
Vacation accrual and other	1,592,303	606,967
Accrued physician bonuses	2,281,228	355,934
Malpractice reserve	267,240	—
Deferred rent	104,769	33,143
Other	54,775	—
Net operating loss	1,540,098	696,741
Unrealized loss on interest rate swap	2,643,805	168,997
Capital loss carry forward	2,156,670	782,852
Deferred income tax asset	13,976,383	4,728,148
Valuation allowance	(2,153,530)	(782,852)
Net deferred income tax assets	11,822,853	3,945,296
Deferred tax liabilities:
Intangible assets	(14,479,422)	(14,395,640)
Fixed assets	(15,699,185)	(14,824,088)
Prepaid expenses	(289,540)	—
Deferred income tax liabilities	(30,468,147)	(29,219,728)
Net deferred income tax liability	$(18,645,294)	$(25,274,432)

As a result of the ProMed and Alta acquisitions in 2007, the Company recorded $36,225,726 in deferred tax liabilities principally related to differences in the tax and book basis for intangibles such as customer relationships, trade names, non-compete agreements, and provider networks and for property, improvements and equipment, for which deductions are limited to their carryover basis. These deferred tax liabilities were recorded as an increase to goodwill on the respective acquisition dates.

Other deferred income tax assets and liabilities reflect the effect of temporary differences between the assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes.

Given uncertainty regarding the likelihood of the Company generating sufficient future capital gains to utilize the unrealized capital loss associated with the Brotman investment, the sale of the AV entities and others, the related deferred tax asset was fully reserved. The valuation allowance was increased by $382,852 in 2007 for capital loss carryovers acquired in the Alta Acquisition. If realized, the $382,852 tax benefit will be recorded as a reduction in goodwill. In 2008, carryover losses related to the sale of the AV entities resulted in an increase in the deferred tax asset of $1,373,818 with a commensurate increase in the valuation allowance.

At September 30, 2008, the Company had federal and state net operating loss carryovers of approximately $3,600,000 and $8,200,000 which, if not utilized, will expire beginning 2027 and 2017, respectively.

At September 30, 2008, the Company has approximately $416,000 of unrealized excess tax benefits related to employee stock options. This amount is not included in the table of deferred tax assets above and the benefit will be recorded as an increase to additional paid in capital if and when realized.

The differences between the income tax benefit for continuing operations at the federal statutory rate of 34% and that reflected in the accompanying Consolidated Statements of Operations are summarized as follows for the years ended September 30:

	2008	2007
Tax provision at statutory rate	(34)%	(34)%
State taxes, net of federal benefit	(5)	(4)
Write off of non-deductible intangibles	—	9
Other	(1)	1
	(40)%	(28)%

Taxes paid totaled approximately $1,300,000 and $1,011,000 for the years ended September 30, 2008 and 2007, respectively.

9. Long-Term Debt

Long-term debt consists of the following at September 30:

	2008	2007
Term loans	$136,920,730	$143,750,000
Revolving credit facility	7,100,000	3,000,000
	144,020,730	146,750,000
Less current maturities	(12,100,000)	(8,000,000)
Long-term portion	$131,920,730	$138,750,000

On June 1, 2007, the Company entered into a three-year senior secured credit facility with Bank of America, in connection with the purchase of the ProMed Entities (see Note 3). The Bank of America facility totaled $53,000,000, and comprised a $48,000,000 variable-rate term loan, and a $5,000,000 revolver (which was not drawn). $8,051,000 of the term loan proceeds were used to repay existing debt and the balance was used to finance the ProMed Acquisition. The $48,000,000 term loan was repaid on August 8, 2007, with proceeds from a new $155,000,000 syndicated senior secured credit facility arranged by Bank of America in connection with the acquisition of Alta, comprising a $95,000,000, seven year first-lien term loan at LIBOR plus 400 basis points, with quarterly principal payments of $1,250,000 and an annual principal payment of 50% of excess cash flow, as defined in the loan agreement; a $50,000,000 seven and one-half year second-lien term loan at LIBOR plus 825 basis points, with all principal due at maturity and a revolving credit facility of $10,000,000 bearing interest at prime plus a margin that ranged from 275 to 300 basis points based on the consolidated leverage ratio. The Company could borrow, make repayments and re-borrow under the revolver until August 8, 2012, at which time all outstanding amounts must be repaid.

The Company recorded an interest charge of $895,914 to write off deferred financing costs upon the extinguishment of the $53 million credit facility and capitalized approximately $6.9 million in deferred financing costs on the $155 million credit facility in August 2007, which was being amortized over the term of the related debt using the effective interest method.

The Company is subject to certain financial and administrative covenants, cross default provisions and other conditions required by the loan agreements with the lenders, including a maximum senior debt/EBITDA (earnings before interest, taxes, depreciation and amortization) ratio, and a minimum fixed-charge coverage ratio, and, effective May 15, 2008, a minimum EBITDA level, each computed quarterly (except for the test periods from April 30, 2008 through June 30, 2009, which is computed monthly) based on consolidated trailing twelve-month operating results. The administrative covenants and other restrictions with which the Company must comply include, among others, restrictions on additional indebtedness, incurrence of liens, engaging in business other than the Company’s primary business, paying dividends, acquisitions and asset sales. The credit facilities provide that an event of default will occur if there is a change in control. The payment of principal and interest under the credit facilities is guaranteed, jointly and severally, by the Company and most of its existing wholly-owned subsidiaries. Substantially all of the Company’s assets are pledged to secure the credit facilities.

Default and Debt Modification

The Company exceeded the maximum senior debt/EBITDA ratio of 3.75 as of September 30, 2007, December 31, 2007 and March 31, 2008. The Company also failed to meet the minimum fixed charge coverage ratio of 1.25 as of and for the trailing twelve-month periods ended December 31, 2007 and March 31, 2008. In addition, the Company did not comply with certain administrative covenants, including timely filing of its Form 10-K for the year ended September 30, 2007 and its Forms 10-Q for the quarters ended December 31, 2007 and March 31, 2008.

On February 13, 2008, April 10, 2008 and May 14, 2008, the Company and its lenders entered into forbearance agreements, whereby the lenders agreed not to exercise their rights under the credit facilities through May 15, 2008, subject to satisfaction of specified conditions. For the period January 28, 2008 through April 10, 2008, interest was assessed at default rates of 11.4% with respect to the first lien term loan and 15.4% with respect to the second-lien term loan. Under the April 2008 forbearance agreements, the applicable margin on the first and second lien term loans were permanently increased to 750 and 1,175 basis points, respectively, and the range of applicable margins on the revolving line of credit was increased from 500 to 750 basis points effective April 10, 2008. The modified agreements also stipulate that the LIBOR rate shall not be less than 3.5% for the term of the credit facilities. Additionally, the available line of credit under the revolving credit facility was permanently reduced from $10,000,000 to $7,250,000. The Company also agreed to pay certain fees and expenses to the lenders and their advisors as described below.

On May 15, 2008, the Company and its lenders entered into agreements to waive past covenant violations and amended the financial covenant provisions prospectively, starting in April 2008, to modify the required ratios and to increase the frequency of compliance reporting from quarterly to monthly for a specified period. Effective May 15, 2008, the maximum senior debt/EBITDA ratios were increased to levels ranging from 3.90 to 7.15 for future monthly reporting periods from April 30, 2008 through June 30, 2009 and were increased to levels ranging from 3.30 to 3.75 beginning with the September 30, 2009 quarterly reporting period, through maturity of the term loan. The minimum fixed charge coverage ratios were reduced to levels ranging from 0.475 to 0.925 for monthly reporting periods from April 30, 2008 through June 30, 2009 and were reduced to levels ranging from 0.85 to 0.90 beginning with the September 30, 2009 quarterly reporting period, through maturity of the term loan. The Company is also required to meet a new minimum EBITDA requirement for monthly reporting periods from April 30, 2008 through June 30, 2009 and the remaining quarterly reporting periods through maturity of the term loan.

The Company filed its 2007 Form 10-K on June 2, 2008 and its Forms 10-Q for the quarters ended December 31, 2007 and March 31, 2008 on June 9, 2008 and June 16, 2008, respectively and was in compliance with the amended financial covenant provisions for the April through September 2008 monthly reporting periods and continues to meet all debt service requirements on a timely basis.

The Company believes that it will be able to comply with the adjusted financial ratios at least for the next twelve months. As such, scheduled payments due after twelve months have been classified as non-current at September 30, 2008 and 2007. The current portion includes scheduled minimum principal payments only and does not include additional principal payments contingent on excess cash flows or proceeds from future divestitures. However, there can be no assurance that the Company will be able to meet all of the financial covenants and other conditions required by the loan agreements for periods beyond twelve months. The lenders may not provide forbearance or grant waivers of future covenant violations and could require full repayment of the loans, which would negatively impact the Company’s liquidity, ability to operate and its ability to continue as a going concern.

In connection with obtaining forbearance and waivers, during the second and third quarters of 2008, the Company paid $450,000 in fees to Bank of America, which was included in general and administrative expenses and $1,525,000 in forbearance fees to the lenders, which was included in interest expense. In addition, the Company incurred $860,000 in legal and consulting fees to the lenders’ advisors related to the forbearance activities, which was included in general and administrative expenses. Pursuant to the amended senior credit facility agreement, the Company was also required to pay an amendment fee of $758,000 in cash and to add 1% to the principal balance of the first and second-lien debt and the revolving line of credit totaling $1,514,000. The amendment fees were expensed as loss on debt extinguishment in the third quarter of 2008. The Company will also incur an additional 4% “payment-in-kind” interest expense on the second lien debt, which accrues and is added to the principal balance on a monthly basis. The 4% may be reduced on a quarterly basis by 0.50% for each 0.25% reduction in the Company’s consolidated leverage ratio. At September 30, 2008, the interest rate (as modified and including the 4% payment-in-kind interest) on the first and second line term loans were 11.20% and 13%, respectively and the interest rate on the revolver was 13.75%.

The Company accounted for the modifications of its first and second-lien term debt in accordance with EITF Issue 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” and the modification of its revolving credit facility in accordance with EITF Issue 98-14, “Debtor’s Accounting for Changes in Line-of-Credit or Revolving Debt Arrangements.” Pursuant to EITF Issue 96-19 and EITF Issue 98-14, the Company is required to account for these modifications as debt extinguishments if the terms of the debt have changed substantially. A substantial modification occurs when the discounted future cash flows have changed by more than 10% before and after the modification in the case of the term loans; and if the product of the remaining term and the maximum available credit (i.e. the borrowing capacity) of the new revolver has decreased in relation to the existing line of credit. As a result of the increased interest and principal payments (including payment-in-kind interest) under the term loans and reduction in the maximum borrowing limit for the revolver, the Company has determined that these modifications should be accounted for as an extinguishment of the existing credit facilities effective April 10, 2008. The modified facilities are recorded as new debt instruments at fair value, which equal their face value.

In connection with the modifications of the first and second-lien term debt and the revolving line of credit, considered an early extinguishment of debt, the Company wrote off the remaining unamortized discount and debt issuance costs of $6,036,000, and expensed as debt extinguishment loss $758,000 in amendment fees paid to lenders and $1,514,000 of “payment-in-kind” interest added to the new debt, resulting in a total charge of $8,308,000 in connection with this debt extinguishment. Additionally, the Company capitalized $327,000 of deferred financing costs related to the new credit agreements, which will be amortized over their remaining terms.

Interest Rate Swaps

As required by the $53 million credit facility, on May 16, 2007, the Company entered into a $48 million interest rate swap, to effectively convert the variable interest rate (the LIBOR component) under the original credit facility to a fixed rate of 5.3%, plus the applicable margin per year throughout the term of the loan. This interest rate swap remains in effect even though the related term loan was repaid in August 2007.

In addition to the pre-existing $48,000,000 interest rate swap described above, on September 5, 2007, the Company entered into a separate interest rate swap agreement for the incremental debt, initially totaling $97,750,000, to effectively convert the variable interest rate (the LIBOR component) under the incremental portion of the original $155 million credit facility to a fixed rate of 5.05%, plus the applicable margin, per year, throughout the term of the loan. The notional amounts of these interest rate swaps are scheduled to decline as the principal balances owing under the term loans decline. Under these swaps, the Company is required to make quarterly fixed-rate payments to the swap counterparties calculated on the notional amount of the swap and the interest rate for the particular swap, while the swap counterparties are obligated to make certain monthly floating rate payments to the Company referencing the same notional amount. These interest rate swaps effectively fix the weighted average annual interest rate payable on the term loans to 5.13%, plus the applicable margin. Notwithstanding the terms of the interest rate swap transactions, the Company is ultimately obligated for all amounts due and payable under its credit facilities.

The interest rate swap agreements were designated as cash flow hedges of expected interest payments on the term loans with the effective date of the $48,000,000 swap being December 31, 2007 and the effective date of the $97,750,000 swap being September 6, 2007. Prior to the hedge effective dates, all mark-to-market adjustments in the value of the swaps were charged to expense. After the hedge effective date, the effective portions of the fair value gains or losses on these cash flow hedges were recorded as a component of other comprehensive income, net of tax, to be subsequently reclassified into earnings when the forecasted transaction affects earnings. Effective April 1, 2008, the Company elected to discontinue hedge accounting. Changes in the fair value of the interest rate swaps after March 31, 2008 are recorded as other income or expense. Total net gain (loss) on the interest rate swaps included in earnings for the fiscal years ended September 30, 2008 and 2007 were approximately $3,096,000 and $(868,000), respectively. The effective portion of the swaps of approximately $5.4 million, after tax, that was recorded in other comprehensive income through March 31, 2008 will continue to be amortized as expense over the remaining life of the swaps. Approximately $491,000 was amortized to expense from April 1, 2008 through September 30, 2008.

Scheduled payments under current and long-term debt, inclusive of the $7,100,000 owing on the revolving credit facility (due in 2009), are as follows, as of September 30, 2008:

2009	$12,100,000
2010	5,000,000
2011	5,000,000
2012	5,000,000
2013 and thereafter	116,920,730
Total minimum payments	$144,020,730

The scheduled maturities above do not include mandatory principal payments based on 50% of excess cash flows from operations (as defined) since such amounts cannot be reasonably determined in advance.

10. Stockholders’ Equity

2008 Omnibus Equity Incentive Plan

On August 13, 2008, the Company’s stockholders adopted the 2008 Omnibus Equity Incentive Plan (“2008 Plan”). The 2008 Plan, which replaces the 1998 Plan, permits a variety of equity programs designed to provide flexibility in implementing equity awards, including incentive stock options (“ISO”), non-qualified stock options (“NQSO”), restricted stock grants, stock appreciation rights (“SAR”) and performance based awards to employees, directors and outside consultants as determined by the Compensation Committee of the Board of Directors (the “Committee”).

The maximum number of shares of Common Stock allocated to the 2008 Plan and reserved to satisfy awards under the 2008 Plan is 4,000,000. The maximum number of shares that may be included in Awards to any participant within a 12 month period is 500,000. Awards may not be granted under the 2008 Plan after the tenth anniversary of the approval of the 2008 Plan, but awards granted prior to such anniversary may extend beyond such date. Once granted, options and stock appreciation rights may not be repriced. Grants of awards to a non-employee member of the Board at the time of grant must be made pursuant to formulas established by the Board before such grant.

Under the terms of the 2008 Plan, the exercise price of ISO may not be less than 100% of the fair market value of the Company’s Common Stock on the date of grant and, if granted to a shareholder owning more than 10% of the Company’s Common Stock, then not less than 110%. Stock options granted under the 2008 Plan have a maximum term of 10 years from the grant date, and will be exercisable at such time and upon such terms and conditions as determined by the Committee. Stock options granted to employees generally vest over four years while options granted to directors and consultants typically vest over a shorter period, subject to continued service. In the case of an ISO, the amount of the aggregate fair market value of Common Stock (determined at the time of grant) with respect to which ISO are exercisable for the first time by an employee during any calendar year may not exceed $100,000.

The base price, above which any appreciation of the SAR issued under the 2008 Plan is measured, will in no event be less than 100% of the fair market value of the Company’s stock on the date of grant of the SAR or, if the SAR is granted in tandem with a stock option, the exercise price under the associated option. The restrictions imposed on shares granted under a restricted stock award will lapse in accordance with the vesting requirements specified by the Committee in the award agreement. Such vesting requirements may be based on the continued service of the participant with the Company for a specified time or on the attainment of specified performance goals established by the Committee in its discretion. If the vesting requirements of a restricted stock award are not satisfied prior to the termination of the participant’s service, the unvested portion of the award will be forfeited and the shares of Common Stock subject to the unvested portion of the award will be returned to the Company.

During August 2008, 2,001,250 options were issued under the 2008 Plan, of which 500,000 were granted to Samuel S. Lee in connection with his employment as the Chief Executive Officer of the Company and 1,456,250 options outside of the 2008 Plan were granted to Samuel S. Lee. During August 2008, 200,000 shares of restricted stock were issued under the 2008 Plan to Mike Heather in connection with his employment as Chief Financial Officer of the Company. During September 2008, a total of 30,000 shares of restricted stock were issued to outside directors of the Company. As of September 30, 2008, there were 1,768,750 shares available for future grants under the 2008 Plan.

1998 Stock Option Plan

The Company’s 1998 Stock Option Plan (“1998 Plan”), as amended, provided for a continuous pool of 2,040,000 shares of the Company’s Common Stock for allocation to previously issued and outstanding or exercised stock option awards under the Plan. Options granted under the 1998 Plan may be qualified incentive stock options or non-qualified stock options and each grant is evidenced by a written stock option agreement. The exercise price to be paid for shares upon exercise of each option granted under the 1998 Plan is determined by the Board of Directors at the time the option is granted, but may not be less than the fair market value of the stock, as determined on the date of grant. The maximum term of each option is ten years. The aggregate fair market value of shares of Common Stock with respect to which qualified incentive stock options are exercisable for the first time by any single optionee in any calendar year is limited to $100,000. Qualified options have a term of five years, with vesting schedules determined by the Compensation Committee.

An option granted under the 1998 Plan terminates 90 days after the holder ceases to be employed by the Company, except in the case of death or disability. In the case of death or disability, the option may be exercised within twelve months by the holder or the holder’s legal representative, executor, administrator, legatee or heirs, as the case may be. The terms of the options granted outside of the 1998 Plan are substantially similar to the terms of the non-qualified options issued under the 1998 Plan, except that 300,000 options were granted to Mike Heather as Chief Financial Officer (“CFO”), provide that if Mr. Heather leaves the employ of the company, he will be able to exercise the options for up to three years after his separation from the Company.

In conjunction with the adoption of the 2008 Plan, effective August 13, 2008, additional equity awards under the 1998 Plan have been discontinued and new equity awards are being granted under the 2008 Plan. Remaining authorized shares under the 1998 Plan that were not subject to outstanding awards as of August 13, 2008, were canceled on August 13, 2008. The 1998 Plan will remain in effect as to outstanding equity awards granted under the 1998 Plan prior to August 13, 2008.

Outstanding Stock Options and Stock Option Activity

Option Activities

A summary of option activity for the years ended September 30 2008 and 2007 is as follows:

	2008		2007
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding, beginning of year	2,249,906	$4.57	2,812,247	$4.15
Granted	3,457,500	$2.42	249,805	$5.49
Exercised	(380,000)	$3.16	(761,315)	$3.24
Forfeited	(239,769)	$5.54	(50,831)	$5.52
Expired	—	—	—	—
Outstanding, end of year	5,087,637	$3.17	2,249,906	$4.57
Exercisable, end of year	2,180,912	$3.69	2,163,803	$4.55
Price range	$2.40 - $7.15		$3.00 - $7.15

The aggregate intrinsic value of stock options outstanding and exercisable at September 30, 2008 was approximately $323,000 and $126,000, respectively. The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock for those awards that have an exercise price currently below the quoted market price.

Stock-based compensation expense recognized in fiscal 2008 and 2007 related to stock options under the fair value method was approximately $1,369,000 and $509,235, respectively. During the years ended September 30, 2008 and 2007, options were exercised for cash proceeds of approximately $1,200,000 and $1,416,000, respectively. The aggregate intrinsic value of the gross option shares exercised in fiscal 2008 and 2007 was approximately $742,000 and $1,655,000, respectively. $115,000 in tax benefits were recorded for options exercised in 2007 and none for 2008.

At September 30, 2008, there were 2,151,628 in unvested options. Compensation expense of approximately $1,200,000 for the unvested options will be recognized ratably over the remaining vesting period. The weighted average remaining contractual life of stock options outstanding at September 30, 2008 was 48 months.

Fair Value Assumptions

The weighted average grant date fair value (determined using Black Scholes option pricing model) of options granted was $0.58 and $2.81 in 2008 and 2007, respectively. Fair value for options granted during the year ended September 30, 2008 and 2007 was estimated with the following weighted average assumptions:

	2008	2007
Market price of the Company’s common stock on the date of grant	$2.40	$5.20 - 5.81
Weighted average expected life of the options	3.25 years	5 years
Risk-free interest rate	2.70%	4.67% - 4.75%
Weighted average expected volatility	29.30%	53.21%
Dividend yield	0.00%	0.00%

Expected Term—The expected term of options granted represents the period of time that they are expected to be outstanding. The Company has adopted the “simplified method” of determining the expected term for “plain vanilla” options, as allowed under Staff Accounting Bulletin (SAB) No. 107. The “simplified method” states that the expected term is equal to the sum of the vesting term plus the contract term, divided by two. “Plain vanilla” options are defined as those granted at-the-money, having service time vesting as a condition to exercise, providing that non-vested options are forfeited upon termination and that there is a limited time to exercise the vested options after termination of service, usually 90 days, and providing the options are non-transferable and non-hedgeable. We will continue to gather additional information about the exercise behavior of participants and will adjust the expected term of our option awards to reflect the actual exercise experience when such historical experience becomes sufficient.

Expected Volatility—The Company estimates the volatility of the common stock at the date of grant based on the average of the historical volatilities of a group of peer companies. Since the Company’s shares did not become publicly traded until May 2005, management believes there is currently not enough historical volatility data available to predict the stock’s future volatility. The Company has identified a group of comparable companies to calculate historical volatility from publicly available data for sequential periods approximately equal to the expected terms of the option grants. In selecting comparable companies, management considered several factors including industry, stage of development, size and market capitalization.

Risk-Free Interest Rate—The Company bases the risk-free interest rate on the implied yield in effect at the time of option grant on U.S. Treasury zero-coupon issues with equivalent remaining terms.

Dividends—The Company has never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

Forfeitures—Share based compensation is recognized only for those awards that are ultimately expected to vest. Compensation expense, is recorded net of estimated forfeitures. Those estimates are revised in subsequent periods if actual forfeitures differ from those estimates. The Company used historical data since May 2005 to estimate pre-vesting option forfeitures for all our employees on a combined basis.

Restricted Stock Award Activities

On August 15, 2008, upon receipt of stockholder approval, the Company finalized the grant of 200,000 shares of restricted stock under the 2008 Plan to Mike Heather previously committed in connection with his employment as the Chief Financial Officer of the Company. Two-thirds of the shares were vested at the time of issuance and the final third will vest on June 14, 2009. This resulted in $344,000 of stock based compensation expense, which was recorded in Prospect Medical Holdings Inc. for the year ended September 30, 2008. Compensation of approximately $136,000 for the 66,667 in unvested restricted stocks will be recognized ratably over the remaining vesting period.

Warrants

In 2000, the Company issued warrants to purchase 480,461 shares of the Company’s common stock at $5.00 per share to certain shareholders. The shareholders paid cash or converted outstanding loans in order to receive the warrants. The warrants were exercisable on January 31, 2002 and expired on January 31, 2007. No value was assigned to the issuance of these warrants as the exercise price exceeded the fair value of the underlying stock, estimated at $1.25 to $2.00 per share during this period, and there was either no or only nominal trading activity in the stock. Consequently, the Company determined that the fair value of the warrants was de minimis. All of these warrants were exercised in January 2007, resulting in net proceeds totaling $786,162.

In conjunction with a March 2004 Private Placement, the Company issued warrants to purchase 659,409 shares of the Company’s common stock at $1.00 per share, as a promotional fee. These warrants are exercisable at any time and expire on September 19, 2010. 100,000 and 369,210 of these warrants were exercised on November 3, 2004 and on September 18, 2008, respectively.

In addition to the $1.00 warrants discussed above, the Company also issued warrants to purchase 453,047 shares of common stock at an exercise price of $5.50 to the investors of the Private Placement. These warrants expire in March, 2014.

On June 15, 2004, the Company issued warrants to purchase a total of 22,727 shares of common stock at a price of $5.50 per share to New Capital Advisors. These warrants were issued for services provided in connection with the March 2004 Private Placement, are exercisable at any time, and expire on June 15, 2011.

11. Commitments and Contingencies

Leases

The Company leases an office facility partly owned by a shareholder of the Company (see Note 7) and various office facilities and equipment from third parties under non-cancelable operating and capital lease arrangements expiring at various dates through 2014. Operating leases contain rent escalation clauses and renewal options. Capital leases bear interest at rates ranging from 7% - 18% per annum.

The future minimum annual lease payments and anticipated sublease income required under such leases in effect at September 30, 2008 are as follows:

	Non-Related Entities
Years ending September 30,	Capital Leases	Operating Leases	Operating Leases, Sublease Income	Operating Leases, Related Entities	Total Operating Leases, net
2009	$485,590	$2,078,438	$(185,566)	$483,624	$2,376,496
2010	364,031	1,806,098	(190,189)	506,410	2,122,319
2011	97,676	953,210	(79,267)	531,474	1,405,417
2012	43,363	523,546	(83,230)	558,247	998,563
2013 and thereafter	7,227	1,054,680	(6,979)	1,351,187	2,398,888
Total minimum lease payments	$997,887	$6,415,972	$(545,231)	$3,430,942	$9,301,683
Less amounts representing interest	(215,015)
	782,872
Less current portion	(340,681)
	$442,191

Consolidated rent expense for fiscal 2008 and 2007 was approximately $3,644,000 and $2,214,000, respectively. Included in rent expense for these periods was sublease income of $20,400 and zero, respectively, which was recorded as a reduction to rental expense.

Seismic Retrofit

Alta is required to comply with the Hospital Seismic Safety Act (SB1953), which regulates the seismic performance of all aspects of hospital facilities in California. SB1953 imposes near-term and long-term compliance deadlines for seismic safety assessment, submission of corrective plans, and the retrofitting or replacement of medical facilities to comply with current seismic standards. These requirements can result in significant operational changes and capital outlays. Management is continuing to assess its options and the methods of financing the retrofit. Based on management’s evaluation, the renovation needs to comply with the California seismic safety standards for its acute-care facilities, including asbestos abatement and are not estimable at this time.

Regulatory Matters

Laws and regulations governing the Medicare program and health care generally are complex and subject to interpretation. Prospect and its affiliates believe that they are in compliance with all applicable laws and regulations and are not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action, including fines, penalties, and exclusion from the Medicare and Medicaid programs.

The Company’s affiliated physician organizations must comply with a minimum working capital requirement, Tangible Net Equity (“TNE”) requirement, cash-to-claims ratio and claims payment requirements prescribed by the California Department of Managed Health Care. TNE is defined as net assets, less intangibles and amounts due from affiliates, plus subordinated obligations. At September 30, 2008, the Company and the affiliated physician organizations were in compliance with these regulatory requirements.

Trading Suspension

Following non-timely filing of the Company’s Form 10-K for the fiscal year ended September 30, 2007, the American Stock Exchange (now NYSE Alternext US) suspended trading of the Company’s common stock, effective January 16, 2008. Following filing of the Company’s Form 10-K and subsequent Forms 10-Q, trading of the Company’s shares was resumed, effective June 18, 2008.

Litigation

The Company and its affiliated physician organizations and hospitals are parties to various legal actions arising in the ordinary course of business. The Company believes that any potential liability, if any, under these claims will not have a material adverse effect on the consolidated financial position, results of operations, or cash flows.

12. Defined Contribution Plan

Each of the Company, ProMed and Alta sponsor a defined contribution plan covering substantially all employees who meet certain eligibility requirements. Under these plans, employees can contribute up to 15% of their annual compensation. Employer contributions vest immediately. Beginning January 1, 2006, the Company changed matching under the Prospect plan from 25% of the first 4% contributed, to 100% of the first 3% and 50% of the next 2% contributed. Under the ProMed plan, the Company provides a match of 50% up to 6% contributed which vests equally over five years. There is currently no company match under the Alta plan. The Company is currently evaluating alternatives for combining one or more of these plans. The total expense under the plans was approximately $39,000 in 2008 and $312,000 in 2007.

13. Incurred but Not Reported Claims Reserves

The following table presents the roll-forward of incurred but not reported, or IBNR, claims reserves as of and for the periods indicated:

	Year ended September 30,
	2008	2007
IBNR as of beginning of year	$21,405,960	$10,130,000
IBNR acquired in business combinations	—	6,537,525
Health care claim expenses incurred during the year:
Related to current year	79,173,614	63,242,404
Related to prior year	(1,995,586)	(153,740)
Total incurred	77,178,028	63,088,664
Health care claims paid during the year:
Related to current year	(59,632,614)	(48,517,516)
Related to prior year	(18,470,994)	(9,832,713)
Total paid	(78,103,608)	(58,350,229)
IBNR as of end of year	$20,480,380	$21,405,960

Amounts exclude charges in medical claims and benefits payable related to the AV Entities which are reported in discontinued operations.

Following is a reconciliation of managed care cost of revenues per the Consolidated Statements of Operations to healthcare claims expense reflected in the preceding table:

	Consolidated Year ended September 30,
	2008	2007
Capitation expense	$79,120,605	$54,647,235
Fee-for-service claims expense	77,178,028	63,088,664
Other physician compensation	4,545,667	731,411
Other cost of revenues	(1,936,988)	1,189,554
Total cost of revenues	$158,907,312	$119,656,864

14. Joint Venture

As discussed at Note 1, the Company and an unrelated third party, AMVI/IMC Health Network, Inc. (“AMVI”) formed a joint venture to initially service Medi-Cal (Medi-Cal is the California Medicaid program) members under the CalOPTIMA program in Orange County, California. Healthy Families and OneCare members were subsequently added to the joint venture arrangement. The Company does not consolidate the joint venture. The Company includes in its financial statements only the net results attributable to those enrollees specifically identified as assigned to it, together with the management fee that it charges the joint venture partner for managing those enrollees specifically assigned to AMVI. Costs incurred by the Company in managing the joint venture are included in general and administrative expenses in the accompanying consolidated financial statements. As of September 30, 2008 and 2007, the amounts due to the joint venture of approximately $732,000 and $1,913,000, respectively, which represent advance capital distributions from the joint venture, were included in accounts payable and other accrued liabilities in the accompanying consolidated financial statements.

Under the OneCare contract, the Company was required, through December 31, 2006, to pay medical costs of at least equal to 85% of the capitation revenue.

Effective January 1, 2007, the MediCal and Healthy Family enrollees under the CalOPTIMA contract were reassigned from the AVMI/Prospect Joint Venture directly to Prospect Medical Group. As a result, revenues and service costs related to these enrollees, which were previously included in income from unconsolidated joint venture, are reported as capitation revenue and medical costs, respectively, beginning in the second fiscal quarter of 2007.

Summarized unaudited financial information for the unconsolidated joint venture at September 30, 2008 and 2007 and for each of the years then ended is as follows:

	2008	2007
Cash	$1,380,142	$997,685
Receivables	1,567,294	3,350,465
Total assets	$2,947,436	$4,348,150
Accrued medical claims	$940,464	$2,648,103
Other payables	809,478	560,272
Other partner’s capital	1,196,494	1,138,775
Prospect’s capital	1,000	1,000
Total liabilities and partners’ capital	$2,947,436	$4,348,150
Revenues	$8,190,441	$9,943,925
Income before income taxes	$2,283,999	$3,042,324
Prospect’s equity income	$2,562,839	$2,663,544
Management fees earned by Prospect	$468,348	$592,193

15. Segment Information

Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” provides disclosure guidelines for segments of a company based on a management approach to defining reporting segments.

With the acquisition of Alta in August 2007, the Company’s operations are now organized into three reporting segments: (i) IPA Management—which is comprised of the Prospect and ProMed reporting units, provides management services to affiliated physician organizations that operate as independent physician associations (“IPAs”) or medical clinics; (ii) Hospital Services—which owns and operates four community-based hospitals—Los Angeles Community Hospital, Hollywood Community Hospital, Norwalk Community Hospital and Van Nuys Community Hospital and (iii) Corporate. Corporate represents expenses incurred in Prospect Medical Holdings, Inc. (the “Parent Entity”), which were not allocated to the reporting segments.

The accounting policies of the reporting segments are the same as those described in the summary of significant accounting policies (see Note 2). The Company evaluates financial performance and allocates resources primarily based on earnings from continuing operations before interest expense, interest income, income taxes, depreciation and amortization, as well as income or loss from operations before income taxes, excluding infrequent or unusual items.

The reporting segments are strategic business units that offer different services within the healthcare continuum. Business in each reporting segment is conducted by one or more direct or indirect wholly-owned subsidiaries of the Company. Each of these subsidiaries has separate governing bodies.

The following table summarizes certain information for each of the reporting segments regularly provided to and reviewed by the chief operating decision maker as of and for the years ended September 30, 2008 and 2007:

	As of and for the Fiscal Year Ended September 30, 2008
	IPA Management	Hospital Services	Corporate(1)	Intersegment Eliminations	Consolidated
Revenues from external customers	$202,843,721	$126,692,318	$—	$—	$329,536,039
Intersegment revenues	—	—	—	—	—
Total revenues	202,843,721	126,692,318	—	—	329,536,039
Operating income (loss)	13,172,731	25,571,943	(15,093,537)	—	23,651,136
Investment income	(254,091)	—	(361,625)	—	(615,716)
Interest expense and amortization of deferred financing costs	—	167,590	22,173,160	—	22,340,750
Gain on interest rate swap arrangements	—	—	(3,095,549)	—	(3,095,549)
Loss on debt extinguishment	—	—	8,308,466	—	8,308,466
Income (loss) from continuing operations before income taxes	$13,426,822	$25,404,353	$(42,117,988)	$—	$(3,286,813)
Identifiable segment assets	$84,205,564	$195,752,644	$17,109,810	$—	$297,068,018
Segment capital expenditures, net of dispositions	$(39,120)	$1,143,060	$—	$—	$1,103,940
Segment goodwill	$22,338,519	$106,538,715	$—	$—	$128,877,234

	As of and for the Fiscal Year Ended September 30, 2007
	IPA Management(1)	Hospital Services	Corporate(1)	Intersegment Eliminations	Consolidated
Revenues from external customers	$146,975,969	$15,583,040	$—	$—	$162,559,009
Intersegment revenues	—	—	—	—	—
Total revenues	146,975,969	15,583,040	—	—	162,559,009
Operating income (loss)	(24,134,662)	2,830,923	(6,235,517)	—	(27,539,256)
Investment income	(161,748)	—	(934,804)	—	(1,096,552)
Interest expense and amortization of deferred financing costs	15,207	14,753	5,018,957	—	5,048,917
Loss on interest rate swap arrangements	—	—	868,480	—	868,480
Income (loss) from continuing operations before income taxes	$(23,988,121)	$2,816,170	$(11,188,150)	$—	$(32,360,101)
Identifiable segment assets	$83,897,145	$195,653,073	$15,796,057	$—	$295,346,275
Segment capital expenditures, net of dispositions	$848,215	$51,723	$16,475	$—	$916,413
Segment goodwill	$22,623,230	$106,498,704	$—	$—	$129,121,934

(1)           Prospect Medical Holdings, Inc. files a consolidated tax return and allocates costs for shared services and corporate overhead to each of the reporting segments. All acquisition-related debt, including those related to the IPA Management and Hospital Services segment, is recorded at the Parent entity level. As such, the Company does not allocate interest expense, gain or loss on interest rate swaps and loss on debt extinguishment to each of the reporting segments.

(2)           Prospect Medical Group (which serves as a holding company for other affiliated physician organizations and is itself an affiliated physician organization) files a consolidated tax return. The consolidated tax provision (benefit) is recorded as part of the IPA Management reporting segment.

(3)           During fiscal 2008, the Company incurred approximately $1,383,000 in costs related to the restatement of Alta’s pre-acquisition financial statements, preparation of SEC filings and the related special investigation by the Company’s audit committee, which was completed in March 2008. These expenses are included in general and administrative expenses of the Parent Entity. In connection with the forbearance and modification of its outstanding term debt and revolving line of credit, in fiscal 2008, the Company incurred approximately $2,835,000 in forbearance related fees which are included in the operating results of the Parent Entity. In fiscal 2008, the Company also wrote off the remaining unamortized discount and debt issuance costs relating to the early extinguishment of the outstanding first and second-lien term debt and revolving line of credit, totaling approximately $6,036,000 and expensed $2,272,000 in amendment fees paid to the lenders, resulting in an aggregate loss of $8,308,000 in connection with this debt extinguishment. Included in general and administrative expenses of the Parent Entity were executive bonuses, totaling approximately $635,000, employee stock compensation expense totaling approximately $1,369,000, and severance obligation under Dr. Jacob Terner’s employment agreement totaling approximately $1,257,200 in fiscal 2008.

(4)           Certain prior year amounts have been reclassed to conform to fiscal 2008 presentation.

16. Subsequent Event (unaudited)

Effective November 26, 2008, Arthur Lipper, M.D. replaced Dr. Saguil as the nominee shareholder of Prospect Medical Group and in all officer and director positions held by Dr. Saguil. Effective November 26, 2008, Dr. Lipper was also appointed to serve as a Vice-President of PMH and of each of our direct and indirect subsidiaries other than Alta. Dr. Saguil previously replaced Dr. Terner in these positions on August 8, 2008.

PROSPECT MEDICAL HOLDINGS, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

	Balance at the beginning of the year	Acquired (Divested) in Business Combinations	Charges to operations	Deductions	Balance at the end of the year
Allowance for Doubtful Accounts
Year ended September 30, 2008	$5,079,000	$(658,000)	$5,681,000	$(6,213,000)	$3,891,000
Year ended September 30, 2007	$509,000	$6,314,000	$1,019,000	$(2,763,000)	$5,079,000
Valuation allowance for deferred tax assets
Year ended September 30, 2008	$782,852	$—	$1,370,678	$—	$2,153,530
Year ended September 30, 2007	$400,000	$382,852	$—	$—	$782,852

PROSPECT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2009	September 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$31,587	$33,583
Restricted cash	1,745	—
Investments, primarily restricted certificates of deposit	665	637
Patient accounts receivable, net of allowance for doubtful accounts of $11,509 and $3,891 at June 30, 2009 and September 30, 2008	39,307	18,314
Government program receivables	3,606	4,365
Risk pool receivables	194	338
Other receivables	1,222	2,598
Third party settlements	2,990	217
Notes receivable, current portion	62	224
Refundable income taxes, net	—	2,654
Deferred income taxes, net	5,788	5,788
Inventories	4,185	1,460
Prepaid expenses and other current assets	4,479	2,776
Total current assets	95,830	72,954
Property, improvements and equipment:
Land and land improvements	31,028	18,452
Buildings	27,047	22,233
Leasehold improvements	2,028	1,505
Equipment	20,140	10,628
Furniture and fixtures	913	912
	81,156	53,730
Less accumulated depreciation and amortization	(13,219)	(7,911)
Property, improvements and equipment, net	67,937	45,819
Notes receivable, less current portion	371	238
Deposits and other assets	391	778
Deferred financing costs, net	3,045	662
Goodwill	150,046	128,877
Other intangible assets, net	44,553	47,740
Total assets	$362,174	$297,068

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

(Unaudited)

	June 30, 2009	September 30, 2008
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued medical claims and other health care costs payable	$17,863	$20,480
Accounts payable and other accrued liabilities	28,548	16,296
Accrued salaries, wages and benefits	22,745	11,257
Due to government payer	13,834	—
Income taxes payable, net	64	—
Payable to Creditors’ Trust	1,000	—
Current portion of capital leases	1,137	341
Current portion of long-term debt	900	12,100
Interest rate swap liability – current (see Note 7)	11,032	—
Other current liabilities	693	107
Total current liabilities	97,816	60,581

Long-term debt, net of current portion	160,399	131,921
Deferred income taxes	26,522	24,433
Malpractice reserve	2,706	786
Capital leases, net of current portion	542	442
Interest rate swap liability – non-current	—	6,013
Total liabilities	287,985	224,176
Minority interest	86	81
Commitments, Contingencies and Subsequent Event
Shareholders’ equity:
Common stock, $0.01 par value; 40,000,000 shares authorized; 20,575,111 and 20,508,444 shares issued and outstanding at June 30, 2009 and September 30, 2008, respectively	206	204
Additional paid-in capital	94,172	93,407
Accumulated other comprehensive loss	(4,258)	(4,917)
Accumulated deficit	(16,017)	(15,883)
Total shareholders’ equity	74,103	72,811
Total liabilities and shareholders’ equity	$362,174	$297,068

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Net hospital services revenues	$66,470	$31,413	$139,701	$91,096
Managed care revenues	47,848	49,448	144,138	150,697
Total revenues	114,318	80,861	283,839	241,793
Operating expenses:
Hospital services operating expenses	51,278	20,764	96,281	59,732
Managed care cost of revenues	36,968	38,973	111,535	120,448
General and administrative	17,740	16,122	43,505	43,057
Depreciation and amortization	2,162	1,903	5,751	5,712
Total operating expenses	108,148	77,762	257,072	228,949
Operating income from unconsolidated joint venture	535	955	1,482	2,124
Operating income	6,705	4,054	28,249	14,968
Other (income) expense:
Investment income	(33)	(81)	(101)	(523)
Interest expense and amortization of deferred financing costs	8,682	6,562	21,396	16,055
(Gain) loss in value of interest rate swap arrangements	(3,694)	(4,948)	5,019	(4,072)
Loss on debt extinguishment	—	8,309	—	8,309
Total other (income) expense, net	4,954	9,842	26,313	19,769
Income (loss) from continuing operations before income taxes	1,751	(5,788)	1,936	(4,801)
Provision (benefit) for income taxes	1,989	(2,083)	2,065	(1,728)
Loss from continuing operations before minority interest	(237)	(3,705)	(129)	(3,073)
Minority interest	1	3	5	12
(Loss) from continuing operations	(238)	(3,708)	(134)	(3,085)
Income (loss) from discontinued operations, net of tax (see Note 4)	—	188	—	(203)
Net loss before preferred dividend	(238)	(3,520)	(134)	(3,288)
Dividends to preferred stockholders	—	(1,932)	—	(5,797)
Net loss attributable to common stockholders	$(238)	$(5,452)	$(134)	$(9,085)

Per share data:
Net loss per share attributable to common stockholders:
Basic:
Continuing operations	$(0.01)	$(0.48)	$(0.01)	$(0.75)
Discontinued operations	$—	$0.02	$—	$(0.02)
Net loss attributable to common stockholders	$(0.01)	$(0.46)	$(0.01)	$(0.77)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended June 30,
	2009	2008
Operating activities
Net loss	$(134)	$(3,288)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,751	5,712
Amortization of deferred financing costs	259	479
Loss on debt extinguishment	—	8,308
Payment-In-kind interest expense	277	454
Loss (Gain) on interest rate swap arrangements	5,019	(4,072)
Provision for bad debts	12,283	2,998
Loss on disposal of assets	34	65
Stock based compensation	766	87
Deferred income taxes, net	(1,628)	(4,898)
Loss on discontinued operations	—	287
Amortization of other comprehensive income	659	—
Changes in assets and liabilities, net of business combination:
Risk pool receivables	144	(171)
Patient and other receivables	(9,160)	(2,582)
Prepaid expenses and other	431	(655)
Inventory	133	(258)
Refundable income taxes	2,654	3,248
Excess tax benefits from options exercised	—	—
Deposits and other assets	142	(22)
Accrued medical claims and other health care costs payable	(2,617)	(771)
Accounts payable and other accrued liabilities	(3,009)	805
Net cash used in operating activities from discontinued operations	—	(8)
Net cash provided by operating activities	12,004	5,718
Investing activities
Purchases of property, improvements and equipment	(764)	(1,532)
Collections on notes receivable	29	25
Cash paid for acquisitions, net of cash received	(2,310)	—
Increase in restricted certificates of deposit	(28)	(36)
Capitalized expenses related to acquisitions	(37)	(102)
Other investing activities	5	12
Net cash used in investing activities from discontinued operations	—	(3)
Net cash used in investing activities	(3,105)	(1,636)
Financing activities
Borrowings on line of credit	—	4,000
Repayments on line of credit	(1,671)	—
Change in restricted cash	1,047	—
Repayments of term loan	(8,904)	(3,750)
Payments on capital leases	(395)	(126)
Cash paid for deferred financing costs	(972)	(327)
Cash paid to lenders for loan modifications	—	(757)
Proceeds from exercises of stock options and warrants	—	1,200
Net cash (used in) provided by financing activities	(10,895)	240

Net (decrease) increase in cash and cash equivalents	(1,996)	4,322
Cash and cash equivalents at beginning of period	33,583	22,095
Cash and cash equivalents at end of period	$31,587	$26,417
Supplemental cash flow information
Non-cash investing and financing activities:
Dividend on preferred shares	$—	$5,797
Deferred income taxes related to change in interest rate swap liability	$530	$3,304
Write off of deferred financing costs	$—	$6,038
Paid-in-kind interest added to principal	$252	$1,967
Details of businesses acquired:
Fair value of assets acquired	$7,502	$—
Liabilities assumed or accrued for	(4,983)	—
Total net assets acquired	2,519	—
Less: cash acquired	(209)	—
Net cash paid for acquisitions	$2,310	$—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

1. Business

Prospect Medical Holdings, Inc. (“Prospect” or the “Company”) is a Delaware corporation. Prior to the August 8, 2007 acquisition of Alta Hospitals System, LLC (“Alta”), which was previously known as Alta Healthcare System, Inc., the Company was primarily engaged in providing management services to affiliated physician organizations that operate as independent physician associations (“IPAs”) or medical clinics. Inclusive of the acquisition of a majority stake in Brotman Medical Center, Inc., a California corporation (“Brotman”) on April 14, 2009 (see Note 8), as of June 30, 2009, the Company owns and operates five community-based hospitals in Southern California, and its operations are organized into three primary reportable segments: Hospital Services, IPA, and Corporate as discussed below.

Liquidity and Recent Operating Results

As discussed in Note 7, prior to the July 29, 2009 refinancing, the Company was subject to certain financial and administrative covenants, cross default provisions and other conditions required by the loan agreements with its prior lenders. While the Company met all debt service requirements timely, it did not comply with certain financial and administrative covenants as of September 30, 2007, December 31, 2007 and March 31, 2008. On May 15, 2008, the credit agreements were formally modified to waive past defaults, amend certain covenant provisions prospectively and make changes to the interest rates and payment terms. These changes resulted in a substantial modification to the credit facilities, which was accounted for as an extinguishment of the existing debt during the quarter ended June 30, 2008, with the modified debt recorded as new debt.

The Company met all of the May 15, 2008 amended financial covenant provisions for all subsequent reporting periods. However, on March 19, 2009, the Company received notices from its lenders asserting that the Company was in default of a requirement to sell certain assets by a specified date; and on April 17, 2009, the Company received notices from its lenders asserting that the Company’s April 14, 2009 increase in ownership of Brotman (see Note 8) violated certain provisions of the amended credit agreements. Effective with the first asserted default, the lenders began assessing interest at default rates on all loans. The Company contested both asserted events of default. On June 30, 2009, the Company entered into loan amendments whereby, among other things, the lenders waived all alleged events of default, and stopped assessing default interest rates. In connection with these amendments, the Company also entered into an amendment and waiver related to its swap agreements which provide that the alleged events of default under the existing credit facility would not trigger an event of default under the swap agreements. The amendments required the Company to refinance all debt no later than October 31, 2009.

On July 29, 2009, the Company issued $160.0 million in the aggregate principal amount of 12.75% senior secured notes due 2014 (the “Original Notes”) with net proceeds, after original issue discount and expenses, of $141.4 million, which amount was used to repay all amounts outstanding under prior debt and, together with the Company’s existing cash, terminate the  interest rate swap agreements. Based on such refinancing, all amounts owing under the prior borrowing arrangements were reclassified as long-term in the June 30, 2009 unaudited condensed consolidated balance sheet. Given the Company’s subsequent termination and repayment, the interest rate swap liabilities continued to be classified as current at June 30, 2009.

Following the Company’s acquisition of a majority stake in Brotman effective April 14, 2009, all Brotman debt has been included in the Company’s condensed consolidated financial statements. However, the Company has no obligation and only limited ability to fund Brotman’s operations post acquisition.

Hospital Services Segment

Alta, which was acquired on August 8, 2007, owns (i) Alta Hollywood Hospitals, Inc., a California corporation dba Hollywood Community Hospital and Van Nuys Community Hospital; and (ii) Alta Los Angeles Hospitals, Inc., a California corporation dba Los Angeles Community Hospital and Norwalk Community Hospital. On April 14, 2009 (the “Acquisition Date”), the Company increased its approximately 33.1% ownership stake in Brotman, to approximately 71.9% via an incremental investment of approximately $2.5 million, all of which was paid as of June 30, 2009. As of June 30, 2009, Alta and Brotman (collectively, the “Hospital Services segment”) owns and operates five hospitals in the greater Los Angeles area, with a combined 759 licensed beds, served by 787 on-staff physicians. The hospitals in Hollywood, Los Angeles, Norwalk and Culver City offer a comprehensive range of medical and surgical services, including inpatient, outpatient, skilled nursing and urgent care services. The hospital in Van Nuys provides acute inpatient and outpatient psychiatric services to patients who are admitted on a voluntary basis. Admitting physicians are primarily practitioners in the local area. The hospitals have payment arrangements with Medicare, Medi-Cal (the California version of Medicaid) and other third-party payers, including some commercial insurance carriers, health maintenance organizations (“HMOs”) and preferred provider organizations (“PPOs”).

IPA Segment

The IPA segment is comprised of two management services organizations, Prospect Medical Systems, Inc. and ProMed Health Care Administrators, that provide management services to affiliated physician organizations that operate as IPAs. The affiliated physician organizations enter into agreements with HMOs to provide enrollees of the HMOs with a full range of medical services in exchange for fixed, prepaid monthly fees known as “capitation” payments. The IPAs contract with physicians (primary care and specialist) and other health care providers to provide all necessary medical services.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim consolidated financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. In accordance with the instructions and regulations of the Securities and Exchange Commission (“SEC”) for interim reports, certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP for annual reports have been omitted or condensed. All adjustments (consisting of normal recurring adjustments) and disclosures considered necessary for fair presentation have been included in the accompanying interim unaudited condensed consolidated financial statements.

The results of operations for the three months and nine months ended June 30, 2009 are not necessarily indicative of the results to be expected for the full year. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with the audited consolidated financial statements for the year ended September 30, 2008 and notes thereto included in the Company’s Annual Report on Form 10-K filed with the SEC on December 29, 2008 and Form 8-K filed with the SEC on July 8, 2009 and, relating to the Brotman transaction, as included in Form 8-K/A filed with the SEC on July 8, 2009.

Principles of Consolidation

The unaudited interim condensed consolidated financial statements include the accounts of the Company and all majority owned subsidiaries and controlled entities under Emerging Issues Task Force (“EITF”) No. 97-2, “Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements” and Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46”). All adjustments considered necessary for a fair presentation of the results as of the date of, and for the interim periods presented, which consist solely of normal recurring adjustments, have been included. Effective April 14, 2009, the results of operations and financial position of Brotman have been included in the accompanying unaudited interim condensed consolidated financial statements. All significant inter-company balances and transactions have been eliminated in consolidation.

Restricted Cash

Restricted cash is established at Brotman pursuant to Brotman’s Amended Plan of Reorganization, consisting of contingency reserves, totaling $525,000 held in escrow in satisfaction of a certain pre-emergence bankruptcy creditor of Brotman; property tax, maintenance and an emergency room construction reserves set aside in connection with Brotman’s JHA loan agreements (see Note 7); and the Class 4 cash, in the amount of $987,000 that was received in June 2009 in satisfaction of the discharge of Class 4 claims (see below). Additionally, $233,000 was held in restricted account pursuant to workers compensation arrangements at June 30, 2009.

Payable to Creditors’ Trust

On April 14, 2009 (the “Effective Date”), pursuant to the confirmation of Brotman’s Plan, in exchange for their new equity stakes in Brotman, the Company and certain holders of pre-reorganized Brotman’s securities committed to contribute cash totaling approximately $3.5 million ($2.5 million as of the Effective Date and $1 million within six months of the Effective Date), which amount was to be used solely for the satisfaction of holders of Class 4 claims. As of June 30, 2009, the remaining approximately $1 million of Class 4 cash that was received in June 2009 was recorded in the accompanying unaudited condensed consolidated balance sheet as payable to Creditors’ Trust.

Due to governmental payers and third party settlements

Following the acquisition of Brotman, effective April 14, 2009, the Company recorded a liability to the Centers for Medicare and Medicaid Services (“CMS”) arising out of payments for services provided by Brotman to Medicare eligible inpatients for the last four months of calendar 2005, all of calendar 2006, and approximately six weeks of calendar 2007 (ending February 15, 2007).

While Brotman reports financial statements on a fiscal year ending September 30, Medicare cost reports are filed on a calendar year basis. Acute care hospitals receive Medicare reimbursement payments pursuant to a prospective payment methodology based on diagnosis of the patient, but are entitled to receive additional payments, referred to as “outliers” for patients whose treatment is unusually costly. When Brotman acquired the hospital in 2005, CMS provided a ratio of cost to charges (the “RCC”) based on the average prevailing market rate in Southern California. This RCC was an interim estimate provided by CMS, subject to final determination upon filing of the hospital’s cost reports. Upon filing cost reports, subsequent information called into question whether the interim RCC provided by CMS was supportable, giving rise to a potential claim for return of overpayments. Brotman filed its cost reports with CMS for 2005, 2006 and 2007, respectively, which have been tentatively reviewed by the fiscal intermediary exclusive of any outlier reconciliation to be conducted directly by CMS. CMS has not conducted any outlier reconciliations, has not notified the hospital of any pending reconciliation to be conducted and has not determined the amount of any liability at this point related to possible overpayments. As of June 30, 2009, an estimated liability of $13,834,000 was included in the accompanying unaudited condensed consolidated balance sheet related to this matter. Brotman and Alta have accrued estimated settlement net receivables in the amount of $2,990,000 for as filed cost reporting years and estimates for the nine months ended June 30, 2009.

Government program receivables

Brotman receives supplemental payments from the California Medical Assistance Commission (“CMAC”). The contract between CMAC and Brotman was entered into on September 1, 2005 (“Agreement”).  That Agreement has an “evergreen” provision that requires at least 120 days notice for either side to provide the other with termination notice.  On June 10, 2009, Brotman entered into an Amendment of this Agreement which extends the earliest termination notice date to July 1, 2010.  Thus, the earliest possible termination of this Agreement could be November 1, 2010.  At June 30, 2009, the Company had accrued CMAC Distressed Hospital Funds in the amount of $2,000,000, which amount was included as receivable in the accompanying unaudited condensed consolidated balance sheet. In addition to the aforementioned  receivable the Company accrued an additional $1,606,000 in Disproportionate Share Revenue (DSH) under the Medi-Cal DSH Program.

Reclassifications

Certain prior amounts have been reclassified to conform to current period presentation. These reclassifications primarily relate to the discontinued operations treatment of the AV Entities, following their sale on August 1, 2008.

Discontinued Operations

As discussed in Note 4, effective August 1, 2008, the Company sold all of the issued and outstanding stock of Sierra Medical Management (“SMM”), Sierra Primary Care Medical Group, Antelope Valley Medical Associates, Inc. and Pegasus Medical Group, Inc., (collectively, the “AV Entities”) to a third party. As required under U.S. GAAP, the assets and liabilities of the AV Entities and their operations have been presented in the condensed consolidated financial statements as discontinued operations for all periods presented. All references to operating results reflect the ongoing operations of the Company, excluding the AV Entities, unless otherwise noted.

Revenues

Revenues by reportable segment are comprised of the following amounts (in thousands):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009(2)	2008(1)	2009(2)	2008(1)
Net Hospital Services
Inpatient	$59,039	$29,664	$127,839	$84,914
Outpatient	6,651	1,377	10,315	4,959
Other	780	372	1,547	1,223
Total net hospital services revenues	$66,470	$31,413	$139,701	$91,096
IPA (Managed Care)
Capitation	$47,369	$49,057	$143,005	$149,832
Management fees	149	150	437	404
Other	330	241	696	461
Total managed care revenues	$47,848	$49,448	$144,138	$150,697
Total revenues	$114,318	$80,861	$283,839	$241,793

(1)

The above amounts for the IPA segment exclude revenue related to the AV Entities, given their classification as discontinued operations in the accompanying unaudited condensed consolidated financial statements.

(2)	Brotman revenues have been included in the accompanying unaudited condensed consolidated financial statements effective April 14, 2009, when the Company acquired a majority stake in that entity.

The Company presents segment information externally the same way management uses financial data internally to make operating decisions and assess performance. Following the acquisition of Alta in August 2007, the Company’s operations are organized into three reporting segments: (i) Hospital Services, (ii) IPA (Managed Care), and (iii) Corporate (see Note 9). Corporate represents expenses incurred in Prospect Medical Holdings, Inc., which were not allocated to the IPA or Hospital Services segments.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and changes in the fair value of interest rate swaps subject to hedge accounting that were recorded as other comprehensive income. As of April 1, 2008, the swaps ceased to be eligible for hedge accounting under SFAS No. 133, “Accounting For Derivatives And Hedging Activities” (“SFAS No. 133”). As a result, all subsequent changes in the fair value of the swaps were recorded in the condensed consolidated statements of operations and the effective portion of the swaps of approximately $5.4 million, after tax, that was recorded in other comprehensive income through June 30, 2008 was being amortized to interest expense, using the effective interest method, over the remaining life of the interest rate swaps.  (See Note 15 for subsequent termination of interest rate swap arrangements, effective July 23, 2009.)

The components of comprehensive income (loss) for the periods ended June 30, 2009 and 2008 are as follows (in thousands):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Net loss including discontinued operations	$(388)	$(3,519)	$(284)	$(3,288)
Change in fair value of interest rate swaps, net of tax	—	163	—	(4,990)
Amortization of fair value of interest rate swaps, net of tax	220	—	660	—
Comprehensive income (loss)	$(168)	$(3,356)	$376	$(8,278)

3. Equity-Based Compensation Plans

On August 13, 2008, following stockholder approval, the Company adopted the 2008 Omnibus Equity Incentive Plan (“2008 Plan”) to provide flexibility in implementing equity awards, including incentive stock options (“ISO”), non-qualified stock options (“NQSO”), restricted stock grants, stock appreciation rights (“SAR”) and performance based awards to employees, directors and outside consultants, as determined by the Compensation Committee of the Board of Directors (the “Committee”). In conjunction with the adoption of the 2008 Plan, effective August 13, 2008, additional equity awards under the Company’s 1998 Stock Option Plan (“1998 Plan”) have been discontinued and new equity awards are now granted under the 2008 Plan. Remaining authorized shares under the 1998 Plan that were not subject to outstanding awards as of August 13, 2008, were canceled on August 13, 2008. The 1998 Plan will remain in effect as to outstanding equity awards granted under the 1998 Plan prior to August 13, 2008. At the inception of the 2008 Plan, 4,000,000 shares were reserved for issuance under the 2008 Plan. As of June 30, 2009, there were 1,746,250 shares available for future grants under the 2008 Plan.

Under the terms of the 2008 Plan, the exercise price of an ISO may not be less than 100% of the fair market value of the Company’s Common Stock on the date of grant and, if granted to a shareholder owning more than 10% of the Company’s Common Stock, then not less than 110%. Stock options granted under the 2008 Plan have a maximum term of 10 years from the grant date, and were exercisable at such time and upon such terms and conditions as determined by the Committee. Stock options granted to employees generally vest over four years, while options granted to certain executives typically vest over a shorter period, subject to continued service. In the case of an ISO, the amount of the aggregate fair market value of Common Stock (determined at the time of grant) with respect to which ISO are exercisable for the first time by an employee during any calendar year may not exceed $100,000.

The base price, above which any appreciation of a SAR issued under the 2008 Plan is measured, will in no event be less than 100% of the fair market value of the Company’s stock on the date of grant of the SAR or, if the SAR is granted in tandem with a stock option, the exercise price under the associated option. The restrictions imposed on shares granted under a restricted stock award will lapse in accordance with the vesting requirements specified by the Committee in the award agreement. Such vesting requirements may be based on the continued service of the participant with the Company for a specified time, or on the attainment of specified performance goals established by the Committee in its discretion. If the vesting requirements of a restricted stock award are not satisfied prior to the termination of the participant’s service, the unvested portion of the award will be forfeited and the shares of Common Stock subject to the unvested portion of the award will be returned to the Company.

Stock Options Activities

The following table summarizes information about our stock options outstanding at June 30, 2009 and activity during the nine-month period then ended:

	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (Months)
Outstanding as of September 30, 2008	5,087,637	$3.17
Granted	207,500	$1.86
Exercised	—	$—	$—
Forfeited	(1,141,249)	$4.12
Outstanding as of June 30, 2009	4,153,888	$2.84	$4,755,581	44
Vested and exercisable as of June 30, 2009	2,464,969	$3.17	$2,401,653	39

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of our common stock for those awards that have an exercise price currently below the quoted value.

Stock-Based Compensation Expense

Under SFAS No. 123(R), “Share-Based Payments,” compensation cost for all share-based payments in exchange for employee services (including stock options and restricted stock) is measured at fair value on the date of grant, estimated using an option pricing model.

Compensation costs for stock-based awards are measured and recognized in the financial statements, net of estimated forfeitures over the awards’ requisite service period. The Company uses the Black-Scholes option pricing model and a single option award approach to estimate the fair value of options granted. Estimated forfeitures will be revised in future periods if actual forfeitures differ from the estimates and will impact compensation cost in the period in which the change in estimate occurs. The determination of fair value using the Black-Scholes option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables, including expected stock price volatility, risk-free interest rate, expected dividends and projected employee stock option exercise behaviors. Equity-based compensation is classified within the same line items as cash compensation paid to employees. Cash retained as a result of excess tax benefits relating to share-based payments are presented in the statement of cash flows as a financing cash inflow.

The weighted average assumptions used in determining the value of options granted and a summary of the methodology applied to develop each assumption are as follows:

Nine Months Ended June 30, 2009
Weighted average fair value of option grants	$0.67
Weighted average market price of the Company’s common stock on the date of grant	$1.84
Weighted average expected life of the options	3.5 years
Weighted average risk-free interest rate	1.31%
Weighted average expected volatility	48.8%
Dividend yield	0.00%

Expected Term—The expected term of options granted represents the period of time that they are expected to be outstanding. The Company has adopted the “simplified method” of determining the expected term for “plain vanilla” options, as allowed under Staff Accounting Bulletin (SAB) No. 107. The “simplified method” states that the expected term is equal to the sum of the vesting term plus the contract term, divided by two. “Plain vanilla” options are defined as those granted at-the-money, having service time vesting as a condition to exercise, providing that non-vested options are forfeited upon termination and that there is a limited time to exercise the vested options after termination of service, usually 90 days, and providing the options are non-transferable and non-hedgeable. We will continue to gather additional information about the exercise behavior of participants and will adjust the expected term of our option awards to reflect the actual exercise experience when such historical experience becomes sufficient.

Expected Volatility—The Company estimates the volatility of the common stock at the date of grant based on the average of the historical volatilities of a group of peer companies. Since the Company’s shares did not become publicly traded until May 2005 and trading volume has been limited, management believes there is currently not enough historical volatility data available to predict the stock’s future volatility. The Company has identified a group of comparable companies to calculate historical volatility from publicly available data for sequential periods approximately equal to the expected terms of the option grants. In selecting comparable companies, management considered several factors including industry, stage of development, size and market capitalization.

Risk-Free Interest Rate—The Company bases the risk-free interest rate on the implied yield in effect at the time of option grant on U.S. Treasury zero-coupon issues with equivalent remaining terms.

Dividends—The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future.

Forfeitures—Share-based compensation is recognized only for those awards that are ultimately expected to vest. Compensation expense is recorded net of estimated forfeitures. Those estimates are revised in subsequent periods if actual forfeitures differ from those estimates. The Company used historical data since May 2005 to estimate pre-vesting option forfeitures.

Stock-based compensation expense for stock options recognized in the nine months ended June 30, 2009 and 2008 was approximately $665,000 and $86,645, respectively. At June 30, 2009, there were 1,688,919 unvested options with related compensation expense of approximately $683,000, which will be recognized ratably over a weighted average remaining vesting period of 52 months.

Restricted Stock Award Activities

On August 15, 2008, the Company granted 200,000 shares of restricted stock with a grant date fair value of $2.40. As of June 30, 2009, there were no unvested shares of restricted stock outstanding. Compensation expense relating to restricted stock of approximately $113,000 was recorded during the nine months ended June 30, 2009.

4. Discontinued Operations

On August 1, 2008, the Company sold all of the outstanding stock of Sierra Medical Management, Inc. (“SMM”), a management subsidiary, and all of the outstanding stock of Sierra Primary Care Medical Group, Antelope Valley Medical Associates, Inc. and Pegasus Medical Group, Inc., (collectively with SMM, the “AV Entities”). As part of the sale, the Company entered into a non-competition agreement in the Antelope Valley region of Los Angeles County for the benefit of the buyer.

Total consideration paid by the buyer was $8,000,000, of which $2,000,000 was paid into an escrow account to fund certain AV Entities’ liabilities and approximately $815,000 was paid directly to AV Entities’ vendors, employees and physicians. Of the remaining amount totaling approximately $5,185,000, $4,219,000 was paid directly to the Company’s lenders, and approximately $966,000 was retained by the Company for transaction expenses and the required balance sheet reconciliation items.

The Company recorded a gain of approximately $7.1 million in connection with this transaction in the fourth quarter of fiscal 2008. The sale documents contain certain post-closing purchase price adjustment provisions for working capital and claims liabilities which require a final determination by August 10, 2010. Once the sale price has been finalized and the net gain on the transaction determined, any adjustment to the gain will be recorded in discontinued operations.

The AV Entities have been classified as discontinued operations for all periods presented. As discontinued operations, revenues and expenses of the AV Entities have been aggregated and stated separately from the respective captions of continuing operations in the unaudited interim condensed consolidated statements of operations. Expenses include direct costs of the business that will be eliminated from future operations as a result of the sale. The Company also allocated interest expense associated with the portion of debt required to be repaid for the nine months ended June 30, 2008 to discontinued operations in accordance with EITF Issue 87-24, “Allocation of Interest to Discontinued Operations.”

The results of operations of the AV Entities reported as discontinued operations are summarized as follows (in thousands):

	Three Months Ended June 30, 2008	Nine Months Ended June 30, 2008
Managed care revenues	$4,595	$13,267
Operating expenses:
Managed care cost of revenues	2,441	8,185
General and administrative	1,709	5,024
Depreciation and amortization	7	44
Total operating expenses	4,157	13,253
Operating income	438	14
Other expense	(115)	(301)
Income (loss) before income taxes	323	(287)
Income tax (provision) benefit	(135)	84
Income (loss) from discontinued operations, net of income tax	$188	$(203)

5. Earnings per Share

The Company calculates basic net income (loss) per share by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding, after giving effect to potentially dilutive shares computed using the treasury stock method. Such shares are excluded if determined to be anti-dilutive.

The calculations of basic and diluted net income (loss) per share for the three months and nine months ended June 30, 2009 and 2008 are as follows (in thousands, except per share amounts):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Basic:
Continuing operations	$(238)	$(3,708)	$(134)	$(3,085)
Dividends to preferred stockholders	—	(1,932)	—	(5,797)
	(238)	(5,640)	(134)	(8,882)
Discontinued operations	—	188	—	(203)
Net loss attributable to common stockholders	$(238)	$(5,452)	$(134)	$(9,085)

Weighted average number of common shares outstanding	20,520	11,783	20,512	11,759
Basic net income (loss) per share attributable to common stockholders:
Continuing operations	$(0.01)	$(0.48)	$(0.01)	$(0.75)
Discontinued operations	$—	$0.02	$—	$(0.02)
	$(0.01)	$(0.46)	$(0.01)	$(0.77)

Due to net losses, all potentially dilutive securities were excluded from the calculation of diluted loss per share attributable to common stockholders during the three and nine months ended June 30, 2009 and 2008, as their effect would be anti-dilutive. The number of stock options and warrants excluded from the computation of diluted earnings per share during the three and nine months ended June 30, 2009 were 4,819,851 and 4,819,851, and during the three and nine months ended June 30, 2008 were 1,785,000, and 1,017,000, respectively. 1,672,880 Series B preferred shares were also excluded from diluted earnings per share during the three months and nine months ended June 30, 2008, since their conversion was contingent upon stockholder approval and would have been anti-dilutive.

Following stockholder approval on August 13, 2008, the holders of all of the outstanding shares of Series B Preferred Stock elected to convert their preferred shares into Common Stock. The former holders also ceased to have any right to receive dividends on the preferred shares. All such dividends terminated and ceased to accrue, and all previously accrued dividends through August 13, 2008 were forgiven and the liability was recorded to additional paid-in capital. Accordingly, an adjustment to additional paid-in-capital in the amount of $7,881,890 was recorded as of that date.

The following pro forma basic and diluted earnings per share assume the conversion of preferred shares into common stock at a ratio of 1:5 at the beginning of the fiscal 2008 year (in thousands, except per share amounts):

	Three Months Ended June 30, 2008	Nine Months Ended June 30, 2008
Basic and Diluted:
Net loss attributable to common stockholders—historical
Continuing operations	$(5,640)	$(8,882)
Add: Dividend to preferred stockholders	1,932	5,797
Net continuing loss attributable to common stockholders	(3,708)	(3,085)
Discontinued operations	188	(203)
Net loss attributable to common stockholders—proforma	$(3,520)	$(3,288)
Weighted average number of common shares outstanding—historical	11,783	11,759
Add number of preferred shares converted to common shares	8,364	8,364
Weighted average number of common shares outstanding—pro forma	20,147	20,123
Basic net income (loss) per share attributable to common stockholders—pro forma
Continuing operations	$(0.19)	$(0.15)
Discontinued operations	$0.01	$(0.01)
	$(0.18)	$(0.16)

6. Related Party Transactions

Prospect has a controlling financial interest in the affiliated physician organizations included in its unaudited interim condensed consolidated financial statements which are owned by a nominee physician shareholder designated by the Company. The control is effectuated through assignable option agreements and management services agreements, which provide the Company a unilateral right to establish or effect a change of the nominee shareholder for the affiliated physician organizations at will, and without the consent of the nominee, on an unlimited basis and at nominal cost through the term of the management agreement. Jacob Y. Terner, M.D. was, through August 8, 2008, the sole shareholder, sole director and Chief Executive Officer of Prospect Medical Group, Inc. (“PMG”) and was the Chief Executive Officer of each of PMG’s subsidiary physician organizations, except for AMVI/Prospect Health Network. Dr. Terner also served as the sole shareholder and a director and officer of Nuestra Familia Medical Group, Inc. (“Nuestra”), an affiliated physician organization. Dr. Terner is a shareholder of the Company, and formerly served as its Chairman and Chief Executive Officer through part of fiscal 2008.

The Company had an employment agreement with Dr. Terner that expired on August 1, 2008 and provided for base compensation (most recently $400,000 per year) and further provided that if the Company terminated Dr. Terner’s employment without cause, the Company would be required to pay him $12,500 for each month of past service as the Chief Executive Officer, commencing as of July 31, 1996, up to a maximum of $1,237,500. Dr. Terner resigned as the Chief Executive Officer of the Company effective March 19, 2008 and resigned as the chairman of the board of directors effective May 12, 2008. In consideration of Dr. Terner’s resignation and other provisions in his resignation agreement, the Company agreed to pay to his family trust the sum of $19,361 each month during the twelve-month period ending on April 30, 2009 and the sum of $42,694 each month during the twenty-four month period ending on April 30, 2011, for the total sum of $1,257,000, which amount was recorded as a general and administrative expense in fiscal 2008.

Dr. Arthur Lipper currently serves as the nominee shareholder of PMG and Nuestra and as the sole director of PMG and its subsidiary physician organizations and the Chief Executive Officer, President and Treasurer of all legacy subsidiary physician organizations (i.e., not including the ProMed Entities).  Dr. Lipper serves as one of two directors of Nuestra, as the sole director of the

ProMed Entities, and as a Vice President of Nuestra and the ProMed Entities.

Through the ProMed Acquisition (see Note 8), the Company acquired the lease of an office facility which is jointly owned by a former officer of the ProMed Entities. The total lease payments during the nine months ended June 30, 2009 and 2008 under that lease were approximately $362,000 and $350,000, respectively.

On August 1, 2005 and subsequently amended on October 25, 2007, Prospect Medical Management, Inc. (now known as Prospect Hospital Advisory Services, Inc.), an affiliate of the Company, had entered into a consulting services agreement, to provide administrative, financial and management consulting services to Brotman for a monthly fee of $100,000 plus expenses. The agreement had an initial term of one year and automatically renewed for additional one-year terms unless terminated by either party with 90 days written notice. As discussed in Note 8, Brotman, which filed a voluntary petition for bankruptcy protection under Chapter 11 of the U. S. Bankruptcy Code on October 25, 2007, emerged from the Chapter 11 bankruptcy proceeding on April 14, 2009 (the “Effective Date”).  On the Effective Date, the Company increased its approximately 33.1% ownership stake in Brotman, to approximately 71.9% via an incremental investment of approximately $2.5 million. For the three and nine months ended June 30, 2008, total fees earned under the consulting services agreement were approximately $300,000 and $820,000, of which $300,000 and $620,000 were paid, respectively, and none of which were compromised, pursuant to Brotman’s Chapter 11 Plan of Reorganization. For the period October 1, 2008 through April 13, 2009, total fees earned under the agreement were approximately $650,000, of which $50,000 was paid, and none of which was compromised pursuant to Brotman’s Chapter 11 Plan of Reorganization.  Beginning April 14, 2009, amounts earned under the agreement have been eliminated in consolidation.

PMG, a controlled affiliate of the Company (see description of assignable option agreements and management services agreements above) had entered into a risk pool sharing agreement, dated May 1, 2005, with Brotman. Under the agreement, PMG and Brotman agreed to establish a Hospital Control Program (as defined) to serve HMO enrollees and would earn incentive revenue or incur penalties by sharing in the risk for hospitalization based on inpatient services utilized. Risk pools are generally settled in the following year. For the three and nine months ended June 30, 2008, all incentive revenue earned under the agreement was compromised pursuant to Brotman’s Chapter 11 Plan of Reorganization. For the period October 1, 2008 through April 13, 2009, no incentive revenue was earned under the agreement.  Beginning April 14, 2009, all amounts earned under the agreement have been eliminated in consolidation.

In connection with the above-described risk-sharing agreement, Prospect Medical Systems, Inc. (“PMS”) and Brotman entered into an Administrative Services Agreement, dated October 1, 2005, that provides for the administration by PMS of the payment of claims under such risk-sharing arrangement.

On August 31, 2005, PMG, entered into a joint marketing agreement with Brotman. The agreement is for an initial term of 20 years, renewable for successive five-year terms unless terminated by either party with 180 days written notice.  During the term, Brotman will contract exclusively with PMG with regard to full risk contracting with HMOs for all lines of business, including Medicare, Medicaid and commercial enrollees.  Brotman will not merge into, consolidate with, or sell substantially all assets (unless the purchaser or surviving entity expressly assumes these managed care exclusivity arrangements), alter such agreements without the consent of PMG, and agrees to be bound by the exclusivity provision.

7. Debt

Debt at June 30, 2009 and September 30, 2008, respectively, consists of the following (in thousands):

	June 30, 2009	September 30, 2008
	(unaudited)
Prospect’s debt:
Term loan — first-lien	$76,789	$85,443
Term loan — second-lien	51,754	51,478
Revolving credit facility	7,100	7,100
Brotman’s debt:
Term loan-A	15,656	—
Term loan-B	6,250	—
Promissory Note — Creditors Trust	3,750	—
	161,299	144,021
Less current maturities	(900)	(12,100)
Long-term portion	$160,399	$131,921

The Company’s Debt

Senior Secured Credit Facilities

On August 8, 2007, the Company entered into a $155,000,000 syndicated senior secured credit facility, comprised of a $95,000,000 seven-year first-lien term loan at LIBOR plus 400 basis points, with quarterly principal payments of $1,250,000 and an annual principal payment of 50% of excess cash flow, as defined in the loan agreement; a $50,000,000 seven and one-half year second-lien term loan at LIBOR plus 825 basis points, with all principal due at maturity and a revolving credit facility of $10,000,000 bearing interest at prime plus a margin that ranged from 275 to 300 basis points based on the consolidated leverage ratio. The Company capitalized approximately $6.9 million in deferred financing costs on the $155 million credit facility in August 2007, which was being amortized over the term of the related debt using the effective interest method.

The Company was subject to certain financial and administrative covenants, cross default provisions and other conditions required by the loan agreements, including a maximum senior debt/EBITDA (earnings before interest, taxes, depreciation and amortization) ratio, and a minimum fixed-charge coverage ratio, and a minimum EBITDA level, based on consolidated trailing twelve-month operating results. Substantially all of the Company’s assets were pledged to secure the credit facilities.

Default and Debt Modification

The Company exceeded the maximum senior debt/EBITDA ratio of 3.75 as of September 30, 2007, December 31, 2007 and March 31, 2008, failed to meet the minimum fixed charge coverage ratio of 1.25 as of and for the trailing twelve-month periods ended December 31, 2007 and March 31, 2008, and did not comply with certain administrative covenants.

The Company and its lenders entered into various forbearance agreements, whereby the lenders assessed default interest and permanently increased the applicable margins on the first and second-lien term loans to 750 and 1,175 basis points, respectively, and the range of applicable margins on the revolving line of credit from 500 to 750 basis points effective April 10, 2008. The modified agreements also stipulated that the LIBOR rate would not be less than 3.5% for the term of the credit facilities. Additionally, the available line of credit under the revolving credit facility was permanently reduced from $10,000,000 to $7,250,000. The Company also agreed to pay certain fees and expenses to the lenders and their advisors.

On May 15, 2008, the Company and its lenders entered into agreements to waive past covenant violations and amended the financial covenant provisions prospectively, starting in April 2008, to modify the required ratios and to increase the frequency of compliance reporting from quarterly to monthly for a specified period. Effective May 15, 2008, the maximum senior debt/EBITDA ratios were increased to levels ranging from 3.90 to 7.15 for future monthly reporting periods from April 30, 2008 through June 30, 2009 and were increased to levels ranging from 3.30 to 3.75 beginning with the September 30, 2009 quarterly reporting period, through maturity of the term loan. The minimum fixed charge coverage ratios were reduced to levels ranging from 0.475 to 0.925 for monthly reporting periods from April 30, 2008 through June 30, 2009 and were reduced to levels ranging from 0.85 to 0.90 beginning with the September 30, 2009 quarterly reporting period, through maturity of the term loan. The Company was also required to meet a new minimum EBITDA requirement for monthly reporting periods from April 30, 2008 through June 30, 2009 and the remaining quarterly reporting periods through maturity of the term loan.

In connection with obtaining forbearance and waivers, during the second and third quarters of fiscal 2008, the Company paid $450,000 in fees to Bank of America, N.A., which was included in general and administrative expenses and $1,525,000 in forbearance fees to the lenders, which was included in interest expense. In addition, the Company incurred $860,000 in legal and consulting fees paid to the lenders’ advisors in connection with the forbearance activities, which was included in general and administrative expenses. Pursuant to the amended senior credit facility agreement, the Company was also required to pay an amendment fee of $758,000 in cash and to add 1% to the principal balance of the first and second-lien debt and the revolving line of credit, totaling $1,514,000. The amendment fees were expensed as loss on debt extinguishment in the third quarter of 2008. The Company also began to incur an additional 4% payment-in-kind (“PIK”) interest expense on the second-lien debt, which was accrued and added to the principal balance on a monthly basis. The 4% could be reduced on a quarterly basis by 0.50% for each 0.25% reduction in the Company’s consolidated leverage ratio. Effective January 2009, the Company’s consolidated leverage ratio had been sufficiently reduced to end this PIK interest accrual.

In the third quarter of fiscal 2008, the Company accounted for the modifications of its first and second-lien term debt in accordance with EITF Issue 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” and the modification of its revolving credit facility in accordance with EITF Issue 98-14, “Debtor’s Accounting for Changes in Line-of-Credit or Revolving Debt Arrangements.” Pursuant to EITF Issue 96-19 and EITF Issue 98-14, the Company accounted for these modifications as debt extinguishments, given that the terms of the debt had changed substantially, as defined. A substantial modification occurs when the discounted future cash flows have changed by more than 10% before and after the modification in the case of the term loans; and if the product of the remaining term and the maximum available credit (i.e. the borrowing capacity) of the new revolver has decreased in relation to the existing line of credit. As a result of the increased interest and principal payments (including PIK interest) under the term loans, and reduction in the maximum borrowing limit for the revolver, the Company determined that these modifications should be accounted for as an extinguishment of the existing credit facilities effective April 10, 2008. The modified facilities were recorded as new debt instruments at fair value, which equaled their face value.

In connection with the modifications of the first and second-lien term debt and the revolving line of credit, considered as an early extinguishment of debt, the Company wrote off the remaining unamortized discount and debt issuance costs of $6,036,000, and expensed as debt extinguishment loss $758,000 in amendment fees paid to lenders and $1,514,000 of PIK interest added to the new debt, resulting in a total charge of $8,308,000 in connection with this debt extinguishment. Additionally, the Company capitalized $327,000 of deferred financing costs related to the new credit agreements, which was being amortized over their remaining terms.

The Company was in compliance with the amended financial covenant provisions for the April 2008 through March 2009 monthly reporting periods. While the Company continued to meet all debt service requirements on a timely basis, on March 19, 2009, the Company received written notices from its lenders asserting that the Company was in default of a requirement to sell certain assets by a specified date. Additionally, on April 17, 2009, the Company received notices from its lenders asserting that the Company’s April 14, 2009 increase in ownership of Brotman violated certain provisions of the amended credit agreements. Effective with the first asserted default, the lenders began assessing interest at default rates on all loans. The Company contested the asserted events of default. On June 30, 2009, the Company entered into amendments to its loan agreements, whereby, among other things, the lenders agreed to waive all alleged events of default and stop assessing default interest rates. In connection with these amendments, the Company also entered into an amendment and waiver related to its swap agreements which provided that the alleged events of default under the Existing Credit Facility would not trigger an event of default under the swap agreements. The amendments required the Company to refinance all existing debt no later than October 31, 2009.

On July 29, 2009, the Company closed the offering of $160 million in 12.75% senior secured notes due 2014 (the “Original Notes”) at an issue price of 92.335%.  Concurrent with the issuance of the Original Notes, the Company entered into a three-year $15 million revolving credit facility, which was undrawn at close, with any future borrowings bearing interest at LIBOR plus 7.00%, with a LIBOR floor of 2.00%.  The Company used the net proceeds from the sale of the Original Notes to repay all remaining amounts outstanding under the $155 million senior secured credit facility, plus a prepayment premium of approximately $2.6 million (see Note 15).  In accordance with Statement of Financial Accounting Standards No. 6, “Classification of Short-Term Obligations Expected to be Refinanced,” all debt amounts outstanding at June 30, 2009 that were refinanced by the Notes have been classified as long-term in the accompanying unaudited condensed consolidated balance sheet.

Interest Rate Swaps

As set forth below, on July 29, 2009, the Company terminated the interest rate swap arrangements that were previously required by the credit facilities entered into during fiscal 2007.  In connection with those facilities, the Company entered into a $48 million interest rate swap, to effectively convert the variable interest rate (the LIBOR component) of $48 million of borrowings to a fixed rate of 5.3%, and a $97.8 million interest rate swap agreement to effectively convert the variable interest rate (the LIBOR component) of $97.8 million of borrowings to a fixed rate of 5.05%. The notional amounts of these interest rate swaps were scheduled to decline as the principal balances owing under the term loans declined. Under these swaps, the Company was required to make monthly fixed-rate payments to the swap counterparties calculated on the notional amount of the swaps and the interest rates for the swaps, while the swap counterparties were obligated to make certain monthly floating rate payments to the Company referencing the same notional amounts. These interest rate swaps effectively fixed the LIBOR component of the weighted average annual interest rate payable on the term loans to 5.13%.

The interest rate swap agreements contained cross-default provisions whereby, in the event the Company was in default under its credit agreements, the Company was also deemed to be in default under the swap agreements.

The interest rate swap agreements were designated as cash flow hedges of expected interest payments on the term loans with the effective date of the $48 million swap being December 31, 2007 and the effective date of the $97.8 million swap being September 6, 2007. Prior to the hedge effective dates, all mark-to-market adjustments in the value of the swaps were charged to expense. After the hedge effective date, the effective portions of the fair value gains or losses on these cash flow hedges were recorded as a component of other comprehensive income, net of tax, to be subsequently reclassified into earnings when the forecasted transaction affects earnings. Effective April 1, 2008, in anticipation of changes to the loan agreements that would impact recording of interest rate swaps, the Company elected to discontinue hedge accounting. Changes in the fair value of the interest rate swaps after March 31, 2008 are recorded as other income or expense. Total net gain (loss) on the interest rate swaps included in earnings for the nine months ended June 30, 2009 and 2008 were approximately $5,018,000 and $(4,072,000), respectively. The effective portion of the swaps of approximately $5,400,000 after tax, that was recorded in other comprehensive income through March 31, 2008 continued to be amortized as expense over the remaining life of the swaps. Approximately $1,097,000 was amortized to expense for the nine months ended June 30, 2009.

On July 29, 2009, the Company paid Bank of America, N.A. $11.7 million in final settlement of all amounts owed under the swap arrangements (see Note 15).  Given the asserted credit agreement default and subsequent pay-off and termination, the interest rate swap liability has been classified as a current liability at June 30, 2009.

Brotman’s Debt

The Brotman entity has debt under a Senior Secured Revolving Credit Facility, Secured Term Loans and Unsecured Promissory Note entered into in conjunction with effecting the Plan of Reorganization described in Note 8. The Company has not guaranteed any portion of Brotman’s debt or other obligations; however, given the Company’s majority ownership in Brotman effective April 14, 2009, all Brotman debt is included in the Company’s unaudited consolidated financial statements. However, the Company has no obligation and has limited ability to fund Brotman’s operations post acquisition.

Senior Secured Revolving Credit Facility

On April 14, 2009, the Effective Date of the Plan of Reorganization, Brotman obtained a commitment from Gemino Healthcare Finance, LLC (“Gemino”) for a three-year, $6.0 million, senior credit facility secured by Brotman’s accounts receivable. The facility expires on the earlier of April 14, 2012 and the Los Angeles Jewish Home for the Aging (“JHA”) loan (see below) maturity date and bears interest at Libor plus 7% per annum (11.0% at June 30, 2009) with a LIBOR floor of 11%. Interest is incurred based on the greater of $2 million or the outstanding principal balance. The agreement also includes an unused line fee of 0.5% per annum and a collateral line fee, based on the average outstanding principal balance, of 0.5% per annum. Loan fees associated with the Gemino loan totaling approximately $120,000, were capitalized and have been included as deferred financing costs in the accompanying unaudited condensed consolidated balance sheet as of June 30, 2009, and the amount is being amortized over the term of the related debt using the effective interest method. The senior credit facility agreement contains customary covenants for facilities of this type including restrictions on the payment of dividends, change in ownership and management, asset sales, incurrence of additional indebtedness, sale-leaseback transactions, and related party transactions. In addition, Brotman must also comply with financial covenants, including a fixed charge coverage ratio of not less than (i) 1.10:1.00 for the fiscal quarter ending June 30, 2009, (ii) 1.15:1.00 for the fiscal quarter ending September 30, 2009; and (iii) 1.20:1.00 for each fiscal quarter ending thereafter. As of June 30, 2009, Brotman did not have borrowings outstanding under the Gemino financing and was not in compliance with the required financial covenants. As of June 30, 2009, Gemino has collected $243,000 in excess of amount due under the revolving credit facility, which is reflected as other receivables on the unaudited condensed consolidated balance sheet.

Secured Credit Facilities Term Loan: A and B

On April 14, 2009, the effective date of the Plan of Reorganization, Brotman consummated the transactions contemplated in the JHA financing and the JHA loan documents. Under the terms of the JHA loan agreements, JHA agreed to provide Brotman with up to $23 million in financing, consisting of two term loans: (i) a Term A loan of $16 million (the “Term A Loan”) with a 24-month term and (ii) a Term B loan of up to $7 million, with a term of 36 months (the “Term B Loan”). Subject to the notification requirements set forth in the loan agreements, the term of the Term A Loan can be extended up to 36 months. Interest on the Term A Loan is payable at 10% per annum for the first year of the loan, and 7.5% thereafter. Interest on the Term B Loan is payable at 10% per annum for the term of the loan. The Term A Loan and Term B Loan is secured by certain of Brotman’s personal property, and a mortgage on certain Brotman’s real property. The proceeds of the JHA loans were used to repay all existing senior secured loans at Brotman as of April 14, 2009. Loan fees associated with the JHA loans totaling approximately $1,549,000, were capitalized and have been included as deferred financing costs in the accompanying unaudited condensed consolidated balance sheet as of June 30, 2009, and the amount is being amortized over the term of the related debt using the effective interest method.

With respect to the Term A loan, JHA was granted the right (“Put Right”) to declare the unpaid loan amount, including remaining interest and any other amounts due and payable under the loan agreements, immediately due and payable at any time following the first twelve months of the Closing Date and prior to the date which is twenty-four months after the Closing Date, subject to JHA providing written notification to Brotman of its exercise of the Put Right at least 180 days in advance. JHA may not however provide notification of its exercise of the Put Right prior to the first anniversary of the April 14, 2009 closing date.

As part of the JHA financing, Brotman has granted JHA an option to purchase certain Brotman-owned land adjacent to the hospital, where JHA plans to construct a senior living facility, for a purchase price equal to the outstanding principal balance of the Term A Loan plus any prepaid amounts. In connection with JHA’s option right, Brotman is required to deposit $130,000 monthly into a reserve account (up to a maximum of $3,120,000), with such funds specifically earmarked for the construction of a new emergency room.  Additionally, Brotman is required to deposit $10,000 monthly into a reserve account for capital improvements and a Tax and Insurance Deposit Account to be funded monthly, for purposes of Brotman’s annual real estate tax assessments.

In accordance with relevant accounting pronouncements, the Term A Loan, which contains a real estate purchase option, is recorded at its present value, with any excess of the proceeds over that amount to be recorded as an option deposit liability account.

The present value of the loan is estimated using discounted cash flow analyses based on market rates obtained from independent third parties for similar type debt. Based on an estimated market interest rate of 10.0%, the present value of the loan was estimated to be approximately $15,667,000 at inception. The difference of $345,000 between the recorded present value and the carrying value of the loan has been recorded as a discount against the loan and is amortized, using the effective interest rate method, to interest expense, over the term of the loan.

Subordinated Promissory Note

On April 14, 2009, the Effective Date of the Plan of Reorganization, Brotman executed a $4,000,000 unsecured Class 4 Note, to be held by the Creditor Trust (as defined in the Plan of Reorganization) for the benefit of holders of allowed Class 4 claims (as defined in the Plan of Reorgnization) and paid pro rata to holders of allowed Class 4 claims. The Note bears interest at 7.50% per annum and is payable in sixteen equal quarterly installments of principle and accrued interest through February 15, 2013. The Note contains a covenant which, so long as amounts remain outstanding under the Note, restricts Brotman from paying Prospect Medical Holdings, Inc. a consulting fee of more than $100,000 per month, as specified in the consulting services agreement (see Note 6).

In addition to the subordinated promissory note pursuant to the confirmation of the Plan of Reorganization, Brotman owes approximately $1.0 million to the Creditors Trust at June 30, 2009. In exchange for their new equity stakes in Brotman, the Company and certain holders of pre-reorganized Brotman’s securities committed to contribute cash totaling $3,500,000 ($2,500,000 as of the Effective Date and $1,000,000 within six months of the Effective Date), which amount was to be used solely to satisfy holders of Class 4 claims. The remaining approximately $1,000,000 of Class 4 cash was received in June 2009.

8. Acquisitions

ProMed Health Services Company

On June 1, 2007, the Company and Prospect Medical Group, Inc. (“PMG”), one of its affiliated physician organizations, acquired ProMed Health Services Company and its subsidiary, ProMed Health Care Administrators (“PHCA”) (collectively “ProMed Health Care Administrators”), and two affiliated IPAs: Pomona Valley Medical Group, Inc. dba ProMed Health Network (“Pomona Valley Medical Group”), and Upland Medical Group, a Professional Medical Corporation (“Upland Medical Group” and together with Pomona Valley Medical  Group, the “ProMed Entities”). PHCA manages the medical care of HMO enrollees served by Pomona Valley Medical Group and Upland Medical Group. Total purchase consideration of $48,000,000 included $41,040,000 of cash and 1,543,237 shares of Prospect Medical Holdings, Inc. common stock valued at $6,960,000, or $4.51 per share. The transaction is referred to as the “ProMed Acquisition.”

The ProMed Acquisition, and $392,000 in related transaction costs, was financed by $48,000,000 in borrowings (less $896,000 in debt issuance costs) and $2,379,000 from cash reserves. The debt proceeds and cash reserves were used to fund the cash consideration of $41,040,000 and to repay all existing debt of Prospect Medical Holdings, Inc. ($7,842,000 plus $209,000 of prepayment penalties). The $48,000,000 in borrowings used to finance the acquisition of the ProMed Entities was refinanced in August 2007, using proceeds from the $155,000,000 credit facility entered into in connection with the Alta transaction, described below. The purchase agreements provide for certain post-closing working capital, medical claims reserve and other adjustments, which the Company is currently negotiating. During fiscal 2008, the Company recorded a post-closing working capital adjustment of approximately $560,000 as a reduction in goodwill.

Alta Hospitals System, LLC

On August 8, 2007, the Company acquired all of the outstanding common shares of Alta Hospitals System, LLC (“Alta”), which was formerly known as Alta Healthcare System, Inc.  Alta is a for-profit hospital management company that, through two subsidiary corporations, owns and operates four community-based hospitals—Van Nuys Community Hospital, Hollywood Community Hospital, Los Angeles Community Hospital and Norwalk Community Hospital. These hospitals provide a comprehensive range of medical, surgical and psychiatric services and have a combined 339 licensed beds served by 315 on-staff physicians. Total purchase consideration, including transaction costs, was approximately $154,935,000, comprised of repayment of approximately $41,500,000 of Alta’s existing debt, payment of approximately $51,300,000 in cash to the former Alta shareholders, issuance of 1,887,136 shares of Prospect common stock, issuance of 1,672,880 shares of Prospect convertible preferred stock valued, for purposes of the transaction, at $61,030,000, and payment of transaction costs of approximately $1.2 million. Each share of preferred stock was convertible into five common shares upon stockholder approval (which occurred on August 13, 2008). Prior to conversion, each share of preferred stock accrued dividends at 18% per year, compounding annually. Such dividends (amounting to $7,881,890) were canceled upon conversion to common shares on August 13, 2008, and the related liability reclassified to additional paid in capital. For purposes of determining the number of shares to be issued in connection with the transaction, Prospect common stock was valued at $5.00 per share and Prospect preferred stock was valued at $25.00 per share. However, for purposes of recording the transaction, (i) the value per share of common stock was estimated at $5.58, based on the average of the stock’s closing prices before and after the acquisition announcement date of July 25, 2007, and (ii) the value per share of preferred stock was estimated at $30.19, based on the closing stock price of a common share on the acquisition date, plus a premium for the preference features of the stock. As such, total recorded purchase consideration, exclusive of transaction costs, was approximately $153,772,000.

The Alta Acquisition, the extinguishment of Alta’s existing debt and the refinancing of the ProMed Acquisition debt described above were financed by a $155,000,000 senior secured credit facility, comprised of $145,000,000 in term loans and a $10,000,000 revolver, of which $3,000,000 was drawn at closing (see Note 7 for discussion of debt). Net proceeds of $141.1 million (net of issuance discount and financing costs of $6.9 million) were used to repay Alta’s existing borrowings of $41.5 million, refinance $47.0 million in outstanding ProMed Acquisition debt, pay the cash portion of the purchase price of $51.3 million and fund approximately $1.2 million in transaction costs.  As set forth in Note 7, the new senior secured facility was repaid and terminated on July 29, 2009.

Brotman Medical Center, Inc.

On August 31, 2005, the Company invested $1 million for an approximately 33.1% stake in Brotman. Brotman is a 420 bed licensed and accredited acute care hospital, located in Culver City, California. The Company made the investment with the intention that it, with Brotman, would be able to offer joint contracting to HMOs operating in Brotman’s service area. Brotman incurred significant losses before and after the Company’s initial investment and, on October 25, 2007(the “Petition Date”), Brotman filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code, at which point, the initial investment was considered fully impaired.  On the Petition Date, the Company entered into an amendment to its existing consulting services agreement with Brotman, providing for an increased level of service and responsibility (see Note 6).  Additionally, effective April 22, 2008, Samuel S. Lee (Prospect’s CEO and Chairman of the Board) was appointed as the Chairman of the Board of Directors of Brotman.  On April 14, 2009 (The “Effective Date”), the U.S. Bankruptcy Court confirmed and declared effective the final Chapter 11 Plan of Reorganization (the “Plan”) of Brotman whereby, among other things, all of Brotman’s outstanding securities were canceled and, in exchange for their pro rata share of the New Value Contribution (as defined in the Plan) totaling $3,500,000, holders of Brotman’s securities would receive New Common Stock in Brotman in the same percentage as their pro rata share of the New Value Contribution. Pursuant to the terms of the Plan, the Company made a $1,814,000 investment in Brotman on January 13, 2009 and $705,000 on June 30, 2009, totaling $2,519,000 while the minority shareholders made a total cash investment of $981,000 . Based on such contributions, Prospect acquired an additional 38.86% ownership interest in Brotman, effective April 14, 2009, which brought its total interest to 71.96%.

For financial accounting purposes, the additional investment in Brotman was referred to as the “Brotman Acquisition” and in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS No. 141”), the business combination, which was achieved in stages, provides for recognition of assets at current fair value with respect to the proportion of the Company’s incremental ownership interest in Brotman. Under SFAS No. 141, the aggregate cost of the acquired assets, which includes cash paid of $2.5 million and expenses incurred in connection with the acquisition totaling $37,000, were preliminarily allocated to the assets acquired and liabilities assumed. The excess of the consideration over the estimated fair value of the assets and liabilities assumed has been allocated to goodwill. Due to negative net book value of assets acquired, goodwill attributable to the minority interest is not recognized. The purchase price allocation will be adjusted upon completion of the final valuation studies and may differ materially from the information presented herein. The results of operations and financial position of Brotman have been included in the unaudited condensed consolidated financial statements since the April 14, 2009 acquisition date.  Brotman’s operations for the period from April 14, 2009 to June 30, 2009 reflected a net loss of $2,760,000. The Company does not have the intent or ability, including under the terms of its debt agreement, to provide significant financial support to Brotman. A pro rata (approximately 28%) share of net income attributable to Brotman will be included under Minority Interest in the Company’s statement of operations, once the cumulative minority share of such income exceeds their cumulative share of prior losses absorbed by the Company, as its majority interest holder; this would be through the implementation of new relevant accounting literature (see Note 13).

The following is an analysis of the preliminary goodwill amount recognized in connection with the Brotman Acquisition based on the April 14, 2009 balance sheet of Brotman (in thousands):

Total purchase consideration	$2,556
Add: net negative book value acquired	(14,896)
Add: estimated tax effect from step-up of acquired assets	3,717
Acquisition cost in excess of revised net book value acquired	21,169
Estimated identifiable intangible assets	—
Estimated goodwill	$21,169

Reconciliation of net book value acquired at April 14, 2009:
Negative net book value at April 14, 2009	$(29,132)
Estimated fair value of Brotman	7,502
Excess of estimated fair value over the net book value	36,634
Additional ownership interest acquired	38.86%
Estimated step-up in basis of net assets acquired	$14,236

Goodwill from the Brotman Acquisition is primarily related to new capacity for future growth, new geographic coverage, management team and in-place workforce. Through the Brotman Acquisition, the Company expanded into a new service market in the West Los Angeles, California area. As a stock purchase, the goodwill acquired in the Brotman Acquisition is not deductible for income tax purposes.  Brotman recorded income related to discharge of debt upon emergence from the Chapter 11 Bankruptcy reorganization.  Under Internal Revenue Code 108 (“IRC 108”), an insolvent taxpayer can exclude from its taxable income computation, the income related to discharge of debt to the extent of the insolvency amount.  Brotman’s tax provision reflects that the entire amount of debt discharge income is qualified for the exclusion under IRC 108.  Also, under current tax law, a taxpayer is required to reduce its tax attribute to the extent of the excluded debt discharge income, and this attribute reduction occurs on the first day of the tax year after the debt discharge occurs.  In addition, a taxpayer is allowed an election to use an alternative tax reduction ordering rules.  As of June 30, 2009, management has not concluded on the attribute reduction ordering, however, tax attribute reduction may create additional deferred tax liabilities for which the tax impact will be recognized through purchase accounting.

The following unaudited pro forma financial information for the three-month and nine-month periods ended June 30, 2009 and 2008 gives effect to the acquisition of Brotman as if it had occurred on October 1, 2007. Such unaudited pro forma information is based on historical financial information with respect to the acquisition and does not include synergies, operational or other changes that might have been effected by the Company. Significant proforma adjustments include increased depreciation related to fixed assets acquired.

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2009	2008	2009	2008
	(in thousands, except per-share amounts)

Net revenue	$149,563	$101,728	$345,225	$316,278
Net loss from continuing operations	$(4,111)	$(7,465)	$(2,752)	$(8,009)
Net loss per share—continuing operations:
Basic	$(0.20)	$(0.78)	$(0.13)	$(1.19)
Diluted	$(0.20)	$(0.78)	$(0.13)	$(1.19)

9. Segment Information

The Company’s operations are organized into three reporting segments: (i) IPA—which is comprised of the Prospect and ProMed reporting units, provides management services to affiliated physician organizations that operate as independent physician associations (“IPAs”); (ii) Hospital Services—which owns and operates five hospitals—Los Angeles Community Hospital, Hollywood Community Hospital, Norwalk Community Hospital, Van Nuys Community Hospital and Brotman Medical Center; and (iii) Corporate - which represents expenses incurred at Prospect Medical Holdings, Inc. (the “Parent Entity”), that were not allocated to the IPA and Hospital Services segments.

The accounting policies of the reporting segments are the same as those described in the summary of significant accounting policies (see Note 2). The Company evaluates financial performance and allocates resources primarily based on earnings from continuing operations before interest expense, interest income, income taxes, depreciation and amortization, as well as income or loss from operations before income taxes, excluding infrequent or unusual items.

The reporting segments are strategic business units that offer different services within the healthcare industry. Business in each reporting segment is conducted by one or more direct or indirect wholly-owned subsidiaries of the Company and certain affiliated physician organizations controlled through assignable option agreements and management services agreements described in Note 6 above.

The following tables summarize certain information for each of the reporting segments regularly provided to and reviewed by the chief operating decision (thousands):

	As of and for the Three Months Ended June 30, 2009
	Hospital Services	IPA	Corporate	Intersegment Eliminations	Consolidated
Revenues from external customers	$66,470	$47,848	$—	$—	$114,318
Intersegment revenues	—	—	—	—	—
Total revenues	66,470	47,848	—	—	114,318
Operating income (loss)	7,327	3,240	(3,861)	—	6,705
Investment (income)	—	(20)	(13)	—	(33)
Interest expense and amortization of deferred financing costs	1,106	—	7,576	—	8,682
Gain on interest rate swap arrangements	—	—	(3,694)	—	(3,694)
Income (loss) from continuing operations before income taxes	$6,221	$3,260	$(7,730)	$—	$1,751
Identifiable segment assets (liabilities)	$289,326	$160,346	$(87,498)	$—	$362,174
Segment capital expenditures, net of dispositions	$187	$50	$—	$—	$237
Segment goodwill	$127,708	$22,338	$—	$—	$150,046

	As of and for the Three Months Ended June 30, 2008
	Hospital Services	IPA	Corporate	Intersegment Eliminations	Consolidated
Revenues from external customers	$31,413	$49,448	$—	$—	$80,861
Intersegment revenues	—	—	—	—	—
Total revenues	31,413	49,448	—	—	80,861
Operating income (loss)	6,410	3,288	(5,644)	—	4,054
Investment (income)	—	(64)	(17)	—	(81)
Interest expense and amortization of deferred financing costs	40	—	6,522	—	6,562
Gain on interest rate swap arrangements	—	—	(4,948)	—	(4,948)
Loss on debt extinguishment	—	—	8,309	—	8,309
Income (loss) from continuing operations before income taxes	$6,370	$3,352	$(15,510)	$—	$(5,788)
Identifiable segment assets (liabilities)	$180,888	$148,193	$(48,549)	$—	$280,532
Segment capital expenditures, net of dispositions	$370	$(45)	$—	$—	$325
Segment goodwill	$106,494	$22,761	$—	$—	$129,255

	As of and for the Nine Months Ended June 30, 2009
	Hospital Services	IPA Management	Corporate	Intersegment Eliminations	Consolidated
Revenues from external customers	$139,701	$144,138	$—	$—	$283,839
Intersegment revenues	—	—	—	—	—
Total revenues	139,701	144,138	—	—	283,839
Operating income (loss)	27,509	9,480	(8,740)	—	28,249
Investment (income)	—	(51)	(50)	—	(101)
Interest expense and amortization of deferred financing costs	1,198	—	20,197	—	21,396
Loss on interest rate swap arrangements	—	—	5,019	—	5,019
Income (loss) from continuing operations before income taxes	$26,311	$9,531	$(33,906)	$—	$1,936
Identifiable segment assets (liabilities)	$289,326	$160,346	$(87,498)	$—	$362,174
Segment capital expenditures, net of dispositions	$562	$114	$—	$—	$676
Segment goodwill	$127,708	$22,338	$—	$—	$150,046

	As of and for the Nine Months Ended June 30, 2008
	Hospital Services	IPA Management	Corporate	Intersegment Eliminations	Consolidated
Revenues from external customers	$91,096	$150,697	$—	$—	$241,793
Intersegment revenues	—	—	—	—	—
Total revenues	91,096	150,697	—	—	241,793
Operating income (loss)	19,524	7,499	(12,055)	—	14,968
Investment (income)	—	(204)	(319)	—	(523)
Interest expense and amortization of deferred financing costs	120	—	15,935	—	16,055
Gain on interest rate swap arrangements	—	—	(4,072)	—	(4,072)
Loss on debt extinguishment	—	—	8,309	—	8,309
Income (loss) from continuing operations before income taxes	$19,404	$7,703	$(31,908)	$—	$(4,801)
Identifiable segment assets (liabilities)	$180,888	$148,193	$(48,549)	$—	$280,532
Segment capital expenditures, net of dispositions	$1,220	$176	$17	$—	$1,413
Segment goodwill	$106,494	$22,761	$—	$—	$129,255

(1)

Prospect Medical Holdings, Inc. files a consolidated tax return and allocates costs for shared services and corporate overhead to each of the reporting segments. All acquisition-related debt, including debt related to the IPA and Hospital Services segment, is recorded at the Parent entity level. As such, the Company does not allocate interest expense, and gain or loss on interest rate swaps to the IPA and Hospital Services segments.

(2)	Prospect Medical Group, Inc. (which serves as a holding company for our affiliated physician organizations and is itself an affiliated physician organization) files a separate consolidated tax return.

(3)

During the three months and nine months ended June 30, 2008, the Company incurred approximately $45,000 and $1,383,000 in costs related to the restatement of Alta’s pre-acquisition financial statements, preparation of SEC filings and the related special investigation by the Company’s audit committee, which was completed in March 2008. These expenses are included in general and administrative expenses of the Company.

(4)	Certain prior year amounts have been reclassified to conform to the fiscal 2009 period presentation.

(5)	Hospital Services segment includes the operations of Brotman since April 14, 2009 (see Note 8).

10. Income Taxes

The Company recorded a tax provision of approximately $1,989,000 and $2,065,000 for the three months and nine months ended June 30, 2009, with an effective tax rate of 114% and 107%, respectively, and a tax benefit of approximately $2,083,000 and $1,728,000 for the three months and nine months ended June 30, 2008, each of which was an effective tax rate of 36%. The higher effective tax rates in the fiscal 2009 period was primarily due to not recognizing the deferred tax benefit from Brotman’s loss, for which realization does not meet the more likely than not standard per SFAS No. 109. Full valuation allowance in accordance with SFAS No. 109 was recorded against net deferred tax assets at Brotman at June 30, 2009.

Additionally, the effective tax rate in 2009 differs from the statutory rate of 34% due to the fact that Brotman files a separate return for federal and state purposes. For federal income tax purposes, the privilege of filing a consolidated return is extended to an affiliated group of corporations under IRC Sections 1501 and 1504(b).  This consolidation privilege is limited to the affiliated group with 80% or higher direct ownership.   As Prospects’ ownership in Brotman Medical Center Inc does not meet this 80% ownership threshold, Prospect and Brotman may not file consolidated return for federal income tax purposes.  Brotman has historically been operating in losses and is not anticipated to turn profitable in foreseeable future.  Therefore, management determined that income tax benefits for Brotman losses cannot be recognized due to the insufficient evidence that the losses can be realized as of June 30, 2009.

California requires members of a commonly controlled group that conducts a unitary business to compute their California income on a combined basis. Under California law, the determination of whether two or more commonly controlled corporations are unitary depends on the facts in each case.  As of June 30, 2009, management has not determined if the unitary relationship exists between Brotman and Prospect, and therefore provisioned for its state income taxes under an assumption that Brotman will file separate company return and will not be included in Prospect’s combined California income tax returns.  Management plans to reevaluate if the California combined unitary reporting is required for Brotman.  If the determination is made that Brotman operation is considered unitary with Prospect, the Company’s state tax provision may change significantly and it may have a material impact to financial statements.

As part of the Brotman acquisition, management of the Company adopted FIN 48, accounting for uncertain tax positions, for Brotman and determined that no material unrecognized tax benefits exist as of June 30, 2009.  Brotman generated, and still maintains, carryfowards of a substantial amount of net operating losses since its inception in 2005 which are open for the taxing authority’s examination.

11. Use of Estimates

The preparation of unaudited consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities at the dates, and for the periods, that the financial statements are prepared. Actual results could materially differ from those estimates. Principal areas requiring the use of estimates include third-party cost report settlements, risk-sharing programs, patient and medical related receivables, determination of allowances for contractual discounts and uncollectible accounts, medical claims and accruals, impairment of goodwill, long-lived and intangible assets, valuation of interest rate swaps, share-based payments, professional and general liability claims, reserves for the outcome of litigation, liabilities for uncertain income tax positions and valuation allowances for deferred tax assets.

During the nine months ended June 30, 2009 and 2008, the Company recorded approximately $1,347,000 and $2,101,000 in favorable changes in estimates during the respective periods related to medical claims development from the prior periods.

12. Fair Value of Financial Investments

Effective April 1, 2009, the Company adopted FASB Staff Position FAS 107-1 and APB 28-1, “Disclosures About Fair Value of Financial Instruments” (“FSP 107-1” and “APB 28-1”). This Statement requires that the fair value of financial instruments be disclosed in the body or notes of an entity’s financial statements in both interim and annual periods. It also requires the disclosure of methods and assumptions used to estimate fair values. It does not require comparative disclosures for periods preceding adoption. The fair values of the Company’s current assets and current liabilities approximate their reported carrying amounts. The carrying values and the fair values of non-current financial assets and liabilities, that qualify as financial instruments per FAS No. 107, “Disclosures about Fair Value of Financial Instruments,” were as follows (in thousands).

	At June 30, 2009
	Carrying Amount	Fair Value
Assets:
Long-term note receivable	$371	$320
Liabilities:
Long-term debt	$160,399	$94,558

The fair value of the notes receivable, which was received as part of the consideration for the sale of the Company’s three medical clinics in April 2004, was estimated based on expected future payments discounted at risk-adjusted rates. The fair value of the Company’s long-term debt was estimated based on expected future payments discounted at risk-adjusted rates.

Effective October 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurement’s” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements for all financial assets and liabilities measured at fair value on a recurring basis. In February 2008, the FASB staff issued Staff Position No. 157-2 “Effective Date of FASB Statement No. 157,” (“FSP SFAS 157-2”). FSP SFAS 157-2 delayed the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). In accordance with the provisions of FSP SFAS 157-2, the Company has elected to defer implementation of SFAS 157 until October 1, 2009 as it relates to its non-financial assets and non-financial liabilities that are not permitted or required to be measured at fair value on a recurring basis. Management is currently evaluating the impact, if any, SFAS No. 157 will have on those non-financial assets and liabilities.

The FASB also issued FASB Staff Position No. 157-3, Determining the Fair Value of a Financial Asset when the Market for that Asset is not Active, (“FSP 157-3”) in October 2008. FSP 157-3 clarifies the application of SFAS 157 in an inactive market and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 is effective immediately and was adopted by the Company as of October 1, 2008. The impact of adopting FSP 157-3 was not material to the Company’s consolidated financial statements.

SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under SFAS No. 157 are described below:

•                  Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•                  Level 2—Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

•                  Level 3—Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The following table sets forth the Company’s financial assets and liabilities measured at fair value on a recurring basis and where they are classified within the hierarchy as of June 30, 2009 (in thousands):

	Total	Level 1	Level 2	Level 3
Assets:
Investments	$665	$665	$—	$—
Liabilities:
Interest rate swap liability	$11,032	$—	$11,032	$—

A financial asset or liability is categorized within the hierarchy based upon the lowest level of input that is significant to the fair value measurement. Following is a description of the valuation methodologies used by the Company as well as the general classification of such instruments pursuant to the hierarchy.

Investments

The Company’s investments are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The investment instruments that are valued based on quoted market prices in active markets are primarily restricted certificates of deposit.

Interest Rate Derivative Liabilities

As of June 30, 2009, the Company has two interest rate swap agreements in place for an initial notional amount of $48 million and $97.8 million, respectively. These instruments effectively cause a portion of the Company’s floating rate debt to become fixed rate debt and are held with a major financial institution. A mark-to-market valuation that takes into consideration anticipated cash flows from the transaction using quoted market prices, other economic data and assumptions, and pricing indications used by other market participants is used to value the swaps. Given the degree of varying assumptions used to value the swaps, they are deemed to be Level 2 instruments.

13. Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling minority interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the accompanying Consolidated Financial Statements separate from the parent company’s equity. Net income (loss) attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS No. 160 requires retroactive adoption of the presentation and expanded disclosure requirements for existing minority interests. All other requirements of SFAS No. 160 shall be applied prospectively. The Company will adopt SFAS No. 160 on October 1, 2009 and is currently evaluating the potential impact of the adoption of SFAS No. 160 on its consolidated financial statements.

In May 2009, the FASB issued Statement of Accounting Standards No. 165, “Subsequent Events”(“SFAS No. 165”), which establishes general standards of accounting and disclosure for events that occur after the balance sheet date but before financial statements are issued. This standard will be effective for reporting periods ending after June 15, 2009. The adoption of SFAS No. 165 does not impact the Company’s financial position or results of operations, as its requirements are disclosure-only in nature. The unaudited consolidated financial statements were available to be issued on August 19, 2009 and the Company evaluated subsequent events known to management through such date (see Note 15).

14. Litigation and Contingencies

Many of the Company’s payer and provider contracts are complex in nature and may be subject to differing interpretations regarding amounts due for the provision of medical services. Such differing interpretations may not come to light until a substantial period of time has passed following contract implementation. Liabilities for claims disputes are recorded when the loss is probable and can be estimated. Any adjustments to reserves are reflected in current operations.

The Company has commercial claims-made insurance policies for Alta and Brotman separately. The policies cover for malpractice claims in excess of $1,000,000 per claim with a $3,000,000 annual aggregate. The General Liability coverage is occurrence coverage with no per occurrence retention and no annual aggregate for Alta, and with $1,000,000 per occurrence retention and $3,000,000 annual aggregate for Brotman. Total actuarial IBNR estimate of approximately $2,706,000 was made for estimated malpractice liability through June 30, 2009. These estimates may change in the future and such changes may be material.

The Company is in the process of finalizing certain post-closing matters related to the 2007 ProMed acquisition, including closing balance sheet reconciliations, escrow reconciliations and other matters. The Company has recorded settlement amounts relating such matters in the accompanying unaudited condensed consolidated financial statements.

The Company is subject to a variety of claims and suits that arise from time to time in the ordinary course of its business, acquisition, or other transactions. While management currently believes that resolving all of these matters, individually or in aggregate, will not have a material adverse impact on the Company’s financial position or its results of operations, the litigation and other claims that the Company faces are subject to inherent uncertainties and management’s view of these matters may change in the future. Should an unfavorable final outcome occur, there exists the possibility of a materially adverse impact on the Company’s financial position, results of operations and cash flows for the period in which the effect becomes probable and reasonably estimable.

15. Subsequent Event

On July 29, 2009, the Company closed the offering of $160 million in 12.75% senior secured notes due 2014 (the “Original Notes”) at an issue price of 92.335%.  The sale was executed in accordance with Rule 144A under the Securities Act of 1933 and Regulation S under the Securities Act of 1933.  Concurrent with the issuance of the Original Notes, the Company entered into a three-year $15 million revolving credit facility which was undrawn at the closing, with any future borrowings bearing interest at LIBOR plus 7.00%, with a LIBOR floor of 2.00%.  The Company used the net proceeds from the sale of the Original Notes to repay all remaining amounts outstanding under its $155 million senior secured credit facility, plus a prepayment premium of approximately $2.6 million. The Company will reflect the repayment premium, together with the write-off of approximately $560,000 of deferred financing related to its former credit facilities, as interest expense. Capitalized deferred financing costs and original issue discount will be amortized over the term of the related debt using the effective interest method.

Effective July 23, 2009, the Company terminated the master swap agreement and the swap arrangements thereunder by payment, on July 29, 2009, of $11.7 million to the swap counterparty in final settlement of all amounts owed under the swap arrangements. All related amounts included in accumulated other comprehensive loss of approximately $4.2 million and related deferred income taxes will be recorded as interest expense and to the tax provision, respectively, as of the effective date of the swap terminations.

The terms of the Original Notes are governed by an indenture, among the Company, certain of its subsidiaries and affiliates (as guarantors) and U.S. Bank National Association (as trustee) (the “Indenture”).  Interest is payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2010.  The terms of the revolving senior secured credit facility are governed by the Credit Agreement, dated as of July 29, 2009, among the Company, Royal Bank of Canada (as administrative agent), Jefferies Finance LLC (as syndication agent) and the lenders party thereto (the “Credit Agreement”).

The terms of the Original Notes are substantially identical to the terms of the exchange notes described in this prospectus under “Description of Exchange Notes,” except that the Original Notes have certain transfer restrictions, registration rights and provisions for additional interest that do not apply to the exchange notes.

Exhibit I

Brotman Medical Center, Inc.

Debtor-in-Possession

Financial Statements

As of and for the Year Ended September 30, 2008

(with Independent Auditors’ Report Thereon)

Brotman Medical Center, Inc.

Debtor-in-Possession

Financial Statements

As of and for the Year Ended September 30, 2008

(with Independent Auditor’s Report Thereon)

Independent Auditors’ Report

To the Board of Directors of

Brotman Medical Center, Inc. (Debtor-in-Possession)

Culver City, California

We have audited the accompanying balance sheet of Brotman Medical Center, Inc. (Debtor-in-Possession) (the “Company” or “Brotman”) as of September 30, 2008, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended September 30, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brotman Medical Center, Inc. (Debtor-in-Possession) at September 30, 2008, and results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, Brotman filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code on October 25, 2007, which raises substantial doubt about Brotman’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/BDO Seidman, LLP

Costa Mesa, California

June 30, 2009

Brotman Medical Center, Inc.

Debtor-In-Possession

Balance Sheet

September 30, 2008

(in thousands, except for share amounts)

Assets
Current assets:
Cash and cash equivalents	$—
Restricted cash	231
Patient accounts receivable, less allowance for doubtful accounts of $12,013	19,202
Due from government payer	3,364
Inventories	2,751
Prepaids and other	2,458
Total current assets	28,006
Property and equipment, net	9,355
Other assets	22
Total assets	$37,383

Liabilities and Shareholders’ deficit
Liabilities not subject to compromise:
Current liabilities:
Accrued salaries and benefits	$6,094
Debtor-in-possession financing	11,587
Due to government payer	13,834
Insurance reserves	1,510
Accounts payable and accrued expenses	7,837
Current portion of capital leases	422
Debt, due on demand	7,707
Other current liabilities	5,075
Total current liabilities	54,066
Long-term liabilities:
Capital leases, net of current portion	373
Malpractice reserve	1,924
Total long-term liabilities	2,297
Total liabilities not subject to compromise	56,363
Liabilities subject to compromise	19,092
Total liabilities	75,454

Commitments, Contingencies and Subsequent Events
Shareholders’ deficit:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; 648,625 shares issued and outstanding	6
Common stock, $0.01 par value, 20,000,000 shares authorized; 100,000 shares issued and outstanding	1
Additional paid-in-capital	4,183
Deferred compensation	(284)
Accumulated deficit	(41,977)
Total shareholders’ deficit	(38,071)
Total liabilities and shareholders’ deficit	$37,383

The accompanying notes and independent auditors’ report are an integral part of the financial statements.

Brotman Medical Center, Inc.

Debtor-In-Possession

Statement of Operations

For the Year Ended September 30, 2008

(in thousands)

Revenue:
Net patient service revenue	$113,488
Other revenue, net	3,738
Total net revenue	117,226

Expenses:
Salaries and benefits	59,790
Supplies	14,053
Purchased services and other	22,697
Provision for doubtful accounts	15,228
Depreciation and amortization	1,235
Total operating expenses	113,003

Income from operations	4,223

Other (income) expense:
Investment income	(31)
Interest	3,550
Nullification of default interest and non-compliance fees	(8,277)
Total other income, net	(4,758)

Income before reorganization items	8,981
Reorganization items, net	6,681
Income before income taxes	2,300
Income tax provision	—
Net income	$2,300

The accompanying notes and independent auditors’ report are an integral part of the financial statements.

Brotman Medical Center, Inc.

Debtor-In-Possession

Statement of Shareholders’ Deficit

For the Year Ended September 30, 2008

(in thousands, except for share amounts)

	Series A Preferred Shares			Series B Preferred Shares			Series C Preferred Shares			Series D Common Shares
	Shares	Par Value	Additional Paid-in Capital	Shares	Par Value	Additional Paid-in Capital	Shares	Par Value	Additional Paid-in Capital	Shares	Par Value	Additional Paid-in Capital	Deferred Compensation	Accumulated Deficit	Total Stockholders’ Deficit
Balance at September 30, 2007	248,000	$2	$998	252,500	$3	$997	148,125	$1	$1,874	100,000	$1	$314	$(284)	$(44,277)	$(40,371)
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	2,300	2,300
Balance at September 30, 2008	248,000	$2	$998	252,500	$3	$997	148,125	$1	$1,874	100,000	$1	$314	$(284)	$(41,977)	$(38,071)

The accompanying notes and independent auditors’ report are an integral part of the financial statements.

Brotman Medical Center, Inc.

Debtor-In-Possession

Statement of Cash Flows

For the Year Ended September 30, 2008

(in thousands)

Operating activities:
Net Income	$2,300
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,171
Provision for bad debts	15,228
Nullification of default interest and non-compliance fees	(8,277)
Changes in operating assets and liabilities:
Patient accounts receivable and due from government receivables	(20,240)
Inventories	124
Prepaids and other assets	(274)
Accounts payable and accrued expenses	12,640
Accrued salaries and benefits	925
Insurance and malpractice reserves	802
Other current liabilities	845
Net cash provided by operating activities before reorganization activities	5,244
Reorganization items, net	(6,681)
Net cash used in operating activities	(1,437)

Investing activities:
Purchases of property and equipment	(127)
Increase in restricted certificates of deposit	(6)
Net cash used in investing activities	(133)

Financing activities:
Repayments under revolving credit facility, net	(10,209)
Borrowings under DIP facility, net	11,586
Repayment of capital leases	(248)
Net cash provided by financing activities	1,129

Decrease in cash and cash equivalents	(441)
Cash and cash equivalents at beginning of year	441
Cash and cash equivalents at end of year	$—

Supplemental cash flow information:
Cash paid for interest	$3,406

The accompanying notes and independent auditors’ report are an integral part of the financial statements.

Brotman Medical Center, Inc.

Debtor-In-Possession

Notes to Financial Statements

September 30, 2008

1.              Organization

Business

Brotman Medical Center, Inc. (the “Hospital”, “Brotman”, “Debtor”, “Company”), a California corporation, which operates a 420-licensed bed acute care hospital in Culver City, California, was incorporated on May 19, 2005, when a group of investors, including Prospect Medical Holdings, Inc. (“PMH”), certain physicians practicing at Brotman and other parties purchased substantially all of the assets of Brotman’s immediate predecessor-in-interest, Brotman Medical Partners, LP from Tenet Healthcare Corporation effective August 31, 2005. Following the acquisition, approximately 33.1% of Brotman was owned by PMH, approximately 33.7% was held by Culver Hospital Holdings, LP and Gable Park, LLC, and the remaining 33.2% was held by various other parties.

Proceedings under Chapter 11 and Related Going Concern Considerations

On October, 25, 2007, the Company filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Central District of California, Los Angeles Division (the “Bankruptcy Court”). The reorganization case is being administered under the caption “LA 07-19705 (BB).”

On December 6, 2007 Brotman entered into a Court-approved $19.875 million debtor-in-possession credit facility (the “DIP Credit Facility”) to repay outstanding amounts under Brotman’s existing credit facility, professional fees, transaction costs and other pre-petition expenses including supplementing it’s working capital and cash flow during the reorganization process. See Note 4 for further discussion of the DIP Credit Facility and Loan Agreement.

American Institute of Certified Public Accountant Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”) provides financial reporting guidance for entities that are reorganized under Bankruptcy Code. The Company implemented this guidance for the year ended September 30, 2008. Under Chapter 11, certain claims against the Company in existence prior to the filing of the petition for relief under the federal bankruptcy laws were stayed while the Company continued business operations as debtor-in-possession. Per SOP 90-7, these estimated claims are reflected in the September 30, 2008 balance sheet as “Liabilities Subject to Compromise” and are summarized in Note 4. Claims are recorded at the amount of the expected allowed claim even if they may be settled for lesser amounts. Obligations arising post-petition are not classified as liabilities subject to compromise.

During 2008 several actions were made to enforce liabilities, however these too were stayed. Brotman endeavored to notify all known or potential creditors of the process for submitting pre-petition claims against the debtor. Generally, creditors whose claims arose prior to the Petition Date had until April 8, 2008 (the “Bar Date”) to file claims or be barred from asserting claims against the debtor in the future, except in instances of claims arising from the subsequent rejection of executory contracts and unexpired leases.

There are differences between the amounts at which any such liabilities are recorded in the financial statements and the amounts claimed by Brotman’s creditors. The determination of how liabilities would ultimately be settled and treated could only be made when the Court approved a Chapter 11 Plan of Reorganization

On November 6, 2008, Brotman filed its Second Amended Chapter 11 Plan of Reorganization (the “Plan”) with the Bankruptcy Court.

Brotman’s reorganization plan under Chapter 11 involved a fundamental transformation of focus and operation. Shortly after the Petition Date, management outlined a business plan emphasizing efficiency, customer focus, and financial viability. Additionally, the reorganization plan called for additional equity infusions into the Company, the repayment of existing secured pre-petition debt and the post petition DIP facility, new borrowings and exit financing. Lastly, the plan of reorganization made provision for certain debt discharge, reclassification of liabilities and distributions to certain creditors.

Under Chapter 11, Brotman continued to operate its business without interruptions as a debtor-in-possession under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code. In general, a debtor-in-possession is authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Court. Brotman incurred significant costs associated with the reorganization of approximately $6.3 million in fiscal 2008. The amount of these costs, which are being expensed as incurred, significantly affect operations and are separately reflected as reorganization costs in the statement of operations for the year ended September 30, 2008. In connection with the reorganization costs, there may be additional expenses in future periods which may affect operations in those periods.

The bankruptcy plan was confirmed by the Bankruptcy Court on January 21, 2009 and became effective on April 14, 2009 (the “Effective Date”). Refer to Note 11 for further discussion of Brotman’s emergence from Chapter 11 bankruptcy.

The Company estimates the impact of Chapter 11 filings on its future financial statements is likely to result in approximately $11.4 million gain on discharge of impaired liabilities and debts.

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States applicable to a going concern (see Note 2 — Basis of Presentation). Except as otherwise disclosed, these principles assume that assets will be realized and liabilities will be discharged in the ordinary course of business.

Since October 25, 2007, the Company has been operating as debtor-in-possession under Chapter 11 of the Bankruptcy Code, and its continuation as a going concern is contingent upon, among other things, the Company’s ability to comply with terms of the new loan agreements per the Plan, a return to profitability, an ability to generate sufficient cash flows from operations, and if required to obtain further financing to meet future obligations. There can be no assurance that the Company will be able to achieve any of these results, which raises substantial doubt about its ability to continue as a going concern.

The Financial Statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.

2.              Summary of Significant Accounting Policies

Basis of Presentation

SOP 90-7, which is applicable to companies in Chapter 11 bankruptcy, generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statement of operations. The balance sheet must distinguish prepetition liabilities subject to compromise from both those prepetition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, cash provided by reorganization items must be disclosed separately in the statement of cash flows. Brotman adopted SOP 90-7 effective October 25, 2007 and segregated those items, as outlined above, for all reporting periods subsequent to such date.

SOP 90-7 also calls for the adoption of fresh-start reporting if the reorganization value of the emerging entity immediately before the effective date is less than the total of all post-petition liabilities and pre-petition allowed claims and if holders of existing voting shares immediately before confirmation receive less than 50% of the voting shares of the emerging entity. As of the Effective Date, management determined that Brotman did not satisfy both conditions and thus, Brotman’s emergence from Chapter 11 bankruptcy proceedings did not result in the adoption of fresh-start reporting in accordance with SOP 90-7.

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, restricted cash, patient accounts receivable, accrued salaries and benefits, accounts payable and accrued expenses, amounts due to government agencies, DIP Credit Agreements and other debts. The carrying amounts of current assets and liabilities reported in the balance sheet approximate fair value due to the relatively short period of time between origination of the instruments and their expected realization. The carrying value of variable rate debt obligations approximates their fair value. The fair value of financial instruments included in liabilities subject to compromise are highly uncertain as a result of the Chapter 11 proceedings. (Refer to Note 11 for discussion of Brotman’s emergence from Chapter 11 proceedings.)

Concentrations of Credit Risk

Financial instruments that potentially subject Brotman to concentrations of credit risk consist primarily of cash and cash equivalents and patient accounts receivable. Concentrations of credit risk with respect to patient accounts receivable are limited due to the large number of third party payers reimbursing Brotman for healthcare services to patients. Reimbursement under the Medicare and Medicaid programs however, comprise over 50% of reimburseable claims at Brotman and Brotman’s net revenue for the year ended September 30, 2008. By policy, Brotman limits the amount of its credit exposure by defining the types of investments which may be held and the percentage of the investment portfolio that may be maintained in any given instrument type. At September 30, 2008, all bank deposits are held at two institutions.

Cash and Cash Equivalents

Brotman considers all highly liquid debt instruments with initial maturities of three months or less to be cash equivalents. Cash and cash equivalents primarily comprise deposits with banks.  Brotman maintains its cash at banks with high credit-quality financial institutions. The balances may at times exceed the federally insured limit. The Company has not experienced, nor does it anticipate, nonperformance by these institutions.

Restricted Cash

Restricted cash consists of reserves set aside for the benefit of an insurer pursuant to a workers’ compensation policy.

Inventories

Inventories are stated at the lower of cost or market value, determined using the first-in, first-out (FIFO) method. Inventories consist primarily of medical and surgical supplies and drugs.

Property and Equipment

Property and equipment are stated at historical cost. Depreciation is calculated using the straight-line method over the estimated useful lives of each class of depreciable assets, which ranges from three to 40 years. Equipment under capital lease obligations is amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the equipment.  Such amortization is included in depreciation and amortization.  Repair and maintenance costs are expensed as incurred.

As more fully described in Note 10, Brotman is required to comply with certain seismic standards as required by the state of California by January 1, 2020. The useful life of buildings subject to seismic retrofit requirements may be limited due to the Company not making the necessary upgrades by the required compliance date.

Liabilities Subject to Compromise

Liabilities subject to compromise at September 30, 2008, consisted of the following (in thousands):

Trade payables	$16,177
Pre-petition debt (see Note 4)	2,840
Equipment lease related obligations	75
$19,092

Liabilities subject to compromise refers to pre-petition obligations that may be impacted by the Chapter 11 reorganization process.  The amounts represent management’s current estimate of known or potential obligations to be resolved in connection with the Chapter 11 proceedings.  Differences between liabilities management have estimated and the claims filed, or to be filed, will be investigated and resolved in connection with the claims resolution process. The Company will continue to evaluate these liabilities throughout and subsequent to its emergence from the Chapter 11 process and adjust amounts as necessary. Such adjustments may be material.

Reorganization Items

SOP 90-7 requires reorganization items such as certain revenues, expenses such as professional fees directly related to the process of reorganizing the Debtor under Chapter 11, realized gains and losses, and provisions for losses resulting from the reorganization and restructuring of the business to be separately disclosed. Brotman’s reorganization items totalled $6,681,000 of professional and legal fees incurred between the filing date of October 25, 2007 and September 30, 2008.

Professional and legal fees directly related to the reorganization include fees associated with advisors to Brotman, unsecured creditors and secured creditors.

Interest Expense

While operating as a debtor-in-possession, in accordance with SOP 90-7, Brotman recorded interest expense only to the extent (1) interest would be paid during Brotman’s Chapter 11 proceeding or (2) it was probable that interest will be an allowed priority, secured or unsecured claim. Interest expense recorded on Brotman’s statement of operations totaled $3,550,000 for the fiscal year ended September 30, 2008. Contractual interest expense (including interest expense that is associated with obligations for liabilities subject to compromise) totaled approximately $3,870,000 for the fiscal year ended September 30, 2008.

Prior to the Chapter 11 filing in late 2007, Brotman was not in compliance with certain financial and administrative covenants of the Pre-petition Credit Agreement. As such, notwithstanding timely payment of post-petition interest made by Brotman during the Bankruptcy proceeding, its Lender, Capital Source Finance, LLC, had assessed default rates and non-compliance fees on these loans retroactive to September 1, 2005, the inception of the Credit Agreement, which amount totaled approximately $8.3 million, as of September 30, 2007. The amount was initially recorded in fiscal year 2007 due to the notice of default being received in late September 2007. These non compliance fees and default interest were subsequently derecognized by the Company in fiscal year 2008, pursuant to the declaratory relief provided by the Bankruptcy Court. Accordingly, a gain from the nullification was recognized in the statement of operations for the year ended September 30, 2008 (see to Note 4).

Revenue Recognition

Net operating revenues are recognized in the period in which services are performed and are recorded based on established billing rates (gross charges) less estimated discounts for contractual allowances, principally for patients covered by governmental and non-governmental third-party payers. Gross charges are not the same as paid charges and generally do not reflect what a hospital is ultimately reimbursed, and therefore are not displayed in the consolidated statement of operations. Hospitals are typically paid amounts that are negotiated with insurance companies or are set by the governmental payers. Gross charges are used to calculate Medicare outlier payments and to determine certain elements of payment under managed care contracts (such as stop-loss payments). Because Medicare requires that a hospital’s gross charges be the same for all patients (regardless of payer category), gross charges are also what the Hospital charges all other patients prior to the application of discounts and allowances.

Revenues under the traditional fee-for-service programs are based primarily on prospective payment systems for Medicare and per diem reimbursement for MediCal. Discounts for retrospectively cost based revenues and certain other payments, which are based on the Hospital’s cost reports, are estimated using historical trends and current factors. Cost report settlements for retrospectively cost-based revenues under these programs are subject to audit and administrative and judicial review, which can take several years until final settlement of such matters are determined and completely resolved. Estimates of settlement receivables or payables related to a specific year are updated periodically and at year end and at the time the cost report is filed with the fiscal intermediary. Typically no further updates are made to the estimates until the final Notice of Program Reimbursement is received, at which time the cost report for that year has been audited by the fiscal intermediary. There could be several years time lag between the submission of a cost report and receipt of the Final Notice of Program Reimbursement. Since the laws, regulations, instructions and rule interpretations governing Medicare and Medicaid reimbursement are complex and change frequently, the estimates recorded by the Hospital could change by material amounts. The Hospital has established settlement receivables of approximately $363,000 as of September 30, 2008.

The Hospital has recorded a liability to CMS arising out of payments for services provided by the Hospital to Medicare eligible inpatients for the last four months of calendar 2005, all of calendar 2006, and approximately six weeks of calendar 2007 (ending February 15, 2007). While the Hospital reports financial statements on a fiscal year ending September 30, Medicare cost reports are filed on a calendar year basis. Acute care hospitals receive Medicare reimbursement payments pursuant to a prospective payment methodology based on diagnosis of the patient, but are entitled to receive additional payments, referred to as “outliers” for patients whose treatment is unusually costly. When Brotman acquired the Hospital in 2005, CMS provided a ratio of cost to charges (the “RCC”) based on the average prevailing market rate in Southern California. This RCC was an interim estimate provided by CMS, subject to final determination upon filing of the hospital’s cost reports. Upon filing cost reports, subsequent information called into question whether the interim RCC provided by CMS was supportable, giving rise to a potential claim for return of overpayments. The

Hospital filed its cost reports with CMS for 2005, 2006 and 2007, respectively, which have been tentatively reviewed by the fiscal intermediary exclusive of any outlier reconciliation to be conducted directly by CMS. CMS has not conducted any outlier reconciliations, has not notified the hospital of any pending reconciliation to be conducted and has not determined of any liability at this point related to possible overpayments. As of September 30, 2008, an estimated liability of $13,834,000 was included in the accompanying balance sheet. The Hospital properly provided notice to CMS of the Chapter 11 bankruptcy case and of the bar date. In addition to asserting a claim, CMS could assert a right of offset in the future.

Brotman receives supplemental payments from the California Medical Assistance Commission (“CMAC”). The contract (“Agreement”) between CMAC and Brotman was entered into on September 1, 2005 and most recently amended on June 10, 2009. The Agreement may not be terminated without cause prior to July 1, 2010 and after that date it may be terminated without cause, provided that, 120 days notice of termination is given.  That Agreement has an “evergreen” provision that requires at least 120 days notice for either side to provide the other with termination notice.  On June 10, 2009, Brotman entered into an Amendment of this Agreement with CMAC which extends the earliest termination notice date to July 1, 2010.  Thus, the earliest possible termination of this Agreement could be November 1, 2010.  Brotman recorded supplemental revenue of $3,000,000 from the CMAC Distressed Hospital Fund during the year ended September 30, 2008, which is included in net patient service revenue. As of September 30, 2008, estimated receivables of $3,000,000 were included in due from governmental payers in the accompanying balance sheet.  These funds were received in October 2008.  On June 11, 2009, the Company received a notification of additional supplemental funds in the amount of $2,000,000.

The following is a summary of due from and due to governmental payers as of September 30, 2008 (in thousands):

Due from government payers:
CMAC supplemental revenue	$3,000
Medicare cost report settlement	364
$3,364
Due to government payers:
Outlier liability	$13,834

Revenues under managed care plans are based primarily on payment terms involving predetermined rates per diagnosis, per-diem rates, discounted fee-for-service rates and/or other similar contractual arrangements. These revenues are also subject to review and possible audit by the payers. The payers are billed for patient services on an individual patient basis. An individual patient’s bill is subject to adjustment on a patient-by-patient basis in the ordinary course of business by the payers following their review and adjudication of each particular bill. The Hospital estimates the discounts for contractual allowances utilizing billing data on an individual patient basis. At the end of each month, the Hospital estimates expected reimbursement for patients of managed care plans based on the applicable contract terms. These estimates are continuously reviewed for accuracy by taking into consideration known contract terms as well as payment history. Although the Hospital does not separately accumulate and disclose the aggregate amount of adjustments to the estimated reimbursements for every patient bill, management believes the estimation and review process allows for timely identification of instances where such estimates need to be revised. The Hospital does not believe there were any adjustments to estimates of individual patient bills that were material to its net operating revenues.

Managed Care Cost of Revenues

Under the risk pool sharing agreement entered into between Brotman and Prospect Medical Group, Inc. (“PMG”), a wholly-owned subsidiary of PMH, pursuant to which, Brotman agreed to provide hospitalization services and share in the risk based on inpatient services utilized. The cost of health services is recognized in the period in which it is provided and includes an estimate of the cost of services which have been incurred but not yet reported.  The estimate for accrued medical costs is based on projections of costs using historical studies of claims paid and adjusted for seasonality, utilization and cost trends.  These estimates are subject to trends in loss severity and frequency.  Although considerable variability is inherent in such estimates, management records its best estimate of the amount of medical claims incurred at each reporting period.  Estimates are continually monitored and reviewed and, as settlements are made or estimates adjusted, differences are reflected in current operations. Incurred but not reported claims pursuant to the risk pool sharing agreement amounted to approximately $1,044,000. The liability due to PMH under the risk pool sharing arrangement at September 30, 2008 amounted to approximately $498,000.

Charity Care

The Hospital provides charity care to patients whose income level is below 300% of the Federal Poverty Level. Patients with income levels between 300% and 350% of the Federal Poverty Level qualify to pay a discounted rate under AB774 based on various government program reimbursement levels. Patients without insurance are offered assistance in applying for Medicaid and other programs they may be eligible for, such as state disability. Patient advocates from the Hospital’s Medical Eligibility Program (“MEP”)

screen patients in the Hospital and determine potential linkage to financial assistance programs. They also expedite the process of applying for these government programs. Based on the Company’s gross charge rates, revenues foregone under the charity policy, including indigent care accounts, were approximately $1.6 million for the year ended September 30, 2008.

The Hospital is not aware of any material claims, disputes, or unsettled matters with any payers that would affect revenues that have not been adequately provided for and disclosed in the accompanying financial statements.

Provision for Doubtful Accounts

The Hospital provides for accounts receivable that could become uncollectible by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value. The Hospital estimates this allowance based on the aging of their accounts receivable, historical collections experience for each type of payer and other relevant factors. There are various factors that can impact the collection trends, such as changes in the economy, which in turn have an impact on unemployment rates and the number of uninsured and underinsured patients, volume of patients through the emergency department, the increased burden of copayments to be made by patients with insurance and business practices related to collection efforts. These factors continuously change and can have an impact on collection trends and the estimation process.

The Hospital’s policy is to attempt to collect amounts due from patients, including copayments and deductibles due from patients with insurance, at the time of service while complying with all federal and state laws and regulations, including, but not limited to, the Emergency Medical Treatment and Labor Act (“EMTALA”). Generally, as required by EMTALA, patients may not be denied emergency treatment due to inability to pay. Therefore, until the legally required medical screening examination is complete and stabilization of the patient has begun, services are performed prior to the verification of the patient’s insurance, if any. In nonemergency circumstances or for elective procedures and services, it is the Hospital’s policy, when appropriate, to verify insurance prior to a patient being treated.

Accrual for General, Professional Malpractice and Workers’ Compensation Risks

Brotman records reserves for claims when they are probable and reasonably estimable. Brotman maintains reserves, which are based on actuarial estimates by an independent third party, for the portion of professional malpractice risks and workers’ compensation risks, including incurred but not reported claims, to the extent that these risks are not insured (self-insured retentions). Brotman estimates reserves for losses and related expenses using expected loss-reporting patterns. Reserves are not discounted. There can be no assurance that the ultimate liability will not exceed Brotman’s estimates. Adjustments to the estimated reserves are recorded in Brotman’s results of operations in the periods when such amounts are determined. These adjustments may be material. An actuarially estimated liability for workers’ compensation and professional malpractice insurance of approximately $1,510,000 and $1,924,000, respectively for incurred but not reported claims was recorded as of September 30, 2008.

Income Taxes

Brotman accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, under which deferred income tax assets and liabilities are recognized for differences between financial and income tax reporting bases of assets and liabilities based on enacted tax rates and laws. To the extent a deferred tax asset cannot be recognized under the preceding criteria, allowances must be established. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period of enactment.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The significant estimates made in the preparation of Brotman’s financial statements relate to the assessment of the carrying value of accounts receivable, accruals for general, professional liability and workers’ compensation risks, self insured medical benefits and managed care incurred but not reported claims and amounts payable or receivable to or from governmental payers. Actual results could be materially different from those estimates.

New Accounting Pronouncements

In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes— an interpretation of FASB Statement No. 109. (“FIN No. 48”). FIN No. 48 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return in accordance with SFAS No. 109,

Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN No. 48 and in subsequent periods. The accounting provisions of FIN No. 48 were to be effective for fiscal years beginning after December 15, 2007. In December 2008, the FASB issued FASB Staff Position FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, to provide a further delay of the effective date of FIN No. 48 for certain nonpublic entities to fiscal years beginning after December 15, 2008. Upon adoption of FIN No. 48, Brotman will review its filing positions for all open tax years in all U.S. federal and state jurisdictions where Brotman is required to file. Brotman will recognize a liability for each uncertain tax position at the amount estimated to be required to settle the issue. Brotman will record a cumulative effect adjustment related to the adoption of FIN No. 48 including interest and penalties, which will be accounted for in the opening balance sheet at April 14, 2009 from which date the Company’s financial statements will be included in the consolidated financial statements of PMH. The unrecognized tax benefits, if ultimately recognized, would reduce Brotman’s annual effective tax rate. Brotman’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company is currently evaluating the impact, if any, of the provisions of FIN No. 48.

In September 2006, the FASB issued FASB Statement No. 157 (“SFAS No. 157”), Fair Value Measurements, which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements and is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued two Staff Positions (FSPs) on SFAS No. 157: FSP 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13, and FSP 157-2, Effective Date of FASB Statement No. 157.  FSP 157-1 excludes fair value measurements related to leases from the disclosure requirements of SFAS No. 157. FSP 157-2 delays the effective date of SFAS No. 157 until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years, for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Nonfinancial items subject to deferral include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. Brotman is required to adopt SFAS No. 157 on October 1, 2008 and is currently evaluating the impact of the provisions of SFAS No. 157.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115, (“SFAS No. 159”). SFAS No. 159 permits a company to choose to measure many financial instruments and certain other items at fair value at specified election dates. Most of the provisions in SFAS No. 159 are elective; however, it applies to all companies with available-for-sale and trading securities. A company will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs), and; (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. Brotman is required to adopt SFAS No. 159 on October 1, 2008 and is currently evaluating the impact of the provisions of SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) establishes new principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS No. 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. In general, SFAS No. 141(R) requires the acquiring entity to recognize all the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective. This standard will, among other things, impact the determination of acquisition-date fair value of consideration paid in a business combination, including recognition of contingent consideration and most pre-acquisition loss and gain contingencies at their acquisition-date fair values. It will also require companies to expense, as incurred, transaction costs, and recognize changes in income tax valuation allowances and tax uncertainty accruals that result from a business combination as adjustments to income tax expense. SFAS 141(R) will also place new restrictions on the ability to capitalize acquisition-related restructuring costs. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Brotman will adopt SFAS No. 141(R) on October 1, 2009. Management is currently evaluating the potential impact of the adoption of SFAS No. 141(R) on its financial statements.

In April 2008, the FASB issued FASB Staff Position SOP 90-7-1, An Amendment of AICPA Statement of Position 90-7 (“FSP SOP 90-7-1”). FSP SOP 90-7-1 resolves the conflict between the guidance requiring early adoption of new accounting standards for entities required to follow fresh-start reporting under SOP 90-7 other authoritative accounting standards that expressly prohibit early adoption. Specifically, FSP SOP 90-7-1 will require an entity emerging from bankruptcy that applies fresh-start reporting to follow only the accounting standards in effect at the date fresh-start reporting is adopted, which include those standards eligible for early adoption if an election is made to adopt early. As Brotman is not required, upon emergence from its Chapter 11 proceeding, to adopt fresh-start reporting under SOP 90-7, the adoption of FSP SOP 90-7-1 would not have a material adverse effect on Brotman’s financial position, results of operations or cash flows.

In May 2009, the FASB issued Statement of Accounting Standards No. 165, Subsequent Events (“SFAS No. 165”), which establishes general standards of accounting and disclosure for events that occur after the balance sheet date but before financial statements are issued. This standard will be effective for reporting periods ending after June 15, 2009. The adoption of SFAS No. 165 will not impact Brotman’s financial position or results of operations, as its requirements are disclosure-only in nature.

3.              Property and Equipment

Property and equipment at September 30, 2008 consisted of the following (in thousands):

Land and improvements	$3,422
Buildings and improvements	1,191
Equipment	7,177
11,790
Less: accumulated depreciation	(2,435)
Property and equipment, net	$9,355

Depreciation expense for the year ended September 30, 2008 amounted to $974,000. As of September 30, 2008, the cost of equipment under capital leases amounted to $1,799,000, and accumulated depreciation on the leased equipment amounted to $870,000.

Brotman periodically evaluates property and equipment to determine whether assets may have been impaired in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Where a carrying value of a long-lived asset may exceed the present value of the expected cash flows associated with the asset, the asset is impaired and is written down to fair value. Brotman reviews material long-lived assets for impairment on an annual  basis,  as  well  as  when  events  or  changes  in  business  conditions  suggest  potential impairment. Brotman concluded that no assets were impaired at September 30, 2008.

4.              Long-Term Debt

Due to the Chapter 11 filing, certain outstanding pre-petition long-term debt that was impacted by the Chapter 11 Bankruptcy proceedings has been reclassified to the caption Liabilities Subject to Compromise (refer to Note 2 to the financial statements) on the balance sheet as of September 30, 2008.

The following is a summary of long-term debt at September 30, 2008, including current maturities, and unsecured long-term debt included in liabilities subject to compromise (in thousands):

	September 30, 2008
	Liabilities Subject to Compromise	Debt
Post-petition Debtor-In-Possession (“DIP”) Credit Agreement:
DIP Revolving Facility	$—	$11,587

Pre-petition Credit Agreements:
Real estate term loan (1)	—	2,610
Equipment term loan (1)	—	4,796
Accrued interest on DIP, real estate and equipment loans		300
Subordinated Note (“Amir Note”) (2)	1,270	—
Subordinated Note (“Armstrong Note”) (2)	1,570	—
	$2,840	$7,707

(1)        The borrowings represent the pre-petition debt agreements which are in default (see below), and are reclassified as current.

(2)        The borrowings represent the pre-petition subordinated debt agreements, which are impacted by the Chapter 11 reorganization process and are reclassified as liabilities subject to compromise (see Note 2).

Post-petition DIP Credit Agreement

In connection with the Chapter 11 filing, Brotman entered into a Senior Secured Super-Priority Debtor-In-Possession Revolving Credit and Security Agreement (the “DIP Credit Agreement”), dated as of November 7, 2007, with Capital Source Finance LLC (“CapitalSource” or the “Lender”). The DIP Facility was approved by the Bankruptcy Court on December 6, 2007. The DIP Facility Agreement provided for an asset-based revolving credit facility of up to $19,875,000, subject to borrowing base and availability terms. Borrowings under the DIP Facility Agreement were used to repay outstanding amounts under Brotman’s existing credit facility, professional fees, transaction costs, fees and expenses incurred in connection with the DIP Credit Agreement, other pre-petition expenses, to provide working capital and for other general and administrative purposes. Obligations under the DIP Credit Agreement were secured by a lien on the assets of Brotman (this lien has first priority with respect to many of Brotman’s assets) and by a super-priority administrative expense claim in each of the Cases. The DIP Revolving Facility bore interest at an annual rate of Prime plus 5.50% (13.0% at September 30, 2008), payable monthly on the first day of each calendar month. This accrued interest is currently reported under accrued expenses. In addition, the DIP Facility Agreement obligated Brotman to pay certain fees to the Lender, as described in the DIP Credit Agreement.

The DIP Credit Agreement contained various representations, warranties, and covenants by Brotman that are customary for transactions of this nature, including (without limitation) reporting requirements and maintenance of financial covenants. (e.g., minimum average daily census, minimum availability and budget compliance as defined in the Agreement).

Brotman’s obligations under the DIP Credit Agreement could be accelerated following certain events of default, including (without limitation) any breach by Brotman of any of the representations, warranties, or covenants made in the DIP Credit Agreement or the conversion of the Chapter 11 filing to a case under Chapter 7 of the Bankruptcy Code or the appointment of a trustee pursuant to section 1104 of the Bankruptcy Code.

The DIP Credit Agreements matured on the earlier of (i) February 5, 2008; (ii) the effective date of a plan of reorganization for Brotman; (iii) termination of the commitment or acceleration of the obligations as a result of an Event of Default; (iv) the sale or liquidation of substantially all of the assets of Brotman; or (v) twenty days after the Bankruptcy Court enters an order a) confirming a plan of reorganization for Brotman that has not been approved in writing by the Lender, or b) granting a motion to sell substantially all of Brotman’s assets pursuant to a transaction not approved in writing by Lender.

The DIP Facility expired by its terms on February 5, 2008 (“Termination Date”). CapitalSource continued to fund Brotman’s operations after the Termination Date pursuant to a series of amendments to the DIP Facility. While in the process of negotiating an extension of the DIP Facilty, on or about April 1, 2008, Prime Healthcare Services Los Angeles, LLC (“Prime”) purchased the claims of CapitalSource. The claims purchased include: (i) Brotman’s pre-petition obligations to CapitalSource under the Pre-Petition Credit Agreement (see below); and (ii) Brotman’s post-petition obligations to CapitalSource under the post-petition DIP Credit Agreements

(both the pre-petition and post-petition Prime debt obligations are collectively referred to as “Prime Claims”). Subsequent to the sale, Brotman and Prime continued to engage in negotiations regarding the extension of the DIP Facility resulting in various  amendments to the DIP Facility, each extending financing for one or two week periods.  During fiscal year 2008, Brotman was not in compliance with all of its DIP Facility covenants.

For the year ended September 30, 2008, total interest expense incurred and paid under the DIP Facility was approximately $1,711,000.

Debt in Default

Prior to the Chapter 11 Bankruptcy filing, Brotman was not in compliance with certain financial and administrative covenants of the Pre-petition Credit Agreement.  Under section 362 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stayed most actions against Brotman, including most actions to collect pre-petition indebtedness or to exercise control over the property of the debtor’s estate. Absent an order of the Bankruptcy Court, substantially all pre-petition liabilities are subject to settlement under a plan of reorganization.  In accordance with SFAS No. 78, Classification of Obligations That Are Callable by the Creditor - An Amendment to ARB 43, Chapter 3A, Brotman has classified all scheduled payments due after twelve months as current at September 30, 2008.

Pre-petition Credit Agreement: Real Estate, Equipment and Revolving Credit Facility

Brotman entered into a Revolving Credit, Term Loan and Security Agreement (the “Pre-petition Credit Agreement”) with CapitalSource on August 31, 2005, to borrow up to $36,000,000 to finance the acquisition of Brotman’s assets and to fund ongoing working capital and general business needs. The Pre-petition Loan Agreement consisted of a three-year real estate loan in the amount of $3,500,000, a four-year equipment loan in the amount of $7,500,000 and a revolving credit facility in the amount of $25,000,000.

The amount available to Brotman under the revolving line of credit was determined by a borrowing base that was primarily based on Brotman’s eligible accounts receivable and the available credit was reduced by a Liquidity Reserve that increased at varying dates from $500,000 at August 31, 2005, to $1,400,000 for periods after February 28, 2006. The Liquidity Reserve was reduced by amounts held in the Debt Service Reserve discussed below and was required until Brotman achieved positive excess cash flows (as defined) for a trailing four fiscal quarter period.

Obligations under the Pre-petition Credit Agreement were secured by a first priority security interest in all assets of Brotman, including patient accounts receivable, land, building, equipment, other personal property and Brotman’s contracts. The revolving line of credit requires that Brotman’s collections be deposited into a lock box and remitted to the lender daily to repay amounts outstanding. As additional security for the term loans, the lender has withheld available funds under the term loans limits sufficient to satisfy two months of debt service (“Debt Service Reserve”). During an event of default, the lender, in its sole discretion, may apply the Debt Service Reserve to reduce outstanding obligations (at which time such amounts applied will be deemed outstanding and will accrue interest) and may require Brotman to deposit additional sums to the extent the Debt Service Reserve falls below the required amount. Upon a default, Brotman is also required to establish a Tax and Insurance Reserve in amounts determined by the lender to be sufficient to pay the next annual installment of real estate taxes and assessments and casualty insurance on Brotman’s facilities. The Debt Service Reserve and Insurance Reserve are held in the name of the lender and will be applied against the outstanding obligations upon default.

The Pre-Petition Credit Agreement contains various representations, warranties, and covenants by Brotman that are customary for transactions of this nature, including (without limitation) reporting requirements, maintenance of financial covenants and cross-default provisions. If Brotman fails to comply with the restrictive covenants, the lender may declare the debt in default, demand immediate repayment and deny future advances to Brotman.

Interest on the borrowings is variable and is based on the London Inter-Bank Offered Rate plus 5.75%, 5.25% and 3.75% for the real estate loan, the equipment loan and the revolving credit facility, respectively, and is payable monthly commencing October 1, 2005. Prior to the Chapter 11 bankruptcy filing late in 2007, the Lender instituted a default rate of 13.0%, with respect to the real estate loan, the equipment loan and the revolving credit facility, respectively. In addition, a non-compliance fees were assessed on each of these loans, which amount totaled approximately $1.3 million, $2.7 million and $4.2 million, respectively, as of September 30, 2007.  The Lender believed that, in fact, the Company had been in default since September 30, 2005. Notwithstanding the foregoing, during the pendency of Chapter 11 reorganization, Brotman continued to make timely payment of all post-petition interest on these loans.

In September 2008, the Committee for the Unsecured Creditors filed with the Bankruptcy Court a motion to have the default fees and interest nullified.  This motion was confirmed in January 2009, subsequent to year end.  Accordingly, for the year ended

September 30, 2008, the default fees and interest were derecognized by the Company as a result of the declaratory relief provided by the Bankruptcy Court. The matter is currently being contested by the Lender.

Pre-petition Subordinated Promissory Notes

Brotman entered into a $1,500,000 unsecured, subordinated loan with a private lender (the “Amir Note”) dated August 31, 2005. The loan was originally due November 30, 2005, and payments are subordinated to the Real Estate Loan, Equipment Loan and Revolving Credit Facility referred to above. Interest is fixed at an annual rate of 9%. As consideration for the subordinated loan, Brotman issued 10,000 shares of Series D common stock to the lender. The common shares had de minimus value. The loan is payable solely with proceeds from capital contributions, equity issuances, unsecured debt financing and bond or debt instrument backed by the Culver City Redevelopment Agency, subordinated to the Credit Agreement. Repayment is accelerated upon default, a qualified financing event (as defined), and liquidation or dissolution of Brotman. The loan also contains cross-default provisions and is classified as current due to the default on the real estate and equipment loans noted above.

Brotman also entered into a $1,700,000 unsecured, subordinated loan in favor of Dr. Ian T. Armstrong (the “Armstrong Note”) dated May 19, 2006. The note was issued pursuant to the acquisition of certain assets of the Southern California Spine Institute previously owned by Armstrong.  During fiscal year 2006, these assets were impaired by Brotman. The note was originally due May 1, 2013, and payments under the note are subordinated to the Real Estate Loan, Equipment Loan and Revolving Credit Facility referred to above. Interest is fixed at an annual rate of 6%. As consideration for the subordinated loan, Brotman granted Dr. Armstrong an option to acquire 93,578 shares of Series E Preferred stock at an exercise price of $12.65 per share. As of September 30, 2008, no shares of Series E preferred stock were outstanding, as Dr. Armstrong has never exercised this option.

As of the Effective Date, all subordinated promissory notes were discharged in accordance with the terms of the Plan (refer to Note 11 for discussion on Brotman’s emergence from Chapter 11 proceedings).

5.              Related-Party Transactions

Brotman entered into a consulting services agreement with Prospect Medical Management, Inc. (now known as Prospect Hospital Advisory Services, Inc.), an affiliate of PMH (a 33% shareholder) effective August 1, 2005, to purchase administrative, financial and management consulting services for a monthly fee of $20,000 plus expenses. The agreement had an initial term of one year and automatically renewed for additional one-year terms unless terminated by either party with 90 days of written notice.  On the Petition Date, Brotman entered into an amendment to its existing consulting services agreement, providing for an increased level of services and responsibility at an increased monthly consulting fee of $100,000.  Total amount of fees paid under the agreement were approximately $800,000, for the fiscal year ended September 30, 2008. Fees under the agreement are subordinated to the Credit Agreement.

On May 1, 2005, and subsequently amended on October 1, 2007 and on March 1, 2008, Brotman had entered into a risk pool sharing agreement with Prospect Medical Group, Inc. (“PMG”), a wholly-owned subsidiary of PMH. Under the agreement, Brotman and PMG had agreed to establish certain Hospital Control Program (as defined) to serve HMO enrolled patients and would earn incentive revenue or incur penalties by sharing in the risk for hospitalization based on inpatient services utilized. Risk pools are generally settled in the following year. As of September 30, 2008, the amount payable to PMG under the agreement was approximately $498,000, of which the entire amount was compromised pursuant to the Chapter 11 Bankruptcy filing.

In addition, on August 31, 2005, Brotman entered into a joint marketing agreement with Prospect Medical Group, an affiliate of PMH. The agreement is for an initial term of 20 years, renewable for successive five-year terms unless terminated by either party with 180 days of written notice.  During the term, Brotman will contract exclusively with Prospect Medical Group with regard to full risk contracting with health maintenance organizations for all lines of business, including Medicare, Medicaid and commercial patient populations.  Brotman will not merge into, consolidate with, or sell substantially all assets unless the purchaser or surviving entity expressly assumes all managed care full risk arrangements, alter such agreements without consent of the Group, and agrees to be bound by the exclusivity provision.

6.              Retirement and Benefit Plans

Brotman maintains a defined contribution plan for its employees. Employer contributions are based on participant contributions and compensation. Total expenses incurred for the year ended September 30, 2008 were approximately $542,000.

Brotman sponsors a non-leveraged employee stock ownership plan (ESOP) administered through BMC Employee Equity, LLC (“BMC”), which was incorporated in August 2005. Brotman contributed 90,000 shares of Series D common stock (ESOP Shares) and

$2,000 in cash to BMC upon its formation to provide Brotman employees with beneficial ownership of portions of the ESOP Shares as equity incentives on a tax-deferred basis. Employees awarded units in BMC will become limited liability members with a separate capital account to which income, gains, losses and distributions related to the ESOP Shares will be allocated. Grantees, number of units, and vesting requirements will be determined by the Board of Directors at the time of grant.  No awards have been granted as of September 30, 2008. The value of the shares was estimated to be approximately $284,000.  As no award had been granted by September 30, 2008, in accordance with SOP 93-6, the shares available for issuance were recorded as a contra equity account termed “deferred compensation.”

7.              Shareholders’ Deficit

Convertible Preferred Stock, $0.01 Par Value - Of the 5,000,000 shares of preferred stock authorized, 1,000,000 shares are designated as Series A, 1,000,000 shares as Series B, and 395,000 shares as Series C. The holder of each share of Preferred Stock is entitled to vote as if such holder had converted their preferred stock into shares of common stock. Dividends are payable if and when declared by the Board of Directors.

The Series C Preferred Stock ranks senior to the Common, Series A Preferred and Series B Preferred Stock with respect to (i) the payment of dividends and (ii) for a period of five years from the date of issuance, with respect to the distribution of assets upon liquidation. This Series C Preference shall remain in effect until such time as Brotman has paid Series C shareholders dividends or distributions totaling $12.66 per share (Series C Preference Amount).  The Series A and B Preferred Stock rank senior to the Common Stock with respect to (i) the payment of dividends and distribution of assets upon liquidation (ii) for a period of five years from the date of issuance, with respect to the distribution of assets upon liquidation. This Series A and B Preference remains in effect until such time as Brotman has paid Series A and B shareholders dividends or distributions totaling $3.96 per share (Series A and B Preference Amount).

Following satisfaction of the Series C and Series A and B Preference amounts, in the event of liquidation, the holders of all outstanding shares of capital stock of Brotman shall share ratably in any remaining assets available for distribution. Brotman has three directors. The holders of Series A Common Stock and Series A Preferred Stock, voting together as a single class have the right to elect one director. The holders of Series C Common Stock and Series C Preferred Stock, voting together as a single class have the right to elect one director.

Additionally, the consent of a majority of the holders of Series A Common Stock and Series A Preferred Stock, voting together as a single class, is required in order to amend, alter or repeal Brotman’s exclusivity arrangements for hospital full risk contracts with Prospect Hospital Advisory Services, Inc. The shares of Series A, B and C Preferred Stock automatically convert into an equal number in shares of Series A, B, and C common stock, respectively, upon payment by Brotman of the Series C and the Series A and B preference amounts.

Common Stock, $0.01 Par Value - Of the 20,000,000 shares of common stock authorized, 1,000,000 shares are designated as Series A, 1,000,000 shares as Series B, 1,000,000 shares are designated as Series C, and 1,000,000 shares as Series D. The rights to dividends (if and when declared by the Board of Directors) and liquidation preferences of each series of common stock are identical.

As of September 30, 2008, there were approximately 248,000 shares of Series A Preferred stock outstanding, all of which were held by Prospect. Were these shares to be converted into common stock pursuant to the conversion formula set forth in Brotman’s Articles of Incorporation, Prospect would hold approximately 33.1% of the voting interest in Brotman. As of September 30, 2008, there were approximately 252,500 shares of Series B Preferred stock outstanding, 80% of which were held by Culver Hospital Holdings, LP. The remaining 20% were held by Gable Park, LLC.  As of September 30, 2008, there were approximately 148,125 shares of Series C Preferred stock outstanding, the majority of which were held by doctors practicing at Brotman. No single shareholder held more than 5.3% of the Series C stock. As of September 30, 2008, there were approximately 100,000 shares of Series D Common stock outstanding, 10% of which were held by the Amir Trust and 90% of which were held by BMC Employee Equity, LLC.

Pursuant to the terms of the Plan, as of the Effective Date, all of Brotman’s previously outstanding shares of preferred and common stocks were cancelled for no consideration. (See Note 11 for discussion of Brotman’s emergence from Chapter 11 Bankruptcy proceedings).

8.              Insurance Programs

Workers’ Compensation

Brotman has a commercial occurrence-based insurance policy for workers’ compensation claims.  In 2005, the policy had a $250,000 deductible per accident. The aggregate loss limitation was $2,500,000.  The 2006 policy had a $250,000 loss limitation per accident with an annual aggregate loss limitation of $1,625,000.  The 2007 policy had a $250,000 loss limitation per accident with an annual aggregate loss limitation of $1,562,000.  Prior to September 25, 2005, Brotman leased its employees from the Company’s immediate predecessor-in-interest, Brotman Parters LP.  The IBNR estimate of $1,510,000 was recorded for estimated worker’s compensation through September 30, 2008.  This estimate may change in the future and such changes may be material.

Medical Malpractice

Brotman has a commercial claims-made insurance policy for malpractice claims in excess of $100,000 per claim with no annual aggregate. The General Liability coverage is occurrence coverage with a $100,000 per occurrence retention and no annual aggregate.  An actuarial IBNR estimate of approximately $1,924,000 was made for estimated malpractice liability through September 30, 2008.  This estimate may change in the future and such changes may be material.

Employee Health Plans

Brotman offers self-insured HMO and PPO plans to employees.  Employee health benefits are administered by a local claims processor based on plan coverage and eligibility guidelines determined by Brotman and collective bargaining agreements. A commercial insurance policy covers losses in excess of $200,000 per occurrence. An actuarially estimated liability of approximately $349,000 for incurred but not reported claims has been included in accrued salaries and benefits as of September 30, 2008.

9.              Income Taxes

Income tax consist of the following for the fiscal 2008 period:

	Current	Deferred	Total
U.S. Federal income taxes	$—	$—	$—
State and local income taxes	—	—	—
	$—	$—	$—

The effective income tax rate differs from the U.S. statutory federal rate, principally due to permanent differences, and changes in the valuation allowance for net deferred tax assets.

Net deferred tax assets at September 30, 2008 consisted of the following (in thousands):

Deferred tax assets:
Net operating loss carryforward	$10,135
Insurance reserves	1,581
Bad debt	5,201
Accrued payroll and related costs	480
Goodwill	715
Total deferred income tax assets	18,112

Deferred tax liabilities:
Property and equipment	(813)
Other	(129)
Total deferred tax liabilities	(942)
Net deferred tax asset	17,170
Valuation allowance	(17,170)
Net deferred tax assets	$0

Brotman maintains a full valuation allowance for its total net deferred tax assets due to continuing losses from operations because the Company determined it was more likely then not that its deferred tax assets would not be realized. Accordingly, the Company determined that it is not more likely then not that its deferred tax assets would be realized.  At September 30, 2008, net operating loss carryforwards available to offset future taxable income, if any, for federal and state income tax purposes was $20.3 million and $20.9 million, respectively.  These net operating loss carryforwards will expire in varying amounts through 2028 and 2018, respectively and may be subject to IRC section 382 limitation. New legislation has suspended the use of state net operating losses for tax years 2008 and 2009. As a result of the bankruptcy and the forgiveness of certain liabilities, under income tax statutes the Company is required to reduce various tax attributes such as net operating losses and tax basis in assets, depending on the available approach selected by the Company. The Company is in the process of evaluating the alternatives provided under the income tax statutes and the Company will update its disclosure when it has concluded on this issue.has suspended the use of state net operating losses for tax years 2008 and 2009

10.       Commitments and Contingencies

Legal Matters

As a result of the Chapter 11 proceedings, all pre-petition pending litigation against Brotman was stayed and related amounts accrued have been classified in “liabilities subject to compromise” on the accompanying balance sheet at September 30, 2008.

Post-petition, Brotman is subject to legal actions arising from the normal conduct of business. After taking into consideration legal counsel’s evaluation of such actions, the Company is of the opinion that the outcome of such matters will not have a materially adverse effect on the Company’s financial position, results of operations, and cash flows.

Legislation and HIPAA

The healthcare industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Government activity has continued with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. The Company believes that it is in compliance with fraud and abuse regulations as well as other applicable government laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

The Health Insurance Portability and Accountability Act (“HIPAA”) was enacted on August 21, 1996, to assure health insurance portability, reduce healthcare fraud and abuse, guarantee security and privacy of health information, and enforce standards for health information. The Company is required to be in compliance with HIPAA provisions by April 2004. The Company may be subject to significant fines and penalties if found not to be compliant with the provisions outlined in the regulations.

Charity Care for the Uninsured and Underinsured

Recently, there has been extensive public focus on the practices of hospitals regarding amounts charged to patients who are uninsured or underinsured. Lawsuits have been filed against many hospitals challenging their practices. Management believes that Brotman’s current Financial Assistance Policy (the “Policy”), in combination with its other charitable activities, demonstrates that it operates in full compliance with the laws and regulations that are at issue in the lawsuits arising in this area. However, Brotman could, at any time, be sued in individual or class action lawsuits similar to other recent lawsuits, or potentially by the government or other party. Potential lawsuits in this area could also include allegations related to balance billing patients where an insurer has made payment, placing liens on tort recoveries of patients, collection practices or errors by collection agencies, and similar matters. In some such situations, Brotman would expect to use the Policy as a means to defend and/or otherwise resolve such action in a manner favorable to Brotman. Nevertheless, there can be no certainty that such an action, were it to occur, might not have a material adverse effect on Brotman’s financial condition or results of operations.

Leases

Brotman is a party to certain operating and capital leases for various office equipment.  As allowed under Section 365 and other relevant sections of the Bankruptcy Code, Brotman may assume, assume and assign, or reject certain executory contracts and unexpired leases, including leases of real property and equipment, subject to the approval of the Bankruptcy Court and certain other conditions, including compliance with Section 1110.

The following summarizes net future minimum lease payments under non-cancelable operating and capital leases (in thousands):

Year	Capital Leases	Operating Leases	Total
2009	$538	$456	$993
2010	219	420	639
2011	145	325	470
2012	20	305	325
2013 and thereafter	11	273	$284
Total minimum lease payments	933	$1,779	$2,711
Less: amounts representing interest	63
	870
Less: current portion	497
	$373

Operating rental expenses were approximately $377,000 for the year ended September 30, 2008.

Seismic Standards

California’s Alfred E. Alquist Hospital Facilities Seismic Safety Act (the “Alquist Act”) requires that the California Building Standards Commission adopt earthquake performance categories, seismic evaluation procedures, standards and timeframes for upgrading certain facilities, and seismic retrofit building standards. These regulations require hospitals to meet seismic performance standards to ensure that they are capable of providing medical services to the public after an earthquake or other disaster. The Building Standards Commission completed its adoption of evaluation criteria and retrofit standards in 1998. The Alquist Act requires that within three years after the Building Standards Commission had adopted evaluation criteria and retrofit standards:

•                  Hospitals in California must conduct seismic evaluation and submit these evaluations to the Office of Statewide Health Planning and Development (“OSHPD”), Facilities Development Division for its review and approval;

•                  Hospitals in California must identify the most critical nonstructural systems that represent the greatest risk of failure during an earthquake and submit timetables for upgrading these systems to the OSHPD, Facilities Development Division for its review and approval; and

•                  Hospitals in California must prepare a plan and compliance schedule for each regulated building demonstrating the steps a hospital will take to bring the hospital buildings into substantial compliance with the regulations and standards.

Brotman was required to conduct engineering studies at its hospital to determine whether and to what extent modifications to the hospital facilities will be required. Management believes that Brotman meets all current requirements; however, it may be required to make significant capital expenditures in the future to comply with the seismic standards, which could impact its earnings.  The cost at September 30, 2008 is unknown at this time but could be material. In addition, such modifications to the hospital facilities could potentially result in environmental remediation liabilities which may be material to the Company.

The OSHPD is currently implementing a new voluntary program to re-evaluate the seismic risk of hospital buildings classified as Structural Performance Category (SPC-1). These buildings are considered hazardous and at risk of collapse in the event of an earthquake and must be retrofitted, replaced or removed from providing acute care services by 2013. OSHPD is using HAZARDS U.S. (HAZUS), a state-of-the-art methodology, to reassess the seismic risk of SPC-1 buildings and those that are determined to pose a low seismic risk may be reclassified to SPC-2. The SPC-2 buildings would have until 2030 to comply with the structural seismic safety standards. Participation in the HAZUS program is optional for hospital owners wishing to have their SPC-1 building(s) re-evaluated.  Brotman has received SB 306 approval that extends to 2020 for seismic replacement or retro fit of its buildings.  This approval subordinates to the HAZUS which, if received would give Brotman an extension to 2030.

Collective Bargaining Agreements

Approximately 80% of Brotman’s employees were covered under collective bargaining agreements as of September 30, 2008. The collective bargaining agreements with the California Nurses Association (“CNA”) and Service Employees International Union (“SEIU”) will both expire on February 28, 2010.

11.       Subsequent Event

Emergence from Chapter 11

On January 21, 2009, the U.S. Bankruptcy Court entered an order (the “Confirmation Order”), confirming the Second Amended Plan of Reorganization of Brotman. The transactions contemplated by the Plan, as modified by the Confirmation Order, were substantially consummated and the Plan became effective on April 14, 2009. As contemplated by the Confirmed Plan, prior to and on the Effective Date, Brotman took part in a corporate reorganization resulting, among other things, in the following:

(i)          Cancellation of Brotman old shares and issuance of Brotman new shares

Pursuant to the Plan and the Confirmation Order, on the Effective Date, all of Brotman’s securities in existence immediately prior to the Effective Date, including, but not limited to, shares of Brotman’s issued and outstanding classes of common stock (“Old Common Stock”), preferred stock (“Old Preferred Stock”) and stock options were canceled. In exchange for their pro rata share (as determined by reference to the percentage of ownership in Pre-Reorganized Brotman of the New Value Contribution totaling $3,500,000 ($2,500,000 as of the Effective Date and $1,000,000 to be funded by June 30, 2009.), holders of Pre-Reorganized Brotman’s securities would receive New Common Stock in Reorganized Brotman in the same percentage as their pro rata share of the New Value Contribution. Pursuant to the terms of the Plan, Prospect made an additional $1,814,000 investment in Brotman on January 13, 2009 and has made a commitment to invest an additional $705,000 by June 30, 2009. Based on such contribution, on the Effective Date, Prospect acquired an additional 38.86% ownership interest in Reorganized Brotman, increasing its current total interest to 71.96% of the outstanding New Common Stock of Reorganized Brotman.

(ii)      Debt Discharge, Reclassifications and Distribution to Creditors

Excluding certain liabilities assumed by Reorganized Brotman on the Effective Date, liabilities subject to compromise totaling approximately $19.0 million were discharged in accordance with the terms of the Plan as follows:

(a)          On Effective Date: $2,500,000 of the Class 4 cash would be funded, with an additional $1,000,000 of the Class 4 cash to be funded by June 30, 2009;

(b)         On the Effective Date: all right, title and interest in the Avoidance Actions shall be transferred to the Creditor Trust; and

(c)          Brotman executed the unsecured class 4 Note in the amount of $4 million, to be held by the Creditor Trust solely for the benefit of holders of allowed Class 4 claims (as defined in the Plan) and paid pro rata to holders of allowed Class 4 claims. The Note bears interest at 7.50% per annum and is payable in sixteen equal installments as specified in the Note through February 15, 2013.

(d)         Class 5 claims (as defined in the Plan) were discharged at 35% of such holder’s allowed class 4 claim.

(iii) Repayment of pre-petition Prime debts and post-petition Prime DIP facility and borrowings under the new JHA financing and Gemino Exit Facility

Pursuant to the terms of the Plan, adjustments to reflect the repayment of the pre-petition debts (including accrued interest thereon) and the post-petition DIP Facility (including accrued interest thereon), and borrowings under the new JHA financing and the new Gemino Exit Facility were effected immediately prior to the Effective Date.

Pursuant to the terms of the Plan, on the Effective Date, Brotman consummated the transactions contemplated by the Los Angeles Jewish Home for the Aging (“JHA”) Financing and the JHA Loan Documents. Under the terms of the JHA Loan agreements, the JHA has agreed to provide Reorganized Brotman with up to $23 million in financing, consisting of two term loans: (i) a Term A loan of $16 million (the “Term A Loan”) with a 24-month term and (ii) a Term B loan of up to $7 million, with a term of 36 months; provided, that the Term B loan will be reduced on a dollar for dollar basis by the amount that Prime’s claim, as determined by the Bankruptcy Court, is less than $22 million (the “Term B Loan”). Interest on the Term A Loan is payable at 10% per annum for the first year of the loan, and 7.5% thereafter. Interest on the Term B Loan is payable at 10% per annum for the term of the loan. The Term A Loan and Term B Loan will be secured by certain of Reorganized Brotman’s personal property, and a mortgage on certain real property. The proceeds of the JHA loans were used to repay all existing senior secured loans at Brotman, including Debtor-In-Possession financing.

With respect to the Term A loan, JHA is granted the right (“Put Right”) to declare the unpaid loan amount, including remaining interest and any other amounts due and payable under the loan agreements, immediately due and payable at any time following the first twelve months of the Closing Date and prior to the date which is twenty-four months after the Closing Date, subject to JHA providing written notification to Brotman of its exercise of the Put Right at least 180 days in advance. JHA may not however provide notification of its exercise of the Put Right prior to the first anniversary of the Closing Date.

As part of the JHA financing, Brotman has granted JHA a two year option to purchase certain Brotman-owned land adjacent to the hospital, where JHA plans to construct a senior living facility, for a purchase price equal to the outstanding principal balance of the JHA Term A loan plus any prepaid amounts. In connection with the JHA’s exercise of the Option Right and the closing of the sale of the real property, Brotman is required to deposit $130,000 monthly into a reserve account (up to a maximum $3,120,000), with such funds specifically earmarked for the construction of new emergency room.  Additionally, at closing, Brotman was required to establish and deposit $10,000 monthly (an initial $25,000 deposit at Closing Date) into two separate Reserve Accounts for the purpose of paying for capital improvements to Brotman’s real property and a Tax and Insurance Deposit Account to be funded on the first day of the month with an amount equal to one-tenth of the annual real estate taxes and assessments levied on Brotman’s real property.

As part of its bankruptcy plan, Brotman obtained a commitment from Gemino Healthcare Finance, LLC for a three-year, $6.0 million, senior credit facility secured by accounts receivable. The facility expires on the earlier of April 14, 2012 and the JHA Loan maturity date and bears interest at Libor plus 7% per annum. The senior credit facility agreement contains customary covenants for facilities of this type including restrictions on the payment of dividends, change in ownership/management, asset sales, incurrence of additional indebtedness, sale-leaseback transactions, and related party transactions. In addition, Reorganized Brotman must also comply with financial covenants, including a fixed charge coverage ratio of not less than (i) 1.10:1.00 for the fiscal quarter ending June 30, 2009, (ii) 1.15:1.00 for the fiscal quarter ending September 30, 2009; and (iii) 1.20:1.00 for each fiscal quarter ending thereafter.

Exhibit II

Brotman Medical Center, Inc.

Debtor-in-Possession

Financial Statements (Unaudited)

As of March 31, 2009 and for the

Six Months Ended March 31, 2009 and 2008

Brotman Medical Center, Inc.

Debtor-In-Possession

Balance Sheet

(Unaudited)

(in thousands, except for share amounts)

March 31,
2009
Assets
Current assets:
Cash and cash equivalents	$—
Restricted cash	2,733
Patient accounts receivable, less allowance for doubtful accounts of $17,372	20,552
Due from government payer	662
Inventories	2,852
Prepaids and other	2,402
Total current assets	29,201
Property and equipment, net	9,345
Other assets	4
Total assets	$38,550

Liabilities and Shareholders’ deficit
Liabilities not subject to compromise:
Current liabilities:
Accrued salaries and benefits	$6,997
Debtor-in-possession financing	12,714
Due to government payer	13,834
Insurance reserves	1,358
Accounts payable and accrued expenses	10,575
Current portion of capital leases	548
Debt, due on demand	7,611
Other current liabilities	3,845
Total current liabilities	57,482
Long-term liabilities:
Capital leases, net of current portion	205
Malpractice reserve	1,795
Other long-term liabilities	2,518
Total long-term liabilities	4,518
Total liabilities not subject to compromise	62,000
Liabilities subject to compromise	19,092
Total liabilities	81,092

Commitments, Contingencies and Subsequent Event

Shareholders’ deficit:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; 648,625 shares issued and outstanding	6
Common stock, $0.01 par value, 20,000,000 shares authorized; 100,000 shares issued and outstanding	1
Additional paid-in-capital	4,183
Deferred compensation	(284)
Accumulated deficit	(46,448)
Total shareholders’ deficit	(42,542)
Total liabilities and shareholders’ deficit	$38,550

The accompanying notes are an integral part of the unaudited financial statements.

Brotman Medical Center, Inc.

Debtor-In-Possession

Statements of Operations

(Unaudited)

(in thousands)

	For the Six Months Ended March 31,
	2009	2008
Revenue:
Net patient service revenue	$54,760	$52,386
Other revenue, net	1,800	1,777
Total revenue	56,560	54,163

Expenses:
Salaries and benefits	32,073	28,313
Supplies	8,378	6,391
Purchased services and other	9,729	10,546
Provision for doubtful accounts	6,210	7,607
Depreciation and amortization	459	592
Total operating expenses	56,849	53,449

Income (Loss) from operations	(289)	714

Other (income) expense:
Investment income	(10)	(24)
Interest expense	1,059	2,201
Total other expense, net	1,049	2,177

Loss before reorganization items	(1,338)	(1,463)
Reorganization items, net	3,024	2,490
Loss before income taxes	(4,362)	(3,953)
Income tax	(110)	—
Net loss	$(4,472)	$(3,953)

The accompanying notes are an integral part of the unaudited financial statements.

Brotman Medical Center, Inc.

Debtor-In-Possession

Statements of Cash Flows

(Unaudited)

(in thousands)

	For the Six Months Ended March 31,
	2009	2008
Operating activities:
Net loss	$(4,472)	$(3,953)
Adjustments to reconcile net loss to net cash (provided by) used in operating activities:
Depreciation and amortization	459	592
Provision for bad debts	6,210	7,607
Changes in operating assets and liabilities:
Patient accounts receivable and due from government payer	(4,858)	(9,495)
Inventories	(101)	(68)
Prepaid expensess and other assets	57	65
Accounts payable and accrued expenses	5,761	5,152
Accrued salaries and benefits	903	296
Insurance reserves	(281)	401
Other current liabilities	(1,230)	(285)
Net cash used in operating activities before reorganization activities	2,448	312
Reorganization items, net	(3,024)	(2,490)
Net cash used in operating activities	(576)	(2,178)

Investing activities:
Purchase of property and equipment	(215)	(59)
Decrease in restricted certificates of deposits and other	1	(4)
Other investing activities	18	—
Net cash used in investing activities	(196)	(63)

Financing activities:
Repayments under revolving credit facility, net	(95)	(10,242)
Borrowings under DIP facility, net	1,128	14,583
Repayment of capital leases	(276)	(165)
Change in long term liabilities	15	—
Net cash provided by financing activities	772	$4,177

Increase in cash and cash equivalents	$—	$1,935
Cash and cash equivalents at beginning of period	—	441
Cash and cash equivalents at end of period	$—	$2,376

Supplemental cash flow information:
Cash paid for interest	$1,064	$2,261
Fixed asset acquired under capital lease agreements	234	—

The accompanying notes are an integral part of the unaudited financial statements.

Brotman Medical Center, Inc.

Debtor-In-Possession

Notes to Financial Statements

(Unaudited)

March 31, 2008 and 2009

1.              Organization

Business

Brotman Medical Center, Inc. (the “Hospital”, “Brotman”, “Debtor”, “Company”), a California corporation, which operates a 420-licensed bed acute care hospital in Culver City, California, was incorporated on May 19, 2005, when a group of investors, including Prospect Medical Holdings, Inc. (“PMH”), certain physicians practicing at Brotman and other parties purchased substantially all of the assets of Brotman’s immediate predecessor-in-interest, Brotman Medical Partners, LP from Tenet Healthcare Corporation effective August 31, 2005. Following the acquisition, approximately 33.1% of Brotman was owned by PMH, approximately 33.7% was held by Culver Hospital Holdings, LP and Gable Park, LLC, and the remaining 33.2% was held by various other parties.

Proceedings under Chapter 11 and Related Going Concern Considerations

On October, 25, 2007, the Company filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Central District of California, Los Angeles Division (the “Bankruptcy Court”). The reorganization case is being administered under the caption “LA 07-19705 (BB).”

On December 6, 2007 Brotman entered into a Court-approved $19.875 million debtor-in-possession credit facility (the “DIP Credit Facility”) to repay outstanding amounts under Brotman’s existing credit facility, professional fees, transaction costs and other pre-petition expenses including supplementing is working capital and cash flow during the reorganization process. See Note 5 for further discussion of the DIP Credit Facility and Loan Agreement.

American Institute of Certified Public Accountant Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”) provides financial reporting guidance for entities that are reorganized under Bankruptcy Code. The Company implemented this guidance for the six months ended March 31, 2009 and 2008. Under Chapter 11, certain claims against the Company in existence prior to the filing of the petition for relief under the federal bankruptcy laws were stayed while the Company continued business operations as debtor-in-possession. Per SOP 90-7, these estimated claims are reflected in the March 31, 2009 unaudited balance sheet as Liabilities Subject to Compromise. Claims are recorded at the amount of the expected allowed claim even if they may be settled for lesser amounts. Obligations arising post-petition are not classified as liabilities subject to compromise.

During 2008 several actions were made to enforce liabilities, however these too were stayed. Brotman endeavored to notify all known or potential creditors of the process for submitting pre-petition claims against the debtor. Generally, creditors whose claims arose prior to the Petition Date had until April 8, 2008 (the “Bar Date”) to file claims or be barred from asserting claims against the debtor in the future, except in instances of claims arising from the subsequent rejection of executory contracts and unexpired leases.

There are differences between the amounts at which any such liabilities are recorded in the financial statements and the amounts claimed by Brotman’s creditors. The determination of how liabilities would ultimately be settled and treated could only be made when the Court approved a Chapter 11 Plan of Reorganization

On November 6, 2008, Brotman filed its Second Amended Chapter 11 Plan of Reorganization (the “Plan”) with the Bankruptcy Court.

Brotman’s reorganization under Chapter 11 involved a fundamental transformation of focus and operation. Shortly after the Petition Date, management outlined a business plan emphasizing efficiency, customer focus, and financial viability. Additionally, the reorganization plan called for additional equity infusions into the Company, the repayment of existing secured pre-petition debt and the post petition DIP facility, new borrowings and exit financing. Lastly, the plan of reorganization made provision for certain debt discharge, reclassification and distribution to certain creditors.

Under Chapter 11, Brotman continued to operate its business without interruptions as a debtor-in-possession under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code. In general, a debtor-in-possession is authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Court. Brotman incurred significant costs associated with the reorganization. The amount of these costs, which are being expensed as incurred, significantly affect operations and are separately reflected as reorganization costs in the unaudited statement of operations for the six months ended March 31, 2009 and 2008. In connection with the reorganization costs, there may be additional expenses in future periods which may affect operations in those periods.

The bankruptcy plan was confirmed by the Bankruptcy Court on January 21, 2009 and became effective on April 14, 2009 (the “Effective Date”). Refer to Note 12 for further discussion of Brotman’s emergence from Chapter 11 bankruptcy.

The Company estimates the impact of Chapter 11 filings on its future financial statements is likely to result in approximately $11.4 million gain on discharge of impaired liabilities and debts.

These Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States applicable to a going concern. (See Note 2 — Basis of Presentation). Except as otherwise disclosed, these principles assume that assets will be realized and liabilities will be discharged in the ordinary course of business.

Since October 25, 2007, the Company has been operating as debtor-in-possession under Chapter 11 of the Bankruptcy Code, and its continuation as a going concern is contingent upon, among other things, the Company’s ability to comply with terms of the new loan agreements, a return to profitability, an ability to generate sufficient cash flows from operations, and if required to obtain further financing to meet future obligations. There can be no assurance that the Company will be able to achieve any of these results, which raises substantial doubt about its ability to continue as a going concern.

The Financial Statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.

2.              Summary of Significant Accounting Policies

Basis of Presentation

The unaudited interim financial statements have been prepared under the assumption that users of the interim financial data have either read or have access to the Company’s audited financial statements for the latest fiscal year ended September 30, 2008. Accordingly, certain footnote disclosures that would substantially duplicate the disclosures contained in the audited financial statements have been omitted. These unaudited interim financial statements should be read in conjunction with the audited financial statements.

In the opinion of management, all adjustments considered necessary for a fair presentation of the results as of the date of, and for the interim periods presented, which consist solely of normal recurring adjustments, have been included. The results of operations for the current interim period are not necessarily indicative of the results that may be expected for the entire year ending September 30, 2009.

SOP 90-7, which is applicable to companies in Chapter 11 bankruptcy, generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statement of operations. The balance sheet must distinguish prepetition liabilities subject to compromise from both those prepetition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, cash provided by reorganization items must be disclosed separately in the statement of cash flows. Brotman adopted SOP 90-7 effective October 25, 2007 and segregated those items, as outlined above, for all reporting periods subsequent to such date.

Liabilities subject to compromise as of March 31, 2009, consisted of the following (in thousands):

March 31,
2009
Trade payables	$16,177
Pre-petition debt	2,840
Equipment-lease related obligations	75
$19,092

Liabilities subject to compromise refers to pre-petition obligations that may be impacted by the Chapter 11 reorganization process.  The amounts represent management’s current estimate of known or potential obligations to be resolved in connection with the Chapter 11 proceedings.  Differences between liabilities management have estimated and the claims filed, or to be filed, will be investigated and resolved in connection with the claims resolution process. The Company will continue to evaluate these liabilities throughout and subsequent to its emergence from the Chapter 11 process and adjust amounts as necessary. Such adjustments may be material.

SOP 90-7 requires reorganization items such as certain revenues, expenses such as professional fees directly related to the process of reorganizing the Debtor under Chapter 11, realized gains and losses, and provisions for losses resulting from the reorganization and restructuring of the business to be separately disclosed. Brotman’s reorganization items incurred totalled approximately $3,024,000 and $2,490,000, in the six months ended March 31, 2009 and 2008, respectively.

Professional and legal fees directly related to the reorganization include fees associated with advisors to Brotman, unsecured creditors and secured creditors.

While operating as a debtor-in-possession, in accordance with SOP 90-7, Brotman recorded interest expense only to the extent (1) interest would be paid during Brotman’s Chapter 11 proceeding or (2) it was probable that interest will be an allowed priority, secured or unsecured claim. Interest expense recorded on Brotman’s statement of operations totaled $1,034,000 for the six month period ended March 31, 2009. Contractual interest expense (including interest expense that is associated with obligations for liabilities subject to compromise) totaled $1,205,000 for the six months ended March 31, 2009.

SOP 90-7 also calls for the adoption of fresh-start reporting if the reorganization value of the emerging entity immediately before the effective date is less than the total of all post-petition liabilities and pre-petition allowed claims and if holders of existing voting shares immediately before confirmation receive less than 50% of the voting shares of the emerging entity. As of the Effective Date, management determined that Brotman did not satisfy both conditions and thus, Brotman’s emergence from Chapter 11 bankruptcy proceedings did not result in the adoption of fresh-start reporting in accordance with SOP 90-7.

Restricted Cash

Restricted cash consists of reserves set aside for the benefit of an insurer pursuant to a workers’ compensation policy and the $2,500,000 Class 4 cash that was received in January 2009 prior to the consummation of the Chapter 11 Bankruptcy Plan (see Note 12).

3.              Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The significant estimates made in the preparation of Brotman’s financial statements relate to the assessment of the carrying value of accounts receivable, accruals for general, professional liability and workers’ compensation risks, self insured medical benefits and managed care incurred but not reported claims and amounts payable or receivable to or from governmental payers. Actual results could be materially different from those estimates.

4.              Revenue Recognition

Net operating revenues are recognized in the period in which services are performed and are recorded based on established billing rates (gross charges) less estimated discounts for contractual allowances, principally for patients covered by governmental and non-governmental third-party payers. Gross charges are not the same as paid chargees and they are generally do not reflect what a hospital is ultimately reimbursed and therefore are not displayed in the consolidated statement of operations. Hospitals are typically paid amounts that are negotiated with insurance companies or are set by the government. Gross charges are used to calculate Medicare outlier payments and to determine certain elements of payment under managed care contracts (such as stop-loss payments). Because Medicare requires that a hospital’s gross charges be the same for all patients (regardless of payer category), gross charges are also what the Hospital charges all other patients prior to the application of discounts and allowances.

Revenues under the traditional fee-for-service programs are based primarily on prospective payment systems for Medicare and per diem reimbursement for MediCal. Discounts for retrospectively cost based revenues and certain other payments, which are based on the Hospital’s cost reports, are estimated using historical trends and current factors. Cost report settlements for retrospectively cost-based revenues under these programs are subject to audit and administrative and judicial review, which can take several years until final settlement of such matters are determined and completely resolved. Estimates of settlement receivables or payables related to a specific year are updated periodically and at year end and at the time the cost report is filed with the fiscal intermediary. Typically no further updates are made to the estimates until the final Notice of Program Reimbursement is received, at which time the cost report for that year has been audited by the fiscal intermediary. There could be several years time lag between the submission of a cost report and receipt of the Final Notice of Program Reimbursement. Since the laws, regulations, instructions and rule interpretations governing Medicare and Medicaid reimbursement are complex and change frequently, the estimates recorded by the Hospital could change by material amounts. The Hospital has established a settlement receivable of approximately $662,000 as of March 31, 2009.

The Hospital recorded a liability to CMS arising out of payments for services provided by the Hospital to Medicare eligible inpatients for the last four months of calendar 2005, all of calendar 2006, and approximately six weeks of calendar 2007 (ending February 15, 2007). While the Hospital reports financial statements on a fiscal year ending September 30, Medicare cost reports are filed on a calendar year basis. Acute care hospitals receive Medicare reimbursement payments pursuant to a prospective payment methodology based on diagnosis of the patient, but are entitled to receive additional payments, referred to as “outliers” for patients whose treatment is unusually costly. When Brotman acquired the Hospital in 2005, CMS provided a ratio of cost to charges (the “RCC”) based on the average prevailing market rate in Southern California. This RCC was an interim estimate provided by CMS, subject to final determination upon filing of the hospital’s cost reports. Upon filing cost reports, subsequent information called into question whether the interim RCC provided by CMS was supportable, giving rise to a potential claim for return of overpayments. The Hospital filed its cost reports with CMS for 2005, 2006 and 2007, respectively, which have been tentatively reviewed by the fiscal intermediary exclusive of any outlier reconciliation to be conducted directly by CMS. CMS has not conducted any outlier reconciliations, has not notified the hospital of any pending reconciliation to be conducted and has not determined of any liability at this point related to possible overpayments. As of March 31, 2009, an estimated liability of $13,834,000 was included in the accompanying unaudited balance sheet. The Hospital gave CMS notice of the Chapter 11 Bankruptcy case and of the bar date. In addition to asserting a claim, CMS could assert a right of offset in the future.

Brotman receives supplemental payments from the California Medical Assistance Commission (“CMAC”). The contract (“Agreement”) between CMAC and Brotman was entered into on September 1, 2005.  That Agreement has an “evergreen” provision that requires at least 120 days notice for either side to provide the other with termination notice.  On June 10, 2009, Brotman entered into an Amendment of this Agreement with CMAC which extends the earliest termination notice date to July 1, 2010.  Thus, the earliest possible termination of this Agreement could be November 1, 2010.  Brotman recorded supplemental revenue of $3,000,000 from the CMAC Distressed Hospital Fund during the year ended September 30, 2008, which funds were received in October 2008.  On June 11, 2009, the Company received a notification of additional supplemental funds in the amount of $2,000,000.

The following is a summary of due from and due to governmental payers as of March 31, 2009 (in thousands):

Due from government payers:
Medicare cost report settlement	$662
Due to government payers:
Outlier Liability	$13,834

Revenues under managed care plans are based primarily on payment terms involving predetermined rates per diagnosis, per-diem rates, discounted fee-for-service rates and/or other similar contractual arrangements. These revenues are also subject to review and possible audit by the payers. The payers are billed for patient services on an individual patient basis. An individual patient’s bill is subject to adjustment on a patient-by-patient basis in the ordinary course of business by the payers following their review and adjudication of each particular bill. The Hospital estimates the discounts for contractual allowances utilizing billing data on an individual patient basis. At the end of each month, the Hospital estimates expected reimbursement for patients of managed care plans based on the applicable contract terms. These estimates are continuously reviewed for accuracy by taking into consideration known contract terms as well as payment history. Although the Hospital does not separately accumulate and disclose the aggregate amount of adjustments to the estimated reimbursements for every patient bill, management believes the estimation and review process allows for timely identification of instances where such estimates need to be revised. The Hospital does not believe there were any adjustments to estimates of individual patient bills that were material to its net operating revenues.

Under the risk pool sharing agreement entered into between Brotman and Prospect Medical Group, Inc. (“PMG”), a wholly-owned subsidiary of PMH, pursuant to which, Brotman agreed to provide hospitalization services and share in the risk based on inpatient services utilized. The cost of health services is recognized in the period in which it is provided and includes an estimate of the cost of services which have been incurred but not yet reported.  The estimate for accrued medical costs is based on projections of costs using historical studies of claims paid and adjusted for seasonality, utilization and cost trends.  These estimates are subject to trends in loss severity and frequency.  Although considerable variability is inherent in such estimates, management records its best estimate of the amount of medical claims incurred at each reporting period.  Estimates are continually monitored and reviewed and, as settlements are made or estimates adjusted, differences are reflected in current operations. Incurred but not reported claims pursuant to the risk pool sharing agreement amounted to approximately $700,000. The liability due to PMH under the risk pool sharing arrangement at March 31, 2009 amounted to approximately $353,000.

The Hospital provides charity care to patients whose income level is below 300% of the Federal Poverty Level. Patients with income levels between 300% and 350% of the Federal Poverty Level qualify to pay a discounted rate under AB774 based on various government program reimbursement levels. Patients without insurance are offered assistance in applying for Medicaid and other programs they may be eligible for, such as state disability. Patient advocates from the Hospital’s Medical Eligibility Program (“MEP”) screen patients in the Hospital and determine potential linkage to financial assistance programs. They also expedite the process of applying for these government programs. Based on the Company’s gross charge rates revenues foregone under the charity policy, including indigent care accounts, were approximately $660,000 for the six months ended March 31, 2009.

The Hospital is not aware of any material claims, disputes, or unsettled matters with any payers that would affect revenues that have not been adequately provided for and disclosed in the accompanying unaudited financial statements.

5.              Long-Term Debt

Due to the Chapter 11 filing, certain outstanding pre-petition long-term debt that was impacted by the Chapter 11 Bankruptcy proceedings has been reclassified to the caption Liabilities Subject to Compromise (refer to Note 2 to the financial statements) on the balance sheet as of March 31, 2009 and 2008.

The following is a summary of long-term debt at March 31, 2009, including current maturities, and unsecured long-term debt included in liabilities subject to compromise (in thousands):

	March 31, 2009
	Liabilities Subject to Compromise	Debt
Post-petition Debtor-In-Possession (“DIP”) Credit Agreement:
DIP Revolving Facility	$—	$12,714

Pre-petition Credit Agreements:
Real estate term loan (1)	—	2,610
Equipment term loan (1)	—	4,796
Accrued interest on DIP, real estate and equipment loans		205
Subordinated Note (“Amir Note”) (2)	1,270	—
Subordinated Note (“Armstrong Note”) (2)	1,570	—
	2,840	7,611

(1)          The borrowings represent the pre-petition debt agreements which are in default (see below), and are reclassified as current.

(2)         The borrowings represent the pre-petition subordinated debt agreements, which are impacted by the Chapter 11 reorganization process and are reclassified as liabilities subject to compromise.

Post-petition DIP Credit Agreement

In connection with the Chapter 11 filing, Brotman entered into a Senior Secured Super-Priority Debtor-In-Possession Revolving Credit and Security Agreement (the “DIP Credit Agreement”), dated as of November 7, 2007, with Capital Source Finance LLC (“CapitalSource” or the “Lender”). The DIP Facility was approved by the Bankruptcy Court on December 6, 2007. The DIP Facility Agreement provided for an asset-based revolving credit facility of up to $19,875,000, subject to borrowing base and availability terms. Borrowings under the DIP Facility Agreement were used to repay outstanding amounts under Brotman’s existing credit facility, professional fees, transaction costs, fees and expenses incurred in connection with the DIP Credit Agreement, other pre-petition expenses, to provide working capital and for other general and administrative purposes. Obligations under the DIP Credit Agreement were secured by a lien on the assets of Brotman (this lien has first priority with respect to many of Brotman’s assets) and by a super-priority administrative expense claim in each of the Cases. The DIP Revolving Facility bore interest at an annual rate of Prime plus 5.50% (13.0% at March 31, 2009), payable monthly on the first day of each calendar month. This accrued interest is currently reported under accrued expenses. In addition, the DIP Facility Agreement obligated Brotman to pay certain fees to the Lender, as described in the DIP Credit Agreement.

The DIP Credit Agreement contained various representations, warranties, and covenants by Brotman that are customary for transactions of this nature, including (without limitation) reporting requirements and maintenance of financial covenants. (e.g., minimum average daily census, minimum availability and budget compliance as defined in the Agreement).

Brotman’s obligations under the DIP Credit Agreement could be accelerated following certain events of default, including (without limitation) any breach by Brotman of any of the representations, warranties, or covenants made in the DIP Credit Agreement or the conversion of the Chapter 11 filing to a case under Chapter 7 of the Bankruptcy Code or the appointment of a trustee pursuant to Section 1104 of the Bankruptcy Code.

The DIP Credit Agreements matured on the earlier of (i) February 5, 2008; (ii) the effective date of a plan of reorganization for Brotman; (iii) termination of the commitment or acceleration of the obligations as a result of an Event of Default; (iv) the sale or liquidation of substantially all of the assets of Brotman; or (v) twenty days after the Bankruptcy Court enters an order a) confirming a plan of reorganization for Brotman that has not been approved in writing by the Lender, or b) granting a motion to sell substantially all of Brotman’s assets pursuant to a transaction not approved in writing by Lender.

The DIP Facility expired by its terms on February 5, 2008 (“Termination Date”). CapitalSource continued to fund Brotman’s operations after the Termination Date pursuant to a series of amendments to the DIP Facility. While in the process of negotiating an extension of the DIP Facilty, on or about April 1, 2008, Prime Healthcare Services Los Angeles, LLC (“Prime”) purchased the claims of CapitalSource. The claims purchased include: (i) Brotman’s pre-petition obligations to CapitalSource under the Pre-Petition Credit Agreement (see below); and (ii) Brotman’s post-petition obligations to CapitalSource under the post-petition DIP Credit Agreements (both the pre-petition and post-petition Prime debt obligations are collectively referred to as “Prime Claims”). Subsequent to the sale, Brotman and Prime continued to engage in negotiations regarding the extension of the DIP Facility resulting in various amendments to the DIP Facility, each extending financing for one or two week periods.  During the six months ended March 31, 2009 and 2008, Brotman was in compliance with all of its DIP Facility covenants.

For the six months ended March 31, 2009 and 2008, total interest expense incurred and paid under the DIP Facility was approximately $1,056,000  and $544,000, respectively.

Debt in Default

Prior to the Chapter 11 filing, Brotman was not in compliance with certain financial and administrative covenants of the Pre-petition Credit Agreement.  Under section 362 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stayed most actions against Brotman, including most actions to collect pre-petition indebtedness or to exercise control over the property of the debtor’s estate. Absent an order of the Bankruptcy Court, substantially all pre-petition liabilities are subject to settlement under a plan of reorganization.  In accordance with SFAS No. 78, Classification of Obligations That Are Callable by the Creditor - An Amendment to ARB 43, Chapter 3A, Brotman has classified all scheduled payments due after twelve months as current at March 31, 2009 and 2008.

Pre-petition Credit Agreement: Real Estate, Equipment and Revolving Credit Facility

Brotman entered into a Revolving Credit, Term Loan and Security Agreement (the “Pre-petition Credit Agreement”) with CapitalSource on August 31, 2005, to borrow up to $36,000,000 to finance the acquisition of Brotman’s assets and to fund ongoing working capital and general business needs. The Pre-petition Loan Agreement consisted of a three-year real estate loan in the amount of $3,500,000, a four-year equipment loan in the amount of $7,500,000 and a revolving credit facility in the amount of $25,000,000.

The amount available to Brotman under the revolving line of credit was determined by a borrowing base that was primarily based on Brotman’s eligible accounts receivable and the available credit was reduced by a Liquidity Reserve that increased at varying dates from $500,000 at August 31, 2005, to $1,400,000 for periods after February 28, 2006. The Liquidity Reserve was reduced by amounts held in the Debt Service Reserve discussed below and was required until Brotman achieved positive excess cash flows (as defined)  for a trailing four fiscal quarter period.

Obligations under the Pre-petition Credit Agreement were secured by a first priority security interest in all assets of Brotman, including patient accounts receivable, land, building, equipment, other personal property and Brotman’s contracts. The revolving line of credit required that Brotman’s collections be deposited into a lock box and remitted to the lender daily to repay amounts outstanding. As additional security for the term loans, the lender withheld available funds under the term loans limits sufficient to satisfy two months of debt service (“Debt Service Reserve”). During an event of default, the lender, in its sole discretion, could apply the Debt Service Reserve to reduce outstanding obligations (at which time such amounts applied would be deemed outstanding and would accrue interest) and could require Brotman to deposit additional sums to the extent the Debt Service Reserve fell below the required amount. Upon a default, Brotman was also required to establish a Tax and Insurance Reserve in amounts determined by the lender to be sufficient to pay the next annual installment of real estate taxes and assessments and casualty insurance on Brotman’s facilities. The Debt Service Reserve and Insurance Reserve were held in the name of the lender, to be applied against the outstanding obligations upon default.

The Pre-Petition Credit Agreement contained various representations, warranties, and covenants by Brotman that are customary for transactions of this nature, including (without limitation) reporting requirements, maintenance of financial covenants and cross-default provisions. If Brotman failed to comply with the restrictive covenants, the lender could declare the debt in default, demand immediate repayment and deny future advances to Brotman.

Interest on the borrowings was variable, based on the London Inter-Bank Offered Rate plus 5.75%, 5.25% and 3.75% for the real estate loan, the equipment loan and the revolving credit facility, respectively, and payable monthly commencing October 1, 2005. Prior to the Chapter 11 bankruptcy filing late in 2007, the Lender instituted default rates of 13.0%,with respect to the real estate loan, the equipment loan and the revolving credit facility, respectively. In addition, non-compliance fees were assessed on each of these loans, which totaled approximately $1,327,000, $2,748,000 and $4,203,000, respectively, as of September 30, 2007.  The Lender believed that, in fact, the Company had been in default since September 30, 2005. Notwithstanding the foregoing, during the pendency of Chapter 11 reorganization, Brotman continued to make timely payment of all post-petition interest on these loans.

In September 2008, Brotman filed with the Bankruptcy Court a motion to have the default fees and interest nullified.  This motion was confirmed in January 2009, subsequent to fiscal year end.  Accordingly, in the fourth quarter of fiscal year 2008, the default fees and interest were de-recognized by the Company as a result of the declaratory relief provided by the Bankruptcy Court. The matter is currently being contested by the Lender.

Pre-petition Subordinated Promissory Notes

Brotman entered into a $1,500,000 unsecured, subordinated loan with a private lender (the “Amir Note”) dated August 31, 2005. The loan was originally due November 30, 2005, with payments subordinated to the Real Estate Loan, Equipment Loan and Revolving Credit Facility referred to above. Interest was fixed at an annual rate of 9%. As consideration for the subordinated loan, Brotman issued 10,000 shares of Series D common stock to the lender. This issuance was recorded as a debt discount in the amount of $31,000 and amortized over the term of the loan. The loan was payable solely with proceeds from capital contributions, equity issuances, unsecured debt financing and bond or debt instrument backed by the Culver City Redevelopment Agency, subordinated to the Credit Agreement. Repayment could be accelerated upon default, a qualified financing event (as defined), and liquidation or dissolution of Brotman. The loan also contained cross-default provisions and was classified as current due to the default on the real estate and equipment loans noted above.

Brotman also entered into a $1,700,000 unsecured, subordinated loan in favor off Dr. Ian T. Armstrong (the “Armstrong Note”) dated May 19, 2006. The note was issued pursuant to the acquisition of the assets of the Southern California Spine

Institute previously owned by Armstrong.  During fiscal year 2006, these assets were impaired by Brotman. The note was originally due on May 1, 2013, and payments under the note were subordinated to the Real Estate Loan, Equipment Loan and Revolving Credit Facility referred to above. Interest was fixed at an annual rate of 6%. As consideration for the subordinated loan, Brotman granted Dr. Armstrong an option to acquire 93,578 shares of Series E Preferred stock at an exercise price of $12.65 per share. As of March 31, 2009, no shares of Series E preferred stock were outstanding, as Dr. Armstrong had never exercised this option.

As of the Effective Date, all subordinated promissory notes were discharged in accordance with the terms of the Plan (refer to Note 11 for discussion on Brotman’s emergence from Chapter 11 proceedings).

6.              Related-Party Transactions

Brotman entered into a consulting services agreement with Prospect Medical Management, Inc., an affiliate of Prospect effective August 1, 2005, for certain administrative, financial and management consulting services for a monthly fee of $20,000 plus expenses. The agreement had an initial term of one year and automatically renewed for additional one-year terms unless terminated by either party with 90 days of written notice.  On the Petition Date, Brotman entered into an amendment to this consulting services agreement, providing for an increased level of services and responsibility at an increased monthly consulting fee of $100,000.  Total fees paid under the agreement were approximately $600,000 and $700,000, for the six months ended March 31, 2009 and 2008 respectively. Fees under the agreement are subordinated to the Credit Agreement.

In addition, on August 31, 2005, Brotman entered into a joint marketing agreement with Prospect Medical Group, an affiliate of Prospect. The agreement is for an initial term of 20 years, renewable for successive five-year terms unless terminated by either party with 180 days of written notice.  During the term, Brotman will contract exclusively with Prospect Medical Group with regard to full risk contracting with health maintenance organizations for all lines of business, including Medicare, Medicaid and commercial patient populations.  Brotman will not merge into, consolidate with, or sell substantially all assets unless the purchaser or surviving entity expressly assumes all managed care full risk arrangements, alter such agreements without consent of the Group, and agrees to be bound by the exclusivity provision.

On May 1, 2005 and as was subsequently amended on October 1, 2007 and on March 1, 2008, Brotman had entered into a risk pool sharing agreement with Prospect Medical Group, Inc. (“PMG”), an affiliate of PMH. Under the agreement, Brotman and PMG agreed to establish a Hospital Control Program (as defined) to serve HMO enrolled patients and the parties would earn incentive revenue or incur penalties by sharing in the risk for hospitalization based on inpatient services utilized. Risk pools are generally settled in the following year. As of March 31, 2009, the risk pool was running & deficit of $288,218 of which $144,109 is shared with PMG.

7.              Retirement and Benefit Plans

Brotman maintains a defined contribution plan for its employees. Employer contributions are based on participant contributions and compensation. Total expenses incurred for the six months ended March 31, 2009 and 2008 were $53,163 and $263,050, respectively.

Brotman sponsors a non-leveraged employee stock ownership plan (ESOP) administered through BMC Employee Equity, LLC (BMC), which was incorporated in August 2005. Brotman contributed 90,000 shares of Series D common stock (ESOP Shares) and $2,000 in cash to BMC upon its formation to provide Brotman employees with beneficial ownership of portions of the ESOP Shares as equity incentives on a tax-deferred basis. Employees awarded units in BMC will become limited liability members with a separate capital account to which income, gains, losses and distributions related to the ESOP Shares will be allocated. Grantees, number of units, and vesting requirements will be determined by the Board of Directors at the time of grant.  No awards have been granted as of March 31, 2009. The value of the shares was estimated to be approximately $283,000.  As no award had been granted by March 31, 2009, in accordance with SOP 93-6, the shares available for issuance were recorded as a contra equity account termed deferred compensation.

8.              Shareholders’ Deficit

Convertible Preferred Stock, $0.01 Par Value - Of the 5,000,000 shares of preferred stock authorized, 1,000,000 shares are designated as Series A, 1,000,000 shares as Series B, and 395,000 shares as Series C. The holder of each share of Preferred Stock is entitled to vote as if such holder had converted their preferred stock into shares of common stock. Dividends are payable if and when declared by the Board of Directors.

The Series C Preferred Stock ranks senior to the Common, Series A Preferred and Series B Preferred Stock with respect to (i) the payment of dividends and (ii) for a period of five years from the date of issuance, with respect to the distribution of assets upon liquidation. This Series C Preference shall remain in effect until such time as Brotman has paid Series C shareholders dividends or distributions totaling $12.66 per share (Series C Preference Amount).  The Series A and B Preferred Stock rank senior to the Common Stock with respect to (i) the payment of dividends and distribution of assets upon liquidation (ii) for a period of five years from the date of issuance, with respect to the distribution of assets upon liquidation. This Series A/B Preference remains in effect until such time as Brotman has paid Series A and B shareholders dividends or distributions totaling $3.96 per share (Series A/B Preference Amount).

Following satisfaction of the Series C and Series A/B Preference Amounts, in the event of liquidation, the holders of all outstanding shares of capital stock of Brotman shall share ratably in any remaining assets available for distribution. Brotman has three directors. The holders of Series A Common Stock and Series A Preferred Stock, voting together as a single class have the right to elect one director. The holders of Series C Common Stock and Series C Preferred Stock, voting together as a single class have the right to elect one director.

Additionally, the consent of a majority of the holders of Series A Common Stock and Series A Preferred Stock, voting together as a single class, is required in order to amend, alter or repeal Brotman’s exclusivity arrangements for hospital full risk contracts with Prospect Hospital Advisory Services, Inc. The shares of Series A, B and C Preferred Stock automatically convert into an equal number in shares of Series A, B, and C Common Stock, respectively, upon payment by Brotman of the Series C and the Series A/B preference amounts.

Common Stock, $0.01 Par Value - Of the 20,000,000 shares of common stock authorized, 1,000,000 shares are designated as Series A, 1,000,000 shares as Series B, 1,000,000 shares are designated as Series C, and 1,000,000 shares as Series D. The rights to dividends (if and when declared by the Board of Directors) and liquidation preferences of each series of Common Stock are identical.

As of March 31, 2009, there were approximately 248,000 shares of Series A Preferred stock outstanding, all of which were held by Prospect. Were these shares to be converted into common stock pursuant to the conversion formula set forth in Brotman’s Articles of Incorporation, Prospect would hold approximately 33.1% of the voting interest in Brotman. As of March 31, 2009, there were approximately 252,500 shares of Series B Preferred stock outstanding, 80% of which were held by Culver Hospital Holdings, LP. The remaining 20% were held by Gable Park, LLC.  As of March 31, 2009, there were approximately 148,125 shares of Series C Preferred stock outstanding, the majority of which were held by doctors practicing at Brotman. No single shareholder held more than 5.3% of the Series C stock. As of March 31, 2009, there were approximately 100,000 shares of Series D Common stock outstanding, 10% of which were held by the Amir Trust and 90% of which were held by BMC Employee Equity, LLC.

Pursuant to the terms of the Plan, as of the Effective Date, all of Brotman’s previously outstanding shares of preferred and common stocks were cancelled for no consideration. (Refer to Note 11 for discussion of Brotman’s emergence from Chapter 11 Bankruptcy proceedings).

9.              Income Taxes

Brotman accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, under which deferred income tax assets and liabilities are recognized for differences between financial and income tax reporting bases of assets and liabilities based on enacted tax rates and laws. To the extent a deferred tax asset cannot be recognized under the preceding criteria, allowances must be established. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period of enactment.

Brotman recorded a tax provision of approximately $110,000 and $0, for the six months ended March 31, 2009 and 2008, respectively. The effective tax rates for the six months ended March 31, 2009, differ from the federal statutory rate of 34% and the effective rate for the same period in fiscal 2008 primarily due to valuation allowance and state taxes.

10.  New Accounting Pronouncements

In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes— an interpretation of FASB Statement No. 109. (“FIN No. 48”). FIN No. 48 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return in accordance with SFAS No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN No. 48 and in subsequent periods. The accounting provisions of FIN No. 48 were to be effective for fiscal years beginning after December 15, 2007. In December 2008, the FASB issued FASB Staff Position FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, to provide a further delay of the effective date of FIN No. 48 for certain nonpublic entities to fiscal years beginning after December 15, 2008. Upon adoption of FIN No. 48, Brotman will review its filing positions for all open tax years in all U.S. federal and state jurisdictions where Brotman is required to file. Brotman will recognize a liability for each uncertain tax position at the amount estimated to be required to settle the issue. Brotman will record a cumulative effect adjustment related to the adoption of FIN No. 48 including interest and penalties, which will be accounted for as a change to the October 1, 2009 accumulated deficit balance on the balance sheet. The unrecognized tax benefits, if ultimately recognized, would reduce Brotman’s annual effective tax rate. Brotman’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

In September 2006, the FASB issued FASB Statement No. 157 (“SFAS No. 157”), Fair Value Measurements, which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements and is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued two Staff Positions (FSPs) on SFAS No. 157: FSP 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13, and FSP 157-2, Effective Date of FASB Statement No. 157.  FSP 157-1 excludes fair value measurements related to leases from the disclosure requirements of SFAS No. 157. FSP 157-2 delays the effective date of SFAS No. 157 until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years, for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Nonfinancial items subject to deferral include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. Brotman is required to adopt SFAS No. 157 on October 1, 2008 and is currently evaluating the impact of the provisions of SFAS No. 157.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115, (“SFAS No. 159”). SFAS No. 159 permits a company to choose to measure many financial instruments and certain other items at fair value at specified election dates. Most of the provisions in SFAS No. 159 are elective; however, it applies to all companies with available-for-sale and trading securities. A company will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs), and; (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. Brotman is required to adopt SFAS No. 159 on October 1, 2008 and is currently evaluating the impact of the provisions of SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) establishes new principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS No. 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. In general, SFAS No. 141(R) requires the acquiring entity to recognize all the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective. This standard will, among other things, impact the determination of acquisition-date fair value of consideration paid in a business combination, including recognition of contingent consideration and most pre-acquisition loss and gain contingencies at their acquisition-date fair values. It will also require companies to expense, as incurred, transaction costs, and recognize changes in income tax valuation allowances and tax uncertainty accruals that result from a business combination as adjustments to income tax expense. SFAS 141(R) will also place new restrictions on the ability to capitalize acquisition-related restructuring costs. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Brotman will adopt SFAS No. 141(R) on October 1, 2009. Management is currently evaluating the potential impact of the adoption of SFAS No. 141(R) on its financial statements.

In April 2008, the FASB issued FASB Staff Position SOP 90-7-1, An Amendment of AICPA Statement of Position 90-7 (“FSP SOP 90-7-1”). FSP SOP 90-7-1 resolves the conflict between the guidance requiring early adoption of new accounting standards for entities required to follow fresh-start reporting under American Institute of Certified Public Accountants

Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code, (“SOP 90-7”) and other authoritative accounting standards that expressly prohibit early adoption. Specifically, FSP SOP 90-7-1 will require an entity emerging from bankruptcy that applies fresh-start reporting to follow only the accounting standards in effect at the date fresh-start reporting is adopted, which include those standards eligible for early adoption if an election is made to adopt early. As Brotman is not required, upon emergence from its Chapter 11 proceeding, to adopt fresh-start reporting under SOP 90-7, the adoption of FSP SOP 90-7-1 would not have a material adverse effect on Brotman’s financial position, results of operations or cash flows.

In May 2009, the FASB issued Statement of Accounting Standards No. 165, Subsequent Events (“SFAS No. 165”), which establishes general standards of accounting and disclosure for events that occur after the balance sheet date but before financial statements are issued. This standard will be effective for reporting periods ending after June 15, 2009. The adoption of SFAS No. 165 will not impact Brotman’s financial position or results of operations, as its requirements are disclosure-only in nature.

11.       Commitments and Contingencies

Legal Matters

As a result of the Chapter 11 proceedings, all pre-petition pending litigation against Brotman were stayed and related amounts accrued have been classified to liabilities subject to compromise in the accompanying balance sheet at March 31, 2009.

Post-petition, Brotman is subject to legal actions arising from the normal conduct of business. After taking into consideration legal counsel’s evaluation of such actions, the Company is of the opinion that the outcomes will not have a materially adverse effect on the Company’s financial position, results of operations and cash flows.

Legislation and HIPAA

The healthcare industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medi-Cal fraud and abuse. Government activity has continued with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. The Company believes that it is in compliance with fraud and abuse regulations as well as other applicable government laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

The Health Insurance Portability and Accountability Act (“HIPAA”) was enacted on August 21, 1996, to assure health insurance portability, reduce healthcare fraud and abuse, guarantee security and privacy of health information, and enforce standards for health information. Organizations are required to be in compliance with HIPAA provisions by April 2004. Organizations are subject to significant fines and penalties if found not to be compliant with the provisions outlined in the regulations.

Seismic Standards

California’s Alfred E. Alquist Hospital Facilities Seismic Safety Act (the “Alquist Act”) requires that the California Building Standards Commission adopt earthquake performance categories, seismic evaluation procedures, standards and timeframes for upgrading certain facilities, and seismic retrofit building standards. These regulations require hospitals to meet seismic performance standards to ensure that they are capable of providing medical services to the public after an earthquake or other disaster. The Building Standards Commission completed its adoption of evaluation criteria and retrofit standards in 1998. The Alquist Act requires that within three years after the Building Standards Commission had adopted evaluation criteria and retrofit standards:

•                  Hospitals in California must conduct seismic evaluation and submit these evaluations to the Office of Statewide Health Planning and Development (“OSHPD”), Facilities Development Division for its review and approval;

•                  Hospitals in California must identify the most critical nonstructural systems that represent the greatest risk of failure during an earthquake and submit timetables for upgrading these systems to the OSHPD, Facilities Development

Division for its review and approval; and

•                  Hospitals in California must prepare a plan and compliance schedule for each regulated building demonstrating the steps a hospital will take to bring the hospital buildings into substantial compliance with the regulations and standards.

Brotman was required to conduct engineering studies at its hospital to determine whether and to what extent modifications to the hospital facilities will be required. Management believes that Brotman meets all current requirements; however, it may be required to make significant capital expenditures in the future to comply with the seismic standards, which could impact its earnings.  The cost at March 31, 2009 is unknown at his time but could be material. In addition, such modifications to the hospital facility would potentially result in environmental remediation liabilities which may be material to the Company.

The OSHPD is currently implementing a new voluntary program to re-evaluate the seismic risk of hospital buildings classified as Structural Performance Category (SPC-1). These buildings are considered hazardous and at risk of collapse in the event of an earthquake and must be retrofitted, replaced or removed from providing acute care services by 2013. OSHPD is using HAZARDS U.S. (HAZUS), a state-of-the-art methodology, to reassess the seismic risk of SPC-1 buildings and those that are determined to pose a low seismic risk may be reclassified to SPC-2. The SPC-2 buildings would have until 2030 to comply with the structural seismic safety standards. Participation in the HAZUS program is optional for hospital owners wishing to have their SPC-1 building(s) re-evaluated.  Brotman has received SB 306 approval that extends to 2020 for seismic replacement or retro fit of its buildings.  This approval subordinates to the HAZUS which, if received would give Brotman an extension to 2030.

Charity Care for the Uninsured and Underinsured

Over the past two years, there has been extensive public focus on the practices of hospitals regarding amounts charged to patients who are uninsured or underinsured. Lawsuits have been filed against many hospitals challenging their practices. Management believes that Brotman’s current Financial Assistance Policy (the Policy), in combination with its other charitable activities, demonstrates that it operates in full compliance with the laws and regulations that are at issue in the lawsuits arising in this area. However, Brotman could, at any time, be sued in individual or class action lawsuits similar to other recent lawsuits, or potentially by the government or other party. Potential lawsuits in this area could also include allegations related to balance billing patients where an insurer has made payment, placing liens on tort recoveries of patients, collection practices or errors by collection agencies, and similar matters. In some such situations, Brotman would expect to use the Policy as a means to defend and/or otherwise resolve such action in a manner favorable to Brotman. Nevertheless, there can be no certainty that such an action, were it to occur, might not have a material adverse effect on Brotman’s financial condition or results of operations.

Workers’ Compensation

Brotman has a commercial occurrence-based insurance policy for workers’ compensation claims.  In 2005, the policy had a $250,000 deductible per accident. The aggregate loss limitation was $2,500,000.  The 2006 policy had a $250,000 loss limitation per accident with an annual aggregate loss limitation of $1,625,000.  The 2007 policy had a $250,000 loss limitation per accident with an annual aggregate loss limitation of $1,562,000.  Prior to September 25, 2005, Brotman leased its employees from the Seller. The actuarial IBNR estimate of $1,358,000 was recorded through March 31, 2009. These estimates may change in the future and such changes may be material.

Medical Malpractice

Brotman has a commercial claims-made insurance policy for malpractice claims in excess of $100,000 per claim with no annual aggregate. The General Liability coverage is occurrence coverage with a $100,000 per occurrence retention and no annual aggregate.  An actuarial IBNR estimate of approximately $1,795,000 was made for estimated malpractice liability through March 31, 2009. . These estimates may change in the future and such changes may be material.

Employee Health Plans

Brotman offers self-insured HMO and PPO plans to employees.  Employee health benefits are administered by a local claims processor based on plan coverage and eligibility guidelines determined by Brotman and collective bargaining agreements. A commercial insurance policy covers losses in excess of $200,000 per occurrence. An actuarially estimated liability of approximately $392,000 for incurred but not reported claims has been included in accrued salaries and benefits as of March 31, 2009.

12.       Subsequent Event

Emergence from Chapter 11

On January 21, 2009, the U.S. Bankruptcy Court entered an order (the “Confirmation Order”), confirming the Second Amended Plan of Reorganization (the “Plan”) of Brotman. The transactions contemplated by the Plan, as modified by the Confirmation Order, were substantially consummated and the Plan became effective on April 14, 2009 (the “Effective Date”). As contemplated by the Confirmed Plan, prior to and on the Effective Date, Brotman took part in a corporate reorganization resulting, among other things, in the following:

(i)                                  Cancellation of Brotman old shares and issuance of Brotman new shares

Pursuant to the Plan and the Confirmation Order, on the Effective Date, all of Brotman’s securities in existence immediately prior to the Effective Date, including,  but not limited to, shares of Brotman’s issued and outstanding classes of common stock (“Old Common Stock”),  preferred stock (“Old Preferred Stock”) and stock options were canceled. In exchange for their pro rata share (as determined by reference to the percentage of ownership in Pre-Reorganized Brotman of the New Value Contribution totaling $3,500,000 ($2,500,000 as of the Effective Date and $1,000,000 within six months of the Effective Date), holders of Pre-Reorganized Brotman’s securities would receive New Common Stock in Reorganized Brotman in the same percentage as their pro rata share of the New Value Contribution. Pursuant to the terms of the Plan, Prospect made an additional $1,814,000 investment in Brotman on January 13, 2009 and has made a commitment to invest an additional $705,000 within six months of the effective date of the Plan. Based on such contribution, on the Effective Date, Prospect acquired an additional 38.86% ownership interest in Reorganized Brotman, increasing its current total interest to 71.96% of the outstanding New Common Stock of Reorganized Brotman.

(ii)                              Debt Discharge, Reclassifications and Distribution to Creditors

Excluding certain liabilities assumed by Reorganized Brotman on the Effective Date, liabilities subject to compromise totaling approximately $19.0 million were discharged in accordance with the terms of the Plan as follows:

(a)          On the Effective Date: $2,500,000 of the Class 4 cash would be funded, with an additional $1,000,000 of the Class 4 cash to be funded within 6 months;

(b)         On the Effective Date: all right, title and interest in the Avoidance Actions shall be transferred to the Creditor Trust; and

(c)          Brotman executed the unsecured class 4 Note, to be held by the Creditor Trust solely for the benefit of holders of allowed Class 4 claims (as defined in the Plan) and paid pro rata to holders of allowed Class 4 claims. The Note bears interest at 7.50% per annum and is payable in sixteen equal installments through February 15, 2013.

(d)         Class 5 claims (as defined in the Plan) were discharged at 35% of such holder’s allowed class 4 claim.

(iii)                          Repayment of pre-petition Prime debts and post-petition Prime DIP facility and borrowings under the new JHA financing and Gemino Exit Facility

Pursuant to the terms of the Plan, adjustments to reflect the repayment of the pre-petition debts (including accrued interest thereon) and the post-petition DIP Facility (including accrued interest thereon), and borrowings under the new JHA financing and the new Gemino Exit Facility were effected immediately prior to the Effective Date.

Pursuant to the terms of the Plan, on the Effective Date, Brotman consummated the transactions contemplated in the Los Angeles Jewish Home for the Aging (“JHA”) Financing and the JHA Loan Documents. Under the terms of the JHA Loan agreements, the JHA has agreed to provide Reorganized Brotman with up to $23 million in financing, consisting of two term loans: (i) a Term A loan of $16 million (the “Term A Loan”) with a 24-month term and (ii) a Term B loan of up to $7 million, with a term of 36 months;  provided, that the Term B loan will be reduced on a dollar for dollar basis by the amount that Prime’s claim, as determined by the Bankruptcy Court, is less than $22 million (the “Term B Loan”). Interest on the Term A Loan is payable at 10% per annum for the first year of the loan, and 7.5% thereafter. Interest on the Term B Loan is payable at 10% per annum for the term of the loan. The Term A Loan and Term B Loan will be secured by certain of Reorganized Brotman’s personal property, and a mortgage on certain real property. The proceeds of the JHA loans were used to repay all existing senior secured loans at Brotman, including Debtor-In-Possession financing.

With respect to the Term A loan, JHA is granted the right (“Put Right”) to declare the unpaid loan amount, including remaining interest and any other amounts due and payable under the loan agreements, immediately due and payable at any time following the first twelve months of the Closing Date and prior to the date which is twenty-four months after the Closing Date, subject to JHA providing written notification to Brotman of its exercise of the Put Right at least 180 days in advance. JHA may not however provide notification of its exercise of the Put Right prior to the first anniversary of the Closing Date.

As part of the JHA financing, Brotman has granted JHA an option to purchase certain Brotman-owned land adjacent to the hospital, where JHA plans to construct a senior living facility, for a purchase price equal to the outstanding principal balance of the JHA Term A loan plus any prepaid amounts. In connection with the JHA’s exercise of the Option Right and the closing of the sale of the real property, Brotman is required to deposit $130,000 monthly into a reserve account (up to a maximum of $3,120,000), with such funds specifically earmarked for the construction of new emergency room.  Additionally, at closing, Brotman is required to establish and deposit $10,000 (an initial $25,000 deposit at Closing Date) into a Reserve Account for the purpose of paying for capital improvements to Brotman’s real property and a Tax and Insurance Deposit Account to be funded on the first day of the month with an amount equal to one-twelfth of the yearly real estate taxes and assessments levied on Brotman’s real property.

As part of its bankruptcy plan, Brotman obtained a commitment from Gemino Healthcare Finance, LLC for a three-year, $6.0 million, senior credit facility secured by accounts receivable. The facility expires on the earlier of April 14, 2012 and the JHA Loan maturity date and bears interest at Libor plus 7% per annum. The senior credit facility agreement contains customary covenants for facilities of this type including restrictions on the payment of dividends, change in ownership/management, asset sales, incurrence of additional indebtedness, sale-leaseback transactions, and related party transactions. In addition, Reorganized Brotman must also comply with financial covenants, including a fixed charge coverage ratio of not less than (i) 1.00:1.00 for the fiscal quarter ending June 30, 2009, (ii) 1.15:1.00 for the fiscal quarter ending September 30, 2009; and (iii) 1.20:1.00 for each fiscal quarter ending thereafter.

Exhibit III

Unaudited condensed consolidating financial statements of Prospect Medical Holding, Inc. and subsidiaries as of and for the nine months ended June 30, 2009

On July 29, 2009, the Company closed the offering of $160 million in 12.75% senior secured notes due 2014 (the “Notes”) at an issue price of 92.335%. Concurrent with the issuance of the Notes, the Company entered into a three-year $15 million revolving credit facility which was undrawn at the closing. The Notes and the revolvoing senior credit facility are jointly and severally guaranteed on a senior secured basis by all of the Company’s restricted subsidiaries (the “Guarantors”), other than Brotman, Nuestra Familia Medical Group, Inc. and certain immaterial subsidiaries.The Notes are secured pari passu with the new revolving credit facility on a first priority basis by liens on substantially all of the Company’s assets and assets of the subsidiary guarantors (other than accounts receivable and proceeds therefrom) including all mortgages on the Company and its subsidiary guarantors’ hospital properties (but excluding a pledge of, or mortgage on, the stock, properties or other assets of Brotman, AMVI/Prospect Health Network and certain immaterial subsidiaries). The lenders under the revolving credit facility have a first priority lien on certain of the accounts receivable of the Company and the subsidiary guarantors and proceeds therefrom while the holders of the Notes have a second priority lien on such collateral.

The Company conducts all of its business through and derives virtually all of its income from its subsidiaries. Therefore, the Company’s ability to make required payments with respect to its indebtedness (including the Notes) and other obligations depends on the financial results and condition of its subsidiaries and its ability to receive funds from its subsidiaries.

Pursuant to Rule 3-10 of Regulation S-X, the following summarized consolidating information is provided for the Company (the “Parent”), the Guarantors, and the Company’s non-Guarantor subsidiaries with respect to the Notes as of and for the nine months ended September 30, 2009, Previous periods have not been included as the B/S  & Stmt of Operations of the non-guarantor subsidiaries for those previous periods were minor. This summarized financial information has been prepared from the books and records maintained by the Company, the Guarantors and the non-Guarantor subsidiaries. The summarized financial information may not necessarily be indicative of the results of operations or financial position had the Guarantors or non-Guarantor subsidiaries operated as independent entities. The separate financial statements of the Guarantors are not presented because management has determined they would not be material to investors. In addition, intercompany activities between subsidiaries and the Parent are presented within operating activities on the condensed consolidating statement of cash flows.

Unaudited Condensed consolidating financial statements for the Company and its subsidiaries, including the Parent only, the combined Guarantor Subsidiaries and the combined Non-Guarantor Subsidiaries are as follows:

PROSPECT MEDICAL HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEETS

As of June 30, 2009

(in thousands)

	Parent Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$(4,802)	$36,218	$170	$—	$31,587
Restricted cash	—	—	1,745	—	1,745
Investments, primarily restricted certificates of deposit	—	665	—	—	665
Patient accounts receivable, net	—	21,047	18,260	—	39,307
Government program receivables	—	1,606	2,000	—	3,606
Risk pool receivables	—	194	—	—	194
Other receivables	81	1,499	243	(600)	1,222
Third-party settlements	—	2,076	914	—	2,990
Notes receivable, current portion	—	62	—	—	62
Refundable income taxes, net	(2,147)	2,147	—	—	—
Deferred income taxes, net	2,974	2,814	—	—	5,788
Inventories	—	1,581	2,603	—	4,185
Prepaid expenses and other current assets	86	2,560	1,834	—	4,479
Intercompany accounts	97,098	(126,597)	29,418	81	—
Total current assets	93,291	(54,128)	57,186	(519)	95,830
Property, improvements and equipment:
Land and land improvements	—	27,604	3,424	—	31,028
Buildings	—	25,856	1,191	—	27,047
Leasehold improvements	5	2,004	19	—	2,028
Equipment	124	12,271	7,745	—	20,140
Furniture and fixtures	21	891	—	—	913
	151	(54,128)	12,379	—	81,156
Less accumulated depreciation and amortization	(136)	(9,881)	(3,202)	—	(13,219)
Total property, improvement and equipment, net	15	58,745	9,177	—	67,937

Notes receivable, long-term portion	—	371	—	—	371
Deposits and other assets	6	385	—	—	391
Deferred financing costs, net	1,532	—	1,513	—	3,045
Goodwill	37	150,009	—	—	150,046
Other intangible assets, net	—	44,553	—	—	44,553
Other assets	2,519	(2,519)	—	—	—
Total Assets	97,401	197,415	67,877	(519)	362,174
LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued medical claims and other healthcare costs payable	—	17,617	246	—	17,863
Accounts payable and other accrued liabilities	2,908	9,611	16,629	(600)	28,548
Accrued salaries, wages and benefits	2,600	10,049	10,096	—	22,745
Due to government payer	—	—	13,834	—	13,834
Income taxes payable, net	(3,148)	3,309	(97)	—	64
Payable to Creditors’ Trust	—	—	1,000	—	1,000
Current portion of capital leases	—	445	691	—	1,137
Current portion of long-term debt	—	—	900	—	900
Interest rate swap liability - current	11,032	—	—	—	11,032
Other current liabilities	13	639	42	—	693
Total current liabilities	13,405	41,670	43,342	(600)	97,816
Long-term debt, net of current portion	135,644	—	24,755	—	160,399
Deferred income taxes	1,287	25,235	—	—	26,522
Malpractice reserve	—	786	1,920	—	2,706
Capital leases, net of current portion	—	387	155	—	542
Interest rate swap liability — non-current	—	—	—	—	—
Total liabilities	150,336	68,077	70,172	—	287,985
Minority interest	—	—	—	86	86
Shareholders’ equity (deficit):
Common stock	206	—	—	—	206
Additional paid-in-capital	93,916	256	—	—	94,172
Accumulated other comprehensive loss	(4,258)	—	—	—	(4,258)
Accumulated deficit	(142,799)	129,082	(2,295)	(5)	(16,017)
Total shareholders’ equity	(52,935)	129,338	(2,295)	(5)	74,103
Total liabilities and shareholders’ equity	$97,401	$197,415	$67,877	$(519)	$362,174

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Nine Months Ended June 30, 2009

(in thousands, except for share and per-share amounts)

	Parent Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination	Consolidated
Revenues:
Net hospital services revenues	$—	$109,813	$30,138	$(250)	$139,701
Managed care revenues	—	141,981	2,157	—	144,138
Total revenues	—	251,794	32,295	(250)	283,839

Operating expenses:
Hospital services operating expenses	—	68,496	28,035	(250)	96,281
Managed care cost of revenues	—	110,046	1,490	—	111,535
General and administrative	8,731	30,783	3,991	—	43,505
Depreciation and amortization	10	5,544	197	—	5,751
Total operating expenses	8,740	214,869	33,712	(250)	257,072

Operating income from unconsolidated joint venture	—	1,482	—	—	1,482

Operating (loss) income	(8,740)	38,407	(1,417)	—	28,249

Other (income) expense:
Investment income	—	(100)	(1)	—	(101)
Interest expense and amortization deferred financing cost	20,197	115	1,083	—	21,396
(Gain) loss on interest rate swap arrangements	5,019	—	—	—	5,019
Loss on debt extinguishment	—	—	—	—	—
Total other (income) expense, net	25,166	15	1,083	—	26,313

Income (loss) from continuing operations before income taxes	(33,956)	38,392	(2,500)	—	1,936

Provision (benefit) for income taxes	(781)	2,996	(150)	—	2,065
Income (loss) from continuing operations before minority interest	(33,175)	35,396	(2,350)	—	(129)

Minority interest	—	—	—	5	5

Income (loss) from continuing operations	(33,175)	35,396	(2,350)	(5)	(134)
Income (loss) from discontinued operations	—	—	—	—	—
Net income (loss)	$(33,175)	$35,396	$(2,350)	$(5)	$(134)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

As of June 30, 2009

(in thousands)

	Parent Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination	Consolidated

Net Income	$(33,175)	$396	$(2,350)	$(5)	$(134)
Operating activities:
Depreciation and amortization	10	5,544	197	—	5,751
Amortization of deferred financing costs	102	—	157	—	259
PIK interest expense	277	—	—	—	277
Gain on interest rate swaps	5,019	—	—	—	5,019
Provision for bad debts	—	5,904	6,379	—	12,283
Loss on disposal of assets	34	—	—	—	34
Stock-based compensation	766	—	—	—	766
Deferred income taxes, net	(1,628)	—	—	—	(1,628)
Amortization of other comprehensive income	659	—	—	—	659
Changes in operating activities:
Risk pool receivables	—	144	—	—	144
Patient and other receivables	54	(6,649)	(3,166)	600	(9,160)
Prepaid expenses and other	74	56	301	—	431
Inventory	—	(121)	254	—	133
Refundable income taxes	4,214	(1,560)	—	—	2,654
Deposits	—	142	—	—	142
Accrued medical claims and other healthcare costs payable	—	(2,617)	—	—	(2,617)
Accounts payable	(1,961)	883	(1,331)	(600)	(3,009)
Intercompany	32,976	(33,390)	813	—	—
Total Operating	7,420	3,332	1,256	(5)	12,003

Investing activities:
Purchase of PP&E, net	—	(764)	—	—	(764)
Collections on notes receivable	—	29	—	—	29
Cash paid for acquisition, net of cash received	(2,519)	208	—	—	(2,310)
Decrease in restricted certificates of deposit	—	(28)	—	—	(28)
Capitalized expense related to acquisitions	(37)	—	—	—	(37)
Other investing activities	—	—	—	5	5
Total Investing	(2,556)	(553)	208	5	(3,105)

Financing activities
Repayment of capital leases	—	(259)	(136)	—	(395)
Repayment of note payable	(8,654)		(250)		(8,904)
Draw (repayments) on LOC	—	—	(1,671)	—	(1,671)
Cash paid for deferred financing costs	(972)	—	—	—	(972)
Change in restricted cash	—	—	1,047	—	1,047
Total Financing	(9,626)	(259)	(1,010)	—	(10,895)

Net increase (decrease) in cash and cash equivalents	(4,762)	2,520	246	—	(1,996)
Cash and cash equivalents at 9/30/08	(40)	33,698	(76)	—	33,583
Cash and cash equivalents at 12/31/08	(4,802)	36,218	170	—	$31,587

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

UNAUDITED NOTE TO THE CONSOLIDATING FINANCIAL STATEMENTS

As of June 30, 2009

Note 1.  Acquisition of Brotman Medical Center, Inc.

On August 31, 2005, the Company invested $1 million for an approximately 33.1% stake in Brotman Medical Center, Inc. (“Brotman”). Brotman is a 420 bed licensed and accredited acute care hospital, located in Culver City, California. The Company made the investment with the intention that it, with Brotman, would be able to offer joint contracting to HMOs operating in Brotman’s service area. Brotman incurred significant losses before and after the Company’s initial investment and, on October 25, 2007(the “Petition Date”), Brotman filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code, at which point, the initial investment was considered fully impaired.  On the Petition Date, the Company entered into an amendment to its existing consulting services agreement with Brotman, providing for an increased level of service and responsibility.  Additionally, effective April 22, 2008, Samuel S. Lee (Prospect’s CEO and Chairman of the Board) was appointed as the Chairman of the Board of Directors of Brotman.  On April 14, 2009 (The “Effective Date”), the U.S. Bankruptcy Court confirmed and declared effective the final Chapter 11 Plan of Reorganization (the “Plan”) of Brotman whereby, among other things, all of Brotman’s outstanding securities were canceled and, in exchange for their pro rata share of the New Value Contribution (as defined in the Plan) totaling $3,500,000, holders of Brotman’s securities would receive New Common Stock in Brotman in the same percentage as their pro rata share of the New Value Contribution. Pursuant to the terms of the Plan, the Company made a $1,814,000 investment in Brotman on January 13, 2009 and $705,000 on June 30, 2009, totaling $2,519,000 while the minority shareholders made a total cash investment of $981,000. Based on such contributions, Prospect acquired an additional 38.86% ownership interest in Brotman, effective April 14, 2009, which brought its total interest to 71.96%.

For financial accounting purposes, the additional investment in Brotman provides for recognition of assets at current fair value with respect to the proportion of the Company’s incremental ownership interest in Brotman. The aggregate cost of the acquired assets, which includes cash paid of $2.5 million and expenses incurred in connection with the acquisition totaling $37,000, were preliminarily allocated to the assets acquired and liabilities assumed. The excess of the consideration over the estimated fair value of the assets and liabilities assumed has been allocated to goodwill. Due to negative net book value of assets acquired, goodwill attributable to the minority interest is not recognized. The purchase price allocation will be adjusted upon completion of the final valuation studies and may differ materially from the recorded in the unaudited consolidated financial statements. As a result of this acquisition, the preliminary purchase allocation resulted in a step-up in basis of property and equipment of approximately $14.2 million and the recognition of approximately $21.1 million in goodwill.  As the non-controlling interest in Brotman exceeds 20%, the accounting basis in the acquired ownership in Brotman  have not been pushed-down to the financial statements of Brotman and have been reflected in the Parent Company financial statements.  The Company does not have the intent or ability, including under the terms of its debt agreement, to provide significant financial support to Brotman.

$160,000,000

Prospect Medical Holdings, Inc.

OFFER TO EXCHANGE

$160,000,000 aggregate principal amount of its 12 3/4% Senior Secured Notes, Series B, due 2014,

the issuance of each of which has been registered under the Securities Act of 1933,

for

any and all of its outstanding 12 3/4% Senior Secured Notes, Series A, due 2014.

PROSPECTUS

[                     ], 2009

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                         Indemnification of Directors and Officers.

Delaware Registrants

Prospect Medical Holdings, Inc., Prospect Medical Systems, Inc. and Prospect Hospital Advisory Services, Inc., are all Delaware corporations. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Additionally, Section 145 provides that indemnification pursuant to its provisions, known as “permissive indemnification,” shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

The indemnification provided for in Sections 6.1 (third party actions) and 6.2 (action by or in the right of the corporation) of the Bylaws of each of our Delaware registrants is substantially consistent with the permissive indemnification provisions of Section 145 of the Delaware General Corporation Law. Section 6.1 states that the right to indemnification in third party actions is a contract right between the person to be indemnified and the company.

Section 145 further provides that, to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145’s permissive indemnification provisions, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Section 6.3 of the Bylaws of each of our Delaware registrants is consistent with this provision.

In any suit brought against us to enforce these indemnification rights, it shall be a defense that the person seeking indemnification has not met the applicable standard of conduct set forth in the Delaware General Corporation Law.

Section 145 provides that the indemnification provided by, or granted pursuant to, that section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A similar provision is included in Section 6.6 of the Bylaws of each of our Delaware registrants.

As authorized by Section 102(b)(7) of the Delaware General Corporation Law, each of the Certificates of Incorporation for our Delaware registrants provides that a director of such registrant shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law (which relates to liability of directors for unlawful dividend payments or unlawful stock purchases or redemptions), or for any transaction from which the director derived an improper personal benefit. This provision, in effect, eliminates the rights of the company and its stockholders (through stockholders’ derivative suits on the corporation’s behalf) to recover monetary damages from a director for breach of his or her fiduciary duty of care as a director, except in the situations described. In addition, the Certificate of Incorporation does not alter the liability of directors under federal securities laws, and does not limit or eliminate the rights of the company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach in a director’s duty of care.

The Company also maintains insurance covering certain liabilities of the directors and officers of the Delaware registrants, including liabilities under the Securities Act.

California Registrants

All of the other registrants under this registration statement, other than the Delaware registrants, are all California business entities.  Alta Hospitals System, LLC is a California limited liability company and each of the other California registrants is a California corporation.

Section 17155 of the California Beverly-Killea Limited Liability Company Act provides that, except for a breach of a manager’s fiduciary duties of loyalty and care owed to the limited liability company and to its members, the articles of organization or written operating agreement of a California limited liability company may provide for indemnification of any person, including, without limitation, any manager, member, officer, employee, or agent of the limited liability company, against judgments, settlements, penalties, fines, or expenses of any kind incurred as a result of acting in that capacity.

Section 204(a) of the California General Corporation Law provides that, the articles of incorporation of a California corporation may eliminate its director’s personal liability for monetary damages to the registrants and its shareholders arising from a breach or alleged breach of the director’s fiduciary duty, except for liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the registrant or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its shareholders, (vi) any improper transactions between the corporation and a director in which a director has a material financial interest, and (vii) liability for unlawful distributions, loans or guarantees. This provision does not eliminate the directors’ duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law.

Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended.

As permitted by Sections 204(a) and 317 of the California General Corporation Law and Section 17155 of the California Beverly-Killea Limited Liability Company Act, the California registrants’ articles of incorporation, bylaws, articles of organization and/or written operating agreement, as applicable, contain provisions covering indemnification to the maximum extent permitted by California law of corporate directors, officers and other agents.

The Company also maintains insurance covering certain liabilities of the directors and officers of the California registrants, including liabilities under the Securities Act.

Item 21.                         Exhibits and Financial Statement Schedules.

(a)             The attached exhibit index is incorporated by reference herein.

(b)            No financial statement schedules are required to be filed herewith pursuant to this Item.

Item 22.                         Undertakings.

(a)                                  Each of the undersigned registrants hereby undertakes:

(1)                                To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                                That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)                                That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                               Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)                                  Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)                                 Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California, on September 30, 2009.

PROSPECT MEDICAL HOLDINGS, INC.
(Registrant)

/s/ Samuel S. Lee
Samuel S. Lee
Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Prospect Medical Holdings, Inc. do hereby constitute and appoint Samuel S. Lee and Mike Heather, and either of them, the true and lawful attorneys-in-fact and agents of the undersigned, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, and either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Samuel S. Lee	Chairman, Chief Executive Officer and	September 30, 2009
Samuel S. Lee	Director (Principal Executive Officer)

/s/ Mike Heather	Chief Financial Officer (Principal	September 30, 2009
Mike Heather	Financial and Accounting Officer)

/s/ David Levinsohn	Director	September 30, 2009
David Levinsohn

/s/ Kenneth Schwartz	Director	September 30, 2009
Kenneth Schwartz

/s/ Jeereddi Prasad	Director	September 30, 2009
Jeereddi Prasad

/s/ Glenn R. Robson	Director	September 30, 2009
Glenn R. Robson

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant guarantor has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California, on September 30, 2009.

ALTA HOSPITALS SYSTEM, LLC
(Registrant Guarantor)

/s/ Samuel S. Lee
Samuel S. Lee
Manager and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned manager and officers of Alta Hospitals System, LLC do hereby constitute and appoint Samuel S. Lee and Mike Heather, and either of them, the true and lawful attorneys-in-fact and agents of the undersigned, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, and either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Samuel S. Lee	Manager and Chief Executive Officer	September 30, 2009
Samuel S. Lee	(Principal Executive Officer)

/s/ Becky Levy	Chief Financial Officer (Principal	September 30, 2009
Becky Levy	Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant guarantor has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California, on September 30, 2009.

ALTA LOS ANGELES HOSPITALS, INC.
(Registrant Guarantor)

/s/ David Topper
David Topper
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Alta Los Angeles Hospitals, Inc. do hereby constitute and appoint Samuel S. Lee and Mike Heather, and either of them, the true and lawful attorneys-in-fact and agents of the undersigned, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, and either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Topper	Chief Executive Officer and	September 30, 2009
David Topper	Director (Principal Executive Officer)

/s/ Becky Levy	Chief Financial Officer (Principal	September 30, 2009
Becky Levy	Financial and Accounting Officer)

/s/ Samuel S. Lee	President and Director	September 30, 2009
Samuel S. Lee

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant guarantor has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California, on September 30, 2009.

ALTA HOLLYWOOD HOSPITALS, INC.
(Registrant Guarantor)

/s/ David Topper
David Topper
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Alta Hollywood Hospitals, Inc. do hereby constitute and appoint Samuel S. Lee and Mike Heather, and either of them, the true and lawful attorneys-in-fact and agents of the undersigned, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, and either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Topper	Chief Executive Officer and	September 30, 2009
David Topper	Director (Principal Executive Officer)

/s/ Becky Levy	Chief Financial Officer (Principal	September 30, 2009
Becky Levy	Financial and Accounting Officer)

/s/ Samuel S. Lee	President and Director	September 30, 2009
Samuel S. Lee

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant guarantor has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California, on September 30, 2009.

PROSPECT MEDICAL SYSTEMS, INC.
(Registrant Guarantor)

/s/ Dan Frank
Dan Frank
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Prospect Medical Systems, Inc. do hereby constitute and appoint Samuel S. Lee and Mike Heather, and either of them, the true and lawful attorneys-in-fact and agents of the undersigned, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, and either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dan Frank	Chief Executive Officer and	September 30, 2009
Dan Frank	Director (Principal Executive Officer)

/s/ Lily Kam	Chief Financial Officer (Principal	September 30, 2009
Lily Kam	Financial and Accounting Officer)

/s/ Samuel S. Lee	Chairman and Director	September 30, 2009
Samuel S. Lee

/s/ David Topper	Senior Vice President of Operations	September 30, 2009
David Topper	and Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant guarantor has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California, on September 30, 2009.

PROSPECT HOSPITAL ADVISORY SERVICES, INC.
(Registrant Guarantor)

/s/ Samuel S. Lee
Samuel S. Lee
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Prospect Hospital Advisory Services, Inc. do hereby constitute and appoint Samuel S. Lee and Mike Heather, and either of them, the true and lawful attorneys-in-fact and agents of the undersigned, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, and either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Samuel S. Lee	Chief Executive Officer and	September 30, 2009
Samuel S. Lee	Director (Principal Executive Officer)

/s/ Becky Levy	Chief Financial Officer (Principal	September 30, 2009
Becky Levy	Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant guarantor has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California, on September 30, 2009.

PROMED HEALTH SERVICES COMPANY
(Registrant Guarantor)

/s/ Jeereddi Prasad, M.D.
Jeereddi Prasad, M.D.
President

POWER OF ATTORNEY

We, the undersigned directors and officers of ProMed Health Services Company do hereby constitute and appoint Samuel S. Lee and Mike Heather, and either of them, the true and lawful attorneys-in-fact and agents of the undersigned, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, and either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeereddi Prasad, M.D.	President and	September 30, 2009
Jeereddi Prasad, M.D.	Director (Principal Executive Officer)

/s/ Lily Kam	Chief Financial Officer (Principal	September 30, 2009
Lily Kam	Financial and Accounting Officer)

/s/ Samuel S. Lee	Vice President and Director	September 30, 2009
Samuel S. Lee

/s/ David Topper	Vice President and Director	September 30, 2009
David Topper

/s/ Dan Frank	Vice President and Director	September 30, 2009
Dan Frank

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant guarantor has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California, on September 30, 2009.

PROMED HEALTH CARE ADMINISTRATORS
(Registrant Guarantor)

/s/ Jeereddi Prasad, M.D.
Jeereddi Prasad, M.D.
President

POWER OF ATTORNEY

We, the undersigned directors and officers of ProMed Health Care Administrators do hereby constitute and appoint Samuel S. Lee and Mike Heather, and either of them, the true and lawful attorneys-in-fact and agents of the undersigned, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, and either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeereddi Prasad, M.D.	President and	September 30, 2009
Jeereddi Prasad, M.D.	Director (Principal Executive Officer)

/s/ Lily Kam	Chief Financial Officer (Principal	September 30, 2009
Lily Kam	Financial and Accounting Officer)

/s/ Samuel S. Lee	Vice President and Director	September 30, 2009
Samuel S. Lee

/s/ David Topper	Vice President and Director	September 30, 2009
David Topper

/s/ Dan Frank	Vice President and Director	September 30, 2009
Dan Frank

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant guarantor has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California, on September 30, 2009.

PROSPECT MEDICAL GROUP, INC.
(Registrant Guarantor)

/s/ Arthur Lipper, M.D.
Arthur Lipper, M.D.
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Prospect Medical Group, Inc. do hereby constitute and appoint Samuel S. Lee and Mike Heather, and either of them, the true and lawful attorneys-in-fact and agents of the undersigned, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, and either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arthur Lipper, M.D.	Chief Executive Officer and	September 30, 2009
Arthur Lipper, M.D.	Director (Principal Executive Officer)

/s/ Lily Kam	Chief Financial Officer (Principal	September 30, 2009
Lily Kam	Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant guarantor has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California, on September 30, 2009.

PROSPECT HEALTH SOURCE MEDICAL GROUP, INC.
(Registrant Guarantor)

/s/ Arthur Lipper, M.D.
Arthur Lipper, M.D.
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Prospect Health Source Medical Group, Inc. do hereby constitute and appoint Samuel S. Lee and Mike Heather, and either of them, the true and lawful attorneys-in-fact and agents of the undersigned, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, and either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arthur Lipper, M.D.	Chief Executive Officer and	September 30, 2009
Arthur Lipper, M.D.	Director (Principal Executive Officer)

/s/ Lily Kam	Chief Financial Officer (Principal	September 30, 2009
Lily Kam	Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant guarantor has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California, on September 30, 2009.

PROSPECT PROFESSIONAL CARE MEDICAL GROUP, INC.
(Registrant Guarantor)

/s/ Arthur Lipper, M.D.
Arthur Lipper, M.D.
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Prospect Professional Care Medical Group, Inc. do hereby constitute and appoint Samuel S. Lee and Mike Heather, and either of them, the true and lawful attorneys-in-fact and agents of the undersigned, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, and either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arthur Lipper, M.D.	Chief Executive Officer and	September 30, 2009
Arthur Lipper, M.D.	Director (Principal Executive Officer)

/s/ Lily Kam	Chief Financial Officer (Principal	September 30, 2009
Lily Kam	Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant guarantor has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California, on September 30, 2009.

PROSPECT NWOC MEDICAL GROUP, INC.
(Registrant Guarantor)

/s/ Arthur Lipper, M.D.
Arthur Lipper, M.D.
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Prospect NWOC Medical Group, Inc. do hereby constitute and appoint Samuel S. Lee and Mike Heather, and either of them, the true and lawful attorneys-in-fact and agents of the undersigned, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, and either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arthur Lipper, M.D.	Chief Executive Officer and	September 30, 2009
Arthur Lipper, M.D.	Director (Principal Executive Officer)

/s/ Lily Kam	Chief Financial Officer (Principal	September 30, 2009
Lily Kam	Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant guarantor has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California, on September 30, 2009.

STARCARE MEDICAL GROUP, INC.
(Registrant Guarantor)

/s/ Arthur Lipper, M.D.
Arthur Lipper, M.D.
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Starcare Medical Group, Inc. do hereby constitute and appoint Samuel S. Lee and Mike Heather, and either of them, the true and lawful attorneys-in-fact and agents of the undersigned, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, and either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arthur Lipper, M.D.	Chief Executive Officer and	September 30, 2009
Arthur Lipper, M.D.	Director (Principal Executive Officer)

/s/ Lily Kam	Chief Financial Officer (Principal	September 30, 2009
Lily Kam	Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant guarantor has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California, on September 30, 2009.

GENESIS HEALTHCARE OF SOUTHERN CALIFORNIA, INC., A MEDICAL GROUP
(Registrant Guarantor)

/s/ Arthur Lipper, M.D.
Arthur Lipper, M.D.
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Genesis Healthcare of Southern California, Inc., a Medical Group do hereby constitute and appoint Samuel S. Lee and Mike Heather, and either of them, the true and lawful attorneys-in-fact and agents of the undersigned, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, and either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arthur Lipper, M.D.	Chief Executive Officer and	September 30, 2009
Arthur Lipper, M.D.	Director (Principal Executive Officer)

/s/ Lily Kam	Chief Financial Officer (Principal	September 30, 2009
Lily Kam	Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant guarantor has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California, on September 30, 2009.

POMONA VALLEY MEDICAL GROUP, INC.
(Registrant Guarantor)

/s/ Jeereddi Prasad, M.D.
Jeereddi Prasad, M.D.
President

POWER OF ATTORNEY

We, the undersigned directors and officers of Pomona Valley Medical Group, Inc. do hereby constitute and appoint Samuel S. Lee and Mike Heather, and either of them, the true and lawful attorneys-in-fact and agents of the undersigned, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, and either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeereddi Prasad, M.D.	President and	September 30, 2009
Jeereddi Prasad, M.D.	Director (Principal Executive Officer)

/s/ Lily Kam	Chief Financial Officer (Principal	September 30, 2009
Lily Kam	Financial and Accounting Officer)

/s/ Arthur Lipper, M.D.	Vice President and Director	September 30, 2009
Arthur Lipper, M.D.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant guarantor has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California, on September 30, 2009.

UPLAND MEDICAL GROUP, A PROFESSIONAL MEDICAL CORPORATION
(Registrant Guarantor)

/s/ Jeereddi Prasad, M.D.
Jeereddi Prasad, M.D.
President

POWER OF ATTORNEY

We, the undersigned directors and officers of Upland Medical Group, a Professional Medical Corporation do hereby constitute and appoint Samuel S. Lee and Mike Heather, and either of them, the true and lawful attorneys-in-fact and agents of the undersigned, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, and either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeereddi Prasad, M.D.	President and	September 30, 2009
Jeereddi Prasad, M.D.	Director (Principal Executive Officer)

/s/ Lily Kam	Chief Financial Officer (Principal	September 30, 2009
Lily Kam	Financial and Accounting Officer)

/s/ Arthur Lipper, M.D.	Vice President and Director	September 30, 2009
Arthur Lipper, M.D.

EXHIBIT INDEX

3.1

Amended and Restated Certificate of Incorporation of Prospect Medical Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

3.2

Certificate of Amendment of Amended and Restated Certificate of Incorporation of Prospect Medical Holdings, Inc. dated January 19, 2000 (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

3.3

Certificate of Amendment of Amended and Restated Certificate of Incorporation of Prospect Medical Holdings, Inc. dated January 15, 2004 (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

3.4

Certificate of Designation of Series A Convertible Preferred Stock of Prospect Medical Holdings, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

3.5

Certificate of Elimination of Series A Convertible Preferred Stock of Prospect Medical Holdings, Inc. (incorporated by reference to Exhibit 3.5 to the Registrant’s Quarterly Report on Form 10-Q filed on August 20, 2007).

3.6

Certificate of Designation of Series B Preferred Stock of Prospect Medical Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on August 10, 2007).

3.7	Amended and Restated Bylaws of Prospect Medical Holdings, Inc. (incorporated by reference to Exhibit 3.5 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

3.8

First Amendment to Amended and Restated Bylaws of Prospect Medical Holdings, Inc. (incorporated by reference to Exhibit 3.6 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

3.9	Second Amendment to Amended and Restated Bylaws of Prospect Medical Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 10, 2007).

4.1

Indenture, dated July 29, 2009, among the Company, certain of its subsidiaries and affiliates (as subsidiary guarantors) and U.S. Bank National Association (as trustee) (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on July 29, 2009).

4.2	Form of 12¾% Senior Secured Notes, Series B, due 2014.*

4.3

Registration Rights Agreement, dated July 29, 2009, among the Company, certain of its subsidiaries and affiliates (as guarantors) and RBC Capital Markets Corporation and Jefferies & Company, Inc. (as the initial purchasers) (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on July 29, 2009).

5.1	Opinion of TroyGould PC.*

10.1

Warrant to Acquire Common Stock between Prospect Medical Holdings, Inc. and Spencer Trask Venture Investment Partners, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

10.2

Amended and Restated Management Services Agreement, made as of September 15, 1998 and deemed to have been effective as of June 4, 1996, between Prospect Medical Systems, Inc. and Prospect Medical Group, Inc. (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

10.3

Amendment to Management Services Agreement, made as of October 1, 1998, between Prospect Medical Systems, Inc. and Prospect Medical Group, Inc. (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

10.4

Management Agreement dated as of January 1, 2003 between Pinnacle Health Resources Inc. and StarCare Medical Group, Inc. dba Gateway Medical Group, Inc. (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

10.5

Management Agreement dated as of January 1, 2003 between Pinnacle Health Resources Inc. and APAC Medical Group, Inc. dba Gateway Physicians Medical Associates, Inc. (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

10.6

Management Services Agreement, made as of August 1, 1999, between Prospect Medical Systems, Inc. and Nuestra Familia Medical Group (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

10.7

Amendment to Management Services Agreement, made as of January 15, 2009, between Prospect Medical Systems, Inc. and Nuestra Familia Medical Group, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2009).

10.8

Management Services Agreement, made as of July 1, 1999, between Prospect Medical Systems, Inc. and AMVI/Prospect Medical Group (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

10.9

Management Services Agreement dated as of January 1, 2001 between Prospect Medical Systems, Inc. and Prospect Health Source Medical Group, Inc. (incorporated by reference to Exhibit 10.31 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

10.10

Amendment to Management Services Agreement dated as of November 1, 2002 between Prospect Medical Systems, Inc. and Prospect Health Source Medical Group, Inc. (incorporated by reference to Exhibit 10.32 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

10.11

Amendment to Management Services Agreement, made as of January 15, 2009, between Prospect Medical Systems, Inc. and Prospect Health Source Medical Group, Inc. (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2009).

10.12

Management Services Agreement dated as of October 1, 2003, by and between Prospect Medical Systems, Inc. and Prospect Professional Care Medical Group, Inc. (incorporated by reference to Exhibit 10.33 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

10.13

Management Services Agreement dated as of March 1, 2004 by and between Prospect Medical Systems, Inc. and Prospect NWOC Medical Group, Inc. (incorporated by reference to Exhibit 10.34 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

10.14

Employment Agreement made as of April 8, 2004, but effective on April 19, 2004, between Prospect Medical Holdings, Inc. and Mike Heather (incorporated by reference to Exhibit 10.76 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

10.15

First Amendment to Employment Agreement, dated as of February 12, 2009, between Prospect Medical Holdings, Inc. and Mike Heather (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2009).

10.16

Partnership Agreement dated July 1, 1999 between AMVI/MC Health Network, Inc. and Santa Ana/Tustin Physicians Group (incorporated by reference to Exhibit 10.77 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

10.17	Prospect Medical Holdings, Inc. 1998 Stock Option Plan (incorporated by reference to Exhibit 10.90 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

10.18	First Amendment to Prospect Medical Holdings, Inc. 1998 Stock Option Plan (incorporated by reference to Exhibit 10.91 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2004).

10.19

Cash Management Agreement among Prospect Medical Systems, Inc., Prospect Medical Holdings, Inc., and Prospect Medical Group, Inc., effective as of June 6, 1996 (incorporated by reference to Exhibit 10.194 to the Registrant’s Amendment No. 2 to Registration Statement on Form 10 filed on August 27, 2004).

10.20

Second Amendment to Prospect Medical Holdings, Inc. 1998 Stock Option Plan (incorporated by reference to Exhibit 10.195 to the Registrant’s Amendment No. 3 to Registration Statement on Form 10 filed on October 21, 2004).

10.21

Amendment to Management Agreement, effective as of February 1, 2004 to that certain Management Agreement made and entered into as of January 1, 2003, entered into by and between Pinnacle Health Resources and StarCare Medical Group, Inc. dba Gateway Medical Group, Inc. (incorporated by reference to Exhibit 10.198 to the Registrant’s Amendment No. 3 to Registration Statement on Form 10 filed on October 21, 2004).

10.22

Amendment to Management Agreement, effective as of February 1, 2004 to that certain Management Agreement made and entered into as of January 1, 2003, entered into by and between Pinnacle Health Resources and APAC Medical Group, Inc. dba Gateway Physicians Medical Associates, Inc. (incorporated by reference to Exhibit 10.199 to the Registrant’s Amendment No. 3 to Registration Statement on Form 10 filed on October 21, 2004).

10.23

Form of stock option agreement used for incentive stock options granted under the registrant’s 1998 Stock Option Plan, as amended (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on September 20, 2005).

10.24

Form of stock option agreement used for non-qualified stock options granted under the registrant’s 1998 Stock Option Plan, as amended (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on September 20, 2005).

10.25

First Lien Credit Agreement dated as of August 8, 2007 among Prospect Medical Holdings, Inc. and Prospect Medical Group, Inc. as the Borrowers, Bank of America, N.A., as Administrative Agent, Swing Line Lender, and L/C Issuer, Cratos Capital Management, LLC, as Syndication Agent, certain other Lenders, and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager (incorporated by reference to Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K filed on June 2, 2008).

10.26

Second Lien Credit Agreement dated as of August 8, 2007 among Prospect Medical Holdings, Inc. and Prospect Medical Group, Inc. as the Borrowers, Bank of America, N.A., as Administrative Agent, certain other Lenders, and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager (incorporated by reference to Exhibit 10.32 to the Registrant’s Annual Report on Form 10-K filed on June 2, 2008).

10.27

Continuing Guaranty (First Lien) dated as of August 8, 2007 by Prospect Medical Holdings, Inc., Prospect Medical Group, Inc., and certain of their Subsidiaries as the Guarantor, in favor of Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.35 to the Registrant’s Annual Report on Form 10-K filed on June 2, 2008).

10.28

Continuing Guaranty (Second Lien) dated as of August 8, 2007 by Prospect Medical Holdings, Inc., Prospect Medical Group, Inc., and certain of their Subsidiaries as the Guarantor, in favor of Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.36 to the Registrant’s Annual Report on Form 10-K filed on June 2, 2008).

10.29

Intercreditor Agreement dated as of August 8, 2007 by Prospect Medical Holdings, Inc. and Prospect Medical Group, Inc. as the Borrowers, certain of their Subsidiaries as Guarantors, and Bank of America, N.A., as First Lien Collateral Agent, Second Lien Collateral Agent, and Control Agent (incorporated by reference to Exhibit 10.41 to the Registrant’s Annual Report on Form 10-K filed on June 2, 2008).

10.30

Third Amended and Restated Assignable Option Agreement dated as of August 8, 2007 by Prospect Medical Systems, Inc., Prospect Medical Group, Inc. and Jacob Y. Terner, M.D. (incorporated by reference to Exhibit 10.42 to the Registrant’s Annual Report on Form 10-K filed on June 2, 2008).

10.31

Executive Employment Agreement dated August 8, 2007 between Alta Hospitals System, LLC, and Samuel S. Lee (incorporated by reference to Exhibit 99.4 to Samuel S. Lee’s Schedule 13D filed on August 20, 2007).

10.32

Amendment to Executive Employment Agreement effective March 19, 2008 by and among Prospect Medical Holdings, Inc., Alta Hospitals System, LLC and Samuel S. Lee (incorporated by reference to Exhibit 7 to the Samuel S. Lee’s Schedule 13D/A filed on April 22, 2008).

10.33

Second Amendment to Executive Employment Agreement, dated as of July 8, 2008, by and among Prospect Medical Holdings, Inc., Alta Hospitals System, LLC and Samuel S. Lee (incorporated by reference to Exhibit 8 to the Samuel S. Lee’s Schedule 13D/A filed on August 15, 2008).

10.34

Third Amendment to Executive Employment Agreement, dated as of February 12, 2009, among Prospect Medical Holdings, Inc., Alta Hospitals System, LLC, and Samuel S. Lee (incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2009).

10.35

Amended and Restated Employment Agreement dated as of May 12, 2009 between Prospect Medical Holdings, Inc. and Samuel S. Lee (incorporated by reference to Exhibit 10.15 to the Registrant’s Quarterly Report on Form 10-Q filed on May 15, 2009).

10.36

Management Services Agreement between Pomona Valley Medical Group, Inc. and ProMed Health Care Administrators effective October 1, 1998 (incorporated by reference to Exhibit 10.53 to the Registrant’s Annual Report on Form 10-K filed on June 2, 2008).

10.37

Amendment to Management Services Agreement, made as of October 1, 2007, between ProMed Health Care Administrators, Inc. and Pomona Valley Medical Group, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2009).

10.38

Management Services Agreement between Upland Medical Group, A Professional Medical Corporation and ProMed Health Care Administrators effective October 1, 2002 (incorporated by reference to Exhibit 10.54 to the Registrant’s Annual Report on Form 10-K filed on June 2, 2008).

10.39

Amendment to Management Services Agreement, made as of October 1, 2007, between ProMed Health Care Administrators, Inc. and Upland Medical Group, Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2009).

10.40

Hospital Inpatient Services Agreement between Alta Los Angeles Hospitals, Inc. and the Department of Health Services, as amended (Certain portions of this Exhibit have been omitted pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934) (incorporated by reference to Exhibit 10.55 to the Registrant’s Annual Report on Form 10-K filed on June 2, 2008).

10.41

Amendments Nos. 18 and 19 to Hospital Inpatient Services Agreement between Alta Los Angeles Hospitals, Inc. and the Department of Health Services (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)(incorporated by reference to Exhibit 10.50 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.42

Hospital Inpatient Services Agreement between Alta Hollywood Hospitals, Inc. and the Department of Health Services, as amended (Certain portions of this Exhibit have been omitted pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934) (incorporated by reference to Exhibit 10.56 to the Registrant’s Annual Report on Form 10-K filed on June 2, 2008).

10.43

First Lien Forbearance Agreement dated as of February 13, 2008 by and among Prospect Medical Holdings, Inc., Prospect Medical Group, Inc., Bank of America, N.A., as Administrative Agent, and the lenders party thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on June 16, 2008).

10.44

Second Lien Forbearance Agreement dated as of February 13, 2008 by and among Prospect Medical Holdings, Inc., Prospect Medical Group, Inc., Bank of America, N.A., as Administrative Agent, and the lenders party thereto (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on June 16, 2008).

10.45

First Amendment to Forbearance Agreement dated as of March 31, 2008 by and among Prospect Medical Holdings, Inc., Prospect Medical Group, Inc., and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on June 16, 2008).

10.46

Consent Under Second Lien Forbearance Agreement dated as of March 31, 2008 by and among Prospect Medical Holdings, Inc., Prospect Medical Group, Inc., and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed on June 16, 2008).

10.47

Amended and Restated Forbearance Agreement dated as of April 10, 2008 by and among Prospect Medical Holdings, Inc., Prospect Medical Group, Inc., Bank of America, N.A., as Administrative Agent, and the lenders party thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 12, 2008).

10.48

Amended and Restated Second Lien Forbearance Agreement dated as of April 10, 2008 by and among Prospect Medical Holdings, Inc., Prospect Medical Group, Inc., Bank of America, N.A., as Administrative Agent, and the lenders party thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on August 12, 2008).

10.49

Stock Purchase Agreement dated as of April 23, 2008 among Prospect Medical Group, Inc., Prospect Medical Holdings, Inc., Greater Midwest, Sierra Medical Group Holding Company, Inc. and Richard Merkin, M.D. (incorporated by reference to Exhibit 2.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 12, 2008).

10.50

Amendment No. 1, dated July 3, 2008, to Stock Purchase Agreement dated as of April 23, 2008 among Prospect Medical Group, Inc., Prospect Medical Holdings, Inc., Greater Midwest, Sierra Medical Group Holding Company, Inc. and Richard Merkin, M.D.*

10.51

Amendment No. 2, dated August 1, 2008, to Stock Purchase Agreement dated as of April 23, 2008 among Prospect Medical Group, Inc., Prospect Medical Holdings, Inc., Greater Midwest, Sierra Medical Group Holding Company, Inc. and Richard Merkin, M.D.*

10.52

First Amendment to Amended and Restated Forbearance Agreement dated as of April 30, 2008 by and among Prospect Medical Holdings, Inc., Prospect Medical Group, Inc., and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on August 12, 2008).

10.53

First Amendment to Amended and Restated Second Lien Forbearance Agreement dated as of April 30, 2008 by and among Prospect Medical Holdings, Inc., Prospect Medical Group, Inc., and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on August 12, 2008).

10.54

Resignation Agreement dated as of May 12, 2008 between Prospect Medical Holdings, Inc. and Jacob Y. Terner, M.D. (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed on August 12, 2008).

10.55

Second Amendment to Amended and Restated Forbearance Agreement dated as of May 14, 2008 by and among Prospect Medical Holdings, Inc., Prospect Medical Group, Inc., and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q filed on August 12, 2008).

10.56

Second Amendment to Amended and Restated Second Lien Forbearance Agreement dated as of May 14, 2008 by and among Prospect Medical Holdings, Inc., Prospect Medical Group, Inc., and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q filed on August 12, 2008).

10.57

Second Amendment to First Lien Credit Agreement, Waiver and Consent dated as of May 15, 2008 by and among Prospect Medical Holdings, Inc., Prospect Medical Group, Inc., Bank of America, N.A., as Administrative Agent, and the lenders party thereto (incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q filed on August 12, 2008).

10.58

Second Amendment to Second Lien Credit Agreement, Waiver and Consent dated as of May 15, 2008 by and among Prospect Medical Holdings, Inc., Prospect Medical Group, Inc., Bank of America, N.A., as Administrative Agent, and the lenders party thereto (incorporated by reference to Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q filed on August 12, 2008).

10.59

Severance and Release Agreement dated as of June 4, 2008 between Prospect Medical Holdings, Inc. and Michael Terner (incorporated by reference to Exhibit 10.10 to the Registrant’s Quarterly Report on Form 10-Q filed on August 12, 2008).

10.60

Third Amendment to First Lien Credit Agreement and First Amendment to Second Amendment to First Lien Credit Agreement, Waiver and Consent dated as of June 30, 2008 by and among Prospect Medical Holdings, Inc., Prospect Medical Group, Inc., and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.11 to the Registrant’s Quarterly Report on Form 10-Q filed on August 12, 2008).

10.61

Third Amendment to Second Lien Credit Agreement and First Amendment to Second Amendment to Second Lien Credit Agreement, Waiver and Consent dated as of June 30, 2008 by and among Prospect Medical Holdings, Inc., Prospect Medical Group, Inc., and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.12 to the Registrant’s Quarterly Report on Form 10-Q filed on August 12, 2008).

10.62

Fourth Amended and Restated Assignable Option Agreement, dated as of August 8, 2008, by and among Prospect Medical Systems, Inc., Prospect Medical Group, Inc. and Osmundo R. Saguil, M.D. (incorporated by reference to Exhibit 10.71 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.63

Fifth Amended and Restated Assignable Option Agreement, dated as of November 26, 2008, by and among Prospect Medical Systems, Inc., Prospect Medical Group, Inc. and Arthur Lipper, M.D. (incorporated by reference to Exhibit 10.72 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.64

Amendment to Fifth Amended and Restated Assignable Option Agreement, dated July 29, 2009, among Prospect Medical Systems, Inc., Prospect Medical Group, Inc. and Arthur Lipper, M.D. (incorporated by reference to Exhibit 10.11 to the Registrant’s Quarterly Report on Form 10-Q filed on August 19, 2009).

10.65

Second Amended and Restated Option Agreement, dated as of August 8, 2008, by and between Prospect Medical Group, Inc. and Osmundo R. Saguil, M.D. (incorporated by reference to Exhibit 10.73 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.66

Third Amended and Restated Option Agreement, dated as of November 26, 2008, by and between Prospect Medical Group, Inc. and Arthur Lipper, M.D. (incorporated by reference to Exhibit 10.74 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.67

Amendment to Third Amended and Restated Option Agreement, dated July 29, 2009, between Prospect Medical Group, Inc. and Arthur Lipper, M.D. (incorporated by reference to Exhibit 10.12 to the Registrant’s Quarterly Report on Form 10-Q filed on August 19, 2009).

10.68

Stock Purchase Agreement, dated as of August 8, 2008, by and among Prospect Medical Systems, Inc., Jacob Y. Terner, M.D., and Osmundo R. Saguil, M.D. (re. Group shares) (incorporated by reference to Exhibit 10.75 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.69

Stock Purchase Agreement, dated as of November 26, 2008, by and among Prospect Medical Systems, Inc., Osmundo R. Saguil, M.D., and Arthur Lipper, M.D. (re. Group shares) (incorporated by reference to Exhibit 10.76 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.70

Stock Purchase Agreement, dated as of August 8, 2008, by and among Prospect Medical Systems, Inc., Jacob Y. Terner, M.D., and Osmundo R. Saguil, M.D. (re. Nuestra shares) (incorporated by reference to Exhibit 10.77 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.71

Stock Purchase Agreement, dated as of November 26, 2008, by and among Prospect Medical Systems, Inc., Osmundo R. Saguil, M.D., and Arthur Lipper, M.D. (re. Nuestra shares) (incorporated by reference to Exhibit 10.78 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.72

Amended and Restated First Lien Pledge Agreement, dated as of August 8, 2008, by Osmundo R. Saguil, M.D. in favor of Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.79 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.73

Second Amended and Restated First Lien Pledge Agreement, dated as of November 26, 2008, by Arthur Lipper, M.D. in favor of Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.80 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.74

Amended and Restated Second Lien Pledge Agreement, dated as of August 8, 2008, by Osmundo R. Saguil, M.D. in favor of Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.81 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.75

Second Amended and Restated Second Lien Pledge Agreement, dated as of November 26, 2008, by Arthur Lipper, M.D. in favor of Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.82 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.76

Form of Indemnification Agreement between Prospect Medical Holdings, Inc. and each of its executive officers and directors (incorporated by reference to Exhibit 10.83 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.77

Indemnification Agreement, dated November 26, 2008, by and between Prospect Medical Holdings, Inc. and Arthur Lipper, M.D. (incorporated by reference to Exhibit 10.84 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.78	Prospect Medical Holdings, Inc. 2008 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.85 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.79

Form of Incentive Stock Option Agreement for grant of incentive stock options to participants under our 2008 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.86 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.80

Form of Non-Qualified Stock Option Agreement for grant of non-qualified stock options to participants under our 2008 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.87 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.81

Non-Qualified Stock Option Agreement between Prospect Medical Holdings, Inc. and Samuel S. Lee, effective as of August 20, 2008 (incorporated by reference to Exhibit 10.88 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.82

Restricted Stock Award Agreement for award of restricted stock under our Omnibus Equity Incentive Plan to Mike Heather, dated as of August 15, 2008 (incorporated by reference to Exhibit 10.89 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.83

Form of Restricted Stock Award Agreement for award of restricted stock under our Omnibus Equity Incentive Plan to each of our outside directors, dated as of September 10, 2008 (incorporated by reference to Exhibit 10.90 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2008).

10.84

Credit Agreement, dated July 29, 2009, among the Company, Royal Bank of Canada (as administrative agent), Jefferies Finance LLC (as syndication agent) and the lenders party thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 29, 2009).

10.85

Continuing Guaranty, dated July 29, 2009, in favor of Royal Bank of Canada (as administrative agent), by: Alta Hospitals System, LLC; Alta Hollywood Hospitals, Inc.; Alta Los Angeles Hospitals, Inc.; Genesis Healthcare of Southern California, Inc., a Medical Group; Pomona Valley Medical Group, Inc.; ProMed Health Care Administrators; ProMed Health Services Company; Prospect Hospital Advisory Services, Inc.; Prospect Health Source Medical Group, Inc.; Prospect Medical Group, Inc.; Prospect Medical Systems, Inc.; Prospect NWOC Medical Group, Inc.; Prospect Professional Care Medical Group, Inc.; Starcare Medical Group, Inc.; and Upland Medical Group, a Professional Medical Corporation (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on August 19, 2009).

10.86

Intercreditor Agreement, dated July 29, 2009, among Prospect Medical Holdings, Inc. and certain of it subsidiaries from time to time parties thereto, Royal Bank of Canada (as first lien collateral agent), U.S. Bank National Association (as second lien collateral agent) and Royal Bank of Canada (as control agent) (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed on August 19, 2009).

10.87

Credit Agreement, dated April 14, 2009, between Brotman Medical Center, Inc. (as borrower) and Gemino Healthcare Finance, LLC (as lender) (incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q filed on August 19, 2009).

10.88

Loan Agreement, dated July 9, 2008, between Brotman Medical Center, Inc. (as borrower) and JHA West 16, LLC (as lender) (incorporated by reference to Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q filed on August 19, 2009).

10.90

Amendment No. 1 to Loan Agreement, dated April 14, 2009, between Brotman Medical Center, Inc. (as borrower) and JHA West 16, LLC (as lender) (incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q filed on August 19, 2009).

10.91

Loan Agreement, dated July 9, 2008, between Brotman Medical Center, Inc. (as borrower) and JHA East 7, LLC (as lender) (incorporated by reference to Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q filed on August 19, 2009).

10.92

Amendment No. 1 to Loan Agreement, dated April 14, 2009, between Brotman Medical Center, Inc. (as borrower) and JHA East 7, LLC (as lender) (incorporated by reference to Exhibit 10.10 to the Registrant’s Quarterly Report on Form 10-Q filed on August 19, 2009).

21.1	List of Subsidiaries of Prospect Medical Holdings, Inc.*

23.1	Consents of BDO Seidman, LLP.*

23.2	Consent of Ernst & Young LLP.*

23.3	Consent of TroyGould PC (included as part of its opinion filed as Exhibit 5.1).*

24.1	Powers of Attorney for Officers and Directors of Prospect Medical Holdings, Inc. and each of the Subsidiary Guarantors (included on signature pages of this Registration Statement).*

25.1

Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee with respect to the Indenture governing the 12 3/4% Senior Secured Notes due 2014.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.3	Form of Letter to Clients.*

99.4	Form of Notice of Guaranteed Delivery.*

*Filed herewith.